UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 2)

☒	Filed by the Registrant ☐ Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ENTERCOM COMMUNICATIONS CORP.

(Name of Registrant as Specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A common stock, par value $0.01 per share
(2)

Aggregate number of securities to which transaction applies:

101,497,494 (represents an estimate of the maximum number of shares of Entercom Communications Corp. Class A common stock, par value $0.01 per share, estimated to be issuable upon completion of the transactions contemplated by the Agreement and Plan of Merger by and among CBS Corporation, CBS Radio Inc., Entercom Communications Corp. and Constitution Merger Sub Corp. dated as of February 2, 2017, as described in this proxy statement).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$13.50 (calculated pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933 based on the average of the high and low prices of shares of Class A common stock of Entercom Communications Corp. as reported on the New York Stock Exchange on April 10, 2017).

	(4)	Proposed maximum aggregate value of transaction: $1,369,001,169.00
	(5)	Total fee paid: $158,667.24

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $158,667.24
	(2)	Form, Schedule or Registration Statement No.: Registration Statement on Form S-4 of Entercom Communications Corp. filed on April 12, 2017 (Registration No. 333-217273)
	(3)	Filing Party: Entercom Communications Corp.
	(4)	Date Filed: April 12, 2017

EXPLANATORY NOTE

This proxy statement relates to a special meeting (the “Special Meeting”) of shareholders of Entercom Communications Corp. (“Entercom”), a Pennsylvania corporation, to (i) approve the issuance of shares (the “Share Issuance”) of Entercom Class A common stock, par value $0.01 per share (the “Entercom Class A Common Stock”) in connection with the merger (the “Merger”) of Constitution Merger Sub Corp. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Entercom, with and into CBS Radio Inc. (“CBS Radio”), a Delaware corporation and wholly owned subsidiary of CBS Corporation, a Delaware corporation (“CBS”), whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and a wholly owned subsidiary of Entercom; (ii) approve an amendment and restatement of Entercom’s Amended and Restated Articles of Incorporation (the “Existing Entercom Articles”), which will provide that (a) the Entercom board of directors will be classified (the “Classified Board Amendment”) in connection with the Merger and (b) to permit the Entercom board of directors to require certain information from shareholders and take certain actions in order to continue to comply with federal communications laws (the “FCC Amendment”); (iii) approve, on a non-binding, advisory basis, certain compensation arrangements for Entercom’s named executive officers in connection with the Merger; (iv) adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance or the Classified Board Amendment (the “Adjournment Proposal”); and (v) transact such other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

Prior to the Merger, CBS and its subsidiaries will complete an internal reorganization such that the radio business and operations of CBS will all be held under CBS Radio as a direct wholly owned subsidiary of CBS. Prior to the Merger, CBS will offer (the “exchange offer”) the holders of its Class B common stock, par value $0.001 per share (the “CBS Class B Common Stock”), the option to exchange their shares of CBS Class B Common Stock for shares of CBS Radio common stock, par value $0.01 per share (the “Radio Common Stock”), in an exchange offer (the “split-off”). In the exchange offer, CBS is offering 101,407,494 shares of Radio Common Stock, which are all of the shares of Radio Common Stock it will hold on the date of consummation of the exchange offer. If the exchange offer is undertaken and consummated but the exchange offer is not fully subscribed because less than all shares of Radio Common Stock owned by CBS are exchanged, or if the exchange offer is consummated but not all of the shares of Radio Common Stock owned by CBS are exchanged due to the upper limit being in effect, the remaining shares of Radio Common Stock owned by CBS will be distributed in a spin-off on a pro rata basis to holders of CBS Class B Common Stock and CBS Class A common stock, par value $0.001 per share (the “CBS Class A Common Stock” and, together with the CBS Class B Common Stock, the “CBS Common Stock”), whose shares of CBS Common Stock remain outstanding after consummation of the exchange offer (the “Spin-Off” and, together with the exchange offer, the “Final Distribution”), based on the relative economic interest of each such holder in the number of total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the exchange offer. In the Merger, shares of Radio Common Stock will be automatically converted into shares of Entercom Class A Common Stock.

Entercom has filed a registration statement on Form S-4 (Reg. No. 333-217273) to register the shares of Entercom Class A Common Stock that will be issued in the Merger. CBS Radio has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-217279) to register the shares of Radio Common Stock to be distributed in connection with the split-off and, if necessary, the Spin-Off.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED JULY 12, 2017

[            ], 2017

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of Entercom Communications Corp. (“Entercom”) at [            ], local time, on [            ], 2017, which will be held at [            ]. A notice of the Special Meeting and the proxy statement follow.

At the Special Meeting, you will be asked to (i) approve the issuance of shares (the “Share Issuance”) of Entercom Class A common stock, par value $0.01 per share (the “Entercom Class A Common Stock”) in connection with the Merger and (ii) approve an amendment and restatement of Entercom’s Amended and Restated Articles of Incorporation (the “Existing Entercom Articles”), which will (a) provide that the Entercom board of directors will be classified (the “Classified Board Amendment”) in connection with the merger (the “Merger”) of Constitution Merger Sub Corp. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Entercom, with and into CBS Radio Inc. (“CBS Radio”), a Delaware corporation and wholly owned subsidiary of CBS Corporation (“CBS”), whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and a wholly owned subsidiary of Entercom, and (b) permit the Entercom board of directors to (A) require certain information from shareholders and (B) take certain actions in order to continue to comply with federal communications laws (the “FCC Amendment”).

You will also be asked to approve (i) on a non-binding, advisory basis, certain compensation arrangements for Entercom’s named executive officers in connection with the Merger (the “Executive Compensation Proposal”) and (ii) adjournments or postponements of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance or the Classified Board Amendment (the “Adjournment Proposal”).

If either the proposal to approve the Share Issuance or the Classified Board Amendment is not approved, the Merger cannot be completed. The consummation of the Merger is not conditioned upon the approval of the FCC Amendment, the Executive Compensation Proposal or the Adjournment Proposal.

As more fully described in the accompanying proxy statement, prior to the Merger, CBS and its subsidiaries will complete an internal reorganization such that the radio business and operations of CBS will all be held under CBS Radio as a direct wholly owned subsidiary of CBS. Prior to the Merger, CBS will offer (the “exchange offer”) the holders of its Class B common stock, par value $0.001 per share (the “CBS Class B Common Stock”), the option to exchange their shares of CBS Class B Common Stock for shares of CBS Radio common stock, par value $0.01 per share (the “Radio Common Stock”), in an exchange offer (the “split-off”). If the exchange offer is undertaken and consummated but the exchange offer is not fully subscribed because less than all shares of Radio Common Stock owned by CBS are exchanged, or if the exchange offer is consummated but not all of the shares of Radio Common Stock owned by CBS are exchanged due to the upper limit being in effect, the remaining shares of Radio Common Stock owned by CBS will be distributed in a spin-off on a pro rata basis to holders of CBS Class B Common Stock and CBS Class A common stock, par value $0.001 per share (the “CBS Class A Common Stock” and, together with the CBS Class B Common Stock, the “CBS Common Stock”), whose shares of CBS Common Stock remain outstanding after consummation of the exchange offer (the “Spin-Off” and, together with the exchange offer, the “Final Distribution”), based on the relative economic interest of each such holder in the number of total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the exchange offer. In the Merger, shares of Radio Common Stock will be immediately converted into shares of Entercom Class A Common Stock.

Entercom’s board of directors has unanimously approved the Merger, the Merger Agreement, the Separation Agreement and the Ancillary Agreements (each as defined in the proxy statement), and has determined that the Merger, the Share Issuance, the Classified Board Amendment, the FCC Amendment, the Executive Compensation Proposal and the Adjournment Proposal are advisable and in the best interests of Entercom and its shareholders.

As a result, Entercom’s board of directors unanimously recommends that Entercom’s shareholders vote “FOR” the proposal to approve the Share Issuance, “FOR” the Classified Board Amendment, “FOR” the FCC Amendment, “FOR” the Executive Compensation Proposal, and “FOR” the Adjournment Proposal.

If you were a shareholder of record of Entercom Class A Common Stock or our Class B common stock, par value $0.01 per share (the “Entercom Class B Common Stock” and, together with the Entercom Class A Common Stock, the “Entercom Common Stock”), at the close of business on [            ], 2017, you may vote at the Special Meeting.

Your vote is important. Please vote by completing, signing and dating the enclosed proxy card for the Special Meeting and mailing the proxy card to us, whether or not you plan to attend the Special Meeting. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals presented at the Special Meeting. In addition, you may vote by proxy by calling the toll-free telephone number or by using the Internet as described in the instructions included with the enclosed proxy card. If you do not return your card, vote by telephone or by using the Internet, or if you do not specifically instruct your bank, broker or other nominee how to vote any shares held for you in “street name,” your shares will not be voted at the Special Meeting.

This document is a proxy statement of Entercom for its use in soliciting proxies for the Special Meeting. This document answers questions about the proposed Merger, the related transactions and the Special Meeting, and includes a summary description of the Merger and the related transactions. We urge you to review this entire document carefully. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 28.

We thank you for your consideration and continued support.

Sincerely,

Andrew P. Sutor, IV

Senior Vice President, General Counsel & Secretary

This document is dated [            ], 2017 and is first being mailed to Entercom shareholders on or about [            ], 2017.

ENTERCOM COMMUNICATIONS CORP.

401 E. City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To our Shareholders:

NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders of Entercom will be held at [            ] on [            ], 2017 at [            ], local time, for the following purposes:

1.	To approve the Share Issuance of Entercom Class A Common Stock in the Merger;

2.	To approve the Classified Board Amendment to the Existing Entercom Articles to classify the Entercom board of directors following the Merger;

3.	To approve the FCC Amendment to the Existing Entercom Articles to permit the board of directors to (i) require certain information from shareholders and (ii) take certain actions in order to continue to comply with federal communications laws;

4.	To approve, on a non-binding, advisory basis, the Executive Compensation Proposal relating to certain compensation arrangements for Entercom’s named executive officers in connection with the Merger;

5.	To approve the Adjournment Proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance or the Classified Board Amendment; and

6.	To transact such other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

Entercom’s board of directors has unanimously approved the Merger, the Merger Agreement, the Separation Agreement and the Ancillary Agreements (each as defined in the proxy statement), and has determined that the Merger, the Share Issuance, the Classified Board Amendment and the FCC Amendment are advisable and in the best interests of Entercom and its shareholders. As a result, Entercom’s board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve the Share Issuance, “FOR” the Classified Board Amendment, “FOR” the FCC Amendment, “FOR” the Executive Compensation Proposal, and “FOR” the Adjournment Proposal.

If you were a shareholder of record of Entercom Class A Common Stock or Entercom Class B Common Stock at the close of business on [            ], 2017, you may vote at the Special Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors,

Andrew P. Sutor, IV

Secretary

Bala Cynwyd, Pennsylvania

[            ], 2017

i

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about Entercom from documents filed with the U.S. Securities and Exchange Commission (“SEC”) that have not been included in or delivered with this document. This information is available at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation By Reference.” In addition, copies of these materials (when they become available) may be obtained free of charge from Entercom by accessing Entercom’s website at www.entercom.com. The other information provided on or accessible through Entercom’s website is not a part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to such websites provided in this proxy statement.

The information included in this document regarding CBS’s exchange offer is being provided for informational purposes only and does not purport to be complete. For additional information on CBS’s exchange offer and the terms and conditions thereof, shareholders are urged to read CBS Radio’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-217279) registering the shares of Radio Common Stock to be distributed in connection with the split-off and, if necessary, the Spin-Off. In addition, Entercom has filed a registration statement on Form S-4 (Reg. No. 333-217273) to register the shares of Entercom Class A Common Stock that will be issued in the Merger.

All information contained or incorporated by reference in this document with respect to Entercom and Merger Sub, and their respective subsidiaries, has been provided by Entercom. All other information contained or incorporated by reference in this document with respect to CBS, CBS Radio or their respective subsidiaries, and with respect to the terms and conditions of the exchange offer, has been provided by CBS.

This proxy statement is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Entercom Common Stock, CBS Common Stock or Radio Common Stock in any jurisdiction in which the offer, sale or exchange is not permitted.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some of the questions that Entercom shareholders may have about the Merger and the Special Meeting, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. Entercom urges its shareholders to read this document in its entirety prior to making any decision.

Unless the context otherwise requires, references to CBS include its subsidiaries other than CBS Radio, and references to CBS Radio refer to CBS Radio, its subsidiaries and the radio business and operations of CBS, as such business was conducted as of February 2, 2017, that will be separated from CBS, as described in greater detail in the Master Separation Agreement, dated as of February 2, 2017, by and between CBS and CBS Radio (the “Separation Agreement”).

Q:	Why am I receiving this document?

A:	Entercom, CBS, CBS Radio and Merger Sub have entered into an Agreement and Plan of Merger, dated as of February 2, 2017 and amended as of July 10, 2017 (as amended, the “Merger Agreement”), pursuant to which CBS Radio will combine with Entercom. Entercom is holding the Special Meeting of its shareholders in order to obtain shareholder approval of (i) the issuance of shares of Entercom Class A Common Stock in the Merger and (ii) the Classified Board Amendment. Entercom cannot complete the Merger unless each of the Share Issuance and the Classified Board Amendment is approved by the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

This document includes important information about the Merger and the Special Meeting of the shareholders of Entercom. Entercom shareholders should read this information carefully and in its entirety. A copy of the Merger Agreement is attached as Annex A to this document. The enclosed voting materials allow Entercom shareholders to vote their shares without attending the Special Meeting.

The vote of Entercom shareholders is important and Entercom encourages its shareholders to vote their proxy as soon as possible. Please follow the instructions set forth on the enclosed proxy card (or on the voting instruction form provided by the record holder if your shares are held in the name of a bank, broker or other nominee).

Q:	What is Entercom proposing?

A:	Entercom is proposing to combine CBS Radio with Entercom through a series of transactions (the “Transactions”) as contemplated by the Merger Agreement and the Separation Agreement as described in more detail below and elsewhere in this document.

Q:	What are the key steps of the Transactions?

A:	Below is a summary of the key steps of the Transactions. A step-by-step description of material events relating to the Transactions is set forth under “The Transactions.”

•

CBS, certain of its subsidiaries and CBS Radio will complete the following distributions and stock split (which are together referred to in this document as the “Radio Reorganization”). At the time of the signing of the Merger Agreement on February 2, 2017, CBS Radio had two classes of common stock, the Radio Series 1 Common Stock, par value $0.01 per share (the “Radio Series 1 Common Stock”) and the Radio Series 2 Common Stock, par value $0.01 per share (the “Radio Series 2 Common Stock”

and, together with the Radio Series 1 Common Stock, the “Radio Existing Common Stock”). As of February 2, 2017, CBS directly owned 100% of the equity of Westinghouse CBS Holding Company, Inc., a Delaware corporation (“Westinghouse”), Westinghouse directly owned 100% of the equity of CBS Broadcasting Inc., a New York corporation (“CBS Broadcasting”) and CBS Broadcasting directly owned 100% of the Radio Existing Common Stock. Prior to the consummation of the Final Distribution, CBS Broadcasting will distribute all of the outstanding equity of CBS Radio to Westinghouse, and Westinghouse will then distribute all of the outstanding equity of CBS Radio to CBS. These distributions are referred to in this document as the “Internal Distributions.”

•	Following completion of the Internal Distributions, CBS and CBS Radio will (a) take all necessary actions to ensure that the Radio Series 1 Common Stock and the Radio Series 2 Common Stock are combined into a single class of common stock, par value $0.01 per share (the “Radio New Common Stock”), (b) authorize the issuance of at least 101,407,494 shares of Radio New Common Stock and (c) effect a stock split of the outstanding shares of Radio New Common Stock, as a result of which, as of immediately prior to the effective time of the Final Distribution, 101,407,494 shares of Radio New Common Stock will be issued and outstanding, all of which will be owned directly by CBS (collectively, (a) through (c), the “Stock Split”).

•	CBS will offer to holders of CBS Class B Common Stock the right to exchange all or a portion of their shares of CBS Class B Common Stock for shares of Radio Common Stock in the exchange offer. If the exchange offer is consummated but is not fully subscribed, CBS will distribute the remaining outstanding shares of Radio Common Stock held by CBS on a pro rata basis in the Spin-Off. Such remaining outstanding shares of Radio Common Stock will be distributed by CBS to holders of CBS Common Stock whose shares remain outstanding after consummation of the exchange offer, based on the relative economic interest of each such holder in the number of total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the exchange offer. Such Spin-Off, if necessary, will not have a different impact on holders of different classes of CBS Common Stock, as holders of each outstanding share of CBS Class B Common Stock not validly tendered (or validly tendered and validly withdrawn) in the exchange offer and each outstanding share of CBS Class A Common Stock will receive an equal number of shares of Radio Common Stock in any Spin-Off. Any holder of CBS Common Stock who validly tenders (and does not properly withdraw) shares of CBS Class B Common Stock for shares of Radio Common Stock in the exchange offer will waive their rights with respect to such validly tendered shares of CBS Class B Common Stock (but not with respect to any other shares that are not validly tendered or validly tendered and validly withdrawn in the exchange offer) to receive, and forfeit any rights to, shares of Radio Common Stock distributed in the Spin-Off. The Spin-Off will only occur if the exchange offer is consummated but not fully subscribed (or if the exchange offer is consummated but not all of the shares of Radio Common Stock held by CBS are exchanged due to the upper limit being in effect), meaning that not all the outstanding shares of Radio Common Stock held by CBS will be distributed in the exchange offer. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Radio Common Stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Entercom Class A Common Stock into which the remaining shares of Radio Common Stock will be converted in the Merger will be transferred to holders of CBS Common Stock (after giving effect to the consummation of the Final Distribution) as promptly as practicable thereafter.

•	Immediately after the Final Distribution, and on the closing date of the Merger, Merger Sub will merge with and into CBS Radio, whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and as a wholly owned subsidiary of Entercom. In the Merger, each outstanding share of Radio Common Stock will be automatically converted into the right to receive an equal number of shares of Entercom Class A Common Stock, as described in the section entitled “The Merger Agreement—Merger Consideration.”

•	Following the Merger, Entercom will contribute all of the issued and outstanding equity interests of Entercom Radio, LLC to CBS Radio, such that Entercom Radio, LLC will become a wholly owned subsidiary of CBS Radio (the “Contribution”). Entercom Radio, LLC is a subsidiary of Entercom and owns and operates the radio stations of Entercom. Entercom Radio, LLC will then repay or cause to be repaid all outstanding amounts under its credit agreement, dated as of November 1, 2016 (as amended, supplemented or modified prior to the closing of the Merger) (the “Entercom Credit Agreement”), terminate all commitments under the Entercom Credit Agreement and obtain a release of all security interests for the Entercom Credit Agreement. In connection with such Contribution and the Radio Financing, Entercom Radio, LLC will become a guarantor under a credit agreement, dated as of October 17, 2016 among CBS Radio, the guarantors named therein, the lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent (as amended by Amendment No. 1, dated March 3, 2017, the “Radio Credit Agreement”), and an indenture dated as of October 17, 2016 among CBS Radio, the guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee (the “Radio Notes Indenture”), and will pledge certain of its assets to secure amounts outstanding under the Radio Credit Agreement.

•	In connection with the entry into the Merger Agreement, CBS Radio entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. (collectively, the “Initial Commitment Parties”) and a joinder thereto with Credit Suisse AG, Cayman Islands Branch, Bank of America, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A. Citibank Global Markets, Inc., Deutsche Bank AG New York Branch, BNP Paribas, Sumitomo Mitsui Banking Corporation, U.S. Bank National Association, The Toronto-Dominion Bank, New York Branch and Societe Generale and the other lenders from time to time party thereto (collectively, together with the Initial Commitment Parties, the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide, subject to customary closing conditions, up to $500 million of senior secured term loans as an additional tranche under the Radio Credit Agreement (the “Radio Financing”), the proceeds of which may be used to refinance certain existing indebtedness of Entercom (as described above), to redeem Entercom’s preferred stock, and to pay fees and expenses in connection with the Transactions. CBS Radio expects to consummate and obtain the Radio Financing substantially simultaneously with the closing of the Merger and the Contribution and to apply the proceeds thereof as described in the preceding sentence in order to, among other things, simplify Entercom’s capital structure.

Q:	What are the material U.S. federal income tax consequences to Entercom and Entercom’s shareholders resulting from the Final Distribution and the Merger?

A:	Entercom will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Final Distribution or the Merger. Because holders of Entercom Class A Common Stock, the Class B common stock, par value $0.01 per share, of Entercom (the “Entercom Class B Common Stock”), and the Class C common stock, par value $0.01 per share (the “Entercom Class C Common Stock”), of Entercom (collectively, the “Entercom Common Stock”) will not participate in the Final Distribution or the Merger, holders of Entercom Common Stock will not recognize gain or loss upon either the Final Distribution (including the exchange offer) or the Merger as a result of holding Entercom Common Stock.

Q:	What will Entercom shareholders receive in the Merger?

A:	Entercom shareholders will not directly receive any consideration in the Merger. All shares of Entercom Common Stock issued and outstanding immediately before the Merger will remain issued and outstanding after consummation of the Merger. Immediately after the Merger, holders of Entercom Common Stock will continue to own shares in Entercom, which will include CBS Radio.

Following completion of the Transactions, CBS Radio will be a wholly owned subsidiary of Entercom and will continue to hold CBS’s radio business. Immediately after consummation of the Merger, approximately

72% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of CBS Common Stock and approximately 28% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of Entercom Common Stock, in each case on a fully diluted basis in the aggregate.

Q:	What are the principal adverse consequences of the Transactions to Entercom shareholders?

A:	Following the consummation of the Transactions, Entercom shareholders will participate in a company that holds CBS Radio, but their percentage interest in this company will be diluted. Immediately after the consummation of the Merger, pre-merger Entercom shareholders are expected to own approximately 28% of Entercom. Entercom also expects to incur significant one-time costs in connection with the Transactions, estimated at approximately $[ ] million. The incurrence of these costs may have an adverse impact on Entercom’s liquidity or operating results in the periods in which they are incurred. Finally, Entercom’s management will be required to devote a significant amount of time and attention to the process of integrating the operations of Entercom and CBS Radio. If Entercom management is not able to effectively manage the process, Entercom’s business could suffer and its stock price may decline. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.

Q:	How will the Transactions impact the future liquidity and capital resources of Entercom?

A:	Following completion of the Merger, Entercom will not maintain both the Entercom Credit Agreement and the Radio Credit Agreement. In connection with entry into the Merger Agreement, CBS Radio entered into the Commitment Letter with the Commitment Parties, pursuant to which such Commitment Parties committed to provide, subject to customary closing conditions, up to $500 million of senior secured term loans as an additional tranche under the Radio Credit Agreement. CBS Radio expects to consummate and obtain the Radio Financing substantially simultaneously with the closing of the Merger and the Contribution and to apply the proceeds thereof as described below in order to, among other things, simplify Entercom’s capital structure.

Upon or following consummation of the Merger, Entercom will use the proceeds of the Radio Financing to pay fees and expenses in connection with the Transactions, redeem Entercom preferred stock, repay or cause to be repaid all outstanding amounts under the Entercom Credit Agreement, terminate all commitments under the Entercom Credit Agreement and obtain a release of all security interests for the Entercom Credit Agreement. In connection with the Contribution and the Radio Financing, Entercom Radio, LLC will become a guarantor under the Radio Credit Agreement and the Radio Notes Indenture, and will pledge certain of its assets to secure amounts outstanding under the Radio Credit Agreement.

Entercom anticipates that, following the consummation of the Merger, its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will be cash from operations and borrowings under the Radio Credit Agreement. Entercom expects that these sources of liquidity will be sufficient to make required payments of interest on its outstanding debt and to fund working capital and capital expenditure requirements, including costs relating to the Transactions. See “Information on Entercom—Entercom’s Liquidity and Capital Resources After the Consummation of the Transactions” for a further discussion on Entercom’s future liquidity and capital resources.

Q:	How do the Transactions impact Entercom’s dividend policy?

A:

On each of May 25, 2016, August 15, 2016, November 7, 2016, February 8, 2017 and May 10, 2017, Entercom’s board of directors declared a cash dividend of $0.075 per share. The dividends were paid on June 15, 2016, September 15, 2016, December 15, 2016, March 15, 2017 and June 15, 2017, respectively. Pursuant to the Merger Agreement, Entercom has agreed not to declare or pay any dividends or make other distributions in respect of any shares of its capital stock (whether in cash, securities or property), except for the declaration and payment of (a) regular quarterly cash dividends (i) not in excess of $0.125 per share of Entercom Common Stock and (ii) pursuant to the terms of the preferred stock of Entercom, par value $0.01 per share, and (b) cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock of the applicable corporation are owned directly or indirectly by Entercom. There are certain exceptions to the restrictions on payment of dividends. Entercom will be permitted to declare and pay a special cash dividend in an amount not to exceed $0.20 per share of Entercom Common Stock. Entercom has the sole discretion to declare or pay such dividend, but only on a date prior to the later of (x) September 1, 2017 and (y) the date which is the eleventh day following Entercom’s receipt of notice from CBS of its intent to commence the exchange offer if such notice is received on or prior to August 20, 2017.

Q:	What will CBS shareholders receive in the Transactions?

A:	In the exchange offer, CBS will offer to its stockholders the right to exchange all or a portion of their shares of CBS Class B Common Stock for shares of Radio Common Stock. If the exchange offer is consummated but is not fully subscribed, CBS will distribute the remaining outstanding shares of Radio Common Stock held by CBS on a pro rata basis to holders of CBS Common Stock whose shares remain outstanding after consummation of the exchange offer. Any holder of CBS Class B Common Stock who validly tenders (and does not properly withdraw) shares of CBS Class B Common Stock for shares of Radio Common Stock in the exchange offer will waive their rights with respect to such validly tendered shares to receive, and forfeit any rights to, shares of Radio Common Stock distributed on a pro rata basis to holders of CBS Common Stock in the event the exchange offer is not fully subscribed. In the Merger, each share of Radio Common Stock will be converted into the right to receive an equal number of shares of Entercom Class A Common Stock as set forth in the Merger Agreement and as described in the section entitled “The Merger Agreement—Merger Consideration.”

Q:	Are there any conditions to the consummation of the Transactions?

A:	Yes. Consummation of the Transactions is subject to a number of conditions, including the consent of the Federal Communications Commission (“FCC”) and the expiration or termination of any applicable waiting period (and any extension of any applicable waiting period) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

The consummation of the Radio Reorganization is subject to a number of conditions, including:

•	the fulfillment or waiver of the conditions set forth to effect the Merger Agreement (except for the condition that the Radio Reorganization has been consummated and the conditions that by their nature are to be satisfied at the closing of the Merger (the “Closing”) – see “The Merger Agreement—Conditions to the Merger”);

•	the receipt by CBS of an opinion from Wachtell, Lipton, Rosen & Katz, counsel to CBS, that each of the Internal Distributions and the Final Distribution will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the “Distribution Tax Opinion”) (and, if CBS waives the condition that it receive the Distribution Tax Opinion, then CBS may be required to pay the Tax Opinion Waiver Penalty); and

•	the receipt of all necessary permits and authorizations under state or federal securities laws.

The consummation of the Final Distribution (including the exchange offer, and, if any, the Spin-Off) is subject to a number of conditions, including:

•	the consummation of the Radio Reorganization;

•	the receipt by CBS of the Distribution Tax Opinion (and, if CBS waives the condition that it receive the Distribution Tax Opinion, then CBS may be required to pay the Tax Opinion Waiver Penalty);

•	the receipt of all necessary permits and authorizations under state or federal securities laws;

•	the preparation and delivery to the holders of record of CBS Common Stock of all information required to be provided by law concerning CBS Radio, its business, operations and management, the Final Distribution and other matters; and

•	the fulfillment or waiver of the conditions set forth to effect the Merger Agreement (except for the condition that the Final Distribution has been consummated and the conditions that by their nature are to be satisfied at the Closing).

The consummation of the Merger is subject to a number of conditions, including:

•	consummation of the Radio Reorganization and the Final Distribution in accordance with the Separation Agreement and the Distribution Tax Opinion;

•	the consent of the FCC for the Transactions and the expiration or termination of any applicable waiting period (and any extension of any applicable waiting period) under the HSR Act, each without the imposition of any Burdensome Restriction (as defined below);

•	effectiveness of the registration statements required for the Transactions;

•	the obtaining by the parties of all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) relating to the issuance and trading of shares of Entercom Class A Common Stock;

•	the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting, to approve the issuance of the Entercom Class A Common Stock;

•	the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting, to approve the Classified Board Amendment in order to provide that the Entercom board of directors will be classified after the Merger;

•	the absence of any law or order prohibiting any of the Transactions; and

•	other customary conditions.

In addition to these closing conditions, a condition for Entercom to close the Merger is CBS Radio’s receipt of the Radio Financing. The exchange offer is not subject to any condition that a minimum number of shares must be tendered in the exchange offer. This document describes these conditions in more detail under “The Merger Agreement—Conditions to the Merger.”

A “Burdensome Restriction” is defined as the imposition of a requirement that (i) Entercom or any of its subsidiaries, including for the purposes of this analysis CBS Radio and any of its subsidiaries, agree to restrictions or limitations on, or divest any of, their assets, business or properties that in the aggregate contributed more than $40 million in EBITDA in calendar year 2016, or (ii) CBS or any of its subsidiaries, excluding for the purposes of this analysis CBS Radio and any of its subsidiaries, agree to restrictions or limitations on or divest any of their assets, properties or businesses (other than reasonable and customary transitional arrangements to facilitate divestitures that Entercom is required to make).

Q:	When will the Transactions be completed?

A:	Entercom, CBS and CBS Radio expect to complete the Transactions in the second half of 2017. However, it is possible that the Transactions could be completed at a later time or not at all. For a discussion of the conditions to the Transactions, see “The Merger Agreement—Conditions to the Merger.”

Q:	Are there risks associated with the Transactions?

A:	Yes. The material risks associated with the Transactions are discussed in the section entitled “Risk Factors.” Those risks include the risk that sales of Entercom Class A Common Stock may negatively affect that security’s market price, the risk that the historical financial information of CBS Radio may not be a reliable indicator of its future results, the risk that Entercom may be unable to provide the same types and level of digital services and resources to CBS Radio that historically have been provided by CBS, the risk that Entercom’s business may be adversely affected by the Transactions and the risk that the Merger Agreement may be terminated and the exchange offer may not be consummated.

Q:	Will there be any change to the board of directors or the executive officers of Entercom after the Transactions?

A:	Yes. In connection with the Merger, Entercom will increase the size of its board of directors by four members. In accordance with the Merger Agreement, as amended by Amendment No. 1 to the Merger Agreement, dated as of July 10, 2017, immediately following the Merger, ten persons will serve on the Entercom board of directors, including all six directors from Entercom’s current board of directors (or their pre-Merger replacements) and four new directors agreed upon by CBS, two of whom are affiliated with CBS:

David J. Field	Director; Chairman; President & Chief Executive Officer of Entercom

Joseph M. Field	Director; Chairman Emeritus of Entercom

David J. Berkman	Director

Joel Hollander	Director

Mark R. LaNeve	Director

David Levy	Director

Leslie Moonves	Director; Chairman of the Board, President and Chief Executive Officer of CBS

Joseph R. Ianniello	Director; Chief Operating Officer of CBS

Stefan M. Selig	Director

Sean Creamer	Director

As a result, current members of Entercom’s board of directors, or their pre-Merger replacements, will comprise a majority of the Entercom board of directors immediately following consummation of the Merger. In accordance with the Merger Agreement, Messrs. Moonves and Ianniello are required to execute and deliver an irrevocable letter of resignation from the Entercom board of directors effective upon the earlier of (a) six months after the closing of the Merger and (b) the day prior to the first annual meeting of Entercom following closing of the Merger. Following such resignations, the resulting vacancies on the Entercom board of directors will be addressed in accordance with Entercom’s bylaws (the “Entercom Bylaws”). Entercom does not currently have any plans to fill the vacancies that will be created by the resignations of Messrs. Moonves and Ianniello. If the vacancies remain unfilled, the size of the Entercom board of directors will be reduced from ten members to eight members.

Additionally, Entercom has determined, after reasonable consultation with CBS, that the executive officers of Entercom immediately following the consummation of the Merger will include David J. Field, who will continue as President & Chief Executive Officer, Richard J. Schmaeling, who will continue as Executive Vice President & Chief Financial Officer, Louise C. Kramer, who will continue as Chief Operating Officer, and Andrew P. Sutor, IV, who will continue as Senior Vice President, General Counsel & Secretary.

Q:	What shareholder approvals are needed in connection with the Transactions?

A:	After the execution of the Merger Agreement and the Separation Agreement on February 2, 2017, CBS Broadcasting, which, as of February 2, 2017, was the sole shareholder of CBS Radio, approved the Transactions, including the Merger, the exchange offer and, if necessary, the Spin-Off.

Entercom cannot complete the Merger unless each of the Share Issuance and the Classified Board Amendment is approved by the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting. The Merger is not conditioned upon the approval of the FCC Amendment, the Executive Compensation Proposal or the Adjournment Proposal.

Concurrently with the execution of the Merger Agreement, Entercom and Joseph M. Field, who holds a controlling voting interest in Entercom, entered into a Voting Agreement, dated as of February 2, 2017 (the “Voting Agreement”). Pursuant to the Voting Agreement, Mr. Field committed to vote in favor of the Share Issuance and the Classified Board Amendment, and not to tender into or vote for any alternative proposal for one year after the termination of the Merger Agreement (but only through the termination provisions identified in the Voting Agreement). As a consequence, each of the approvals required for the Merger being sought at the meeting can be approved based solely on the favorable vote of Joseph M. Field. See “Other Agreements and Other Related Party Transactions—Voting Agreement.”

Q:	What are the proposed amendments to the Existing Entercom Articles on which I am being asked to vote?

A:	Entercom proposes to amend and restate the Existing Entercom Articles to (i) classify the Entercom board of directors and (ii) permit the board of directors to (a) require certain information from shareholders and (b) take certain actions in order to continue to comply with federal communications laws. With the adoption of these amendments, the Existing Entercom Articles (as amended, the “Amended and Restated Articles”) would:

•	divide the Entercom board of directors into three classes, with the directors in each class serving staggered three-year terms, but with a right of the Entercom Class A Common Stock to remove and elect new Class A directors at any annual meeting; and

•	permit the board of directors to require certain information from shareholders, and take certain actions, including the redemption of Entercom stock, in the event the ownership or potential ownership of Entercom stock could trigger a violation of the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Communications Laws”) by the FCC, or impose additional regulatory burdens on Entercom thereunder.

If the Merger is not consummated, the Classified Board Amendment will not be adopted into the Existing Entercom Articles. Irrespective of whether the Merger is consummated, if the FCC Amendment is approved, it will be adopted into the Existing Entercom Articles.

Q:	What shareholder approval is needed in connection with the proposal to adopt the Classified Board Amendment and the FCC Amendment?

A:	Entercom cannot adopt the Classified Board Amendment and the FCC Amendment and amend and restate the Existing Entercom Articles unless the amendment proposals are approved by the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

Approval of the Classified Board Amendment is a condition to the consummation of the Merger and its implementation is conditioned on the consummation of the Merger. Approval of the FCC Amendment is not a condition to the consummation of the Merger and is not conditioned thereupon.

If the Merger is not consummated, the Classified Board Amendment will not be adopted into the Existing Entercom Articles. Irrespective of whether the Merger is consummated, if the FCC Amendment is approved, it will be adopted into the Existing Entercom Articles.

Q:	What is the Executive Compensation Proposal on which I am being asked to vote in connection with the Merger?

A:	The Executive Compensation Proposal is a proposal to approve, on an non-binding, advisory basis, the compensation that may become payable to certain named executive officers of Entercom in connection with the Merger. See “Proposal No. 4—The Executive Compensation Proposal.” Approval of the Executive Compensation Proposal is not a condition to the consummation of the Merger.

Q:	Do CBS shareholders have to vote to approve the Transactions, the Share Issuance, the Classified Board Amendment, the FCC Amendment or the Executive Compensation Proposal?

A:	No. CBS shareholders do not have to vote to approve the Transactions, the Share Issuance, the Classified Board Amendment, the FCC Amendment or the Executive Compensation Proposal. Approval by Entercom shareholders of the Share Issuance and the Classified Board Amendment are the only proposals that must be approved as conditions to the consummation of the Merger.

Q:	What if an Entercom shareholder does not vote on the Share Issuance, on the proposal to approve the Classified Board Amendment, the FCC Amendment or on the Executive Compensation Proposal?

A:	The outcome depends on how the Entercom Common Stock is held and whether any vote is cast or not.

•	If an Entercom shareholder submits a signed proxy to Entercom but the proxy does not indicate how it should be voted on the proposals, the proxy will be counted as a vote “FOR” the proposals.

•	If an Entercom shareholder submits a proxy to Entercom and the proxy indicates that the shareholder abstains from voting as to a proposal, under the listing standards of the New York Stock Exchange (the “NYSE”), it will count as a vote “AGAINST” the Share Issuance and the Executive Compensation Proposal. Abstentions will have no effect on the other proposals.

•	If an Entercom shareholder fails to submit a proxy to Entercom or otherwise vote at the Special Meeting, that shareholder’s shares will not count towards the required quorum of the presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter or proposal to be acted upon at the Special Meeting. In addition, such a failure to submit a proxy to Entercom or otherwise vote at the Special Meeting will have no effect on the outcome of the vote.

•	If an Entercom shareholder holds shares in “street name” through that shareholder’s bank, broker or other nominee, such shares will be considered to be represented at the Special Meeting and voted only as to those matters marked on the proxy card. Under the listing standards of the NYSE, if an Entercom shareholder fails to instruct its bank, broker or other nominee how to vote that shareholder’s shares on the proposals, the bank, broker or other nominee is prohibited from voting on the proposals with respect to that shareholder’s shares, and those shares will not count towards the required quorum. In addition, if an Entercom shareholder fails to instruct its bank, broker or other nominee how to vote that shareholder’s shares, such failure will have no effect on the outcome of the vote.

Q:	How does the Entercom board of directors recommend shareholders vote?

A:	The Entercom board of directors unanimously recommends that the shareholders of Entercom vote “FOR” the Share Issuance, “FOR” the Classified Board Amendment, “FOR” the FCC Amendment, “FOR” the Executive Compensation Proposal, and “FOR” the Adjournment Proposal.

Q:	Have any Entercom shareholders already agreed to vote for the Share Issuance or the Classified Board Amendment?

A:	Yes. Concurrently with the execution of the Merger Agreement, Entercom and Joseph M. Field, who holds a controlling voting interest in Entercom, entered into the Voting Agreement, pursuant to which Mr. Field committed to vote in favor of the Share Issuance and and the Classified Board Amendment, and not to tender into or vote for any alternative proposal for one year after the termination of the Merger Agreement (but only through the termination provisions identified in the Voting Agreement). As a consequence, each of the Share Issuance and Classified Board Amendment, which are the approvals required for the consummation of the Merger being sought at the Special Meeting, can be approved based solely on the favorable vote of Joseph M. Field. See “Other Agreements and Other Related Party Transactions—Voting Agreement.”

Q:	How can Entercom shareholders cast their vote?

A:	Record Holders.

If you are a shareholder of record of Entercom Class A Common Stock as of the close of business on [            ], 2017, you may vote your shares:

•	By Proxy: You may vote your shares via a toll-free telephone number ([ ]) or over the Internet ([ ]) as instructed on the enclosed proxy card. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Special Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.

•	In Person: You may attend the Special Meeting and vote in person.

If you are a shareholder of record of Entercom Class B Common Stock as of the close of business on [            ], 2017, you may vote your shares:

•	By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Special Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.

•	In Person: You may attend the Special Meeting and vote in person.

You may revoke your proxy before it is voted at the Special Meeting if you: (i) send a written notice of revocation dated after the proxy date to our Corporate Secretary; (ii) send our Corporate Secretary a later dated proxy for the same shares of Entercom Common Stock; or (iii) attend the Special Meeting and vote in person.

The address for our Corporate Secretary is Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania, 19004, Attention: Andrew P. Sutor, IV, Secretary.

Beneficial Holders. If you are not a shareholder of record of our Class A Common Stock and instead hold your shares in “street name” (i.e., in the name of a bank, broker or other holder of record), you will receive instructions from your bank, broker or other holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

Q:	If an Entercom shareholder is not going to attend the Special Meeting, should that shareholder return its proxy card or otherwise vote its shares?

A:	Yes. Returning the proxy card (or voting instruction card) or voting by calling the toll-free number shown on the proxy card (or voting instruction card) or visiting the website shown on the proxy card (or voting instruction card) ensures that the shares will be represented and voted at the Special Meeting, even if an Entercom shareholder does not attend.

Q:	What should Entercom shareholders do now?

A:	After carefully reading and considering the information contained in this document, Entercom shareholders should vote their shares as soon as possible so that their shares will be represented and voted at the Special Meeting. Entercom shareholders should follow the instructions set forth on the enclosed proxy card (or on the voting instruction card provided by the record holder if their shares are held in the name of a bank, broker or other nominee).

Q:	Can Entercom shareholders dissent and require appraisal of their shares in connection with the Transactions?

A:	No. None of Entercom shareholders or stockholders of Merger Sub, CBS or CBS Radio will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

Q:	Will the instruments that govern the rights of Entercom shareholders with respect to their shares of Entercom common stock after the Transactions be different from those that govern the rights of current Entercom shareholders?

A:	The rights of Entercom shareholders with respect to their shares of Entercom Common Stock after the consummation of the Transactions will continue to be governed by federal and state laws and Entercom’s governing documents, including:

•	the corporate law of the Commonwealth of Pennsylvania (“Pennsylvania Law”);

•	the Amended and Restated Articles; and

•	the Entercom Bylaws.

If the Share Issuance, Classified Board Amendment and the FCC Amendment are approved by the Entercom shareholders and the Merger is consummated, the Amended and Restated Articles will be the go-forward articles of incorporation of Entercom. If the Merger is not consummated, the Classified Board Amendment will not be adopted into the Existing Entercom Articles. Irrespective of whether the Merger is consummated, if the FCC Amendment is approved, it will be adopted into the Existing Entercom Articles. Please see the sections entitled “Proposal No. 2—the Classified Board Amendment” and “Proposal No. 3— The FCC Amendment” for a further discussion of the changes to the governance of Entercom contemplated by the Amended and Restated Articles.

Q:	Who can answer my questions?

A:	If you have any questions about the Transactions or the Special Meeting, need assistance in voting your shares or need additional copies of this document or the enclosed proxy card (or voting instruction card), you should contact:

Entercom Communications Corp. 401 E. City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004 Attention: Andrew P. Sutor, IV, Secretary Telephone: (610) 660-5610

Q:	Where can I find more information about Entercom, CBS and CBS Radio?

A:	Entercom, CBS and CBS Radio regularly file information with the SEC. This information is available at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation By Reference.” In addition, copies of these materials (when they become available) may be obtained free of charge from Entercom by accessing Entercom’s website at www.entercom.com. The information provided on or accessible through Entercom’s website is not a party of this proxy statement and is not incorporated in this proxy statement by this or any other reference to such websites provided in this proxy statement.

Entercom has filed a registration statement on Form S-4 (Reg. No. 333-217273) to register the shares of Entercom Class A Common Stock that will be issued in the Merger. In addition, CBS Radio has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-217279) registering the shares of Radio Common Stock to be distributed in connection with the split-off and, if necessary, the Spin-Off.

SUMMARY

The following summary contains certain information described in more detail elsewhere in this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

CBS Corporation

CBS Corporation

51 W. 52nd Street

New York, New York 10019

Telephone: (212) 975-4321

CBS Corporation was incorporated in Delaware in 1986 and is referred to in this document as CBS. CBS operates businesses which span the media and entertainment industries, including the CBS Television Network, cable networks, content production and distribution, television and radio stations, Internet-based businesses and consumer publishing. CBS’s principal offices are located at 51 W. 52nd Street, New York, New York 10019.

CBS Radio Inc.

CBS Radio Inc.

1271 Avenue of the Americas, Fl. 44

New York, New York 10020

Telephone: (212) 649-9600

CBS Radio Inc., a Delaware corporation referred to in this document as CBS Radio, is an indirect wholly owned subsidiary of CBS. CBS Radio is a large-market focused, multi-platform national media company with a local footprint of 117 radio stations and digital properties in 26 radio markets, including all of the top 10 radio markets and 19 of the top 25 radio markets. CBS Radio’s programming focuses on three areas of content, Sports, News and Music & Entertainment, and the company also distributes content through an integrated suite of digital properties, including market-focused local websites, Radio.com (a streaming service), Eventful (an event discovery platform) and Play.it (a podcast network). In addition, CBS Radio produces live events, including concerts, multi-day musical festivals, speaker series, trade shows and sports-related events.

Prior to February 2, 2017, CBS transferred, or caused its subsidiaries to transfer, substantially all of the assets and liabilities of CBS’s radio business to CBS Radio. CBS will retain all liabilities related to the operations of the business of CBS other than those related to CBS’s radio business, environmental liabilities arising out of or relating to the occurrence or existence of certain actions of CBS Radio prior to the date of the Merger, costs incurred by CBS Radio and certain of its subsidiaries in connection with the Transactions and securities liabilities from CBS equity and debt holders (unless related to Entercom’s SEC filings or statements provided by Entercom).

Entercom Communications Corp.

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

Telephone: (610) 660-5610

Entercom Communications Corp. is the fourth-largest radio broadcasting company in the United States with a portfolio of radio stations in top markets across the country. Entercom is headquartered in the Philadelphia, Pennsylvania metropolitan area and is and has been a Pennsylvania corporation since its organization in 1968.

Constitution Merger Sub Corp.

Constitution Merger Sub Corp.

c/o Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

Telephone: (610) 660-5610

Constitution Merger Sub Corp., a Delaware corporation referred to in this document as Merger Sub, is a newly formed, direct wholly owned subsidiary of Entercom that was organized specifically for the purpose of completing the Merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

The Transactions

On February 2, 2017, CBS and Entercom, along with CBS Radio and Merger Sub, entered into the Merger Agreement, and CBS and CBS Radio entered into the Separation Agreement, which together provide for the combination of Entercom’s business and CBS’s radio business. Prior to February 2, 2017, CBS transferred, or caused its subsidiaries to transfer, to CBS Radio or one or more of its subsidiaries substantially all of the assets and liabilities of CBS’s radio business.

Prior to the Merger, CBS, certain of its subsidiaries and CBS Radio will complete the Radio Reorganization. In the Internal Distributions, CBS Broadcasting will distribute all of the outstanding equity of CBS Radio to Westinghouse, and Westinghouse will then distribute all of the outstanding equity of CBS Radio to CBS. Following the consummation of the Internal Distributions, CBS Radio will then effect the Stock Split.

Following the consummation of the Radio Reorganization, CBS will consummate an offer to exchange all of the outstanding shares of Radio Common Stock for outstanding shares of CBS Class B Common Stock. CBS anticipates that the final exchange ratio will be set by the exchange offer’s pricing mechanism such that the exchange offer will be fully- or over-subscribed by holders of CBS Class B Common Stock. Subject to the terms and conditions of the Merger Agreement and the Separation Agreement, in the event that holders of CBS Class B Common Stock subscribe for less than all of the outstanding shares of Radio Common Stock held by CBS in the exchange offer, CBS will distribute the remaining outstanding shares of Radio Common Stock held by CBS on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the exchange offer in the Spin-Off, which, if necessary, and together with the exchange offer, is referred to in this document as the Final Distribution. The Spin-Off will only occur if the exchange offer is consummated but not fully subscribed (or if the exchange offer is consummated but not all of the shares of Radio Common Stock held by CBS are exchanged due to the upper limit being in effect), meaning that not all the outstanding shares of Radio Common Stock held by CBS will be distributed in the exchange offer.

Immediately after the consummation of the Final Distribution, Merger Sub will merge with and into CBS Radio, with CBS Radio surviving as a wholly owned subsidiary of Entercom. In the Merger, all outstanding shares of Radio Common Stock will be converted into the right to receive an equal number of shares of Entercom Class A Common Stock, as described in the section entitled “The Merger Agreement—Merger Consideration.” Immediately after the Merger:

•	approximately 72% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of CBS Class B Common Stock, including CBS employees who held certain CBS stock-based compensation rights that will be converted into the right to receive Entercom Class A Common Stock, on a fully diluted basis in the aggregate, and approximately 28% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of Entercom Common Stock, including Entercom employees who held Entercom stock-based compensation rights, on a fully diluted basis in the aggregate; and

•	Entercom will contribute all of the issued and outstanding equity interests of Entercom Radio, LLC to CBS Radio, such that Entercom Radio, LLC will become a wholly owned subsidiary of CBS Radio.

Entercom Radio, LLC will then repay or cause to be repaid its debts under the Entercom Credit Agreement.

Entercom will issue 101,407,494 shares of Entercom Class A Common Stock in the Merger. In addition, the parties estimate that approximately 4,004,451 shares will be eligible for issuance in respect of equity awards held by employees of CBS Radio in consideration of the replacement of their restricted stock units and stock options in CBS with those of Entercom. With respect to such equity awards held by employees of CBS Radio, Entercom will convert outstanding options and restricted stock units in respect of CBS Class B Common Stock into options and restricted stock units, respectively, in respect of Entercom Class A Common Stock. For additional information, see “The Merger Agreement—Treatment of Specified CBS Compensatory Equity-Based Awards Held by Current CBS Radio Employees.”

In connection with the entry into the Merger Agreement, CBS Radio entered into the Commitment Letter with the Commitment Parties, pursuant to which the Commitment Parties committed to provide, subject to customary closing conditions, the Radio Financing that consists of up to $500 million of senior secured term loans as an additional tranche under the Radio Credit Agreement, the proceeds of which may be used by Entercom upon or following consummation of the Merger to refinance certain existing indebtedness of Entercom, to redeem Entercom’s preferred stock and to pay fees and expenses in connection with the Transactions. CBS Radio expects to consummate and obtain the Radio Financing substantially simultaneously with the closing of the Merger and the Contribution and to apply the proceeds thereof as described in the preceding sentence in order to, among other things, simplify Entercom’s capital structure.

After the Merger, Entercom will own and operate CBS’s radio business through CBS Radio, which will be Entercom’s wholly owned subsidiary, and will also continue to own and operate its current businesses. Entercom Class A Common Stock issued in the Merger will be listed on the NYSE under the current trading symbol for Entercom Class A Common Stock, “ETM.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1 CBS Radio Reorganization

At the time of the signing of the Merger Agreement on February 2, 2017, CBS directly owned 100% of the equity of Westinghouse, Westinghouse directly owned 100% of the equity of CBS Broadcasting and CBS Broadcasting directly owned 100% of the equity of CBS Radio. CBS Broadcasting will distribute all of the outstanding equity of CBS Radio to Westinghouse. Westinghouse will then distribute all of the outstanding equity of CBS Radio to CBS. CBS Radio will then complete the Stock Split by (a) taking all necessary actions to ensure that the Radio Series 1 Common Stock and Radio Series 2 Common Stock are combined into the Radio New Common Stock, (b) authorizing the issuance of at least 101,407,494 shares of Radio Common Stock and (c) effecting a stock split of the outstanding shares of Radio New Common Stock, as a result of which, as of immediately prior to the effective time of the Final Distribution, 101,407,494 shares of Radio New Common Stock will be issued and outstanding, all of which will be owned directly by CBS.

Step 2 Final Distribution—Exchange Offer and, if necessary, Spin-Off

CBS will offer to holders of CBS Class B Common Stock the right to exchange all or a portion of their shares of CBS Class B Common Stock for shares of Radio Common Stock in the exchange offer. Participation in the exchange offer is voluntary, and it is expected that CBS, CBS Radio and Entercom will not make any recommendation about whether holders of CBS Common Stock should participate in the exchange offer.

If the exchange offer is consummated but is not fully subscribed (or if the exchange offer is consummated but not all of the shares of Radio Common Stock held by CBS are exchanged due to the upper limit being in effect), CBS will distribute its remaining shares of Radio Common Stock held by CBS in the Spin-Off on a pro rata basis to holders of CBS Common Stock whose shares remain outstanding after consummation of the exchange offer, based on the relative economic interest of each such holder in the number of total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the exchange offer. Such Spin-Off, if necessary, will not have a different impact on holders of different classes of CBS Common Stock, as holders of each outstanding share of CBS Class B Common Stock not validly tendered (or validly tendered and validly withdrawn) in the exchange offer and each outstanding share of CBS Class A Common Stock will receive an equal number of shares of Radio Common Stock in any Spin-Off distribution. Any holder of CBS Common Stock who validly tenders (and does not properly withdraw) shares of CBS Class B Common Stock for shares of Radio Common Stock in the exchange offer will waive their rights with respect to such validly tendered shares of CBS Class B Common Stock (but not with respect to any other shares that are not validly tendered or validly tendered and validly withdrawn in the exchange offer) to receive, and forfeit any rights to, shares of Radio Common Stock distributed in the Spin-Off. The Spin-Off will only occur if the exchange offer is consummated but not fully subscribed (or if the exchange offer is consummated but not all of the shares of Radio Common Stock held by CBS are exchanged due to the upper limit being in effect), meaning that not all the outstanding shares of Radio Common Stock held by CBS will be distributed in the exchange offer. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Radio Common Stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Entercom Class A Common Stock into which the remaining shares of Radio Common Stock will be converted in the Merger will be transferred to holders of CBS Common Stock (after giving effect to the consummation of the Final Distribution) as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant holders of CBS Common Stock, the global certificate(s) representing all of the outstanding shares of Radio Common Stock, pending the consummation of the Merger. Shares of Radio Common Stock will not be able to be traded during this period.

Step 3 Merger

Immediately after the Final Distribution, and on the closing date of the Merger, Merger Sub will merge with and into CBS Radio, whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and as a wholly owned subsidiary of Entercom. In the Merger, all outstanding shares of Radio Common Stock will be converted into the right to receive an equal number of shares of Entercom Class A Common Stock, as described in the section entitled “The Merger Agreement—Merger Consideration.”

Immediately after consummation of the Merger, approximately 72% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of CBS Common Stock, including CBS employees who held certain CBS stock-based compensation rights that will be converted into the right to receive Entercom Class A Common Stock, on a fully diluted basis in the aggregate, and approximately 28%

of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of Entercom Common Stock, including Entercom employees who held Entercom stock-based compensation rights, on a fully diluted basis in the aggregate, subject to potential adjustment under limited circumstances as described in the section entitled “The Merger Agreement—Merger Consideration.”

Step 4 Contribution of Entercom Radio, LLC to CBS Radio

Following the Merger, Entercom will contribute all of the issued and outstanding equity interests of Entercom Radio, LLC to CBS Radio, such that Entercom Radio, LLC will become a wholly owned subsidiary of CBS Radio. Entercom Radio, LLC is a subsidiary of Entercom and owns and operates the radio stations of Entercom. Entercom Radio, LLC will then use proceeds of the Radio Financing, contributed to it by CBS Radio, to repay or cause to be repaid all outstanding amounts under the Entercom Credit Agreement, terminate all commitments under the Entercom Credit Agreement and obtain a release of all security interests for the Entercom Credit Agreement. In connection with such contribution, Entercom Radio, LLC will become a guarantor under the Radio Credit Agreement and the Radio Notes Indenture and will pledge certain of its assets to secure amounts outstanding under the Radio Credit Agreement.

Step 5 Incurrence of Debt

In connection with the entry into the Merger Agreement, CBS Radio entered into the Commitment Letter with the Commitment Parties, pursuant to which the Commitment Parties committed to provide, subject to customary closing conditions, the Radio Financing, which consists of up to $500 million of senior secured term loans as an additional tranche under the Radio Credit Agreement, the proceeds of which may be used by Entercom upon or following consummation of the Merger to refinance certain existing indebtedness of Entercom, to redeem Entercom’s preferred stock and to pay fees and expenses in connection with the Transactions. CBS Radio expects to consummate and obtain the Radio Financing substantially simultaneously with the closing of the Merger and the Contribution and to apply the proceeds thereof as described in the preceding sentence in order to, among other things, simplify Entercom’s capital structure.

After completion of all of the steps described above, CBS Radio will be a wholly owned subsidiary of Entercom and will continue to hold CBS’s radio business. Immediately after consummation of the Merger, approximately 72% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of CBS Common Stock, including CBS employees who held certain CBS stock-based compensation rights that will be converted into the right to receive Entercom Class A Common Stock, on a fully diluted basis in the aggregate, and approximately 28% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of Entercom Common Stock, including Entercom employees who held Entercom stock-based compensation rights, on a fully diluted basis in the aggregate, subject to potential adjustment under limited circumstances as described in the section entitled “The Merger Agreement—Merger Consideration.” In connection with the Transactions, Entercom, Merger Sub, CBS and/or CBS Radio, or their applicable subsidiaries, have entered into or will enter into the Ancillary Agreements (as defined below) relating to, among other things, certain tax matters, the provision of certain transition services and digital services during a transition period following the consummation of the Transactions and licensing of certain intellectual property. See “Other Agreements and Other Related Party Transactions.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary consolidated financial data of CBS Radio and Entercom are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation By Reference,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for CBS Radio,” “Information on CBS Radio,” “Information on Entercom,” and “Selected Historical Financial Data.”

Summary Historical Consolidated Financial Data of CBS Radio

The following table summarizes the historical consolidated financial data of CBS Radio for the periods presented. The summary historical consolidated statements of operations and cash flow information for the three months ended March 31, 2017 and 2016 and the summary historical consolidated balance sheet information as of

March 31, 2017 have been derived from the unaudited historical consolidated financial statements of CBS Radio included elsewhere in this document. The summary historical consolidated balance sheet information as of December 31, 2016 and 2015 and the summary historical statements of operations and cash flow information for each of the three years in the period ended December 31, 2016 have been derived from the audited consolidated financial statements of CBS Radio included elsewhere in this document. The summary historical consolidated balance sheet information as of December 31, 2014 has been derived from the audited consolidated financial statements of CBS Radio not included in this document. The historical consolidated financial statements of CBS Radio have been presented on a “carve-out” basis from CBS’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of CBS Radio and include allocations of expenses from CBS. The summary historical consolidated financial information set forth below and the financial statements included elsewhere in this document do not necessarily reflect what CBS Radio’s results of operations, financial condition or cash flows would have been if CBS Radio had operated as a stand-alone company during all periods presented, and, accordingly, such information should not be relied upon as an indicator of CBS Radio’s future performance, financial condition or liquidity. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for CBS Radio” and the financial statements of CBS Radio and the notes thereto included elsewhere in this document.

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016 (a)	2015 (b)	2014 (c)
	(in millions, except per share amounts)
Statement of Operations data:
Revenues	$250.2	$264.1	$1,221.6	$1,230.6	$1,303.0
Operating income (loss)	$31.7	$55.7	$(561.0)	$(240.3)	$299.3
Net income (loss) from continuing operations	$7.7	$33.4	$(552.4)	$(136.5)	$176.5
Basic and diluted net income (loss) from continuing operations per common share (d)	$110,000	$477,143	$(7,891,429)	$(1,950,000)	$2,521,429
Balance Sheet data (at period end):
Total assets	$4,280.5		$4,331.2	$5,216.5	$5,771.6
Current liabilities	$128.7		$159.3	$105.9	$102.3
Total debt	$1,343.5		$1,345.3	$—	$—
Stockholder’s equity/ invested equity	$1,838.9		$1,860.4	$3,994.1	$4,360.2
Cash Flow data:
Cash flow provided by operating activities from continuing operations	$25.8	$85.0	$282.5	$212.8	$276.9
Non-GAAP financial data:
Adjusted OIBDA (e)	$41.1	$66.0	$338.7	$321.8	$402.3

(a)	For the year ended December 31, 2016, CBS Radio recorded noncash impairment charges of $852.8 million ($723.0 million, net of tax) to reduce the carrying value of goodwill and FCC licenses to their fair value.
(b)	For the year ended December 31, 2015, CBS Radio recorded a noncash impairment charge of $482.9 million ($292.5 million, net of tax) to reduce the carrying value of FCC licenses to their fair value.

(c)	In 2014, CBS Radio completed a radio station swap with Beasley Broadcast Group, Inc. In connection with the swap, CBS Radio recorded a noncash impairment charge of $48.6 million ($29.3 million, net of tax) to reduce the carrying value of goodwill allocated to the disposed radio stations to its fair value.
(d)	Basic and diluted net income (loss) from continuing operations per common share for all periods presented is calculated based on the 70 outstanding shares of CBS Radio common stock. Prior to the consummation of the Transactions, CBS Radio intends to conduct a stock split to increase the aggregate number of outstanding shares of CBS Radio common stock. Subsequent to the stock split, net income (loss) from continuing operations per common share will be restated to reflect the post-split shares for all periods presented.
(e)	Adjusted OIBDA is a measure of performance not calculated in accordance with GAAP. CBS Radio defines Adjusted OIBDA as operating income (loss) before depreciation, stock-based compensation expense, restructuring charges and impairment charges. CBS Radio uses Adjusted OIBDA to evaluate its operating performance. Adjusted OIBDA is among the primary measures CBS Radio uses for planning and forecasting of future periods, and it is an important indicator of its operational strength and business performance. CBS Radio believes Adjusted OIBDA is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by CBS Radio’s management, helps improve investors’ understanding of CBS Radio’s operating performance and makes it easier for investors to compare CBS Radio’s results with other companies that have different financing and capital structures or tax rates. In addition, Adjusted OIBDA is among the primary measures used by investors, analysts and peers in CBS Radio’s industry for purposes of valuation and the comparison of CBS Radio’s operating performance to other companies in CBS Radio’s industry and to compare year-over-year results.

Since Adjusted OIBDA is a measure not calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income (loss) or operating income (loss) as indicators of operating performance. Adjusted OIBDA, as CBS Radio calculates it, may not be comparable to similarly titled measures employed by other companies. Since Adjusted OIBDA excludes certain financial information that is included in net income (loss) from continuing operations, the most directly comparable GAAP financial measure, users of this information should consider the types of events and transactions that are excluded.

The following table presents a reconciliation of net income (loss) from continuing operations to Adjusted OIBDA.

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(in millions)
Net income (loss) from continuing operations	$7.7	$33.4	$(552.4)	$(136.5)	$176.5
Exclude:
Provision (benefit) for income taxes	4.5	22.3	(25.4)	(103.8)	122.8
Interest expense	19.5	—	16.8	—	—
Impairment charges	—	—	852.8	482.9	48.6
Restructuring charges	—	—	8.6	36.5	7.0
Depreciation	6.2	6.7	26.1	28.5	30.8
Stock-based compensation (a)	3.2	3.6	12.2	14.2	16.6

Adjusted OIBDA	$41.1	$66.0	$338.7	$321.8	$402.3

(a)	For the year ended December 31, 2015, stock-based compensation of $2.9 million was reflected in restructuring charges.

Summary Historical Consolidated Financial Data of Entercom

The following table summarizes the historical consolidated financial data of Entercom for the periods presented. The summary historical consolidated statements of operations and cash flow information for the three months ended March 31, 2017 and 2016 and the summary historical consolidated balance sheet information as of March 31, 2017 have been derived from the unaudited historical consolidated financial statements of Entercom incorporated by reference into this document. The summary historical consolidated balance sheet information as of December 31, 2016 and 2015, and the summary historical consolidated statements of operations and cash flow information for each of the three years in the period ended December 31, 2016 have been derived from Entercom’s audited consolidated financial statements incorporated by reference into this document. The summary historical consolidated balance sheet information as of December 31, 2014 has been derived from the consolidated financial statements of Entercom not included in or incorporated by reference into this document. This information is only a summary and should be read in conjunction with the financial statements of Entercom and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Entercom’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 and Entercom’s annual report on Form 10-K for the year ended December 31, 2016, which are incorporated by reference into this document. See “Where You Can Find More Information; Incorporation By Reference.”

Entercom’s financial results are not comparable from year to year due to acquisitions and dispositions of radio stations, adoption of new accounting standards, and other significant events:

•	In November 2016, Entercom commenced operations under a time brokerage agreement (“TBA”) for several radio stations in Charlotte, North Carolina.

•	In November 2016, Entercom refinanced its outstanding senior credit facility and retired its Senior Notes outstanding. As a result of the refinancing, Entercom recognized a loss on extinguishment of debt of approximately $10.9 million.

•	In 2016, Entercom sold an AM station in Denver, Colorado, for $3.8 million and an AM station in Atlanta, Georgia for $.9 million. These two sales generated gains of $.3 million, and $.2 million, respectively.

•	In 2016, Entercom settled a legal claim with British Petroleum and recovered $2.3 million on a net basis after deducting certain related expenses. This amount was included in other income and expense.

•	In 2015, Entercom acquired multiple radio stations, net of certain dispositions. Related to these transactions, Entercom incurred: (1) merger and acquisition costs of $4.0 million in 2015 and $1.0 million in 2014; and (2) restructuring charges of $2.8 million in 2015 from the restructuring of operations.

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(in thousands, except per share amounts)
Operating Data:
Net revenues	$97,452	$96,103	$460,245	$411,378	$379,789
Operating income (loss)	$(15,016)	$14,745	$98,057	$85,582	$85,576
Net income (loss) attributable to Company	$(9,331)	$4,412	$38,065	$29,184	$26,823
Net income (loss) attributable to common stockholders	$(9,881)	$3,999	$36,164	$28,432	$26,823
Net income (loss) attributable to common stockholders per share—basic:	$(.25)	$.10	$.94	$.75	$.71
Net income (loss) attributable to common stockholders per share—diluted:	$(.25)	$.10	$.91	$.73	$.69
Weighted average shares—basic	38,910	38,448	38,500	38,084	37,763
Weighted average shares—diluted	38,910	39,260	39,568	39,038	38,664
Cash Flows Data:
Cash flows related to:
Operating activities	$5,660	$23,654	$72,030	$64,790	$65,296
Investing activities	$(26,982)	$2,688	$495	$(91,744)	$(7,055)
Financing activities	$(20,819)	$(20,877)	$(34,851)	$4,583	$(38,932)
Other Data:
Common stock dividends declared and paid	$3,014	$—	$8,666	$—	$—
Cash dividends declared per common share	$.075	$—	$.225	$—	$—
Perpetual cumulative convertible preferred stock dividends declared and paid	$550	$413	$1,788	$413	$—

	At March 31, 2017	At December 31,
		2016	2015	2014
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents—including cash of VIE	$4,702	$46,843	$9,169	$31,540
Total assets	$1,009,280	$1,076,233	$1,022,108	$926,615
Senior secured debt and other, including current portion	$465,083	$480,087	$268,750	$262,000
Senior unsecured notes, senior subordinated notes and other	$—	$—	$218,269	$217,929
Deferred tax liabilities and other long-term liabilities	$103,671	$119,759	$109,251	$89,904
Perpetual cumulative convertible preferred stock (mezzanine)	$27,732	$27,732	$27,619	$—
Total stockholders’ equity	$384,878	$393,374	$361,450	$329,021

Summary Unaudited Pro Forma Condensed Combined Financial Information of Entercom and CBS Radio

The following summary unaudited pro forma condensed combined financial information gives effect to the Merger of Merger Sub, a wholly owned acquisition subsidiary of Entercom, with and into CBS Radio, an indirect wholly owned subsidiary of CBS, and the associated refinancing of Entercom’s debt. The summary unaudited pro forma condensed combined statement of operations information is presented as if these transactions occurred on January 1, 2016. The summary unaudited pro forma condensed combined balance sheet information is presented as if these transactions occurred on March 31, 2017. The unaudited pro forma condensed combined financial information is derived from Entercom’s and CBS Radio’s respective historical consolidated financial statements for each period presented. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

Summary Unaudited Pro Forma Condensed Combined Statement of Operations of Entercom and CBS Radio (in millions, except per share amounts)

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Net revenues	$347.7	$1,681.8
Operating income (loss)	$24.8	$(471.7)
Net income (loss) available to Common shareholders	$9.9	$(538.2)
Net income (loss) available to Common shareholders per share:
Basic	$.07	$(3.85)
Diluted	$.07	$(3.85)
Weighted average number of common shares outstanding:
Basic	140.3	139.9
Diluted	143.4	139.9

Summary Unaudited Pro Forma Condensed Combined Balance Sheet of Entercom and CBS Radio (in millions)

At March 31, 2017
Total assets	$4,496.9
Long-term debt	$1,888.7
Shareholders’ equity	$1,395.3

Summary Comparative Historical and Pro Forma Per Share Data

The following tables set forth certain historical and pro forma per share data for Entercom. The Entercom historical data have been derived from and should be read together with Entercom’s unaudited consolidated financial statements and related notes contained in Entercom’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 and Entercom’s audited consolidated financial statements and related notes thereto contained in Entercom’s annual report on Form 10-K for the fiscal year ended December 31, 2016, each of which is incorporated by reference into this document. The Entercom pro forma data have been derived from the unaudited pro forma condensed combined financial statements of Entercom and CBS Radio included elsewhere in this document. See “Where You Can Find More Information; Incorporation By Reference.”

This summary comparative historical and pro forma per share data is being presented for illustrative purposes only. Entercom and CBS Radio may have performed differently had the Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had CBS Radio been separated from CBS and combined with Entercom during the periods or at the date presented or of the actual future results or financial condition of Entercom or CBS Radio to be achieved following the Transactions.

	Three Months Ended or At March 31, 2017	Year Ended December 31, 2016
	(shares in millions)
Entercom
Net income (loss) available to common shareholders per share:
Historical:
Basic	$(.25)	$.94
Diluted	$(.25)	$.91
Pro forma: (a)
Basic	$.07	$(3.85)
Diluted	$.07	$(3.85)
Weighted average shares:
Historical:
Basic	38.9	38.5
Diluted	38.9	39.6
Pro forma:
Basic	140.3	139.9
Diluted	143.4	139.9
Dividends declared per share of common stock	$.075	$.225
Book value per share of common stock:
Historical	$9.48
Pro forma	$9.83

(a)	The pro forma basic and diluted net loss available to common shareholders per share of Entercom for the year ended December 31, 2016 includes impairment losses of $853.0 million ($723.2 million, net of tax), or $5.17 per basic and diluted share.

As of and for the Three Months Ended March 31, 2017
Equivalent pro forma(a):
Net income available to common shareholders per share—Basic	$	[	]
Net income available to common shareholders per share—Diluted	$	[	]
Book value per share of common stock	$	[	]

(a)	Equivalent pro forma per share data is calculated by multiplying the Entercom pro forma per share amounts by the exchange ratio of [ ] shares of Radio Common Stock for each share of CBS Class B Common Stock tendered in the exchange offer, which represents the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [ ] 2017, and is calculated as the average price of CBS Class B Common Stock of $[ ] per share divided by [ ]% of the average price of Entercom Class A Common Stock of $[ ] per share, reflecting a discount of [ ]%.

Historical Common Stock Market Price and Dividend Data

Shares of Entercom Class A Common Stock currently trade on the NYSE under the symbol “ETM.” On February 1, 2017, the last trading day before the announcement of the Transactions, the last sale price of Entercom Class A Common Stock reported by the NYSE was $14.15. On [            ], 2017, the last trading day prior to the date of this document, the last sale price of Entercom Class A Common Stock reported by the NYSE was $[            ].

The following table sets forth the high and low sale prices of Entercom Common Stock according to Bloomberg L.P. on the NYSE for the periods indicated as well as the dividends per share paid by Entercom to holders of Entercom Class A Common Stock for these periods. The quotations are as reported in Entercom’s annual report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation By Reference.”

	Entercom Per Share Dividends		Entercom Common Stock
			High	Low
Year Ended December 31, 2017
Third Quarter (through July 7, 2017)	$	[ ]	$10.45	$9.85
Second Quarter		$.075	$14.27	$9.53
First Quarter		$.075	$16.15	$13.75
Year Ended December 31, 2016
First Quarter		$—	$12.09	$8.88
Second Quarter		$.075	$13.93	$10.34
Third Quarter		$.075	$14.94	$12.65
Fourth Quarter		$.075	$16.45	$12.45
Year Ended December 31, 2015
First Quarter		$—	$13.09	$11.16
Second Quarter		$—	$13.33	$11.00
Third Quarter		$—	$11.99	$9.62
Fourth Quarter		$—	$12.45	$9.75

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained and incorporated by reference in this document and the exhibits hereto, including especially the Risk Factors section of Entercom’s Annual Report on Form 10-K and the Risk Factors section of CBS’s Annual Report on Form 10-K relating to CBS Radio. See “Where You Can Find More Information; Incorporation By Reference.” Some of the risks described below relate principally to the business and the industry in which Entercom, including CBS Radio, will operate after the Transactions, while others relate principally to the Transactions and participation in the exchange offer. The remaining risks relate principally to the securities markets generally and ownership of shares of Entercom Class A Common Stock. The risks described below are not the only risks that Entercom currently faces or will face after the consummation of the Transactions or to participating in the exchange offer.

Risks Related to the Transactions

Sales of Entercom Class A Common Stock after the Transactions may negatively affect the market price of Entercom Class A Common Stock.

The shares of Entercom Class A Common Stock to be issued in the Transactions to holders of Radio Common Stock will generally be eligible for immediate resale. The market price of Entercom Class A Common Stock could decline as a result of sales of a large number of shares of Entercom Class A Common Stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

Immediately after consummation of the Merger, approximately 72% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of CBS Common Stock, including CBS employees who held certain CBS stock-based compensation rights that will be converted into the right to receive Entercom Class A Common Stock, on a fully diluted basis in the aggregate, and approximately 28% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of Entercom Common Stock, including Entercom employees who held Entercom stock-based compensation rights, on a fully diluted basis in the aggregate, subject to potential adjustment under limited circumstances as described in the section entitled “The Merger Agreement—Merger Consideration.” Currently, holders of CBS Common Stock may include index funds that have performance tied to the Standard & Poor’s 500 Index or other stock indices, and institutional investors subject to various investing guidelines. Because Entercom may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the Entercom Class A Common Stock that they receive in the Transactions. In addition, the investment fiduciaries of CBS’s defined contribution and defined benefit plans may decide to sell any Entercom Class A Common Stock that the trusts for these plans receive in the Transactions, or may decide not to participate in the exchange offer, in response to their fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, may also make it more difficult for Entercom to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

The historical and pro forma financial information that is included in this document may not be representative of the results CBS Radio would have achieved as a stand-alone public company and may not be a reliable indicator of CBS Radio’s future results.

The historical consolidated financial statements and unaudited pro forma condensed consolidated financial statements that are included in this document have been presented on a “carve-out” basis from CBS’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of CBS Radio and include allocations of expenses from CBS. As a result, CBS Radio’s historical and pro forma financial statements may not necessarily reflect what its financial condition, results of operations or cash flows would have been had CBS Radio been an independent, stand-alone entity during the periods presented or those that CBS Radio will achieve in the future. Therefore, CBS Radio’s consolidated historical financial statements that are included in this document may not necessarily be indicative of what CBS Radio’s financial condition, results of operations or cash flows will be in the future.

Entercom may be unable to provide the same types and level of services, digital services and resources to CBS Radio that historically have been provided by CBS, or may be unable to provide them at the same cost.

CBS Radio has been able to receive benefits and services from CBS and has been able to benefit from CBS’s financial strength and extensive business relationships. After the Transactions, CBS Radio will be owned by Entercom and will no longer benefit from CBS’s resources. In connection with the Merger, Entercom will enter into a Transition Services Agreement and a Joint Digital Services Agreement, pursuant to which CBS will agree to provide certain transition services for certain periods following the consummation of the Transactions (not to exceed twenty-four months following the consummation of the Transactions). It cannot be assured that Entercom will be able to adequately replace those resources or replace them at the same cost. If Entercom is not able to replace the resources provided by CBS or is unable to replace them at the same cost or is delayed in replacing the resources provided by CBS, Entercom’s results of operations may be materially adversely impacted.

Entercom’s business, financial condition and results of operations may be adversely affected following the Transactions if Entercom cannot negotiate terms that are as favorable as those CBS and CBS Radio have received when Entercom replaces contracts after the closing of the Transactions.

Prior to consummation of the Transactions, certain functions (such as legal, financial, insurance, employment and other services) for CBS Radio are generally being performed under CBS’s centralized systems. While CBS, under the Transition Services Agreement, will agree to provide Entercom with certain services, there can be no assurance that Entercom will be able to obtain those consents or negotiate terms that are as favorable as those CBS received when and if Entercom replaces these services with its own agreements for similar services. Although Entercom believes that it will be able to obtain any such consents or enter into new agreements for similar services, it is possible that the failure to replace a significant number of these agreements for any of these services could have a material adverse impact on Entercom following the Transactions.

The Merger Agreement may be terminated in accordance with its terms, and the exchange offer and Spin-Off if necessary may therefore not be consummated.

The Merger Agreement contains a number of conditions that must be fulfilled to consummate the Merger, in which case the exchange offer and Spin-Off if necessary will not be consummated. Those conditions include: consummation of the Radio Reorganization and the Final Distribution in accordance with the Separation Agreement and the Distribution Tax Opinion; expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act; consent of the FCC for the Transactions; effectiveness of this registration statement and the other registration statements required for the Transactions; the obtaining by the parties of all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Entercom Class A Common Stock; approval by Entercom’s shareholders of the issuance of Entercom Class A Common Stock and the other approvals required by Entercom’s shareholders in the Merger Agreement; and the absence of any law or order prohibiting any of the Transactions. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be consummated. In addition, if the merger is not consummated by November 2, 2017 (subject to extension to May 2, 2018 if the only conditions not satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, which conditions are capable of being satisfied) are conditions relating to required regulatory filings and clearances and the absence of certain legal impediments to the consummation of the Merger) either CBS or Entercom may choose not to proceed with the merger. In addition, CBS or Entercom may elect to terminate the Merger Agreement in certain other circumstances.

If any of the Internal Distributions or the Final Distribution does not qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) or the Merger does not qualify as a tax-free “reorganization” under Section 368(a) of the Code, including as a result of actions taken in connection with the Internal Distributions, the Final Distribution or the Merger or as a result of subsequent acquisitions of shares of CBS, Entercom or CBS Radio, then CBS and/or holders of CBS Common Stock that received Radio Common Stock in the Final Distribution may be required to pay substantial U.S. federal income taxes, and, in certain circumstances, CBS Radio and Entercom may be required to indemnify CBS for any such tax liability.

The consummation of the Transactions is conditioned on the receipt by CBS of the Distribution Tax Opinion and an opinion from its counsel to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code (a “Merger Tax Opinion”) and by Entercom of a Merger Tax Opinion and a copy of the Distribution Tax Opinion. CBS may waive the condition that it receive the Distribution Tax Opinion from its counsel, in which case CBS may be required extend the exchange offer and to pay the Tax Opinion Waiver Penalty to Entercom no later than five business days after the closing of the Merger. For a description of the Tax Opinion Waiver Penalty, see “The Separation Agreement—The Final Distribution.”

The opinions of counsel will be based upon and rely on, among other things, current law, certain facts and assumptions, as well as certain representations, statements, and undertakings of CBS, CBS Radio, Entercom, and Merger Sub, including those relating to the past and future conduct of CBS, CBS Radio, Entercom, and Merger Sub. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if CBS, CBS Radio, Entercom, or Merger Sub breaches any of its covenants in the Transaction Agreements, the opinions of counsel may be invalid and the conclusions reached therein could be jeopardized. Notwithstanding the opinions of counsel, the Internal Revenue Service (the “IRS”) could determine that the Final Distribution and/or the Merger should be treated as a taxable transaction if it determines that any of the facts, assumptions, representations, statements or undertakings upon which the opinions of counsel were based are false or have been violated, or if it disagrees with the conclusions in the opinions of counsel. The opinions of counsel are not binding on the IRS and there can be no assurance that the IRS will not assert a contrary position.

If the Final Distribution fails to qualify as a transaction that is tax-free, for U.S. federal income tax purposes, under Section 355 of the Code, in general, CBS would recognize taxable gain as if it had sold the Radio Common Stock in a taxable sale for its fair market value, and holders of CBS Common Stock who receive shares of Radio Common Stock in the Final Distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

Even if the Final Distribution were to otherwise to qualify as a tax-free transaction under Section 355 of the Code, the Final Distribution or either Internal Distribution would be taxable to CBS (but not to CBS stockholders) pursuant to Section 355(e) of the Code if there is a 50% or greater change in ownership of either CBS or CBS Radio (including stock of Entercom after the Merger), directly or indirectly, as part of a plan or series of related transactions that include the Final Distribution or such Internal Distribution, as applicable. For this purpose, any acquisitions of CBS or CBS Radio stock (including stock of Entercom after the Merger) within the period beginning two years before the Final Distribution or such Internal Distribution, as applicable, and ending two years after the Final Distribution or such Internal Distribution, as applicable, are presumed to be part of such a plan, although CBS may be able to rebut that presumption. Further, for purposes of this test, the Merger will be treated as part of such a plan, but the Merger standing alone should not cause the Final Distribution or either Internal Distribution to be taxable to CBS under Section 355(e) of the Code because pre-Merger holders of Radio Common Stock will hold at least 50.25% of the aggregate value of Entercom Common Stock and at least 50.25% of the aggregate voting power of Entercom Common Stock, in each case, immediately following the Merger. However, if the IRS were to determine that other acquisitions of CBS or CBS Radio stock (including stock of Entercom after the Merger), either before or after the Final Distribution or either Internal Distribution, were part of a plan or series of related transactions that included the Final Distribution or such Internal Distribution, as applicable, such determination could result in significant tax to CBS.

Under the Tax Matters Agreement to be entered into by CBS, CBS Radio, and Entercom in connection with the Transactions, CBS Radio (and Entercom, if applicable) will be required to indemnify CBS against all or a portion of any taxes on the Internal Distributions and Final Distribution that arise as a result of certain actions or failures to act by Entercom or CBS Radio, certain events (or series of events) after the Transactions involving the stock or assets of CBS Radio or Entercom, or any breach by Entercom or, after the Transactions, CBS Radio of any representation or covenant made by them in the Tax Matters Agreement (a “disqualifying action”). If CBS were to recognize gain on either Internal Distribution or the Final Distribution for reasons not related to a disqualifying action by CBS Radio or Entercom, CBS would generally not be entitled to be indemnified under the Tax Matters Agreement and the resulting tax to CBS could have a material adverse effect on CBS. In addition, in certain circumstances, under the Tax Matters Agreement, CBS Radio (and Entercom) will be required to indemnify CBS against taxes on the Merger that arise as a result of a disqualifying action by CBS Radio or Entercom. If CBS were to recognize gain on the Merger for reasons not related to a disqualifying action by CBS Radio or Entercom, CBS would generally not be entitled to indemnification by CBS Radio (or Entercom) under the Tax Matters Agreement. If CBS Radio (or Entercom, if applicable) is required to indemnify CBS if the Final Distribution or the Merger is taxable, this indemnification obligation could be substantial and could have a material adverse effect on Entercom, including with respect to its financial condition and results of operations. In addition, even if Entercom and CBS Radio are not responsible for tax liabilities of CBS under the Tax Matters Agreement, CBS Radio nonetheless could be liable under applicable tax law for such liabilities if CBS were to fail to pay such taxes.

CBS Radio and Entercom may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.

The Tax Matters Agreement generally will prohibit CBS Radio, Entercom and their affiliates from taking certain actions that could cause the Internal Distributions, the Final Distribution and the Merger to fail to qualify as tax-free transactions. In particular, for a two-year period following the date of the Final Distribution (the “Final Distribution Date”), except as described below, neither CBS Radio nor Entercom may:

•	enter into any transaction or series of transactions (or any agreement, understanding or arrangement) as a result of which one or more persons would acquire (directly or indirectly) stock comprising 50% or more of the vote or value of CBS Radio or Entercom (taking into account the stock of CBS Radio acquired pursuant to the Merger);

•	redeem or repurchase any stock or stock rights, other than in certain open-market transactions;

•	amend its certificate of incorporation or take any other action affecting the relative voting rights of its capital stock;

•	merge or consolidate with any other person (other than pursuant to the Merger or mergers or consolidations that do not result in CBS Radio ceasing to exist as a corporation for U.S. federal income tax purposes);

•	take any other action that would, when combined with any other direct or indirect changes in ownership of CBS Radio and Entercom capital stock (including pursuant to the Merger), have the effect of causing one or more persons to acquire stock comprising 50% or more of the vote or value of CBS Radio or Entercom, or would reasonably be expected to result in a failure to preserve the tax-free status of the Transactions;

•	cause CBS Radio to liquidate;

•	cause CBS Radio to discontinue the active conduct of certain of its businesses; or

•	sell, transfer or otherwise dispose of assets (including stock of subsidiaries) of certain of CBS Radio’s business beyond certain thresholds (subject to exceptions for, among other things, ordinary course dispositions and repayments or prepayments of CBS Radio debt).

If CBS Radio (or Entercom, if applicable) intends to take any such restricted action, CBS Radio (or Entercom, if applicable) will be required to cooperate with CBS in obtaining an IRS ruling or an unqualified tax opinion satisfactory to CBS in its reasonable discretion to the effect that such action will not affect the status of any of the Internal Distributions, the Final Distribution or the Merger as tax-free transactions, unless CBS waives such requirement. However, if CBS Radio (or Entercom, if applicable) takes any of the actions above and such actions result in tax-related losses to CBS, then CBS Radio (or Entercom, if applicable) generally will be required to indemnify CBS for such losses, without regard to whether CBS has given CBS Radio and/or Entercom prior consent. See “Other Agreements and Other Related Party Transactions—Tax Matters Agreement.” In the event CBS does not receive a tax opinion from Wachtell, Lipton, Rosen & Katz concluding at a comfort level of “should” or higher that each of the Internal Distributions and the Final Distribution qualifies as a tax-free transaction under Section 355 of the Code or takes or fails to take, or permits any of its affiliates to take or fail to take, any action solely as a result of which (together with other actions or failures to act by CBS and its affiliates) either of the Internal Distributions and/or the Final Distribution would reasonably be expected to fail to qualify as tax-free transactions, then the restrictions set forth above shall not apply.

Due to these restrictions and indemnification obligations under the Tax Matters Agreement, Entercom may be limited in its ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in Entercom’s best interests. Also, Entercom’s potential indemnity obligation to CBS might discourage, delay or prevent a change of control during this two-year period that Entercom shareholders may consider favorable and its ability to pursue strategic transactions, equity or convertible debt financings, or other transactions that may otherwise be in Entercom’s best interests.

The concentration of Entercom’s capital stock ownership with its founders will limit the ability of holders of Entercom Class A Common Stock to influence corporate matters, and the interests of Entercom’s founders may differ from the interests of other stockholders.

As of March 10, 2017, Joseph M. Field, Entercom’s Chairman of the Board, beneficially owned 1,364,165 shares of Entercom Class A Common Stock and 6,148,282 shares of Entercom Class B Common Stock, representing approximately 61.1% of the total voting power of all of outstanding Entercom Common Stock. Collectively, Joseph M. Field, David J. Field, other members of the Field family or entities that they control beneficially own all outstanding shares of Entercom Class B Common Stock. Other members of the Field family and entities that they control also own shares of Entercom Class A Common Stock. Based on their holdings as of March 10, 2017, Joseph M. Field, David J. Field and their affiliates are expected to beneficially own or control 9,282,322 of the outstanding shares of the Entercom Common Stock of the combined company following the completion of the Merger. For additional information on the ownership of Entercom Common Stock and how it will change after the Merger, see the section entitled “Other Agreements and Other Related Party Transactions—Field Family Side Letter Agreement.”

Additionally, the Entercom Articles provide that holders of Entercom Class B Common Stock are entitled to ten votes for each share held of record at such times as the shares are voted by a management shareholder (Joseph M. Field and David J. Field) in his own right in person or by proxy or pursuant to a qualified voting agreement; at all other times the holders of Entercom Class B Common Stock will be entitled to one vote per share. Holders of Entercom Class A Common Stock are entitled to one vote per share. See the section entitled “Description of Entercom Capital Stock.”

Based on their holdings as of March 10, 2017, Joseph M. Field and David J. Field are expected to have a large minority voting interest in the combined entity of approximately 25% following consummation of the Merger, whereas the total voting share of all other holders of Entercom Common Stock will be approximately 75% following consummation of the Merger, with approximately 58% being held by former holders of CBS Common Stock and approximately 17% being held by former holders of Entercom Common Stock other than the Field family. Accordingly, Joseph M. Field, David J. Field and each of their affiliates will have substantial influence over the outcome of corporate actions requiring shareholder approval, and their interests may differ from the interests of other shareholders. See the section entitled “The Transactions—Interests of Entercom’s Directors and Executive Officers in the Transactions.” The concentration of stock ownership will limit the ability of Entercom Class A Common Stockholders to influence corporate matters. As a result, Entercom may take actions that its shareholders do not view as beneficial or may give investors the perception that conflicts of interest may exist or arise, which may adversely affect the market price of Entercom Class A Common Stock.

The fairness opinions obtained by the Entercom board of directors from Morgan Stanley and Centerview, respectively, will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of such opinions.

On February 1, 2017, each of Morgan Stanley and Centerview separately rendered to the board of directors of Entercom an oral opinion, each of which was subsequently confirmed by delivery of separate written opinions dated February 2, 2017, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the exchange ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to Entercom.

The Entercom board has not obtained an updated fairness opinion as of the date of this document from Morgan Stanley or Centerview, and the Entercom board does not expect to receive an updated fairness opinion prior to the completion of the Merger.

The opinions delivered by Morgan Stanley and Centerview were necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Morgan Stanley and Centerview, respectively, as of, February 2, 2017. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Although subsequent developments may affect its opinion, neither Morgan Stanley nor Centerview has any obligation to update, revise or reaffirm its opinion. These developments may include changes to the operations and prospects of CBS Radio or Entercom, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of CBS Radio and Entercom, and on which such opinions were based, and that may alter the value of CBS Radio or Entercom or the prices of securities of CBS, Entercom, and CBS Radio at the effective time. The value of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of the opinions delivered by Morgan Stanley and Centerview, and neither Morgan Stanley nor Centerview has expressed any opinion as to the price or range of prices at which any securities of CBS, Entercom, or CBS Radio may trade at any time.

For a more complete description of the opinion that Morgan Stanley delivered to the Entercom board of directors and a summary of the material financial analyses performed by Morgan Stanley and reviewed by the Entercom board of directors in connection with its opinion, please refer to the section entitled “The Transactions—Opinions of Entercom’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” and to the full text of text of the written opinion included as Annex C-1 to this document. For a more complete description of the opinion that Centerview delivered to the Entercom board of directors and a summary of the material financial analyses performed by Centerview and reviewed by the Entercom board of directors in connection with its opinion, please refer to the section “The Transactions—Opinions of Entercom’s Financial Advisors—Opinion of Centerview Partners LLC” and to the full text of text of the written opinion included as Annex C-2 to this document.

Current Entercom shareholders’ ownership interest in Entercom will be substantially diluted in the Merger.

Following the consummation of the Merger, Entercom’s shareholders will, in the aggregate, own a significantly smaller percentage of Entercom than they will own of Entercom immediately prior to the Merger. Immediately after consummation of the Merger, approximately 72% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of CBS Class B Common Stock, including CBS employees who held certain CBS stock-based compensation rights that will be converted into the right to receive

Entercom Class A Common Stock, on a fully diluted basis in the aggregate, and approximately 28% of the outstanding shares of Entercom Common Stock are expected to be held by pre- Merger holders of Entercom Common Stock, including Entercom employees who held Entercom stock-based compensation rights, on a fully diluted basis in the aggregate, subject to potential adjustment under limited circumstances as described in the section entitled “The Merger Agreement—Merger Consideration.” Consequently, Entercom’s shareholders, as a group, will be able to exercise less influence over the management and policies of Entercom following the Merger than they will exercise over the management and policies of Entercom immediately prior to the Merger. In particular, Joseph M. Field and David J. Field, who currently hold a controlling interest in Entercom, are expected to have a minority voting interest in the combined entity of approximately 25%.

Arbitrage trading during the exchange offer could adversely impact the price of Entercom Class A Common Stock.

The shares of Radio Common Stock to be received by holders of CBS Class B Common Stock who validly tender such stock in the exchange offer will be issued at a discount to the per-share value of Entercom Class A Common Stock. During the exchange offer, the existence of this discount could negatively affect the market price of Entercom Class A Common Stock. Prospective buyers of Entercom Class A Common Stock could choose to acquire shares of Entercom Class A Common Stock indirectly by purchasing shares of CBS Class B Common Stock and then tender such shares in the exchange offer. Additionally, certain market participants may use a hedging strategy to manage risk in the context of split-off transactions that involves shorting Entercom Class A Common Stock. Both occurrences, or either individually, could result in a decrease in the price of Entercom Class A Common Stock during the exchange offer.

Risks Related to Entercom and the Combined Company

Entercom and CBS Radio will incur transaction- and merger-related costs in connection with the Transactions.

Entercom and CBS Radio have incurred and expect to incur a number of non-recurring direct and indirect costs associated with the Transactions. These costs and expenses include fees paid to financial, legal and accounting advisors, severance and other potential employment-related costs, including payments that may be made to certain Entercom and CBS Radio executives, filing fees, printing expenses and other related charges. Some of these costs are payable by Entercom and CBS Radio regardless of whether the Transactions are completed. There are also processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Transactions and the integration of the two companies’ businesses. While both Entercom and CBS Radio have assumed that a certain level of expenses would be incurred in connection with the Transactions and the other operations contemplated by the Merger Agreement and continue to assess the magnitude of these costs, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

There may also be additional unanticipated costs in connection with the Transactions that Entercom and CBS Radio may not recoup. These costs and expenses could reduce the realization of efficiencies and strategic benefits Entercom and CBS Radio expect to achieve from the Transactions. Although Entercom and CBS Radio expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

Increases in or new royalties, including through legislation, could adversely impact CBS Radio’s and Entercom’s business, financial condition and results of operations following the consummation of the Merger.

CBS Radio and Entercom pay royalties to song composers and publishers through performance rights organizations (“PROs”), currently American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc. (BMI) and SESAC, Inc. for the performance of music on its radio stations and websites. The emergence of new PROs, such as Global Music Rights, could increase the royalties that they pay. Although CBS Radio and Entercom pay royalties to record labels and recording artists for distributing music content online, they do not pay royalties to record labels or recording artists for broadcasts of music on our radio stations. From time to time, the U.S. Congress considers legislation that could require that radio broadcasters pay performance royalties to record labels and recording artists. The proposed legislation has been the subject of considerable debate and activity by the radio broadcast industry and other parties that could be affected. Neither CBS Radio nor Entercom can predict whether any proposed legislation will become law. In addition, royalty rates are subject to adjustment and it is possible that CBS Radio’s or Entercom’s royalty rates associated with obtaining rights to use musical compositions and sound recordings in its programming content could increase as a result of private negotiations, regulatory rate-setting processes, or administrative and court decisions. Various independent record companies that claim to own the rights to several hundred sound recordings created prior to February 15, 1972 (the “Pre-1972 Recordings”) have sued several radio broadcasters (including CBS Radio) for allegedly infringing their exclusive right of public performance in certain states. In August 2015, CBS Radio was named as a defendant in two separate putative class action lawsuits in a federal court in each of California and New York for common law copyright infringement as well as related state law claims. In May 2016, the California court dismissed the California case against CBS Radio. In June 2016, the plaintiff record companies appealed this judgment to the U.S. Court of Appeals for the Ninth Circuit. In March 2017, the New York federal court dismissed the New York suit with prejudice. CBS Radio intends to vigorously defend itself in the California case. An adverse decision in the California case could impede CBS Radio’s ability to broadcast or stream the Pre-1972 Recordings and/or increase its royalty payments. New or increased royalty payments could increase CBS Radio’s and Entercom’s expenses, which could adversely impact their businesses, financial conditions and results of operations.

The failure to protect CBS Radio’s intellectual property could adversely impact the business, financial condition and results of operations of Entercom and its subsidiaries, including CBS Radio, following completion of the Merger.

Following the separation of CBS’s radio business from the other businesses of CBS pursuant to the terms of the Separation Agreement (the “Separation)”, CBS Radio will have limited rights to use the trademarks “CBS Radio,” “CBS Sports Radio” and certain other trademarks owned by CBS, subject in each case to the CBS Brands License Agreements. See “Other Agreements and Other Related Party Transactions—CBS Brands License Agreements” for more information on CBS Radio’s rights and obligations under the license agreements. Any substantial failure to protect and enforce CBS Radio’s intellectual property rights during the period between the Separation and the expiration of CBS Radio’s rights to use Trademarks owned by CBS and its subsidiaries could adversely impact Entercom’s business, financial condition and results of operations following the consummation of the Merger. In addition, early termination of the trademark licenses could result in Entercom rebranding such trademarks before it is prepared to do so and could require that Entercom spend significant unanticipated resources.

CBS Radio’s ability to protect and enforce its intellectual property rights is important to the success of CBS Radio’s business. CBS Radio endeavors to protect its intellectual property under trade secret, trademark, copyright and patent law, and through a combination of employee and third-party nondisclosure agreements, other contractual restrictions, and other methods. CBS Radio has registered trademarks in state and federal trademark offices in the United States and enforces its rights through, among other things, filing oppositions with the United States Patent and Trademark Offices. There is a risk that unauthorized digital distribution of CBS Radio content could occur and competitors may adopt names similar to CBS Radio’s or use confusingly similar terms as keywords in internet search engine advertising programs, thereby impeding CBS Radio’s ability to build brand identity and leading to confusion among CBS Radio audience or advertisers. Moreover, maintaining and policing CBS Radio’s intellectual property rights may require CBS Radio to spend significant resources as litigation or proceedings before the United States Patent and Trademark Office, courts or other administrative bodies, is unpredictable, costly and may not always be cost effective. CBS Radio cannot assure you that it will have sufficient resources to adequately protect and enforce its intellectual property. The failure to protect and enforce CBS Radio’s intellectual property could adversely impact the business, financial condition and results of operations of Entercom and its subsidiaries, including CBS Radio, following consummation of the Merger.

CBS Radio may be subject to claims and litigation from third parties claiming that its operations infringe on their intellectual property. Any intellectual property litigation could be costly and could divert the efforts and attention of CBS Radio’s management and technical personnel, which could have a material adverse effect on CBS Radio’s business, financial condition and results of operations. If any such actions are successful, in addition to any potential liability for damages, CBS Radio could be required to obtain a license in order to continue to operate its business.

CBS Radio could suffer losses due to asset impairment charges for FCC licenses and goodwill, which may adversely impact CBS Radio’s financial results.

As of March 31, 2017, CBS Radio’s FCC licenses and goodwill comprised 91% of the book value of its assets. CBS Radio tests goodwill and FCC licenses for impairment during the fourth quarter of each year and between annual tests if events or circumstances require an interim impairment assessment. FCC licenses are tested for impairment at the geographic market level and goodwill is tested at the reporting unit level, which is one level below CBS Radio’s operating segment. As of December 31, 2016, CBS Radio had three reporting units. During 2016, CBS Radio recognized a pretax noncash impairment charge of $322.7 million to reduce the carrying values of FCC licenses in 23 of its markets to their fair value. Also during 2016, CBS Radio concluded that the estimated fair value of each of its three reporting units was below their respective carrying values, after the above-mentioned FCC licenses impairment charge, and as a result CBS Radio performed the second step of the goodwill impairment test for each reporting unit and recorded a pretax noncash impairment charge of $530.1 million to reduce the carrying value of its goodwill.

After the above-mentioned impairment charges, the fair values of each of CBS Radio’s three reporting units exceeded their respective carrying values by approximately 3%, the fair values of FCC licenses in 23 of its markets were the same as their carrying values, and the fair values of FCC licenses in two markets exceeded their respective carrying values by less than 5%. A downward revision to the estimated fair value of CBS Radio’s reporting units and/or FCC licenses could cause the estimated fair value to fall below their respective carrying values, which could result in a noncash impairment charge.

Entercom’s stock price is one indicator in management’s assessment of the fair value of CBS Radio. A decline in Entercom’s stock price could indicate that the fair value of CBS Radio is lower than its carrying value and could result in an impairment in a future period. Any impairment charge for goodwill and/or FCC licenses could have a material impact on CBS Radio’s financial results.

Following the consummation of the Merger, Entercom and CBS Radio will have substantial indebtedness, which could adversely impact the business, financial condition and results of operations of Entercom and its subsidiaries, including CBS Radio.

Entercom and its subsidiaries, and CBS Radio and its subsidiaries each have a significant amount of indebtedness and, following the consummation of the Transactions, will continue to have significant indebtedness and liabilities. As of March 31, 2017, on a pro forma basis after giving effect to the Transactions, Entercom would have had outstanding long-term debt, including the current portion, of $1,888.7 million, on a consolidated basis. Entercom and its subsidiaries, including, after the consummation of the Transactions, CBS Radio, have and will continue to have the ability to incur a significant amount of additional debt. After the consummation of the Transactions, the indebtedness of Entercom and its subsidiaries, including CBS Radio, could have important consequences, including but not limited to:

•	making it more difficult for Entercom and its subsidiaries, including CBS Radio, as applicable, to satisfy their obligations with respect to their debt;

•	requiring Entercom and its subsidiaries, including CBS Radio, as applicable, to dedicate a substantial portion of their cash flow from operations to payments on indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other corporate purposes;

•	increasing the vulnerability of Entercom and its subsidiaries, including CBS Radio, to and limiting the flexibility in planning for, or reacting to, changes in the business, the industries in which they operate, the economy and government regulations;

•	restricting Entercom and its subsidiaries, including CBS Radio, from making strategic acquisitions or causing them to make non-strategic divestitures;

•	placing Entercom and its subsidiaries, including CBS Radio, at a competitive disadvantage compared to their competitors that have less debt;

•	exposing Entercom and its subsidiaries, including CBS Radio, to the risk of increased interest rates as borrowings under the Radio Credit Agreement are subject to variable rates of interest; and

•	limiting the ability of Entercom and its subsidiaries, including CBS Radio, to borrow additional funds.

The terms of the Radio Credit Agreement and the Radio Notes Indenture may restrict the current and future operations of CBS Radio and its subsidiaries, particularly the ability to incur additional debt.

The Radio Credit Agreement and the Radio Notes Indenture contain a number of restrictive covenants that impose significant operating and financial restrictions on CBS Radio and its subsidiaries and limit CBS Radio’s ability to engage in actions that may be in its long-term best interests, including restrictions on its and its subsidiaries’ abilities to:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of CBS Radio’s stock;

•	make investments or acquisitions;

•	sell, transfer or otherwise convey certain assets;

•	change its accounting methodology;

•	incur liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting the ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of CBS Radio’s or CBS Radio’s subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay certain kinds of indebtedness;

•	issue or sell stock of CBS Radio’s subsidiaries; and

•	change the nature of CBS Radio’s business.

In addition, the Radio Credit Agreement has a financial covenant that requires CBS Radio to maintain a Maximum Consolidated Net Secured Leverage Ratio (as defined in the Radio Credit Agreement). CBS Radio’s ability to meet this financial covenant may be affected by events beyond Entercom’s or CBS Radio’s control.

As a result of all of these restrictions, after the Merger, Entercom and its subsidiaries, including CBS Radio, may be:

•	limited in how they conduct their business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions could hinder the ability of Entercom and its subsidiaries, including, after the consummation of the Transactions, CBS Radio, to pursue their business strategy or inhibit the ability to adhere to their intended dividend policies.

A breach of the covenants under the Radio Notes Indenture or under the Radio Credit Agreement could result in an event of default under the applicable agreement. Such a default would allow the lenders under the Radio Credit Agreement and/or the holders of CBS Radio’s Senior Notes to accelerate the repayment of such debt and may result in the acceleration of the repayment of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the Radio Credit Agreement would also permit the lenders under the Radio Credit Agreement to terminate all other commitments to extend additional credit under the Radio Credit Agreement.

Furthermore, if CBS Radio were unable to repay the amounts due and payable under the Radio Credit Agreement, those lenders could proceed against the collateral that secures such indebtedness. In the event that CBS Radio’s creditors accelerate the repayment of its borrowings, CBS Radio and its subsidiaries may not have sufficient assets to repay that indebtedness.

Following completion of the Merger, Entercom and its subsidiaries, including CBS Radio, may still be able to incur substantial additional amounts of debt, including secured indebtedness, which could further exacerbate the risks associated with the indebtedness of Entercom and its subsidiaries, including CBS Radio, and adversely impact the business, financial condition and results of operations of Entercom and its subsidiaries, including CBS Radio.

Following completion of the Merger, Entercom and its subsidiaries, including CBS Radio, may incur substantial additional amounts of debt, which could further exacerbate the risks associated with the indebtedness of Entercom and its subsidiaries, including CBS Radio. Although the terms of the agreements governing CBS Radio’s existing indebtedness contain restrictions on the incurrence of additional indebtedness and additional liens, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. Following completion of the Merger, these restrictions also will not prevent Entercom and its subsidiaries, including CBS Radio, from incurring obligations that do not constitute indebtedness. If new debt is added to Entercom’s or CBS Radio’s existing debt levels, the related risks that Entercom and its subsidiaries, including CBS Radio, face following completion of the Merger would intensify, and Entercom and its subsidiaries, including CBS Radio, may not be able to meet all of their respective debt obligations. Following the completion of the Merger, Entercom’s and CBS Radio’s indebtedness may adversely impact the business, financial condition and results of operations of Entercom and its subsidiaries, including CBS Radio.

CBS Radio’s variable-rate indebtedness gives rise to interest rate risk, which could cause CBS Radio’s debt service obligations to increase following completion of the Merger. Any increase in CBS Radio’s debt service obligations could adversely impact the business, financial condition and results of operations of Entercom and its subsidiaries, including CBS Radio, following completion of the Merger.

On October 17, 2016, CBS Radio entered into the Radio Revolving Credit Facility (as defined below) and the Radio Term Loan (as defined below), both pursuant to the Radio Credit Agreement, and borrowed the full amount of the Radio Term Loan. On March 3, 2017, the Radio Credit Agreement was amended to create a tranche of Term B-1 Loans not to exceed $500 million, which are expected to be funded on the closing date of the Merger, subject to customary closing conditions. CBS Radio’s borrowings under the Radio Term Loan and the Radio Revolving Credit Facility bear interest at floating rates that expose CBS Radio to interest rate risk. If interest rates increase, the debt service obligations following completion of the Merger relating to CBS Radio’s variable-rate indebtedness will increase, even though the amount borrowed remains the same, and Entercom’s and CBS Radio’s net income and cash flows will correspondingly decrease. In the future, Entercom and CBS Radio may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce future interest rate volatility. However, Entercom and CBS Radio may not elect to maintain such interest rate swaps with respect to any variable rate indebtedness, and any swaps Entercom or CBS Radio enters into may not fully mitigate their interest rate risk. An increase in CBS Radio’s debt service obligations could adversely impact the business, financial condition and results of operations of Entercom and its subsidiaries, including CBS Radio following completion of the Merger.

To service CBS Radio’s indebtedness and other cash needs following completion of the Merger, Entercom and its subsidiaries, including CBS Radio, will require a significant amount of cash. Entercom and its subsidiaries’ ability to generate cash depends on many factors beyond their control.

Entercom’s ability to satisfy CBS Radio’s debt obligations and to fund any planned capital expenditures, dividends and other cash needs will depend in part upon the future financial and operating performance of Entercom and its subsidiaries, including CBS Radio, and upon its ability to renew or refinance borrowings. Entercom cannot assure you that it and its subsidiaries, including CBS Radio, will generate cash flow from operations, or that CBS Radio will be able to draw under the Radio Revolving Credit Facility or otherwise, in an amount sufficient to fund its liquidity needs, including the payment of principal and interest on its indebtedness. Prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors, many of which are beyond Entercom’s control, will affect its ability to make these payments.

If Entercom is unable to make payments on or refinance CBS Radio’s debt or obtain new financing under these circumstances following completion of the Merger, Entercom may consider other options, including:

•	sales of assets;

•	sales of equity;

•	reduction or delay of capital expenditures, strategic acquisitions, investments and alliances; or

•	negotiations with lenders to restructure the applicable debt.

These alternative measures may not be successful and may not enable Entercom to meet CBS Radio’s scheduled debt service obligations. Entercom’s ability to restructure or refinance CBS Radio’s debt will depend on the condition of the capital markets and Entercom’s and CBS Radio’s financial condition at such time. Any refinancing of CBS Radio’s debt could be at higher interest rates and may require Entercom and/or CBS Radio to comply with more onerous covenants, which could further restrict Entercom’s and its subsidiaries’ business operations. In addition, the terms of existing or future debt agreements may restrict Entercom and/or CBS Radio from adopting some of these alternatives. In the absence of sufficient cash flow from operating results and other resources, Entercom could face substantial liquidity problems and could be required to dispose of material assets or operations to meet CBS Radio’s debt service and other obligations. Entercom may not be able to consummate those dispositions for fair market value, or at all. Furthermore, any proceeds that Entercom could realize from any such dispositions may not be adequate to meet CBS Radio’s debt service obligations then due. Entercom’s inability to generate sufficient cash flow to satisfy CBS Radio’s debt obligations, or to refinance such indebtedness on commercially reasonable terms or at all, could adversely impact Entercom’s and its subsidiaries’ business, financial condition or results of operations following completion of the Merger. Any failure of CBS Radio to meet its scheduled debt service obligations could adversely impact Entercom’s business, financial condition and results of operations following completion of the Merger.

Any decline in the ratings of Entercom’s long-term debt could adversely affect its ability to access capital.

Any decline in the ratings of Entercom’s corporate credit or any indications from the rating agencies that their ratings on Entercom’s corporate credit are under surveillance or review with possible negative implications could adversely impact the ability of Entercom and its subsidiaries, including CBS Radio, to access capital which could adversely impact Entercom’s business, financial condition and results of operations.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain statements relating to future events and Entercom’s intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act and the Exchange Act. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events, including with respect to the Transactions, generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding expected benefits of the Transactions, integration plans and expected synergies therefrom, the expected timing of consummation of the Transactions, and Entercom’s anticipated future financial and operating performance and results, including its estimates for growth. These statements are based on the current expectations of management of Entercom. There are a number of risks and uncertainties that could cause each company’s actual results to differ materially from the forward-looking statements included in this document. These risks and uncertainties include risks relating to:

•	impact of stock sales on the market price of Entercom Class A Common Stock;

•	reliability of historical and pro forma financial information that is included in this document as representative of the results CBS Radio would have achieved as a stand-alone public company and as an indicator of CBS Radio’s future results;

•	inability of Entercom to provide the same types and level of services, digital services and resources to CBS Radio that historically have been provided by CBS, or inability to provide them at the same cost;

•	inability of Entercom to negotiate terms that are as favorable as those CBS and CBS Radio have received when Entercom replaces contracts after the closing of the Transactions;

•	potential termination of the Merger Agreement in accordance with its terms, and thus failure to consummate the exchange offer and, if necessary, the Spin-Off;

•	failure of the Internal Distributions or the Final Distribution to qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 of the Code or failure of the Merger to qualify as a tax-free “reorganization” under Section 368(a) of the Code;

•	subject to the terms and conditions of the Tax Matters Agreement, restrictions on CBS Radio and Entercom following the Transactions in order to avoid significant tax-related liabilities;

•	possibility of a reduced premium or no premium for tendering holders of CBS Class B Common Stock in the exchange offer;

•	reliability of the trading prices of Entercom Class A Common Stock as a proxy for the value of Radio Common Stock;

•	potential delay for the former holders of shares of Radio Common Stock prior to receiving their shares of Entercom Class A Common Stock or their cash in lieu of fractional shares, if any, following the exchange of shares of Entercom Class A Common Stock for shares of Radio Common Stock in the Merger;

•	differences between the ownership rights for Entercom Class A Common stock and CBS Class B Common Stock;

•	concentration of the ownership of Entercom capital stock with its founders and their affiliates;

•	no updates to fairness opinions regarding the exchange ratio pursuant to the Merger Agreement;

•	incurrence of costs related to the Transactions;

•	increases in or new royalties to which CBS Radio or Entercom are subject;

•	the failure to protect CBS Radio’s intellectual property;

•	the impact of asset impairment charges for FCC licenses and goodwill;

•	impact of substantial existing and future indebtedness;

•	restrictions on CBS Radio’s operations, including its ability to incur additional debt, pursuant to the Radio Credit Agreement and the Radio Notes Indenture;

•	Entercom’s and its subsidiaries’ ability to incur substantial additional amounts of indebtedness after the Merger;

•	impact of variable-rate indebtedness;

•	requirements for a significant amount of cash to service existing indebtedness and other cash needs; and

•	any decline in Entercom’s long-term debt rating.

In light of these risks, uncertainties, assumptions and other factors, the forward-looking statements discussed in this document may not occur. Other unknown or unpredictable factors could also have a material adverse effect on each of CBS’s, CBS Radio’s and Entercom’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties, see the section of this document entitled “Risk Factors.” As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. None of Entercom, CBS or CBS Radio undertakes, and each expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its respective expectations, except as required by law.

INFORMATION ABOUT THE SPECIAL MEETING

General; Date; Time and Place; Purposes of the Meeting

The Special Meeting of shareholders of Entercom will be held at [            ] on [            ], 2017 at [            ], local time, for the following purposes:

1.	To approve the Share Issuance of Entercom Class A Common Stock in the Merger;

2.	To approve the Classified Board Amendment to the Existing Entercom Articles to classify the Entercom board of directors following the Merger;

3.	To approve the FCC Amendment to the Existing Entercom Articles to permit the board of directors to (i) require certain information from shareholders and (ii) take certain actions in order to continue to comply with federal communications laws;

4.	To approve, on a non-binding, advisory basis, the Executive Compensation Proposal relating to certain compensation arrangements for Entercom’s named executive officers in connection with the Merger;

5.	To approve the Adjournment Proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance or the Classified Board Amendment; and

6.	To transact such other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

Entercom does not expect a vote to be taken on any other matters at the Special Meeting. If any other matters are properly presented at the Special Meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

When this document refers to the “Special Meeting,” it is also referring to any adjourned or postponed session of the Special Meeting, if necessary or appropriate.

Record Date; Quorum; Voting Information; Required Votes

Holders of record of Entercom Common Stock at the close of business on [            ], 2017, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. At the close of business on the record date, [            ] shares of Entercom Class A Common Stock were outstanding and entitled to vote and [            ] shares of Entercom Class B Common Stock were outstanding and entitled to vote.

The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter or proposal to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter or proposal.

The Existing Entercom Articles provide that each share of Entercom Class A Common Stock is entitled to one vote and that each share of Entercom Class B Common Stock is entitled to ten votes, except: (i) any share of Entercom Class B Common Stock not voted by either Joseph M. Field or David J. Field, in their own right in person or by proxy or pursuant to a Qualified Voting Agreement (as defined in the Existing Entercom Articles), is entitled to one vote; (ii) the holders of Entercom Class A Common Stock, voting as a single class, are entitled to elect two Class A Directors; (iii) each share of Entercom Class B Common Stock is entitled to one vote with respect to certain “Going Private Transactions” (as defined in the Charter); and (iv) as required by law.

Assuming a quorum is present, votes on the proposals will be tallied as follows:

•	Proposal 1—Approval of the Share Issuance. Approval of the Share Issuance requires the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

•	Proposal 2—Approval of the Classified Board Amendment. Approval of the Classified Board Amendment requires the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

•	Proposal 3—Approval of the FCC Amendment. Approval of the FCC Amendment requires the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

•	Proposal 4—Executive Compensation Proposal. Approval of the Executive Compensation Proposal, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

•	Proposal 5—Adjournment Proposal. Approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

Shares of Entercom Common Stock represented by proxies that are marked “abstain” will be counted as present at the Special Meeting for the purpose of determining a quorum. Abstentions will count as a vote “AGAINST” the Share Issuance and the Executive Compensation Proposal but will have no effect on the other proposals. Broker non-votes will not be counted as present at the Special Meeting for the purpose of determining a quorum and will have no effect on the outcome of the vote. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess, or chooses to not exercise, discretionary authority with respect thereto.

Recommendation of Board of Directors

After careful consideration, the Entercom board of directors resolved that the Merger and the Share Issuance are advisable and in the best interests of Entercom and its shareholders. As a result, Entercom’s board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve the Share Issuance, “FOR” the Classified Board Amendment, “FOR” the FCC Amendment, “FOR” the Executive Compensation Proposal and “FOR” the Adjournment Proposal.

How to Vote

Record Holders.

If you are a shareholder of record of Entercom Class A Common Stock as of the close of business on [            ], 2017, you may vote your shares:

•	By Proxy: You may vote your shares via a toll-free telephone number ([ ]) or over the Internet ([ ]) as instructed on the enclosed proxy card. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Special Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.

•	In Person: You may attend the Special Meeting and vote in person.

If you are a shareholder of record of Entercom Class B Common Stock as of the close of business on [            ], 2017, you may vote your shares:

•

By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Special Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.

•	In Person: You may attend the Special Meeting and vote in person

Beneficial Holders. If you are not a shareholder of record of our Class A Common Stock and instead hold your shares in “street name” (i.e., in the name of a bank, broker or other holder of record), you will receive instructions from your bank, broker or other holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

Solicitation of Proxies

Entercom will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, proxies may be solicited in person, by telephone or other electronic communications, such as emails or postings on Entercom’s website by Entercom’s directors, officers and employees, who will not receive additional compensation for these services. Entercom has retained [            ] to assist in the solicitation of proxies for a fee of $[            ]. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of Entercom Common Stock held of record by them, and Entercom will reimburse those persons for their reasonable expenses in doing so.

Revocation of Proxies

You may revoke your proxy before it is voted at the Special Meeting if you: (i) send a written notice of revocation dated after the proxy date to our Corporate Secretary; (ii) send our Corporate Secretary a later dated proxy for the same shares of Entercom Common Stock; or (iii) attend the Special Meeting and vote in person.

The address for our Corporate Secretary is Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania, 19004, Attention: Andrew P. Sutor, IV, Secretary.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance. Any adjournment or postponement may be made from time to time by the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting, without further notice other than by an announcement made at the Special Meeting. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Entercom shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

The Adjournment Proposal relates only to an adjournment or postponement of the Special Meeting occurring for purposes of soliciting additional proxies for the approval of the Share Issuance. Entercom’s board of directors retains full authority to adjourn or postpone the Special Meeting for any other purpose, including the absence of a quorum, or to postpone the Special Meeting before it is convened, without the consent of any shareholders.

If the Special Meeting cannot be organized because a quorum is not in attendance, the Entercom board of directors intends to adjourn the meeting. If the meeting is adjourned for one or more periods aggregating at least 15 days, those shareholders who attend the adjourned meeting, although less than a quorum, will nevertheless constitute a quorum for the purpose of acting upon each of Proposals No. 1 – No. 4. Notice of the adjourned meeting will not be given except by announcement at the Special Meeting, unless a new record date is fixed for the adjourned meeting.

Attending the Special Meeting

All Entercom shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend the Special Meeting. Shareholders of record can vote in person at the Special Meeting. To attend the Special Meeting, Entercom shareholders need to bring valid picture identification. Entercom shareholders that hold their shares through an account with a bank, broker or other nominee must also bring confirmation of such holder’s beneficial ownership of Entercom Common Stock as of the record date, such as a bank or broker statement. Cell phones must be turned off prior to entering the Special Meeting. Cameras and video, audio or any other electronic recording devices will not be allowed in the meeting room during the Special Meeting, other than for Entercom purposes.

Householding

SEC rules allow delivery of a single document to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their bank, broker or other nominee or its intermediary will receive only one copy of this document, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction cards (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by shareholders, as well as Entercom’s expenses. Shareholders having multiple accounts may have received householding notifications from their respective banks, brokers or other nominees and, consequently, such shareholders may receive only one document. Shareholders who prefer to receive separate copies of the document, may request to receive separate copies of the document by notifying Entercom’s Corporate Secretary at the following address: Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania, 19004, Attention: Andrew P. Sutor, IV, Secretary (Telephone: (610) 660-5610). Entercom will provide the document promptly upon request. Shareholders currently sharing an address with another shareholder who wish to have only one proxy statement and annual report delivered to the household in the future should also contact Entercom’s Corporate Secretary.

Questions and Additional Information

If Entercom shareholders have more questions about the Transactions or how to submit their proxy, or if they need additional copies of this document or the enclosed proxy card or voting instructions, please contact:

Entercom Communications Corp. 401 E. City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004 Attention: Andrew P. Sutor, IV, Secretary Telephone: (610) 660-5610

The vote of Entercom shareholders is important. Please sign, date, and return the proxy card or submit the proxy and/or voting instructions via the Internet or by telephone promptly.

INFORMATION ON THE CBS OFFER TO EXCHANGE

In the Transactions, CBS is offering to exchange all shares of Radio Common Stock that are owned by CBS for shares of CBS Class B Common Stock. See “The Transactions.” CBS Radio has filed a registration statement on Form S-4 and Form S-1 to register shares of Radio Common Stock to be distributed in connection with the split-off and, if necessary, the Spin-Off. The shares of Radio Common Stock will be automatically converted into shares of Entercom Class A Common Stock in the Merger. Entercom has filed a registration statement on Form S-4 to register the shares of Entercom Class A Common Stock that will be issued in the Merger. The terms and conditions of the exchange offer are described in CBS Radio’s registration statement and Entercom’s registration statement. Entercom and Entercom shareholders are not a party to the exchange offer and are not being asked to separately vote on the exchange offer or to otherwise participate in the exchange offer.

Upon consummation of the exchange offer, CBS will irrevocably deliver to the exchange offer agent a global certificate representing all of the Radio Common Stock being exchanged in the exchange offer, with irrevocable instructions to hold the shares of Radio Common Stock in trust for the holders of shares of CBS Class B Common Stock validly tendered and not properly withdrawn in the exchange offer and, in the case of a pro rata distribution, if any, holders of CBS Common Stock whose shares of CBS Class B Common Stock remain outstanding after the consummation of the exchange offer. Shares of Entercom Class A Common Stock will be delivered immediately following the expiration of the exchange offer, the acceptance of CBS Class B Common Stock for exchange, the determination of the final proration factor, if any, and the effectiveness of the Merger, pursuant to the procedures determined by the exchange offer agent and the transfer agent.

Entercom will issue 101,407,494 shares of Entercom Class A Common Stock in the Merger. In addition, the parties estimate that approximately 4,004,451 shares will be eligible for issuance in respect of equity awards held by employees of CBS Radio in consideration of the replacement of their restricted stock units and stock options in CBS with those of Entercom.

CBS’s exchange offer is subject to various conditions listed in CBS Radio’s registration statement and Entercom’s registration statement.

The information included in this section regarding CBS’s exchange offer is being provided to Entercom’s shareholders for informational purposes only and does not purport to be complete. For additional information on CBS’s exchange offer and the terms and conditions of CBS’s exchange offer, Entercom shareholders are urged to read CBS Radio’s registration statement on Form S-4 and Form S-1, or Entercom’s registration statement on Form S-4, and all other documents CBS Radio will file with the SEC. This document constitutes only a proxy statement for Entercom shareholders relating to, among other things, the approval of the issuance of shares of Entercom common stock in the Merger and is not an offer to sell or an offer to purchase shares of Entercom common stock.

INFORMATION ON ENTERCOM

Overview

Entercom Communications Corp. is the fourth-largest radio broadcasting company in the United States with a portfolio of radio stations in 28 top markets across the country. Entercom reaches and engages more than 40 million people a week through its portfolio of highly rated stations. Entercom is headquartered in the Philadelphia, Pennsylvania metropolitan area and is and has been a Pennsylvania corporation since its organization in 1968.

Strategy

Entercom’s strategy focuses on providing compelling content in the communities it serves to enable Entercom to offer its advertisers an effective marketing platform to reach a large targeted local audience. The principal components of Entercom’s strategy are to: (i) focus on creating effective integrated marketing solutions for its customers that incorporate its audio, digital and experiential assets; (ii) build strongly-branded radio stations with highly compelling content; (iii) develop market leading station clusters; and (iv) recruit, develop, motivate and retain superior employees.

Source of Revenue

The primary source of revenue for Entercom’s radio stations is the sale of advertising time to local, regional and national advertisers and national network advertisers who purchase spot commercials in varying lengths. A growing source of revenue is from station-related digital product suites, which allow for enhanced audience interaction and participation, and integrated digital advertising solutions. A station’s local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. Entercom retains a national representation firm to sell to advertisers outside of Entercom’s local markets.

Entercom’s stations are typically classified by their format, such as news, sports, talk, classic rock, adult contemporary, alternative and country, among others. A station’s format enables it to target specific segments of listeners sharing certain demographics. Advertisers and stations use data published by audience measuring services to estimate how many people within particular geographical markets and demographics listen to specific stations. Entercom’s geographically and demographically diverse portfolio of radio stations allows Entercom to deliver targeted messages to specific audiences for advertisers on a local, regional and national basis.

Competition

The radio broadcasting industry is highly competitive. Entercom’s stations compete for listeners and advertising revenue with other radio stations within their respective markets. In addition, Entercom’s stations compete for audiences and advertising revenues with other media including: digital audio streaming, satellite radio, broadcast television, digital, satellite and cable television, newspapers and magazines, outdoor advertising, direct mail, yellow pages, wireless media alternatives, cellular phones and other forms of audio entertainment and advertisement.

HD Radio

AM and FM radio stations may use the FCC selected In-Band On-Channel (“IBOC”) as the exclusive technology for terrestrial digital operations. IBOC, developed by DTS, Inc. (formerly iBiquity Digital Corporation), is also known as “HD Radio.”

HD Radio technology permits a station to transmit radio programming in digital format. Entercom currently uses HD Radio digital technology on most of its FM stations. The advantages of digital audio broadcasting over traditional analog broadcasting technology include improved sound quality, the availability of additional channels and the ability to offer a greater variety of auxiliary services.

Legal Proceedings

Entercom currently and from time to time is involved in litigation incidental to the conduct of its business. Entercom’s management anticipates that any potential liability of Entercom’s that may arise out of or with respect to these matters will not materially adversely affect its financial position, results of operations or cash flows.

Employees

As of January 31, 2017, Entercom had 1,683 full-time employees and 1,145 part-time employees. With respect to certain Entercom stations in Entercom’s Kansas City and San Francisco markets, Entercom is a party to collective bargaining agreements with the Screen Actors Guild—American Federation of Television and Radio Artists (known as SAG-AFTRA). Approximately 46 employees are represented by these collective bargaining agreements. Entercom believes that its relations with its employees are good.

Entercom’s Business After the Consummation of the Transactions

The combination of CBS Radio with Entercom’s existing business is intended to create a leading local media and entertainment company with strong, complementary assets on a national scale. Entercom expects the Transactions to have the following strategic benefits:

•	Enhanced platform and geographical presence. As a result of the Transactions, Entercom expects the combined business to have a nationwide footprint of radio stations, including 23 of the top 25 U.S. markets, as well as robust digital capabilities and a growing events platform.

•	Synergies. The combined company is expected to achieve estimated annual cost synergies of $25 million within 12-18 months after the consummation of the Transactions.

•	Improved Financial Profile. The consummation of the Transactions is expected to increase Entercom’s revenues and earnings leading to enhanced cash flow generation. Equity market capitalization and liquidity will be enhanced by the issuance of over 100 million new shares of Entercom Class A Common Stock in connection with the Merger.

To enable Entercom to manage an orderly transition in its operation of CBS Radio, CBS and Entercom will enter into the Transition Services Agreement, pursuant to which CBS will provide certain services to Entercom in support of CBS Radio and Entercom will provide certain limited services to CBS for a period not to exceed twenty-four months following the consummation of the Transactions. See “Other Agreements and Other Related Party Transactions—Transition Services Agreement.”

In addition, CBS and Entercom will enter into the Joint Digital Services Agreement, pursuant to which CBS Local Digital Media will continue to operate the digital presences for CBS Radio’s Sports and News Stations and CBS TV Stations. The Joint Digital Services Agreement represents a collaborative arrangement between CBS and Entercom, providing for the sharing of revenues, costs and content, in connection with the operation of the CBS Local Websites, as described in “Other Agreements and Other Related Party Transactions—Joint Digital Services Agreement.”

Entercom will be required to divest 14 FM radio stations in certain markets (some of which may be CBS Radio stations) in order to comply with the FCC’s local radio ownership rule. Such divestitures may be accomplished through cash sales or otherwise, and may materially impact the operating metrics and pro forma financials as presented herein. However, these divestitures will not diminish the number of markets in which Entercom will operate following consummation of the Merger.

Entercom’s Liquidity and Capital Resources After the Consummation of the Transactions

As of March 31, 2017, Entercom had current assets of $91.6 million, total assets of $1,009.3, total current liabilities of $51.0 million and long-term debt, net of current portion of $442.1 million. Following the consummation of the Transactions, Entercom’s total assets and liabilities will increase significantly.

As of March 31, 2017, on a pro forma basis (as described in “Entercom and CBS Radio Unaudited Pro Forma Condensed Combined Financial Statements”), Entercom would have had current assets of $342.2 million, total assets of $4,496.9 million, total current liabilities of $156.1 million and long-term debt, net of current portion, of $1,873.1 million. Entercom expects its cash from operations to increase significantly as a result of the consummation of the Transactions and the integration of the CBS Radio Business.

Entercom believes that, within twelve to eighteen months of the consummation of the Transactions, the combination of the CBS Radio Business with Entercom’s existing business will result in annual cost savings of approximately $25 million, primarily related to the consolidation of corporate overhead costs and cost savings in local markets in which Entercom and CBS Radio overlap. Entercom expects to incur significant, one-time costs in connection with the Transactions estimated at approximately $[            ] million. No assurances of the timing or amount of synergies able to be captured, or the costs necessary to achieve those synergies, can be provided.

In connection with entry into the Merger Agreement, CBS Radio entered into the Commitment Letter with the Commitment Parties, pursuant to which such Commitment Parties committed to provide, subject to customary closing conditions, up to $500 million of senior secured term loans as an additional tranche under the Radio Credit Agreement, the proceeds of which may be used by Entercom upon or following the consummation of the Merger to refinance certain existing indebtedness of Entercom, to redeem Entercom’s preferred stock, and to pay fees and expenses in connection with the Transactions. CBS Radio expects to consummate and obtain the Radio Financing substantially simultaneously with the closing of the Merger and the Contribution and to apply the proceeds thereof as described in the preceding sentence in order to, among other things, simplify Entercom’s capital structure.

Entercom Radio, LLC will use the proceeds of the Radio Financing to repay or cause to be repaid all outstanding amounts under the Entercom Credit Agreement, terminate all commitments under the Entercom Credit Agreement and obtain a release of all security interests for the Entercom Credit Agreement. In connection with the Contribution and the Radio Financing, Entercom Radio, LLC will become a guarantor under the Radio Credit Agreement and the Radio Notes Indenture, and will pledge certain of its assets to secure amounts outstanding under the Radio Credit Agreement.

Entercom anticipates that its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will be cash from operations and borrowings under the Radio Credit Agreement. Entercom expects that, following the consummation of the Merger, these sources of liquidity will be sufficient to make required payments of interest on its outstanding debt and to fund working capital and capital expenditure requirements, including costs relating to the Transactions.

For more information on Entercom’s existing sources of liquidity, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Entercom’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 and Entercom’s annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of Entercom Before and After the Consummation of the Transactions

Board of Directors

The Entercom board of directors currently consists of six directors as follows:

•	Joseph M. Field, Chairman and Director

•	David J. Field, Director, President and Chief Executive Officer of Entercom

•	David J. Berkman, Director

•	Joel Hollander, Director

•	Mark R. LaNeve, Director

•	David Levy, Director

Listed below is the biographical information for each person who is currently a member of the Entercom Board of Directors.

Joseph M. Field—Chairman & Director. Joseph M. Field (age 85) founded Entercom in 1968 and has served as Chairman of the Entercom Board of Directors since its inception. Mr. Field served as Entercom’s Chief Executive Officer from Entercom’s inception until 2002 and as Entercom’s President from its inception until 1998. Before entering the broadcasting business, he practiced law for 14 years in New York (including service as an Assistant United States Attorney) and Philadelphia. Mr. Field served on the board of directors of the National Association of Broadcasters for the years 1992 through 1996. Mr. Field currently serves on the boards of directors of the Broadcasters’ Foundation, Mediacast, LLC (d/b/a Specticast), the Philadelphia Orchestra Association, The Mary Louise Curtis Bok Foundation, the Settlement Music School, the National Liberty Museum and the Philadelphia Chamber Music Society. In addition, he serves on the Advisory Board of the University of Pennsylvania’s Field Center for Children’s Policy, Practice & Research. Mr. Field has a B.A. from the University of Pennsylvania, an L.L.B. from Yale Law School and a D.M. from the Curtis Institute of Music. Mr. Field is the father of David J. Field.

David J. Field—Director, President and Chief Executive Officer. David J. Field (age 55) has served as Entercom’s Chief Executive Officer since 2002, its President since 1998, and one of its directors since 1995. Mr. Field is Entercom’s Principal Executive Officer. He also served as Entercom’s Chief Operating Officer from 1996 to 2002 and Chief Financial Officer from 1992 to 1998. Mr. Field served as Vice President-Operations and Chief Financial Officer of Entercom from 1992 to 1995 and Senior Vice-President-Operations and Chief Financial Officer from 1995 to 1996. Mr. Field served as Chairman of the Radio Board of the National Association of Broadcasters from 2005 to 2007. Mr. Field also currently serves on the boards of directors of the National Constitution Center and The Wilderness Society. He has a B.A. from Amherst College and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Field was named the 2006 Radio Executive of the Year by Radio Ink Magazine and was also recognized as one of the best CEOs in America by Institutional Investor Magazine in 2006, 2007 and 2008. Mr. Field is the son of Joseph M. Field.

David J. Berkman—Director. David J. Berkman (age 55) has served as one of Entercom’s directors since the consummation of its initial public offering in January 1999. Since January 2000, Mr. Berkman has served as the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in telecommunications infrastructure investments. He also serves on the boards of directors of Actua Corporation (formerly ICG Group, Inc.) and Franklin Square Holdings, LP. Civically, Mr. Berkman serves on the Board of Overseers of the University of Pennsylvania School of Engineering and Science. Mr. Berkman has a B.S. from the Wharton School of the University of Pennsylvania.

Joel Hollander—Director. Joel Hollander (age 61) has served as one of Entercom’s directors since November 2013. Since May 2007, Mr. Hollander has been serving as President and Chief Executive Officer of 264 Echo Place Partners, an investment advisory firm. Mr. Hollander previously served as President and Chief Executive Officer of CBS Radio from 2002 until 2007. Prior to joining CBS Radio, Mr. Hollander was Chairman and Chief Executive Officer of Westwood One, a radio program syndication company. Mr. Hollander also currently serves on the Merrill Lynch Client Advisory Board, as well as on the boards of directors of The C. J. Foundation for SIDS, the Tomorrow’s Children Fund, RiverSpring Health Center and the Hackensack Medical Center. Mr. Hollander has a B.S. in Communication and Media Studies from Indiana State University.

Mark R. LaNeve—Director. Mark R. LaNeve (age 58) has served as one of Entercom’s directors since March 2014. Since January 2015, Mr. LaNeve has been serving as Vice President, U.S. Marketing, Sales and Service of the Ford Motor Company. From August 2012 through January 2014, Mr. LaNeve served as Chief Operating Officer of Global Team Ford, an agency that serves as the marketing and advertising agency for the Ford Motor Company and the Ford and Lincoln brands on a global basis. Global Team Ford is part of the WPP Group, a multinational advertising and public relations company. Mr. LaNeve was previously with Allstate Insurance Corporation where he served as Senior Executive Vice President (January 2011–February 2012) and Chief Marketing Officer (October 2009–February 2012). Prior to joining Allstate, Mr. LaNeve was Vice President of Sales, Service and Marketing at General Motors Corporation (September 2004–January 2009). Mr. LaNeve is involved with various organizations that assist people affected by autism and sits on the boards of Autism Speaks in New York City and Eton Academy for different learners in Birmingham, Michigan. He also serves on the board of Angel’s Place, a non-profit organization that provides people-centered services, including homes and professional support for adults with developmental disabilities. Mr. LaNeve has a B.A. in Marketing from the University of Virginia.

David Levy—Director. David Levy (age 54) has served as one of Entercom’s directors since May 2015. Since 2013, Mr. Levy has served as President of Turner Broadcasting System, Inc. where he oversees all creative and business activity of the Turner signature entertainment networks TBS, TNT, Turner Classic Movies, truTV, Cartoon Network, Boomerang and Adult Swim, and their digital brand extensions, as well as Turner Sports. Additionally, Mr. Levy is responsible for overseeing domestic ad sales and distribution revenue for Turner’s portfolio of networks including TNT, TBS, CNN, HLN, TCM, Cartoon Network, Adult Swim, Boomerang, truTV and CNN Airport Network. Mr. Levy had previously served as President, Sales, Distribution and Sports for Turner since 2003. Mr. Levy also currently serves on the board of Duplication Services Inc., a privately owned company. Mr. Levy has a B.S. from Syracuse University – Martin J. Whitman School of Management.

The Entercom Board of Directors has determined that each of its non-employee directors (all directors other than Joseph M. Field and David J. Field) satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act.

In connection with the Merger, Entercom will increase the size of its board of directors by four members. In accordance with the Merger Agreement, as amended by Amendment No. 1 to the Merger Agreement, dated as of July 10, 2017, immediately following the Merger, ten persons will serve on the Entercom board of directors, including all six directors from Entercom’s current board of directors (or their pre-Merger replacements) and four new directors agreed upon by CBS, two of whom are affiliated with CBS:

David J. Field	Director; Chairman; President & Chief Executive Officer of Entercom
Joseph M. Field	Director; Chairman Emeritus of Entercom
David J. Berkman	Director
Joel Hollander	Director
Mark R. LaNeve	Director
David Levy	Director
Leslie Moonves	Director; Chairman of the Board, President and Chief Executive Officer of CBS
Joseph R. Ianniello	Director; Chief Operating Officer of CBS
Stefan M. Selig	Director
Sean Creamer	Director

Listed below is the biographical information for the four new directors agreed upon by CBS.

Sean Creamer—Director. Sean Creamer (age 52) has been Executive Vice President, Chief Financial Officer and a member of the board of directors of Merkle Inc. since April 2016. Formerly, he was Executive Vice President and Chief Financial Officer of The Madison Square Garden Company (“MSG”) from 2014 to 2015. Prior to that, he served as President and Chief Executive Officer of Arbitron Inc. (now known as Nielsen Audio)

from 2012 to 2014, its Executive Vice President and Chief Operating Officer from 2011-2012, and various other financial leadership positions at Arbitron beginning in 2005. During that time CBS Radio conducted business with Arbitron Inc., and continues to do so. During the past five years, Mr. Creamer was also a director of Arbitron.

Joseph R. Ianniello—Director; Chief Operating Officer of CBS. Joseph R. Ianniello (age 49) has served as the Chief Operating Officer of CBS since June 2013, and, prior to that, its Executive Vice President and Chief Financial Officer since August 2009. Previously, Mr. Ianniello served as Deputy Chief Financial Officer of CBS since November 2008, and prior to that, in various executive and finance positions at CBS since 2000. During the past five years, he was also a director of CBS Outdoor Americas Inc. (currently known as Outfront Media Inc.).

Leslie Moonves—Director; Chairman of the Board, President and Chief Executive Officer of CBS. Leslie Moonves (age 67) has served as Chairman of the Board of Directors of CBS since February 3, 2016, and President and Chief Executive Officer and a Director of CBS since January 2006. Previously, Mr. Moonves served as Co-President and Co-Chief Operating Officer of former Viacom Inc. since June 2004. Prior to that, he served as Chairman and Chief Executive Officer of CBS Broadcasting since 2003 and as its President and Chief Executive Officer since 1998. Mr. Moonves joined former CBS Corporation in 1995 as President, CBS Entertainment. Prior to that, Mr. Moonves was President of Warner Bros. Television since July 1993. During the past five years, he was also a director of CBS Outdoor Americas Inc. (currently known as Outfront Media Inc.) and KB Home.

Stefan M. Selig—Director. Stegan M. Selig (age 54) served as Under Secretary of Commerce for International Trade at the U.S. Department of Commerce from June 2014 to June 2016, and during this period headed the International Trade Administration, a global bureau of more than 2,200 trade and investment professionals. During this period, he also served as the Executive Director of the Travel and Tourism Advisory Board, sat on the board of directors of the Overseas Private Investment Corporation, was a Commissioner for the Congressional Executive Commission on China and was the Executive Director of the President’s Advisory Council on Doing Business in Africa. Prior to that, he held various senior level leadership positions at Bank of America Merrill Lynch beginning in 1999, including being the Executive Vice Chairman of Global Corporate & Investment Banking from 2009 to 2014, and prior to that, he was Vice Chairman of Global Investment Banking and Global Head of Mergers & Acquisitions. Prior to joining Bank of America, he held various senior investment banking positions at UBS Securities and Wasserstein Perella & Co., and began his investment banking career at The First Boston Corporation.

As a result, current members of Entercom’s board of directors, or their pre-Merger replacements, will comprise a majority of the Entercom board of directors immediately following consummation of the Merger.

In accordance with the Merger Agreement, Messrs. Moonves and Ianniello have agreed to execute and deliver an irrevocable letter of resignation from the Entercom board of directors effective upon the earlier of (a) six months after the closing of the Merger and (b) the day prior to the first annual meeting of Entercom following closing of the Merger. Following such resignations, the resulting vacancies on the Entercom board of directors will be addressed in accordance with the Entercom Bylaws, as set forth below. Entercom does not currently have any plans to fill the vacancies that will be created by the resignations of Messrs. Moonves and Ianniello. If the vacancies remain unfilled, the size of the Entercom board of directors will be reduced from ten members to eight members.

Holders of Entercom Class A Common Stock are entitled by class vote to elect two directors (with each share of Entercom Class A Common Stock entitling the holder thereof to one vote per share in such election). Holders of Entercom Class A Common Stock and Entercom Class B Common Stock, voting as a single class, have the right to vote on the election of all other directors (with each share of Entercom Class B Common Stock held by Joseph Field or David Field in his own right in person (or by proxy or pursuant to a Qualified Voting Agreement (as defined in the Entercom Articles)) entitling the holder thereof to 10 votes per share in such election and each other share of Entercom Common Stock entitling the holder thereof to one vote per share in such election). The Entercom Bylaws provide that directors may be removed only for cause and only by the affirmative vote of a majority of the shareholders entitled to vote thereon. Any vacancies on Entercom’s Board can be filled by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors are less than a quorum, or by a sole remaining director. However, a vacancy in the position of Entercom Class A Director may only be filled by the sole remaining Entercom Class A Director, and if both Entercom Class A Director positions are vacant, then only the holders of the Entercom Class A Common Stock may fill such vacancies. See “Description of Entercom Capital Stock.”

CBS has not been involved in the election of Entercom’s directors prior to the signing of the Merger Agreement, and, other than the minority of the Entercom board of directors that CBS agrees upon prior to the Closing pursuant to the Merger Agreement, CBS will not be involved in the election, nomination or appointment of any Entercom directors after the Merger. It is therefore expected that, subject to the voting rights of Entercom shareholders as set forth in Entercom’s governing documents, Entercom’s pre-Merger directors (or their replacements) and their future nominees will comprise a majority of the Entercom board of directors on an ongoing basis following the consummation of the Transactions.

The Merger Agreement provides that the initial post-Merger directors of CBS Radio (at which time CBS Radio will be a wholly owned subsidiary of Entercom) will consist of David J. Field, Richard J. Schmaeling and Andrew P. Sutor, IV. CBS did not have any formal or informal appointment, consent or approval rights with respect to the post-Merger directors of CBS Radio. CBS’s only input on the post-Merger directors of CBS Radio was suggestive and non-binding input.

Executive Officers

The Merger Agreement provides that Entercom will provide CBS with a “reasonable consultation” right in the determination of the post-Merger executive officers of Entercom. This is solely a right of CBS to discuss the executive officers of Entercom with Entercom. CBS’s involvement in the selection of the post-Merger executive officers of Entercom will be consultative only. While CBS may offer suggestive, non-binding input, CBS will not have any formal or informal appointment, consent or approval rights with respect to the composition of the executive officers of Entercom, pursuant to the Merger Agreement or otherwise. Entercom has determined, after reasonable consultation with CBS, that the executive officers of Entercom immediately following the consummation of the Merger will include David J. Field, who will continue as President & Chief Executive Officer, Richard J. Schmaeling, who will continue as Executive Vice President & Chief Financial Officer, Louise C. Kramer, who will continue as Chief Operating Officer, and Andrew P. Sutor, IV, who will continue as Senior Vice President, General Counsel & Secretary. Listed below is the biographical information for each person who is expected to be an executive officer of Entercom following the consummation of the Merger. The biographical information for David J. Field is included above under the section entitled “—Board of Directors.”

Richard J. Schmaeling—Executive Vice President and Chief Financial Officer. Richard J. Schmaeling (age 52) has served as Executive Vice President and Chief Financial Officer of Entercom since April 2017. Prior to that time, he served as Chief Financial Officer of Travel Leaders Group, LLC, the largest travel agency company in the United States since July 2016. From August 2015 through June 2016, Mr. Schmaeling was Chief Financial Officer of MediaMath, Inc., a private equity controlled advertising technology company. From January 2015 through August 2015, Mr. Schmaeling provided integration consulting to Media General, Inc., a TV and digital media company which acquired LIN Media, LLC, a local TV and digital media provider serving 23 markets and approximately 10% of U.S. households, where Mr. Schmaeling was Chief Financial Officer from 2008 through December 2014. Mr. Schmaeling is a Certified Public Accountant and has a B.S. in Accounting from Rutgers University.

Louise C. Kramer—Chief Operating Officer. Louise C. Kramer (age 61) has served as Entercom’s Chief Operating Officer since May 2015. Ms. Kramer previously served as Entercom’s Station Group President from

April 2013 through May 2015, one of Entercom’s Regional Presidents from December 2007 through April 2013 and a Regional Vice President from January 2000 through December 2007. Prior to joining Entercom in 2000, Ms. Kramer served as General Manager for CBS Radio in Chicago.

Andrew P. Sutor, IV—Senior Vice President, General Counsel & Secretary. Andrew P. Sutor, IV (age 44) currently serves as Entercom’s Senior Vice President and General Counsel (since January 2013) and Secretary (since January 2014). Since July 2014, Mr. Sutor has oversight of Entercom’s Technical Operations Department. Mr. Sutor previously served as Entercom’s Vice President (since September 2010) and Corporate Counsel (since 2007). Prior to joining Entercom in 2002, Mr. Sutor was an associate in the Business Law Department of Saul Ewing, LLP, a regional Mid-Atlantic law firm based in Philadelphia, Pennsylvania. Mr. Sutor has a J.D. from the Villanova University School of Law and a B.A. in both Economics and Political Science from the University of Pennsylvania.

Additionally, the post-Merger officers of CBS Radio will consist of David J. Field as President & Chief Executive Officer, Richard J. Schmaeling as Executive Vice President & Chief Financial Officer, Louise C. Kramer as Chief Operating Officer and Andrew P. Sutor, IV as Senior Vice President, General Counsel & Secretary, each of whom is a current officer of Entercom. CBS did not have any formal or informal appointment, consent or approval rights with respect to the composition of the post-Merger officers of CBS Radio, pursuant to the Merger Agreement or otherwise.

INFORMATION ON CBS RADIO

CBS Radio is a large-market focused, multi-platform national media company with a local footprint of 117 radio stations and digital properties in 26 radio markets, including all of the top 10 radio markets and 19 of the top 25 radio markets. CBS Radio focuses on three areas of content: Sports, News and Music & Entertainment. CBS Radio’s radio portfolio includes many of the leading radio stations in the United States, including the most listened-to Sports (WFAN® in New York), News (1010 WINS® in New York) and Classic Hits (WCBS-FM® in New York) radio stations. CBS Radio owns the #1- or #2-rated local Sports radio station and the #1-rated All-News radio station in each of the markets in which CBS Radio programs these formats. CBS Radio’s radio stations reached an audience of more than 65 million people per week in 2016, making CBS Radio the second largest radio group in the United States as measured both by audience and by revenue. CBS Radio also distributes its content through an integrated suite of digital properties, including market-focused local websites, Radio.com™ (a streaming service), Eventful® (an event discovery platform) and Play.it® (a podcast network), which collectively reached an average of 63.4 million internet and mobile unique users per month in 2016. In addition, CBS Radio produces events across its markets, including concerts, multi-day musical festivals, speaker series, trade shows and sports-related events. CBS Radio produced, co-produced or co-promoted over 600 such events in 2016.

CBS Radio focuses primarily on large metropolitan markets through clusters of radio stations and digital properties. CBS Radio has the #1- or #2-ranked station clusters in approximately 64% of its markets as measured by revenue, as reported by the public accounting firm Miller Kaplan Arase, LLP. As of December 2016, CBS Radio employed approximately 1,000 sales personnel dedicated to local and national radio advertising, digital advertising and events, with a local presence in all of the markets in which CBS Radio operates.

Content and Programming

CBS Radio produces and distributes compelling content for multiple media platforms, including its radio stations and owned web, mobile, streaming and podcast properties, as well as on third party platforms such as Facebook, Twitter, Instagram, TuneIn and YouTube. CBS Radio’s local on-air personalities create original programming that delivers the latest in Sports, News and Music & Entertainment tailored to specific markets and their target audiences:

•	Sports. CBS Radio is a leading sports radio company in the United States with the two most listened-to sports radio stations in the United States (WFAN AM/FM in New York and WSCR-AM in Chicago). CBS Radio owns the #1-rated local Sports radio station in 13 of the 14 markets in which CBS Radio programs a local Sports format. For the year ended December 31, 2016, CBS Radio broadcast over 3,000 live games for over 30 professional sports franchises, including the New York Yankees, the New England Patriots, the Chicago Cubs and the Detroit Red Wings, and for over 15 collegiate sports programs, including teams from the University of Michigan, the University of Pittsburgh, the University of Connecticut, the University of Maryland and the University of Texas. CBS Radio’s sports radio stations feature popular local personalities, who deliver sports-related news, opinion and debate and facilitate audience interaction on local sports. In addition, CBS Radio owns the CBS Sports Radio Network™, which provides national sports content that is syndicated by a third party to more than 300 affiliated radio stations (including 22 of CBS Radio’s radio stations) across the United States.

•	News. CBS Radio provides its communities with trusted, live, up-to-the-minute news, traffic and weather information. CBS Radio owns the #1-rated All-News radio station in all of the markets in which CBS Radio programs an all-news format and the #1-rated News-Talk station in six markets where CBS Radio programs the format. CBS Radio also owns seven of the top eight most listened to All-News stations in the United States. CBS Radio’s award-winning All-News radio stations include 1010 WINS in New York, KNX (AM)® in Los Angeles and WBBM (AM)® in Chicago. CBS Radio’s News-Talk stations include KDKA (AM)® in Pittsburgh, KMOX (AM)® in St. Louis and WTIC (AM)® in Hartford.

•	Music & Entertainment. CBS Radio provides its audience with unique music and entertainment experiences through personality-driven local programming. CBS Radio’s programming includes a wide variety of music genres, including Rock, Adult Album Alternative, Classic Hits, Adult Contemporary, Top 40, Urban, Spanish and Country, each targeting a distinct demographic group. CBS Radio has the most listened-to station in the United States in numerous formats, including Classic Hits (WCBS-FM in New York), Adult Hits (KCBS-FM® in Los Angeles), Rhythmic AC (94.7 The Wave in Los Angeles) and Adult Album Alternative (WXRT-FM® in Chicago), according to Nielsen. CBS Radio also introduces new and emerging artists to its audiences through its over-the-air and digital platforms and develops exclusive content with artists, including interviews and live performances.

Radio Stations

As of December 31, 2016, CBS Radio owns and operates 117 radio stations in the United States, including stations in all of the top 10 radio markets and 19 of the top 25 radio markets. The following table summarizes CBS Radio’s radio stations, which are grouped by market size as defined by Nielsen.

	Format Type
	Sports	News/ News-Talk	Music & Entertainment	Total
Top 25 radio markets (1) (2)	18	16	56	90
Non-Top 25 radio markets	4	3	20	27

Total	22	19	76	117

(1)	Market rankings based on Nielsen Audio Radio Market Survey, Fall 2016.
(2)	Includes two Victor Valley, CA stations operated as part of the Riverside market: KRAK, a Sports station, and KVFG, a Music & Entertainment station.

Digital Properties

CBS Radio operates digital properties on multiple platforms, including websites, mobile apps, and social media, and through third-party distribution partners. CBS Radio streams its over-the-air radio station broadcasts and provides on-demand audio and video content and text, imagery and event information. CBS Radio’s digital properties complement its business and operations and positively impact its operating results.

•	Music & Entertainment Station Websites. CBS Radio maintains an online presence for each of its Music & Entertainment stations, including KROQ.com in Los Angeles, B96.com in Chicago and V-103.com in Atlanta. CBS Radio distributes content that it broadcasts on its radio stations across its Music & Entertainment station websites, and CBS Radio drives traffic to these websites by using extensive and integrated on-air promotion. CBS Radio’s Music & Entertainment station websites, in turn, promote and drive traffic to CBS Radio’s radio stations.

•	Market-Focused Local Websites. All of CBS Radio’s local Sports and News/NewsTalk radio stations (the “Sports and News Stations”) have a digital presence on 23 market-focused local websites and mobile applications that CBS Local Digital Media operates for CBS Radio’s Sports and News Stations (“CBS Local Websites”) and for CBS’s owned and operated television stations (“CBS TV Stations”), including CBSNewYork.com, CBSBoston.com and CBSSanFrancisco.com. Each of these market-focused CBS Local Websites provides extensive locally focused news, sports and traffic and weather information utilizing the text, video and audio content produced by CBS Radio’s Sports and News Stations and the CBS TV Stations, where applicable, in that market.

•	Radio.com. CBS Radio provides streaming services through its Radio.com platform, where users can listen live to stations online, including simulcasts of CBS Radio’s over-the-air radio stations. Radio.com generates approximately 23 million listening hours per month.

•	Eventful. CBS Radio’s local event discovery business, Eventful, provides its 26.6 million registered users and over 8.5 million monthly unique visitors with local event information ranging from concerts to movies to restaurants. Eventful’s services can also be accessed through CBS Radio’s music radio station websites and the CBS Local Websites in all of CBS Radio’s markets. Eventful also provides ticketing services to consumers and licenses its events data to third parties.

•	Play.it. CBS Radio’s podcast network, Play.it, offers a portfolio of over 400 different podcast titles and delivers approximately 24 million streams and downloads per month. Examples include “Engage: The Official Star Trek Podcast™” focused on Star Trek® and “Rap Radar®” focused on hip hop.

Events

CBS Radio creates, promotes and produces a diverse range of live events, ranging from concerts and multi-day music festivals to speaker series and sports-related events. CBS Radio’s events complement its business and operations and positively impact its operating results. In 2016, CBS Radio produced, co-produced or co-promoted over 600 live events. Live events offer unique, out-of-home experiences for CBS Radio’s audiences, as well as sponsorships, exhibit space and consumer engagement opportunities for CBS Radio’s advertisers. CBS Radio’s events in 2016 included:

•	Tent-pole events with national appeal, such as “We Can Survive™” and “The Night Before™,” that pair marquee experiences with world-class performing artists.

•	Heritage local live events, such as “B96 Summer Bash™” in Chicago and “Downtown Hoedown®” in Detroit.

•	Events that showcase key station talent, such as “Wing Bowl®” in Philadelphia and “April Foolishness™” in Los Angeles.

Sources of Revenue

CBS Radio’s revenue is derived from Broadcasting and Digital, Events and Other sources. For the year ended December 31, 2016, CBS Radio generated approximately 79% of its revenue from local advertisers and 21% from national advertisers.

Broadcasting Revenue. CBS Radio generates Broadcasting revenue from the sale of advertising time on its radio stations to a wide range of local and national advertisers in consumer-focused industries, including automotive, entertainment, retail and financial services. Local advertising is generated primarily in a station’s individual market and national advertising is generated across multiple markets. For the year ended December 31, 2016, CBS Radio generated Broadcasting revenue of $982.3 million, representing approximately 80% of its total revenues for this period.

Digital, Events and Other Revenue. CBS Radio generates digital revenue primarily from the sale of display, audio and video advertising across its digital properties, which enables CBS Radio to further monetize the content produced by its radio stations. CBS Radio also generates digital revenue through content and data licensing, local offers, and affiliate commissions. Events revenue is generated primarily from advertising and sponsorships associated with various live events which CBS Radio produces, co-produces and co-promotes. Other revenues are generated primarily from the syndication of CBS Radio’s programming, sponsorships of programming features and naming rights of radio station assets. For the year ended December 31, 2016, CBS Radio generated Digital, Events and Other revenues of $239.3 million, representing approximately 20% of its total revenues for this period.

The Radio Industry

Radio is a proven and effective mass-marketing medium given its broad reach, resilient audience, low price-point and access to audience at key buying times. In particular:

1.	Radio has the highest and most stable reach of any media, reaching 93% of all adults aged 18+ across the United States, according to Nielsen.

2.	Radio listenership has remained resilient for the past 10 years, growing from 234 million listeners in 2008 to 247 million listeners in 2016, according to Nielsen.

3.	Time spent listening to radio has been relatively stable since 2014, based on Nielsen Total Audience Reports for the second quarters of 2014 through 2016.

4.	Radio listening predominantly occurs away from home, according to Nielsen, and it remains the primary in-car medium according to “The Infinite Dial 2016,” a report by Edison Research and Triton Digital. The report indicates that 84% of adults 18 years or older who had driven or ridden in their primary vehicle in the previous month reported listening to AM/FM radio, and 54% reported that they listened to AM/FM radio either exclusively or the most in their primary vehicle over other audio sources. According to Jacobs Media’s TechSurvey 12, in a survey of consumers planning to buy a new vehicle in 2016, nearly 9 out of 10 indicated that an AM/FM radio is an important feature and that of those who spend time in a car in an average week, 93% indicated that they listen to AM/FM radio in the car on an average weekday.

5.	Radio offers a cost-efficient and creatively simple way for advertisers to reach a broad diverse audience. According to 2016 data from Intermedia Dimensions, based on national coverage, the cost per thousand (“CPM”) for a local spot radio 30-second advertisement during the afternoon drive period is $10.97 versus $24.40 CPM for a 30-second network prime time television spot and $14.62 CPM for a one-third page black and white advertisement in a newspaper.

6.	In 2016, radio delivered a high return on investment across major listener categories, with payback per dollar spent as high as $23.21, according to Nielsen.

7.	According to SNL Kagan’s report titled “Radio/TV Station Annual Outlook, 2016 Edition,” from 2011 through 2015, the radio industry annually generated between approximately $13.2 billion and $14.2 billion in spot revenue; between approximately $1.5 billion and $2.0 billion in off-air revenue; approximately $1.1 billion in network revenue; and between approximately $709 million and $1.0 billion in digital/internet radio advertising revenue. According to SNL Kagan, the radio industry generated approximately $13.2 billion in spot revenue, compared to approximately $2.0 billion for total off-air revenue, approximately $1.0 billion for network revenue and approximately $1.0 billion for digital/internet radio advertising revenue in 2015. SNL Kagan estimates that spot revenue will account for approximately $13.1 billion to $13.2 billion annually from 2016 through 2018 while off-air revenue will account for approximately $2.2 billion to $2.6 billion annually, network revenue will account for approximately $1.1 billion annually and digital/internet radio revenue will account for approximately $1.1 billion to $1.2 billion annually during the same period.

Business Strengths

Large Market Focus and National Footprint. CBS Radio’s radio stations and digital properties are predominantly concentrated in large metropolitan markets, which account for a significant share of local advertising revenues. According to SNL Kagan’s report titled “Radio/TV Station Annual Outlook, 2016 Edition,” the 25 top radio markets generated approximately $5.77 billion, or approximately 40%, of spot and digital/internet radio advertising revenue, which comprises over 80% of total radio revenue, in the U.S. radio industry for the year ended December 31, 2015. CBS Radio’s radio stations are in all of the top 10 radio markets, and 19 of the top 25 radio markets by revenue. CBS Radio generates approximately 87% of its revenue from these 19 markets. CBS Radio’s share of revenue in the top 25 radio markets was 25.2% in 2016, based on Miller

Kaplan Arase, LLP. In 2016, CBS Radio’s average revenue per station in these top 25 markets was 2.3 times CBS Radio’s average revenue per station in non-top 25 markets. CBS Radio’s portfolio of large market stations and digital properties, such as Radio.com, Eventful.com and Play.it, provides CBS Radio with a national footprint and the ability to create compelling local and national campaigns for its advertisers across its broadcast, digital and live event offerings.

Strong Radio Station Clusters and Local Market Scale. CBS Radio owns three or more radio stations in 24 of its 26 markets. Owning multiple stations and digital properties in a market allows CBS Radio to capture a greater share of audience and advertising dollars. Station clusters allow CBS Radio to gain scale in local markets, which increases its operating efficiency and profitability. CBS Radio carefully constructs its clusters and programs its stations to appeal to distinct demographic groups to maximize their collective in-market reach. For example, in New York, CBS Radio owns seven radio stations operating out of a single facility, including the popular WFAN sports radio simulcast on two frequencies, two All-News stations and three stations with music formats.

Powerful Local Brands. CBS Radio’s radio portfolio includes many of the leading national and local radio stations in the United States, including the most listened-to Sports (WFAN in New York), News (1010 WINS in New York), Classic Hits (WCBS-FM in New York), Adult Album Alternative (WXRT in Chicago) and Adult Hits (KCBS-FM in Los Angeles) radio stations in the United States. CBS Radio also owns the #1- or #2-rated Sports radio stations and the #1-rated All-News radio stations in each of the markets in which CBS Radio programs these formats. Among its powerful local brands are the “World Famous KROQ®” in Los Angeles and the unmistakable “teletype” sound of 1010 WINS in New York, as well as “Traffic and Weather Together®” in the New York market and elsewhere, “All News All The Time®” and “You Give Us 22 Minutes. We’ll Give You the World.®” in New York.

Compelling, Exclusive Content. CBS Radio produces live radio and digital content with up-to-the-minute broadcasts of timely information such as sports, news, traffic and weather that drive listenership, loyalty and engagement from its audience. CBS Radio’s audience turns to CBS Radio for exclusive content, including news, live sports and sports talk. CBS Radio employs more than 900 on-air talent who inform and entertain their listeners and serve their local communities. For the year ended December 31, 2016, CBS Radio broadcasted more than 3,000 live games for over 30 professional sports franchises in the National Football League (“NFL”), Major League Baseball (“MLB”), the National Basketball Association (“NBA”), the National Hockey League (“NHL”) and Major League Soccer (“MLS”) and for over 15 collegiate sports programs.

Extensive Digital Platform. CBS Radio owns and operates digital properties in all 26 of its markets, each of which is integrated with CBS Radio’s in-market over-the-air radio stations, enabling its audience to consume its audio and video content across multiple platforms. CBS Radio’s digital properties expand its in-market reach, increase and broaden its audience and enhance audience engagement. CBS Radio’s extensive local digital properties allow it to better serve its audience and provide its advertisers with increasingly effective, targeted and measurable digital advertising solutions, including as part of integrated campaigns utilizing CBS Radio’s broadcast and live event platforms. Radio.com is CBS Radio’s national web destination and dedicated mobile app providing the streams for all CBS Radio stations, allowing for targeted demographic and geographic streaming audio sales opportunities. Play.it is CBS Radio’s podcast platform for both radio station shows and national talent, and is the sales brand for broad-based sponsorships of on-demand audio.

Attractive Financial Profile. CBS Radio’s business requires low levels of capital expenditures and generates significant operating cash flow. CBS Radio also benefits from its national scale and the local clustering of its radio station and digital assets, which allows CBS Radio to generate significant cash flows from incremental revenues.

Sales-Oriented Organization Led by Experienced Management Team. CBS Radio has a strong sales-oriented culture with extensive local relationships focused on growing revenue across its platform through

innovative marketing campaigns for its diversified base of over 18,000 advertising clients. As of [            ] 2017, CBS Radio employed over [            ] sales personnel dedicated to local and national advertising, digital advertising and events, with a local presence in all of the markets in which [            ] operates. In the year ended December 31, 2016, CBS Radio generated revenue share in excess of its audience share in every one of its 26 markets. CBS Radio is led by an experienced senior management team with strong sales and leadership capabilities and deep knowledge of the radio, digital and local media industries. CBS Radio’s President and Chief Executive Officer, Andre J. Fernandez, previously served as President of a publicly traded, diversified local media company and has a successful track record of delivering results. Further, CBS Radio benefits from highly experienced, sales-focused management teams in each of its local markets.

Operating Strategy

Continue to Develop Compelling Content. CBS Radio develops and invests in compelling local and national content, including exclusive live sports broadcasts and live sports, news, talk, music, and entertainment programming hosted by more than 900 trusted local personalities across CBS Radio’s integrated radio, digital and event offerings. CBS Radio focuses on news and sports content in particular because of the live, up-to-the-minute nature of news and its audience’s passion for local sports, which increases CBS Radio’s audience size and engagement with its radio stations and affiliated digital properties, providing attractive platforms for its advertisers. By continuing to seek, develop and invest in relevant audio, video and digital content, CBS Radio intends to build upon the longstanding and intimate relationship between CBS Radio’s local brands and on-air personalities and their audiences to sustain and increase listenership and provide effective advertising campaigns to CBS Radio’s marketing partners.

Expand Multi-Platform Distribution. CBS Radio distributes its audio and video content across its owned sites and third-party digital and mobile platforms to maximize its reach, serve its audience and enhance its offerings. CBS Radio’s audience expects the flexibility to consume content across multiple platforms wherever, whenever and however they choose and expects the increasingly integrated, intuitive and personalized experiences that CBS Radio’s digital platforms deliver. CBS Radio believes that by increasing the availability and accessibility of its content across multiple platforms, including mobile and social media, CBS Radio will expand its audience, strengthen its local brands and increase its relevance among its audience and its advertisers.

Grow Digital, Events and Other Revenues. CBS Radio is focused on growing its digital and other non-broadcasting based revenues. CBS Radio’s large market footprint of strong radio station clusters and promotional capabilities provides it with a platform to expand its brands and content into digital platforms and develop new, complementary marketing products, including live local events. CBS Radio plans to expand its event offerings. Digital platforms provide CBS Radio opportunities to monetize its audio and video content through syndication, licensing and sponsorship arrangements. CBS Radio plans to launch new local, branded news and sports products while maintaining networked scale and operating efficiencies. These non-broadcast revenue sources enhance CBS Radio’s local brands and provide additional channels for CBS Radio and CBS Radio’s advertisers to engage their audiences via immersive and novel experiences.

Drive Enhanced Revenue Management. CBS Radio focuses on advertising rate discipline to improve revenue yield on its radio and digital properties. CBS Radio has combined certain management functions to reinvigorate market and station management, increased accountability and transparency and rebuilt station marketing strategies by better aligning its programming with consumer and market demand. By carefully managing the amount of advertising inventory sold through third-party networks and selling that inventory at higher local and national spot rates, CBS Radio seeks to improve revenue yield on spot advertising. In addition, CBS Radio collects and uses audience data to inform its programming and enhance the targeting and measurement capabilities of its advertisers’ marketing campaigns. This data allows CBS Radio to demonstrate to its advertisers the effectiveness of their campaigns, and helps CBS Radio to attract and retain new advertisers for radio and digital platforms. CBS Radio uses its national radio and digital footprints to enhance its appeal to national advertisers and grow its national revenues.

Enhance Radio Clusters and Digital Assets via Selective Acquisitions. CBS Radio believes that its existing scale, digital capabilities, strong balance sheet and management experience positions it well to exploit opportunities to enhance and grow its business. CBS Radio will seek acquisition opportunities that optimize the performance of its existing clusters and expand its presence into new markets. CBS Radio will consider complementary acquisitions to enhance consumer experience and engagement with its offerings and improve the effectiveness of advertising on its platforms. CBS Radio will also evaluate digital properties and capabilities that can provide CBS Radio with the opportunity to enhance its local presence as well as broaden its national footprint.

Legal Proceedings

On an ongoing basis, CBS Radio vigorously defends itself in numerous lawsuits and proceedings and responds to various investigations and inquiries from federal, state and local authorities (collectively, “litigation”). Litigation may be brought against CBS Radio without merit, is inherently uncertain and always difficult to predict. However, based on CBS Radio’s understanding and evaluation of the relevant facts and circumstances, CBS Radio believes that the litigation to which it is a party is not likely to have a material adverse effect on CBS Radio’s results of operations, financial position or cash flows.

Employees

The number of persons employed by CBS Radio during 2016 was approximately 3,800. Certain of CBS Radio’s hourly workers are represented by collective bargaining agreements. These contracts expire at various times over the next several years. Management believes that its relationships with its employees and their representative organizations are good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR CBS RADIO

(Tabular dollars in millions)

You should read the following discussion and analysis of CBS Radio’s financial condition and results of operations in conjunction with “Selected Historical Consolidated Financial Data of CBS Radio,” “Information on CBS Radio” and the historical consolidated financial statements of CBS Radio and the notes thereto included elsewhere in this document. This discussion contains forward-looking statements that involve numerous risks and uncertainties. The forward-looking statements are subject to a number of important factors, including those factors discussed under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements,” that could cause actual results to differ materially from the results described herein or implied by such forward-looking statements.

CBS Radio’s historical financial statements included in this document have been presented on a “carve-out” basis from CBS’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of CBS Radio and include allocations of corporate expenses from CBS. These allocations reflect significant assumptions, and the financial statements do not fully reflect what CBS Radio’s financial position, results of operations or cash flows would have been had it been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of CBS Radio’s future results of operations, financial position or cash flows. See “Risk Factors—Risks Related to the Transactions—The historical and pro forma financial information that is included in this document may not be representative of the results CBS Radio would have achieved as a stand-alone public company and may not be a reliable indicator of CBS Radio’s future results.”

Set forth below is a discussion of CBS Radio’s historical operations. The effects of the Transactions are reflected in the unaudited pro forma condensed combined financial statements of Entercom and CBS Radio included elsewhere in this document.

Overview

Business Overview and Strategy

CBS Radio is a large-market focused, multi-platform national media company with a local footprint of 117 radio stations and digital properties in 26 radio markets, including all of the top 10 radio markets and 19 of the top 25 radio markets. CBS Radio focuses on three areas of content: Sports, News and Music & Entertainment. CBS Radio’s radio portfolio includes many of the leading radio stations in the United States, including the most listened-to Sports (WFAN in New York), News (1010 WINS in New York) and Classic Hits (WCBS-FM in New York) radio stations. CBS Radio owns the #1- or #2-rated local Sports radio station and the #1-rated All-News radio station in each of the markets in which it programs these formats. CBS Radio’s radio stations reached an audience of more than 65 million people per week in 2016, making it the second largest radio group in the United States as measured both by audience and by revenue. CBS Radio also distributes its content through an integrated suite of digital properties, including market-focused local websites, Radio.com (a streaming service), Eventful (an event discovery platform) and Play.it (a podcast network), which collectively reached an average of 63.4 million internet and mobile unique users per month in 2016. In addition, CBS Radio produces events across its markets, including concerts, multi-day musical festivals, speaker series, trade shows and sports-related events. CBS Radio produced, co-produced or co-promoted approximately 600 such events in 2016.

CBS Radio focuses primarily on large metropolitan markets through clusters of radio stations and digital properties. CBS Radio has the #1- or #2-ranked station clusters in approximately 64% of its markets as measured by revenue, as reported by Miller Kaplan Arase, LLP. As of December 2016, CBS Radio employed approximately 1,000 sales personnel dedicated to local and national radio advertising, digital advertising and events, with a local presence in all of the markets in which it operates.

Since 2013, CBS Radio has experienced a declining trend in its traditional broadcast spot advertising revenues resulting from industry-wide challenges in local advertising, and a loss in market share primarily from increased competition in the programming formats it offers. The radio broadcasting industry is highly competitive and the radio advertising marketplace has been affected by competition from the proliferation of digital platforms. In an effort to mitigate these negative trends, over the last few years, CBS Radio has initiated several strategic changes to its business to regain market share in its traditional radio broadcast spot advertising business and reduce its cost structure. Such actions included appointing a new President as well as other members of its senior management team; realigning and enhancing its sales structure; combining certain station management functions to better align its programming with consumer and market demand; and initiating measures intended to improve its overall pricing discipline. In addition, on February 2, 2017, an agreement was reached to combine CBS Radio with Entercom in a merger, which will create a well-capitalized company with a strong balance sheet and significant free cash flow generation, and create scale-driven efficiencies and opportunities to compete more effectively with other media. CBS Radio believes that taken together, these actions will enable it to maintain and expand its operating margins and continue to generate significant levels of operating cash flow, therefore enhancing the overall value of its business. During the second quarter of 2017, CBS Radio began implementing additional restructuring activities to streamline its operations and further reduce its cost structure in preparation for the merger with Entercom.

CBS Radio has also taken additional steps to drive future revenue growth. These steps include implementing a recalibrated sales commission incentive structure, changing the format of certain of its stations in key markets, increasing local demand by hiring additional business development sellers, limiting the amount of CBS Radio’s inventory available to be sold by third-party resellers who have the ability to reduce CBS Radio’s advertising rates, and focusing on improving the terms of its strategic partnerships. In addition, CBS Radio continues to pursue opportunities for revenue growth beyond its broadcast advertising revenues, including from its digital platforms and non-traditional revenue sources such as events, programming sponsorships, and naming rights of radio station assets, including radio station studios and performance spaces. CBS Radio also continues to develop and invest in compelling local and national content, and enhance its existing radio clusters and digital assets. CBS Radio believes this strategy will increase its relevance among its audiences and advertisers, strengthen its local brands and provide it with additional opportunities to monetize its content. See “Information on CBS Radio—Operating Strategy.”

All references to historical financial market performance and market share included herein have been obtained from information published by the public accounting firm Miller Kaplan Arase, LLP.

Revenues

CBS Radio derives its revenues from the following revenue streams:

Broadcasting Revenue. CBS Radio generates broadcasting revenue from the sale of advertising time on its radio stations to a wide range of local and national advertisers in consumer-focused industries, including automotive, entertainment, retail and financial services. Local advertising is generated primarily in a station’s individual market and national advertising is generated across multiple markets. Political advertising reflects advertising spending by political candidates and special interest groups relating to local and national elections. Revenue is recognized in the period during which the advertising spot is broadcast and is reported net of agency commissions, which are calculated based on a stated percentage applied to gross billing revenue. CBS Radio also earns revenues from advertising spots sold across radio networks and from advertising time provided in exchange for goods and services in trade and barter transactions.

Digital, Events and Other Revenue. CBS Radio generates digital revenue primarily from the sale of display, audio and video advertising across its digital properties, which enables it to further monetize the content produced by its radio stations. Events revenue is generated primarily from advertising and sponsorships as well as ticket sales associated with various live events which CBS Radio produces, promotes, co-produces and co-

promotes. Other revenues are generated primarily from the syndication of programming, sponsorships of programming features and naming rights of radio station assets. Digital advertising revenues are recognized in the period during which the advertising is displayed. Other revenues, including events, are recognized when the related service is provided and syndication revenue is recognized when the program is made available.

Expenses

Operating Expenses. CBS Radio’s operating expenses include costs relating to the production and acquisition of its radio programming, including on-air talent, acquired sports programming rights, music license fees and employee compensation costs.

Selling, General and Administrative Expenses. CBS Radio’s selling, general and administrative (“SG&A”) expenses include advertising and promotion costs, commissions, employee compensation, bad debt expense and other costs associated with administrative departments which support its operations.

Non-GAAP Measures

Adjusted OIBDA and Adjusted net income from continuing operations are measures of performance not calculated in accordance with GAAP. “Adjusted OIBDA” is defined as operating income (loss) before depreciation, stock-based compensation expense, restructuring charges and impairment charges and “Adjusted net income from continuing operations” is defined as net income (loss) from continuing operations before restructuring charges and impairment charges. Management uses Adjusted OIBDA and Adjusted net income from continuing operations to evaluate CBS Radio’s operating performance. Adjusted OIBDA and Adjusted net income from continuing operations are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by CBS Radio’s management, help improve investors’ understanding of CBS Radio’s operating performance and make it easier for investors to compare CBS Radio’s results with other companies that have different financing and capital structures or tax rates. Adjusted OIBDA is among the primary measures used by management for planning and forecasting of future periods, and it is an important indicator of operational strength and business performance. In addition, Adjusted OIBDA is among the primary measures used by investors, analysts and peers in CBS Radio’s industry for purposes of valuation and the comparison of CBS Radio’s operating performance to other companies in CBS Radio’s industry and to compare year-over-year results. As Adjusted OIBDA and Adjusted net income from continuing operations are non-GAAP financial measures, reconciliations of Adjusted OIBDA and Adjusted net income from continuing operations to net income (loss) or net income (loss) from continuing operations, as applicable, the most directly comparable GAAP financial measures, are provided when Adjusted OIBDA and Adjusted net income from continuing operations are presented.

Results of Operations

Three Months Ended March 31, 2017 versus Three Months Ended March 31, 2016

Operational Highlights

			Increase/(Decrease)
Three Months Ended March 31,	2017	2016	$	%
GAAP:
Revenues	$250.2	$264.1	$(13.9)	(5)%
Operating income	$31.7	$55.7	$(24.0)	(43)%
Operating income margin (a)	13%	21%
Net income	$7.7	$33.4	$(25.7)	(77)%
Operating cash flow	$25.8	$85.0	$(59.2)	(70)%
Non-GAAP:
Adjusted OIBDA (b)	$41.1	$66.0	$(24.9)	(38)%
Adjusted OIBDA margin (a)	16%	25%

(a)	Margin is defined as operating income or Adjusted OIBDA divided by revenues.
(b)	See “—Reconciliation of Non-GAAP Measures” for reconciliations of adjusted results to the most directly comparable financial measures in accordance with GAAP.

For the three months ended March 31, 2017, the 5% decrease in revenues was primarily driven by declines in local and national broadcasting revenues, primarily as a result of loss in market share and, to a lesser extent, lower demand in the radio marketplace. These declines were partially offset by growth from non-traditional revenue sources such as events, programming sponsorships and naming rights of station assets. Long-term projections of CBS Radio’s results for 2017 through 2021, as presented in “The Transactions – Certain Financial Projections Prepared by Entercom—CBS Radio Projections,” forecasted an increase in CBS Radio’s full year revenue for 2017 compared to 2016, driven by expected growth from digital, events and other revenue, which is consistent with the growth CBS Radio experienced in the first quarter of 2017. The projections for 2017, however, did not anticipate the loss in market share or decline in market demand that CBS Radio experienced in the first quarter of 2017. CBS Radio has taken additional steps to drive future revenue growth. These steps include implementing a recalibrated sales commission incentive structure, changing the format of certain of its stations in key markets, increasing local demand by hiring additional business development sellers, limiting the amount of CBS Radio’s inventory available to be sold by third-party resellers who have the ability to reduce CBS Radio’s advertising rates, and focusing on improving the terms of its strategic partnerships.

Operating income for the three months ended March 31, 2017 decreased 43% and Adjusted OIBDA decreased 38% as a result of lower broadcasting revenue as well as higher costs, including costs associated with CBS Radio’s previous plans to operate as a stand-alone public company.

CBS Radio generated operating cash flow of $25.8 million for the three months ended March 31, 2017 compared to $85.0 million for the three months ended March 31, 2016. This decrease was primarily driven by lower operating income, the timing of collections, and interest paid on long-term debt.

Reconciliation of Non-GAAP Measures

The following table presents a reconciliation of Adjusted OIBDA to net income, the most directly comparable financial measure in accordance with GAAP.

			Increase/(Decrease)
Three Months Ended March 31,	2017	2016	$	%
Net income	$7.7	$33.4	$(25.7)	(77)%
Exclude:
Provision for income taxes	4.5	22.3
Interest expense	19.5	—
Depreciation	6.2	6.7
Stock-based compensation	3.2	3.6

Adjusted OIBDA	$41.1	$66.0	$(24.9)	(38)%

Revenues

Revenues by Type Three Months Ended March 31,	2017	% of Total Revenues	2016	% of Total Revenues	Increase/(Decrease)
					$	%
Broadcasting revenue	$198.5	79%	$215.6	82%	$(17.1)	(8)%
Digital, events and other revenue	51.7	21	48.5	18	3.2	7

Total revenues	$250.2	100%	$264.1	100%	$(13.9)	(5)%

Broadcasting Revenue

			Increase/(Decrease)
Three Months Ended March 31,	2017	2016	$	%
Local	$138.4	$148.7	$(10.3)	(7)%
National	41.6	47.8	(6.2)	(13)
Political	1.0	2.5	(1.5)	(60)
Network and other	17.5	16.6	.9	5

Total broadcasting revenue	$198.5	$215.6	$(17.1)	(8)%

Local Advertising

For the three months ended March 31, 2017, the 7% decrease in local advertising revenue reflects decreased spending by advertisers primarily in the automotive and financial services industries. This decline reflects a loss in market share, primarily from increased competition in the programming formats offered by the CBS Radio, as well as lower demand in the radio marketplace. CBS Radio’s revenue decrease on a market basis was primarily driven by the New York, Chicago and Los Angeles markets. To counteract the recent trend of declining local broadcast spot advertising, CBS Radio has taken steps to drive future revenue growth, including implementing a recalibrated sales commission incentive structure, changing the format of certain of its stations in key markets, and increasing local demand by hiring additional business development sellers. In addition, CBS Radio is pursuing opportunities for revenue growth beyond its broadcast advertising revenues, including digital offerings, events, programming sponsorships, and naming rights of station assets, including radio station studios and performance spaces.

National Advertising

For the three months ended March 31, 2017, the 13% decrease in national advertising revenue reflects decreased spending by advertisers primarily in the automotive, telecommunications and healthcare industries, which was partially offset by increased spending from advertisers in the technology and retail industries. CBS Radio’s revenue decrease on a market basis was primarily driven by the Los Angeles, San Francisco and Chicago markets.

Political Advertising

For the three months ended March 31, 2017, the decrease in political advertising reflects the benefit in the first quarter of 2016 from political spending for the 2016 Presidential election primaries.

Network and Other

For the three months ended March 31, 2017, the 5% increase in network and other broadcasting revenue reflects an increase in noncash trade and barter advertising and higher sales from the CBS Sports Radio Network.

Digital, Events and Other Revenue

For the three months ended March 31, 2017, the 7% increase in digital, events and other revenue was primarily driven by additional live events, higher sponsorships of programming features and growth from naming rights of station assets, including radio station studios and performance spaces.

Costs and Expenses

	2017	% of Total Revenues	2016	% of Total Revenues	Increase/(Decrease)
Three Months Ended March 31,					$	%
Operating	$88.8	36%	$86.6	33%	$2.2	3%
Selling, general and administrative	123.5	49	115.1	44	8.4	7
Depreciation	6.2	2	6.7	2	(.5)	(7)

Total costs and expenses	$218.5	87%	$208.4	79%	$10.1	5%

Operating Expenses

For the three months ended March 31, 2017, the 3% increase in operating expenses was mainly driven by higher music license fees and increased costs for sports rights agreements for the Atlanta Falcons and New England Patriots as a result of the broadcast of the Super Bowl in the first quarter of 2017.

Selling, General and Administrative Expenses

For three months ended March 31, 2017, the 7% increase in SG&A expenses was principally driven by higher employee compensation costs, primarily associated with the addition of positions in preparation for CBS Radio’s previous plans to operate as a stand-alone public company. CBS Radio expects that certain of these additional compensation costs will not continue as a result of its planned merger with Entercom. The increase in SG&A expenses also reflects higher commissions associated with a sales incentive program initiated in the first quarter of 2017 and increased sales promotion costs partly as a result of additional live events.

Depreciation

For the three months ended March 31, 2017, the 7% decrease in depreciation expense was the result of lower capital expenditure levels in recent years.

Provision for Income Taxes

Three Months Ended March 31,	2017	2016	Increase/(Decrease)
			$	%
Tax provision	$4.5	$22.3	$(17.8)	(80)%
Income before income taxes	12.2	55.7	$(43.5)	(78)%
Effective tax rate	36.9%	40.0%

The provision for income taxes represents federal, and state and local taxes on income before income taxes. CBS Radio’s income tax accounts are calculated on a separate tax return basis, even though its operating results are included in the consolidated federal, and certain state and local income tax returns of CBS. CBS manages its tax position for the benefit of the entire portfolio of its businesses and, as such, the assumptions, methodologies and calculations made for purposes of determining CBS Radio’s tax provision, taxes paid and related tax accounts in the consolidated financial statements may differ from those made by CBS and, in addition, are not necessarily reflective of the tax strategies that CBS Radio would have followed as a separate stand-alone company.

Interest Expense

At March 31, 2017, CBS Radio had long-term debt outstanding of $1.34 billion at a weighted average interest rate of 5.3%. (see “Capital Structure”).

Cash Flows

CBS Radio historically participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash CBS Radio generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. As such, CBS benefited from the positive cash flow CBS Radio generated and CBS also provided CBS Radio with sufficient daily liquidity to fund its ongoing cash needs. As a result, CBS Radio has historically required minimal cash on hand. On October 17, 2016, at the time of CBS Radio’s debt borrowings, CBS Radio’s participation in CBS’s centralized cash management system ceased and as a result, transactions with CBS subsequent to October 17, 2016 are settled in cash. The changes in cash were as follows:

Three Months Ended March 31,	2017	2016	Increase/ (Decrease)
Net cash flow provided by operating activities	$25.8	$85.0	$(59.2)
Net cash flow (used for) provided by investing activities	(6.3)	4.1	(10.4)
Net cash flow used for financing activities	(36.9)	(93.0)	56.1

Net decrease in cash	$(17.4)	$(3.9)	$(13.5)

Operating Activities. For the three months ended March 31, 2017, the decrease in cash provided by operating activities was primarily driven by lower operating income, the timing of collections, and interest paid on long-term debt.

Investing Activities

Three Months Ended March 31,	2017	2016
Capital expenditures	$(6.3)	$(3.9)
Proceeds from dispositions (a)	—	8.0

Net cash flow (used for) provided by investing activities	$(6.3)	$4.1

(a)	The three months ended March 31, 2016 reflects the sale of KFWB (AM) in Los Angeles.

Financing Activities. For the three months ended March 31, 2017 and 2016, cash used for financing activities primarily reflects net cash distributions to CBS.

Results of Operations—2016 versus 2015

Operational Highlights 2016 versus 2015

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Revenues	$1,221.6	$1,230.6	$(9.0)	(1)%
Operating loss	$(561.0)	$(240.3)	$(320.7)	n/m
Net loss from continuing operations	$(552.4)	$(136.5)	$(415.9)	n/m
Operating cash flow from continuing operations	$282.5	$212.8	$69.7	33%
Non-GAAP Measures:
Adjusted OIBDA (a)	$338.7	$321.8	$16.9	5%
Adjusted OIBDA margin (b)	28%	26%
Adjusted net income from continuing operations (a)	$175.8	$178.1	$(2.3)	(1)%

n/m—not meaningful

(a)	See “—Reconciliation of Non-GAAP Measures” for reconciliations of adjusted results to the most directly comparable financial measures in accordance with GAAP.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA divided by revenues.

For the year ended December 31, 2016, the 1% decrease in revenues was primarily driven by a decline in local broadcasting revenue, which was partially offset by higher political advertising sales and growth from non-traditional revenue sources such as events, programming sponsorships, and naming rights of radio station assets.

CBS Radio reported an operating loss of $561.0 million for the year ended December 31, 2016 versus an operating loss of $240.3 million for the year ended December 31, 2015. Included in the operating losses were impairment charges of $852.8 million and $482.9 million for the years ended December 31, 2016 and 2015, respectively, and restructuring charges of $8.6 million and $36.5 million for the years ended December 31, 2016 and 2015, respectively. Adjusted OIBDA, which excludes these impairment and restructuring charges, increased 5%, with the Adjusted OIBDA margin expanding 2 percentage points to 28%, demonstrating improvement in profitability resulting from the strategic changes and restructuring activities implemented during 2015.

CBS Radio converts a significant amount of its revenues and earnings to operating cash flow. CBS Radio generated operating cash flow from continuing operations of $282.5 million for the year ended December 31, 2016 compared to $212.8 million for the year ended December 31, 2015. This increase was primarily due to the higher Adjusted OIBDA, improved collection efforts, the collection of $13.3 million in 2016 relating to a past due receivable account, and the timing of payments.

Reconciliation of Non-GAAP Measures

The following tables present a reconciliation of Adjusted OIBDA and Adjusted net income from continuing operations to net loss from continuing operations, the most directly comparable financial measure in accordance with GAAP.

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Net loss from continuing operations	$(552.4)	$(136.5)	$(415.9)	n/m
Exclude:
Benefit for income taxes	(25.4)	(103.8)
Interest expense	16.8	—
Impairment charges	852.8	482.9
Restructuring charges	8.6	36.5
Depreciation	26.1	28.5
Stock-based compensation (a)	12.2	14.2

Adjusted OIBDA	$338.7	$321.8	$16.9	5%

n/m—not meaningful

(a)	For the year ended December 31, 2015, stock-based compensation of $2.9 million was reflected in restructuring charges.

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Net loss from continuing operations	$(552.4)	$(136.5)	$(415.9)	n/m
Exclude:
Impairment charges (net of tax benefit of $129.8 million in 2016 and $190.4 million in 2015)	723.0	292.5
Restructuring charges (net of tax benefit of $3.4 million in 2016 and $14.4 million in 2015)	5.2	22.1

Adjusted net income from continuing operations	$175.8	$178.1	$(2.3)	(1)%

n/m—not meaningful

Revenues

Revenues by Type Year Ended December 31,	2016	% of Total Revenues	2015	% of Total Revenues	Increase/(Decrease)
					$	%
Broadcasting revenue	$982.3	80%	$1,001.1	81%	$(18.8)	(2)%
Digital, events and other revenue	239.3	20	229.5	19	9.8	4

Total revenues	$1,221.6	100%	$1,230.6	100%	$(9.0)	(1)%

Broadcasting Revenue

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Local	$670.7	$707.4	$(36.7)	(5)%
National	221.0	217.9	3.1	1
Political	19.4	4.1	15.3	n/m
Network and other	71.2	71.7	(.5)	(1)

Total broadcasting revenue	$982.3	$1,001.1	$(18.8)	(2)%

n/m—not meaningful

Local Advertising

For the year ended December 31, 2016, the 5% decrease in local advertising revenue reflects decreased spending by advertisers primarily in the entertainment, financial services and healthcare industries, which was partially offset by increased spending from advertisers in the professional services industry. This decline reflects a loss in market share, primarily from increased competition in the programming formats offered by CBS Radio, as well as lower demand in the radio marketplace. CBS Radio’s revenue decrease on a market basis was primarily driven by the New York and Detroit markets, partially offset by growth in the Dallas market.

National Advertising

For the year ended December 31, 2016, the 1% increase in national advertising revenue reflects increased spending by advertisers primarily in the restaurant, retail and professional services industries, which was partially offset by decreased spending from advertisers in the entertainment and automotive industries. This increase reflects a gain in market share, as CBS Radio outperformed the industry during 2016 in most of the markets where it operates. CBS Radio’s revenue increase on a market basis was primarily driven by the New York, Dallas and San Francisco markets.

Political Advertising

For the year ended December 31, 2016, the increase in political advertising was driven by higher political spending for the 2016 Presidential election as well as U.S. federal and state elections.

Digital, Events and Other Revenue

For the year ended December 31, 2016, the 4% increase in digital, events and other revenue was primarily driven by growth from naming rights of station assets, including radio station studios and performance spaces, sponsorships of programming features and additional live events, partially offset by lower syndication of CBS Radio’s programming.

Costs and Expenses

	2016	% of Revenues	2015	% of Revenues	Increase/(Decrease)
Year Ended December 31,					$	%
Operating	$397.7	33%	$421.6	34%	$(23.9)	(6)%
Selling, general and administrative	497.4	41	501.4	41%	(4.0)	(1)%
Depreciation	26.1	2	28.5	2%	(2.4)	(8)%
Restructuring charges	8.6	n/m	36.5	n/m	(27.9)	n/m
Impairment charges	852.8	n/m	482.9	n/m	369.9	n/m

Total costs and expenses	$1,782.6	n/m	$1,470.9	n/m	$311.7	21%

n/m—not meaningful

Operating Expenses

For the year ended December 31, 2016, the 6% decrease in operating expenses was principally driven by lower employee compensation and talent costs resulting from restructuring activities in connection with the strategic changes implemented during 2015. The decrease also reflects lower programming costs and lower music license fees resulting from the decline in revenues.

Selling, General and Administrative Expenses

For the year ended December 31, 2016, the 1% decrease in SG&A expenses was principally driven by lower employee compensation costs resulting from the restructuring activities in connection with the strategic changes implemented during 2015. The decrease also reflects the impact of a favorable contract renegotiation. These decreases were partially offset by higher sales promotion costs mainly as a result of additional live events in 2016.

Depreciation

For the year ended December 31, 2016, the 8% decrease in depreciation expense was the result of lower capital expenditure levels in recent years.

Restructuring Charges

During the year ended December 31, 2016, CBS Radio implemented restructuring activities in an effort to streamline its operations, create efficiencies and reduce its cost structure. As a result, CBS Radio recorded restructuring charges of $8.6 million, reflecting $5.2 million of severance costs and $3.4 million of costs associated with exiting contractual obligations. The restructuring activities are expected to reduce CBS Radio’s annual cost structure by approximately $9 million.

During the year ended December 31, 2015, CBS Radio implemented restructuring activities, which included appointing a new President as well as other members of senior management, realigning the structure of its sales team, and combining certain station management functions. As a result, CBS Radio recorded restructuring charges of $36.5 million in 2015, reflecting $24.7 million of severance costs and $11.8 million of costs associated with exiting contractual obligations.

Impairment Charges

During 2016, CBS Radio recorded pretax noncash impairment charges of $852.8 million to reduce the carrying value of goodwill by $530.1 million and FCC licenses in 23 radio markets by $322.7 million to their fair value (see “Critical Accounting Policies”).

During 2015, CBS Radio recorded a pretax noncash impairment charge of $482.9 million to reduce the carrying value of FCC licenses in 18 radio markets to their fair value.

Benefit for Income Taxes

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Benefit for income taxes	$25.4	$103.8	$(78.4)	n/m
Loss from continuing operations before income taxes	$(577.8)	$(240.3)	$(337.5)	n/m
Effective tax rate	n/m	43%

n/m—not meaningful

The benefit for income taxes represents federal, and state and local taxes on loss from continuing operations before income taxes. CBS Radio’s income tax accounts are calculated on a separate tax return basis, even though its operating results are included in the consolidated federal, and certain state and local income tax returns of CBS. CBS manages its tax position for the benefit of the entire portfolio of its businesses and, as such, the assumptions, methodologies and calculations made for purposes of determining CBS Radio’s tax provision, taxes paid and related tax accounts in the consolidated financial statements may differ from those made by CBS and, in addition, are not necessarily reflective of the tax strategies that CBS Radio would have followed as a separate stand-alone company. The income tax benefit for the year ended December 31, 2016 included a tax benefit of $129.8 million associated with a noncash impairment charge of $852.8 million to reduce the carrying value of goodwill and FCC licenses to their fair value. The income tax benefit for the year ended December 31, 2015 included a tax benefit of $190.4 million associated with a noncash impairment charge of $482.9 million to reduce the carrying value of FCC licenses to their fair value.

Interest Expense

In October 2016, CBS Radio incurred $1.46 billion of indebtedness through a $1.06 billion term loan and the issuance of $400 million of senior secured notes. In addition, during the fourth quarter of 2016, CBS Radio borrowed amounts under its revolving credit facility. These borrowings resulted in interest expense of $16.8 million for the year ended December 31, 2016. The weighted average interest rate on CBS Radio’s long-term debt was 5.3% as of December 31, 2016.

Cash Flows

CBS Radio historically participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash CBS Radio generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. As such, CBS benefited from the positive cash flow CBS Radio generated and CBS also provided CBS Radio with sufficient daily liquidity to fund its ongoing cash needs. As a result, CBS Radio has historically required minimal cash on hand. On October 17, 2016, at the time of CBS Radio’s debt borrowings, CBS Radio’s participation in CBS’s centralized cash management system ceased and as a result, transactions with CBS subsequent to October 17, 2016 are settled in cash. The changes in cash for the years ended December 31, 2016 and 2015 were as follows:

Year Ended December 31,	2016	2015	Increase/ (Decrease)
Net cash flow provided by operating activities from:
Continuing operations	$282.5	$212.8	$69.7
Discontinued operations	—	7.6	(7.6)

Net cash flow provided by operating activities	282.5	220.4	62.1

Net cash flow used for investing activities from:
Continuing operations	(5.2)	(21.4)	16.2
Discontinued operations	—	(.2)	.2

Net cash flow used for investing activities	(5.2)	(21.6)	16.4

Net cash flow used for financing activities	(258.8)	(199.0)	(59.8)

Net increase (decrease) in cash	$18.5	$(.2)	$18.7

Operating Activities. For the year ended December 31, 2016, the increase in cash provided by operating activities from continuing operations was driven primarily by higher Adjusted OIBDA, improved collection efforts, the collection of $13.3 million in 2016 relating to a past due receivable account, and the timing of payments.

Investing Activities

Year Ended December 31,	2016	2015
Capital expenditures	$(17.0)	$(21.5)
Acquisitions	—	(2.5)
Proceeds from dispositions (a)	8.0	2.6
Proceeds from sale of investment (b)	3.8	—

Net cash flow used for investing activities from continuing operations	(5.2)	(21.4)
Net cash flow used for investing activities from discontinued operations	—	(.2)

Net cash flow used for investing activities	$(5.2)	$(21.6)

(a)	The year ended December 31, 2016 reflects the sale of KFWB (AM)® in Los Angeles.
(b)	Reflects the sale of CBS Radio’s investment in Spanish Broadcasting System, Inc.

Financing Activities

Year Ended December 31,	2016	2015
Proceeds from debt borrowings	$1,451.9	$—
Distribution of net debt proceeds to CBS	(1,425.9)	—
Repayment of debt borrowings	(110.0)	—
Net cash distribution to CBS	(174.8)	(199.0)

Net cash flow used for financing activities	$(258.8)	$(199.0)

In October 2016, CBS Radio incurred indebtedness of $1.46 billion, resulting in net proceeds of approximately $1.432 billion after deducting bank fees, discounts and commissions, and other expenses payable by CBS Radio incurred in connection therewith. CBS Radio distributed to CBS approximately $1.426 billion, which is an amount equal to the net proceeds of the debt borrowings, prior to deducting expenses payable by CBS Radio, less $10 million which remained with CBS Radio to use for general corporate purposes and ongoing cash needs. In December 2016, CBS Radio also borrowed $20 million under the Radio Revolving Credit Facility (as defined below). During the fourth quarter of 2016, CBS Radio prepaid $100 million of the Radio Term Loan (as defined below) and repaid $10 million of the borrowings under the Radio Revolving Credit Facility.

Results of Operations—2015 versus 2014

Operational Highlights 2015 versus 2014

			Increase/(Decrease)
Year Ended December 31,	2015	2014	$	%
Revenues	$1,230.6	$1,303.0	$(72.4)	(6)%
Operating income (loss)	$(240.3)	$299.3	$(539.6)	n/m
Operating income margin (a)	n/m	23%
Net income (loss) from continuing operations	$(136.5)	$176.5	$(313.0)	n/m
Operating cash flow from continuing operations	$212.8	$276.9	$(64.1)	(23)%
Non-GAAP Measures:
Adjusted OIBDA (b)	$321.8	$402.3	$(80.5)	(20)%
Adjusted OIBDA margin (a)	26%	31%
Adjusted net income from continuing operations (b)	$178.1	$210.0	$(31.9)	(15)%

n/m-not meaningful

(a)	Margin is defined as operating income or Adjusted OIBDA divided by revenues.
(b)	See “—Reconciliation of Non-GAAP Measures” for reconciliations of adjusted results to the most directly comparable financial measures in accordance with GAAP.

2015 represented a transitional year for CBS Radio. During this period CBS Radio’s sales performance was below the overall radio market. CBS Radio initiated several strategic changes to its business in an effort to streamline operations, create efficiencies, reduce its cost structure, and improve its overall pricing discipline. Such actions included appointing a new President, as well as other members of senior management, realigning the structure of its sales team and combining certain station management functions. These actions were implemented with the ultimate goal of improving long-term profitability and enhancing the overall value of its business. In an effort to regain market share in its traditional radio broadcast advertising business, CBS Radio is focusing on enhancing its sales team and better aligning its programming with consumer and market demand. The 6% decrease in revenues for the year ended December 31, 2015 also reflects lower political advertising, as 2014 benefited from midterm elections, and the impact of owning fewer radio stations in 2015, as a result of a radio station swap in December 2014.

CBS Radio reported an operating loss of $240.3 million for the year ended December 31, 2015 versus operating income of $299.3 million for the year ended December 31, 2014. Included in operating income (loss) were impairment charges of $482.9 million for the year ended December 31, 2015 and $48.6 million for the year ended December 31, 2014 and restructuring charges of $36.5 million for the year ended December 31, 2015 and $7.0 million for the year ended December 31, 2014. Adjusted OIBDA, which excludes these impairment and restructuring charges, declined 20%, primarily as a result of the decline in revenues.

CBS Radio converts a significant amount of its revenues and earnings to operating cash flow. CBS Radio generated operating cash flow from continuing operations of $212.8 million for the year ended December 31,

2015 and $276.9 million for the year ended December 31, 2014. This decrease was primarily due to the decline in revenues.

Reconciliation of Non-GAAP Measures

The following tables present a reconciliation of Adjusted OIBDA and Adjusted net income from continuing operations to net income (loss) from continuing operations, the most directly comparable financial measure in accordance with GAAP.

	2015	2014	Increase/(Decrease)
Year Ended December 31,			$	%
Net income (loss) from continuing operations	$(136.5)	$176.5	$(313.0)	n/m
Exclude:
(Benefit) provision for income taxes	(103.8)	122.8
Impairment charges	482.9	48.6
Restructuring charges	36.5	7.0
Depreciation	28.5	30.8
Stock-based compensation (a)	14.2	16.6

Adjusted OIBDA	$321.8	$402.3	$(80.5)	(20)%

n/m-not meaningful

(a)	For the year ended December 31, 2015, stock-based compensation of $2.9 million was reflected in restructuring charges.

			Increase/(Decrease)
Year Ended December 31,	2015	2014	$	%
Net income (loss) from continuing operations	$(136.5)	$176.5	$(313.0)	n/m
Exclude:
Impairment charges (net of tax benefit of $190.4 million in 2015 and $19.3 million in 2014)	292.5	29.3
Restructuring charges (net of tax benefit of $14.4 million in 2015 and $2.8 million in 2014)	22.1	4.2

Adjusted net income from continuing operations	$178.1	$210.0	$(31.9)	(15)%

n/m-not meaningful

Revenues

Revenues by Type Year Ended December 31,	2015	% of Total Revenues	2014	% of Total Revenues	Increase/(Decrease)
					$	%
Broadcasting revenue	$1,001.1	81%	$1,077.8	83%	$(76.7)	(7)%
Digital, events and other revenue	229.5	19	225.2	17	4.3	2

Total revenues	$1,230.6	100%	$1,303.0	100%	$(72.4)	(6)%

Broadcasting Revenue

			Increase/(Decrease)
Year Ended December 31,	2015	2014	$	%
Local	$683.5	$712.7	$(29.2)	(4)%
National	208.2	224.8	(16.6)	(7)
Political	4.1	16.3	(12.2)	(75)
Network and other	69.8	74.6	(4.8)	(6)
Advertising from noncomparable radio stations	35.5	49.4	(13.9)	(28)

Total broadcasting revenue	$1,001.1	$1,077.8	$(76.7)	(7)%

Local Advertising

For the year ended December 31, 2015, the 4% decrease in local advertising revenue reflects lower spending from advertisers primarily in the entertainment, automotive and retail industries, while spending increased from the healthcare industry. This decline reflects a loss in market share, primarily from increased competition in the programming formats offered by CBS Radio, as well as lower demand in the radio marketplace. On a market basis, the revenue decrease was primarily driven by the New York, Los Angeles and Chicago markets, partially offset by revenue growth associated with new sports rights agreements for the Baltimore Orioles and Atlanta Falcons as well as improved ratings in the Boston market.

National Advertising

For the year ended December 31, 2015, national advertising revenue declined 7%. In connection with initiatives implemented by its new management, beginning in the second quarter of 2015 CBS Radio stopped entering into those national advertising sales contracts that resulted in significant discounts and which in management’s view did not preserve the long-term value of CBS Radio’s advertising spot pricing. This change resulted in 4 percentage points of the decline in national advertising revenues in 2015. Going forward, these contracts are not expected to have a material impact on CBS Radio’s national advertising revenue comparisons. CBS Radio believes that this and other measures intended to improve overall pricing discipline will benefit its operating margin over the longer term.

Political Advertising

The decline in political advertising revenue was driven by the benefit in 2014 from midterm elections.

Network and Other Advertising

For the year ended December 31, 2015, the 6% decrease in network and other advertising revenue was principally driven by lower sales from the CBS Sports Radio Network and a decrease in noncash barter advertising.

Advertising from Noncomparable Radio Stations

In December 2014, CBS Radio completed a radio station swap with Beasley Broadcast Group, Inc. through which CBS Radio exchanged 13 of its radio stations in Tampa and Charlotte and one radio station in Philadelphia, for two radio stations in Philadelphia and three radio stations in Miami. The swap resulted in lower revenues for the year ended December 31, 2015. Advertising from noncomparable radio stations of $35.5 million and $49.4 million for the years ended December 31, 2015 and 2014, respectively, reflect broadcasting revenues from the stations exchanged in the swap.

Digital, Events and Other Revenue

For the year ended December 31, 2015, the 2% increase in digital, events and other revenue was primarily driven by growth from live events and the syndication of CBS Radio’s sports programming. These increases were partially offset by the impact from owning fewer radio stations in 2015 as a result of the aforementioned radio station swap.

Costs and Expenses

	2015	% of Revenues	2014	% of Revenues	Increase/(Decrease)
Year Ended December 31,					$	%
Operating	$421.6	34%	$408.1	31%	$13.5	3%
Selling, general and administrative	501.4	41%	509.2	39%	(7.8)	(2)%
Depreciation	28.5	2%	30.8	2%	(2.3)	(7)%
Restructuring charges	36.5	n/m	7.0	n/m	29.5	n/m
Impairment charges	482.9	n/m	48.6	n/m	434.3	n/m

Total costs and expenses	$1,470.9	n/m	$1,003.7	n/m	$467.2	47%

n/m—not meaningful

Operating Expenses

For the year ended December 31, 2015, the 3% increase in operating expenses was principally driven by costs for new sports rights agreements, including the Chicago Cubs, Baltimore Orioles and Atlanta Falcons.

Selling, General and Administrative Expenses

For the year ended December 31, 2015, the 2% decrease in SG&A expenses was principally driven by lower employee compensation costs resulting from restructuring activities in connection with the strategic changes implemented during 2015 as well as the impact of owning fewer radio stations in 2015.

Depreciation

For the year ended December 31, 2015, the 7% decrease in depreciation expense was the result of lower capital expenditure levels.

Restructuring Charges

During the year ended December 31, 2015, CBS Radio implemented restructuring activities in an effort to streamline operations, create efficiencies and reduce its cost structure. Such actions included appointing a new President as well as other members of senior management, realigning the structure of its sales team, and combining certain station management functions. As a result, CBS Radio recorded restructuring charges of $36.5 million, reflecting $24.7 million of severance costs and $11.8 million of costs associated with exiting contractual obligations. These restructuring activities are expected to reduce CBS Radio’s annual cost structure by approximately $50 million.

During the year ended December 31, 2014, CBS Radio recorded restructuring charges of $7.0 million, reflecting $5.9 million of severance costs and $1.1 million of costs associated with exiting contractual obligations.

Impairment Charges

During 2015, CBS Radio recorded a pretax noncash impairment charge of $482.9 million to reduce the carrying value of FCC licenses in 18 radio markets to their fair value.

In December 2014, CBS Radio completed a radio station swap with Beasley Broadcast Group, Inc. through which CBS Radio exchanged 13 of its radio stations in Tampa and Charlotte and one radio station in

Philadelphia, for two radio stations in Philadelphia and three radio stations in Miami. In connection with the radio station swap, CBS Radio recorded a pretax noncash impairment charge of $48.6 million to reduce the carrying value of the allocated goodwill.

Benefit (Provision) for Income Taxes

			Increase/(Decrease)
Year Ended December 31,	2015	2014	$	%
Benefit (provision) for income taxes	$103.8	$(122.8)	$226.6	n/m
Income (loss) from continuing operations before income taxes	$(240.3)	$299.3	$(539.6)	n/m
Effective tax rate	43%	41%

n/m—not meaningful

The benefit (provision) for income taxes represents federal, and state and local taxes on income (loss) from continuing operations before income taxes. CBS Radio’s income tax accounts are calculated on a separate tax return basis, even though its operating results are included in the consolidated federal, and certain state and local income tax returns of CBS. CBS manages its tax position for the benefit of the entire portfolio of its businesses and, as such, the assumptions, methodologies and calculations made for purposes of determining CBS Radio’s tax provision, taxes paid and related tax accounts in the consolidated financial statements may differ from those made by CBS and, in addition, are not necessarily reflective of the tax strategies that CBS Radio would have followed as a separate stand-alone company. CBS Radio’s income tax benefit for the year ended December 31, 2015 included a tax benefit of $190.4 million associated with a noncash impairment charge of $482.9 million to reduce the carrying value of FCC licenses to their fair value.

Cash Flows

CBS Radio historically participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash CBS Radio generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. As such, CBS benefited from the positive cash flow CBS Radio generated and CBS also provided CBS Radio with sufficient daily liquidity to fund its ongoing cash needs. As a result, CBS Radio has historically required minimal cash on hand. On October 17, 2016, at the time of CBS Radio’s debt borrowings, CBS Radio’s participation in CBS’s centralized cash management system ceased and as a result, transactions with CBS subsequent to October 17, 2016 are settled in cash. The changes in cash for 2015 and 2014 were as follows:

Year Ended December 31,	2015	2014	Increase/ (Decrease)
Net cash flow provided by operating activities from:
Continuing operations	$212.8	$276.9	$(64.1)
Discontinued operations	7.6	4.2	3.4

Net cash flow provided by operating activities	220.4	281.1	(60.7)

Net cash flow used for investing activities from:
Continuing operations	(21.4)	(49.0)	27.6
Discontinued operations	(.2)	(.3)	.1

Net cash flow used for investing activities	(21.6)	(49.3)	27.7

Net cash flow used for financing activities	(199.0)	(230.0)	31.0

Net (decrease) increase in cash	$(.2)	$1.8	$(2.0)

Operating Activities. For the year ended December 31, 2015, the decrease in cash provided by operating activities from continuing operations was principally driven by the decrease in revenues and higher payments for restructuring activities. These decreases were partially offset by lower assumed payments for income taxes, which decreased $35.1 million to $74.0 million for the year ended December 31, 2015 from $109.1 million for the year ended December 31, 2014, as a result of the decline in pre-tax income.

Investing Activities

Year Ended December 31,	2015	2014
Capital expenditures	$(21.5)	$(26.7)
Acquisitions (a)	(2.5)	(25.4)
Proceeds from dispositions	2.6	3.1

Net cash flow used for investing activities from continuing operations	(21.4)	(49.0)
Net cash flow used for investing activities from discontinued operations	(.2)	(.3)

Net cash flow used for investing activities	$(21.6)	$(49.3)

(a)	2014 reflects the acquisition of Eventful, Inc., a leading digital media company in the events discovery, communication and personalization business.

Financing Activities. For the years ended December 31, 2015 and December 31, 2014, cash used for financing activities reflects net cash distributions to CBS.

Capital Structure

The following table sets forth CBS Radio’s long-term debt.

	At March 31, 2017	At December 31, 2016
Term Loan due October 2023, net of discount	$952.4	$954.9
7.250% Senior Notes due November 2024	400.0	400.0
Revolving Credit Facility	10.0	10.0
Deferred financing costs	(18.9)	(19.6)

Total long-term debt, including current portion	$1,343.5	$1,345.3

On October 17, 2016, CBS Radio entered into a five-year $250 million senior secured revolving credit facility due October 2021 (the “Radio Revolving Credit Facility”) and a $1.06 billion senior secured term loan credit facility due October 2023 (the “Radio Term Loan”) pursuant to the Radio Credit Agreement. On October 17, 2016, CBS Radio borrowed the full amount of the Radio Term Loan. The Radio Revolving Credit Facility is used for general corporate purposes, including the issuance of letters of credit, and ongoing cash needs. Also on October 17, 2016, CBS Radio issued $400 million aggregate principal amount of 7.250% senior notes due November 2024 (the “Senior Notes”) pursuant to the Radio Notes Indenture. The Senior Notes were offered within the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act, with no registration rights, and outside of the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

As a result of the borrowings in October 2016 under the Radio Term Loan and the issuance of the Senior Notes described above (collectively, the “CBS Radio Borrowing”), CBS Radio incurred indebtedness of $1.460 billion, resulting in net proceeds of approximately $1.432 billion after deducting bank fees, discounts and commissions, and other expenses payable by CBS Radio incurred in connection therewith. CBS Radio distributed to its parent, an indirect wholly owned subsidiary of CBS, approximately $1.426 billion, which is an amount equal to the net proceeds of the CBS Radio Borrowing, prior to deducting expenses payable by CBS Radio, less $10 million which remained with CBS Radio to use for general corporate purposes and ongoing cash needs. During the fourth quarter of 2016, CBS Radio prepaid $100 million of the Radio Term Loan. At March 31, 2017, CBS Radio had $957.3 million outstanding on the Term Loan, $10 million of outstanding borrowing under the Radio Revolving Credit Facility, and the remaining availability under the Radio Revolving Credit Facility, net of outstanding letters of credit, was approximately $239 million.

The Radio Term Loan requires CBS Radio to make quarterly principal payments at an annual rate of 1% of the initial principal amount of $1.06 billion. Subject to certain exceptions (including in certain cases, reinvestment rights), the Radio Term Loan also requires CBS Radio to prepay certain amounts outstanding thereunder with the net cash proceeds of certain asset sales, certain casualty events and certain issuances of debt. Each fiscal year beginning in 2018 CBS Radio will be required to make a prepayment of the Radio Term Loan equal to 50% of its excess cash flow (as described below), subject to certain step-downs based on its consolidated net secured leverage ratio (which is defined in the Radio Credit Agreement and reflects the ratio of (i) its consolidated secured debt (less up to $150 million of cash and cash equivalents) to (ii) its consolidated EBITDA (as defined in the Radio Credit Agreement)) (the “Consolidated Net Secured Leverage Ratio”). Excess cash flow is defined in the Radio Credit Agreement and reflects net cash flow from operating activities, less payments for capital expenditures, investments (including acquisitions), the reduction of debt, and dividends and other restricted payments (“Excess Cash Flow”). CBS Radio may prepay additional amounts under the Radio Term Loan from time to time. If a prepayment of the Radio Term Loan is made on or prior to October 17, 2017, as a result of certain refinancing or repricing transactions, CBS Radio will be required to pay a fee equal to 1.00% of the principal amount of the obligation so refinanced or repriced.

The Radio Term Loan bears interest at a per annum rate equal to 3.50% plus the greater of the London Interbank Offered Rate (“LIBOR”) and 1.00%. The interest rate on the Radio Term Loan was 4.50% per annum as of March 31, 2017. Borrowing rates under the Radio Revolving Credit Facility are based on LIBOR or a base rate plus a margin based on CBS Radio’s Consolidated Net Secured Leverage Ratio. The interest rate on the $10 million borrowing under the Radio Revolving Credit Facility was 3.94% per annum at March 31, 2017. Interest on the Radio Term Loan and Radio Revolving Credit Facility is payable at the end of each interest period, but in no event less frequently than quarterly. A commitment fee will be paid based on the amount of unused commitments under the Radio Revolving Credit Facility. The Radio Credit Agreement contains certain customary affirmative and negative covenants, representations and warranties and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the Radio Credit Agreement could result in the termination of the commitments under the Radio Revolving Credit Facility and the acceleration of all outstanding borrowings under the Radio Credit Agreement and could cause a cross-default that could result in the acceleration of other indebtedness, including the full principal amount of the Senior Notes. The terms of the Radio Revolving Credit Facility require CBS Radio to maintain a maximum Consolidated Net Secured Leverage Ratio of 4.00 to 1.00, with a temporary increase to 4.50 to 1.00 in connection with certain permitted acquisitions. At March 31, 2017, CBS Radio’s Consolidated Net Secured Leverage Ratio was approximately 3.0x.

Interest on the Senior Notes is payable on May 1 and November 1 of each year, beginning on May 1, 2017. CBS Radio may redeem some or all of the Senior Notes at any time, or from time to time, on or after November 1, 2019, at a premium that decreases over time, plus accrued and unpaid interest to the date of redemption. Prior to such dates, CBS Radio may redeem some or all of such notes subject to payment of a customary make-whole premium. In addition, prior to November 1, 2019, CBS Radio may redeem up to 35% of the aggregate principal amount of the Senior Notes with the proceeds of certain equity offerings. In the event of a change of control accompanied by a rating decline (each as defined in the Radio Notes Indenture) with respect to the Senior Notes, the holders of the Senior Notes may require CBS Radio to repurchase all or a portion of their Senior Notes at a purchase price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the applicable repurchase date.

The Radio Notes Indenture contains certain customary affirmative and negative covenants and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the Radio Notes Indenture could result in the acceleration of the full principal amount of the Senior Notes and could cause a cross-default that could result in the acceleration of other indebtedness, including all outstanding borrowings under the Radio Credit Agreement.

All obligations under the Radio Credit Agreement are unconditionally guaranteed by CBS Radio’s material existing and future direct and indirect wholly owned domestic subsidiaries, subject to certain exceptions. All obligations under the Radio Credit Agreement, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of CBS Radio’s assets and the assets of the guarantors under the Radio Credit Agreement, including all of the capital stock of the guarantors and certain other subsidiaries under the Radio Credit Agreement. The Senior Notes are unconditionally guaranteed on a senior unsecured basis by each of CBS Radio’s direct and indirect subsidiaries that guarantees the Radio Credit Agreement.

Upon certain events of default, the collateral agent will be entitled to exercise the rights afforded to a secured party under, and subject to the limitations of, applicable law (including applicable bankruptcy or insolvency law), including, but not limited to, receiving dividends or other distributions on, exercising voting and consensual rights and powers with respect to, and/or registering in its own name as pledgee any pledged capital stock.

In connection with the entry into the Merger Agreement, CBS Radio entered into the Commitment Letter with the Commitment Parties, pursuant to which the Commitment Parties committed to provide, subject to customary closing conditions, the Radio Financing which consists of up to $500 million of senior secured term loans as an additional tranche of term loans under the Radio Credit Agreement, the proceeds of which may be used by Entercom upon or following consummation of the Merger to refinance certain existing indebtedness of Entercom, to redeem Entercom’s preferred stock and to pay fees and expenses in connection with the Transactions. CBS Radio expects to consummate and obtain the Radio Financing substantially simultaneously with the closing of the Merger and the Contribution and to apply the proceeds thereof as described in the preceding sentence in order to, among other things, simplify Entercom’s capital structure.

In connection with the Radio Financing for the Merger, on March 3, 2017, CBS Radio entered into Amendment No. 1 to the Radio Credit Agreement, pursuant to which CBS Radio, the guarantors party thereto, the lenders and letter of credit (“L/C”) issuers party thereto and JPMorgan Chase Bank, N.A., as administrative agent, amended the Radio Credit Agreement to, among other things, create a tranche of Term B-1 Loans in an aggregate principal amount not to exceed $500 million. The Term B-1 Loans are expected to be funded on the closing date of the Merger, subject to customary conditions.

The Term B-1 Loans will be governed by the Radio Credit Agreement and will have terms substantially identical to the Radio Term Loan, except as described in this paragraph. The Term B-1 Loans will mature on the date that is seven years after the closing date of the Merger. The Term B-1 Loans will require CBS Radio to make quarterly principal payments at an annual rate of 1% of the initial principal amount of the Term B-1 Loans, beginning with the first full fiscal quarter ending after the closing of the Merger. If a prepayment of the Term B-1 Loans is made on or prior to the date that is six months following the closing date of the Merger as a result of certain refinancing or repricing transactions, CBS Radio will be required to pay a fee equal to 1.00% of the principal amount of the obligation so refinanced or repriced. The Term B-1 Loans are expected to bear interest at a per annum rate equal to 2.75% plus LIBOR. Interest on the Term B-1 Loans will be payable at the end of each interest period, but in no event less frequently than quarterly.

Liquidity and Capital Resources

CBS Radio generated cash flows from operating activities from continuing operations of $282.5 million for the year ended December 31, 2016, $212.8 million for the year ended December 31, 2015, $276.9 million for the year ended December 31, 2014 and $25.8 million for the three months ended March 31, 2017. Historically, CBS Radio participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash CBS Radio generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. As such, CBS benefited from the positive cash flow CBS Radio generated, and CBS also provided CBS Radio with sufficient daily liquidity to fund its ongoing cash needs. As a result, CBS Radio has historically required minimal cash on hand. On October 17, 2016 at the time of the CBS Radio Borrowing, CBS Radio’s participation in CBS’s centralized cash management system ceased and as a result, transactions with CBS subsequent to October 17, 2016 are settled in cash.

CBS Radio continually projects anticipated cash requirements for its operating, investing and financing needs and cash flows generated from operating activities available to meet these needs. CBS Radio’s short-term cash requirements primarily include payments for programming and talent commitments, operating leases, interest payments, capital expenditures and principal payments on the Radio Term Loan. CBS Radio believes that its cash on hand, operating cash flows and borrowing capacity under the Radio Revolving Credit Facility are sufficient to fund its short-term cash needs.

CBS Radio’s long-term cash needs primarily include principal payments on outstanding indebtedness. Funding for long-term cash needs will come from CBS Radio’s operating cash flows, its ability to issue debt, and borrowing capacity under the Radio Revolving Credit Facility.

Contractual Obligations

As of December 31, 2016, CBS Radio’s significant contractual obligations and payments due by period were as follows:

	Payments Due by Period
	Total	2017	2018-2019	2020-2021	2022 and thereafter
Programming commitments (a)	$195.2	$34.7	$69.1	$57.7	$33.7
Talent commitments	52.0	26.7	24.8	.5	—
Purchase obligations (b)	5.9	2.4	2.4	1.1	—
Operating leases (c)	249.5	29.7	57.0	50.5	112.3
Long-term debt obligations	1,370.0	10.6	21.2	31.2	1,307.0
Interest on long-term debt (d)	520.1	73.5	143.7	141.7	161.2

Total	$2,392.7	$177.6	$318.2	$282.7	$1,614.2

(a)	Programming commitments primarily reflect sports programming rights.
(b)	Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including open purchase orders.
(c)	Consists of long-term noncancellable operating lease commitments for office space and equipment.
(d)	Interest on the Radio Term Loan is variable. For illustrative purposes, an interest rate of 4.50% is assumed for all periods, which reflects the interest rate at December 31, 2016. The principal and interest payments do not reflect estimates for the required Excess Cash Flow prepayment or optional prepayments. Based on the amount outstanding under the Radio Term Loan at December 31, 2016 of $960 million, an increase or decrease of 1/8% in the interest rate will change annual interest expense by approximately $1.2 million.

The above table excludes $3.8 million of reserves for uncertain tax positions and the related accrued interest and penalties, as CBS Radio cannot reasonably predict the amount of and timing of cash payments relating to this obligation.

Guarantees

CBS Radio uses letters of credit and surety bonds primarily as security against nonperformance in the normal course of business. The outstanding letters of credit and surety bonds approximated $6.3 million and $6.2 million at March 31, 2017 and December 31, 2016, respectively, and were not recorded on the Consolidated Balance Sheets.

Critical Accounting Policies

The preparation of CBS Radio’s financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. On an ongoing basis, CBS Radio evaluates its estimates, which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions.

CBS Radio considers the following accounting policies to be the most critical as they are important to its financial condition and results of operations, and require significant judgment and estimates on the part of management in their application. For a summary of CBS Radio’s significant accounting policies, see pages F-20 to F-25 of the accompanying notes to the consolidated financial statements.

Impairment of Goodwill and FCC Licenses

CBS Radio tests goodwill and FCC licenses for impairment during the fourth quarter of each year, and on an interim date should factors or indicators become apparent that would require an interim test.

FCC Licenses—FCC licenses are tested for impairment at the geographic market level. CBS Radio considers each geographic market, which is comprised of all of its radio stations within that geographic market, to be a single unit of accounting because the FCC licenses at this level represent their highest and best use. At December 31, 2016, CBS Radio had FCC license book values for radio stations in 25 radio markets.

For the year ended December 31, 2016, CBS Radio performed a quantitative impairment test for all 25 radio markets. This impairment test compares the estimated fair value of the FCC licenses by geographic market with their respective carrying values. The estimated fair value of each FCC license is computed using the Greenfield Discounted Cash Flow Method (“Greenfield Method”), which attempts to isolate the income that is attributable to the license alone. The Greenfield Method is based upon modeling a hypothetical start-up radio station and building it up to a normalized operation that, by design, lacks inherent goodwill and whose other assets have essentially been added as part of the build-up process. The Greenfield Method adds the present value of the estimated annual cash flows of the start-up radio station over a projection period to the residual value at the end of the projection period. The annual cash flows over the projection period include assumptions for overall advertising revenues in the relevant geographic market, the start-up radio station’s operating costs and capital expenditures and a three-year build-up period for the start-up radio station to reach a normalized state of operations, which reflects the point at which it achieves an average market share. The overall market advertising revenue in the subject market is estimated based on recent industry projections. Operating costs and capital expenditures are estimated based on both industry and internal data. The residual value is calculated using a perpetual nominal growth rate, which is based on projected long-range inflation in the United States and long-term industry projections. The discount rate is determined based on the average of the weighted average cost of capital of comparable entities. For the year ended December 31, 2016, the discount rate and perpetual nominal growth rate used for each market was 8.5% and 1.0%, respectively.

CBS Radio concluded that the estimated fair values of the FCC licenses in 23 radio markets were lower than their respective carrying values. Accordingly, CBS Radio recognized a pretax noncash impairment charge of

$322.7 million related to FCC licenses in these markets. The remaining two radio markets, which had an aggregate carrying value of FCC licenses of $322.0 million, each had estimated fair values that exceeded their respective carrying values by less than 5%.

The estimated fair values of the FCC licenses are highly dependent on the assumptions of future economic conditions in the individual geographic markets in which CBS Radio owns and operates radio stations. Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, or a decline in the local radio advertising marketplace could result in a downward revision to CBS Radio’s current assumptions and judgments. Various factors may contribute to a future decline in any local radio advertising marketplace, including declines in economic conditions; an other-than-temporary decrease in spending by advertisers in certain industries that have historically represented a significant portion of the local radio advertising revenues; a shift by advertisers to competing advertising platforms; changes in audience behavior; and/or a change in population size. A downward revision to the present value of future cash flows could result in further impairment and a noncash charge would be required. Such a charge could have a material effect on CBS Radio’s statement of operations and balance sheet.

Goodwill—Goodwill is tested for impairment at the reporting unit level. At December 31, 2016, CBS Radio had three reporting units, which are one level below its operating segment. For its 2016 annual impairment test, CBS Radio performed a quantitative goodwill impairment test for each of its three reporting units. The first step of the goodwill impairment test examines whether the carrying value of a reporting unit exceeds its fair value. The estimated fair value of each reporting unit is computed based upon the present value of future cash flows (the “Discounted Cash Flow Method”), which is compared to the traded values of comparable businesses (the “Market Comparable Method”). The Discounted Cash Flow Method and the Market Comparable Method resulted in similar estimated fair values. The Discounted Cash Flow Method adds the present value of the estimated annual cash flows over a discrete projection period to the residual value of the business at the end of the projection period. This technique requires the use of significant estimates and assumptions such as growth rates, operating margins, capital expenditures and discount rates. The estimated growth rates, operating margins and capital expenditures for the projection period are based on CBS Radio’s internal forecasts of future performance and historical trends. The residual value is estimated based on a perpetual nominal growth rate, which is based on projected long-range inflation and long-term industry projections. The discount rate is determined based on the average of the weighted average cost of capital of comparable entities. For the year ended December 31, 2016, the discount rate and perpetual nominal growth rate used for each reporting unit was 8.75% and 1.5%, respectively.

CBS Radio concluded that the estimated fair value of each of the three reporting units was below their respective carrying values, after the above-mentioned FCC licenses impairment charge, and as a result CBS Radio performed the second step of the goodwill impairment test for each reporting unit. Under step two of the goodwill impairment test, CBS Radio performed a hypothetical purchase price allocation for each reporting unit to determine the implied fair value of goodwill, which was then compared to the carrying amount of goodwill. For 2016, CBS Radio recorded a pretax noncash impairment charge of $530.1 million.

The impairments were the result of an increase in the discount rate caused by a change in the risk profile of CBS Radio, as it is expected to participate in a market transaction imminently. The 2016 discount rate included a higher small company stock premium than the rate used in 2015, reflecting the weighted average cost of capital profile of CBS Radio as a standalone entity, whereas the discount rate for 2015 was based on the weighted average cost of capital profile of CBS. The impairments were also caused by declines in the radio market resulting in lower cash flow projections, as well as management’s expectation of the transaction value of the Merger with Entercom. This estimated transaction value was derived by multiplying the historical trading multiples of Entercom and other similar companies by the total estimated earnings of the combined company. After the impairment charge, the fair values of each of CBS Radio’s three reporting units each exceeded their carrying values by approximately 3%.

During the first quarter of 2017, as a result of a decline in the trading price of Entercom Class A Common Stock, CBS Radio performed an interim goodwill impairment test. For purposes of the impairment analysis, the fair value of CBS Radio’s reporting units were computed based upon the Discounted Cash Flow Method. The fair value analysis also incorporated the Market Comparable Method and Entercom’s stock price, which is an indicator of the transaction value of the Merger with Entercom. As a result of this impairment test, CBS Radio concluded that the fair value of each of its reporting units exceeded their respective book values and therefore, no impairment was required. Entercom’s stock price is one indicator in management’s assessment of the fair value of CBS Radio. A decline in Entercom’s stock price could indicate that the fair value of CBS Radio is lower than its carrying value and could result in an impairment in a future period.

Additionally, certain future events and circumstances, including deterioration of market conditions, higher cost of capital, a further decline in the advertising market in the markets in which CBS Radio owns and operates radio stations, a decrease in audience acceptance of programming, a shift by advertisers to competing advertising platforms; and/or changes in audience behavior could result in changes to these assumptions and judgments. A downward revision of these assumptions could cause the fair values of the reporting units to fall below their respective carrying values and an additional noncash impairment charge would be required. Such a charge could have a material effect on CBS Radio’s statement of operations and balance sheet.

Income Taxes

Deferred income tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized.

CBS Radio’s income taxes as presented herein, including the provision or benefit for income taxes, net deferred tax liabilities and income tax payments, are calculated on a separate tax return basis, even though CBS Radio’s operating results are included in the consolidated federal and certain state and local income tax returns filed by CBS. CBS manages its tax position for the benefit of the entire portfolio of its businesses and, as such, the assumptions, methodologies and calculations made for purposes of determining CBS Radio’s tax provision, taxes paid and related tax accounts in the consolidated financial statements herein may differ from those made by CBS and, in addition, are not necessarily reflective of the tax strategies that CBS Radio would have followed as a separate stand-alone company.

Significant judgment is required in determining the provision for income taxes. When recording the provision for income taxes, an estimated effective tax rate for the year is applied to interim operating results. In the event there is a significant or unusual item recognized in the interim operating results, the tax attributable to that item is separately calculated and recorded in the same interim period.

Allowance for Doubtful Accounts

CBS Radio’s allowance for doubtful accounts is estimated based on several factors, including historical bad debt experience, the aging of accounts receivable, industry trends and economic indicators, and recent payment history for specific customers. Judgment is required in assessing these factors and estimating the collectability of accounts receivable. CBS Radio believes its allowance for doubtful accounts is adequate; however, if circumstances change that affect a customer’s ability to make payments, CBS Radio may be required to record an additional allowance.

Legal Matters

On an ongoing basis, CBS Radio vigorously defends itself in numerous lawsuits and proceedings and responds to various investigations and inquiries from federal, state and local authorities (collectively,

“litigation”). Litigation may be brought against CBS Radio without merit, is inherently uncertain and always difficult to predict. However, based on management’s understanding and evaluation of the relevant facts and circumstances, CBS Radio believes that the litigation to which it is a party is not likely to have a material adverse effect on its results of operations, financial position or cash flows.

Market Risk

Interest Rate Risk

CBS Radio is subject to interest rate risk to the extent it has variable-rate debt outstanding, including under the Radio Credit Agreement. At March 31, 2017, CBS Radio had $957.3 million outstanding on the Radio Term Loan due October 2023, at an interest rate of 4.5% per year. An increase or decrease of 1/8% in CBS Radio’s interest rate on the Radio Term Loan will change annualized interest expense by approximately $1.2 million. CBS Radio does not currently use derivatives or other financial instruments to mitigate interest rate risk, although it may do so in the future.

Credit Risk

In the opinion of management, credit risk is limited due to the large number of customers and advertising agencies utilized. CBS Radio performs credit evaluations on its customers and agencies and believes that the allowance for doubtful accounts is adequate. CBS Radio does not currently use derivatives or other financial instruments to mitigate credit risk.

Related Parties

CBS Corporation. CBS Radio is indirectly wholly owned by CBS. CBS provides CBS Radio with certain services, such as insurance and support for technology systems, and also provides benefits to CBS Radio’s employees, including life and disability insurance, and certain post-employment benefits. Prior to January 1, 2017, CBS also provided CBS Radio’s employees with medical and dental benefits and participation in a 401(k) savings plan. Charges for these services and benefits are reflected in the consolidated financial statements based on the specific identification of costs, assets and liabilities. The consolidated financial statements also include allocations of centralized corporate expenses from CBS for services, such as tax, internal audit, cash management and other services. These expenses were determined based on various allocation methods, including factors such as headcount, time and effort spent on matters relating to CBS Radio, and the number of CBS operating entities benefiting from such services. Charges for these services and benefits provided by CBS have been included in selling, general and administrative expenses in the Consolidated Statements of Operations and totaled $21.6 million for each of the three months ended March 31, 2017 and 2016, and $82.5 million, $84.1 million and $76.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. Management believes that the assumptions and estimates used to allocate these expenses are reasonable. However, CBS Radio’s expenses as a stand-alone company may be different from those reflected in the Consolidated Statements of Operations.

Effective January 1, 2017, CBS Radio employees began participating in employee plans maintained by CBS Radio, including medical and dental plans and a 401(k) savings plan, although certain employees continue to be entitled to benefits under certain CBS defined benefit pension and post-retirement health plans.

In addition, CBS Radio historically participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash CBS Radio generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. As such, CBS benefited from the positive cash flow CBS Radio generated and CBS also provided CBS Radio with sufficient daily liquidity to fund its ongoing cash needs. As a result, CBS Radio has historically required minimal cash on hand. On October 17, 2016, at the time of the CBS Radio Borrowing, CBS Radio’s participation in CBS’s centralized cash management system ceased and as a result, transactions with CBS subsequent to October 17, 2016 are settled in cash. At March 31, 2017 and December 31, 2016, amounts due to CBS were $6.5 million and $32.8 million, respectively. On March 31, 2017, CBS Radio paid to CBS a dividend of $30.0 million, representing CBS Radio’s excess cash on hand.

Prior to the consummation of the Transactions, CBS Radio expects to enter into various agreements to govern the relationships between CBS, CBS Radio and Entercom. For a description of these agreements and the other agreements that CBS Radio will enter into with CBS, see “Other Agreements and Other Related Party Transactions.”

CBS manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of CBS and related interest expense are not allocated to CBS Radio as none of CBS’s debt is directly attributable to CBS Radio.

In addition, in connection with the CBS Radio Borrowing, CBS Radio incurred $1.460 billion of indebtedness, resulting in net proceeds of approximately $1.432 billion after deducting bank fees, discounts and commissions and other expenses payable by CBS Radio incurred in connection therewith. CBS Radio distributed to its parent, an indirect wholly owned subsidiary of CBS, approximately $1.426 billion, which is an amount equal to the net proceeds of the CBS Radio Borrowing, prior to deducting expenses payable by CBS Radio, less $10 million which remained with CBS Radio to use for general corporate purposes and ongoing cash needs.

CBS Radio also generates revenues from sales to various subsidiaries and joint ventures of CBS. Total revenues from these transactions were $2.3 million and $1.2 million for the three months ended March 31, 2017 and 2016, respectively, and $14.8 million, $8.4 million and $8.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Collaborative Arrangement. CBS Local Digital Media operates the CBS Local Websites, which combine local radio and television content within markets where both CBS Radio and CBS TV Stations operate. In connection with this arrangement, advertisements displayed on these websites are sold by both CBS Radio employees and CBS TV Stations employees. CBS Radio earns revenues for advertising sales generated by its employees, and costs associated with the operation and maintenance of the CBS Local Websites are allocated between CBS Radio and CBS TV Stations in proportion to the respective earned revenue.

Other Related Parties. Viacom Inc. is controlled by National Amusements, the controlling stockholder of CBS. CBS Radio recognized revenues of $1.0 million and $1.7 million for the three months ended March 31, 2017 and 2016, respectively, and $4.3 million, $2.9 million and $2.4 million for the years ended December 31, 2016, 2015 and 2014, respectively, for the sale of advertising spots to subsidiaries of Viacom Inc. CBS Radio is involved in other transactions with related parties that have not been material in any of the periods presented.

Adoption of New Accounting Standards

Improvements to Employee Share-Based Payment Accounting

During the first quarter of 2017, CBS Radio adopted Financial Accounting Standards Board (“FASB”) guidance which simplifies several aspects of the accounting for employee share-based payment transactions. Under this amended guidance, all excess tax benefits and tax deficiencies are recognized as income tax expense or benefit in the income statement in the period in which the awards vest or are exercised. In the statement of cash flows, excess tax benefits are classified with other income tax cash flows in operating activities. The amended guidance also gives the option to make a policy election to account for forfeitures as they occur. CBS Radio, however, has elected to continue its existing practice of estimating forfeitures.

Simplifying the Accounting for Goodwill Impairment

During the first quarter of 2017, CBS Radio early adopted amended FASB guidance which simplifies the accounting for goodwill impairment. This guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge is recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill.

Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern

During 2016, CBS Radio adopted FASB guidance which requires management to evaluate, for each interim and annual reporting period, whether there are conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date the financial statements are issued. If management identifies conditions or events that raise substantial doubt, disclosures are required in the financial statements, including any plans that will alleviate the substantial doubt about the entity’s ability to continue as a going concern. The adoption of this guidance did not have an effect on CBS Radio’s consolidated financial statements.

Simplifying the Accounting for Measurement Period Adjustments

During 2016, CBS Radio adopted amended FASB guidance that eliminates the requirement to retrospectively account for adjustments to provisional amounts recognized in a business combination when new information is obtained during the measurement period about facts and circumstances that existed as of the acquisition date. Under the amended guidance, the acquiror is required to recognize such adjustments in the reporting period in which the adjustment amounts are identified. Such adjustments also include the effect on earnings from any changes in depreciation, amortization, or other income effects resulting from the change to provisional amounts, as if the change occurred at the acquisition date. The amendment also requires disclosure or separate presentation on the face of the income statement of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The adoption of this guidance did not have an effect on CBS Radio’s consolidated financial statements.

Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items

During 2016, CBS Radio adopted amended FASB guidance which eliminates the concept of extraordinary items. This guidance removes the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Rather, such items are required to be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. The adoption of this guidance did not have an effect on CBS Radio’s consolidated financial statements.

Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period

During 2016, CBS Radio adopted FASB guidance on the accounting for stock-based compensation when the terms of an award provide that a performance target that affects vesting could be achieved after the requisite service period. Under this guidance, such performance target should not be reflected in estimating the grant-date fair value of the award. CBS Radio should begin recognizing compensation cost in the period in which it becomes probable that the performance target will be achieved, for the cumulative amount of compensation cost attributable to the period(s) for which the requisite service has already been rendered. The adoption of this guidance did not have an effect on CBS Radio’s consolidated financial statements.

Recent Pronouncements

Clarifying the Definition of a Business

In January 2017, the FASB issued amended guidance on the accounting for business combinations which clarifies the definition of a business and assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. In addition, in order to be considered a business, an acquisition would have to include at a minimum an input and a substantive process that together significantly contribute to the ability to create an output. The amended guidance also narrows the definition of outputs by more closely aligning it with how outputs are described in FASB guidance for revenue recognition. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted.

Intra-Entity Transfers of Assets Other than Inventory

In October 2016, the FASB issued amended guidance on the accounting for income taxes, which eliminates the exception in existing guidance which defers the recognition of the tax effects of intra-entity asset transfers other than inventory until the transferred asset is sold to a third party. Rather, the amended guidance requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted as of the beginning of an annual reporting period. CBS Radio is currently assessing the impact of this guidance on its consolidated financial statements.

Statement of Cash Flows: Classification of Cash Receipts and Cash Payments

In August 2016, the FASB issued amended guidance which clarifies how certain cash receipts and cash payments should be presented and classified in the statement of cash flows. The new guidance is intended to reduce the existing diversity in practice in how certain transactions are classified in the statement of cash flows. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted.

Leases

In February 2016, the FASB issued new guidance on the accounting for leases, which supersedes previous lease guidance. Under this guidance, for all leases with terms in excess of one year, including operating leases, CBS Radio will be required to recognize on its balance sheet a lease liability and a right-of-use asset representing CBS Radio’s right to use the underlying asset for the lease term. The new guidance retains a distinction between finance leases and operating leases and the classification criteria is substantially similar to previous guidance. Additionally, the recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed. CBS Radio is currently evaluating the impact of this guidance, which is effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted.

Revenue from Contracts with Customers

In May 2014, the FASB issued guidance on the recognition of revenues which provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most existing revenue recognition guidance. The main principle under this guidance is that an entity should recognize revenue at the amount it expects to be entitled to in exchange for the transfer of goods or services to customers. CBS Radio is currently evaluating the impact of this guidance, which is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2016.

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Consolidated Financial Data of CBS Radio

The following table presents the selected historical consolidated financial data of CBS Radio. The selected historical consolidated statements of operations and cash flow information for the three months ended March 31, 2017 and 2016 and the selected historical consolidated balance sheet information as of March 31, 2017 have been derived from the unaudited historical consolidated financial statements of CBS Radio included elsewhere in this document. The selected historical consolidated balance sheet information as of December 31, 2016 and 2015, and the selected historical consolidated statements of operations and cash flow information for each of the three years in the period ended December 31, 2016 have been derived from the audited historical consolidated financial statements included elsewhere in this document. The selected historical consolidated balance sheet information as of December 31, 2014 and 2013 and the selected historical consolidated statements of operations and cash flow information for the year ended December 31, 2013 have been derived from audited historical consolidated financial statements not included in or incorporated by reference into this document. The selected historical consolidated balance sheet information as of December 31, 2012 and the selected historical consolidated statements of operations and cash flow information for the year ended December 31, 2012 have been derived from unaudited consolidated financial information not included in or incorporated by reference into this document. The historical consolidated financial statements of CBS Radio for each of the years presented have been presented on a “carve-out” basis from CBS’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of CBS Radio and include allocations of expenses from CBS. The selected historical consolidated financial information set forth below and the financial statements included elsewhere in this document do not necessarily reflect what CBS Radio’s results of operations, financial condition or cash flows would have been if CBS Radio had operated as a stand-alone company during all periods presented, and, accordingly, such information should not be relied upon as an indicator of CBS Radio’s future performance, financial condition or liquidity. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for CBS Radio” and the financial statements of CBS Radio and the notes thereto included elsewhere in this document.

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016 (a)	2015 (b)	2014 (c)	2013	2012 (d)
	(in millions, except per share amounts)
Statement of Operations data:
Revenues	$250.2	$264.1	$1,221.6	$1,230.6	$1,303.0	$1,306.4	$1,313.4
Operating income (loss)	$31.7	$55.7	$(561.0)	$(240.3)	$299.3	$360.2	$362.2
Net income (loss) from continuing operations	$7.7	$33.4	$(552.4)	$(136.5)	$176.5	$214.1	$207.4
Basic and diluted net income (loss) from continuing operations per common share (e)	$110,000	$477,143	$(7,891,429)	$(1,950,000)	$2,521,429	$3,058,571	$2,962,857
Balance Sheet data (at period end):
Total assets	$4,280.5		$4,331.2	$5,216.5	$5,771.6	$5,790.2	$5,769.1
Current liabilities	$128.7		$159.3	$105.9	$102.3	$112.4	$127.0
Total debt	$1,343.5		$1,345.3	$—	$—	$—	$—
Stockholder’s equity/ invested equity	$1,838.9		$1,860.4	$3,994.1	$4,360.2	$4,392.0	$4,401.7
Cash Flow data:
Cash flow provided by operating activities from continuing operations	$25.8	$85.0	$282.5	$212.8	$276.9	$264.3	$308.9
Non-GAAP financial data:
Adjusted OIBDA (f)	$41.1	$66.0	$338.7	$321.8	$402.3	$413.1	$425.5

(a)	For the year ended December 31, 2016, CBS Radio recorded noncash impairment charges of $852.8 million ($723.0 million, net of tax) to reduce the carrying value of goodwill and FCC licenses to their fair value.

(b)	For the year ended December 31, 2015, CBS Radio recorded a noncash impairment charge of $482.9 million ($292.5 million, net of tax) to reduce the carrying value of FCC licenses to their fair value.
(c)	In 2014, CBS Radio completed a radio station swap with Beasley Broadcast Group, Inc. In connection with the swap, CBS Radio recorded a noncash impairment charge of $48.6 million ($29.3 million, net of tax) to reduce the carrying value of goodwill allocated to the disposed radio stations to its fair value.
(d)	In 2012, in connection with the sale of five radio stations in West Palm Beach, CBS Radio recorded a noncash impairment charge of $11.4 million ($6.8 million, net of tax) to reduce the carrying value of the goodwill allocated to the disposed radio stations to its fair value.
(e)	Basic and diluted net income (loss) from continuing operations per common share for all periods presented is calculated based on the 70 outstanding shares of CBS Radio common stock. Prior to the consummation of the Transactions, CBS Radio intends to conduct a stock split to increase the aggregate number of outstanding shares of CBS Radio common stock. Subsequent to the stock split, net income (loss) from continuing operations per common share will be restated to reflect the post-split shares for all periods presented.
(f)	The following table presents a reconciliation of net income (loss) from continuing operations to Adjusted OIBDA.

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in millions)
Net income (loss) from continuing operations	$7.7	$33.4	$(552.4)	$(136.5)	$176.5	$214.1	$207.4
Exclude:
Provision (benefit) for income taxes	4.5	22.3	(25.4)	(103.8)	122.8	146.1	154.8
Interest expense	19.5	—	16.8	—	—	—	—
Impairment charges	—	—	852.8	482.9	48.6	—	11.4
Restructuring charges	—	—	8.6	36.5	7.0	5.1	4.7
Depreciation	6.2	6.7	26.1	28.5	30.8	31.3	32.1
Stock-based compensation (a)	3.2	3.6	12.2	14.2	16.6	16.5	15.1

Adjusted OIBDA	$41.1	$66.0	$338.7	$321.8	$402.3	$413.1	$425.5

(a)	For the year ended December 31, 2015, stock-based compensation of $2.9 million was reflected in restructuring charges.

Selected Historical Consolidated Financial Data of Entercom

The following table presents the selected historical consolidated financial data of Entercom. The selected historical consolidated balance sheet information as of March 31, 2017 and the selected historical consolidated statements of operations and cash flow information for the three month periods ended March 31, 2017 and 2016 have been derived from unaudited consolidated financial statements of Entercom incorporated by reference into this document. The selected historical consolidated balance sheet information as of December 31, 2016 and 2015, and the selected historical consolidated statements of operations and cash flow information for each of the three years in the period ended December 31, 2016 have been derived from audited consolidated financial statements of Entercom incorporated by reference into this document. The selected historical balance sheet information as of December 31, 2014, 2013 and 2012 and the selected historical consolidated statements of operations and cash flow information for the years ended December 31, 2013 and 2012 have been derived from the consolidated financial statements of Entercom not included in or incorporated by reference into this document. This information is only a summary and should be read in conjunction with the financial statements of Entercom and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Entercom’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 and Entercom’s annual report on Form 10-K for the year ended December 31, 2016, which are incorporated by reference into this document. See “Where You Can Find More Information; Incorporation By Reference.”

Entercom’s financial results are not comparable from year to year due to acquisitions and dispositions of radio stations, impairments of broadcasting licenses and goodwill, adoption of new accounting standards, and other significant events:

•	In November 2016, Entercom commenced operations under a time brokerage agreement (“TBA”) for several radio stations in Charlotte, North Carolina.

•	In November 2016, Entercom refinanced its outstanding senior credit facility and retired its Senior Notes outstanding. As a result of the refinancing, Entercom recognized a loss on extinguishment of debt of approximately $10.9 million.

•	In 2016, Entercom sold an AM station in Denver, Colorado, for $3.8 million and an AM station in Atlanta, Georgia for $.9 million. These two sales generated gains of $.3 million, and $.2 million, respectively.

•	In 2016, Entercom settled a legal claim with British Petroleum and recovered $2.3 million on a net basis after deducting certain related expenses. This amount was included in other income and expense.

•	In 2015, Entercom acquired multiple radio stations, net of certain dispositions. Related to these transactions, Entercom incurred: (1) merger and acquisition costs of $4.0 million in 2015 and $1.0 million in 2014; and (2) restructuring charges of $2.8 million in 2015 from the restructuring of operations.

•	In 2012, Entercom acquired one radio station.

•	In 2012, Entercom incurred an impairment loss of $22.3 million in connection with its review of goodwill and broadcasting licenses.

•	In the fourth quarters of 2012 and 2013, Entercom modified its debt which decreased its borrowing rate. In addition, Entercom incurred new deferred financing fees as part of the modifications that were higher than the previous deferred financing fees.

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share amounts)
Operating Data:
Net revenues	$97,452	$96,103	$460,245	$411,378	$379,789	$377,618	$388,924
Operating income (loss)	$(15,016)	$14,745	$98,057	$85,582	$85,576	$92,567	$76,594
Net income (loss) attributable to Company	$(9,331)	$4,412	$38,065	$29,184	$26,823	$26,024	$11,268
Net income (loss) attributable to common shareholders	$(9,881)	$3,999	$36,164	$28,432	$26,823	$26,024	$11,268
Net income (loss) attributable to common shareholders per share—basic:	$(.25)	$.10	$.94	$.75	$.71	$.70	$.31
Net income (loss) attributable to common shareholders per share—diluted:	$(.25)	$.10	$.91	$.73	$.69	$.68	$.30
Weighted average shares—basic	38,910	38,448	38,500	38,084	37,763	37,418	36,906
Weighted average shares—diluted	38,910	39,260	39,568	39,038	38,664	38,301	37,810
Cash Flows Data:
Cash flows related to:
Operating activities	$5,660	$23,654	$72,030	$64,790	$65,296	$63,349	$69,702
Investing activities	$(26,982)	$2,688	$495	$(91,744)	$(7,055)	$(4,583)	$(29,359)
Financing activities	$(20,819)	$(20,877)	$(34,851)	$4,583	$(38,932)	$(55,458)	$(35,045)
Other Data:
Common stock dividends declared and paid	$3,014	$—	$8,666	$—	$—	$—	$—
Cash dividends declared per common share	$.075	$—	$.225	$—	$—	$—	$—
Perpetual cumulative convertible preferred stock dividends declared and paid	$550	$413	$1,788	$413	$—	$—	$—

	At March 31,	At December 31,
	2017	2016	2015	2014	2013	2012
		(in thousands)
Balance Sheet Data:
Cash and cash equivalents—including cash of VIE	$4,702	$46,843	$9,169	$31,540	$12,231	$8,923
Total assets	$1,009,280	$1,076,233	$1,022,108	$926,615	$912,688	$920,358
Senior secured debt and other, including current portion	$465,083	$480,087	$268,750	$262,000	$299,500	$352,592
Senior unsecured notes, senior subordinated notes and other	$—	$—	$218,269	$217,929	$217,624	$229,959
Deferred tax liabilities and other long-term liabilities	$103,671	$119,759	$109,251	$89,904	$70,519	$41,455
Perpetual cumulative convertible preferred stock (mezzanine)	$27,732	$27,732	$27,619	$—	$—	$—
Total shareholders’ equity	$384,878	$393,374	$361,450	$329,021	$298,393	$269,494

ENTERCOM AND CBS RADIO

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and notes thereto give effect to the Merger of Merger Sub, a wholly owned acquisition subsidiary of Entercom, with and into CBS Radio, an indirect wholly owned subsidiary of CBS. In the Merger, each outstanding share of Radio Common Stock will be converted into the right to receive one share of Entercom Class A Common Stock. The transaction is being accounted for as a business combination with Entercom as the acquiror. See “The Transactions—Accounting Treatment and Considerations.” The purchase price will be allocated to the assets acquired and liabilities assumed of CBS Radio based upon their estimated fair values at the date of consummation of the Merger.

The following unaudited pro forma condensed combined financial statements give effect to the completion of the Merger and the associated refinancing of Entercom’s debt. The unaudited pro forma condensed combined statements of operations are presented as if these transactions occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet is presented as if these transactions occurred on March 31, 2017. The pro forma condensed combined financial statements do not give effect to operating efficiencies and cost savings that may be achieved with respect to the combined entity. The unaudited pro forma condensed combined financial statements are derived from Entercom’s and CBS Radio’s respective historical consolidated financial statements for each period presented. CBS Radio’s historical consolidated financial statements have been prepared on a “carve-out” basis from CBS’s consolidated financial statements using the historical results of operations, assets and liabilities of CBS Radio and include allocations of expenses from CBS. As a result, CBS Radio’s historical financial statements may not necessarily reflect what its financial condition and results of operations would have been had CBS Radio been an independent, stand-alone entity during the periods presented.

These unaudited pro forma condensed combined financial statements, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. The preliminary purchase price is based on the Entercom closing share price on May 24, 2017. The actual purchase price will be based on the Entercom closing share price on the closing date of the Merger, which could differ from the current estimate.

These unaudited pro forma condensed combined financial statements and the notes thereto should be read together with the following:

(a)	Entercom’s unaudited consolidated financial statements and the notes thereto contained in Entercom’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 and the audited consolidated financial statements and the notes thereto contained in Entercom’s annual report on Form 10-K for the year ended December 31, 2016, which are each incorporated by reference into this document, and

(b)	CBS Radio’s unaudited consolidated financial statements and the notes thereto as of and for the three months ended March 31, 2017 and the audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2016 included elsewhere in this document.

ENTERCOM AND CBS RADIO

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2017

(in millions)

	Historical		Pro Forma
	Entercom	CBS Radio	Purchase Price Allocation		Other Adjustments		Combined
Assets:
Cash	$4.7	$6.9	$(6.5	) (2c)	$—		$4.7
			(.4	) (2c)
Accounts receivable, net of allowance for doubtful accounts	76.3	204.3	—		—		280.6
Prepaid expenses, deposits and other	10.6	46.3	—		—		56.9

Total current assets	91.6	257.5	(6.9)		—		342.2

Net property and equipment	64.0	141.9	—		—		205.9
Radio broadcasting licenses	811.1	2,545.4	(2,545.4	) (2g)	—		3,382.3
			2,571.2	(2d)
Advertiser relationships	—	—	35.0	(2e)	—		35.0
Goodwill	32.8	1,331.8	(1,331.8	) (2g)	—		520.4
			487.6	(2h)
Deferred charges and other assets, net of accumulated amortization	9.8	3.9	(2.6	) (2f)	—		11.1

Total assets	$1,009.3	$4,280.5	$(792.9)		$—		$4,496.9

Liabilities:
Accounts payable	$.2	$32.4	$—		$—		$32.6
Accrued expenses	18.2	60.7	(6.5	) (2c)	6.0	(5)	63.9
			(14.5	) (2g)
Other current liabilities	16.7	25.0	(.5	) (2g)	2.8	(5)	44.0
Long-term debt, current portion	15.9	10.6	—		(15.9	) (4)	15.6
					5.0	(4)

Total current liabilities	51.0	128.7	(21.5)		(2.1)		156.1

Long-term debt, net of current portion	442.1	1,332.9	52.5	(2f)	(442.1	) (4)	1,873.1
					487.7	(4)
Deferred tax liabilities, net	75.9	921.3	11.1	(6)	(3.8	) (6)	1,004.5
Other long-term liabilities	27.7	58.7	(22.0	) (2g)	3.5	(5)	67.9

Total long-term liabilities	545.7	2,312.9	41.6		45.3		2,945.5

Total liabilities	596.7	2,441.6	20.1		43.2		3,101.6

Perpetual cumulative convertible preferred stock	27.7	—	—		(27.7	) (4)	—
Shareholders’ equity:
Preferred stock	—	—	—		—		—
Common stock	.4	—	1.0	(2a)	—		1.4
Additional paid-in capital	601.9	2,513.8	(2,513.8	) (2g)	3.2	(5)	1,630.0
			1,018.1	(2a)
			6.8	(2b)
Accumulated deficit	(217.4)	(674.9)	674.9	(2g)	(7.0	) (4)	(236.1)
					(11.7	) (5)

Total shareholders’ equity	384.9	1,838.9	(813.0)		(15.5)		1,395.3

Total liabilities and shareholders’ equity	$1,009.3	$4,280.5	$(792.9)		$—		$4,496.9

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

ENTERCOM AND CBS RADIO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2017

(in millions, except per share amounts)

	Historical		Pro Forma
	Entercom	CBS Radio After Reclassification (Note 3)	Purchase Accounting Adjustments		Other Adjustments		Combined
Net Revenues	$97.5	$250.2	$—		$—		$347.7

Operating Expense:
Station operating expenses, including non-cash compensation expense	75.6	195.9	—		—		271.5
Depreciation and amortization expense	2.7	6.2	2.2	(2e)	—		11.1
Corporate general and administrative expenses, including non-cash compensation expense	10.6	16.4	—		—		27.0
Merger and acquisition costs	10.3	—	—		(10.3	) (5)	—
Net gain on sale or disposal of assets	13.3	—	—		—		13.3

Total operating expense	112.5	218.5	2.2		(10.3)		322.9

Operating income (loss)	(15.0)	31.7	(2.2)		10.3		24.8

Net interest expense	6.0	19.5	(2.8	) (2f)	(6.0	) (4)	21.3
					4.6	(4)

Income (loss) before income taxes	(21.0)	12.2	.6		11.7		3.5
Income tax (benefit) provision	(11.7)	4.5	.2	(6)	.6	(6)	(6.4)

Net income (loss) available to Company	(9.3)	7.7	.4		11.1		9.9
Preferred stock dividend	(.6)	—	—		.6	(4)	—

Net income (loss) available to common shareholders	$(9.9)	$7.7	$.4		$11.7		$9.9

Net income (loss) available to common shareholders per share—Basic	$(.25)						$.07
Net income (loss) available to common shareholders per share—Diluted	$(.25)						$.07
Weighted average shares:
Basic	38.9		101.4	(2a)			140.3
Diluted	38.9		103.3	(2b)	1.2	(2i)	143.4

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

ENTERCOM AND CBS RADIO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

(in millions, except per share amounts)

	Historical		Pro Forma
	Entercom	CBS Radio After Reclassification (Note 3)	Purchase Accounting Adjustments		Other Adjustments		Combined
Net Revenues	$460.2	$1,221.6	$—		$—		$1,681.8
Operating Expense:
Station operating expenses, including non-cash compensation expense	318.7	850.5	—		—		1,169.2
Depreciation and amortization expense	9.8	26.1	8.8	(2e)	—		44.7
Corporate general and administrative expenses, including non-cash compensation expense	33.3	44.6	—		—		77.9
Goodwill impairment loss	—	530.1	—		—		530.1
Impairment loss	.2	322.7	—		—		322.9
Merger and acquisition costs and restructuring charges	.7	8.6	—		—		9.3
Other expenses related to refinancing	.6	—	—		—		.6
Net time brokerage agreement expense	.4	—	—		—		.4
Net gain on sale or disposal of assets	(1.6)	—	—		—		(1.6)

Total operating expense	362.1	1,782.6	8.8		—		2,153.5

Operating income (loss)	98.1	(561.0)	(8.8)		—		(471.7)

Net interest expense	36.6	16.8	49.4	(2f)	(36.6	)(4)	83.5
					17.3	(4)

Net loss on extinguishment of debt	10.9	—	—		—		10.9
Net recovery of a claim	(2.3)	—	—		—		(2.3)

Other (income) expense	8.6	—	—		—		8.6

Income (loss) before income taxes	52.9	(577.8)	(58.2)		19.3		(563.8)
Income tax (benefit) provision	14.8	(25.4)	(22.4	)(6)	7.4	(6)	(25.6)

Net income (loss) available to Company	38.1	(552.4)	(35.8)		11.9		(538.2)
Preferred stock dividend	(1.9)	—	—		1.9	(4)	—

Net income (loss) available to common shareholders	$36.2	$(552.4)	$(35.8)		$13.8		$(538.2)

Net income (loss) available to common shareholders per share—Basic	$.94						$(3.85)
Net income (loss) available to common shareholders per share—Diluted	$.91						$(3.85)
Weighted average shares:
Basic	38.5		101.4	(2a)			139.9
Diluted	39.6		(1.1	)(2j)			139.9
			101.4	(2a)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

ENTERCOM AND CBS RADIO

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(Tabular dollars in millions)

1)	BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements give effect to the completion of the Merger and the associated refinancing of Entercom’s debt. The Merger is being accounted for as a business combination with Entercom as the acquiror. The unaudited pro forma condensed combined statements of operations are presented as if these transactions occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet is presented as if these transactions occurred on March 31, 2017. The unaudited pro forma condensed combined financial statements are derived from Entercom’s and CBS Radio’s respective historical consolidated financial statements for each period presented. CBS Radio’s historical consolidated financial statements have been prepared on a “carve-out” basis from CBS’s consolidated financial statements using the historical results of operations, assets and liabilities of CBS Radio and include allocations of expenses from CBS. As a result, CBS Radio’s historical financial statements may not necessarily reflect what its financial condition and results of operations would have been had CBS Radio been an independent, stand-alone entity during the periods presented.

The preparation of unaudited pro forma condensed combined financial statements requires Entercom and CBS Radio management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. These unaudited pro forma condensed combined financial statements, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. The final purchase price will be allocated to CBS Radio’s assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Merger based on a comprehensive final evaluation of such assets acquired and liabilities assumed by Entercom.

Based on a preliminary review of the accounting policies of Entercom and CBS Radio, Entercom is not aware of any differences that would have a material impact on the pro forma condensed combined financial statements. After the completion of the Merger, as more information becomes available, accounting policy differences may be identified. Certain expenses included in CBS Radio’s historical consolidated statement of operations have been reclassified to conform to Entercom’s basis of presentation (See Note 3).

2)	PURCHASE PRICE ALLOCATION

In connection with the Merger, Entercom will issue 101.4 million shares in exchange for all of the outstanding shares of Radio Common Stock. In addition, approximately 4.0 million shares will be eligible for issuance in respect of equity awards held by employees of CBS Radio. The actual number of shares that will be issued in respect of such equity awards is subject to change based on the number of outstanding equity awards held by employees of CBS Radio at the time of the Merger. The purchase price is subject to adjustment based on CBS Radio working capital, in accordance with the terms of the Merger Agreement.

The preliminary purchase price presented below is based on the Entercom closing share price on May 24, 2017 of $10.05 per share and does not include an estimate for the potential working capital adjustment. The actual purchase price will be based on the Entercom closing share price on the closing date of the Merger, which could differ from the price presented below. A 10% increase or decrease to the Entercom share price would change the purchase price by $101.9 million.

Estimated purchase price:
Estimated fair value of Entercom shares to be exchanged (101.4 million shares at $10.05 per share):
Common stock, $.01 par value	$1.0	(2a)
Additional paid-in capital	1,018.1	(2a)
Fair value of assumed equity awards attributable to precombination services	6.8	(2b)

Total purchase price	$1,025.9

The preliminary purchase price allocation presented below is based on management’s estimate of the fair value of tangible and intangible assets acquired and liabilities assumed using information that is currently available. The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill. The final allocation of the purchase price will be determined upon the completion of the Merger and will be based on a comprehensive final evaluation of tangible and intangible assets acquired and liabilities assumed by Entercom.

Total purchase price			$1,025.9

Estimated fair value of assets acquired
Cash	—	(2c)
Other current assets	250.6
Net property and equipment	141.9
Indefinite lived intangible assets—Radio broadcasting licenses	2,571.2	(2d)
Amortizable intangible assets—Advertiser relationships	35.0	(2e)
Other assets	1.3	(2f)
Estimated fair value of liabilities assumed
Current liabilities (excluding current portion of long-term debt)	96.6	(2c), (2g)
Long-term debt, including current portion of $10.6 million	1,396.0	(2f)
Deferred tax liabilities	932.4	(Note 6)
Other long-term liabilities	36.7	(2g)

Total identifiable net assets acquired	538.3

Excess of purchase price over net identifiable assets acquired			$487.6	(2h)

(2a)	The adjustments to common stock of $1.0 million and additional paid-in capital of $1,018.1 million reflect the issuance of 101.4 million shares of Entercom Common Stock in exchange for all of the outstanding shares of Radio Common Stock, based on the Entercom closing stock price on May 24, 2017 of $10.05 per share.
(2b)

At the time of the Merger, each outstanding restricted stock unit (“RSU”) and stock option with respect to CBS Class B Common Stock held by employees of CBS Radio will be canceled and converted into equity awards for Entercom Class A Common Stock. The conversion will be based on the ratio of the volume-weighted average per share closing prices of CBS stock on the five trading days prior to the effective date of the Merger and Entercom stock on the five trading days following the effective date of the Merger. Based on the number of RSUs and stock options held by employees of CBS Radio as of March 31. 2017, as well as the conversion ratio using the closing stock prices on May 24, 2017, 528,519 RSUs and 187,265 stock options for CBS Class B Common Stock would be converted into 3,240,006 RSUs and 1,148,000 stock options for Entercom Class A Common Stock. The fair value of RSUs and stock options attributable to the employees’ precombination services of $6.8 million is reflected as part of the purchase price. The fair value of the post-combination portion of the awards totaling $28.3 million will be expensed over the vesting period remaining as of the date of the Merger. The fair value of RSUs was determined based upon the market price of the CBS shares underlying the awards on May 24, 2017. The fair value of stock options was determined as of May 24, 2017 using the Black-Scholes options-pricing model.

For the three months ended March 31, 2017, weighted average diluted shares outstanding of 103.3 million includes 1.9 million shares for the dilutive impact of the 4.4 million RSUs and stock options for Entercom Class A Common Stock issued in exchange for RSUs and stock options for CBS Class B Common Stock held by employees of CBS Radio. The actual number of shares that will be issued in respect of such equity awards is subject to change based on the number of outstanding equity awards held by employees of CBS Radio, as well as the respective trading prices of CBS Class B Common Stock and Entercom Class A Common Stock at the time of the Merger. A 10% increase or decrease in such trading prices will have a minimal impact on the number of diluted shares outstanding and no impact on diluted earnings per share. For the year ended December 31, 2016, these RSUs and stock options are excluded from the calculation of weighted average diluted shares outstanding as their inclusion would have been antidilutive since the pro forma combined statement of operations reflected a net loss.

(2c)	The cash balance of zero reflects the following adjustments made to CBS Radio’s cash balance at March 31, 2017 in accordance with the Merger Agreement: (1) a $6.5 million cash payment from CBS Radio to CBS to settle intercompany liabilities, which were previously recorded in accrued expenses, prior to the completion of the Merger, and (2) a cash dividend payment from CBS Radio to CBS of $.4 million, reflecting CBS Radio’s remaining cash on hand.
(2d)	Radio broadcasting licenses are intangible assets with indefinite lives and, as such, are not amortized but rather are subject to an annual fair value impairment test. The preliminary estimated fair value of each FCC license was computed using the Greenfield Discounted Cash Flow Method (“Greenfield Method”), which attempts to isolate the income that is attributable to the license alone. The Greenfield Method is based upon modeling a hypothetical start-up station and building it up to a normalized operation using inputs that include overall advertising revenues in the relevant market, average market share, operating costs and capital expenditures. The discount rate used to present value the estimated annual cash flows over the projection period was 8.5%, the perpetual nominal growth rate used to determine the residual value at the end of the projection period was 1.0%, and the gross profit margin range was between 31.0% and 35.0%.
(2e)	For the purposes of the pro forma financial statements, advertiser relationships are assumed to be amortized on a straight-line basis over a useful life of four years. The pro forma statement of operations has been adjusted to include $2.2 million of amortization related to the advertiser relationships for the three months ended March 31, 2017 and $8.8 million for the year ended December 31, 2016. The preliminary estimated fair value of advertiser relationships was determined using the excess earnings method, which deducts economic costs, including operating expenses and contributory asset charges, from revenue expected to be generated by the advertiser relationships. These estimated cash flows are then discounted to the present value equivalent, based on a discount rate of 9.75%.
(2f)

At March 31, 2017, outstanding CBS Radio borrowings consisted of $10 million under a $250 million Revolving Credit Facility due 2021, $957.3 million on a senior secured Term Loan due 2023 (“CBS Radio Term Loan”), and $400 million of 7.250% Senior Notes due 2024 (collectively, “CBS Radio borrowings”). These CBS Radio borrowings will be guaranteed by Entercom upon the closing of the Merger. The pro forma adjustment to long-term debt of $52.5 million at March 31, 2017 reflects an increase in the fair value of the CBS Radio borrowings to reflect their fair value at March 31, 2017, and also includes the reversal of unamortized deferred financing costs and original issue discount that were recorded when the debt was issued. The fair value of long-term debt is estimated based on quoted market prices for similar liabilities.

Additionally, $2.6 million of deferred financing costs on the Revolving Credit Facility have been removed from other assets on the pro forma combined balance sheet at March 31, 2017. A 5% increase or decrease to the fair-value of long-term debt as of March 31, 2017 would change annual interest expense by $10.0 million. The adjustment to interest expense of $2.8 million for the three months ended March 31, 2017 reflects the net impact of the removal of the amortization of deferred financing fees and original debt discount and the addition of the amortization of the fair value adjustment. For the year ended December 31, 2016, the statement of operations has been adjusted to present a full year of interest expense associated with the CBS Radio borrowings, which were originally issued in October 2016, as follows:

$960 million CBS Radio Term Loan	$43.0
$400 million 7.250% Senior Notes	29.0
$250 million Revolving Credit Facility	1.5
Amortization of fair value adjustment	(7.3)
Reversal of historical interest expense	(16.8)

$49.4

The interest rates on the CBS Radio Term Loan and Revolving Credit Facility are variable. For purposes of calculating the pro forma adjustment, the interest rates on the variable portion of the debt are assumed to be 4.5% on the CBS Radio Term Loan and 3.5% on the Revolving Credit Facility, which reflect the average rates that would have been in effect for the year ended December 31, 2016. A change of 1/8% in these interest rates will change annual interest expense by approximately $1.2 million.

(2g)	Adjustments reflect the reversal of historical CBS Radio goodwill of $1,331.8 million, radio broadcasting licenses of $2,545.4 million, additional paid in capital of $2,513.8 million and accumulated deficit of $674.9 million, as well as accrued interest of $14.5 million which will be assumed by CBS, and deferred rent, of which $.5 million was reversed from other current liabilities and $22.0 million was reversed from other long-term liabilities.
(2h)	The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill.
(2i)	The adjustment of 1.2 million shares reflects the dilutive impact of Entercom’s outstanding equity awards. Such impact was excluded from Entercom’s historical results as their inclusion would have been anti-dilutive since Entercom reported a net loss for the three months ended March 31, 2017.
(2j)	For purposes of the pro forma condensed combined statement of operations for the year ended December 31, 2016, the dilutive impact of Entercom’s outstanding equity awards of 1.1 million shares has been reversed from weighted average diluted shares outstanding as their inclusion would have been anti-dilutive since the pro forma condensed combined statement of operations reflected a net loss.

3)	RECLASSIFICATION ADJUSTMENTS

The tables below present adjustments to reclassify certain expenses from the statements of operations of CBS Radio for the three months ended March 31, 2017 and the year ended December 31, 2016 to conform to Entercom’s basis of presentation.

Three Months Ended March 31, 2017	Historical CBS Radio Before Reclassification	Reclassification	Historical CBS Radio After Reclassification
Operating expenses	$88.8	$(88.8)	$—
Selling, general and administrative expenses	123.5	(123.5)	—
Station operating expenses, including non-cash compensation expense	—	195.9	195.9
Corporate general and administrative expenses, including non-cash compensation expense	—	16.4	16.4

Net adjustments	$212.3	$—	$212.3

Year Ended December 31, 2016	Historical CBS Radio Before Reclassification	Reclassification	Historical CBS Radio After Reclassification
Operating expenses	$397.7	$(397.7)	$—
Selling, general and administrative expenses	497.4	(497.4)	—
Station operating expenses, including non-cash compensation expense	—	850.5	850.5
Corporate general and administrative expenses, including non-cash compensation expense	—	44.6	44.6

Net adjustments	$895.1	$—	$895.1

Station operating expenses consist of direct costs of operating individual radio stations, primarily employee compensation, programming and promotional expenses. Corporate general and administrative expenses consist of corporate overhead costs and those costs not specifically allocable to the individual radio stations.

4)	ENTERCOM DEBT REFINANCING

At March 31, 2017 Entercom’s outstanding debt consisted of $458.0 million outstanding under the historical Term Loan and $7.0 million outstanding under its revolving credit facility.

In connection with the Merger, on March 3, 2017, CBS Radio amended its existing senior secured credit facility to create a tranche of Term B-1 Loans in an aggregate principal amount not to exceed $500 million (the “Term B-1 Loans”). The Term B-1 Loans are expected to be funded on the closing date of the Merger, subject to customary closing conditions. Proceeds from the Term B-1 Loans of $492.7 million, which are net of debt issuance costs of $7.3 million, are expected to be used by Entercom as follows (collectively, “Entercom debt refinancing”):

Repayment of historical Term Loan/Revolver	$465.0
Redemption of convertible preferred stock	27.7

Total	$492.7

The pro forma adjustments for the Term B-1 Loans include an addition to current portion of long-term debt of $5.0 million, reflecting required quarterly principal payments at an annual rate of 1% of the initial principal balance on the Term Loan, and an addition of $487.7 million for the remaining long-term portion.

The pro forma adjustment to reflect the repayment of the historical Term Loan includes the write-off of Entercom’s historical debt issuance costs of $7.0 million, resulting in total net adjustments of $458.0 million, of which $15.9 million reduces the current portion of long-term debt and $442.1 million reduces the long-term portion.

The pro forma adjustments to interest expense for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively, reflect the removal of $6.0 million and $36.6 million of historical interest expense associated with Entercom’s historical borrowings, as well as and the addition of interest expense of $4.6 million and $17.3 million on the $500 million Term B-1 Loans. The estimated interest expense, including amortization of deferred financing costs, is presented as if the Entercom debt refinancing occurred on January 1, 2016. The interest rate on the Term B-1 Loans is variable and for purposes of calculating the pro forma adjustment is assumed to be 3.5% for the three months ended March 31, 2017 and 3.2% for the year ended December 31, 2016, which reflects the average rate that would have been in effect for each of these periods. A change of 1/8% in the interest rate will change interest expense for the three months ended March 31, 2017 and the year ended December 31, 2016 by approximately $.2 million, and $.6 million, respectively.

The pro forma statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 also include adjustments to reverse $.6 million and $1.9 million, respectively, of preferred stock dividends due to the redemption of the convertible preferred stock.

5)	MERGER COSTS

Entercom expects to incur approximately $6.0 million of transaction costs related to the Merger after March 31, 2017 but prior to the closing of the Merger. Such costs are reflected in the pro forma condensed combined balance sheet as an adjustment to “Accrued expenses”. Additionally, the Merger is expected to result in the payment of severance to certain CBS Radio executives pursuant to the terms of their respective employment arrangements. The pro forma condensed combined balance sheet includes adjustments of $2.8 million in “Other current liabilities” and $3.5 million in “Other long-term liabilities” for the related severance payments and $3.2 million in “Additional paid in capital” for the accelerated vesting of stock based compensation. The net adjustment to “Accumulated deficit” of $11.7 million reflects the net impact from the above-mentioned merger costs and related tax benefit. The “Merger and acquisition costs” incurred by Entercom during the three months ended March 31, 2017 have been removed from the pro forma statement of operations because they are non-recurring charges directly related to the Merger.

6)	INCOME TAXES

Net adjustments to deferred tax liabilities of $7.3 million reflect the impacts of the fair value adjustments described in Note 2 and the severance described in Note 5. Net adjustments to income tax (benefit) provision of $8 million and $(15.0) million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively, reflect the aggregate pro forma income tax effects of the adjustments to the pro forma statements of operations. This estimate was determined based on an assumed tax rate of Entercom and CBS Radio for the three months ended March 31, 2017 and the year ended December 31, 2016 of 39.5% and 38.5%, respectively, which reflect the pro forma marginal statutory tax rates for each of these periods.

In addition, based on Entercom’s closing share price on May 24, 2017 of $10.05, Entercom currently expects to have the ability to fully utilize its net operating losses (“NOLs”), prior to expiration, after the consummation of the Merger; however, such ability may be limited based on Entercom’s market value at the closing of the Merger. Management estimates that an Entercom share price of approximately $9.95 would begin to limit Entercom’s ability to fully utilize its NOL’s. A 10% decrease to this share price to $8.96 would decrease the NOLs available to be utilized by approximately $28 million, which represents 10% of the estimated total NOLs at the time of the Merger.

7)	ITEMS NOT INCLUDED IN THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not include pro forma adjustments for the following:

•	Any operating efficiencies and cost savings that may be achieved with respect to the combined company. Entercom currently estimates that such synergies will result in annual cost savings of approximately $25 million, primarily related to the consolidation of corporate overhead costs and cost savings in local markets in which Entercom and CBS Radio overlap.

•	The Merger will result in Entercom owning radio stations in seven markets in excess of the limits set forth in the FCC’s local radio ownership rule. In order to comply with the FCC rule, Entercom has proposed to the FCC to divest 14 radio stations in such markets. Such stations will be divested through either sales to third parties or swaps for stations in another market. To the extent that any radio stations required to be divested are not divested as of the closing of the Merger, CBS and Entercom have proposed to transfer these stations to a divestiture trustee, who will be charged with operating and promptly divesting the radio stations following the closing of the Merger. Additional divestitures may be required in order to obtain clearance for the Merger from the Antitrust Division of the Department of Justice (“DOJ”). As the precise radio stations that will be divested (to comply with FCC or DOJ requirements), the manner in which they are divested, the revenue and expense impact associated with such divestitures and any potential proceeds from such divestitures have not yet been determined, the unaudited pro forma condensed combined financial statements do not include any adjustments related to the divestitures of such radio stations.

•	The CBS Radio Term Loan and Term B-1 Loans require annual prepayments based on 50% of the Excess Cash Flow generated during the prior fiscal year, subject to certain step-downs based on consolidated net secured leverage ratio. Excess cash flow is defined in the Credit Agreement and reflects net cash flow from operating activities, less payments for capital expenditures, investments (including acquisitions), the reduction of debt, and dividends and other restricted payments (“Excess Cash Flow”). The pro forma financial statements do not reflect estimates of required Excess Cash Flow prepayments or optional prepayments of the CBS Radio Term Loan.

THE TRANSACTIONS

On February 2, 2017, CBS and Entercom, along with CBS Radio and Merger Sub, entered into the Merger Agreement, and CBS and CBS Radio entered into the Separation Agreement, which together provide for the combination of Entercom’s business and CBS’s radio business. Prior to February 2, 2017, CBS had transferred, or had caused its subsidiaries to transfer, to CBS Radio substantially all of the assets and liabilities of CBS’s radio business, as provided in the Separation Agreement.

Prior to the Merger, CBS, certain of its subsidiaries and CBS Radio will complete the Radio Reorganization. CBS Broadcasting, the owner of all of the Radio Existing Common Stock, will distribute all of the Radio Existing Common Stock to Westinghouse. Westinghouse will then distribute all of the Radio Existing Common Stock to CBS. Following the consummation of the Internal Distributions, CBS Radio will then effect the Stock Split.

Following the consummation of the Radio Reorganization, CBS will consummate an offer to exchange all of the outstanding shares of the Radio Common Stock for outstanding shares of CBS Class B Common Stock CBS anticipates that the final exchange ratio will be set by the exchange offer’s pricing mechanism such that the exchange offer will be fully- or over-subscribed by holders of CBS Class B Common Stock. Subject to the terms and conditions of the Merger Agreement and the Separation Agreement, in the event that holders of CBS Class B Common Stock subscribe for less than all of the outstanding shares of Radio Common Stock held by CBS in the exchange offer, CBS will distribute the remaining outstanding shares of the Radio Common Stock held by CBS in the Spin-Off, which, if necessary, and together with the exchange offer, is referred to in this document as the Final Distribution. The Spin-Off will only occur if the exchange offer is consummated but not fully subscribed (or if the exchange offer is consummated but not all of the shares of Radio Common Stock held by CBS are exchanged due to the upper limit being in effect), meaning that not all the outstanding shares of Radio Common Stock held by CBS will be distributed in the exchange offer.

Immediately after the consummation of the Final Distribution, Merger Sub will merge with and into CBS Radio, with CBS Radio surviving as a wholly owned subsidiary of Entercom. Immediately after the Merger, all outstanding shares of Radio Common Stock will be converted into the right to receive an equal number of shares of Entercom Class A Common Stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” Immediately after consummation of the Merger, approximately 72% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of CBS Common Stock, including CBS employees who held certain CBS stock-based compensation rights that will be converted into the right to receive Entercom Class A Common Stock, on a fully diluted basis in the aggregate, and approximately 28% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of Entercom Common Stock, including Entercom employees who held Entercom stock-based compensation rights, on a fully diluted basis in the aggregate, subject to potential adjustment under limited circumstances as described in the section entitled “The Merger Agreement—Merger Consideration.” Following the Merger, Entercom will contribute all of the issued and outstanding equity interests of Entercom Radio, LLC to CBS Radio, such that Entercom Radio, LLC will become a wholly owned subsidiary of CBS Radio. Entercom Radio, LLC will then repay its debts under the Entercom Credit Agreement.

Entercom will issue 101,407,494 shares of Entercom Class A Common Stock in the Merger. In addition, the parties estimate that approximately 4,004,451 shares will be eligible for issuance in respect of equity awards held by employees of CBS Radio in consideration of the replacement of their restricted stock units and stock options in CBS with those of Entercom. With respect to equity awards held by employees of CBS Radio, Entercom will convert outstanding options and restricted stock units in respect of CBS Class B Common Stock into options and restricted stock units, respectively, in respect of Entercom Class A Common Stock. For additional information, see “The Merger Agreement—Treatment of Specified CBS Compensatory Equity-Based Awards Held by Current CBS Radio Employees.”

In connection with the entry into the Merger Agreement, CBS Radio entered into the Commitment Letter with the Commitment Parties, pursuant to which the Commitment Parties committed to provide, subject to customary closing conditions, the Radio Financing, which consists of up to $500 million of senior secured term loans as an additional tranche under the Radio Credit Agreement, the proceeds of which may be used by Entercom upon or following the consummation of the Merger to refinance certain existing indebtedness of Entercom, to redeem Entercom’s preferred stock and to pay fees and expenses in connection with the Transactions. CBS Radio expects to consummate and obtain the Radio Financing substantially simultaneously with the closing of the Merger and the Contribution and to apply the proceeds thereof as described in the preceding sentence in order to, among other things, simplify Entercom’s capital structure.

After the Merger, Entercom will own and operate CBS’s radio business through a wholly owned subsidiary, and will also continue to own and operate its current businesses. Entercom Class A Common Stock issued in the Merger will be listed on the NYSE under the current trading symbol for Entercom Class A Common Stock, “ETM.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1 Radio Reorganization

At the time of the signing of the Merger Agreement on February 2, 2017, CBS directly owned 100% of the equity of Westinghouse, Westinghouse directly owned 100% of the equity of CBS Broadcasting and CBS Broadcasting directly owned 100% of the equity of CBS Radio. CBS Broadcasting will distribute all of the outstanding equity of CBS Radio to Westinghouse. Westinghouse will then distribute all of the outstanding equity of CBS Radio to CBS. CBS Radio will then (a) take all necessary actions to ensure that the Radio Series 1 Common Stock and Radio Series 2 Common Stock are combined into a single class of Radio New Common Stock, par value $0.01 per share, (b) authorize the issuance of at least 101,407,494 shares of Radio Common Stock and (c) effect a stock split of the outstanding shares of Radio New Common Stock, as a result of which, as of immediately prior to the effective time of the Final Distribution, 101,407,494 shares of Radio New Common Stock will be issued and outstanding, all of which will be owned directly by CBS.

Step 2 Final Distribution—Exchange Offer and, if necessary, Spin-Off

CBS will offer to holders of CBS Class B Common Stock the right to exchange all or a portion of their shares of CBS Class B Common Stock for shares of Radio Common Stock in the exchange offer. Participation in the exchange offer is voluntary, and it is expected that CBS, CBS Radio and Entercom will not make any recommendation about whether holders of CBS Common Stock should participate in the exchange offer.

If the exchange offer is consummated but is not fully subscribed (or if the exchange offer is consummated but not all of the shares of Radio Common Stock held by CBS are exchanged due to the upper limit being in effect), CBS will distribute its remaining shares of Radio Common Stock held by CBS in the Spin-Off on a pro rata basis to holders of CBS Common Stock whose shares remain outstanding after consummation of the exchange offer, based on the relative economic interest of each such holder in the number of total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the exchange offer. Such Spin-Off, if necessary, will not have a different impact on holders of different classes of CBS Common Stock, as holders of each outstanding share of CBS Class B Common Stock not validly tendered (or validly tendered and validly withdrawn) in the exchange offer and each outstanding share of CBS Class A Common Stock will receive an equal number of shares of Radio Common Stock in any Spin-Off distribution. Any holder of CBS Common Stock who validly tenders (and does not properly withdraw) shares of CBS Class B Common Stock for shares of Radio Common Stock in the exchange offer will waive their rights with respect to such validly tendered shares of CBS Class B Common Stock (but not with respect to any other shares that are not validly tendered or validly tendered and validly withdrawn in the exchange offer) to receive, and forfeit any rights to, shares of Radio Common Stock distributed in the Spin-Off. The Spin-Off will only occur if the exchange offer is consummated but not fully subscribed (or if the exchange offer is consummated but not all of the shares of Radio Common Stock held by CBS are exchanged due to the upper limit being in effect), meaning that not all the outstanding shares of Radio Common Stock held by CBS will be distributed in the exchange offer. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Radio Common Stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Entercom Class A Common Stock into which the remaining shares of Radio Common Stock will be converted in the Merger will be transferred to holders of CBS Common Stock (after giving effect to the consummation of the Final Distribution) as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant holders of CBS Common Stock, the global certificate(s) representing all of the outstanding shares of Radio Common Stock, pending the consummation of the Merger. Shares of Radio Common Stock will not be able to be traded during this period.

Step 3 Merger

Immediately after the Final Distribution, and on the closing date of the Merger, Merger Sub will merge with and into CBS Radio, whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and as a wholly owned subsidiary of Entercom. In the Merger, each outstanding share of Radio Common Stock will be converted into the right to receive one share of Entercom Class A Common Stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

Immediately after consummation of the Merger, approximately 72% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of CBS Common Stock, including CBS employees who held certain CBS stock-based compensation rights that will be converted into the right to receive Entercom Class A Common Stock, on a fully diluted basis in the aggregate, and approximately 28% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of Entercom Common Stock, including Entercom employees who held Entercom stock-based compensation rights, on a fully diluted basis in the aggregate, subject to potential adjustment under limited circumstances as described in the section entitled “The Merger Agreement—Merger Consideration.”

Step 4 Contribution of Entercom Radio, LLC to CBS Radio

Following the Merger, Entercom will contribute all of the issued and outstanding equity interests of Entercom Radio, LLC to CBS Radio, such that Entercom Radio, LLC will become a wholly owned subsidiary of CBS Radio. Entercom Radio, LLC is a subsidiary of Entercom and owns and operates the radio stations of Entercom.

Step 5 Incurrence of Debt

In connection with the entry into the Merger Agreement, CBS Radio entered into the Commitment Letter with the Commitment Parties, pursuant to which the Commitment Parties committed to provide, subject to customary closing conditions, the Radio Financing, which consists of up to $500 million of senior secured term loans as an additional tranche under the Radio Credit Agreement, the proceeds of which may be used by Entercom upon or following consummation of the Merger to refinance certain existing indebtedness of Entercom, to redeem Entercom’s preferred stock and to pay fees and expenses in connection with the Transactions. CBS Radio expects to consummate and obtain the Radio Financing substantially simultaneously with the closing of the Merger and the Contribution and to apply the proceeds thereof as described in the preceding sentence in order to, among other things, simplify Entercom’s capital structure.

After completion of all of the steps described above, Entercom’s wholly owned subsidiary, CBS Radio, will hold CBS’s radio business. Immediately after consummation of the Merger, approximately 72% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of CBS Common Stock, including CBS employees who held certain CBS stock-based compensation rights that will be converted into the right to receive Entercom Class A Common Stock, on a fully diluted basis in the aggregate, and approximately 28% of the outstanding shares of Entercom Common Stock are expected to be held by pre-Merger holders of Entercom Common Stock, including Entercom employees who held Entercom stock-based compensation rights, on a fully diluted basis in the aggregate, subject to potential adjustment under limited circumstances as described in the section entitled “The Merger Agreement—Merger Consideration.” In connection with the Transactions, Entercom, Merger Sub, CBS and/or CBS Radio, or their applicable subsidiaries, have entered into or will enter into the Ancillary Agreements relating to, among other things, certain tax matters, the provision of certain transition services and digital services during a transition period following the consummation of the Transactions and licensing of certain intellectual property. See “Other Agreements and Other Related Party Transactions.”

Determination of Number of Shares of Radio Common Stock to be Distributed to Holders of CBS Class B Common Stock

CBS is offering to exchange all shares of Radio Common Stock for shares of CBS Class B Common Stock validly tendered and not properly withdrawn. CBS Radio will authorize the issuance of a number of shares of Radio Common Stock such that there will be 101,407,494 shares of Radio Common Stock outstanding immediately prior to the effective time of the Merger.

No Fractional Shares; Exchange of Certificates

In the conversion of shares of Radio Common Stock into the right to receive shares of Entercom Class A Common Stock, no fractional shares of Entercom Class A Common Stock will be delivered to holders of Radio Common Stock in the Merger. All fractional shares of Entercom Class A Common Stock that a holder of shares of Radio Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated by Entercom’s transfer agent. The transfer agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Radio Common Stock that would otherwise be entitled to receive such fractional shares of Entercom Class A Common Stock in the Merger, in the open market or otherwise as reasonably directed by CBS, and in no case later than 10 business days after the Merger. The transfer agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Radio Common Stock that would otherwise be entitled to receive such fractional shares of Entercom Class A Common Stock in the Merger.

Upon consummation of the Merger, all shares of Radio Common Stock, other than the shares owned by Entercom as a result of the conversion of Merger Sub common stock, par value $0.01 per share, into Radio Common Stock at the effective time of the Merger, will no longer be outstanding and will automatically be cancelled and retired. See “The Merger Agreement—Merger Consideration.” Prior to the Merger, Entercom will deposit with the transfer agent the certificates or book-entry authorizations representing the shares of Entercom Class A Common Stock issuable in the Merger.

Background of the Transactions

Each of the Entercom board of directors and the CBS board of directors, together with their senior management, regularly review and assess their various businesses, strategies and objectives and regularly evaluate pursuing various strategic and financial options, including potential dispositions of non-core businesses, in each case with the goal of enhancing stockholder value. From time to time, David Field, President and Chief Executive Officer of Entercom and Joseph Ianniello, Chief Operating Officer of CBS would have discussions regarding the radio industry, their respective businesses, and potential strategic transactions involving Entercom and the CBS Radio business, including a potential combination transaction involving all of CBS Radio as well as subsets of its radio station assets.

As part of these ongoing efforts, during late 2015 and early 2016, the CBS board of directors reviewed and discussed a number of potential strategic options for CBS Radio, including (i) retaining CBS Radio; (ii) consummating an initial public offering of up to 20% of the shares of CBS Radio, followed by the subsequent separation of CBS Radio, which could be effected through a tax-free split-off or other transaction; (iii) separating CBS Radio through a Reverse Morris Trust transaction; and (iv) selling CBS Radio for cash. Based on the expected strategic and financial benefits of separating CBS Radio from CBS’s other businesses, the CBS board of directors expressed support for CBS’s management to publicly announce that CBS was exploring strategic options for CBS Radio.

On March 15, 2016, as a result of such a review of these opportunities by the CBS board of directors, together with senior management, CBS publicly announced that it was exploring strategic options for CBS Radio (the “Exploration Announcement”). Following the Exploration Announcement, over the next several months, a number of third parties contacted representatives of CBS to express interest in a possible transaction involving CBS Radio.

On April 1, 2016, representatives of CBS met with representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell”), CBS’s outside legal counsel, to begin preparing a registration statement for a potential initial public offering of CBS Radio. Thereafter until February 2, 2017, CBS’s management and outside advisors continued to engage in activities to prepare for the potential initial public offering of CBS Radio, while also continuing to explore other strategic options for CBS Radio on a parallel track, including potential third-party transactions.

On April 6, 2016, Andrew Sutor, Entercom’s Senior Vice President and General Counsel had telephonic discussions with representatives of Latham & Watkins LLP (“Latham”), Entercom’s outside legal counsel, regarding preliminary considerations in connection with separate potential business combination transactions involving CBS or another radio station operator, which we refer to as Party A.

On April 8, 2016, Mr. Field had telephonic discussions with a member of senior management of Party A regarding a potential business combination transaction between Entercom and Party A.

On April 20, 2016, Mr. Field, Stephen F. Fisher, Entercom’s Executive Vice President and Chief Financial Officer at the time, Mr. Sutor and Pat Cunnane, Entercom’s Vice President – Finance, met with representatives of Morgan Stanley & Co., LLC (“Morgan Stanley”), Entercom’s financial advisor, to discuss possible options and strategies in connection with potential business combination transactions involving CBS or Party A. In choosing a financial advisor, Entercom’s board of directors and management discussed a number of potential internationally recognized financial services firms and, after consideration and discussion, Entercom selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and experience in recent transactions in the media industry and its knowledge of Entercom’s business and affairs.

On April 26, 2016, in response to the Exploration Announcement, Mr. Field contacted Mr. Ianniello to discuss a potential business combination transaction between CBS Radio and Entercom. Mr. Field proposed that representatives of CBS and Entercom meet in person to discuss the benefits of a possible transaction.

On May 9, 2016, Mr. Field met with a member of Party A’s senior management to continue discussions regarding the possibility of a business combination transaction between Entercom and Party A.

On May 11, 2016, Mr. Field and Mr. Ianniello had discussions to assess each party’s considerations regarding a possible strategic transaction between Entercom and CBS Radio.

On May 12, 2016, the Entercom board of directors held a regularly scheduled meeting at which Entercom’s senior management and representatives of Morgan Stanley were present and participated. At this meeting, Entercom’s senior management and the representatives of Morgan Stanley reviewed the potential business combination transactions with Party A and CBS Radio for the Entercom board of directors and discussed possible transaction structures and considerations. Following the initial high level discussions in April and May 2016 between Entercom and Party A, there were no further discussions between the two companies regarding a possible strategic transaction.

On May 24, 2016, Mr. Ianniello, Bryon Rubin, Executive Vice President of Corporate Development at CBS, Mr. Field and Mr. Fisher met in person and discussed each other’s respective businesses, their views on the U.S. radio broadcasting industry and the benefits of a possible transaction, including potential synergies. Representatives of Goldman Sachs, financial advisor to CBS, and Morgan Stanley also attended this meeting.

On May 26, 2016, the CBS board of directors met at a regularly scheduled meeting. At the meeting, representatives of CBS’s senior management updated the directors on the CBS Radio strategic exploration process. Management reviewed with the directors the strategic rationale for the proposed separation of CBS Radio, including the disposition of a non-core business, the reduction in CBS’s reliance upon advertising revenues and the ability to effect a tax-efficient disposition in certain circumstances. The directors further discussed various options for effecting a separation of CBS Radio and the risks and benefits of each such option. Following discussion, the CBS board of directors formed a committee of directors, composed of Joseph A. Califano, Jr., Gary L. Countryman, Charles K. Gifford and Leslie Moonves (the “CBS Divestiture Committee”), to determine the form, structure, terms and conditions of any potential transaction involving CBS Radio.

On June 3, 2016, CBS and Entercom entered into a mutual confidentiality agreement to permit the provision of non-public information to one another. Following execution of the confidentiality agreement and until September 20, 2016, representatives of CBS and Entercom participated in a series of telephonic discussions in order to discuss, among other things, due diligence information on CBS Radio, possible transaction structures and the potential terms and benefits of a transaction.

On June 6, 2016, Mr. Field and Mr. Ianniello had discussions regarding Entercom and CBS Radio’s respective businesses and the benefits of a possible transaction.

During June and July 2016, at CBS’s direction, Goldman Sachs contacted other potential counterparties to determine their interest in a potential transaction involving CBS Radio. During this period, potential counterparties executed confidentiality agreements with CBS. Following execution of the confidentiality agreements, CBS participated in a series of telephonic discussions with representatives of these companies in order to discuss, among other things, due diligence information on CBS Radio, transaction structures and the potential terms and benefits of a transaction.

On July 8, 2016, CBS Radio filed with the SEC an initial draft of a Registration Statement on Form S-1 with respect to the possible initial public offering of up to 20% of the outstanding common stock of CBS Radio (the “IPO Registration Statement”). Thereafter, until February 2, 2017, CBS’s management and outside advisors continued to engage in activities to prepare for the potential initial public offering of CBS Radio while also continuing to explore other strategic options for CBS Radio on a parallel track, including potential third-party transactions.

On July 12, 2016, CBS delivered a preliminary non-binding term sheet to Entercom that proposed a strategic combination between Entercom and CBS Radio to be effected through a Reverse Morris Trust transaction that would result in a pro forma relative share ownership of the combined company of approximately 80% for participating CBS holders and approximately 20% for Entercom holders on a fully diluted basis. CBS’s non-binding term sheet also proposed, among other things, that Entercom would collapse its existing dual-class stock structure and the board of directors of the combined company would consist of four directors selected by CBS and two directors selected by Entercom. Following delivery of the non-binding term sheet, representatives of Morgan Stanley and Goldman Sachs had a series of telephonic discussions regarding certain of the terms and conditions in the non-binding term sheet and the contemplated process in connection with Entercom’s response thereto.

On July 20, 2016, the Entercom board of directors held a regularly scheduled meeting at which Entercom’s senior management was present and participated. At this meeting Mr. Field discussed the possible strategic transaction with CBS, noting that, subsequent to the Entercom board of directors’ May 12 meeting, on May 24, 2016, representatives of Entercom met with CBS executives in New York to discuss a possible transaction.

Mr. Field also reviewed the non-binding term sheet delivered by CBS on July 12, 2016 and the Entercom board of directors discussed certain material issues related thereto and proposed responses, including Joseph and David Field’s unwillingness to eliminate or modify Entercom’s existing dual-class stock structure. The Entercom board of directors provided guidance on the possible responses to the terms proposed by CBS and was supportive of Entercom’s management continuing a dialogue with CBS.

On July 22, 2016, Entercom delivered a revised non-binding term sheet to CBS. Entercom proposed that existing Entercom shareholders would own a greater proportion of the combined company than proposed by CBS’s non-binding term sheet. Entercom also proposed, among other things, that Entercom would maintain its existing dual-class stock structure with certain members of the Field family converting a sufficient number of shares of Entercom Class B Common Stock into an equal number of shares of Entercom Class A Common Stock in order to qualify the transaction as a Reverse Morris Trust transaction, that the board of directors of the combined company would consist of four directors selected by Entercom, two directors selected by CBS and one mutually selected director, that David Field would be CEO of the combined company, and that Entercom be permitted to pay a special dividend of up to $1.00 per share to its shareholders prior to the closing of any transaction. During the following week, representatives of Morgan Stanley and Goldman Sachs had a series of telephonic discussions regarding certain of the terms and conditions in the non-binding term sheet.

On July 26, 2016, the CBS board of directors met at a regularly scheduled meeting. At the meeting, CBS’s senior management updated the directors on the status of the CBS Radio strategic exploration process. The directors discussed the expected timeline for an initial public offering of up to 20% of the outstanding common stock of CBS Radio, as well as the status of other potential third-party transactions. In addition, the directors discussed the benefits of incurring indebtedness at a CBS Radio subsidiary in connection with the various strategic options being considered and then distributing the net proceeds of such indebtedness to a CBS subsidiary not involved in the radio business (collectively, the “CBS Radio Financing Transactions”). The directors discussed the financial profile of CBS Radio and the potential terms of the CBS Radio Financing Transactions.

During August and September 2016, three potential counterparties submitted non-binding indications of interest regarding a transaction involving CBS Radio. Following receipt of these proposals, representatives of CBS and Goldman Sachs contacted these potential counterparties to discuss certain aspects of their proposals.

During August 2016, representatives of Entercom, CBS and their outside advisors held a number of discussions (including in person on August 8, 2016) to discuss the proposed terms of a potential transaction between CBS Radio and Entercom, including, among other things, the proposed pro forma relative share ownership of the combined company, the maintenance of Entercom’s existing dual-class stock structure and the composition of the board of directors of the combined company.

On August 16, 2016, representatives of Entercom, Morgan Stanley and Goldman Sachs had telephonic discussions regarding the contemplated due diligence review process and CBS’s views regarding the next steps in the transaction process, including the expectation that parties would submit indications of interest by September 19, 2016. Later in the day on August 16, 2016, CBS granted Entercom access to a virtual data room containing business, financial and legal due diligence information about CBS Radio, and on August 22, 2016, Entercom granted CBS access to a virtual data room containing business, financial and legal due diligence information about Entercom. Thereafter, CBS and Entercom, together with their respective legal, financial and accounting advisors, conducted ongoing due diligence on each other.

On August 23, 2016, CBS Radio filed with the SEC a first amendment to the IPO Registration Statement.

On August 26, 2016, representatives of Entercom and CBS and their respective outside regulatory counsel had telephonic discussions regarding certain considerations in connection with obtaining the required approvals from certain regulatory authorities that would be necessary to consummate a potential transaction.

During early September 2016, representatives of Entercom, CBS and their outside advisors continued to hold a number of discussions on the proposed terms of a potential transaction between CBS Radio and Entercom, the contemplated transaction process, including the expectation that parties submit indications of interest by September 19, 2016 that would include a proposed revised copy of a draft merger agreement, and the status of the parties’ ongoing due diligence reviews, including requests for additional due diligence information.

On September 8, 2016, the Entercom board of directors held a special telephonic meeting attended by Entercom’s senior management and representatives of Latham. Entercom’s management reviewed the business and strategic rationales for pursuing the proposed transaction with CBS Radio and provided an update regarding recent discussions with CBS and Entercom’s preliminary due diligence review, along with detail regarding certain regulatory considerations in connection with the proposed transaction. Mr. Field also confirmed that, despite indications from CBS that it would be unwilling to pursue a transaction unless Entercom’s existing dual-class stock structure was eliminated, neither he nor Joseph Field would support a transaction that would result in the elimination of Entercom’s existing dual-class stock structure. The Entercom board of directors provided guidance to Entercom’s management on the proposed transaction terms and the due diligence review and directed Entercom’s management and Entercom’s advisors to continue pursuing the proposed transaction.

On September 14, 2016, Entercom and Latham received an initial draft merger agreement from CBS and its representatives. On the same date, CBS and its representatives also sent an initial draft purchase agreement regarding CBS Radio to one other potential counterparty.

On September 16, 2016, Mr. Sutor and representatives of Latham had a telephonic meeting with David J. Berkman, Joel Hollander, Mark R. LaNeve and David Levy, the independent directors of Entercom’s board of directors (the “Independent Directors”). Representatives of Latham provided detail regarding the structure of the proposed transaction with CBS, CBS and Entercom’s respective positions relating to Entercom’s dual-class stock structure, and certain fiduciary considerations in connection therewith.

On September 19, 2016, the Entercom board of directors held a special telephonic meeting attended by Entercom’s senior management and representatives of Morgan Stanley and Latham. The Entercom management team reviewed the business and strategic rationales for the proposed transaction, as well as the results of their ongoing due diligence review of CBS Radio and requests for due diligence information. Representatives of Morgan Stanley discussed preliminary financial considerations of the proposed transaction and representatives of Latham reviewed the fiduciary duties of the Entercom board of directors in connection with the consideration of the proposed transaction. The Entercom board of directors authorized and directed Entercom’s management to deliver a preliminary, non-binding indication of interest to CBS on the terms discussed at the meeting, subject to Entercom’s ongoing due diligence review of CBS Radio.

On September 20, 2016, Entercom delivered a preliminary, non-binding indication of interest to CBS, as discussed at the September 19, 2016 meeting of the Entercom board of directors, that proposed a pro forma relative share ownership of approximately 66% for participating CBS holders and approximately 34% for Entercom holders on a fully diluted basis. Entercom’s proposal assumed that CBS Radio would have net indebtedness of $1.45 billion at the closing of the proposed transaction and that prior to the closing of the proposed transaction, CBS Radio would make a one-time cash dividend to CBS of $1.45 billion, subject to adjustment based on indebtedness, working capital and cash estimates. Entercom’s preliminary, non-binding indication of interest also contemplated that, among other things, (i) at the closing of the proposed transaction, Entercom would maintain its existing dual-class stock structure, but, in order to qualify as a Reverse Morris Trust transaction, certain members of the Field family would convert approximately 2.5 million shares of Entercom Class B Common Stock into an equal number of shares of Entercom Class A Common Stock to ensure that participating CBS stockholders would have greater than 50% voting control of the combined company after the closing of the transaction, (ii) David Field and Joseph Field would serve as directors of the combined company (with the remaining directors to be selected mutually), (iii) David Field would serve as CEO of the combined company, and (iv) CBS Radio would have a normalized level of working capital.

Later on September 20, 2016, CBS rejected Entercom’s proposal and terminated discussions with Entercom regarding a possible transaction. In making this decision, CBS believed that Entercom’s proposal undervalued CBS Radio, including compared to the value that CBS might receive through consummating an initial public offering of up to 20% of the shares of CBS Radio, followed by the subsequent separation of CBS Radio, which could be effected through a tax-free split-off or other transaction. During September 2016, CBS also terminated discussions with other potential counterparties for the same reason. As a result, until late December 2016, the CBS Radio exploration process was primarily focused on the potential initial public offering of CBS Radio and the potential CBS Radio Financing Transactions.

On September 28, 2016, the CBS Divestiture Committee met. At the meeting, representatives of CBS’s senior management updated the committee members on the status of the CBS Radio exploration process. The representatives of CBS’s senior management discussed with the committee members CBS Radio’s financial and operating profile. The representatives of CBS’s senior management discussed with the committee members their views on the potential terms of the CBS Radio Financing Transactions. Following discussion, the CBS Divestiture Committee authorized CBS to cause CBS Radio to effect the CBS Radio Financing Transactions, on the terms discussed at the meeting.

On October 7, 2016, the Entercom board of directors held a regularly scheduled meeting attended by Entercom’s senior management. Entercom’s management reported that discussions with CBS had effectively ended, noting that CBS appeared to be moving forward with its initial public offering for CBS Radio.

On October 17, 2016, CBS Radio consummated the CBS Radio Financing Transactions by entering into the Radio Revolving Credit Facility and the Radio Term Loan. Also on October 17, 2016, CBS Radio issued the Senior Notes. On October 17, 2016, CBS Radio borrowed the full amount of the Radio Term Loan. As a result of the borrowings under the Radio Term Loan and the issuance of the Senior Notes, CBS Radio incurred indebtedness of $1.460 billion, resulting in net proceeds of approximately $1.432 billion after deducting bank fees, discounts and commissions and other expenses. CBS Radio distributed to its parent, a wholly owned subsidiary of CBS, approximately $1.426 billion, which is an amount equal to the net proceeds of the CBS Radio Financing Transactions, prior to deducting expenses payable by CBS Radio, less $10 million which remained with CBS Radio to use for general corporate purposes and ongoing cash needs.

On November 10, 2016, the CBS Divestiture Committee met. At the meeting, representatives of CBS’s senior management updated the committee members on the status of the CBS Radio exploration process, including the completion of the CBS Radio Financing Transactions and the progress on the IPO Registration Statement. The representatives of CBS’s senior management discussed with the committee members a preliminary analysis of the potential valuation of CBS Radio in connection with an initial public offering.

On November 18, 2016, CBS Radio filed with the SEC a second amendment to the IPO Registration Statement.

On December 14, 2016, the CBS board of directors met. At the meeting, representatives of CBS’s senior management updated the directors on the status of the CBS Radio exploration process.

On December 20, 2016, Mr. Field contacted Mr. Ianniello to inquire whether CBS would be interested in resuming discussions regarding a potential transaction. Mr. Field and Mr. Ianniello reviewed the merits of the potential transaction and both parties reiterated interest in pursuing a potential transaction. Mr. Ianniello indicated that CBS had made substantial progress on the IPO Registration Statement and would only be interested in resuming discussions with Entercom regarding a transaction if Entercom were willing to agree to a higher level of ownership by participating CBS stockholders in the pro forma combined company than Entercom had previously proposed on September 20, 2016.

On December 23, 2016, after CBS Radio filed with the SEC a third amendment to the IPO Registration Statement, Mr. Field again contacted Mr. Ianniello, noting the merits of the transaction and why it would be compelling for CBS. Mr. Field noted that Entercom’s stock price had increased by approximately 20% since September 20, 2016, thus increasing the value of Entercom’s previous proposal to participating CBS stockholders.

On December 30, 2016, the Entercom board of directors held a special telephonic meeting attended by Entercom’s senior management and representatives of Morgan Stanley and Latham. Entercom’s management and representatives of Morgan Stanley (i) provided the Entercom board of directors with a summary of the preliminary indication of interest delivered to CBS on September 20, 2016 and subsequent developments related thereto; (ii) reviewed potential opportunities to reengage with CBS regarding a possible transaction and the rationale and benefits for pursuing such a transaction; (iii) reported on Entercom’s financial and stock performance; and (iv) discussed certain financial considerations related to a possible transaction with CBS, based on the limited information then available, including a calculation of the implied pro forma contribution of each of CBS Radio and Entercom to the combined entity and pro forma trading analysis (which are not valuation methodologies) based on various assumptions, and a calculation of AV to estimated EBITDA multiples for selected companies in the radio and television broadcasting industries. The foregoing financial considerations were superseded by the final financial analysis that was presented by Morgan Stanley on February 1, 2017, described below in the section entitled “—Opinion of Morgan Stanley & Co. LLC”. The Entercom board of directors directed management to continue to pursue further discussions with CBS representatives and expressed support for pursuing a transaction based upon a pro forma relative share ownership of up to approximately 71% for participating CBS holders and approximately 29% for Entercom holders on a fully diluted basis, subject to certain assumptions regarding CBS Radio net indebtedness and working capital.

On January 3, 2017, Mr. Field and Mr. Ianniello met in person and discussed at a high level the terms of a possible transaction. Mr. Ianniello again indicated that CBS had made substantial progress on the IPO Registration Statement and would only be interested in resuming substantive discussions with Entercom regarding a transaction if Entercom were willing to agree to a higher level of ownership by participating CBS stockholders in the pro forma combined company than Entercom had previously proposed on September 20, 2016. During these discussions, Mr. Field indicated that Entercom was interested in pursuing further discussions regarding a possible transaction on the basis of a pro forma relative share ownership of approximately 70% for participating CBS holders and approximately 30% for Entercom holders on a fully diluted basis and other terms substantially similar to those included in the preliminary indication of interest delivered to CBS on September 20, 2016. Mr. Ianniello indicated that CBS would be amenable to maintaining Entercom’s existing dual-class stock structure, subject to the parties agreeing on a mechanism to implement a limit on the aggregate percentage voting interest of certain members of the Field family in the combined company.

On January 5, 2017, Mr. Field and Mr. Ianniello had further telephonic discussions regarding certain material terms and conditions of a possible transaction, including the proposed pro forma relative share ownership of the CBS holders and the Entercom holders, the impact of the repayment of approximately $85 million of existing CBS Radio indebtedness and the resulting implied increase in the equity value of CBS Radio, and the willingness of certain members of the Field family to consider some form of CBS’ proposed limitation on their aggregate percentage voting interest in the combined company.

On January 6, 2017, Mr. Field and Mr. Ianniello had further telephonic discussions regarding certain material terms and conditions of a possible transaction, including the proposed pro forma relative share ownership of the CBS holders and the Entercom holders. Following these discussions, CBS and Entercom preliminarily agreed to move forward with substantive conversations about a potential transaction based on pro forma relative share ownership of approximately 72% for participating CBS stockholders and approximately 28% for Entercom shareholders on a fully diluted basis.

On January 6, 2017, representatives of Latham and the Independent Directors had telephonic discussions regarding the status of the proposed transaction and the discussions between representatives of Entercom and CBS since the meeting of the Entercom board of directors on December 30, 2016. Later on January 6, 2017, at the request of the Independent Directors, Entercom retained Dechert LLP (“Dechert”) as independent outside counsel to the Independent Directors.

On January 7, 2017, the Entercom board of directors held a special telephonic meeting attended by Entercom’s senior management and representatives of Morgan Stanley, Latham and Dechert. Immediately prior to this meeting, the Independent Directors had separate telephonic discussions with representatives of Dechert and Latham regarding the status of the proposed transaction. At the meeting of the Entercom board of directors, Entercom’s management detailed the terms of a proposed non-binding indication of interest to be submitted to CBS. In addition, Morgan Stanley discussed with the Entercom board of directors certain developments in the negotiations with CBS since September 2016, and a calculation, based on the information then available, of the implied pro forma contribution of each of CBS Radio and Entercom to the combined entity based on various assumptions, which contribution analysis is not a valuation methodology and was superseded by the final financial analysis that was presented by Morgan Stanley on February 1, 2017, described below in the section entitled “—Opinion of Morgan Stanley & Co. LLC”. The Entercom board of directors directed Entercom management to deliver the proposed non-binding indication of interest to CBS.

Following these discussions, until February 2, 2017, representatives of CBS and Entercom participated in a series of meetings and telephonic discussions in order to discuss matters related to the proposed transaction, including, among other things, due diligence matters and the potential terms and benefits of a transaction, including the composition of the board of directors of the combined company, matters related to required regulatory approvals, matters related to the post-closing ownership of Entercom common stock by members of the Field family, operational matters, financing matters, termination fees and closing conditions.

On January 8, 2017, Entercom delivered the proposed non-binding indication of interest to CBS, as discussed at the January 7, 2017 meeting of the Entercom board of directors, that proposed pro forma relative share ownership of approximately 72% for participating CBS holders and approximately 28% for Entercom holders on a fully diluted basis. In addition, Entercom’s non-binding indication of interest proposed, among other things, that (i) CBS Radio would have a maximum of $1.37 billion in net indebtedness at the closing of the proposed transaction and deliver a normalized level of working capital; (ii) Entercom would control the process in connection with any governmentally-required divestitures; (iii) Entercom’s existing dual-class stock structure would remain in place, subject to certain members of the Field family agreeing to accept a limitation on their aggregate ownership of Entercom Common Stock such that, as of the consummation of the Merger, the aggregate voting power of the Entercom Class B Common Stock would be limited to 25% of the total voting power of the combined company on a pro forma basis; (iv) David Field and Joseph Field would serve as directors of the combined company, with the remaining directors to be selected mutually, and (v) David Field would serve as CEO of the combined company.

On January 11, 2017, CBS delivered a counterproposal to Entercom’s non-binding term sheet. CBS’s non-binding term sheet proposed, among other things, that (i) CBS would be permitted to remove all cash and cash equivalents from CBS Radio prior to closing, subject to leaving CBS Radio with a normalized level of working capital; (ii) Entercom’s existing dual-class stock structure would remain in place, subject to certain members of the Field family committing to take such actions such that, as of the closing of the proposed transaction, the Field family would in the aggregate hold no more than a 25% voting interest in the combined company and also agreeing to restrictions on the transfer of shares of Entercom Class A Common Stock; (iii) the board of directors of the combined company would be classified and consist of four directors selected by CBS, Joseph Field, David Field and other directors to be selected mutually; (iv) David Field would serve as CEO of the combined company; and (v) Entercom and CBS would jointly control the process in connection with any government required divestitures. CBS’s non-binding term sheet also proposed that certain Field family members would be required to enter into voting agreements pursuant to which they would remain obligated to vote in support of the proposed transaction and against any alternative transaction for twelve months following the termination of the Merger Agreement. Furthermore, the revised term sheet proposed that CBS Radio would expand the Radio Term Loan in connection with the closing of the contemplated transaction to permit the refinancing of Entercom’s existing indebtedness.

On January 12, 2017, Messrs. Field, Fisher, Sutor and Cunnane and representatives of Morgan Stanley and Latham, had telephonic discussions with Mr. Rubin and other members of CBS’s senior management and representatives of Goldman Sachs and Wachtell regarding certain terms and conditions set forth in the non-binding term sheet delivered by CBS to Entercom on January 11, 2017.

On January 12, 2017, following consultation amongst Mr. Field and certain of the Independent Directors, Entercom determined that, in order to further assist in its assessment, consideration and evaluation of the proposed transaction, and in light of Morgan Stanley’s previous representation of a CBS related party in connection with a potential transaction with CBS and Morgan Stanley’s ongoing rights and obligations pursuant to its engagement with such CBS related party should any such potential transaction be consummated within a specified period, Entercom should engage an additional investment banking firm to provide financial advisory services. In an effort to facilitate such engagement, certain members of the Entercom board of directors who had pre-existing relationships with Centerview Partners LLC (“Centerview”) contacted Centerview about the possibility of providing such services. After consideration of Centerview’s qualifications, expertise and reputation, its knowledge of and experience in recent transactions in the media industry and its knowledge of Entercom’s business and affairs, Entercom determined to engage Centerview to perform such financial advisory services for Entercom.

On January 13, 2017, Wachtell sent an initial draft separation agreement to Latham.

On January 16, 2017, the Entercom board of directors held a special meeting attended by Entercom’s senior management and representatives of Latham and Dechert. Immediately prior to this meeting, the Independent Directors had separate telephonic discussions with representatives of Dechert and Latham regarding, among other things, the status of the proposed transaction and considerations in connection with proposed limitations on proposed post-closing voting power of the holders of Entercom’s Class B Common Stock. At the meeting of the Entercom board of directors, Entercom’s senior management provided detail regarding the negotiations with CBS and the status of certain material issues including, among other things, the proposed post-closing voting power of the holders of Entercom’s Class B Common Stock, the composition of the board of directors of the combined company and related governance matters and pre-closing limitations on the ability to remove cash.

On January 16, 2017, Latham sent an initial revised draft of the Merger Agreement to Wachtell. From January 16, 2017 through February 2, 2017, CBS, Entercom and their respective financial and legal advisors continued to negotiate the terms of the Merger Agreement, the Separation Agreement and other Ancillary Agreements and to finalize their respective due diligence reviews. Representatives of CBS and Entercom and their respective financial and legal advisors exchanged several drafts of the Merger Agreement, the Separation Agreement and related Ancillary Agreements and held several conference calls to discuss these drafts and the material terms and conditions thereof including, among other things, the composition of the board of directors of the combined company, covenants regarding efforts required to obtain certain regulatory approvals, provisions limiting Entercom’s ability to pursue alternative transactions and related terminations fees that could be payable by Entercom in certain situations, limitations on each party’s operations during the period between the date of the Merger Agreement and the closing of the proposed transaction including the ability of CBS to remove cash from CBS Radio and Entercom’s ability to declare and pay a special dividend to its shareholders, intellectual property licensing matters, tax matters, employee benefits matters, matters related to the allocation of liabilities and related indemnification obligations, and matters related to the Radio Financing.

During this period, CBS, Entercom and their respective financial and legal advisors also negotiated and exchanged drafts of a voting agreement between Joseph Field and Entercom, and held several conference calls to discuss this agreement and its material terms and conditions. Additionally, CBS, Entercom and their respective financial and legal advisors negotiated and exchanged drafts of a side letter agreement, and held several conference calls to discuss this agreement and its material terms and conditions, including the requirement that certain members of the Field family convert shares of Entercom Class B Common Stock into an equal number of shares of Entercom Class A Common Stock in connection with the consummation of the Merger such that, as of the consummation of the Merger, the aggregate voting power of such converted shares, together with the outstanding shares of Entercom Class B Common Stock and the outstanding shares of Entercom Class A Common Stock held by Joseph Field and David Field, would represent approximately 25% of the total voting power of the combined company on a pro forma basis, other limitations on the post-closing ownership of Entercom Common Stock by such members of the Field family and related restrictions on the transferability of Entercom Common Stock by such members of the Field family.

On January 20, 2017, the Entercom board of directors held a special telephonic meeting attended by Entercom’s senior management and representatives of Latham. Entercom’s management provided a general update regarding discussions with representatives from CBS and their financial and legal advisors and the ongoing negotiation around certain open issues.

On January 23, 2017, Mr. Field, Mr. Fisher, Mr. Rubin and other representatives of Entercom, CBS and CBS Radio management, together with representatives of Morgan Stanley and Centerview, met in person to discuss a wide range of diligence topics, including, among other things, operational, organizational and financial diligence.

On January 25, 2017, Mr. Field and Mr. Rubin had discussions regarding certain material open terms and conditions, including, among other things, the post-closing ownership of Entercom Class B Common Stock by certain members of the Field family, the composition of the board of directors of the combined company, the antitrust regulatory obligations under the Merger Agreement, Entercom’s ability to declare and pay a special dividend to its shareholders prior to closing of the proposed transaction, the retention by CBS of certain liabilities related to the CBS Radio business and the contemplated financing to be obtained by CBS Radio in connection with the proposed transaction.

On January 26, 2017, the CBS Divestiture Committee met. At the meeting, CBS’s senior management reported on the status of discussions with Entercom. The members of CBS’s senior management discussed with the committee members the results of their due diligence review of Entercom. In addition, the members of CBS’s senior management discussed with the committee members the terms of the proposed Merger Agreement and related transaction documents. Following these discussions, the CBS Divestiture Committee determined that the proposed transaction with Entercom was advisable to and in the best interests of CBS and its stockholders and unanimously voted to approve the Merger Agreement and the related transaction documents.

On January 26, 2017, the CBS Radio board of directors met. At the meeting, CBS’s senior management reported on the status of discussions with Entercom. The members of CBS’s senior management discussed with the committee members the results of their due diligence review of Entercom. In addition, the members of CBS’s senior management discussed with the directors the terms of the proposed Merger Agreement and related transaction documents. Following these discussions, the CBS Radio board of directors determined that the proposed transaction with Entercom was advisable to and in the best interests of CBS Radio and its stockholders and unanimously voted to approve the Merger Agreement and the related transaction documents.

On January 27, 2017, the Entercom board of directors held a special telephonic meeting attended by Entercom’s senior management and representatives of Morgan Stanley, Centerview, Latham and Dechert. Entercom’s senior management provided an update on the negotiations with respect to the proposed transaction and the results of the due diligence investigation conducted by Entercom and its subject matter experts, noted key due diligence findings, and discussed key pre-signing milestones. Representatives of Latham reviewed with the Entercom board of directors the key terms and conditions of the Merger Agreement, the Separation Agreement and the other Ancillary Agreements and remaining material open issues therein. Representatives of Morgan Stanley and Centerview discussed preliminary financial aspects related to the proposed transaction. Entercom’s management then reviewed for the Entercom board of directors certain financial projections for (i) Entercom on a standalone basis; (ii) CBS Radio on a standalone basis; and (iii) the combined company. The Entercom board of directors authorized Morgan Stanley and Centerview to prepare further financial analyses for discussion with the

Entercom board of directors using these financial projections. The Entercom board of directors and management further discussed the overall merits of the proposed transaction in view of the detailed information presented. Following the discussion, the Entercom board of directors authorized Entercom management to continue negotiation of definitive agreements to effectuate the proposed transaction, subject to the Entercom board of directors’ final consideration and approval. Immediately following the meeting of the Entercom board of directors, the Independent Directors had telephonic discussions with representatives of Dechert regarding the status of the proposed transaction.

On January 29, 2017, Wachtell shared with Latham drafts of the Commitment Letter obtained by CBS for the borrowing contemplated by CBS in connection with the proposed transaction.

On January 31, 2017, the Entercom board of directors held a special in-person meeting, attended by Entercom’s senior management and representatives of Morgan Stanley, Centerview, Latham and Dechert. Entercom’s management provided an update regarding previously open material terms of the proposed transaction and the anticipated process and timing to consider whether to proceed with the proposed terms reflected in the Merger Agreement, the Separation Agreement, the Voting Agreement, the Field Family Side Letter Agreement and the other Ancillary Agreements and to finalize and announce the Merger. In advance of the meeting, then-current drafts of the Merger Agreement, the Separation Agreement, the Voting Agreement, the Field Family Side Letter Agreement and the other Ancillary Agreements were made available to the members of the Entercom board of directors. Mr. Field and senior members of the Entercom management team again presented their views on the strategic rationale for the proposed transaction and reported to the Entercom board of directors that management was fully supportive of the proposed transaction as currently contemplated. Representatives of Entercom’s management also explained that certain financial projections prepared by Entercom’s management and previously authorized by the Entercom board of directors for use by Morgan Stanley and Centerview had been revised to reflect updated corporate expense detail provided by CBS to Entercom.

At this meeting, representatives of Latham again reviewed the Entercom board of directors’ fiduciary duties when considering the proposed transaction and terms of the Merger Agreement and other Ancillary Agreements that affect the ability of the Entercom board of directors to consider and act upon alternative proposals, including discussion of matters concerning the Entercom board of directors’ recommendation that Entercom’s shareholders vote in favor of the proposed transaction, the ability to change such recommendation in certain situations, and the requirement for Entercom to pay a termination fee to CBS in the event the Merger Agreement was terminated in certain circumstances. The representatives of Latham also provided detail regarding Entercom’s obligations in connection with obtaining regulatory approval of the proposed transaction, including the obligation to divest certain assets as required by governmental authorities. The representatives of Latham also reviewed with the Entercom board of directors the other material terms and conditions reflected in the Merger Agreement, the Separation Agreement, the Voting Agreement, the Field Family Side Letter Agreement and the other Ancillary Agreements, including with respect to: (i) proposed purchase price adjustment mechanisms; (ii) the treatment of equity awards; (iii) indemnification obligations; (iv) the proposed transition services to be provided by CBS; (v) the terms of the various Ancillary Agreements, including the Tax Matters Agreement; and (vi) the proposed committed financing in connection with the potential transaction. Entercom’s financial advisors reviewed with the Entercom board of directors their respective preliminary financial analyses related to the proposed transaction. The Entercom board of directors discussed these material terms and provided guidance to Entercom’s management and Latham with respect to the remaining open points. Immediately following the meeting of the Entercom board of directors, the Independent Directors had telephonic discussions with representatives of Latham and Dechert regarding the proposed transactions.

From the evening of January 31, 2017 through the evening of February 1, 2017, representatives of Entercom and CBS, together with their respective legal advisors, continued to negotiate and finalize the terms of the Merger Agreement, the Separation Agreement, the Voting Agreement, the Field Family Side Letter Agreement and the other Ancillary Agreements, ultimately resolving the remaining open points on the evening of February 1, 2017.

On February 1, 2017, the Entercom board of directors held a special telephonic meeting attended by Entercom’s senior management and representatives of Morgan Stanley, Centerview, Latham and Dechert. Entercom management reported that the parties had reached agreement with respect to the remaining open deal points. Mr. Field and senior members of Entercom management again reviewed with the Entercom board of directors the rationales for the proposed transaction. Representatives of Latham again reviewed the Entercom board of directors’ fiduciary duties when considering the proposed transaction, as well as the changes that had been made to the proposed transaction documents since the drafts that had been distributed to the Entercom board of directors in advance of the January 31, 2017 meeting. Also at this meeting, representatives of each of Morgan Stanley and Centerview separately rendered to the Entercom board of directors an oral opinion, each of which was subsequently confirmed by delivery of separate written opinions dated February 2, 2017, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the exchange ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to Entercom. For a detailed discussion of Centerview’s opinion, please see the section of this document entitled “— Opinion of Centerview Partners LLC” and for a detailed discussion of Morgan Stanley’s opinion, please see the section of this document entitled “—Opinion of Morgan Stanley & Co. LLC.”

In the course of its deliberations, the Entercom board of directors considered a number of factors, including those described more fully below under the section of this document entitled “— Entercom’s Reasons for the Transactions.” Following these discussions, representatives of Entercom management and Latham reviewed resolutions that previously had been distributed to the Entercom board of directors approving the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Merger and the issuance of the Entercom Class A Common Stock in connection therewith, and related matters. The Entercom board of directors, including each of the Independent Directors, unanimously determined that the terms of the Merger Agreement, the Merger and the issuance of the Entercom Class A Common Stock in connection therewith were advisable, fair to, and in the best interest of Entercom and its shareholders, and unanimously approved the Merger Agreement, the Merger and the issuance of the Entercom Class A Common Stock in connection therewith, and authorized the appropriate officers of Entercom to execute and deliver the Merger Agreement.

On the evening of February 1, 2017, CBS received the final Commitment Letter to provide financing for the proposed Transactions, executed by the Initial Commitment Parties.

On February 2, 2017, representatives of CBS, CBS Radio and Entercom executed the Merger Agreement and other Transaction Agreements. CBS and Entercom issued a joint press release announcing the Transactions prior to the opening of trading on February 2, 2017.

Entercom’s Reasons for the Transactions

The Entercom board of directors and Entercom senior management routinely review Entercom’s business and consider whether possible strategic transactions, including potential acquisitions of, or strategic investments in, complementary businesses, might be advisable in order to maximize value for Entercom and its shareholders. In evaluating the Merger, the Entercom board of directors consulted with Entercom’s management and legal and financial advisors and carefully considered a number of factors, including, but not limited to, the following significant factors which generally supported its decision to unanimously approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that the Entercom shareholders approve the issuance of the Entercom Class A Common Stock and the amendment to the Entercom Articles in connection therewith:

•	the opportunity to create a leading local media and entertainment company with a preeminent radio platform covering 23 of the country’s top 25 markets, plus robust digital and events platforms, that will be better positioned to harness the strengths and advantages of the radio industry and more effectively compete with other media sources for advertising revenues;

•	the expectation that, as a result of its increased scale, the combined company will have the size, financial resources and capabilities to more successfully meet the needs of the largest advertising clients and agencies and compete more effectively with larger media companies;

•	the possibility to create increased value for shareholders of the combined company as a result of scale efficiencies allowing for the consolidation and more efficient deployment of resources;

•	the overall strategic and financial benefits that could be achieved by combining Entercom and the CBS Radio business relative to the future prospects of Entercom on a standalone basis, including, but not limited to: (i) the expectation that the combined company could achieve estimated annual cost synergies of $25 million within 12-18 months after the consummation of the Transactions and (ii) the belief that the scale efficiencies, financial stability and operating expertise of the combined company would enable Entercom to further accelerate growth, enhance its digital and events platforms, and further expand into key emerging verticals, including sports, news and talk, and entertainment;

•	the expectation that the Merger will be accretive to Entercom’s financial results and increase Entercom’s revenues, earnings per share and fully-taxed free cash flow per share, creating a platform to drive EBITDA growth;

•	the expectation that the combined company will have an attractive financial profile, robust cash flow generation and an attractive dividend;

•	the relative valuations of the CBS Radio business and Entercom implied by the exchange ratio contemplated in the Merger Agreement;

•	the expectation that Entercom will benefit from an improved public company profile, including increased liquidity in its stock, as a result of the issuance of shares of Entercom common stock in the transaction;

•	the opinion of Morgan Stanley rendered to the board of directors of Entercom on February 1, 2017, which was subsequently confirmed by delivery of a written opinion dated February 2, 2017, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Morgan Stanley in preparing its opinion, the exchange ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to Entercom, as more fully described below under the caption “The Transactions—Opinions of Entercom’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC;”

•	the opinion of Centerview rendered to the board of directors of Entercom on February 1, 2017, which was subsequently confirmed by delivery of a written opinion dated February 2, 2017, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to Entercom, as more fully described below under the caption “The Transactions—Opinions of Entercom’s Financial Advisors—Opinion of Centerview Partners LLC;”

•	the management team of the combined company following the consummation of the Merger will consist of proven executive officers and other employees of both Entercom and CBS Radio led by David Field as President & Chief Executive Officer, allowing the combined company to benefit from such individuals’ experience driving growth, innovation and shareholder value and strong record of successful integrations of various acquisitions;

•	the Entercom board of directors following the closing of the Transactions will be classified and consist of ten members, including all six directors from Entercom’s current board of directors (or their pre-Merger replacements) and four new directors agreed upon by CBS, two of whom are affiliated with CBS and who will resign upon the earlier of six months following the consummation of the Merger or immediately prior to the first annual meeting of the combined company’s shareholders following the consummation of the Merger;

•	Joseph Field, the owner of 85.4% of the outstanding shares of Entercom Class B Common Stock and 4.1% of Entercom Class A Common Stock, which together represent approximately 61.1% of Entercom’s outstanding voting power, has agreed to vote in favor of the Transactions contemplated by the Merger Agreement;

•	that, to enable the Transactions, certain members of the Field family have agreed to convert a specified number of shares of Entercom Class B Common Stock held by them to Entercom Class A Common Stock, such that the aggregate voting power of the shares of Entercom Common Stock held by such members of the Field Family will be reduced from a controlling vote to approximately 25% of the aggregate voting power of all classes of Entercom Common Stock as of the consummation of the Merger;

•	that, to enable the Transactions, certain members of the Field family have agreed to convert all of the shares of Entercom Class B Common Stock held by them to Entercom Class A Common Stock at such time as the aggregate number of shares of Entercom Common Stock held by them is less than three million shares (subject to appropriate adjustments);

•	the ability of Entercom to withdraw or change its recommendation that Entercom’s shareholder vote in favor of the transactions contemplated by the Merger Agreement in certain circumstances, subject to the right of CBS to terminate the Merger Agreement and receive a termination fee in certain circumstances; and

•	the terms of the Merger Agreement, including the exchange ratio, were the result of extensive arm’s-length negotiations between representatives of Entercom and CBS.

The Entercom board of directors also considered certain countervailing factors in its deliberations concerning the Merger and the other Transactions, including:

•	the risk that the necessary regulatory approvals and clearances to complete the Merger are not received or that governmental authorities could attempt to condition their approval of the Merger on compliance with certain burdensome conditions or that regulatory approvals may be delayed, as more fully described under the caption “—Regulatory Approvals”;

•	the fact that divestitures of certain assets are required to obtain the necessary regulatory approvals and clearances from governmental authorities to consummate the Merger;

•	the fact that current Entercom shareholders as a group would control less than a majority of Entercom Common Stock after consummation of the Merger;

•	the challenges and difficulties, foreseen and unforeseen, relating to the separation of the CBS Radio business from the other businesses of CBS;

•	the challenges inherent in the combination and integration of two businesses of the size and complexity of Entercom and the CBS Radio business;

•	the possibility that the increased revenues, earnings and efficiencies expected to result from the Transactions would fail to materialize;

•	the risk that the Transactions and subsequent integration may divert Entercom management’s attention and resources away from other strategic opportunities and operational matters;

•	the possibility that the public announcement of the Merger Agreement could have an adverse effect on Entercom, including effects on Entercom’s customers, operating results and share price, and Entercom’s ability to attract and retain key management and personnel;

•	the significant one-time costs, including transaction-related expenses, expected to be incurred in connection with the Transactions;

•	the limitation of Entercom’s ability to utilize existing net operating losses on a go-forward basis after the consummation of the Merger;

•	the relative financial performance of the CBS Radio business and Entercom as compared to each other and other competitors in the radio industry;

•	the fact that integration of the CBS Radio business is dependent on ongoing transition services from CBS under the Transition Services Agreement;

•	the challenges in coordinating the joint operation of the digital platforms to be used in both the combined company’s business and CBS’s business pursuant to the Joint Digital Services Agreement;

•	the restrictions imposed on Entercom’s ability to take certain corporate actions under applicable federal income tax laws and the terms of the Tax Matters Agreement;

•	the restrictions on the conduct of Entercom’s business during the period between the execution of the Merger Agreement and the consummation of the Merger;

•	the fact that certain provisions of the Merger Agreement may dissuade third parties from seeking to acquire Entercom or otherwise increase the cost of any potential acquisition and that Entercom may be required to pay CBS a termination fee in certain circumstances under the Merger Agreement; and

•	the possibility that the Transactions may not be consummated and the potential adverse consequences if the Transactions are not completed, including substantial costs incurred and potential shareholder and market reaction.

The Entercom board of directors considered all of the factors in support of and weighing against the Transactions as a whole, including the factors described above, and, on balance, concluded that those factors supported a determination to approve the Merger Agreement, the other Transaction Agreements and to proceed with the Transactions.

This discussion of the information and factors considered by the Entercom board of directors is not exhaustive. In view of the wide variety and complexity of factors considered by the Entercom board of directors in connection with the evaluation of the Transactions, the Entercom board of directors did not consider it practical to, and did not attempt to, quantify, rank or assign relative weights to the factors that it considered in making its decision to approve the Merger Agreement and the transactions contemplated thereby, the Merger, the issuance of shares of Entercom Class A Common Stock and the amendment to the Entercom Articles in connection with the Merger and making its recommendation to the Entercom shareholders that they approve the issuance of shares of Entercom Class A Common Stock and the amendment to Entercom Articles in connection with the Merger. In considering the factors described above and any other factors, individual members of the Entercom board of directors may have viewed factors differently or given different weight, merit or consideration to different factors.

This explanation of the factors considered by the Entercom board of directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

After consideration, on February 1, 2017, the Entercom board of directors unanimously (a) determined that the Merger and the Merger Agreement are advisable, fair to, and in the best interests of Entercom and its shareholders and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and the issuance of shares of Entercom Class A Common Stock and the amendment to the Entercom Articles in connection with the Merger, and (b) recommended the approval by Entercom’s shareholders of the issuance of shares of Entercom Class A Common Stock and the amendment to the Entercom Articles in connection with the Merger.

Opinions of Entercom’s Financial Advisors

Opinion of Morgan Stanley & Co. LLC

Entercom retained Morgan Stanley to act as its financial advisor and to provide a fairness opinion in connection with the Transactions, including the Merger. Entercom selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and experience in recent transactions in the media industry and its knowledge of Entercom’s business and affairs. At the meeting of Entercom’s board of directors on February 1, 2017, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing on February 2, 2017, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the Merger Agreement (which represents the number of shares of Entercom Class A Common Stock to be issued in the Merger in exchange for each share of Radio Common Stock after giving effect to the Radio Reorganization) was fair from a financial point of view to Entercom.

The full text of the written opinion of Morgan Stanley, dated as of February 2, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this document as Annex C-1. Entercom shareholders are encouraged to read the opinion carefully and in its entirety. The Morgan Stanley opinion was rendered for the benefit of Entercom’s board of directors, in its capacity as such, and addressed only the fairness from a financial point of view to Entercom of the exchange ratio pursuant to the Merger Agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the Transactions, including the Merger, including the prices at which Entercom Class A Common Stock will trade following consummation of the Merger or at any time, or the fairness of the amount or nature of the compensation to any of CBS’s or Entercom’s officers, directors or employees, or any class of such persons, whether relative to the exchange ratio or otherwise. The opinion was addressed to, and rendered for the benefit of, Entercom’s board of directors and was not intended to, and did not, constitute advice or a recommendation to any shareholder of Entercom or any other person as to how such shareholder or other person should vote with respect to the Transactions or any other matter. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

1)	Reviewed certain publicly available financial statements and other business and financial information of CBS Radio and Entercom, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning CBS Radio and Entercom, respectively;

3)	Reviewed certain financial projections prepared by the management of Entercom relating to CBS Radio and Entercom, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of Entercom;

5)	Discussed the past and current operations and financial condition and the prospects of Entercom, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Entercom;

6)	Discussed the past and current operations and financial condition and the prospects of CBS Radio with executives of CBS;

7)	Reviewed the pro forma impact of the Merger on Entercom’s Adjusted Net Income Per Share (which Morgan Stanley’s opinion refers to as “earnings per share”), cash flow, consolidated capitalization and certain financial ratios;

8)	Reviewed the reported prices and trading activity for Entercom Class A Common Stock;

9)	Compared the financial performance of CBS Radio and Entercom and the prices and trading activity of Entercom Class A Common Stock with that of certain other publicly traded companies comparable with CBS Radio and Entercom, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of CBS and Entercom and their financial and legal advisors;

12)	Reviewed the draft Merger Agreement, the commitment letter from certain lenders dated February 2, 2017 (the “Commitment Letter”) and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by CBS, CBS Radio and Entercom, and formed a substantial basis for the opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of Entercom of the future financial performance of CBS Radio and Entercom. At Entercom’s direction, Morgan Stanley’s analysis relating to the business and financial prospects of CBS Radio and Entercom for purposes of the opinion were made on the basis of the financial projections. Morgan Stanley was advised by Entercom, and assumed, with Entercom’s consent, that the financial projections were reasonable bases upon which to evaluate the business and financial prospects of CBS Radio and Entercom, respectively. Morgan Stanley expressed no view as to the financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Code, that Entercom and CBS Radio will obtain financing in accordance with the terms set forth in the Commitment Letter, and that the Merger Agreement did not differ in any material respect from the draft thereof furnished to Morgan Stanley on February 1, 2017. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley relied upon, without independent verification, the assessment by the managements of CBS Radio and Entercom of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of CBS Radio and Entercom; (iii) their ability to retain key employees of CBS Radio and Entercom, respectively; and (iv) the validity of, and risks associated with, CBS Radio and Entercom’s existing and future technologies, intellectual property, products, services and business models. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Entercom. Morgan Stanley’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio to Entercom and did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available, nor did it address the underlying business decision of Entercom to enter into the Merger Agreement. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley did not express any opinion as to the relative fairness of any portion of the consideration to holders of any series of common or preferred stock of Entercom. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Entercom, CBS and CBS Radio and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of CBS’s or CBS Radio’s officers, directors or employees, or any class of such persons, whether relative to the exchange ratio or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of CBS Radio or Entercom or any other entity or business, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, February 2, 2017. Events occurring after February 2, 2017 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to Entercom’s board of directors dated February 2, 2017. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 27, 2017, and is not necessarily indicative of current market conditions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain financial forecasts, estimates and projections related to CBS Radio provided by the management of Entercom (referred to in this document as the CBS Radio Projections) and certain financial forecasts, estimates and projections related to Entercom provided by the management of Entercom (referred to in this document as the Entercom Projections), as well as analyses that illustrated the economic impact of including or excluding certain tax attributes provided by the management of Entercom. However, except where specifically identified to the contrary (and then only for illustrative purposes), all such analyses and its opinion are based solely upon the CBS Radio Projections and the Entercom Projections without regard to the sensitivity cases. In performing the financial analyses summarized below, Morgan Stanley assumed, among other things, that, in accordance with the terms of the Merger Agreement, the Entercom shareholders would own approximately 28% of the fully diluted shares of Entercom Class A Common Stock immediately following the consummation of the Merger. For further information regarding the financial projections, see the sections of this document entitled “The Transactions—Certain Financial Projections Prepared by Entercom”.

Discounted Cash Flow Analyses

Morgan Stanley performed discounted cash flow analyses, which are designed to provide an implied value of a company by calculating the present value of the estimated future unlevered after-tax free cash flows and terminal value of the company. In preparing its analyses, Morgan Stanley relied upon the CBS Radio Projections and the Entercom Projections.

Morgan Stanley calculated a range of implied aggregate values (“AV”) for CBS Radio based on estimates of the unlevered after-tax free cash flows that CBS Radio was forecasted to generate during calendar years 2017 through 2021 and a terminal value for CBS Radio. Morgan Stanley estimated a range of terminal values by extrapolating estimated unlevered after-tax free cash flow for year-end 2022 from the CBS Radio Projections and then applying exit multiples ranging from 8.0x to 9.0x (which implied a range of perpetual growth rates for unlevered after-tax free cash flow in the terminal year ranging from (0.5%) to 1.2%). Present values of free cash flows and terminal values were calculated using a range of discount rates between 6.4% and 7.4%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, CBS Radio’s assumed cost of equity calculated utilizing a capital asset pricing model.

This analysis indicated a standalone reference range of implied CBS Radio AV of approximately $3,316 million to $3,770 million.

Morgan Stanley calculated a range of implied aggregate values for Entercom based on estimates of the unlevered after-tax free cash flows that Entercom was forecasted to generate during calendar years 2016 through 2021 and a terminal value for Entercom. Morgan Stanley estimated a range of terminal values by extrapolating estimated unlevered after-tax free cash flow for year-end 2022 from the Entercom Projections and then applying exit multiples ranging from 8.0x to 9.0x (which implied a range of perpetual growth rates for free cash flow in the terminal year ranging from (0.4%) to 1.3%). Present values of free cash flows and terminal values were calculated using a range of discount rates between 6.3% to 7.3%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, Entercom’s assumed cost of equity calculated utilizing a capital asset pricing model.

This analysis indicated a standalone reference range of implied Entercom AV of approximately $1,321 million to $1,482 million (including certain tax attributes) or approximately $1,141 million to $1,298 million (excluding such tax attributes).

Morgan Stanley, at Entercom’s direction, assumed that Entercom’s shareholders would own approximately 28% of Entercom’s fully diluted shares of common stock immediately following the acquisition of CBS Radio, in accordance with the terms of the Merger Agreement. Based on the foregoing analysis, Morgan Stanley determined the following ranges of implied fully diluted ownership by Entercom’s shareholders immediately following the consummation of the Merger:

	Implied Entercom ownership percentage
Valuation Methodology	Low	High
DCF (excluding tax attributes)	23%	31%
DCF (including tax attributes)	27%	35%

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. In preparing its analyses, Morgan Stanley relied upon the CBS Radio Projections and the Entercom Projections.

Morgan Stanley reviewed and compared, using publicly available information, certain current, historical and projected financial information for each of Entercom and CBS Radio with corresponding current, historical and projected financial information, ratios and public market multiples for publicly traded companies in the radio and television broadcasting industries that shared certain similar business and operating characteristics to Entercom and CBS Radio. The following list sets forth the selected publicly traded comparable companies that were reviewed in connection with this analysis:

Radio Broadcasting

• Entercom	• Salem Media Group, Inc.

• Entravision Communications Corporation	• Townsquare Media Inc.

• Cumulus Media, Inc.

Television Broadcasting

• Tribune Media Company	• Sinclair Broadcast Group, Inc.

• Tegna Inc.	• Nexstar Media Group, Inc.

• Gray Television, Inc.	• The E. W. Scripps Company

The above companies were chosen based on Morgan Stanley’s knowledge of the respective industries and because these companies have businesses that may be considered similar to Entercom’s and CBS Radio’s. Although none of such companies are identical or directly comparable to Entercom or CBS Radio, these companies are publicly traded companies with operations or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar or reasonably comparable to those of Entercom and CBS Radio.

For purposes of this comparative analysis, Morgan Stanley analyzed the ratio of AV to the estimated twelve-month earnings before interest, taxes, depreciation and amortization and stock-based compensation expense (“EBITDA”) (based on an average for 2017 and 2018, which is referred to in this summary of Morgan Stanley’s opinion as “Average 2017-18 EBITDA”) of each of these companies, based on closing share prices on January 27, 2017 and publicly available financial data.

Company	AV / Average 2017-18 EBITDA
Radio Broadcasting
Entercom	8.2x
Entravision Communications Corporation	9.2x
Cumulus Media, Inc.	N/A	(1)
Salem Media Group, Inc.	N/A	(1)
Townsquare Media Inc.	7.4x
Television Broadcasting
Tribune Media Company	7.4x
Tegna Inc.	7.6x
Gray Television, Inc.	7.7x
Sinclair Broadcast Group, Inc.	7.8x
Nexstar Media Group, Inc.	7.9x
The E. W. Scripps Company	11.4x

(1)	Estimated twelve-month EBITDA was not available for 2018, therefore, no ratio of AV to estimated Average 2017-18 EBITDA was available.

Based on the analysis of the ratio of AV to estimated Average 2017-18 EBITDA for each of the comparable companies, Morgan Stanley selected a representative range of multiples of the comparable companies and applied this range of multiples to the estimated Adjusted EBITDA (based on an average for 2017 and 2018) for Entercom and CBS Radio. Morgan Stanley determined as a result of this analysis that the reference ranges that it would use in its analysis were approximately 7.5x to 9.0x, which indicated an implied Entercom AV of approximately $952 million to $1,143 million and an implied CBS Radio AV of approximately $2,811 million to $3,373 million.

For purposes of this summary, “Adjusted EBITDA” refers to (i) with respect to Entercom, operating income (loss) before: depreciation and amortization; time brokerage agreement fees (income); non-cash compensation expense; impairment loss; merger and acquisition costs and restructuring charges; other expense related to the refinancing of certain existing indebtedness of Entercom in November 2016; and gain or loss on sale or disposition of assets, and (ii) with respect to CBS Radio, operating income (loss) before depreciation, stock-based compensation expense; restructuring charges; and impairment charges and is adjusted to present a full year of savings associated with restructurings in the fourth quarters of 2015 and 2016 and to exclude CBS Radio station KFWB-AM, which was sold in the first quarter of 2016, as well as certain CBS corporate expense allocations and other non-recurring items.

Morgan Stanley, at Entercom’s direction, assumed that Entercom’s shareholders would own approximately 28% of Entercom’s fully diluted shares of common stock immediately following the acquisition of CBS Radio, in accordance with the terms of the Merger Agreement. Based on the foregoing analysis, Morgan Stanley determined a range of implied fully diluted ownership by Entercom’s shareholders immediately following the consummation of the Merger of between 20% and 33%.

No company utilized in the comparable company analysis is identical to Entercom or CBS Radio. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Entercom and CBS Radio, such as the impact of competition on the businesses of Entercom and CBS Radio and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Entercom or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Selected Precedent Transactions Analysis

In connection with its analysis, Morgan Stanley compared publicly available statistics for certain selected precedent radio and television broadcasting industry transactions. Morgan Stanley noted the ratio of the AV of the transaction to the target company’s LTM EBITDA based on publicly available information for the following publicly announced merger and acquisition transactions:

Announcement Date	Acquiror	Target	AV / LTM EBITDA
March 2011	Cumulus Media Inc.	Citadel Broadcasting Corporation	9.8x

June 2013	Gannett Co., Inc.	Belo Corp.	9.4x

August 2013	Townsquare Media	Cumulus Media	7.3x

September 2014	Media General, Inc.	LIN Media LLC	11.2x

January 2016	Nexstar Broadcasting Group, Inc.	Media General, Inc.	9.1x

Morgan Stanley noted that the median ratio of estimated AV to LTM EBITDA for the selected precedent transactions was 9.4x. Based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions, Morgan Stanley applied multiples ranging from 8.0x-10.0x for the ratio of estimated AV to LTM Adjusted EBITDA, which indicated an implied Entercom AV of approximately $944 million to $1,180 million and an implied CBS Radio AV of approximately $2,810 million to $3,513 million.

Morgan Stanley, at Entercom’s direction, assumed that Entercom’s shareholders would own approximately 28% of Entercom’s fully diluted shares of common stock immediately following the consummation of the Merger, in accordance with the terms of the Merger Agreement. Based on the foregoing analysis, Morgan Stanley determined a range of implied fully diluted ownership by Entercom’s shareholders immediately following the consummation of the Merger of between 19% and 34%.

No company or transaction utilized in the selected precedent transaction analyses is identical to CBS Radio, Entercom or the Merger. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of CBS Radio and Entercom, such as the impact of competition on the business of CBS Radio, Entercom or the industry generally, industry growth and the absence of any adverse material change in the financial condition of CBS Radio, Entercom or the industry or in the financial markets in general, which could affect the public trading value of the companies and the AV of the selected precedent transactions to which they are being compared.

Other Factors

Morgan Stanley noted for the board of directors of Entercom certain additional factors solely for informational purposes, including, among other things, the following.

Relative Contribution Analysis

Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of each of CBS Radio and Entercom to the combined entity and implied contributions based on certain operational and financial metrics using Entercom management plans for both CBS Radio and Entercom. Such operational and financial metrics included Broadcast Cash Flow and Adjusted EBITDA.

For purposes of this summary, “Broadcast Cash Flow” refers to (i) with respect to Entercom, operating income (loss) before: depreciation and amortization; time brokerage agreement fees (income); corporate general and administrative expenses; non-cash compensation expense; impairment loss; merger and acquisition costs and restructuring charges; other expense related to the refinancing of certain existing indebtedness of Entercom in November 2016; and gain or loss on sale or disposition of assets, and (ii) with respect to CBS Radio, operating income (loss) before depreciation, stock-based compensation expense; corporate expenses; restructuring charges; and impairment charges and is adjusted to present a full year of savings associated with restructurings in the fourth quarters of 2015 and 2016 and to exclude KFWB-AM, which was sold in the first quarter of 2016 and to also exclude certain CBS corporate expense allocations and other non-recurring items.

Based on the relative contributions of each company, Morgan Stanley derived the implied equity contribution for CBS Radio and Entercom, excluding synergies and based on estimated net debt for CBS Radio of $1,370 million, estimated net debt for Entercom of $440 million, and assuming various values for certain Entercom tax attributes, as follows:

	Excluding Tax Attributes		50% Value for Tax Attributes		100% Value for Tax Attributes
	Entercom	CBS	Entercom	CBS	Entercom	CBS
Broadcast Cash Flow	30.4%	69.6%	33.3%	66.7%	35.9%	64.1%
Adjusted EBITDA	25.9%	74.1%	28.5%	71.5%	30.9%	69.1%

Pro Forma Merger Analysis

Morgan Stanley performed a pro forma analysis of the financial impact of the Merger on Entercom’s Adjusted Net Income Per Share, Free Cash Flow Per Share and Tax Adjusted Free Cash Flow Per Share for fiscal years 2018 and 2019, using the Entercom Projections and the CBS Radio Projections.

Adjusted Net Income consists of net income (loss) available to common shareholders adjusted to exclude: (i) income taxes (benefit) as reported; (ii) gain/loss on sale of assets, derivative instruments and investments; (iii) non-cash compensation expense; (iv) other income; (v) impairment loss; (vi) merger and acquisition costs, other expenses related to the refinancing, loss on extinguishment of debt and restructuring charges; and (vii) gain/loss on early extinguishment of debt. For purposes of comparability, income taxes were reflected at the expected statutory federal and state income tax rate of 40% without discrete items of tax.

Free Cash Flow consists of operating income: (i) plus depreciation and amortization, net (gain) loss on sale or disposal of assets, non-cash compensation expense (which is otherwise included in station operating expenses and corporate general and administrative expenses), impairment loss, merger and acquisition costs, other expenses related to the refinancing, loss on extinguishment of debt, other income and restructuring charges; and (ii) less net interest expense (excluding amortization of deferred financing costs), preferred stock dividends, taxes paid and capital expenditures.

Adjusted Net Income Per Share and Free Cash Flow Per Share include any dilutive equivalent shares when not anti-dilutive. Convertible Preferred Stock was treated as if never converted for the purposes of Adjusted Net Income Per Share and Free Cash Flow Per Share.

For purposes of comparability, Tax Adjusted Free Cash Flow Per Share is Free Cash Flow Per Share with income taxes reflected at the expected statutory federal and state income tax rate of 40% without discrete items of tax.

Based on this analysis, and assuming the Merger is consummated on September 30, 2017, the Merger would be:

•	For fiscal year 2018, (i) accretive to Entercom’s Adjusted Net Income Per Share, dilutive to Entercom’s Free Cash Flow Per Share and accretive to Entercom’s Tax Adjusted Free Cash Flow Per Share, including cost synergies and transaction costs and (ii) accretive to Entercom’s Adjusted Net Income Per Share, dilutive to Entercom’s Free Cash Flow and accretive to Entercom’s tax adjusted free cash flow per share, including the cost synergies, transaction costs and growth from scale efficiencies; and

•	For fiscal year 2019, (i) accretive to Entercom’s Adjusted Net Income Per Share, dilutive to Entercom’s Free Cash Flow Per Share and accretive to Entercom’s Tax Adjusted Free Cash Flow Per Share, including cost synergies and transaction costs and (ii) accretive to Entercom’s Adjusted Net Income Per Share, dilutive to Entercom’s Free Cash Flow Per Share and accretive to Entercom’s Tax Adjusted Free Cash Flow Per Share, including the cost synergies, transaction costs and growth from scale efficiencies.

Entercom Trading Range and Research Targets

To provide a historical perspective, Morgan Stanley reviewed the historical trading range of Entercom Class A Common Stock since January 2016 and share price targets for Entercom Class A Common Stock prepared and published by equity research analysts, which reflect each analyst’s estimate of the future public market trading price of Entercom Class A Common Stock and were not discounted to present value. Morgan Stanley discounted such share price targets to present value (as of January 27, 2017) by applying an illustrative one-year discount period at an equity discount rate of 9.2%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, Entercom’s assumed cost of equity calculated utilizing a capital asset pricing model, which is a financial valuation method that takes into account returns in equity markets generally, volatility in a company’s common stock and the risk free rate. Morgan Stanley noted that the low and high closing prices for shares of Entercom Class A Common Stock for the twelve months ending January 27, 2017, implied an Entercom AV of between $850 million and $1,146 million, respectively. Morgan Stanley also noted a range of share price targets for Entercom Class A Common Stock as of

January 27, 2017, discounted as described above, of approximately $1,012 million to $1,237 million, and undiscounted of approximately $1,060 million to $1,306 million.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Entercom common stock and these estimates are subject to uncertainties, including the future financial performance of Entercom and future financial market conditions.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described should not be taken to be Morgan Stanley’s view of the actual value of CBS Radio or Entercom. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of CBS Radio or Entercom. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results of CBS Radio or Entercom or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Entercom and in connection with the delivery of its oral opinion to Entercom’s board of directors subsequently confirmed in writing. These analyses do not purport to be appraisals or to reflect the prices at which shares of Entercom or CBS might actually trade.

The exchange ratio was determined through arm’s-length negotiations between Entercom and CBS and was approved by Entercom’s board of directors. Morgan Stanley provided advice to Entercom during these negotiations.

Morgan Stanley’s opinion and its presentation to Entercom’s board of directors was one of many factors taken into consideration by Entercom’s board of directors in deciding to approve the Merger Agreement. Consequently, the analyses described above should not be viewed as determinative of the view of Entercom’s board of directors with respect to the exchange ratio or of whether Entercom’s board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Entercom, CBS or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

As compensation for its financial advisory services relating to the Merger, Entercom has agreed to pay Morgan Stanley (i) a fee of $2 million payable upon the rendering of Morgan Stanley’s opinion, and (ii) a fee of $11 million if the Merger is consummated (against which the fee related to the rendering of the opinion will be credited).

Entercom has also agreed to reimburse Morgan Stanley for its reasonable, documented out-of-pocket expenses incurred in performing its services. In addition, Entercom has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against any losses, claims, damages or liabilities related to, arising out of or in connection with Morgan Stanley’s engagement, including all related expenses.

Morgan Stanley Senior Funding Inc., an affiliate of Morgan Stanley, has, as joint lead arranger and joint bookrunner, committed to provide financing to CBS Radio in connection with the Transactions and will receive approximately $1 million in relation to the financing provided.

Since June 30, 2014, Morgan Stanley has provided financial advisory and financing services for CBS and has received fees in connection with such services of between $4 and $5 million and has provided financing services for Entercom and has received fees in connection with such services of less than $1 million. Morgan Stanley may also seek to provide financial advisory and financing services to Entercom and CBS and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of Centerview Partners LLC

On February 1, 2017, Centerview rendered to the board of directors of Entercom its oral opinion, subsequently confirmed in a written opinion dated February 2, 2017, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the Merger Agreement (which represents the number of shares of Entercom Class A Common Stock to be issued in the Merger in exchange for each share of Radio Common Stock after giving effect to the Radio Reorganization) was fair, from a financial point of view, to Entercom.

The full text of Centerview’s written opinion, dated February 2, 2017, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C-2 and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex C-2. Centerview’s financial advisory services and opinion were provided for the information and assistance of the board of directors of Entercom (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to Entercom of the exchange ratio provided for pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Agreements (as defined in Centerview’s opinion) or the Transaction and does not constitute a recommendation to any stockholder of Entercom or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	drafts of the Agreements, each dated February 1, 2017, referred to in this summary of Centerview’s opinion as the “Draft Agreements”;

•	annual reports on Form 10-K of Entercom for the years ended December 31, 2015, December 31, 2014, and December 31, 2013 and annual reports on Form 10-K of CBS for the years ended December 31, 2015, December 31, 2014, and December 31, 2013;

•	Registration Statement on Form S-1 of CBS Radio and amendments thereto filed prior to the date of Centerview’s opinion;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Entercom and CBS;

•	certain publicly available research analyst reports for Entercom and CBS;

•	certain other communications from Entercom and CBS to their respective stockholders;

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Entercom, including certain financial forecasts, analyses and projections relating to Entercom prepared by management of Entercom and furnished to Centerview by Entercom for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Entercom Projections,” and which are collectively referred to in this summary of Centerview’s opinion as the “Entercom Internal Data” (for further information regarding these financial projections, see the section of this document entitled “The Transactions—Certain Financial Projections Prepared by Entercom”);

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of CBS Radio prepared by management of CBS and CBS Radio and made available to Centerview by Entercom for purposes of Centerview’s analysis, which are collectively referred to in this summary of Centerview’s opinion as the “CBS Radio Internal Data”;

•	certain financial forecasts, analyses and projections relating to CBS Radio prepared by management of Entercom and furnished to Centerview by Entercom for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “CBS Radio Projections” (for further information regarding these financial projections, see the section of this document entitled “The Transactions—Certain Financial Projections Prepared by Entercom”); and

•	certain tax and other cost savings and operating synergies projected by the management of Entercom to result from the Transaction furnished to Centerview by Entercom for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Synergies.”

Centerview also participated in discussions with members of the senior management and representatives of Entercom, CBS and CBS Radio regarding their assessment of the Entercom Internal Data, the CBS Radio Internal Data, the CBS Radio Projections and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for certain companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant, and compared that data with similar data for Entercom and CBS Radio. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Entercom’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Entercom’s direction, that the Entercom Internal Data (including, without limitation, the Entercom Projections), the CBS Radio Projections, and the Synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Entercom as to the matters covered thereby and that the CBS Radio Internal Data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CBS and CBS Radio as to the matters covered thereby, and Centerview relied, at Entercom’s direction, on the Entercom Internal Data (including, without limitation, the Entercom Projections), the CBS Radio Internal Data, the CBS Radio Projections, and the Synergies for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Entercom Internal Data (including, without limitation, the Entercom Projections), the CBS Radio Internal Data, the CBS Radio Projections, the Synergies, or the assumptions on which they were based. In addition, at Entercom’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Entercom, CBS, CBS Radio, or any other person, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Entercom, CBS, CBS Radio, or any other person. Centerview assumed, at Entercom’s direction, that (i) the final executed Agreements would not differ in any respect material to Centerview’s analysis or opinion from the Draft Agreements reviewed by Centerview, (ii) the representations and warranties made by the parties in the Agreements and related agreements were and will be true and correct in all respects material to Centerview’s analysis and opinion, (iii) there will be no exchange ratio, working capital or other adjustments or payments by any party pursuant to any indemnification or similar obligations under the Agreements, in each case that are material to Centerview’s analysis or opinion and (iv) the debt financing to be incurred by CBS Radio in connection with the Transaction will be obtained on terms no less favorable to Entercom and CBS Radio than the terms set forth in the January 29, 2017, draft Radio Commitment Letter (as defined in the Merger Agreement). Centerview also assumed, at Entercom’s direction, that the Transaction will be consummated on the terms set forth in the Agreements and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview further assumed, at Entercom’s direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Entercom, CBS, CBS Radio, or any other person, or the ability of Entercom, CBS, CBS Radio, or any other person to pay its respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, Entercom’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Entercom or in which Entercom might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to Entercom of the exchange ratio provided for pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Agreements or the Transaction, including, without limitation, the structure or form of the Transaction, the Radio Reorganization, the Exchange Offer or the Distributions, or any other agreements or arrangements contemplated by the Agreements or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Entercom or any other party. Centerview expressed no opinion as to the relative fairness of any portion of the consideration to holders of any series of common or preferred stock of Entercom. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Entercom or any party, or class of such persons in connection with the Transaction, whether relative to the exchange ratio provided for pursuant to the Merger Agreement or otherwise. Centerview’s opinion, as expressed therein, related to the relative values of Entercom and CBS Radio. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview expressed no view or opinion as to what the value of the shares actually will be when issued pursuant to the Transaction or the prices at which Entercom Class A Common Stock (or other securities of CBS Radio, CBS, Entercom or any other entity) will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Centerview’s opinion does not constitute a recommendation to any stockholder of Entercom or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the board of directors of Entercom (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the board of directors of Entercom in connection with Centerview’s opinion, dated February 2, 2017. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Entercom or CBS Radio. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Entercom, CBS, CBS Radio or any other parties to the Transaction. None of Entercom, CBS, CBS Radio, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Entercom do not purport to be appraisals or reflect the prices at which Entercom may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 31, 2017 (the last trading day before Centerview rendered its oral opinion) and is not necessarily indicative of current market conditions. For purposes of the financial analyses described below, earnings before interest, taxes, depreciation and amortization was calculated excluding stock-based compensation expense and adjusted for certain one-time items, and is referred to in this summary of Centerview’s opinion as “Adjusted EBITDA.”

Selected Public Comparable Companies Analysis

Centerview reviewed and compared certain financial information for Entercom and CBS Radio to corresponding financial information for the following publicly traded companies with significant radio,

radio/television or television broadcast businesses that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Entercom and CBS Radio:

Selected Radio Companies

•	Salem Media Group, Inc.

•	Townsquare Media Inc.

•	Cumulus Media, Inc.

Selected Radio/Television Companies

•	The E. W. Scripps Company

•	Entravision Communications Corporation

Selected Television Broadcast Companies

•	Nexstar Media Group, Inc.

•	Gray Television, Inc.

•	Sinclair Broadcast Group, Inc.

•	Tribune Media Company

Although none of the selected companies is directly comparable to Entercom or CBS Radio, the companies listed above were chosen by Centerview, among other reasons, because they are publicly traded companies with significant radio, radio/television or television broadcast businesses that have certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of Entercom and CBS Radio. However, because none of the selected companies is exactly the same as Entercom or CBS Radio, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of Entercom, CBS Radio and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings, FactSet (a data source containing historical and estimated financial data) and publicly available Wall Street research as of January 31, 2017, Centerview calculated, for each selected company, among other things, aggregate enterprise values (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and restricted stock units, as applicable) plus the book value of debt (or, in the case of Cumulus, the reported market value of total debt, which was trading at distressed prices), plus minority interests, less cash and cash equivalents and equity method investments) as a multiple of the average estimated Adjusted EBITDA. Where research estimates were not available for 2018, such estimates were calculated based on estimated 2017 Adjusted EBITDA, estimated net revenue growth from 2016 to 2017, and estimated 2017 Adjusted EBITDA margin.

The results of these analyses are summarized below:

Selected Radio Companies	EV / Average 2017E/18E Adj. EBITDA
Salem Media Group, Inc.	8.7x
Townsquare Media, Inc.	7.5x
Cumulus Media, Inc.	5.6x

Selected Radio/Television Companies
The E. W. Scripps Company	10.3x
Entravision Communications Corporation	9.2x

Selected Television Broadcast Companies
Nexstar Media Group, Inc.	8.1x
Gray Television, Inc.	7.8x
Sinclair Broadcast Group, Inc.	7.6x
Tribune Media Company	7.1x

EV / Average 2017E/18E Adj. EBITDA
	Min	Average	Median	Max
Selected Radio Companies	5.6x	7.3x	7.5x	8.7x
Selected Radio/Television Companies	9.2x	9.8x	9.8x	10.3x
Selected Television Broadcast Companies	7.1x	7.6x	7.7x	8.1x

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to estimated average Adjusted EBITDA multiple reference range of 7.5x to 9.5x. Using this reference range and Entercom’s 2017-2018 average estimated Adjusted EBITDA reflected in the Entercom Projections and CBS Radio’s 2017-2018 average estimated Adjusted EBITDA reflected in the CBS Radio Projections, Centerview calculated a range of approximate implied enterprise values of between $950 million and $1,205 million for Entercom and between $2,810 million and $3,560 million for CBS Radio. Centerview then calculated the ratio of the highest implied enterprise value for Entercom to the lowest implied enterprise value for CBS Radio and the ratio of the lowest implied enterprise value for Entercom to the highest implied enterprise value for CBS Radio to derive an implied exchange ratio range of 0.732x to 1.666x. Centerview then compared this implied exchange ratio to the exchange ratio provided for pursuant to the Merger Agreement of 1.00x.

Selected Precedent Transactions Analysis

Centerview performed a selected precedent transactions analysis in which Centerview reviewed publicly available financial terms of the following selected transactions in the radio or television broadcast industries that Centerview in its professional judgment deemed relevant to consider in relation to Entercom, CBS Radio and the Transaction.

The selected transactions were:

Transaction Announcement	Acquiror	Target
Television Broadcast
January 2016	Nexstar Broadcasting Group, Inc.	Media General, Inc.
March 2014	Media General, Inc.	LIN Media LLC
June 2013	Gannett Co., Inc.	Belo Corp.
Radio
August 2013	Townsquare Media	Cumulus Media (53 stations)
March 2011	Cumulus Media, Inc.	Citadel Broadcasting Corporation

No company or transaction used in this analysis is identical or directly comparable to Entercom, CBS Radio or the Transaction. The companies included in the selected transactions listed above were selected, among other reasons, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of Entercom and CBS Radio. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Entercom, CBS Radio and the companies included in the selected transaction analysis. Accordingly, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transaction analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies, Entercom and CBS Radio.

Financial data for the selected transactions was based solely on publicly available information at the time of the announcement of the relevant transactions that Centerview obtained from SEC filings, FactSet and other Wall Street research.

Using publicly available information, Centerview calculated, for each of the selected transactions set forth above, among other things, the enterprise value (calculated, to the extent publicly available, as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, other equity awards and other convertible securities) plus the book value of debt, preferred stock and noncontrolling interests less cash and cash equivalents) implied for the applicable target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s Adjusted EBITDA (generally based on the average Adjusted EBITDA of each target company for the preceding two years prior to the transaction announcement, except where such information was not available).

The results of this analysis were as follows:

Selected Precedent Transactions Analysis
Television Broadcast			EV / Average Two-Year Trailing Adj. EBITDA
Date	Acquiror	Target
Jan-16	Nexstar Broadcasting Group, Inc.	Media General, Inc.	9.3x
Mar-14	Media General, Inc.	LIN Media LLC	11.3x
Jun-13	Gannett Co., Inc.	Belo Corp.	9.4x
Radio
Date	Acquiror	Target
Aug-13	Townsquare Media	Cumulus Media (53 stations)	7.3x
Mar-11	Cumulus Media, Inc.	Citadel Broadcasting Corporation	9.8x

EV / Average Two-Year Trailing Adj. EBITDA
	Min	Mean	Median	Max
Selected Transactions	7.3x	9.4x	9.4x	11.3x

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to estimated average Adjusted EBITDA multiple reference range of 9.5x to 11.0x. Using this reference range and Entercom’s 2016 Adjusted EBITDA reflected in the Entercom Internal Data and CBS Radio’s 2016 Adjusted EBITDA reflected in the CBS Radio Internal Data, Centerview calculated a range of approximate implied enterprise values of between $1,125 million and $1,300 million for Entercom and between $3,340 million and $3,865 million for CBS Radio. Centerview then calculated the ratio of the highest implied enterprise value for Entercom to the lowest implied enterprise value for CBS Radio and the ratio of the lowest implied enterprise value for Entercom to the highest implied enterprise value for CBS Radio to derive an implied exchange ratio range of 0.890x to 1.421x. Centerview then compared this implied exchange ratio to the exchange ratio provided for pursuant to the Merger Agreement of 1.00x.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of Entercom based on the Entercom Projections and CBS Radio based on the CBS Radio Projections. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing these analyses, Centerview calculated the estimated present value of the standalone unlevered after-tax free cash flows that Entercom and CBS Radio were forecasted to generate during the year ending December 31, 2017 through the year ending December 31, 2021. Financial data of Entercom was based on the Entercom Projections, including the estimated value of certain Entercom tax attributes. Financial data of CBS Radio was based on the CBS Radio Projections. For purposes of this analysis, stock-based compensation was treated as a cash expense. The terminal value of each of Entercom and CBS Radio at the end of the forecast period was estimated, assuming normalized depreciation and amortization expense equal to capital expenditures in perpetuity, by using perpetuity growth rates ranging from 1.0% to 2.0%. The cash flows and terminal values were then discounted to present value (as of December 31, 2016) using discount rates ranging from 7.50% to 9.25% for Entercom and 7.25% to 9.00% for CBS Radio. These ranges of discount rates were determined based on Centerview’s analysis of Entercom’s and CBS Radio’s respective weighted average cost of capital. Based on these analyses, Centerview calculated a range of approximate implied enterprise values for Entercom and CBS

Radio. Centerview then calculated the ratio of the highest implied enterprise value for Entercom to the lowest implied enterprise value for CBS Radio and the ratio of the lowest implied enterprise value for Entercom to the highest implied enterprise value for CBS Radio to derive an implied exchange ratio range. Centerview then compared this implied exchange ratio to the exchange ratio provided for pursuant to the Merger Agreement of 1.00x. The results of this analysis were as follows:

Implied Enterprise Value—Excluding Synergies ($mm)
Entercom Implied Enterprise Value Range—Excluding Synergies	1,110 - 1,535
CBS Radio Implied Enterprise Value Range—Excluding Synergies	2,830 - 4,160

Implied Exchange Ratio Range—Excluding Synergies ($mm)
Comparing High-to-Low Implied Enterprise Value of Entercom to CBS Radio	0.520x
Comparing Low-to-High Implied Enterprise Value of Entercom to CBS Radio	1.617x

In addition, Centerview performed a discounted cash flow analysis of the Synergies estimated by Entercom management to result from a combination. This analysis was based on a phasing of estimated cost and revenue Synergies, less the cost to achieve these Synergies, the cost of certain dis-synergies, and certain other potential one-time transaction costs, which are collectively referred to in this summary of Centerview’s opinion as the “Net Synergies.” The terminal value of the Net Synergies at the end of the forecast period was estimated by using perpetuity growth rates ranging from 1.0% to 2.0%. The cash flows and terminal values were then discounted to present value (as of December 31, 2016) using discount rates ranging from 7.625% to 9.125%. These ranges of discount rates were determined based on Centerview’s analysis of Entercom’s weighted average cost of capital. This analysis indicated a range of approximate discounted present values of such Net Synergies, based on the Entercom Projections, of between $481 million and $737 million, with a midpoint of $586 million. Centerview then added 28% (reflecting the pro forma ownership of Entercom by current Entercom shareholders contemplated by the Merger Agreement) of the foregoing midpoint value to each end of the implied enterprise value range for Entercom as described in the immediately preceding paragraph and 72% (reflecting the pro forma ownership of Entercom by former CBS Radio shareholders contemplated by the Merger Agreement) of the foregoing midpoint value to each end of the implied enterprise value range for CBS Radio as described in the immediately preceding paragraph. Centerview then calculated the ratio of the highest resulting implied enterprise value for Entercom to the lowest resulting implied enterprise value for CBS Radio and the ratio of the lowest resulting implied enterprise value for Entercom to the highest resulting implied enterprise value for CBS Radio to derive an implied exchange ratio range. Centerview then compared this implied exchange ratio to the exchange ratio provided for pursuant to the Merger Agreement of 1.00x. The results of this analysis were as follows:

Implied Exchange Ratio Range—Including Synergies ($mm)
Comparing High-to-Low Implied Enterprise Value of Entercom to CBS Radio	0.582x
Comparing Low-to-High Implied Enterprise Value of Entercom to CBS Radio	1.496x

Other Factors

Centerview noted for the board of directors of Entercom certain additional factors solely for informational purposes, including, among other things, the following:

•

Contribution Analysis. Centerview performed a contribution analysis of Entercom and CBS Radio in which Centerview reviewed the implied exchange ratio calculated based on relative contributions of Entercom and CBS Radio equity value, both including and excluding the impact of certain tax attributes, using the financial metrics contributed by Entercom and CBS Radio for estimated 2016 Adjusted EBITDA, estimated 2017 Adjusted EBITDA, and estimated 2017-2018 average Adjusted EBITDA of the pro forma combined company, along with certain other financial metrics of the pro forma combined company that Centerview deemed in its professional judgment to be relevant, in each case based on the Entercom Projections and the CBS Radio Projections and excluding the Synergies.

The implied exchange ratios calculated by Centerview, excluding the Synergies, with respect to the equity value, equity value including the impact of certain tax attributes, estimated 2016 Adjusted EBITDA, estimated 2017 Adjusted EBITDA, and estimated 2017-2018 average Adjusted EBITDA, respectively, are outlined in the table below. Centerview compared these implied exchange ratios to the exchange ratio provided for pursuant to the Merger Agreement of 1.00x. Centerview noted that contribution analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.

Implied Exchange Ratio
Equity Value (Excl. Certain Tax Attributes)	1.116x
Equity Value (Incl. Certain Tax Attributes)	0.863x
2016 Adjusted EBITDA	1.155x
2017 Adjusted EBITDA	1.161x
2017-2018 Average Adjusted EBITDA	1.148x

•	Illustrative Pro Forma Accretion/Dilution Analysis. Centerview performed illustrative pro forma accretion/dilution analyses of the potential financial effects of the Transaction on, among other things, Entercom’s estimated adjusted earnings per share (excluding stock based compensation expense and restructuring and integration charges) for calendar years 2018 through 2020 based on the Entercom Projections, the CBS Radio Projections and the Synergies. Centerview then compared the projected adjusted earnings per share of Entercom on a stand-alone basis to the projected pro forma adjusted earnings per share of the combined company. Centerview noted that, based on such analyses, the Transaction would be accretive to Entercom’s shareholders on an adjusted earnings per share basis for each of calendar years 2018 through 2020, but also noted that actual results achieved by the combined company may vary materially from forecasted results and that illustrative pro forma accretion/dilution analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the board of directors of Entercom in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the board of directors or management of Entercom with respect to the Exchange Ratio or as to whether the board of directors of Entercom would have been willing to determine that a different form or amount of consideration was fair. The consideration for the Transaction was determined through arm’s-length negotiations between Entercom and CBS and was approved by the board of directors of Entercom. Centerview provided advice to Entercom during these negotiations. Centerview did not, however recommend any specific form or amount of consideration to Entercom or its board of directors or that any specific form or amount of consideration constituted the only appropriate consideration for the Transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its opinion, Centerview had not (except for its engagement in connection with the Transaction) been engaged to provide financial advisory or other services to Entercom, and had not received any compensation from Entercom during such period. In the two years prior to the date of its opinion, Centerview had not been engaged to provide financial advisory or other services to CBS or CBS Radio, and Centerview had not received any compensation from CBS or CBS Radio during such period. Centerview may provide financial advisory and other services to or with respect to Entercom, CBS or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Entercom, CBS or any of their respective affiliates, or any other party that may be involved in the Transaction.

The board of directors of Entercom selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s qualifications, expertise and reputation, its knowledge of and experience in recent transactions in the media industry and its knowledge of Entercom’s business and affairs. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as the financial advisor to the board of directors of Entercom, Entercom has agreed to pay Centerview an aggregate fee of $2 million, all of which was payable upon the rendering of Centerview’s opinion. In addition, Entercom has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Certain Financial Projections Prepared by Entercom

Neither CBS, CBS Radio nor Entercom, as a matter of course, make public any long-term projections as to future revenues, earnings or other results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with its evaluation of the Transactions, Entercom’s management prepared certain (i) non-public, internal pro forma financial estimates regarding Entercom’s operations as a standalone business for calendar year 2016 including the full year impact of stations it began operating in November 2016 and acquired in January 2017, and (ii) non-public, internal financial forecasts regarding Entercom’s anticipated future operations as a standalone business for calendar years 2017 through 2021, in each case, based on assumptions that Entercom’s management believed to be reasonable at the time. The internal financial estimates prepared by Entercom for calendar year 2016 and the internal financial forecasts prepared by Entercom for calendar years 2017 to 2021, collectively, are referred to in this document as the “Entercom Projections.” A summary of the Entercom Projections has been provided below.

In connection with Entercom’s due diligence process and evaluation of the Transactions, Entercom’s management prepared non-public, internal financial forecasts regarding CBS Radio’s anticipated future operations as a standalone business for calendar years 2017 through 2021, in each case, based on assumptions that Entercom’s management believed to be reasonable at the time. In preparing its financial forecasts for CBS Radio, Entercom’s management considered the historical financial information CBS management prepared for CBS Radio, non-public, internal estimates for the business of CBS Radio for calendar year 2016 prepared by CBS management, and oral guidance provided by CBS Radio’s senior management to Entercom and its financial advisors regarding an estimated revenue growth rate in calendar 2017 of 2% and estimated expense budget growth rate in calendar 2017 of 1%. The non historical financial information and oral guidance provided by CBS and CBS Radio, collectively, are referred to herein as the “CBS Radio Provided Financial Information.” A summary of the CBS Radio Provided Financial Information has been provided below.

Entercom’s management, as it believed appropriate, made adjustments to the CBS Radio Provided Financial Information in a manner that Entercom’s management believed reflected the differing assumptions underlying forecasted performance, as well as potential business and financial risks that Entercom’s management believed could impact the future financial performance of the business of CBS Radio. The CBS Radio Provided Financial

Information prepared by CBS for the business of CBS Radio for calendar year 2016 and the internal financial forecasts prepared by Entercom for CBS Radio for calendar years 2017 through 2021, collectively, are referred to herein as the “CBS Radio Projections.” A summary of the CBS Radio Projections has been provided below.

In connection with Entercom’s evaluation of the Transactions, Entercom’s management also prepared its own (i) non-public, internal financial estimates regarding the combined company’s operations for calendar year 2016, and (ii) non-public, internal financial forecasts for calendar years 2017 through 2021, in each case, based on assumptions that Entercom’s management believed to be reasonable at the time and in each case without consultation with CBS, CBS Radio or any of their respective affiliates, officers, directors, partners, advisors or representatives, other than CBS Radio’s provision of the CBS Radio Provided Financial Information and certain public historical financial information prepared by CBS management for CBS Radio. In preparing the financial projections for the combined company, Entercom’s management considered the CBS Radio Financial Information and, as it believed appropriate, made adjustments to the CBS Radio Financial Information in a manner that Entercom’s management believed reflected the differing assumptions underlying forecasted performance, as well as potential business and financial risks, cost savings opportunities and combination benefits that Entercom’s management believed could impact the future financial performance of the combined company. The internal financial estimates prepared by Entercom for the combined company for calendar year 2016, and the internal financial forecasts prepared by Entercom for the combined company for calendar years 2017 through 2021, collectively, are referred to herein as the “Combined Company Projections,” which, together with the Entercom Projections and the CBS Radio Projections, are referred to herein as the “Management Projections.” A summary of the Combined Company Projections has been provided below.

Entercom has not obtained, and does not intend to obtain, updated opinions from Morgan Stanley and Centerview and has not updated, and does not intend to update, any of the projections or assumptions that Entercom provided to Morgan Stanley and Centerview and upon which Morgan Stanley and Centerview based their opinions. Morgan Stanley’s and Centerview’s opinions do not speak to the time when the Transactions will be completed or to any other date other than the date of each opinion. On or before August 9, 2017, Entercom intends to file its report on Form 10-Q for the quarterly period ended June 30, 2017, announcing Entercom’s results of operations for that period. Entercom’s results of operations are subject to seasonal and other variability common in the radio broadcasting industry due to fluctuations in advertising expenditures and other factors. See “Risk Factors.” Further, the projections Entercom provided to Morgan Stanley and Centerview were not necessarily indicative of results that Entercom will achieve for any period ending after the date of each opinion. However, as of the date hereof and except as otherwise publicly disclosed, Entercom is not aware of any material change or anticipated material change in its operations or performance since the date of each opinion.

CBS Radio Provided Financial Information

In addition to the oral guidance provided by CBS Radio’s senior management to Entercom and its financial advisors consisting of an estimated revenue growth rate in calendar 2017 of 2% and estimated expense growth rate in calendar 2017 of 1%, CBS management provided Entercom with non-public, internal estimates for the business of CBS Radio for calendar year 2016 prepared by CBS management, as summarized below:

Year Ending December 31, 2016E
(in millions)
Revenue	$1,221
Broadcast Cash Flow (1)	$385
Adjusted EBITDA (2)	$351
Unlevered Free Cash Flow (3)	$334

(1)

Broadcast Cash Flow refers to operating income (loss) before depreciation, stock-based compensation expense; corporate expenses; restructuring charges; and impairment charges and is adjusted to present a full year of savings associated with restructurings in the fourth quarters of 2015 and 2016 and to exclude KFWB-AM, which was sold in the first quarter of 2016. It also excludes certain CBS corporate expense allocations and other non-recurring items.
(2)	Adjusted EBITDA refers to operating income (loss) before depreciation; stock-based compensation expense; restructuring charges; and impairment charges and is adjusted to present a full year of savings associated with restructurings in the fourth quarters of 2015 and 2016 and to exclude KFWB-AM, which was sold in the first quarter of 2016. It also excludes certain CBS corporate expense allocations and other non-recurring items.
(3)	Unlevered Free Cash Flow refers to Adjusted EBITDA less capital expenditures.

Entercom Projections

	Year Ending December 31,
(in millions)	2016E(1)	2017E	2018E	2019E	2020E	2021E
Revenue	$473	$485	$497	$505	$517	$525
Broadcast Cash Flow (2)	$146	$152	$160	$164	$173	$178
Adjusted EBITDA (3)	$118	$123	$131	$135	$144	$148
Unlevered Free Cash Flow (4)	$111	$109	$123	$128	$137	$141

(1)	2016E is adjusted to reflect a full year impact of radio stations which Entercom began operating in November 2016 and acquired in January 2017.
(2)	Broadcast Cash Flow refers to operating income (loss) before: depreciation and amortization; time brokerage agreement fees (income); corporate general and administrative expenses; non-cash compensation expense; impairment loss; merger and acquisition costs and restructuring charges; other expense related to the refinancing of certain existing indebtedness of Entercom in November 2016; and gain or loss on sale or disposition of assets.
(3)	Adjusted EBITDA refers to operating income (loss) before: depreciation and amortization; time brokerage agreement fees (income); non-cash compensation expense; impairment loss; merger and acquisition costs and restructuring charges; other expense related to the refinancing of certain existing indebtedness of Entercom in November 2016; and gain or loss on sale or disposition of assets.
(4)	Unlevered Free Cash Flow refers to Adjusted EBITDA less capital expenditures.

CBS Radio Projections

	Year Ending December 31,
(in millions)	2016E	2017E	2018E	2019E	2020E	2021E
Revenue	$1,221	$1,245	$1,270	$1,289	$1,321	$1,341
Broadcast Cash Flow (1)	$385	$404	$420	$431	$455	$466
Adjusted EBITDA (2)	$351	$367	$383	$393	$416	$427
Unlevered Free Cash Flow (3)	$326	$343	$359	$369	$392	$403

(1)	Broadcast Cash Flow refers to operating income (loss) before depreciation, stock-based compensation expense; corporate expenses; restructuring charges; and impairment charges and is adjusted to present a full year of savings associated with restructurings in the fourth quarters of 2015 and 2016 and to exclude KFWB-AM, which was sold in the first quarter of 2016. It also excludes certain CBS corporate expense allocations and other non-recurring items.
(2)	Adjusted EBITDA refers to operating income (loss) before depreciation; stock-based compensation expense; restructuring charges; and impairment charges and is adjusted to present a full year of savings associated with restructurings in the fourth quarters of 2015 and 2016 and to exclude KFWB-AM, which was sold in the first quarter of 2016. It also excludes certain CBS corporate expense allocations and other non-recurring items.
(3)	Unlevered Free Cash Flow refers to Adjusted EBITDA less capital expenditures.

Combined Company Projections(1)

	Year Ending December 31,
(in millions)	2016E(2)	2017E	2018E	2019E	2020E	2021E
Revenue	$1,694	$1,732	$1,788	$1,833	$1,897	$1,944
Broadcast Cash Flow (3)	$531	$550	$595	$627	$677	$709
Adjusted EBITDA (4)	$469	$485	$542	$582	$631	$663

(1)	The Combined Company Projections include the impact of anticipated revenue and expense synergies, including costs to achieve such synergies, and potential dilution from required station divestitures.
(2)	2016E is adjusted to reflect a full year impact of radio stations which Entercom began operating in November 2016 and acquired in January 2017.
(3)	Broadcast Cash Flow refers to operating income (loss) before: depreciation and amortization; time brokerage agreement fees (income); corporate general and administrative expenses; non-cash compensation expense; impairment loss; merger and acquisition costs and restructuring charges; other expense related to the refinancing of certain existing indebtedness of Entercom in November 2016; and gain or loss on sale or disposition of assets. It is adjusted to present a full year of savings associated with CBS Radio restructurings in the fourth quarters of 2015 and 2016 and to exclude CBS Radio station KFWB-AM, which was sold in the first quarter of 2016. It also excludes certain CBS corporate expense allocations and other non-recurring items.
(4)	Adjusted EBITDA refers to operating income (loss) before: depreciation and amortization; time brokerage agreement fees (income); non-cash compensation expense; impairment loss; merger and acquisition costs and restructuring charges; other expense related to the Entercom refinancing and gain or loss on sale or disposition of assets. It is adjusted to present a full year of savings associated with CBS Radio restructurings in the fourth quarters of 2015 and 2016 and to exclude CBS Radio station KFWB-AM, which was sold in the first quarter of 2016. It also excludes certain CBS corporate expense allocations and other non-recurring items.

The Management Projections were independently prepared by Entercom’s management based on assumptions that Entercom’s management believed to be reasonable at the time and were provided to the board of directors of Entercom in its evaluation of the Transactions and to Entercom’s financial advisors, Morgan Stanley and Centerview, for their use and reliance in connection with their financial analyses and opinions (see “The Transactions—Opinions of Entercom’s Financial Advisors”). The above summaries of the Management Projections are being included to provide shareholders of CBS and Entercom with access to certain non-public information that was made available to and considered by the board of directors of Entercom for purposes of evaluating the Transactions and which was also provided to Entercom’s financial advisors. The Management Projections and all other financial projections provided or summarized in this section are not being included in this document in order to influence any shareholder to make any investment decision with respect to the Transactions or for any other purpose. The summary of the CBS Radio Provided Financial Information is being included in this document solely because Entercom’s management used (i) certain historical data and (ii) nonpublic financial projections included in the CBS Radio Provided Financial Information in connection with its preparation of the CBS Radio Projections and the Combined Company Projections.

The inclusion of the Management Projections should not be deemed to be a representation by Entercom, CBS, CBS Radio or any of their respective officers, directors, affiliates, advisors or other representatives with respect to the Management Projections. Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous variables, assumptions and estimates as to future events made by Entercom’s management that Entercom’s management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to management at the time the Management Projections were prepared. However, this information should not be relied upon as being necessarily indicative of actual future results. The future financial results of Entercom, CBS Radio and the combined company may materially differ from those expressed in the Management Projections due to a number of factors that are beyond the control of Entercom’s management and the management of CBS Radio and CBS. Important factors that may affect actual results and cause the Management Projections to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of each of Entercom and CBS Radio (including each of Entercom’s and CBS Radio’s ability to achieve strategic goals, objectives and targets over applicable periods) and the integration of such businesses, overall industry performance, changes in the regulatory environment, the impact of divestitures that the U.S. Department of Justice (“DOJ”) or FCC may require from Entercom and/or CBS Radio in connection with the consummation of the Transactions, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which Entercom and CBS Radio operate. You are urged to review the section entitled “Risk Factors” beginning on page 26 of this document for a description of risk factors relating to the Transactions, including those risk factors incorporated by reference into this document, as well as the other factors described under the section entitled “Cautionary Statement on Forward-Looking Statements” beginning on page 37 of this document for additional information regarding the risks inherent in forward-looking information such as the Management Projections. The Management Projections also reflect assumptions as to certain business decisions that are subject to change. Accordingly, there can be no assurance that the Management Projections will be realized and actual results may be materially better or worse than those contained in the Management Projections. Since the Management Projections cover multiple years, that information by its nature becomes less predictive with each successive year. You should also read the section entitled “Cautionary Statement Concerning Forward-Looking Statements” of this document for additional information regarding the risks inherent in forward-looking information such as the financial projections. The information from the Management Projections included above should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding CBS Radio contained in this document and in Entercom’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Management Projections, shareholders are cautioned not to place undue, if any, reliance on the Management Projections.

The Management Projections were not prepared with a view toward public disclosure and were not prepared with a view toward compliance with GAAP. The Management Projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation, presentation of prospective financial information. The Management Projections have been prepared by, and are the responsibility of, Entercom’s management. PricewaterhouseCoopers LLP has neither audited, reviewed, examined, compiled nor performed agreed-upon procedures with respect to the Management Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included or incorporated by reference in this document relate to CBS Radio’s and Entercom’s historical financial information, and do not extend to the Management Projections and should not be read to do so.

The inclusion of summaries of the Management Projections in this document should not be regarded as an indication that any of Entercom, CBS Radio, CBS or their respective affiliates, officers, directors, partners, advisors or representatives considered, or now considers, the Management Projections to be necessarily predictive of actual future events, and the Management Projections should not be relied upon as such. None of Entercom, CBS Radio, CBS or their respective affiliates, officers, directors, partners, advisors or representatives can give any assurance that actual results will not differ materially from the Management Projections. Except to the extent required by applicable federal securities laws, none of Entercom, CBS Radio, CBS or any of their respective affiliates, officers, directors or partners intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect circumstances existing after the date the Management Projections were generated or to reflect the occurrence of future events even if any or all of the assumptions underlying the Management Projections are not realized or are shown to be in error. Entercom does not intend to make publicly available any update or other revision to the Management Projections. None of Entercom, CBS Radio, CBS or any of their respective affiliates, officers, directors, partners, advisors or representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding Entercom’s or CBS Radio’s ultimate performance compared to the information contained in the Management Projections or that the estimated results will be achieved.

Certain of the measures included in the Management Projections are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Entercom, CBS Radio or CBS may not be comparable to similarly titled amounts used by other companies.

Interests of CBS’s and CBS Radio’s Directors and Executive Officers in the Transactions

As of [            ], 2017, CBS’s and CBS Radio’s directors and executive officers owned less than [            ] percent of the outstanding shares of CBS Common Stock and less than [            ] percent of the outstanding shares of Entercom Common Stock. All of the outstanding Radio Common Stock is owned directly by CBS. Except as noted below, the directors and executive officers of CBS and CBS Radio will not receive an extra or special benefit that is not shared on a pro rata basis by all other CBS stockholders in connection with the Transactions.

Equity Awards

The executive officers of CBS Radio hold stock options and restricted stock units, all of which would receive the treatment described in the section of this document entitled “The Merger Agreement—Treatment of Specified CBS Compensatory Equity-Based Awards Held by Current CBS Radio Employees” in connection with the Transactions.

Executive Employment Arrangements with Andre J. Fernandez

Andre J. Fernandez, CBS Radio’s President and Chief Executive Officer, is party to an employment agreement that provides, if his employment were terminated involuntarily without cause or he resigned for good reason within 24 months following a change in control of CBS Radio (such as the Transactions), he would be entitled to the following compensation and benefits: (a) an amount in cash equal to the product of (i) three multiplied by (ii) the sum of his base salary and target annual bonus opportunity; (b) continued medical and dental coverage for Mr. Fernandez and his eligible dependents for 36 months following his termination of employment (or, if earlier, until Mr. Fernandez becomes eligible for coverage from a third party); (c) continued life insurance coverage until December 31, 2020, his original employment term; and (d) vesting of his outstanding stock options and restricted stock units that are scheduled to vest within 36 months following his termination of employment, provided that any such awards that are subject to performance-based vesting conditions would vest based on target performance (or if necessary to ensure the deductibility of such awards under 162(m) of the Code, based on actual performance). Any vested options would remain exercisable until the later of (x) 36 months following Mr. Fernandez’s termination of employment and (y) the period provided under the original terms of the options, provided that in no event would the exercise period be extended beyond the original term of the applicable stock options. In addition, Mr. Fernandez is eligible to receive an additional cash incentive for his continued provision of services through the closing date of the Merger, if CBS determines that he has met certain performance conditions (the “Incentive Payment”). The aggregate value of the compensation and benefits provided in (a) through (d) above, assuming an involuntary termination without cause or resignation for good reason within 24 months following the Transactions, as of May 1, 2017, and the Incentive Payment, assuming the conditions are satisfied, is $9,066,714.

Payment of the foregoing compensation and benefits is subject to Mr. Fernandez’s execution and non-revocation of a release of claims and compliance with certain restrictive covenants relating to noncompetition, nonsolicitation of employees, noninterference, protection of confidential information and CBS Radio’s ownership of work product.

Executive Employment Arrangements with Matthew Siegel

Matthew Siegel, CBS Radio’s Chief Financial Officer, is party to an employment agreement that provides, if his employment were terminated involuntarily without cause or he resigned for good reason, he would be entitled to the following compensation and benefits: (a) an amount in cash equal to the sum of 12 months of his base salary and his target annual bonus opportunity; (b) continued medical and dental coverage for Mr. Siegel and his eligible dependents for 12 months following his termination of employment (or, if earlier, until Mr. Siegel becomes eligible for coverage from a third party); and (c) vesting of his outstanding stock options and restricted stock units that are scheduled to vest within 15 months following his termination of employment, provided that any such awards that are subject to performance-based vesting conditions would vest based on target performance (or if necessary to ensure the deductibility of such awards under 162(m) of the Code, based on actual performance). Any vested options would remain exercisable until the later of (x) 15 months following Mr. Siegel’s termination of employment and (y) the period provided under the original terms of the options, provided that in no event would the exercise period be extended beyond the original term of the applicable stock options. The value of such compensation and benefits, assuming an involuntary termination without cause or resignation for good reason as of May 1, 2017, would be $1,363,601.

Payment of the foregoing compensation and benefits is subject to Mr. Siegel’s execution and non-revocation of a release of claims and compliance with certain restrictive covenants relating to noncompetition, nonsolicitation of employees, noninterference, protection of confidential information and CBS Radio’s ownership of work product

Executive Employment Arrangements with Scott H. Herman

Mr. Herman, CBS Radio’s Chief Operating Officer, is party to a letter agreement that provides, if his employment were involuntarily terminated without cause, he would be entitled to (a) an amount in cash equal two weeks of base salary for each full year of service up to a maximum of 78 weeks (or, if greater, the amount that would be payable under CBS Radio’s severance policy), and (b) subsidized COBRA benefits for six months following his termination of employment (or, if earlier, until Mr. Herman becomes covered under another group health plan). In addition, Mr. Herman is eligible to receive the following as an additional incentive (the “Incentive Compensation”) for his continued provision of services through the closing date of the Merger, if CBS determines that he has met certain performance conditions: (i) a bonus with respect to the entire 2017 calendar year, and (ii) the vesting of his outstanding stock options and restricted stock units that are scheduled to vest during 2018, provided that any such awards that are subject to performance-based vesting conditions would vest based on target performance. The aggregate value of the compensation and benefits provided in (a) and (b) above, assuming an involuntary termination without cause as of May 1, 2017, and the Incentive Compensation, assuming the conditions are satisfied and assuming a target level of bonus and an equity value as of May 1, 2017, is $1,859,501.

Payment of the foregoing compensation and benefits is subject to Mr. Herman’s execution of a release of claims.

Positions Following the Closing of the Merger

Immediately following the Merger, in accordance with the Merger Agreement, ten persons will serve on the Entercom board of directors, including all six directors from Entercom’s current board of directors (or their pre-Merger replacements) and four new directors agreed upon by CBS, two of whom are affiliated with CBS:

David J. Field	Director; Chairman; President & Chief Executive Officer of Entercom
Joseph M. Field	Director; Chairman Emeritus of Entercom
David J. Berkman	Director
Joel Hollander	Director
Mark R. LaNeve	Director
David Levy	Director
Leslie Moonves	Director; Chairman of the Board, President and Chief Executive Officer of CBS
Joseph R. Ianniello	Director; Chief Operating Officer of CBS
Stefan M. Selig	Director
Sean Creamer	Director

In accordance with the Merger Agreement, as amended by Amendment No. 1 to the Merger Agreement dated July 10, 2017, immediately following the Merger, ten persons will serve on the Entercom board of directors, including all six directors from Entercom’s current board of directors (or their pre-Merger replacements) and four new directors agreed upon by CBS, two of whom are affiliated with CBS.

As a result, current members of Entercom’s board of directors, or their pre-Merger replacements, will comprise a majority of the Entercom board of directors immediately following consummation of the Merger.

In accordance with the Merger Agreement, Messrs. Moonves and Ianniello have agreed to execute and deliver an irrevocable letter of resignation from the Entercom board of directors effective upon the earlier of (a) six months after the closing of the Merger and (b) the day prior to the first annual meeting of Entercom following closing of the Merger. Following such resignations, the resulting vacancies on the Entercom board of directors will be addressed in accordance with the Entercom Bylaws, as set forth below. Entercom does not currently have any plans to fill the vacancies that will be created by the resignations of Messrs. Moonves and Ianniello. If the vacancies remain unfilled, the size of the Entercom board of directors will be reduced from ten members to eight members.

Holders of Entercom Class A Common Stock are entitled by class vote to elect two directors (with each share of Entercom Class A Common Stock entitling the holder thereof to one vote per share in such election). Holders of Entercom Class A Common Stock and Entercom Class B Common Stock, voting as a single class, have the right to vote on the election of all other directors (with each share of Entercom Class B Common Stock held by Joseph Field or David Field in his own right in person (or by proxy or pursuant to a Qualified Voting Agreement (as defined in the Entercom Articles)) entitling the holder thereof to 10 votes per share in such election and each other share of Entercom Common Stock entitling the holder thereof to one vote per share in such election). The Entercom Bylaws provide that directors may be removed only for cause and only by the affirmative vote of a majority of the shareholders entitled to vote thereon. Any vacancies on Entercom’s Board can be filled by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors are less than a quorum, or by a sole remaining director. However, a vacancy in the position of Entercom Class A Director may only be filled by the sole remaining Entercom Class A Director, and if both Entercom Class A Director positions are vacant, then only the holders of the Entercom Class A Common Stock may fill such vacancies. See “Description of Entercom Capital Stock.”

CBS has not been involved in the election of Entercom’s directors prior to the signing of the Merger Agreement, and, other than the minority of the Entercom board of directors that CBS agrees upon prior to the

Closing pursuant to the Merger Agreement, CBS will not be involved in the election, nomination or appointment of any Entercom directors after the Merger. It is therefore expected that, subject to the voting rights of Entercom shareholders as set forth in Entercom’s governing documents, Entercom’s pre-Merger directors (or their replacements) and their future nominees will comprise a majority of the Entercom board of directors on an ongoing basis following the consummation of the Transactions.

The Merger Agreement provides that the initial post-Merger directors of CBS Radio (at which time CBS Radio will be a wholly owned subsidiary of Entercom) will consist of David J. Field, Richard J. Schmaeling and Andrew P. Sutor, IV. CBS did not have any formal or informal appointment, consent or approval rights with respect to the post-Merger directors of CBS Radio. CBS’s only input on the post-Merger directors of CBS Radio was suggestive and non-binding input.

The Merger Agreement also provides that Entercom will provide CBS with a “reasonable consultation” right in the determination of the post-Merger executive officers of Entercom. This is solely a right of CBS to discuss the executive officers of Entercom with Entercom. CBS’s involvement in the selection of the post-Merger executive officers of Entercom will be consultative only. While CBS may offer suggestive, non-binding input, CBS will not have any formal or informal appointment, consent or approval rights with respect to the composition of the executive officers of Entercom, pursuant to the Merger Agreement or otherwise. Entercom has determined, after reasonable consultation with CBS, that the executive officers of Entercom immediately following the consummation of the Merger will include David J. Field, who will continue as President & Chief Executive Officer, Richard J. Schmaeling, who will continue as Executive Vice President & Chief Financial Officer, Louise C. Kramer, who will continue as Chief Operating Officer, and Andrew P. Sutor, IV, who will continue as Senior Vice President, General Counsel & Secretary. Additionally, the post-Merger officers of CBS Radio will consist of David J. Field as President & Chief Executive Officer, Richard J. Schmaeling as Executive Vice President & Chief Financial Officer, Louise C. Kramer as Chief Operating Officer and Andrew P. Sutor, IV as Senior Vice President, General Counsel & Secretary, each of whom is a current officer of Entercom. CBS did not have any formal or informal appointment, consent or approval rights with respect to the composition of the post-Merger officers of CBS Radio, pursuant to the Merger Agreement or otherwise.

Interests of Entercom’s Directors and Executive Officers in the Transactions

Certain of Entercom’s executive officers and members of the Entercom board of directors have interests in the Merger that may be different from, or in addition to, the interests of Entercom’s shareholders generally. The members of the Entercom board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Merger.

Immediately following the Merger, in accordance with the Merger Agreement, ten persons will serve on Entercom’s board of directors, including all six directors from Entercom’s current board of directors (or their pre-Merger replacements) and four new directors agreed upon by CBS, two of whom are affiliated with CBS: David J. Field, the Chairman, President & Chief Executive Officer of Entercom; Joseph M. Field, the Chairman Emeritus of the board of directors of Entercom; David J. Berkman; Joel Hollander; Mark R. LaNeve; David Levy; Leslie Moonves, the Chairman of the Board, President and Chief Executive Officer of CBS; Joseph R. Ianniello, the Chief Operating Officer for CBS; Stefan M. Selig; and Sean Creamer. In accordance with the Merger Agreement, Messrs. Moonves and Ianniello have agreed to execute and deliver an irrevocable letter of resignation from the Entercom board of directors effective the earlier of (a) six months after closing of the Merger and (b) the day prior to the first annual meeting of Entercom following closing of the Merger. Following such resignations, the resulting vacancies on the Entercom board of directors will be filled in accordance with Entercom’s bylaws. Entercom does not currently have any plans to fill the vacancies that will be created by the resignations of Messrs. Moonves and Ianniello. If the vacancies remain unfilled, the size of the Entercom board of directors will be reduced from ten members to eight members.

Entercom has determined, after reasonable consultation with CBS, that the executive officers of Entercom following the consummation of the Merger will include David J. Field, who will continue as President & Chief Executive Officer, Richard J. Schmaeling as Executive Vice President & Chief Financial Officer, Louise C. Kramer as Chief Operating Officer, and Andrew P. Sutor, IV as Senior Vice President, General Counsel & Secretary. Additionally, the post-Merger officers of CBS Radio will consist of David J. Field as President & Chief Executive Officer, Richard J. Schmaeling as Executive Vice President & Chief Financial Officer, Louise C. Kramer as Chief Operating Officer and Andrew P. Sutor, IV as Senior Vice President, General Counsel & Secretary, each of whom is a current officer of Entercom. CBS did not have any formal or informal appointment, consent or approval rights with respect to the composition of the post-Merger officers of CBS Radio, pursuant to the Merger Agreement or otherwise.

Joseph Field, David Field and Richard Schmaeling are parties to employment agreements which provide certain benefits upon termination of their positions with Entercom following the Merger including accelerated vesting on equity awards and, for Joseph Field, tax gross up benefits. David Field has waived his rights to any such tax gross up benefit in connection with the Transactions.

Pursuant to the terms of his employment agreement, if Joseph Field ceases to serve as Chairman of the board of directors of Entercom for any reason other than a removal from such position for cause (as defined in his agreement), all of Joseph Field’s stock-based rights shall become vested, exercisable and payable. Additionally, if his employment with Entercom is terminated for any reason, he and his spouse are entitled to medical insurance for the remainder of their lives. Further, to the extent it is determined that Joseph Field would be subject to any excise tax imposed by Code Section 4999 due to the payment of any benefits under the employment agreement including the accelerated vesting of the stock-based rights, he is also entitled to receive a tax gross-up payment in an amount such that, after payment by him of all taxes imposed by the gross-up payment, he would retain an amount of the gross-up payment equal to 2/3 of the tax imposed upon the accelerated rights.

Entercom previously entered into an employment agreement with David Field, as amended on April 22, 2016. The agreement provides that in the event David Field is terminated by Entercom without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) during the period following execution of the Merger Agreement and ending two years following completion of the Merger then, subject to the execution of a release of claims against Entercom, all of David Field’s outstanding equity compensation awards will become fully vested and Entercom will pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three-year period. Entercom will also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to eighteen months. Additionally, Entercom agreed to make an additional payment in an amount sufficient to place Mr. Field in the same after-tax position as if the excise tax had not been applied should any of these payments become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. However, Mr. Field has waived such tax gross up.

On March 20, 2017, Entercom entered into an employment agreement with Mr. Schmaeling, effective April 18, 2017. The agreement provides that, shortly following the closing of the Merger, Mr. Schmaeling will receive a restricted stock unit grant for 50,000 shares which will vest 50% on the second anniversary of his employment commencement date and 25% on each of the third and fourth anniversaries of his employment commencement date. Should Mr. Schmaeling’s employment be terminated by Entercom without cause (as defined in the agreement) or he resign for good reason (as defined in the agreement) on or prior to twelve months following the Merger, then he will vest in all outstanding equity compensation awards that vest solely on the basis of time as of the date of such termination of employment.

Entercom previously entered into an employment agreement with Louise Kramer on February 24, 2016, which was retroactively effective to May 1, 2015. Pursuant to the terms of the agreement, Ms. Kramer is not entitled to the acceleration of any benefits nor the receipt of any additional severance in connection with the Merger or a termination of her employment following the Merger. Should Ms. Kramer’s employment be terminated by Entercom without cause (as defined in the agreement) or she resigns for good reason (as defined in the agreement), Ms. Kramer is entitled to receive payment of her annual base salary and auto allowance payments for one (1) year from the date of termination and continued vesting of Ms. Kramer’s equity awards through the one (1) year anniversary of the date of her termination, subject to the execution of a general release of claims against Entercom and her continued compliance with the restrictive covenants in the agreement.

On May 15, 2017, Entercom entered into a new employment agreement with Mr. Sutor. Pursuant to the terms of the agreement, Mr. Sutor is not entitled to the acceleration of any benefits nor the receipt of any severance in connection with the Merger or a termination of his employment following the Merger. Should Mr. Sutor’s employment be terminated by Entercom without cause (as defined in the agreement) or if his employment is terminated at any time after May 15, 2021 due to a notice of non-renewal and Entercom has not made an offer of continued employment at equal to or greater than the then-current salary and bonus package, Mr. Sutor is entitled to receive, subject to his execution of a general release of claims against Entercom and his continued compliance with the restrictive covenants in the agreement, payment of Mr. Sutor’s annual base salary for twelve months following the date of his termination.

Pursuant to the terms of the Entercom Equity Compensation Plan, it is anticipated that the Compensation Committee will determine not to accelerate vesting or lapse restrictions of any equity awards outstanding as of the consummation of the Merger. As a result, except as provided in the employment agreements described above, none of Entercom’s named executive officers will have any accelerated vesting of their equity based compensation in connection with the Merger.

Accounting Treatment and Considerations

Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the equity interests is generally the acquiring entity. In this case Entercom is issuing the equity interests and will be the ongoing registrant of the combined entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered. Based on an evaluation of all facts and circumstances, management has determined that Entercom is the accounting acquiror in the Merger. This is based primarily on the considerations outlined below and a detailed analysis of the relevant GAAP guidance.

•	The relative voting interests of Entercom after the Transactions and the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest. In this case, holders of CBS Common Stock participating in the exchange offer (and a Spin-Off, if any) are expected to receive approximately 72% of the outstanding shares of Entercom Common Stock on a fully diluted basis in the aggregate, when including CBS employees who held certain CBS stock-based compensation rights that will be converted into the right to receive Entercom Class A Common Stock, and approximately 58% of the voting interests in Entercom after the Transactions. However, this voting interest is expected to be widely dispersed, whereas, based on their holdings as of March 10, 2017 Joseph M. Field and David J. Field are expected to have a large minority voting interest in the combined entity of approximately 25%. This is an indicator that Entercom is the accounting acquiror.

•

The composition of the governing body of Entercom after the Transactions. In this case, in accordance with the Merger Agreement as amended by Amendment No. 1 to the Merger Agreement, dated as of July 10, 2017, immediately following the Merger, ten persons will serve on the Entercom board of directors, including all six directors from Entercom’s current board of directors (or their pre-Merger replacements) and four new directors agreed upon by CBS, two of whom are affiliated with CBS:

David J. Field	Director; Chairman; President & Chief Executive Officer of Entercom
Joseph M. Field	Director; Chairman Emeritus of Entercom
David J. Berkman	Director
Joel Hollander	Director
Mark R. LaNeve	Director
David Levy	Director
Leslie Moonves	Director; Chairman of the Board, President and Chief Executive Officer of CBS
Joseph R. Ianniello	Director; Chief Operating Officer of CBS
Stefan M. Selig	Director
Sean Creamer	Director

As a result, current members of Entercom’s board of directors, or their pre-Merger replacements, will comprise a majority of the Entercom board of directors immediately following consummation of the Merger. In accordance with the Merger Agreement, Messrs. Moonves and Ianniello have agreed to execute and deliver an irrevocable letter of resignation from the Entercom board of directors effective upon the earlier of (a) six months after the closing of the Merger and (b) the day prior to the first annual meeting of Entercom following closing of the Merger. Following such resignations, the resulting vacancies on the Entercom board of directors will be addressed in accordance with The Entercom Bylaws, as set forth below. Entercom does not currently have any plans to fill the vacancies that will be created by the resignations of Messrs. Moonves and Ianniello. If the vacancies remain unfilled, the size of the Entercom board of directors will be reduced from ten members to eight members.

Holders of Entercom Class A Common Stock are entitled by class vote to elect two directors (with each share of Entercom Class A Common Stock entitling the holder thereof to one vote per share in such election). Holders of Entercom Class A Common Stock and Entercom Class B Common Stock, voting as a single class, have the right to vote on the election of all other directors (with each share of Entercom Class B Common Stock held by Joseph Field or David Field in his own right in person (or by proxy or pursuant to a Qualified Voting Agreement (as defined in the Entercom Articles)) entitling the holder thereof to 10 votes per share in such election and each other share of Entercom Common Stock entitling the holder thereof to one vote per share in such election). The Entercom Bylaws provide that directors may be removed only for cause and only by the affirmative vote of a majority of the shareholders entitled to vote thereon. Any vacancies on Entercom’s Board can be filled by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors are less than a quorum, or by a sole remaining director. However, a vacancy in the position of Entercom Class A Director may only be filled by the sole remaining Entercom Class A Director, and if both Entercom Class A Director positions are vacant, then only the holders of the Entercom Class A Common Stock may fill such vacancies. See “Description of Entercom Capital Stock.”

CBS has not been involved in the election of Entercom’s directors prior to the signing of the Merger Agreement, and, other than the minority of the Entercom board of directors that CBS agrees upon prior to the Closing pursuant to the Merger Agreement, CBS will not be involved in the election, nomination or appointment of any Entercom directors after the Merger. It is therefore expected that, subject to the voting rights of Entercom shareholders as set forth in Entercom’s governing documents, Entercom’s pre-Merger directors (or their replacements) and their future nominees will comprise a majority of the Entercom board of directors on an ongoing basis following the consummation of the Transactions.

The Merger Agreement provides that the initial post-Merger directors of CBS Radio (at which time CBS Radio will be a wholly owned subsidiary of Entercom) will consist of David J. Field, Richard J. Schmaeling and Andrew P. Sutor, IV. CBS did not have any formal or informal appointment, consent or approval rights with respect to the post-Merger directors of CBS Radio. CBS’s only input on the post-Merger directors of CBS Radio was suggestive and non-binding input.

The composition of the governing body of Entercom after the transaction, as described above, is an indicator that Entercom is the accounting acquiror.

•	The composition of the senior management of Entercom after the Transactions. In this case, Entercom has determined, after reasonable consultation with CBS, that the executive officers of Entercom immediately following the consummation of the Merger will include David J. Field, who will continue as President & Chief Executive Officer; Richard J. Schmaeling, who will continue as Executive Vice President & Chief Financial Officer; Louise C. Kramer, who will continue as Chief Operating Officer; and Andrew P. Sutor, IV, who will continue as Senior Vice President, General Counsel & Secretary. Each of Mr. Field, Mr. Schmaeling, Ms. Kramer and Mr. Sutor serve pursuant to employment agreements with Entercom. All named executive officers of Entercom will report directly to the Chief Executive Officer of Entercom. The Chief Executive Officer will be responsible for all day-to-day operations and collaboration on, and implementation of, strategy. The Chief Financial Officer will be responsible for integration of Entercom and CBS Radio, including synergy realization, and serving as the principal external spokesperson for Entercom with analysts, investors, media and clients. CBS’s involvement in the selection of post-merger executive officers of Entercom is consultative only, allowing CBS to offer suggestive, non-binding input. CBS will not have any formal or informal appointment, consent or approval rights with respect to the composition of the post-merger officers of Entercom. The post-Merger officers of CBS Radio will consist of David J. Field as President & Chief Executive Officer, Richard J. Schmaeling as Executive Vice President & Chief Financial Officer, Louise C. Kramer as Chief Operating Officer and Andrew P. Sutor, IV as Senior Vice President, General Counsel & Secretary, each of whom is a current officer of Entercom. CBS did not have any formal or informal appointment, consent or approval rights with respect to the composition of the post-Merger officers of CBS Radio, pursuant to the Merger Agreement or otherwise.

     The composition of the senior management of Entercom after the transactions, as described above, is an indicator that Entercom is the accounting acquiror.

•	Use of CBS Name and Trademarks. The Merger Agreement provides that Entercom may use the name “CBS Radio Inc.” until the date that is twelve months after the closing date (the “Name Change Date”), and after the Name Change Date, Entercom must remove “CBS” from the entity names of Entercom, CBS Radio and each of their respective subsidiaries subject to the CBS Brands License Agreements. Under the “CBS RADIO” Brands License Agreement, Entercom can use the name CBS RADIO as the name of the business, as part of entity names and use the eye design of CBS (the “CBS Eye Design”) for one year. This is an indicator that Entercom is the accounting acquiror. Management also considered that under another CBS Brands License Agreement, certain brands used by CBS for television stations may be used by Entercom for 20 years (i.e., WCBS and KCBS) and the remainder in perpetuity subject to the terms of the CBS Brands License Agreements. However, these are a small portion of the overall business and do not impact management’s accounting acquiror assessment.

Additionally, management considered the relative size of the combining entities. Although CBS Radio is larger than Entercom, management has concluded that the factors above outweigh the relative size of the combining entities and indicate that Entercom will control the combined entity.

Regulatory Approvals

Under the HSR Act, and the rules promulgated under the HSR Act by the Federal Trade Commission, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and observe specified waiting period requirements before consummating the Merger. Entercom and CBS each filed the requisite notification and report forms with the Federal Trade

Commission and the Antitrust Division on March 20, 2017. On April 19, 2017, CBS Radio and Entercom each received a request for additional information and documentary material, often referred to as a “second request,” from the United States Department of Justice under the HSR Act.

Under the Communications Act of 1934, as amended and the rules and regulations promulgated thereunder by the FCC, the consent of the FCC will be required for the Merger and the other Transactions. On March 20, 2017, Entercom and CBS jointly filed applications requesting FCC consent to the transactions contemplated by the Transaction Agreements, including the Radio Reorganization, the Final Distribution and the Merger. These applications also included a request to transfer certain stations to a trust to complete the divestiture of such stations promptly following the Merger if not completed before the consummation of the Merger. On May 1, 2017, two petitions were filed with the FCC opposing the applications and on May 16, 2017, one of the petitioners filed a supplemental opposition. The FCC granted its consent to the Transactions, including the Merger, on [            ], 2017.

Entercom and CBS have agreed to take certain actions to obtain approval of the Merger under the HSR Act and the consent of the FCC to the Merger, as described in the section entitled “The Merger Agreement—Conditions to the Merger.”

Federal Securities Law Consequences; Resale Restrictions

Entercom Class A Common Stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any CBS shareholder who may be deemed to be an “affiliate” of CBS Radio for purposes of Rule 145 under the Securities Act.

In connection with the Final Distribution, CBS may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

No Appraisal or Dissenters’ Rights

None of Entercom, Merger Sub, CBS or CBS Radio stockholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, which summary is qualified in its entirety by the full text of the Merger Agreement, which is incorporated by reference herein. Stockholders of CBS, CBS Radio and Entercom are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide CBS, CBS Radio and Entercom stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement, which is incorporated by reference herein, and not by this summary or any other information included in this document. This summary of the Merger Agreement is not intended to provide any other factual information about Entercom, Merger Sub, CBS or CBS Radio following the consummation of the Merger. Information about Entercom, Merger Sub, CBS and CBS Radio can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Merger

Under the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the effective time of the Merger, Merger Sub will merge with and into CBS Radio. As a result of the Merger, the separate corporate existence of Merger Sub will terminate and CBS Radio will continue as the surviving corporation and as a wholly owned subsidiary of Entercom and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. The certificate of incorporation and bylaws of Merger Sub in effect as of the date of the effective time of the Merger will be the certificate of incorporation and bylaws of the surviving corporation until amended in accordance with their provisions and applicable law.

Under the terms of the Merger Agreement, the officers and directors of CBS Radio immediately following the effective time of the Merger will be determined by Entercom after reasonable consultation with CBS prior to closing of the Merger.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Merger will take place at 10:00 a.m., Eastern Time, on the third business day after the date on which the conditions precedent to the Merger are satisfied or waived (other than those to be satisfied at closing), unless otherwise agreed upon by CBS and Entercom. CBS and Entercom expect that the closing of the Final Distribution will occur immediately prior to the Merger.

At the closing of the Merger, CBS and Entercom will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware to effect the Merger. The Merger will become effective at the time of filing of such certificate of merger or at such later time as CBS, Entercom, CBS Radio and Merger Sub may agree and as is provided in the certificate of merger.

Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of Radio Common Stock (except shares of Radio Common Stock held by CBS Radio as treasury stock, which will be cancelled in accordance with the Merger Agreement) will be automatically converted into the right to receive a number of shares or a fraction of a share of Entercom Class A Common Stock equal to the Exchange Ratio. The exchange ratio in the Merger is 1.00. The exchange ratio and any other similarly dependent items will be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Entercom Common Stock or Radio Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Entercom Common Stock or Radio Common Stock having a record date occurring on or after the date of the Merger.

At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be automatically converted into one fully paid and nonassessable share of Radio Common Stock.

Pursuant to a true-up provision in the Merger Agreement, in the event that counsel to CBS would not otherwise be able to deliver the Distribution Tax Opinion because, immediately after the Merger, either (i) the percentage of the total combined value of all outstanding shares of Entercom Class A Common Stock to be received by former CBS Radio shareholders with respect to Radio Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Final Distribution (within the meaning of Section 355(e) of the Code), other than Radio Common Stock actually acquired in the Final Distribution (“Qualified Radio Common Stock”), would be less than 50.25% (the “Value Threshold Percentage”) of the total combined value of all outstanding shares of capital stock of Entercom, or (ii) the percentage of the total combined voting power of all outstanding shares of Entercom Class A Common Stock to be received by former CBS Radio shareholders with respect to Qualified Radio Common Stock would be less than 50.25% (the “Voting Threshold Percentage”) of the total combined voting power of all outstanding shares of capital stock of Entercom (determined, in each case, without regard to any adjustment pursuant to the true-up provision), then (a) CBS will promptly provide notice to Entercom setting forth in reasonable detail the reasons the condition that CBS receive the Distribution Tax Opinion would be unable to be satisfied, (b) CBS will consider in good faith any comments provided by Entercom, (c) if, taking into account any adjustment pursuant to clause (d) below, the Value Threshold Percentage would not be met, the aggregate number of shares of Entercom Class A Common Stock into which the shares of Radio Common Stock are converted will be increased such that the total combined value of the shares of Entercom Class A Common Stock to be received by former CBS Radio shareholders with respect to Qualified Radio Common Stock expressed as a percentage of the total combined value of all outstanding shares of capital stock of Entercom equals 50.25%, (d) if, taking into account any adjustment pursuant to clause (c) above, the Voting Threshold Percentage would not be met, the aggregate number of shares of Entercom Class A Common Stock into which the shares of Radio Common Stock are converted will be increased such that the total combined voting power of the shares of Entercom Class A Common Stock to be received by former CBS Radio shareholders with respect to Qualified Radio Common Stock expressed as a percentage of the total combined voting power of all outstanding shares of capital stock of Entercom equals 50.25%, and (e) except if the condition that CBS receive the Distribution Tax Opinion would be unable to be satisfied because of a breach by Entercom of its obligations under the Merger Agreement the amount of the CBS Radio target working capital will be increased by an amount equal to the product of $14.40 multiplied by the number of additional shares of Entercom Class A Common Stock required to be issued pursuant to the true-up provision, which additional shares of Entercom Class A Common Stock will be newly issued.

No fractional shares of Entercom Class A Common Stock will be issued in the Merger. All fractional shares of Entercom Class A Common Stock that a holder of shares of Radio Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the exchange agent, and the exchange agent will cause the whole shares obtained by such aggregation to be sold in the open market or otherwise as reasonably directed by CBS, and in no case later than ten business days after the effective time of the Merger. The exchange agent will make available the net proceeds of the sale, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable following the Merger to the holders of Radio Common Stock that would otherwise be entitled to receive such fractional shares of Entercom Class A Common Stock in the Merger.

The merger consideration and cash in lieu of fractional shares (if any) paid in connection with the Merger will be reduced by any applicable tax withholding.

Exchange of Per Share Merger Consideration

The Merger Agreement sets forth that, prior to the effective time, CBS will appoint a bank or trust company reasonably acceptable to Entercom as exchange agent for the Merger. Prior to or at the effective time, Entercom will deposit with the exchange agent, for the benefit of persons who received shares of Radio Common Stock in the Final Distribution and for distribution in accordance with the Merger Agreement, through the agent, certificates or evidence of shares in book-entry form representing the shares of Entercom Class A Common Stock.

Under the terms of the Merger and at the effective time, all issued and outstanding shares of Radio Common Stock will be converted into the right to receive shares of Entercom Class A Common Stock. Immediately thereafter, the exchange agent will distribute the shares of Entercom Class A Common Stock into which the shares of Radio Common Stock that were distributed in the Final Distribution have been converted pursuant to the Merger, which shares will be distributed on the same basis as the shares of Radio Common Stock were distributed in the Final Distribution and to the persons who received Radio Common Stock in the Final Distribution. Each person entitled to receive Radio Common Stock in the Final Distribution will be entitled to receive in respect of such shares of Radio Common Stock a certificate or book-entry authorization representing the number of whole shares of Entercom Class A Common Stock that such holder has the right to receive pursuant to the Merger (and cash in lieu of fractional shares of Entercom Class A Common Stock as described above under “—Merger Consideration”) (and any dividends or other distributions and other amounts as described below).

Treatment of Specified CBS Compensatory Equity-Based Awards Held by Current CBS Radio Employees

Stock Options. Each option to purchase shares of CBS Class B Common Stock that is outstanding as of immediately prior to the effective time of the Merger and is held by an individual employed by CBS Radio, as of the effective time of the Merger, will be cancelled and converted into an option to purchase, on the same terms and conditions, a number of shares of Entercom Class A Common Stock equal to the product (rounded down to the nearest whole share) of (a) the number of shares of CBS Class B Common Stock subject to such option as of immediately prior to the effective time of the Merger multiplied by (b) the equity award adjustment ratio (as defined below), at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) of (x) the per share exercise price for the CBS Class B Common Stock subject to such option as of immediately prior to the effective time of the Merger divided by (y) the equity award adjustment ratio.

Restricted Stock Units. Each restricted stock unit in respect of shares of CBS Class B Common Stock that is outstanding as of immediately prior to the effective time of the Merger and is held by an individual employed by CBS Radio, as of the effective time of the Merger, will be cancelled and converted into a restricted stock unit, on the same terms and conditions, in respect of a number of shares of Entercom Class A Common Stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of CBS Class B Common Stock subject to such restricted stock unit as of immediately prior to the effective time of the Merger multiplied by (b) the equity award adjustment ratio.

The “equity award adjustment ratio” is the quotient of (a) the volume-weighted average per-share closing price of CBS Class B Common Stock on the five trading days immediately prior to the date on which the effective time occurs, divided by (b) the volume-weighted average per-share closing price of Entercom Class A Common Stock on the five trading days immediately following the date on which the effective time occurs.

Distributions With Respect to Shares of Entercom Class A Common Stock After the Effective Time of the Merger

No dividend or other distributions declared or made after the effective time of the Merger with respect to Entercom Class A Common Stock with a record date after the effective time of the Merger will be paid with respect to any shares of Entercom Class A Common Stock that are not able to be distributed by the exchange agent promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable laws, following the distribution of any such previously undistributed shares of Entercom Class A Common Stock, the following amounts will be paid to the record holder of such shares of Entercom Class A Common Stock, without interest:

•	at the time of the distribution, the amount of cash payable in lieu of fractional shares of Entercom Class A Common Stock to which such holder is entitled pursuant to the Merger Agreement and the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole shares of Entercom Class A Common Stock; and

•	at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to the distribution of such shares and a payment date subsequent to the distribution of such shares payable with respect to such whole shares of Entercom Class A Common Stock.

Entercom is required under the Merger Agreement to deposit all such amounts in the Exchange Fund (as defined below) with the exchange agent.

Termination of the Exchange Fund

Any portion of the amounts deposited with the exchange agent under the Merger Agreement (the “Exchange Fund”) that remains undistributed to the former holders of Radio Common Stock after the one-year anniversary of the effective time of the Merger will be delivered to Entercom upon demand, and any former holders of Radio Common Stock who have not received shares of Entercom Class A Common Stock as described above may thereafter look only to Entercom for payment of their claim for Entercom Class A Common Stock and any dividends, distributions or cash in lieu of fractional shares with respect to Entercom Class A Common Stock (subject to any applicable abandoned property, escheat or similar law).

Determination of Net Adjustment

Within two business days prior to the closing date, CBS will prepare and deliver to Entercom a report setting forth an estimate, prepared in good faith based on CBS Radio’s and CBS’s books and records and other information available at the time, of (i) the CBS Radio Indebtedness, and (ii) the calculation by CBS of the Initial Net Adjustment Amount (as defined below), if any, which will be prepared in a manner consistent in all respects with the sample adjustment statement, including the line items set forth therein, in accordance with GAAP consistently applied with the CBS Radio audited financial statements for the twelve months ended December 31, 2015, in each case, subject to the adjustments set forth in the sample adjustment statement (the “Closing Statement”) together with any documentary materials used in the calculations; in the event of any inconsistencies between the sample adjustment statement and GAAP, the sample adjustment statement will prevail. If based on the Closing Statement, the Initial Net Adjustment Amount is a positive number, then immediately prior to the closing, CBS will contribute to CBS Radio an amount in cash equal to such Initial Net Adjustment Amount, and if it is a negative number, CBS Radio will distribute to CBS an amount in cash equal to the absolute value of such Initial Net Adjustment Amount. Notwithstanding anything therein to the contrary, in the event CBS Radio is required to incur indebtedness to make a payment to CBS pursuant to the immediately preceding sentence such amount will be excluded from the calculation of the CBS Radio Indebtedness as of the effective time.

Within seventy-five days after the closing date, Entercom will prepare and deliver to CBS a report that sets forth Entercom’s good faith calculation of (A) the CBS Radio Indebtedness, (B) the CBS Radio Working Capital, (C) the GL Adjustment and (D) the Final Net Adjustment Amount (as defined below), if any, which will be prepared in a manner consistent in all respects with the sample adjustment statement, including the line items set forth therein, and in accordance with GAAP consistently applied with the CBS Radio audited financial statements for the twelve months ended December 31, 2015, in each case, subject to the adjustments set forth in the sample adjustment statement (the “Radio Closing Report”); in the event of any inconsistencies between the sample adjustment statement and GAAP, the sample adjustment statement will prevail. CBS will provide reasonable assistance, including reasonably requested documentation, to Entercom in the preparation of the

Radio Closing Report. Entercom will also deliver to CBS documentary materials and analyses used in the preparation of the Radio Closing Report reasonably requested by CBS. The amounts set forth in the Radio Closing Report will be determined in accordance with the sample adjustment statement and in accordance with GAAP consistently applied with the CBS Radio audited financial statements for the twelve months ended December 31, 2015, in each case, subject to the adjustments set forth in the sample adjustment statement; in the event of any inconsistencies between the sample adjustment statement and GAAP, the sample adjustment statement will prevail.

The Merger Agreement sets forth the procedures to be followed in the event that CBS disputes or does not agree with the Radio Closing Report prepared by Entercom.

If the Final Net Adjustment Amount as finally determined in accordance to the provisions above is a negative number, then within five business days following the final determination of the Final Net Adjustment Amount, CBS will pay to CBS Radio via wire transfer in immediately available funds an amount in cash equal to the absolute value of such Final Net Adjustment Amount. If the Final Net Adjustment Amount is a positive number, then within five business days following the final determination of the Final Net Adjustment Amount, CBS Radio will pay to CBS an amount in cash equal to such Final Net Adjustment Amount.

Under the Merger Agreement, the following terms have the following meanings:

•	“CBS Radio Indebtedness” means other than to the extent included in the definition of CBS Radio Working Capital, the total amount of consolidated indebtedness of the Radio Group (as defined below) as of immediately prior to the effective time, net of any Financing Costs paid prior to the effective time and not appearing on the consolidated balance sheet of the Radio Group as of the effective time and excluding (a) indebtedness in respect of the Radio Financing solely to the extent used for the repayment of the Entercom Credit Agreement and (b) any indebtedness in respect of Financing Costs.

•	“CBS Radio Working Capital” means other than to the extent included in the definition of CBS Radio Indebtedness, (a) the CBS Radio current assets, less (b) the CBS Radio current liabilities as of the open of business on the closing date, excluding indebtedness in respect of the Radio Financing (including any capitalized financing fees incurred in connection therewith). For purposes of the Merger Agreement, CBS Radio Working Capital will be calculated in accordance with the applicable definitions included therein in a manner consistent in all respects with the sample adjustment statement and in accordance with GAAP consistently applied with the CBS Radio audited financial statements for the twelve months ended December 31, 2015, in each case, subject to the adjustments set forth the sample adjustment statement. In the event of any inconsistencies between the sample adjustment statement and GAAP, the sample adjustment statement will prevail.

•	“Final Net Adjustment Amount” means an amount, which may be positive or negative (and each component of which may be a positive or negative number), equal to the following:

•	the GL Adjustment; plus

•	the CBS Radio Working Capital as finally determined pursuant to Section 3.5 of the Merger Agreement minus the CBS Radio adjusted target working capital (the amount so calculated, the “Working Capital Adjustment”); minus

•	the CBS Radio Indebtedness as finally determined pursuant to Section 3.5 of the Merger Agreement minus the estimated CBS Radio Indebtedness set forth in the Closing Statement, if any.

Notwithstanding the foregoing, if the absolute value of the Working Capital Adjustment is less than 5% of the CBS Radio target working capital, then the Working Capital Adjustment shall be deemed to be zero ($0.00) for purposes of calculating the Final Net Adjustment Amount.

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“GL Adjustment” means certain specified obligations set forth on the consolidated balance sheet of the Radio Group (as defined below), as of immediately prior to the effective time, in an amount not to exceed $3 million, as finally determined pursuant to Section 3.5 of the Merger Agreement (provided, that any amounts under such code in excess of $3 million shall be deemed cancelled).

•	“Initial Net Adjustment Amount” means an amount, which may be positive or negative, equal to the estimated CBS Radio Indebtedness set forth in the Closing Statement, minus $1,371,156,186.30.

Representations and Warranties

In the Merger Agreement, each of Entercom and Merger Sub have made representations and warranties to CBS and CBS Radio, and CBS has made representations and warranties to Entercom relating to CBS Radio. These representations and warranties relate to, among other things:

•	due organization, good standing and qualification;

•	capital stock and structure;

•	corporate authority to enter into the Merger Agreement (and other Transaction Agreements) and no conflicts with or violations of governance documents, other obligations or laws;

•	financial statements and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	permits;

•	CBS Radio and Entercom FCC licenses;

•	accuracy of information supplied for use in this document and any other filing as required to be filed or furnished with the SEC, including a proxy statement, prospectus, the Entercom registration statement or the CBS Radio registration statement;

•	environmental matters;

•	tax matters;

•	employee benefit plan and matters, ERISA prohibited transactions;

•	labor matters;

•	intellectual property matters;

•	material contracts;

•	payment of fees to brokers or finders in connection with the Merger Agreement or the other Transaction Agreements;

•	board and stockholder approval;

•	interests in real property;

•	Investment Company Act of 1940;

•	financing;

•	insurance;

•	litigation;

•	related party transactions; and

•	no other representations or warranties.

Entercom and Merger Sub have also made representations and warranties to CBS and CBS Radio relating to the opinions of Entercom’s financial advisors, the required vote of Entercom shareholders on the transactions contemplated by the Merger Agreement, the absence of ownership by Entercom of any shares of CBS or Radio Common Stock, the absence of any shareholder rights plan, “poison pill,” anti-takeover plan or other similar device and the resolution by the Entercom board of directors to recommend that the shareholders of Entercom entitled to vote on the issuance of shares of Entercom Class A Common Stock pursuant to the Merger vote in favor of the approval for such issuance at the Entercom shareholders meeting (such recommendation, the “Entercom Recommendation”).

CBS also made representations and warranties to Entercom relating to the sufficiency of assets contributed to CBS Radio, the absence of ownership by CBS or CBS Radio of any shares of Entercom capital stock and the financing contemplated by the Commitment Letter. CBS has also made representations and warranties to Entercom regarding CBS’s authority to enter into the Merger Agreement, the absence of conflicts with or violations of governance documents, other obligations or laws and the payment of fees to brokers or finders in connection with the Merger Agreement, Separation Agreement and other Transaction Agreements.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard, knowledge qualifications, or both, and none of the representations and warranties survive the effective time of the Merger.

Under the Merger Agreement, a material adverse effect means, with respect to CBS Radio or Entercom, as applicable, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business assets, liabilities, results of operations or financial condition of CBS Radio or any of its direct or indirect subsidiaries (collectively, the “Radio Group”) taken as a whole or Entercom or any of its direct or indirect subsidiaries (collectively, the “Entercom Group”) taken as a whole. However, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, nor will any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been, or there would reasonably expected to be, individually or in the aggregate, a CBS Radio or Entercom material adverse effect:

•	general economic conditions attributable to the United States or any foreign economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in any securities markets);

•	general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events);

•	changes in, or events affecting, the industries in which any members of the Radio Group or CBS or any of its direct or indirect subsidiaries other than any members of the Radio Group (collectively, the “CBS Group”) operate;

•	any changes in applicable law or GAAP after February 2, 2017;

•	any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters;

•	the announcement of the execution of, or the consummation of the transactions contemplated by, the Merger Agreement, the Separation Agreement or any other Ancillary Agreement (including the Radio Reorganization, the Final Distribution and the Merger) or the identity of the other parties thereto, including, in each case, with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, or licensees; or

•

the failure by CBS, CBS Radio, or Entercom to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (it being understood that the underlying cause of, or factors contributing to, such failure may be taken into account in determining whether a material adverse effect has occurred, unless such underlying cause or factor would otherwise be excepted by another clause of the definition); or

•	(b) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the members of the CBS Group, Radio Group or Entercom Group to perform their respective obligations under the Transaction Agreement or to consummate the transactions contemplated by the Transaction Agreements.

Conduct of Business Pending Closing

Each of the parties has undertaken to perform customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the earlier of the effective time of the Merger or termination of the Merger Agreement pursuant to its terms. In general, each of Entercom, CBS and CBS Radio agrees that prior to the effective time of the Merger, except to the extent required by law, consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), disclosed in their respective disclosure letters, or as may be expressly permitted by the Merger Agreement and the other Transaction Agreements, it and the members of the Entercom Group, CBS Group and the Radio Group, respectively, will conduct their businesses in the ordinary course consistent with past practice, and use their respective reasonable best efforts to (i) conduct its operations in compliance with all applicable laws to it or the conduct of its business, and (ii) preserve intact in all material respects the business organization of their businesses, including by keeping available the services of their respective employees and preserving the goodwill and current relationships of their respective members with customers, suppliers and other persons with the respective member has business relations.

In addition, Entercom has agreed that prior to the earlier of the effective time of the Merger or termination of the Merger Agreement pursuant to its terms, except to the extent required by law, disclosed in their respective disclosure letters, consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed except as otherwise indicated in the Merger Agreement) or otherwise expressly permitted or contemplated by the Merger Agreement and the other Transaction Agreements, it will not take the following actions:

•	declaring or paying dividends on or making other distributions in respect of any shares of its capital stock except for the declaration and payment of (i) regular quarterly cash dividends not in excess of (1) $0.125 per share of Entercom Class A Common Stock and (2) pursuant to the terms of the Entercom preferred stock; (ii) cash dividends or other distributions paid on or with respect to a class of capital stock all of which shares of capital stock of the applicable corporation are owned directly or indirectly by Entercom, provided, that, Entercom will be permitted, in its sole discretion, to declare and pay prior to the later of (1) September 1, 2017 and (2) the date which is the eleventh day following Entercom’s receipt of the exchange offer launch notice if such notice is received on or prior to August 20, 2017, a special cash dividend in an amount not to exceed $0.20 per share of Entercom Class A Common Stock;

•	splitting, combining or reclassifying any capital stock or issuing or authorizing or proposing the issuance of any other securities in respect of, in lieu or, or in substitution for, shares of its capital stock;

•	except with respect to Entercom preferred stock and any deemed repurchase of Entercom RSU awards, redeeming, repurchasing or otherwise acquiring, or permitting any subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock, except as required by the terms of the securities of any member of the Entercom Group outstanding on the date of the Merger Agreement or any securities issued after the date of the Merger Agreement not in violation of the Merger Agreement or as required by the terms of a benefit plan;

•

issuing, delivering or selling, or authorizing any shares of its capital stock of any class, any Entercom voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Entercom voting debt or convertible securities, including additional options or other equity-based awards that could be converted into any option to acquire Entercom Common Stock, other than issuances by a wholly owned Entercom subsidiary of its capital stock to such subsidiary’s parent or another wholly owned Entercom subsidiary and the issuance of Entercom options and Entercom RSU awards covering up to 148,127 shares of Entercom Class A Common Stock to employees in the ordinary course of business;

•	amending its charter, bylaws or the certificate of incorporation or bylaws of any member of the Entercom Group;

•	entering into a plan of consolidation, merger or reorganization with any person other than a wholly owned Entercom subsidiary;

•	acquiring (including by merger, consolidation or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than (i) acquisitions for cash consideration of terrestrial radio stations (x) in the ordinary course of business and (y) in an amount not to exceed $50 million, in the aggregate (provided that (A) no such acquisitions would reasonably be expected to materially delay or impede the consummation of the transactions contemplated by the Merger Agreement or the other Transaction Agreements, (B) no such acquisitions will be permitted in a market in which a member of the Radio Group owns or operates (or pursuant to such acquisition would own or operate) a radio station or a member of the CBS Group owns or operates a television station and (C) no such acquisition will be consummated prior to the closing if such acquisition would require any consent, approval or other action of the FCC) and (ii) acquisitions for cash consideration of any interest in any Person or any division thereof or any assets other than terrestrial radio stations in an amount not to exceed $50 million, in the aggregate (provided that no such acquisitions would reasonably be expected to materially delay or impede the consummation of the transactions contemplated by the Merger Agreement or the other Transaction Agreements);

•	except in the ordinary course of business, selling, leasing, licensing, disposing of or otherwise encumbering assets (including the capital stock of its subsidiaries), but excluding, inventory and obsolete equipment in the ordinary course of business consistent with past practice or not in an amount exceeding $10 million in the aggregate;

•	incurring any indebtedness or guarantee or otherwise becoming contingently liable for any indebtedness or issuing or selling any debt securities or warrants or rights to acquire any debt securities of any member of the Entercom Group or guaranteeing any debt securities of others or entering into any material lease (whether such lease is an operating or capital lease) or enter into any interest rate hedge, other than (i) liabilities or material leases entered into with unaffiliated third parties on arm’s-length terms incurred in the ordinary course of business consistent with past practice, (ii) liabilities incurred under the Entercom Credit Agreement for working capital purposes or to fund actions that are otherwise permitted pursuant to section 7.1 of the Merger Agreement, and (iii) other liabilities not exceeding $5 million in the aggregate; provided, that, notwithstanding anything therein to the contrary, as of immediately prior to the Closing, the aggregate principal amount of Entercom indebtedness will not exceed $500 million;

•

except in the ordinary course of business, consistent with past practice, (i) granting any increase in the compensation of an current or former employee, director or other service provider of any member of the Entercom Group; (ii) paying or agreeing to pay to any current or former director, employee or other service provider of any member of the Entercom Group any bonus, incentive, pension, retirement allowance or other employee benefit not required or contemplated by any of the Entercom benefit plans; (iii) entering into any new, or amend any employment, severance or termination contract with any director or employee of any member of the Entercom Group; (iv) accelerating the vesting of, or the lapsing of restrictions with respect to, any equity-based or other incentive-based compensation; or (v) becoming obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on February 2, 2017, or amending any Entercom benefit plan other than administrative amendments and amendments that do not have the effect of enhancing any benefits thereunder or increasing the cost of maintaining such plan;

•	establishing, adopting, entering into, terminating or amending any collective bargaining agreement, except, in each case, for renewals on market terms in the ordinary course of business consistent with past practice or, unless required by law, recognizing any union or other employee organization as the bargaining representative of any Entercom employees;

•	authorizing, recommending, proposing or announcing an intention to adopt a plan of complete or partial liquidation or dissolution;

•	making any material change in accounting methods in effect at the interim balance sheet date or changing its fiscal year;

•	other than in the ordinary course of business and consistent with past practice, (i) making any change in any method of tax accounting or any annual tax accounting period; (ii) making, changing or rescinding any tax election; (iii) settling or compromising any tax liability or consenting to any claim or assessment relating to taxes; (iv) filing any amended tax return or claim for refund; (v) entering into any closing agreement relating to taxes; or (vi) waiving or extending the statute of limitations in respect of taxes; in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to the Entercom or any of its subsidiaries;

•	except in the ordinary course of business, consistent with past practice, settling or compromising any actions, suits, arbitrations or proceedings (including any employee grievances) or paying, discharging or satisfying any material claims, liabilities or obligations except (i) the payment, discharge or satisfaction (in accordance with their terms) of any such claims, liabilities or obligations reflected or reserved against in, or contemplated by Entercom’s financial statements or (ii) settlement or compromise of litigation if it does not involve a grant of injunctive relief and any amounts paid (including as reimbursement of legal fees and expenses) does not exceed $500,000 individually or $5 million in the aggregate;

•	entering into or amending any agreement or arrangement with any affiliate of Entercom or any subsidiary of Entercom (other than with wholly owned subsidiaries of Entercom) on terms less favorable to Entercom or such subsidiary of Entercom, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;

•	terminating or failing to use commercially reasonable efforts to renew any material contract or material lease, (ii) modifying, amending, waiving, releasing or assigning any material rights or claims thereunder, or (iii) entering into certain material contracts or material lease not consistent with past practice, in each case except in the ordinary course of business or as required by law; or

•	agreeing or committing to do any of the foregoing actions.

In addition, each of CBS and CBS Radio has agreed that prior to the effective time of the Merger, except to the extent required by law, disclosed in their respective disclosure letters, consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed except as otherwise indicated in the Merger Agreement) or otherwise expressly permitted or contemplated by the Merger Agreement and the other Transaction Agreements, CBS Radio will not (and will cause its subsidiaries not to) take the following actions:

•

declaring or paying any dividends on or making other distributions in respect of any shares of its capital stock (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock of the applicable corporation are owned directly or indirectly by CBS Radio, (ii) splitting or reclassifying any of its capital stock or issuing or authorizing or proposing the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (iii) redeeming, repurchasing or otherwise acquiring, or permitting any CBS Radio subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except as required by the terms of the securities of any member of the Radio Group outstanding on the date of the Merger Agreement or any securities of CBS Radio issued after such date not in violation of the Merger Agreement or as required by the terms of any CBS Radio benefit plan or any awards thereunder outstanding or granted thereunder in accordance with the Merger Agreement;

•	issuing, delivering or selling, or authorizing any shares of capital stock, any debt with voting rights or any securities convertible into, or any rights, warrants or options to acquire, any such shares, debt with voting rights or convertible securities, including additional options or other equity-based awards that could be converted into any option to acquire Radio Common Stock, other than the issuances by any wholly owned subsidiary of CBS Radio to its parent or another wholly owned subsidiary and the issuance of CBS options and CBS RSU awards in the ordinary course of business up to the aggregate amount set forth in the CBS Disclosure Letter;

•	amending the certificate of incorporation or bylaws of CBS Radio, other than an amendment to the certificate of incorporation or bylaws of CBS Radio solely for the purpose of effecting the Stock Split;

•	entering into a plan of consolidation, merger or reorganization with any person other than a wholly owned subsidiary of CBS Radio;

•	acquiring any interest in any person or any division thereof or any assets;

•	except in the ordinary course of business, selling, leasing, licensing or otherwise encumbering or subjecting to any lien or otherwise disposing of or abandoning, or agreeing to sell, lease, license or otherwise encumber or subject to any lien or otherwise dispose of, any assets of the Radio Business (including capital stock of CBS Radio subsidiaries), except, in each case, sales, leases, licenses, encumbrances, abandonment or other dispositions or liens involving inventory and obsolete equipment, in the ordinary course of business consistent with past practice;

•	other than the Radio Financing, incurring any indebtedness or guaranteeing or otherwise becoming contingently liable for any indebtedness or issuing or selling any debt securities or warrants or rights to acquire any debt securities or guaranteeing any debt securities of others or entering into any material lease or entering into any interest rate hedge, other than (1) liabilities incurred or material leases entered into with unaffiliated third parties on arm’s-length terms in the ordinary course of business consistent with past practice, or (2) other liabilities not exceeding $5 million in the aggregate;

•	except (i) in the ordinary course of business, consistent with past practice, (ii) in connection with any action that applies uniformly to CBS Radio employees and other similarly situated employees of the CBS Group and for which the CBS Group will be solely obligated to pay or (iii) for any commitment for which the CBS Group will be solely obligated to pay, (A) granting any increases in the compensation of any current or former employee, director or other service provider of any member of the Radio Group; (B) paying or agreeing to pay to any current or former director, employee or other service provider of any member of the Radio Group any bonus, incentive, pension, retirement allowance or other employee benefit not required or contemplated by any of the CBS Radio benefit plans; (C) entering into any new, or amending any employment, severance or termination contract with any director or employee of any member of the Radio Group; (D) accelerating the vesting of, or the lapsing of restrictions with respect to, any equity-based or other incentive-based compensation; or (E) becoming obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date of the Merger Agreement, or amending any CBS Radio benefit plan other than administrative amendments and amendments that do not have the effect of enhancing any benefits thereunder or increasing the cost of maintaining such plan;

•

establishing, adopting, terminating, entering into or amending any collective bargaining agreement, except, in each case, for renewals on market terms in the ordinary course of business consistent with past practice or on terms consistent with the treatment of employees of any member of the CBS Group represented by the same union as the CBS Radio employees covered by the collective bargaining agreement;

•	other than in the ordinary course of business and consistent with past practice, (i) making any change (or filing any such change) in any method of tax accounting or any annual tax accounting period; (ii) making, changing or rescinding any tax election; (iii) settling or compromising any tax liability or consenting to any claim or assessment relating to taxes; (D) filing any amended tax return or claim for refund; (iv) entering into any closing agreement relating to taxes; or (v) waiving or extending the statute of limitations in respect of taxes; in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Entercom or any of its subsidiaries (CBS will also comply, and cause its subsidiaries to comply, with this covenant);

•	authorizing, recommending, proposing or announcing an intention to adopt a plan of complete or partial liquidation or dissolution;

•	making any material change in accounting methods in effect at the interim balance sheet date or changing its fiscal year;

•	except in the ordinary course of business, or as required by law, terminating or failing to use commercially reasonable efforts to renew any CBS Radio material contract or material CBS Radio lease or modifying, amending, waiving, releasing or assigning any material rights or claims thereunder or entering into any CBS Radio material contract or material CBS Radio lease not in the ordinary course of business consistent with past practice (in each case, other than an amendment to the CBS Radio existing credit agreement in furtherance of the Transactions);

•	amending or modifying the Radio Reorganization or failing to implement the Radio Reorganization consistent with Article II and Article III of the Separation Agreement as agreed prior to the date of the Merger Agreement, or otherwise taking any action inconsistent with Article II and Article III of the Separation Agreement;

•	entering into or amending any agreement or arrangement with any affiliate of any member of the Radio Group, other than with wholly owned CBS Radio subsidiaries, on terms less favorable to CBS Radio or such CBS Radio subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s length basis; or

•	agreeing or committing to do any of the foregoing actions.

Notwithstanding anything in the Merger Agreement, from and after the date of thereof until the effective time, on one or more occasions, the members of the CBS Group will have the right to, and to cause their affiliates to, remove from any members of the Radio Group all cash and cash equivalents or funds from cash pools. Further, at any time prior to closing, the members of the CBS Group will have the right to, and to cause their affiliates to, (i) eliminate negative cash pool balances from any members of the Radio Group and (ii) facilitate the settling or elimination of intercompany accounts, in each case in the manner as determined by CBS in its sole discretion (including by means of declaring, setting aside or paying any dividend or distribution, purchasing or redeeming equity interests, creating or repaying intercompany debt, increasing or decreasing cash pool balances, or otherwise). Notwithstanding the foregoing, from and after the date of the Merger Agreement until the effective time of the Merger, at no time will there be less than $50 million in available capacity in the existing CBS Radio credit agreement for use for Restricted Payments.

Nothing contained in the Merger Agreement will give Entercom or Merger Sub, directly or indirectly, the right to control or direct the operations of the CBS Group at any time. Prior to the effective time of the Merger, CBS and CBS Radio will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over the operations of the Radio Group pursuant to the terms of their respective governing documents and applicable law.

Nothing contained in the Merger Agreement will give CBS, directly or indirectly, the right to control the Radio Group after the effective time.

Tax Matters

The Merger Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and the parties adopt it as such. Prior to the effective time of the Merger, and from time to time, each of CBS, CBS Radio and Entercom agrees to use its reasonable best efforts to (i) cause each of the Internal Distributions and the Final Distribution to qualify as a tax-free transaction under Section 355 of the Code; and (ii) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Further, the Merger Agreement contains additional representations, warranties and covenants relating to the preservation of the tax-free status of each of the Internal Distributions, the Final Distribution, and the Merger. Additional representations, warranties and covenants relating to the tax-free status of the Transactions are contained in the Tax Matters Agreement.

As of the date of the Merger Agreement, the rights and obligations of the members of the Radio Group and the members of the CBS Group pursuant to a tax matters agreement, entered into as of October 17, 2016, by and between CBS and CBS Radio, terminated, and neither any member of the CBS Group, on the one hand, nor any member of the Radio Group, on the other hand, has any rights or obligations to each other after in respect of such tax matters agreement.

SEC Filings

The parties agreed to cooperate and prepare, and Entercom will file with the SEC, the Entercom Registration Statement, including the proxy statement with respect to the transactions contemplated by the Merger Agreement, and Entercom will use its reasonable best efforts to have such proxy statement cleared by the SEC under the Exchange Act and the Entercom Registration Statement declared effective by the SEC under the Securities Act, as promptly as reasonably practicable after such filings or at such other time as CBS, CBS Radio and Entercom may agree. The Entercom Registration Statement and the proxy statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

Additionally, and as promptly as reasonably practicable following the date of the Merger Agreement, the parties will cooperate to prepare, and CBS Radio will file with the SEC, the Radio Registration Statement and CBS Radio will use its reasonable best efforts to have the Radio Registration Statement declared effective by the SEC under the Securities Act, as promptly as practicable after such filings or at such other time as the parties may agree. The Radio Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

Entercom is required under the terms of the Merger Agreement to mail its proxy statement to its shareholders as promptly as practicable after the SEC clears that proxy statement and, if required by the SEC, the registration statements described above are declared effective.

After the date (i) on which the Radio Registration Statement has been declared effective, and (ii) the earliest of the date on which the conditions set forth in Section 8.1 of the Merger Agreement (A) have been fulfilled, (B) are reasonably likely to be fulfilled at the effective time or (C) are or have been waived by the applicable party, CBS will “commence” (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer on a date determined by CBS in good faith, provided that if CBS determines in its good faith discretion to “commence” the exchange offer on or prior to August 20, 2017, CBS will provide Entercom with eleven calendar days prior written notice prior to commencing the exchange offer; CBS and CBS Radio will cooperate to prepare and CBS will file with the SEC, on a date determined by CBS in its sole discretion, a Schedule TO in connection with the commencement of the exchange offer.

In connection with the SEC filings, each of CBS, CBS Radio and Entercom will use its reasonable best efforts to (i) cooperate with the other parties to prepare pro forma financial statements that comply with the rules and regulations of the SEC, and (ii) provide and make reasonably available upon reasonable notice the senior management employees of the other party to discuss the materials prepared and delivered.

Shareholders Meeting

The Merger Agreement provides that as promptly as practicable following the date on which the SEC clears the proxy statement and, if required by the SEC as a condition to the mailing of the proxy statement, the Entercom Registration Statement will have been declared effective, Entercom will call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon Entercom shareholder approvals. Entercom will deliver to its shareholders the proxy statement in definitive form in connection with Entercom’s shareholders’ meeting at the time and in the manner provided by the applicable provisions of Pennsylvania law, the Exchange Act and the Entercom Articles and Entercom Bylaws and will conduct its shareholders’ meeting and the solicitation of proxies in connection therewith in compliance with such statutes.

Regulatory Matters; Efforts

The Merger Agreement provides that each party to the Merger Agreement will use reasonable best efforts to take or cause to be taken all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws to consummate the Merger and the other transactions contemplated thereby as soon as practicable but prior to the termination date, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and tax ruling requests and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or governmental authority in order to consummate the Radio Reorganization, the Final Distribution, the Merger or any of the other transactions contemplated by the Merger Agreement. Additionally, each party to the Merger Agreement has agreed to take all reasonable steps as may be necessary to obtain all required approvals (including Entercom providing a guarantee of CBS Radio’s obligations as reasonably necessary to obtain such approvals and using reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent or delay the consummation of the closing), and to take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege in a manner so as to preserve the applicable privilege. Notwithstanding anything to the contrary set forth above, materials provided to the other party or its outside counsel may be redacted to (i) remove references concerning valuation or other confidential information as determined by such providing party in good faith, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable privilege concerns and (iv) taking all reasonable steps as may be necessary to effect the contribution at the effective time.

Each party to the Merger Agreement has also agreed to make (i) an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated under the Merger Agreement as promptly as practicable, and in any event within thirty business days after the date of the Merger Agreement and (ii) all other necessary filings with other governmental authorities, including the FCC, relating to the Radio Reorganization, the Final Distribution, the Merger and the other transactions contemplated by the Merger Agreement, and, in each case and in the case of any investigation or inquiry by a governmental authority, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the approvals under such other applicable laws or from such authorities before the termination date. Without limiting the foregoing, each of Entercom and Merger Sub, on the one hand, and CBS and CBS Radio, on the other hand, will, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party,

(ii) promptly inform the other parties of any communication received by such party from, or given by such party to, the Antitrust Division of the DOJ, the Federal Trade Commission (the “FTC”), the FCC or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated in the Merger Agreement, and (iii) permit the other party to review in advance any written communication to be given by a party to, and consult with each other (A) in advance of any meeting or material telephone call with, and (B) in the preparation of any written submission to, the DOJ, the FTC, the FCC or any such other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC, the FCC or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. No party will take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of the approvals from governmental authorities.

Each party to the Merger Agreement agreed to file, or cause to be filed, and not withdraw, as promptly as practicable, but in any event no later than thirty (30) business days after February 2, 2017, applications requesting FCC consent to the transactions contemplated by the Transaction Agreements and all other necessary filings to obtain FCC consent that are required in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement and any assignment or transfer of control of FCC licenses of CBS or Radio, as applicable. In furtherance of the foregoing, the parties will use their reasonable best efforts to obtain FCC consent as promptly as practicable. To that end, each party to the Merger Agreement agreed to enter into and comply with, and cause the members of the Radio Group and the Entercom Group, as applicable, to enter into and comply with, a tolling, assignment and assumption or similar agreement with the FCC to provide for the extension of the statute of limitations for the FCC to determine or impose a forfeiture penalty against a radio station, the assumption of liabilities in connection with an assignment of license, or such other matters as the FCC may require, in connection with (i) any pending complaints that the radio station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against the radio station (a “Tolling Agreement”) if so requested by the FCC. The parties to the Merger Agreement will consult in good faith with each other prior to entry into any such Tolling Agreement. In addition, until such time as FCC consent shall have become a final order, the parties, as applicable, each shall oppose any petitions to deny or other objections filed with respect to the FCC applications to the extent such petition or objection relates to such party.

Furthermore, the Merger Agreement provides that the parties will use their reasonable best efforts to eliminate each and every impediment that may be asserted by any governmental authority or any other person so as to enable the parties to obtain the approvals and consummate the transactions contemplated by the Merger Agreement as soon as practicable. In furtherance of the foregoing, Entercom and Merger Sub agreed to propose, negotiate, commit to and effect, by consent decree, order, agreements with governmental authorities or otherwise, commitments, conduct restrictions and/or the sale, hold separate, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be transferred to the Entercom Group pursuant to the Merger Agreement as are required in order to (i) resolve expeditiously any objections any governmental authority may assert with respect to the transactions contemplated by the Merger Agreement and to obtain any approval from any governmental authority and/or (ii) avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by the Merger Agreement; provided that any such commitments, conduct restrictions, sales, hold separates, divestitures or dispositions by the Radio Group shall be conditioned upon and become effective only from and after the closing. In addition, each of Entercom and Merger Sub shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent or delay the consummation of the closing.

The parties agree and acknowledge that the “reasonable best efforts” standard will not require, or be construed to require, any party to propose, negotiate, commit to, effect or become subject to, by consent decree, hold separate order or otherwise, (i) any commitments or conduct restrictions on the Entercom Group or the Radio Group, or any requirements for the Entercom Group or Radio Group to sell, divest, hold separate or otherwise dispose of any of their assets, properties or businesses that would, individually or in the aggregate, be expected to account for a loss of more than $40 million EBITDA for the twelve months ended December 31, 2016 or (ii) any commitments or conduct restrictions on the CBS Group (other than reasonable and customary transitional arrangements to facilitate divestitures), or any requirements for the CBS Group to sell, divest, hold separate or otherwise dispose of any of its assets, properties or businesses.

The parties to the Merger Agreement agreed to reasonably cooperate and consult with each other in good faith to jointly coordinate communications with any governmental authority and jointly develop strategy for responding to any investigation or other inquiry by any governmental authority and formulating proposals to any governmental authority related to the approvals or any other matter described above. To the extent that the parties are unable to reach agreement as to the strategy for responding to any investigation or other inquiry by any governmental authority or for formulating proposals to any governmental authority related to the approvals (collectively, the “Agreement Disputes”), any member of the CBS Group or the Radio Group, on the one hand, or the Entercom Group, on the other hand, involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting between the Chief Executive Officer of Entercom and the Chief Operating Officer of CBS (collectively, the “Party Designees”). If, on or before September 30, 2017, the Party Designees are not able to resolve the Agreement Dispute within ten (10) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Chief Executive Officer of Entercom shall make a good faith, reasonable determination as to the final determination with respect to such Agreement Dispute, taking into account (x) the impact of the proposed resolution of such Agreement Dispute on the value of the Entercom Group (including the Radio Group, following the closing) and (y) the impact of the proposed resolution of such Agreement Dispute on the ability of the parties to consummate the Merger and the other transactions contemplated by the Merger Agreement in as prompt a manner as practicable, with each such factor weighted equally. Following September 30, 2017, Agreement Disputes shall be resolved only with the joint agreement of the parties.

To the extent that any divestitures are required by any Governmental Authority in connection with the Transactions, Entercom will take the lead in negotiating definitive transaction agreements with respect to such divestitures; provided, that Entercom will (i) cooperate with CBS and CBS Radio in a commercially reasonable manner in developing and implementing a strategy and process for negotiating and consummating such divestitures, including considering in good faith any comments from CBS and CBS Radio, and (ii) consult with CBS and CBS Radio on a regular basis and in good faith in carrying out the foregoing strategy and process. Any such divestitures by the Radio Group shall be conditioned upon and become effective only from and after the closing.

No Solicitation

From and after the date of the Merger Agreement, Entercom will, and will cause each Entercom subsidiary and each of the directors, officers, employees and representatives of the Entercom Group to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any person with respect to any Entercom Acquisition Proposal (as defined below) and will enforce and, except as otherwise prohibited by applicable law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which any member of the Entercom Group is a party relating to any such Entercom Acquisition Proposal; provided, that Entercom will be permitted to grant a waiver of any standstill agreement, in response to a bona fide unsolicited request (and to permit such request) for such waiver from the counterparty thereto, to permit an Entercom Acquisition Proposal to be made. Entercom will promptly request each person that has executed a confidentiality agreement in connection with its consideration of any Entercom Acquisition Proposal to return or destroy all confidential information furnished prior to the execution of the Merger Agreement to or for the benefit of such person by or on behalf of any member of the Entercom Group. Entercom will not, and will cause the Entercom subsidiaries and each of the directors, officers and employees of the

Entercom Group not to, and will use its reasonable best efforts to cause its representatives not to, directly or indirectly:

•	solicit, initiate or knowingly facilitate (including by way of furnishing information) or knowingly induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to Entercom’s shareholders) that constitutes or would reasonably be expected to lead to an Entercom Acquisition Proposal, or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or cooperate in any way that would reasonably be expected to lead to, any Entercom Acquisition Proposal, except as provided in the Merger Agreement.

“Entercom Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase by a third person or group of persons (other than CBS, CBS Radio or their affiliates), in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (a) assets or businesses of the Entercom Group that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value) of the Entercom Group, taken as a whole, immediately prior to such transaction, or (b) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the outstanding shares of Entercom Common Stock (assuming conversion of all Entercom Class B Common Stock), other equity securities or voting power of any shareholder of Entercom, any of the subsidiaries of Entercom or any resulting parent company of Entercom, in each case other than the Merger, the other transactions contemplated by the Merger Agreement and any transactions required to satisfy the obligations of the parties pursuant to the Merger Agreement.

Prior to obtaining the Entercom shareholder approvals, if Entercom receives a bona fide written Entercom Acquisition Proposal that did not result from a material breach of the restrictions described in the Merger Agreement and the Entercom board of directors determines, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, to be, or to be reasonably likely to lead to, an Entercom Superior Proposal, Entercom may furnish certain information pursuant to a confidentiality agreement and participate in discussions or negotiations with the person making the relevant Entercom Acquisition Proposal.

“Entercom Superior Proposal” means a bona fide written Entercom Acquisition Proposal that the Entercom board of directors concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) deemed relevant by the Entercom board of directors, (a) is more favorable, from a financial point of view, to the shareholders of Entercom than the transactions contemplated by the Merger Agreement, and (b) is reasonably capable of being completed on the terms proposed; provided that, for purposes of the definition of “Entercom Superior Proposal,” the term Entercom Acquisition Proposal will have the meaning assigned to such term in the Merger Agreement, except that the reference to “20% or more” in the definition of “Entercom Acquisition Proposal” will be deemed to be a reference to “50%.”

The Merger Agreement provides that Entercom will promptly, and in any event within twenty-four hours after receipt, notify CBS of the receipt by Entercom of an Entercom Acquisition Proposal and provide to CBS copies of any written materials evidencing such proposal, and Entercom must keep CBS reasonably informed of the status and material terms and conditions of any such Entercom Acquisition Proposal. Entercom must also promptly provide to CBS (and in any event within twenty-four hours) any material modification to the terms of any Entercom Acquisition Proposal and must notify CBS of any determination by the Entercom board of directors that an Entercom Acquisition Proposal constitutes an Entercom Superior Proposal. In addition, Entercom will, to the extent not already provided to CBS, provide CBS as promptly as practicable (and in any event within twenty-four (24) hours) with all information provided pursuant to Section 7.11(b)(i) of the Merger

Agreement and all other information as is reasonably necessary to keep CBS reasonably currently informed of all written or material oral communications regarding, and the status of, any such acquisition proposal and any related discussions or negotiations.

Until the effective time or, if earlier, the termination of the Merger Agreement in accordance with its terms, neither the Entercom board of directors nor any committee thereof shall:

•	(A) withdraw or qualify (or amend or modify in a manner adverse to CBS or CBS Radio in any material respect) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to CBS or CBS Radio in any material respect), the Entercom Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Entercom Acquisition Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer (any action described in this bullet being referred to as a “Change in Recommendation”); or

•	approve or recommend, or publicly propose to approve or recommend, or allow Entercom or any of its affiliates to execute or enter into an agreement related to an Entercom Acquisition Proposal (an “Entercom Acquisition Agreement)” (A) constituting, or relating to, any Change in Recommendation or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement.

Notwithstanding the foregoing paragraph or any provision of the Merger Agreement, at any time prior to obtaining the Entercom shareholder approvals, (x) solely in response to an Entercom Superior Proposal or an Intervening Event (as defined below), the Entercom board of directors may make a Change in Recommendation, (y) the Entercom board of directors may terminate the Merger Agreement if it substantially concurrently (in the case of receipt of an Entercom Superior Proposal) enters into an Entercom Acquisition Agreement or (z) the Entercom board of directors may terminate the Merger Agreement if it makes a Change in Recommendation solely in response to an Intervening Event, and in the case of each of (x), (y) and (z), as applicable, all of the following conditions are met:

•	in the case of (A) an Entercom Superior Proposal, such Entercom Superior Proposal has been made and has not been withdrawn and, the Entercom board of directors has determined in good faith that such Entercom Superior Proposal continues to be an Entercom Superior Proposal or (B) an Intervening Event, such Intervening Event is continuing and the Entercom board of directors has determined in good faith, after consultation with its outside legal counsel, that, the failure to make a Change in Recommendation or terminate the Merger Agreement, would constitute a breach of its fiduciary duties under applicable Law;

•	the Entercom shareholder approval has not been obtained;

•

Entercom has (A) provided to CBS and CBS Radio five (5) business days’ prior written notice (the “Entercom Notice Period”), which shall state expressly (x) that it has received an Entercom Superior Proposal or that an Intervening Event has occurred, (y) the material terms and conditions of the Entercom Superior Proposal (including the per share value of the consideration offered therein and the identity of the person or group of persons making the Entercom Superior Proposal) or the material facts and circumstances of such Intervening Event, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Entercom Superior Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Entercom Superior Proposal or any material change to the facts and circumstances of such Intervening Event shall require a new notice, provided that the Entercom Notice Period in connection with any such new notice shall be three (3) business days) and (z) that the Entercom board of directors intends to make a Change in Recommendation, terminate the Merger Agreement pursuant to Section 9.1(e) or terminate the Merger Agreement and enter into an Entercom Acquisition Agreement, and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Change in Recommendation or terminating the Merger Agreement, as applicable, to the extent requested by CBS or CBS Radio, engaged in good faith negotiations with CBS and CBS Radio during the Entercom Notice Period to amend the Merger Agreement, and, after such negotiations and giving effect to any proposals made by CBS and CBS Radio, the Entercom board of directors again makes the determination described in the first bullet above; and

•	Entercom shall have complied with Section 7.11 of the Merger Agreement in all material respects with respect to such Entercom Superior Proposal or Intervening Event.

“Intervening Event” means any material event, change, effect, development, state of facts, condition or occurrence that occurs or arises after the date of the Merger Agreement that (a) was not known, or reasonably foreseeable (or the material consequences were not known or reasonably foreseeable) to or by the Entercom board of directors as of or prior to the date of the Merger Agreement and did not result from a breach of any of the Transaction Agreements by Entercom or Merger Sub, and (b) does not involve or relate to the receipt, existence or terms of an Entercom Acquisition Proposal; provided, that (1) any change in the price or trading volume of the CBS Common Stock or Entercom Common Stock or (2) the failure by CBS, CBS Radio or Entercom to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying cause of, or factors contributing to, the changes or events described in clauses (1) and (2) may be taken into account in determining whether an Intervening Event has occurred).

Entercom will not, and will cause any Entercom subsidiary not to, enter into any contract with any person subsequent to the date of the Merger Agreement, and no member of the Entercom Group is party to any contract, in each case, that prohibits Entercom from complying with its obligations above. Nothing contained in the Merger Agreement will prohibit Entercom or the Entercom board of directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop look and listen” communication to its shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event will Entercom or the Entercom board of directors take, or agree or resolve to take, any action prohibited by the provisions above.

Financing

CBS and CBS Radio will use their respective reasonable best efforts to (i) cause CBS Radio to consummate and obtain the Radio Financing on the terms and conditions described in the Radio Commitment Letter and the related letter, including using reasonable best efforts to (A) maintain in effect the existing CBS Radio credit agreement and the Radio Commitment Letter and, if entered into prior to the closing, the definitive documentation with respect to the Radio Financing contemplated by the Radio Commitment Letter (such definitive documentation entered into at or prior to the closing, if any, the “Definitive Debt Agreements”), (B) negotiate and execute the Definitive Debt Agreements on terms and conditions contemplated by the Radio Commitment Letter and the related letter and, upon execution thereof, deliver a copy thereof to Entercom and (C) satisfy on a timely basis all conditions applicable to the members of the Radio Group in the Radio Commitment Letter and Definitive Debt Agreements that are within its control and comply with its obligations thereunder and (ii) obtain, as of the closing, any amendment, waiver or approval required under the existing CBS Radio credit agreement to permit the Transactions. Upon the satisfaction or waiver (to the extent permitted by applicable law) of all the conditions precedent set forth in the Separation Agreement, the Radio Commitment Letter and the Definitive Debt Agreements, CBS and CBS Radio will use their respective reasonable best efforts to cause the financial institutions providing the Radio Financing to fund such Radio Financing.

CBS will not permit CBS Radio to, and CBS Radio will not, amend, replace, supplement or otherwise modify, or waive any of its rights under, the Radio Commitment Letter, the related letter, or the Definitive Debt Agreements, the existing CBS Radio credit agreement, the Radio existing indenture and/or substitute other debt financing for all or any portion of the Radio Financing from the same and/or alternative financing sources without the consent of Entercom (which consent may not to be unreasonably withheld, conditioned or delayed) if such amendment, modification or waiver meets certain characteristics set forth in the relevant section of the Merger Agreement. However, CBS and CBS Radio may amend or replace the Radio Commitment Letter or the related letter to (i) add lenders, arrangers, bookrunners, syndication agents, managers or similar entities who had not executed the Radio Commitment Letter as of the date of the Merger Agreement or (ii) implement or exercise any “flex” provisions provided in the related letter as in effect on such date and may, with the consent of Entercom, amend the existing CBS Radio credit agreement to facilitate the Transactions and the operations of its business following the closing date and pay customary fees in connection therewith.

If any portion of the Radio Financing becomes unavailable on the terms and conditions contemplated in the Radio Commitment Letter and related letter of the Definitive Debt Agreements, as applicable, CBS and CBS Radio will use their reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative debt financing from alternative financing sources on terms not materially less favorable to CBS Radio and Entercom in the aggregate than those contained in the Radio Commitment Letter, in an amount sufficient to consummate the transactions contemplated by the Merger Agreement and that is acceptable to Entercom (“Alternative Debt Financing”).

CBS and CBS Radio will give Entercom prompt notice of (i) (A) any material breach or default, or (B) any written notice received by them of any threatened breach, default, termination or repudiation, in each case by any party to the Radio Commitment Letter, Definitive Debt Agreements or the CBS Radio existing credit agreement, of which either becomes aware, or (ii) any termination or waiver, amendment or other modification of the Radio Commitment Letter, any Definitive Debt Agreement or the CBS Radio existing Credit Agreement. Upon Entercom’s request from time to time, CBS and/or Radio will keep Entercom reasonably informed in reasonable detail of the status of its effort to arrange the Radio Financing and will provide to Entercom copies of all definitive documents related to the Radio Financing and any amendment to, or waiver, modification or replacement of, the Radio Commitment Letter.

Prior to the closing, Entercom will and will cause its subsidiaries to use reasonable best efforts to, and will use its reasonable best efforts to cause their respective representatives to, provide to CBS and CBS Radio all cooperation reasonably requested by CBS Radio in connection with the arrangement, syndication, documentation, marketing and consummation of the Radio Financing and/or any amendment, waiver or approval required under the existing CBS Radio credit agreement to permit the Transactions, including taking certain actions set forth in the relevant section of the Merger Agreement.

Notwithstanding the foregoing, (i) no member of the Entercom Group will be required to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Radio Financing prior to the effective time for which it has not received prior reimbursement, unless such action is contingent upon the closing and (ii) no obligation of any member of the Entercom Group or any of their representatives undertaken or under any certificate, document or instrument executed pursuant to the foregoing (other than representation and authorization letters) will be effective until the closing. Entercom consents to the reasonable use by CBS Radio of Entercom’s and Entercom subsidiaries’ logos in connection with the Radio Financing; provided that such logos are used in a manner that is not intended to harm or disparage any member of the Entercom Group or the reputation or goodwill of any member of the Entercom Group.

For purposes of the foregoing description, “Radio Financing” includes any Alternative Debt Financing used to satisfy CBS Radio’s obligations under the Merger Agreement and references to “Radio Commitment Letter,” includes any commitments in respect of Alternative Debt Financing.

Employment and Benefits Matters

Entercom will provide to each CBS Radio employee, while employed by Entercom or its subsidiaries after the effective time: (i) for the period commencing on the effective time and ending on the first anniversary thereof, base compensation that is no less favorable to such CBS Radio employee than the base compensation provided to such CBS Radio employee immediately prior to the effective time; and (ii) until December 31, 2017, (1) a short-term incentive opportunity that is no less favorable than such CBS Radio employee’s short-term incentive opportunity in effect immediately prior to the effective time; and (2) employee benefits (excluding defined benefit pension plans and retiree medical plans) that are no less favorable in the aggregate than those provided to such CBS Radio employee immediately prior to the effective time.

During the period commencing on the effective time and ending on the first anniversary thereof, Entercom will provide to each employee of the members of the Entercom Group who continues to be so employed as of immediately prior to the effective time, while employed by Entercom or its subsidiaries after the effective time, base compensation that is no less favorable to such Entercom employee than the base compensation provided to such Entercom employee immediately prior to the effective time.

In terms of severance, the Merger Agreement provides that Entercom will provide to each CBS Radio employee whose employment is terminated by Entercom during the period commencing on the effective time and ending on the first anniversary thereof under circumstances that would have entitled such CBS Radio employee to severance benefits under the severance plan or policy of CBS Radio as in effect immediately prior to the effective time, severance benefits that are no less favorable than the severance benefits that would have been payable under the CBS Radio severance plan, determined without regard to any discretion of the applicable employer to reduce the severance benefits thereunder and based on full service credit for years of service with CBS and its affiliates (and predecessors) and without taking into account any reduction after the closing in compensation paid to such CBS Radio employee, subject to the delivery and effectiveness of a release of claims from the CBS Radio employee in favor of the Entercom Group, Radio Group and the CBS Group.

Furthermore, the Merger Agreement provides certain other employment and benefits covenants in respect to service credits for employees taking into consideration years of service, as well as covenants in respect to third-party beneficiary rights.

CBS Brands License Agreements

On or before the Separation, certain subsidiaries of CBS, CBS Radio and CBS Radio’s subsidiaries, as applicable, will enter into three agreements to license the use of certain intellectual property by CBS Radio after the Separation. Together, these three agreements are referred to in this document as the “CBS Brands License Agreements.” The terms of the Merger Agreement remain subject to the CBS Brands License Agreements, as described in the Merger Agreement. See “Other Agreements and Other Related Party Transactions—CBS Brands License Agreements.”

The Merger Agreement provides that Entercom may use the name “CBS Radio Inc.” until the Name Change Date, and after the Name Change Date, Entercom must remove “CBS” from the entity names of Entercom, CBS Radio and each of their respective subsidiaries subject to the CBS Brands License Agreements. Under the “CBS RADIO” Brands License Agreement, Entercom can use the name CBS RADIO as the name of the business, as part of entity names and use the CBS Eye Design for one year. Under another CBS Brands License Agreement, certain brands used by CBS for television stations may be used by Entercom for 20 years (i.e., WCBS and KCBS) and the remainder in perpetuity subject to the terms of the CBS Brands License Agreements.

Pursuant to the Merger Agreement and one of the CBS Brands License Agreements, from the closing and until December 31, 2020, Entercom, CBS Radio and each of their respective subsidiaries may operate the CBS Sports Radio Network™ (and may continue to use the “CBS SPORTS RADIO” brand for that period, but must cease use of the CBS Eye Design within one year of the Separation.

Non-Competition; Non-Solicitation of Employees

Pursuant to the terms under the Merger Agreement, CBS agrees that, from and after the effective time until the date that is eighteen months after the closing date, it will not, and will cause its subsidiaries not to, without the prior written consent of Entercom, directly or indirectly, solicit for employment or hire any of the CBS Radio employees; provided, however, that (i) the placement of any general mass solicitation or advertising that is not targeted at CBS Radio employees, will not be considered a violation of the Merger Agreement; and (ii) this provision will not preclude CBS or its subsidiaries from soliciting or hiring any CBS Radio employee whose employment with Entercom or any Entercom subsidiary following the closing (including any CBS Radio subsidiary) has been terminated for cause by Entercom or such Entercom subsidiary. For the avoidance of doubt, the provisions above will not restrict activities between CBS and the CBS Radio employees prior to the closing date.

In terms of non-competition and in furtherance of the Merger and the transactions contemplated in the Merger Agreement, CBS covenants and agrees that, from and after the effective time until the date that is two years after the closing date, it will not, and will cause the members of the CBS Group not to, directly or indirectly: (i) own or operate any broadcast radio station which is operated pursuant to a license, permit or other authorization issued by the FCC that serves any radio market in which any member of the Radio Group owns or operates a radio station as of the date of the Merger Agreement, or (ii) except to the extent, and solely to the extent, necessary for the distribution of audio programming as CBS Radio News Network, distribute audio programming for broadcasting over a group of affiliated terrestrial stations or by satellite, or through internet streaming audio content services in the United States.

Notwithstanding the foregoing, nothing therein will prohibit:

•	any member of the CBS Group from engaging in the businesses conducted by the CBS Group (excluding the business of the Radio Group) at the effective time;

•	“CBS Local Digital Media” from distributing promotional clips, podcasts or short audio clips to an extent that is ancillary to its business as conducted at the effective time;

•	any member of the CBS Group from directly or indirectly acquiring (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender; exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise) any interest in a person or business engaged in a competitive business that generates 25% or less of its net revenues or net income on a consolidated basis; provided, that, such person may not use the name “CBS Radio”, or anything substantially similar, in connection with the activities that constitute the competitive business;

•	any member of the CBS Group from owning less than or equal to 10% in the aggregate of any class of capital stock or other equity interest of any person engaged in a competitive business;

•	any member of the CBS Group from performing their obligations under the Merger Agreement, the Separation Agreement and the Ancillary Agreements; or

•	any member of the CBS Group from distributing or producing podcasts or other audio programs through websites or internet streaming audio content services where such podcast or audio program is based on or ancillary to content produced or distributed by a member of the CBS Group.

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	listing of the shares of Entercom Class A Common Stock on the NYSE;

•	settlement or cancellation of intercompany accounts;

•	termination of intercompany agreements;

•	access to information, disclosure of information and the confidentiality agreement;

•	any press release or public announcement relating to the Transactions;

•	steps required to be taken in connection with reporting requirements under Section 16(a) of the Exchange Act;

•	Radio Common Stock issuance and stock split of the outstanding shares of Radio Common Stock;

•	the right to control or direct the other party’s business;

•	the existence and applicability of any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation;

•	agreements with respect to other Transaction Agreements;

•	insurance, right to indemnification, advancement of expenses and exculpation;

•	governance matters, Entercom’s board of directors and Entercom’s headquarters;

•	shareholder litigation, the defense of any litigation brought by shareholders of CBS or CBS Radio against CBS or CBS Radio and/or any of their directors or officers relating to the Transactions;

•	further actions to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Transaction Agreements; and

•	certain Entercom compensation matters.

Conditions to the Merger

The obligations of Entercom, CBS, Merger Sub and CBS Radio to consummate the Merger are subject to the satisfaction, at or prior to the effective time, of the following conditions:

•	the consummation of the Radio Reorganization and the Final Distribution in accordance with the Separation Agreement and the Distribution Tax Opinion;

•	the expiration or termination of any applicable waiting period under the HSR Act, and no Burdensome Restriction will have been imposed in connection therewith;

•	the FCC Consent will have been obtained and will be in effect, in accordance with applicable law and the rules and regulations of the FCC, and such consent will contain no Burdensome Restriction;

•	the effectiveness of the registration statements of Entercom and CBS Radio and the absence of any stop order or proceedings seeking a stop order with respect thereto;

•	the receipt of all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Entercom Class A Common Stock to be issued pursuant to the Merger;

•	the approval for listing on the NYSE of the shares of Entercom Class A Common Stock and such other shares required to be reserved for issuance pursuant to the Merger;

•	the Entercom shareholder approval will have been obtained, in accordance with applicable law and the rules and regulations of the NYSE; and

•	the absence of court orders or orders of other governmental authorities prohibiting the Radio Reorganization, the Final Distribution or the Merger.

The obligation of CBS and CBS Radio to consummate the Merger will be subject to the fulfillment, at or prior to the effective time of the following additional conditions:

•	the performance and compliance in all material respects by Entercom of all obligations and covenants required to be performed or complied with by it prior to the effective time of the Merger;

•	the fundamental representations of Entercom will be true, correct and complete in all respects (other than for de minimis inaccuracies) as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date);

•	the truth, correctness and completeness of all representations and warranties of Entercom and Merger Sub set forth in the Merger Agreement (other than the Entercom fundamental representations) in all respects as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), without giving effect to any Entercom material adverse effect or materiality qualifications included therein, except where any failure of such representations and warranties to be true, correct and complete in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, an Entercom material adverse effect;

•	the receipt by CBS of a certificate, dated as of the effective time of the Merger, of a senior officer of Entercom certifying the satisfaction by Entercom of the conditions described in the preceding bullet points; and

•	the receipt by CBS and CBS Radio of a Merger Tax Opinion from CBS’s tax counsel, dated as of the closing date of the Merger.

The obligation of Entercom and Merger Sub to consummate the Merger will be subject to the fulfillment at or prior to the effective time of the following additional conditions:

•	the performance and compliance in all material respects by CBS and CBS Radio of all covenants required to be performed or complied with by them at or prior to the effective time of the Merger, pursuant to the Merger Agreement and the Separation Agreement;

•	the fundamental representations of CBS will be true, correct and complete in all respects (other than for de minimis inaccuracies) as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date);

•	the truth, correctness and completeness of all representations and warranties of CBS and CBS Radio set forth in the Merger Agreement (other than the CBS fundamental representations) in all respects as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), without giving effect to any CBS Radio material adverse effect or materiality qualifications included therein, except where any failure of such representations and warranties to be true, correct and complete in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBS Radio material adverse effect;

•	the receipt by Entercom of a certificate, dated as of the effective time of the Merger, of a senior officer of each of CBS and CBS Radio certifying the satisfaction by CBS and CBS Radio of the conditions described in the preceding bullet points;

•	the receipt by Entercom of a Merger Tax Opinion from Entercom’s tax counsel, dated as of the closing date of the Merger, and copies of the Distribution Tax Opinion and a Merger Tax Opinion from CBS’s tax counsel;

•	Entercom will have received at the closing a certification by CBS Radio that meets the requirements of Treasury Regulations Section 1.897-2(h)(1)(i), dated within 30 days prior to the closing date and in form and substance reasonably acceptable to Entercom along with written authorization for Entercom to deliver such notice form to the IRS on behalf of CBS Radio upon closing;

•	CBS Radio and CBS (or a subsidiary thereof) will have entered into each of the applicable Transaction Agreements, and to the extent applicable, performed the covenants to be performed thereunder prior to the effective time in all material respects, and each such agreement will be in full force and effect; and

•	CBS Radio will have received the proceeds of the Radio Financing or the alternative debt financing in an aggregate amount no less than $500 million and such proceeds will be available for the repayment of Entercom’s existing indebtedness and cash collateralization of letters of credit outstanding under the Entercom Credit Agreement, plus any related fees and expenses.

Termination

The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned prior to the effective time, whether before or after Entercom shareholder approvals have been obtained (unless otherwise specified therein):

•	by the mutual written consent of CBS and Entercom;

•	by either CBS or Entercom, upon written notice to the other party, if the effective time will not have occurred on or before November 2, 2017; provided that if the Merger has not been consummated by such date and the conditions set forth in Section 8.1(b) or Section 8.1(c) of the Merger Agreement have not been satisfied by such date, either CBS or Entercom may extend such date until May 2, 2018 by written notice to the other (such date, as may be so extended, the “Termination Date”); provided, however, that this right to terminate or extend the Merger Agreement will not be available to (i) any party whose failure to perform or observe in any material respect any covenant, obligation or other agreement contained in the Merger Agreement has been the primary cause of, or has resulted in, the failure of the effective time to occur on or before the Termination Date and (ii) CBS on or after November 3, 2017 in the event that the conditions set forth in Section 8.1(b), Section 8.1(c), Section 8.1(e) and Section 8.1(f) have been satisfied on or prior to the Termination Date;

•	by either CBS or Entercom, upon written notice to the other party, if, at the Entercom shareholders meeting (including any adjournment, continuation or postponement thereof), or the Entercom shareholder approvals will not have been obtained;

•	by Entercom, upon written notice to CBS, if there has been a breach or failure to perform by either CBS or CBS Radio of any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement or the Separation Agreement (including an obligation to consummate the Radio Reorganization, the Distributions or the closing), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 of the Merger Agreement and (ii) cannot be cured by the Termination Date, or, if capable of being cured in such time frame, shall not have been cured within thirty (30) days (or such lesser time remaining prior to the Termination Date) of the date Entercom gives CBS notice of such breach or failure to perform;

•	by Entercom, upon written notice to CBS, at any time prior to the receipt of the Entercom shareholder approvals, in order to enter into an acquisition agreement with respect to an Entercom Superior Proposal; provided, however, that Entercom may not terminate the Merger Agreement in this way unless the payment required by Section 9.3 of the Merger Agreement is made in full to CBS or its designee concurrently with the occurrence of such termination and the entry into such Entercom acquisition agreement with respect to such Entercom Superior Proposal, and in the event that such Entercom acquisition agreement is not concurrently entered into and such payment is not concurrently made, such termination will be null and void;

•

by CBS, upon written notice to Entercom, if there has been a breach or failure to perform by Entercom in any respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (including an obligation to consummate the closing), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 of the Merger

Agreement and (ii) cannot be cured by the Termination Date, or, if capable of being cured in such time frame, shall not have been cured within thirty (30) days (or such lesser time remaining prior to the Termination Date) of the date CBS gives Entercom notice of such breach or failure to perform;

•	by CBS, upon written notice to Entercom, if the Entercom board of directors will have effected a Change in Recommendation;

•	by either CBS or Entercom, upon written notice to the other party, if (i) any governmental authority will have issued any order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order will have become final and nonappealable, (ii) the FCC will have denied the FCC application with respect to any material CBS Radio FCC license or Entercom FCC license or (iii) any governmental authority will have issued any order that imposes any burdensome restriction in connection with the Transactions; provided, however, no party may terminate the Merger Agreement in this way if such party’s failure to comply with the requirements and obligations set forth in Section 7.9 of the Merger Agreement is the primary cause of such action or inaction;

•	by either CBS or Entercom, except as provided for in, or contemplated by the termination right described in the immediately preceding bullet, if any law permanently restrains, enjoins or makes illegal the consummation of the Transactions, and such law becomes effective (and final and nonappealable); or

•	by either CBS or Entercom, upon written notice to the other party, at any time prior to the receipt of the Entercom shareholder approvals, if the Entercom board of directors makes a Change in Recommendation solely in response to an Intervening Event; provided, however, that (i) Entercom may not terminate the Merger Agreement in this way unless the payment required by Section 9.3 of the Merger Agreement is made in full to CBS or its designee concurrently with the occurrence of such termination and (ii) if the Merger Agreement is terminated by CBS in this way, Entercom must make the payment required by Section 9.3 of the Merger Agreement.

Effect of Termination

In the event of termination of the Merger Agreement pursuant to termination rights detailed above, the terminating party will give notice to the other parties, specifying the provision or provisions pursuant to which such termination is made, and the Merger Agreement will become void, and will terminate, and there will be no liability under the Merger Agreement on the part of any party or their respective representatives or the financing sources other than Entercom to the extent set forth below; provided that nothing in the Merger Agreement will relieve any party of liability for fraud committed prior to such termination or willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or the Separation Agreement prior to such termination.

Termination Fee Payable in Certain Circumstances

The Merger Agreement provides that, upon termination of the Merger Agreement under the following circumstances, Entercom will be required to pay a termination fee of $30 million (the “Entercom Termination Fee”):

•	If an Entercom Acquisition Proposal has been publicly announced or otherwise made public known and not withdrawn, and (ii) thereafter the Merger Agreement is terminated (a) by CBS or Entercom if the Merger is not consummated by the Termination Date (if the Entercom shareholder approvals have not been obtained) or (b) by CBS or Entercom if the Entercom shareholder approvals have not been obtained or (c) by CBS if Entercom has committed a material and uncured breach of its covenants set forth in the Merger Agreement, and (iii) within twelve months after such termination of the Merger Agreement, Entercom enters into an acquisition agreement with respect to an Entercom Acquisition Proposal or consummates an Entercom Acquisition Proposal;

•	If the Merger Agreement is terminated by CBS as a result of the board of directors of Entercom having effected a Change of Recommendation prior to receipt of the Entercom shareholder approvals;

•	If the Merger Agreement is terminated by Entercom as a result of the board of directors of Entercom having effected a Change of Recommendation prior to receipt of the Entercom shareholder approvals solely in response to an Intervening Event; or

•	If the Merger Agreement is terminated by Entercom prior to the receipt of the Entercom shareholder approvals in order to enter into an acquisition agreement with respect to an Entercom Superior Proposal.

In the event that Entercom fails to pay when due the Entercom Termination Fee required pursuant to the provisions above, such Entercom Termination Fee will accrue interest for the period commencing on the date such Entercom Termination Fee became past due, at a rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis until the date of actual payment. In addition, if Entercom fails to pay the Entercom Termination Fee when due, Entercom will also pay to CBS all of CBS’s out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such amounts.

Specific Performance

If there is any actual or threatened default in, or breach of, any of the terms, conditions and provisions of the Merger Agreement or any of the other Transaction Agreements, the party who is, or is to be, aggrieved will have the right to specific performance of the transactions contemplated by the Merger Agreement or such other Transaction Agreement and injunctive or other equitable relief in respect of its rights under the Merger Agreement or the other Transaction Agreements, in addition to any and all other rights and remedies at law or in equity.

Additional Obligations

In the event the Merger Agreement is terminated, none of Entercom, any of its affiliates or the board of directors of Entercom may submit any transaction or agreement constituting an Entercom Acquisition Proposal or acquisition agreement to Entercom’s shareholders for approval at a shareholder meeting convened prior to the twelve-month anniversary of the termination of the Merger Agreement, unless the Merger Agreement is terminated (a) pursuant to Section 9.1(a) of the Merger Agreement or (b) by CBS or Entercom (as applicable) (i) pursuant to Section 9.1(b) of the Merger Agreement, unless (A) Entercom’s failure to perform or observe in any material respect any covenant, obligation or other agreement contained in the Merger Agreement was the primary cause of, or resulted in, the failure of conditions set forth in Sections 8.1(b) or Section 8.1(c) of the Merger Agreement to be satisfied or (B) an Entercom Acquisition Proposal was publicly announced or otherwise made publicly known and not withdrawn prior to such termination, (ii) pursuant to Section 9.1(d) of the Merger Agreement, (iii) pursuant to Section 9.1(h) of the Merger Agreement, unless Entercom’s failure to comply with Section 7.9 of the Merger Agreement is the primary cause of the action or inaction permitting termination pursuant to Section 9.1(h) of the Merger Agreement, or (iv) pursuant to Section 9.1(i) of the Merger Agreement, unless Entercom’s failure to comply with Section 7.9 of the Merger Agreement is the primary cause of the action or inaction permitting termination pursuant to Section 9.1(i).

Expenses

Except as specified elsewhere in the Merger Agreement, whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except (i) filing fees, printing and mailing expenses incurred in connection with this registration statement, Entercom’s registration statement and Entercom’s proxy statement, (ii) filing fees paid to governmental authorities with respect to the transactions contemplated in the Merger

Agreement pursuant to the HSR Act and to obtain FCC consent, each of which shall be shared equally by Entercom and CBS Radio and (iii) if the Merger is not consummated, all Financing Costs shall be shared equally by Entercom and Radio; provided, that, (a) in the event the Merger Agreement is terminated by CBS or Entercom pursuant to Section 9.1(c) or Section 9.1(j), by CBS pursuant to Section 9.1(f) or Section 9.1(g) or by Entercom pursuant to Section 9.1(e), Entercom shall reimburse CBS Radio for any Financing Costs incurred (provided that any amounts paid by Entercom pursuant to this paragraph will reduce the amount of the Termination Fee to be paid by Entercom, if applicable) and (b) in the event the Merger Agreement is terminated by Entercom pursuant to Section 9.1(d), CBS Radio shall not be reimbursed by Entercom for any Financing Costs incurred if the Merger is not consummated.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference in this document. Stockholders of CBS, CBS Radio and Entercom are urged to read the Separation Agreement in its entirety. This summary of the Separation Agreement has been included to provide CBS, CBS Radio and Entercom shareholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this document. It is not intended to provide any other factual information about Entercom, Merger Sub, CBS or CBS Radio. Information about Entercom, Merger Sub, CBS and CBS Radio can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

Overview

The Separation Agreement provides for the Separation of CBS Radio from CBS. Among other things, the Separation Agreement sets forth when and how CBS will separate CBS Radio from the other businesses of CBS. The Separation Agreement also includes actions and procedures by which CBS and CBS Radio will carry out the Radio Reorganization and the Final Distribution through the exchange offer. The matters addressed by the Separation Agreement include, without limitation, the matters described below.

Radio Reorganization

The Separation Agreement provides that, on or prior to the Final Distribution Date, and subject to its terms and conditions:

•	First Distribution: CBS Broadcasting will distribute all of the outstanding equity of CBS Radio to Westinghouse.

•	Second Distribution: Westinghouse will distribute all of the equity of CBS Radio to CBS.

•	Stock Split: Subsequently, CBS Radio will effect the Stock Split.

Additionally, the Separation Agreement provides that the parties must obtain the consent of the FCC prior to effectuating the First Distribution, Second Distribution, the Final Distribution and any other transaction that would result in a change in control of CBS Radio.

Pursuant to the Separation Agreement, the obligation of CBS to effect the Radio Reorganization will be subject to the fulfillment or waiver by CBS of the following conditions:

•	CBS will have received the Distribution Tax Opinion, opining that each of the Internal Distributions and the Final Distribution will qualify as a tax-free transaction under Section 355 of the Code;

•	CBS and CBS Radio will have received any necessary permits and authorizations under state securities or “blue sky” laws of the United States, the Securities Act and the Exchange Act in connection with the Final Distribution and such permits and authorizations will be in effect; and

•	certain conditions in the Merger Agreement to each party’s respective obligations to effect the Merger have been, or will be, fulfilled or waived.

The Final Distribution

The Separation Agreement provides that, subject to its terms and conditions and following the consummation of the Radio Reorganization, on the date for the Final Distribution, CBS will:

•	Consummate an offer to exchange all of the outstanding shares of Radio Common Stock for shares of CBS Class B Common Stock then outstanding. CBS in its sole discretion, but subject to its obligations under the Merger Agreement and the Separation Agreement, will determine the terms of the exchange offer, including the number of shares of Radio Common Stock that will be offered for each validly tendered share of CBS Class B Common Stock, the period during which such exchange offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of the exchange offer.

•	In the event that the holders of CBS Class B Common Stock subscribe for less than all of the outstanding shares of Radio Common Stock in the exchange offer, or if the exchange offer is consummated but not all of the shares of Radio Common Stock owned by CBS are exchanged due to the upper limit being in effect, CBS will distribute the remaining outstanding shares of Radio Common Stock on a pro rata basis to holders of CBS Common Stock in the Spin-Off, based on the relative economic interest of each such holder in the total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the exchange offer. Such Spin-Off, if necessary, will not have a different impact on holders of different classes of CBS Common Stock, as holders of each outstanding share of CBS Class B Common Stock not validly tendered (or validly tendered and validly withdrawn) in the exchange offer and each outstanding share of CBS Class A Common Stock will receive an equal number of shares of Radio Common Stock in any Spin-Off distribution. The Divesture Committee of the board of directors of CBS will establish a record date for the Spin-Off and CBS will consummate the Spin-Off on the Final Distribution Date immediately following the consummation of the exchange offer. The terms and conditions of any Spin-Off will be determined by CBS, in its sole discretion, and will comply with all applicable laws and regulations of the NYSE.

The Separation Agreement provides that each holder of CBS Class B Common Stock may elect in the exchange offer to exchange a number of shares of CBS Class B Common Stock held by such CBS stockholder for shares of Radio Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by CBS in its sole discretion, subject to the terms of the Merger Agreement and the Separation Agreement. In the event of a Spin-Off, each record holder will be entitled to receive for each share of CBS Common Stock held by such record holder after the consummation of the exchange offer a number of shares of Radio Common Stock equal to the total number of unsubscribed shares, multiplied by a fraction, the numerator of which is the total number of shares of CBS Common Stock held by such record holder after consummation of the exchange offer and the denominator of which is the total number of shares of CBS Common Stock outstanding on the Final Distribution Date.

Pursuant to the Separation Agreement, the obligation of CBS to effect the Final Distribution will be subject to the fulfillment or waiver by CBS of the following conditions:

•	the Radio Reorganization will have been consummated;

•	CBS will have received the Distribution Tax Opinion (if this condition is waived, CBS may be required to pay to Entercom a tax opinion waiver penalty calculated pursuant to the terms of the Separation Agreement);

•	CBS and CBS Radio will have received any necessary permits and authorizations under state securities or “blue sky” laws of the United States, the Securities Act and the Exchange Act in connection with the Final Distribution and such permits and authorizations will be in effect;

•	CBS and CBS Radio will have prepared and delivered to the holders of record of CBS Common Stock such information concerning CBS Radio, its business, operations and management, the Final Distribution and such other matters as CBS will reasonably determine and as may otherwise be required by applicable law; and

•	certain conditions in the Merger Agreement to each party’s respective obligations to effect the Merger have been, or will be, fulfilled or waived.

The Separation Agreement provides that if the condition that the Distribution Tax Opinion be delivered is waived by CBS, then unless such condition cannot be met solely as a result of one or more events, facts or circumstances that are not within the control of CBS, CBS shall pay to Entercom the Tax Opinion Waiver Penalty no later than the fifth business day after the Closing. The “Tax Opinion Waiver Penalty” means a dollar amount equal to the product of (a) the sum of (i) the number of shares of CBS Common Stock subject to CBS options held by CBS Radio employees immediately prior to the effective time of the Merger and (ii) the number of CBS RSU awards held by a CBS Radio employee outstanding as of immediately prior to the effective time of the Merger, multiplied by (b) the Tax Opinion Waiver Ratio Impact, multiplied by (c) the volume-weighted average per share closing price of Entercom Class A Common Stock for the five consecutive trading days beginning 15 trading days prior to the date CBS publicly discloses that it has waived the condition regarding the Distribution Tax Opinion (the “Tax Opinion Waiver Date”), as listed on the NYSE (the “Entercom Unaffected Stock Value”). The “Tax Opinion Waiver Ratio Impact” means an amount equal to the greater of (a) (i) the quotient obtained by dividing the (A) volume-weighted average per-share closing price of CBS Class B Common Stock on the five trading days immediately prior to the date of the consummation of the Merger, as listed on the NYSE by (B) volume-weighted average per-share closing price of Entercom Class A Common Stock on the five trading days immediately following the date of the consummation of the Merger, as listed on the NYSE minus (ii) (A) the volume-weighted average per-share closing price of CBS Class B Common Stock for the five consecutive trading days beginning 15 trading days prior to the Tax Opinion Waiver Date, as listed on the NYSE, divided by (B) the Entercom Unaffected Stock Value, or (b) zero.

Pursuant to the Separation Agreement and the Merger Agreement, prior to the date of Final Distribution, CBS will be permitted, in its sole discretion (but subject to its obligations under the Merger Agreement), to direct and control the efforts of the Radio Group in connection with the Radio Reorganization, Final Distribution and Merger, and CBS Radio will take, or cause the members of the Radio Group to take, all actions directed by CBS to facilitate the Radio Reorganization, Final Distribution and Merger as directed by CBS. Without limiting the generality of the foregoing, CBS Radio will, and will cause the members of the Radio Group to, take the following actions:

•	cooperate with CBS in preparing and filing with the SEC (A) the registration under the Securities Act and the Exchange Act of Radio New Common Stock in the exchange offer and Spin-Off, (B) the Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act that CBS reasonably determines are necessary or desirable, (C) any amendments or supplements to the CBS Radio registration statement and the Schedule TO as may be required by applicable law, and (D) any requisite no-action letters which CBS determines are necessary or desirable to effectuate the Radio Reorganization, Final Distribution and Merger;

•	participate in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Radio Reorganization, Final Distribution and Merger (including any marketing efforts);

•	use reasonable best efforts to furnish to any agent participating in the Final Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for a underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested; and

•	furnish all historical and forward-looking financial and other pertinent financial and other information that is available to CBS Radio and is reasonably required in connection with the Radio Reorganization, Final Distribution and Merger.

The Separation Agreements provides for the following actions to be taken by the parties prior to the Final Distribution:

•	CBS and CBS Radio will prepare and mail to the holders of CBS Common Stock, such information concerning CBS Radio, its business, operations and management, the Final Distribution and such other matters as CBS will determine and as may otherwise be required by applicable law. CBS and CBS

Radio will prepare, and CBS Radio will, to the extent required under applicable law, file with the SEC any such documentation and any requisite no-action letters which CBS determines are necessary or desirable to effectuate the Final Distribution, and CBS and CBS Radio will each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable;

•	CBS and CBS Radio will take all such actions as CBS reasonably determines to be necessary or appropriate under the securities or “blue sky” laws of the United States in connection with the Final Distribution and the Radio Reorganization;

•	Effective as of the Final Distribution Date, CBS Radio, on behalf of itself and each other member of the Radio Group, on the one hand, and CBS, on behalf of itself and each other member of the CBS Group, on the other hand, will terminate all contracts between or among CBS Radio or any member of the Radio Group, on the one hand, and CBS or any member of the CBS Group, on the other hand. This provision will not apply to (i) the Transaction Agreements; (ii) any of the contracts listed on the applicable schedules to the Merger Agreement or leases between CBS and CBS Radio; and (iii) certain written agreements common to both CBS and CBS Radio (the “Common Agreements”);

•	Prior to February 2, 2017, CBS and CBS Radio will have taken actions to separate the CBS Business from CBS Radio, and to convey, assign or otherwise transfer to the CBS Group the assets, rights, liabilities and other items relating to the CBS business, and to convey, assign or otherwise transfer to the Radio Group the assets, rights, liabilities and other items relating to CBS Radio;

•	CBS and CBS Radio will use their commercially reasonable efforts to identify any assets, rights, liabilities and other items primarily relating to the CBS Business held by the Radio Group and any assets, rights, liabilities and other items primarily relating to CBS Radio held by the CBS Group (the “Misplaced Assets and Liabilities”); and

•	CBS will notify CBS Radio and Entercom in writing, and CBS Radio will notify CBS and Entercom in writing, of any Misplaced Assets and Liabilities. Upon receipt of Entercom’s written consent (which consent may not be unreasonably withheld, conditioned or delayed), CBS and CBS Radio will execute and deliver, and will cause the applicable members of its group to execute and deliver, to the appropriate party and the applicable members of its group, such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as reasonably necessary or desirable in order to more effectively transfer, convey and assign to the appropriate party and the members of its group and confirm the receiving party’s and the members of its group’s title to any Misplaced Assets and Liabilities, to put the receiving party and the members of its group in actual possession and operating control and to permit the receiving party and the members of its group to exercise all rights with respect thereto.

The Separation Agreement provides for the following actions to be taken by the parties following the Final Distribution:

•	Each party, at the request of the other party, will execute and deliver such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the requesting party and confirm the requesting party’s title to all of the assets, rights and other items contemplated to be transferred to the requesting party pursuant to the Transaction Agreements;

•	Each party, at the request of the other party, will execute and deliver to the requesting party all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting party may reasonably deem necessary or desirable in order to have the other party fully and unconditionally assume and discharge the liabilities contemplated to be assumed by the other party under the Transaction Agreements;

•	Each party, at the request of the other party, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated in the Separation Agreement; and

•	Following the date of Final Distribution, in the event a party identifies any Misplaced Assets or Liabilities in its possession, such party agrees to promptly provide the other Party with written notice of such identification, which notice will include a reasonable description of the Misplaced Asset or Liability and its relationship to CBS Radio or CBS business, as applicable.

Covenants

The Separation Agreement addresses additional obligations of CBS, Entercom and CBS Radio relating to, among others, the exchange of information, financial information obligations, conflicts of interest for representation in litigation, ownership of information and copyright, record retention, insurance matters, indemnifications relating to Common Agreements and the confidential nature of information. Certain obligations and covenants are described below:

Financial and Other Information

Entercom and CBS Radio will provide to CBS, shortly after the end of the quarter in which the date of Final Distribution occurs, electronic submissions of CBS Radio’s year-to-date consolidated income statement and cash flows and CBS Radio’s consolidated balance sheet, in each case as of the date of Final Distribution.

Until the completion of each Party’s audit for the fiscal year in which the Final Distribution Date occurs, each of CBS, Entercom and CBS Radio will cooperate to the extent requested by the other party in the preparation of the other party’s public earnings releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made or information furnished by CBS or Entercom with the SEC, any national securities exchange or made publicly available. Further, CBS and CBS Radio agree to provide to each other reasonable assistance and access to its properties, books and records, other information and personnel, and to use its commercially reasonable efforts to cooperate with the other party’s requests.

To the extent it relates to a pre-Final Distribution period, the parties will take the following actions:

•	Each party will authorize its auditors to make available to the other party’s auditors both the personnel who performed or are performing the annual audit of the authorizing party and work papers related to the annual audit of the authorizing party, in all cases within a reasonable time prior to the date of the other party’s auditors opinion, so that the other party’s auditors are able to perform the procedures they consider necessary to take responsibility for the work of the authorizing party’s auditors as it relates to the other party’s auditors report on the other party’s statements, all within sufficient time to enable the other party to meet its timetable for the printing, filing and public dissemination of the other party’s annual audited financial statements.

•	Each party will provide the other party’s internal auditors access to its and their its subsidiaries’ books and records so that the other party may conduct reasonable audits relating to the financial statements provided by such party pursuant hereto as well as to the internal accounting controls and operations of such party and its subsidiaries.

•	(A) Each party will give the other party as much prior notice as is reasonably practical of any proposed determination of, or any changes in, its accounting estimates or accounting principles from those in effect on February 2, 2017; and (B) each party will consult with the other party and, the request of either party, such Party’s Auditors with respect to the matters described in clause (A).

•	Each party will give the other party prompt notice of any amendments or restatements of accounting statements with respect to pre-Final Distribution Date periods, and will provide the other party with access as promptly as possible such that the other party will be able to meet its financial reporting requirements.

In the event that CBS Radio, CBS or Entercom is the subject of any SEC comment, review or investigation (formal or informal) relating to a period prior to the Final Distribution Date, such party will notify the other party promptly and give the other party a reasonable opportunity to be involved in responding to such comment, review or investigation. CBS will approve the final response to any such comment, review or investigation to the extent related to the Radio Group’s business or operations for a period prior to the Final Distribution Date (which approval may not be unreasonably withheld, conditioned or delayed).

In the event that CBS Radio is the accounting acquiror in the Merger, and during the period from the Final Distribution Date through the second fiscal year after the fiscal year in which the Final Distribution Date occurs, Entercom contemplates a material change in accounting principle, policy or estimate, or Entercom receives a claim or request for information from a regulatory agency or if Entercom is subject to a legal claim or dispute relating to the Radio Group, Entercom will notify CBS immediately and give CBS a reasonable opportunity to be involved in responding to such claim, inquiry, dispute or request.

Finally, pursuant to the Separation Agreement, other than in contribution or indemnification of a claim by a third party or governmental authority, neither party will be liable for any losses incurred by the other party in the event that any information exchanged or provided pursuant to the Separation Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing person.

Litigation Matters

Pursuant to the terms of the Separation Agreement and in respect to litigation matters, the parties agree that their communications before the Final Distribution Date regarding anticipated, threatened, pending, or completed litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations reflect joint defense and common interest communications, and thus are confidential and protected by the attorney-client privilege, work product doctrine, joint defense privilege, and any other applicable privileges.

Further, the parties will cooperate with each other in good faith in, and provide each other with prompt notice of, any anticipated, threatened, or pending litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations arising out of or relating to CBS Radio or the prior relationship (whether such litigation, claims, inquiries, proceedings, or investigations arise before or after the Final Distribution Date).

On and after the Final Distribution Date, the parties agree that, with respect to all actions against any member of any of all three Groups relating to events that took place before, on or after the Final Distribution Date, as between the parties, such actions will be controlled by:

•	CBS, if such action relates solely to the CBS Business; (as the CBS Business is conducted after the Final Distribution Date);

•	CBS Radio and Entercom, if such action relates solely to the business of CBS Radio (as such business is conducted after the Final Distribution Date) or the business of Entercom Group (as such business (excluding CBS Radio for such purpose) is conducted before or after the Final Distribution Date); and

•	Except as set forth in the Merger Agreement, CBS and CBS Radio (including Entercom after the Final Distribution Date) jointly, if (A) members of their respective Groups jointly operate or operated at the relevant time the business to which such action relates, (B) an action arises from or relates to the Schedule TO, the Proxy Statement/Prospectus, the Entercom Registration Statement or the Radio Registration Statement, or any other document filed with any governmental authority at or prior to the Final Distribution Date by CBS, CBS Radio or Entercom in connection with the Radio Reorganization, Final Distribution or Merger, or (C) an action is brought by any person against CBS Radio, CBS and/or Entercom with respect to the Radio Reorganization, Final Distribution or Merger.

Intellectual Property Matters

Pursuant to the terms of the Separation Agreement and in respect to intellectual property matters, the parties agree that, after the Final Distribution Date, the Radio Group has no ownership or other right, title or interest in or to the CBS Brands and the only rights the Radio Group has in the CBS Brands are pursuant to the CBS Brands License Agreements. With respect to any works created for or in connection with the business and operations of “CBS Local Digital Media” prior to the Final Distribution Date or after such date during the term of the Joint Digital Services Agreement, the parties agree that:

•	The Non-Content Assets of CBS Local Digital Media: (A) created solely by or for CBS Radio or the business of the Radio Group will be owned by CBS Radio; (B) created solely by or for a CBS Group entity will be owned by CBS Broadcasting; or (C) created jointly by or for CBS Radio or the business of the Radio Group and any CBS Group entity will be owned by CBS Broadcasting.

•	To the extent CBS Broadcasting owns any right, title or interest in CBS Radio’s digital works, CBS Broadcasting will assign all of its right, title and interest in or to the Radio Digital Works to CBS Radio. To the extent CBS Radio owns any right, title or interest in CBS’s digital works or the digital works created jointly by or for CBS and CBS Radio, CBS Radio assigns all of its right, title and interest in or to the works to CBS Broadcasting.

•	Any Joint Digital Work, and any assignment made pursuant to the terms of the Separation Agreement, will be subject to the license set forth in of the Separation Agreement and mentioned below.

•	Each of the parties will, for its own digital works, exercise its sole discretion with respect to the registration of intellectual property rights (including copyright and trademarks registration) and the enforcement of such rights.

•	CBS grants, and will cause any other member of the CBS Group to grant, CBS Radio and its current and future affiliates a non-exclusive, perpetual, royalty-free license to use and exploit certain intellectual property rights owned by CBS and its subsidiaries (including certain digital works) solely in connection with the businesses of CBS Radio and its current and future affiliates that are consistent with the conduct of the business of CBS Radio as conducted prior to the Final Distribution Date and only to the extent such rights were used in the business of CBS Radio.

The Separation Agreement provides that, subject to the terms of the Joint Digital Services Agreement, CBS Radio will grant to CBS a non-exclusive, royalty-free license to use and exploit CBS Radio content solely for use on the CBS Local Portals during the term of the Joint Digital Services Agreement and solely to the extent necessary for the purposes of providing CBS Services (as defined in the Joint Digital Services Agreement).

Ownership; Hand-Over

In terms of ownership of rights and title to content by the parties, the Separation Agreement provides:

•	CBS News Content: The parties acknowledge and agree that, as between CBS Broadcasting and CBS Radio, CBS Broadcasting owns all rights, title and interests, including but not limited to all copyrights and rights of copyright, in and to CBS’s News content and all materials containing CBS News content, throughout the world in perpetuity in any and all media now known or hereafter developed.

•	CBS Radio Content: The parties acknowledge and agree that, as between CBS Broadcasting and CBS Radio, CBS Radio owns all rights, title and interests, including but not limited to all copyrights and rights of copyright, in and to the CBS Radio Content and all materials containing CBS Radio Content, throughout the world in perpetuity in any and all media now known or hereafter developed.

•	Hand-Over: If, from time to time, either party has a good faith reason to believe that any materials it owns are in the possession or control of the other party, the party owning the materials may request hand-over in a written notice describing the requested materials in detail.

Insurance Matters

As provided in the Separation Agreement, from and after the Final Distribution Date, (i) CBS Radio will cease to have access to CBS’s insurance policies with respect to events, acts, occurrences, happenings, injuries, and conduct commencing or taking place solely after the Final Distribution Date; and (ii) CBS Radio will continue to have access to the CBS Insurance Policies with respect to events, acts, occurrences, happenings, injuries, and conduct commencing or taking place before the Final Distribution Date, as well as any events, acts, occurrences, happenings, injuries, conduct, or claims after the Final Distribution Date that are related or inter-related to events, acts, occurrences, happenings, injuries, conduct, or claims commencing or taking place prior to the Final Distribution Date.

CBS Radio will be responsible at all times after the Distribution Date for securing and maintaining on its own behalf all insurance that it desires or is required to secure and maintain with respect to events, acts, occurrences, happenings, and conduct commencing or taking place solely after the Final Distribution Date, which will, in any event, include any insurance of the types under which CBS Radio was covered prior to the Final Distribution Date through insurance issued to CBS, including, but without limitation, directors and officers liability insurance, general liability insurance, workers’ compensation insurance, crime insurance, fiduciary insurance, errors and omissions insurance, employment practices insurance, business travel accident insurance, and property insurance.

CBS will, at the reasonable request of CBS Radio, take all steps reasonably necessary or desirable, including, without limitation, the execution and delivery of any instruments, to cooperate with and to assist CBS Radio in its pursuit of any claims properly being asserted by or on behalf of CBS Radio or its affiliates under the CBS Insurance Policies in accordance with the foregoing. In the understanding that CBS will not be required to incur any out-of-pocket costs, waive any rights or incur any liabilities in connection therewith, except to the extent that such costs are advanced or reimbursed, or such liabilities are assumed, by CBS Radio or Entercom.

Except as otherwise contemplated in the Separation Agreement after the Final Distribution Date, each member of the CBS Group, Radio Group and Entercom Group will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion and pursue claims for insurance coverage under the CBS Insurance Policies in accordance with its terms.

With respect to liabilities of CBS Radio, CBS Radio losses, insured liabilities of CBS Radio, and insured CBS Radio losses, the members of the Radio Group will have the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect CBS Radio under the CBS Insurance Policies and for presentation and pursuit of claims for insurance coverage under the CBS Insurance Policies.

Except as otherwise provided for in the Separation Agreement or in any Ancillary Agreement, the members of the Radio Group (including Entercom Group) will assume responsibility for, and will pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions, amounts payable by a CBS captive insurer, or other charges under the CBS Insurance Policies whenever arising, that will become due and payable under the terms and conditions of any applicable CBS Insurance Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, to the extent such insurance charges involve or relate to any of the assets, businesses, operations or liabilities of CBS Radio, whether the same relate to the period prior to, on or after the Final Distribution Date, but only to the extent such insurance charges arise from, and are attributable to, claims asserted by or on behalf of CBS Radio under the CBS Insurance Policies.

In terms of insurance proceeds, the Separation Agreements provides that the members of the CBS Group (i) will, at all times until paid to a member of the Radio Group, hold insurance proceeds received for or with respect to insured liabilities of CBS Radio or insured losses of CBS Radio in trust for the benefit of CBS Radio; and (ii) will promptly remit such insurance proceeds to CBS Radio.

Common Agreements

In respect to the assignment of each of the Common Agreements, the Separation Agreement provides that the parties (including Entercom) will use reasonable best efforts to cooperate to assign, at or prior to the Final Distribution Date, in relevant part to the applicable member(s) of the applicable Group, or appropriately amend or novate prior to or at the Final Distribution Date, each Common Agreement, so that each party or the member of its Group will be entitled to the rights and benefits, and will assume the related portion of any liabilities, inuring to its respective businesses to the same extent received and borne as of immediately prior to the date of such assignment, amendment or novation, with respect to such Common Agreement. For the avoidance of doubt, CBS will only be required to seek or obtain any consent with respect to a Common Agreement (i) that is either (A) specified on the relevant schedule of the Separation Agreement or (B) otherwise requested by CBS Radio or Entercom after the Final Distribution Date and the failure to obtain such consent would result in the loss of a material monetary benefit by CBS Radio or would otherwise materially adversely affect CBS Radio, and (ii) if and only if receipt of such consent is necessary for the Radio Group to have all material rights and benefits under such Common Agreement.

If the assignment, novation or amendment of any Common Agreement as described above is not consummated prior to or at the Final Distribution Date, then to the extent permitted by applicable law:

•	The person retaining any such Common Agreement will hold the portion of such Common Agreement to which the other party is entitled in trust for the use and benefit and burden of the person entitled thereto until the consummation of the assignment, novation or amendment;

•	The person retaining any such Common Agreement will, with respect to such Common Agreement, use commercially reasonable efforts to develop and implement mutually acceptable arrangements to place the person entitled to receive its portion of the benefits or liabilities of such Common Agreement, insofar as reasonably possible, in substantially the same position as if such Common Agreement had been separated as contemplated by the Separation Agreement; and

•	CBS will allocate to CBS Radio and its affiliates the applicable pro rata portion of amounts received from and amounts payable to third parties under any Common Agreement until such Common Agreement is separated pursuant to the provisions above.

Release; Indemnification

Indemnification by CBS Radio

From and after the Final Distribution Date, CBS Radio (and Entercom after the Final Distribution Date) agrees to indemnify and hold harmless CBS and its past, present or future subsidiaries and affiliates and any of their past, present or future representatives, heirs, executors and any of their successors and assigns against any and all losses, arising out of or relating to:

•	the Radio Liabilities, including, after the Final Distribution Date, the failure of CBS Radio or any other member of the Radio Group or any other person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities;

•	any breach by CBS Radio or any other member of the Radio Group of any obligations to be performed by such party pursuant to the Separation Agreement subsequent to the Final Distribution Date; or

•	Assumed Liabilities, including, the failure of CBS Radio or any other member of the Radio Group or any other person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities.

Pursuant to the Separation Agreement, the following terms have the following meanings:

•

“Radio Liabilities” means any and all liabilities (other than the Excluded Liabilities, but including the Assumed Liabilities) relating to or arising out of all assets, businesses and operations conducted, operated, managed or owned, in whole or in part, by CBS Radio, whether presently in existence or arising before or after February 2, 2017; and

•	“Assumed Liabilities” means:

•	any costs, fees and expenses actually incurred prior to or as of the earlier of (i) Closing or (ii) the termination of the Merger Agreement by the Entercom Group, CBS Group or Radio Group (other than costs, fees and expenses of third party advisors (including legal counsel) to the CBS Group or Radio Group) to the extent incurred in connection with the Radio Financing or an amendment or waiver to the Radio Credit Agreement to expressly permit the Transactions, other than, in each case, any claims for indemnification made against the CBS Group or the Radio Group (the “Financing Costs”);

•	the Radio Financing;

•	all liabilities the to the extent relating to (i) any public filings in connection with the Radio Reorganization, the Final Distribution or the Merger (the “SEC Filings”) or other public filings made by Entercom (including CBS Radio after the Distribution Date) (other than with respect to any information provided by CBS (or, before the Distribution Date, by CBS Radio) specifically for inclusion therein) or (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information provided by Entercom specifically for inclusion in (x) the SEC Filings or (y) any public filings made by CBS following the Distribution Date; and

•	any amounts included in the determination of the Final Net Adjustment Amount as finally determined in accordance with the Merger Agreement.

Indemnification by CBS

Subject to certain limitations, caps and conditions as set forth in the Separation Agreement, CBS agrees to indemnify and hold harmless CBS Radio and its past, present or future subsidiaries and affiliates and any of their past, present or future representatives, heirs and any of their executors, successors and assigns against any and all losses, as incurred, arising out of or relating to:

•	Excluded Liabilities, including, the failure of CBS or any other member of the CBS Group or any other person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities;

•	any breach by CBS or any other member of the CBS Group of any obligations to be performed by such party pursuant to the Separation Agreement subsequent to the Final Distribution Date;

•	any material breach of certain representations and warranties set forth in the Merger Agreement regarding the sufficiency of the assets held by the Radio Group to conduct the business of CBS Radio;

•	any SEC Filings or other public filings made by CBS (other than with respect to any information provided by Entercom specifically for inclusion therein);

•	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading, with respect to all information provided by CBS; or CBS Radio specifically for inclusion in (A) an SEC Filing or (B) any public filings made by Entercom following the Final Distribution Date; or

•	any actual remaining lease payments or any other contractual payments that were part of the restructurings conducted by the Radio Group or the CBS Group with respect to the business CBS Radio prior to January 1, 2017.

The “Excluded Liabilities” means, other than any Assumed Liabilities:

•	all liabilities to the extent relating to, arising out of, or resulting from businesses and operations conducted, operated, managed or owned, in whole or in part, by the CBS Business;

•	all costs, fees and expenses of third parties (including any legal, investment banking or other advisory costs or expenses, but other than any Financing Costs) incurred by or on behalf of any member of the Radio Group at or prior to the Distribution Date to the extent incurred in connection with the transactions contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement;

•	all agreements, obligations and liabilities of any member of the CBS Group expressly set forth under any Transaction Agreement;

•	all liabilities (except for those assumed by CBS Radio) to the extent relating to, arising out of or resulting from claims made by or on behalf of holders of any CBS securities (including debt securities), in their capacities as such, whether made under any applicable corporate, securities or other laws, or by or on behalf of any governmental authority under any applicable securities laws to the extent relating to any CBS securities (including debt securities); and

•	any and all liabilities to the extent arising out of or relating to the occurrence or existence of (a) any release of hazardous materials prior to the Distribution Date; (b) the use, generation, storage, disposal, handling, treatment, recycling, shipment, transportation (or arrangement for any of the foregoing) prior to the Distribution Date of any hazardous materials; or (c) any actual or alleged violation of any environmental law or any environmental permit which occurred prior to the Distribution Date (such liabilities, the “Excluded Environmental Liabilities”).

Any claim for indemnification by CBS regarding the sufficiency of assets representation in the Merger Agreement must be made (or notice must have been provided to CBS of such claim) prior to the one year anniversary of the Closing. CBS’s indemnification obligations with respect to a breach of the sufficiency of assets representation in the Merger Agreement or regarding any Excluded Environmental Liabilities will be limited as follows:

•	no indemnification will be made by CBS with respect to any claim (including any losses) until the aggregate amount of all such losses for which indemnification may be sought hereunder exceeds $500,000 (the “Deductible”), at which point the radio indemnitees will be entitled to indemnification for all such losses;

•	only individual claims or series of related claims involving losses in excess of $50,000 shall be included in the Deductible or be counted for determining the amount of losses to be indemnified to the Radio Indemnitees; and

•	in no event shall such indemnity obligations exceed, in the aggregate, $40 million.

The amount which any indemnifying party is required to pay to any indemnified party pursuant to the Separation Agreement will be reduced (including, but not limited to, retroactively) by any recovery, judgment, settlement or other amounts actually recovered, including insurance proceeds, by such indemnified party with respect to such liabilities.

The Separation Agreement provides the indemnification procedure that is required to be followed by CBS and CBS Radio, and that is applicable to any indemnity granted pursuant to the Separation Agreement and the Ancillary Agreements (other than those related to the Tax Matters Agreement).

Matters Relating to Employees

The Separation Agreement provides that, as of the Final Distribution Date, the CBS Group will assume or retain, as applicable, and the CBS Group agrees to pay, perform, fulfill and discharge, in due course in full (A) all liabilities under all CBS benefit plans with respect to all CBS employees, former CBS employees and their dependents and beneficiaries, (B) all liabilities with respect to the employment or termination of employment of all CBS employees, former CBS employees, and other service providers, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the CBS Group, and (C) any other liabilities expressly assigned to CBS under the Separation Agreement, in each case, whether arising before, on or after the Final Distribution Date. All assets held in trust to fund the CBS benefit plans and all insurance policies funding the benefits plans of CBS will be assets of the CBS Group, except to the extent specifically provided otherwise in the Separation Agreement.

The Separation Agreement provides that, as of the Final Distribution Date, the Radio Group will assume or retain, as applicable, and the Radio Group agrees to pay, perform, fulfill and discharge, in due course in full, (A) all liabilities under all CBS Radio benefit plans, (B) all liabilities with respect to the employment or termination of employment of all CBS Radio employees, former CBS Radio employees, and other service providers, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the Radio Group, and (C) any other liabilities expressly assigned to any member of the Radio Group under the Separation Agreement, in each case, whether arising before, on or after the Final Distribution Date. All assets held in trust to fund the CBS Radio benefit plans and all insurance policies funding the benefits plans of CBS Radio will be assets of the Radio Group, except to the extent specifically provided otherwise in the Separation Agreement.

The Separation Agreement provides that, with respect to former CBS Radio employees whose employment with the CBS Group or the Radio Group was terminated prior to January 1, 2017, the CBS Group shall retain liabilities in respect of (a) cash severance payable following the applicable termination of employment (whether in a lump sum or in the form of base salary continuation), (b) incentive compensation that was earned but unpaid as of the applicable termination of employment and (c) continuation of benefits under the CBS health and welfare plans following the applicable termination of employment.

Furthermore, the Separation Agreement addresses additional obligations and provisions of CBS, Entercom and CBS Radio relating to employee matters including, among others, the benefits plans of CBS and CBS Radio, assignment and transfer of employees, regulatory compliance, defined benefit and contribution pension plans, collective bargaining agreements, equity-based and cash-based compensation, health and welfare plans, worker’s compensation liabilities, severance and employment agreements.

OTHER AGREEMENTS AND OTHER RELATED PARTY TRANSACTIONS

Entercom, CBS, CBS Radio and Merger Sub or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, certain other agreements relating to the Transactions and various interim and ongoing relationships between CBS, CBS Radio and Entercom. The material terms of these agreements are summarized below. Together, the Tax Matters Agreement, the Transition Services Agreement, the Joint Digital Services Agreement and the Trademark License Agreements are referred to in this document as the “Ancillary Agreements.” The Ancillary Agreements together with the Voting Agreement, the Voting Side Letter, Merger Agreement and the Separation Agreement are referred to in this document as the “Transaction Agreements.”

Tax Matters Agreement

In connection with the Transactions, CBS, CBS Radio and Entercom will enter into a Tax Matters Agreement that will govern the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of any of the Internal Distributions, the Final Distribution or the Merger to qualify as tax-free for U.S. federal income tax purposes. The Tax Matters Agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. This summary is qualified by reference to the complete text of the form of the Tax Matters Agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

In general, the Tax Matters Agreement will govern the rights and obligations of CBS, on the one hand, and CBS Radio and Entercom, on the other hand, after the Final Distribution (or, in the case of Entercom, the Merger) with respect to taxes for both periods prior to and following the Final Distribution. Under the Tax Matters Agreement, CBS generally will be responsible for income and non-income taxes (including income and non-income taxes attributable to CBS Radio) for periods prior to the Final Distribution, and CBS Radio and Entercom will be responsible for all income and non-income taxes attributable to CBS Radio for periods after the Final Distribution. In certain circumstances and subject to certain conditions, CBS Radio and Entercom will be responsible for certain taxes resulting from the Transactions. Furthermore, each party will be responsible for any taxes imposed on CBS that arise from the failure of any of the Internal Distributions, the Final Distribution or the Merger to qualify as tax-free transactions to the extent that such failure to qualify is attributable to certain actions (described below) taken by such party.

The Tax Matters Agreement will further provide that CBS Radio and Entercom will indemnify CBS for (i) all taxes for which CBS Radio and Entercom are responsible as described above, (ii) all taxes incurred by CBS or any subsidiary of CBS by reason of the breach by CBS Radio or Entercom of any of their respective representations, warranties or covenants under the Tax Matters Agreement (and certain other Transaction Agreements) that causes any of the Internal Distributions, the Final Distribution or the Merger to fail to qualify as tax free and (iii) any costs and expenses related to the foregoing (including reasonable legal fees and expenses). CBS will indemnify CBS Radio and Entercom for (i) all taxes for which CBS is responsible as described above, (ii) all taxes incurred by CBS Radio, Entercom, or any subsidiary of CBS Radio or Entercom by reason of a breach by CBS of any of its representations, warranties or covenants under the Tax Matters Agreement (and certain other Transaction Agreements) that causes any of the Internal Distributions, the Final Distribution or the Merger to fail to qualify as tax free and (iii) any costs and expenses related to the foregoing (including reasonable legal fees and expenses).

In addition, the Tax Matters Agreement generally will prohibit CBS Radio, Entercom, and their affiliates from taking certain actions that could cause any of the Internal Distributions, the Final Distribution or the Merger to fail to qualify as tax-free transactions. In particular, for a two-year period following the Final Distribution Date, except as described below, CBS Radio and Entercom may not:

•

enter into any transaction or series of transactions (or any agreement, understanding or arrangement) as a result of which one or more persons would acquire (directly or indirectly) stock comprising 50% or more of the vote or value of CBS Radio or Entercom (taking into account the stock of CBS Radio acquired pursuant to the Merger);

•	redeem or repurchase any stock or stock rights, other than in certain open-market transactions;

•	amend its certificate of incorporation or take any other action affecting the relative voting rights of its capital stock;

•	merge or consolidate with any other person (other than pursuant to the Merger or mergers or consolidations that do not result in CBS Radio ceasing to exist as a corporation for U.S. federal income tax purposes);

•	take any other action that would, when combined with any other direct or indirect changes in ownership of CBS Radio and Entercom capital stock (including pursuant to the Merger), have the effect of causing one or more persons to acquire stock comprising 50% or more of the vote or value of CBS Radio or Entercom, or would reasonably be expected to result in a failure to preserve the tax-free status of the Transactions;

•	cause CBS Radio to liquidate;

•	cause CBS Radio to discontinue the active conduct of certain of its businesses; or

•	sell, transfer or otherwise dispose of assets (including stock of subsidiaries) of certain of CBS Radio’s business beyond certain thresholds (subject to exceptions for, among other things, ordinary course dispositions and repayments or prepayments of CBS Radio debt).

If CBS Radio (or Entercom, if applicable) intends to take any such restricted action, CBS Radio (or Entercom, if applicable) will be required to cooperate with CBS in obtaining an IRS ruling or an unqualified tax opinion satisfactory to CBS in its reasonable discretion to the effect that such action will not affect the status of any of the Internal Distributions, the Final Distribution or the Merger as tax-free transactions, unless CBS waives such requirement. However, if CBS Radio (or Entercom, if applicable) takes any of the actions above and such actions result in tax-related losses to CBS, then CBS Radio (or Entercom, if applicable) generally will be required to indemnify CBS for such losses, without regard to whether CBS has given CBS Radio and/or Entercom prior consent. In the event CBS does not receive a tax opinion from Wachtell, Lipton, Rosen & Katz concluding at a comfort level of “should” or higher that each of the Internal Distributions and the Final Distribution qualifies as a tax-free transaction under Section 355 of the Code or takes or fails to take, or permits any of its affiliates to take or fail to take, any action solely as a result of which (together with other actions or failures to act by CBS and its affiliates) either of the Internal Distributions and/or the Final Distribution would reasonably be expected to fail to qualify as tax-free transactions, then the restrictions set forth above shall not apply.

The Tax Matters Agreement will be binding on and inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement.

Transition Services Agreement

In connection with the Transactions, CBS and Entercom will enter into the Transition Services Agreement, which will provide that CBS will provide certain services to Entercom in support of CBS Radio and Entercom will provide certain limited services to CBS. CBS and Entercom anticipate that charges for such services will generally be on a cost basis based on the transfer pricing or other internal cost allocation utilized by CBS for services provided prior to the Separation. The recipient of services will pay fees resulting from its engagement of a third-party service provider in connection with any services thereunder. However, for services provided by CBS to CBS Radio in the first year following the Merger only, Entercom will have a credit of $7,500,000, which credit will be applied to the first $7,500,000 of charges invoiced by CBS under the Transition Services Agreement.

Under the Transition Services Agreement, transition services are to be provided for certain periods set forth in the schedules thereto (not to exceed twenty-four months following the consummation of the Transactions). The services will generally relate to legal, finance, information technology, insurance and employment services.

The parties have a limited right to (i) extend the provision of services past the agreed termination date of such services, for an increased cost, and (ii) to request new services from the other party during the term of the Transition Services Agreement, subject to agreement from the providing party. The parties will agree to certain customary confidentiality and data protection measures. The provider of services under the Transition Services Agreement will agree to indemnify the recipient of such services against liabilities arising out of the services if such liabilities are incurred due to the provider’s bad faith, gross negligence or willful misconduct or provider’s breach of the Transition Services Agreement. The recipient of services provided under the Transition Services Agreement will agree to indemnify the provider of such services for liabilities incurred by the provider except in the case of provider’s bad faith, gross negligence or willful misconduct or provider’s breach of the Transition Services Agreement. The Transition Services Agreement will commence upon the closing of the Merger and terminate on the last date on which either party thereto is obligated to provide any service to the other party in accordance with the Transition Services Agreement or by mutual written agreement but in no event later than twenty-four months after the commencement of the agreement. In the event there is a change of control event at Entercom, either party to the agreement may terminate the agreement in its entirety or from time to time with respect to an individual service upon twenty days’ written notice. The recipient of a given service under the Transition Services Agreement, upon sixty days’ written notice to the provider of such service, may terminate the agreement with respect to the entirety of that service (so long as the recipient pays the provider for certain expenses incurred to terminate such service). The recipient of such service may also terminate the agreement with respect to such service if the provider has failed to perform any of its material obligations under the agreement with respect to such service and such failure continues for twenty days after the receipt of that provider of written notice of such failure from the recipient. The agreement also provides for the limitation of liability or responsibility to fulfill any obligations (other than a payment obligations) in the event of a force majeure event, as set forth in greater detail in the agreement.

Joint Digital Services Agreement

In connection with the Transactions, CBS and Entercom will enter into the Joint Digital Services Agreement, pursuant to which CBS Local Digital Media will continue to operate the digital presences for CBS Radio’s Sports and News Stations and CBS TV Stations. The Joint Digital Services Agreement represents a collaborative arrangement between CBS and Entercom, providing for the sharing of revenues, costs and content, in connection with the operation of the CBS Local Websites, as described below.

As operated prior to the Merger, all of Sports and News Stations have a digital presence on the 23 CBS Local Websites that CBS Local Digital Media operates for CBS Radio’s Sports and News Stations and the CBS TV Stations. Each of these market-focused local websites provided extensive locally focused news, sports and traffic and weather information utilizing the text, video and audio content produced by CBS Radio’s Sports and News Stations and the CBS TV Stations in that market. Advertisements displayed on these websites were sold by both CBS Radio’s employees and CBS TV Stations employees. CBS Radio earned revenues for advertising sold by CBS Radio employees and costs associated with the operation and maintenance of the CBS Local Websites were allocated between CBS Radio and CBS in proportion to their respective earned revenue.

During the term of the Joint Digital Services Agreement, which will become effective immediately upon closing of the Merger, (i) advertisements displayed on the CBS Local Websites will be sold by Entercom and CBS and (ii) Entercom will earn revenues for advertising sold by Entercom, and CBS will earn revenues for advertising sold by CBS.

Following the consummation of the Merger, the Joint Digital Services Agreement will provide that Entercom will be allocated costs for the operation of the CBS Local Websites equal to a percentage of the advertising sold by Entercom on the CBS Local Websites. This allocated cost is subject to a minimum guaranteed amount payable by Entercom to CBS that approximates, and is designed to maintain, the costs historically allocated to CBS Radio by CBS in connection with the operation of the CBS Local Websites, prior to the Merger. On or after July 1, 2018, upon the earlier of (i) the launch of Entercom’s own independent websites (each a “Radio Website”) for each of the Sports and News Stations and (ii) January 1, 2019 (such earlier time is referred to herein as the “Radio Website Transition Time”), the costs allocated to Entercom will remain equal to a percentage of the advertising sold by Entercom on the CBS Local Websites, but will no longer be subject to a minimum guaranteed amount.

Until the Radio Website Transition Time, the Joint Digital Services Agreement will require CBS to maintain the digital presences of the Sports and News Stations on the CBS Local Websites. Following the Radio Website Transition Time, CBS may remove the Sports and News Stations from the CBS Local Websites, but must give Entercom 45 days’ written notice prior to removing a station that has not yet launched a Radio Website. Under the Joint Digital Services Agreement, Entercom may sell advertisements and earn revenue on the CBS Local Websites through the earlier of (i) two years after the date of the Separation and (ii) December 31, 2019 (such earlier date, the “JDSA Termination Date”), regardless of whether the Sports and News Stations are on the CBS Local Websites. Until the Radio Website Transition Time, Entercom will also continue to provide text, video and certain audio content produced by the Sports and News Stations to CBS on an exclusive basis for publication on the CBS Local Websites (other than use by Entercom on Radio Websites). Following the Radio Website Transition Time, such content may be provided to CBS on a non-exclusive basis until the termination of the Joint Digital Services Agreement.

Unless Entercom and CBS agree otherwise, Entercom’s access to the CBS Local Websites will terminate on, and Entercom will no longer provide content to the CBS Local Websites as of, the first day after the JDSA Termination Date, at which time the Joint Digital Services Agreement will terminate.

The parties have a limited right (i) to extend the provision of services past the agreed termination date of such digital services, for an increased cost, and (ii) to request new services from the other party during the term of the Joint Digital Services Agreement, subject to agreement from the providing party. The parties will agree to certain customary confidentiality and data protection measures. The provider of digital services under the Joint Digital Services Agreement will agree to indemnify the recipient of such services against liabilities arising out of the services if such liabilities are incurred due to the provider’s bad faith, gross negligence or willful misconduct or provider’s breach of the Joint Digital Services Agreement. The recipient of services provided under the Joint Digital Services Agreement will agree to indemnify the provider of such services for liabilities incurred by the provider except in the case of provider’s bad faith, gross negligence or willful misconduct or provider’s breach of the Joint Digital Services Agreement. The Joint Digital Services Agreement will commence upon the closing of the Merger and terminate on the last date on which either party thereto is obligated to provide any service to the other party in accordance with the Joint Digital Services Agreement or by mutual written agreement but in no event later than twenty-four months after the commencement of the agreement. The recipient of a given service under the Transition Services Agreement, upon sixty days’ written notice to the provider of such service, may terminate the agreement with respect to the entirety of that service (so long as the recipient pays the provider for certain expenses incurred to terminate such service). The recipient of such service may also terminate the agreement with respect to such service if the provider has failed to perform any of its material obligations under the agreement with respect to such service and such failure continues for twenty days after the receipt of that provider of written notice of such failure from the recipient. The agreement also provides for the limitation of liability or responsibility to fulfill any obligations (other than a payment obligations) in the event of a force majeure event, as set forth in greater detail in the agreement. The obligations of Entercom with respect to payment to CBS of fees set forth on the schedules to the Joint Digital Services Agreement will survive any termination of the agreement.

Voting Agreement

In connection with the signing of the Merger Agreement on February 2, 2017, Entercom and Joseph M. Field, who is the controlling shareholder of Entercom, executed the Voting Agreement. The shareholders party to the Voting Agreement agreed that, at every meeting of the shareholders of Entercom and on every action or approval by written consent by the shareholders of Entercom, to vote or cause the holder of record to vote the Entercom Class B Common Stock owned by such shareholder (or acquired thereafter):

•	in favor of

•	the Merger and in favor of the adoption and approval of the Merger Agreement;

•	the approval for the issuance of additional shares of Entercom Class A Common Stock pursuant to the Merger Agreement; and

•	the approval of any amendments to the Entercom Articles of Incorporation to provide that the board of directors of Entercom will be classified, effective as of the closing of the Merger;

•	against

•	any proposal that would reasonably be expected to result in any condition to the consummation of (a) the Merger or the conditions set forth Merger Agreement as conditions to the closing thereof not being fulfilled or (b) any transaction contemplated by any Transaction Agreement not being fulfilled; and

•	any merger or agreement constituting a proposal to acquire Entercom, other than the Transactions (as set forth in greater detail in the Merger Agreement).

Mr. Field also agreed not to tender any Entercom Class B Common Stock owned by him (or acquired thereafter) into or otherwise transfer such shares in favor of any alternative proposal to acquire Entercom, other than the Transactions (as set forth in greater detail in the Merger Agreement).

The parties to the Voting Agreement agreed that, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of the Voting Agreement, an aggrieved party to the Voting Agreement will have the right of specific performance with respect to the transactions contemplated by the Voting Agreement. The Voting Agreement will terminate at the closing of the Merger or by mutual written consent of the parties thereto, provided that such consent is approved by the majority of Entercom’s independent directors. The Voting Agreement will also terminate upon the termination of the Merger Agreement, provided that the restrictions on voting, tendering and transferring shares of Entercom Class B Common Stock will survive one year after the termination of the Merger Agreement, subject to certain exceptions regarding the cause of such termination.

Field Family Side Letter Agreement

In connection with the signing of the Merger Agreement on February 2, 2017, Entercom, Joseph M. Field, Marie Field and David Field, each a shareholder of Entercom, entered into the Field Family Side Letter Agreement. The shareholders to the Field Family Side Letter Agreement agreed to convert, or cause to be converted, at closing of the Merger, an aggregate of 3,152,333 shares of Entercom Class B Common Stock to Entercom Class A Common Stock in accordance with the provisions for voluntary conversion in the Entercom Articles. As a result of these conversions, the collective voting power of such shareholders will be decreased by 28,370,997 votes. Each shareholder also agreed to restrictions on transfer (with exceptions for certain estate planning transfers) of any Entercom Common Stock for a period of nine months after the closing of the Merger.

The shareholder parties to the Field Family Side Letter Agreement also agreed to convert all of their respective shares of Entercom Class B Common Stock to Entercom Class A Common Stock if the beneficial ownership of the members of such shareholders and their estates collectively drops below 3 million shares of Entercom Common Stock at any time. In such an event, the shareholder parties to the Field Family Side Letter Agreement agreed to the automatic conversion of all of their respective shares of Entercom Class B Common Stock to Entercom Class A Common Stock (such event, a “Conversion Event”). Furthermore, the Entercom

Articles provide that only shares of Entercom Class B Common Stock that are voted by Joseph M. Field or David Field are entitled to receive ten votes per share, and upon the occurrence of a Conversion Event, Joseph M. Field and David J. Field each agreed not to accept any shareholder’s proxy (or give effect to any existing proxy) to vote such shareholder’s Entercom Class B Common Stock.

The individuals party to the Field Family Side Letter Agreement also agreed not to accept preferential treatment over other shareholders of Entercom owning the same class as such individual in any change of control of Entercom after the closing of the Merger. The Field Family Side Letter Agreement will only be effective at the closing of the Merger and may be terminated upon termination of the Merger Agreement, upon conversion of all outstanding Entercom Class B Common Stock and by the written consent of the parties, provided that such consent is approved by the majority of Entercom’s independent directors.

Advertising Side Letter Agreement

In connection with the signing of the Merger Agreement on February 2, 2017, Entercom and CBS executed the Advertising Side Letter Agreement. Entercom and CBS agreed that they will enter into one or more agreements pursuant to which, during the first three years following the closing of the Merger, CBS will purchase from Entercom certain advertising and other services to be agreed to by the parties valued at no less than $8 million per year, calculated in good faith and in the ordinary course consistent with Entercom’s and CBS’s past practices. The Advertising Side Letter Agreement terminates three years after the closing of the Merger Agreement.

CBS Brands License Agreements

On or before the Separation, certain subsidiaries of CBS, CBS Radio and CBS Radio’s subsidiaries, as applicable, will enter into three agreements to license the use of certain intellectual property by CBS Radio after the Separation (together, the “CBS Brands License Agreements”).

Trademark License Agreement (CBS RADIO Brand)

Pursuant to the Trademark License Agreement (CBS RADIO Brand), to be executed by and between CBS Broadcasting, as the licensor, and CBS Radio, as the licensee, CBS Radio will have the non-exclusive right to continue to use the CBS RADIO brand, the CBS Eye Design and related domain names for one year after the Separation. Nothing in the license agreement will give CBS Radio any ownership right in the licensed property. The license permits use of the CBS RADIO brand only in the United States, but CBS Broadcasting will acknowledge that permitted uses of the license that are directed to users in the United States but that are also accessible outside of the United States are not considered a breach of this agreement. CBS Radio will also agree to certain customary restrictions on the use of the licensed property, including the commitment not to dilute or materially weaken the strength of the licensed property, act in a way that may injure, denigrate or devalue the licensed property or use the property for obscene or offensive uses. CBS Radio will not be permitted to use the licensed property in any audio-visual content, except as is used by CBS Radio as of February 2, 2016. CBS Broadcasting will have a limited right to update the guidelines restricting the use of the property licensed under the agreement. CBS Radio will also agree to use reasonable efforts to reduce its usage of the licensed property over the course of the term, which is to be one year from the closing of the Merger. CBS will agree not to use or license the trademark CBS RADIO for the operation of a terrestrial radio network in the United States for four years following the Separation Date.

Subject to certain exceptions, the agreement or any part of it is assignable with the prior written consent of CBS Broadcasting (which consent may not be unreasonably withheld). Written consent is not to be required for the assignment in an acquisition of CBS Radio by any entity that is both engaged in the business of radio broadcasting or of audio streaming in the United States and not engaged in the business of television broadcasting in the United States (a “Radio Entity”). CBS Radio will need only to provide notice to CBS Broadcasting to assign the agreement or any part of it to a wholly owned subsidiary of CBS Radio. In any assignment, CBS Radio will be required to provide a guarantee to CBS Broadcasting for liability for the use of the licensed property.

The agreement will terminate automatically if CBS Radio or any permitted sublicensee becomes insolvent, if CBS Radio ceases use of the licensed property and if CBS Radio is acquired by any entity other than a Radio Entity without CBS consent. Either party will be able to terminate the agreement if the other party fails to comply with material obligations under the agreement on multiple occasions, if the other party receives written notice that it is in default of the agreement and fails to cure such default or if CBS Radio attempts to register for ownership of any licensed property.

Trademark License Agreement (TV Station Brands)

Pursuant to the Trademark License Agreement (TV Station Brands), to be executed by and between CBS Broadcasting, CBS Mass Media Corporation and other subsidiaries of CBS (together, the “Licensors”), CBS Radio and certain subsidiaries of CBS Radio, as the licensees, CBS Radio will have the right to continue to use certain licensed trademarks and related property to operate various CBS Radio stations, subject to the terms and conditions of this license agreement. Nothing in the license agreement will give any licensee any ownership right in the licensed property. The Licensors will agree not to use or license any licensed property in connection with the operation of a terrestrial radio network or with any audio or written identifier that indicates that the licensed property is being used in connection with a terrestrial radio network, but that this prohibition does not apply to the trademarks CBS and CBS RADIO NEWS.

The agreement will identify certain trademarks and related property owned and used by CBS that each licensed radio station may continue to use in connection with its operations, so long as the licensee identifies the trademark as being used in connection with a radio station and not as a stand-alone use (except for additional de minimis uses of the trademarks alone). Permitted uses of the licensed property include the use of such property in simultaneous audio streams of such radio stations on audio-only media and narrowly limited video uses and continued use as the call letters used by radio stations owned by the CBS Radio and certain of its subsidiaries. The agreement will not permit the trademarks to be used in any audio-visual content including news, sports, weather, traffic reporting or other videos or video services, except for narrow uses specified in the agreement. CBS Radio will agree to certain customary restrictions on the use of the property licensed pursuant to the agreement, including the commitment not to dilute or materially weaken the strength of the licensed property, act in a way that may injure, denigrate or devalue the licensed property or use the property for obscene or offensive uses. The Licensors will have a qualified right to update the guidelines restricting the use of the property licensed under the agreement.

Subject to certain exceptions, the agreement or any part of it is assignable with the prior written consent of the Licensors (which consent may not be unreasonably withheld). In any such assignment, the licensee will be required to provide a guarantee to the licensor for liability in connection with the use of the licensed property, and the licensees will be required to notify the Licensors of any assignment. Written consent will not to be required in the event that the licensees assigns the agreement to a Radio Entity (except with respect to licensed property consisting in whole or in part of the WCBS or KCBS trademarks) or to Entercom or one or more of its subsidiaries, so long as Entercom and its subsidiaries are not engaged in the business of television broadcasting in the United States, in either case subject to the licensee providing written notice to the Licensors.

The term of the license will be twenty years for licensed property consisting in whole or in part of WCBS and KCBS, and perpetual for the other licensed property under the agreement. The agreement will terminate automatically if CBS Radio or any permitted sublicensee becomes insolvent, if any licensee ceases use of the licensed property and if Entercom or its subsidiary is acquired and fails to give the necessary prior written notice. Any party will be able to terminate the agreement if the other party fails to comply with material obligations under the agreement on multiple occasions, if the party receives written notice that it is in default of the agreement and fails to cure such default or if any licensee attempts to register for ownership any licensed property. If any licensee changes the format of a licensed station, the agreement will automatically terminate with respect to such station.

Trademark License Agreement (CBS SPORTS RADIO Brand)

Pursuant to the Trademark License Agreement (CBS SPORTS RADIO Brand), to be executed by and between CBS Broadcasting, as licensor, CSTV Networks, Inc. d/b/a CBS Sports Network, on the one hand, and CBS Sports Radio Network Inc. and CBS Radio, on the other hand as the licensees, the licensees will have the right to continue to use the CBS SPORTS RADIO trademark in connection with the CBS Sports Radio Network and certain marketing and promotional uses. The licensed property includes certain domain names related to CBS Sports and for one year, the use of the Eye Design. Nothing in the license agreement will give any licensee any ownership right in the licensed property. The agreement will provide for use of the licensed property only in the United States and Canada. The licensed property may be used for branding of certain radio stations and their related domain names, as were in use at the Separation, so long as the radio station broadcasts CBS SPORTS RADIO Network programming twenty-four hours a day and seven days a week (each, a “Licensed CBS SPORTS RADIO Station”). The licensees will agree to certain customary restrictions on the use of the property licensed pursuant to the agreement, including the commitment not to dilute or materially weaken the strength of the licensed property, act in a way that may injure, denigrate or devalue the licensed property or use the property for obscene or offensive uses. If any Licensed CBS SPORTS RADIO Station changes its format, the agreement will automatically terminate with respect to such station, subject to certain exceptions. CBS Broadcasting will agree not to use the licensed property for the operation of a terrestrial or Internet broadcasting or streaming network in the United States or Canada during the term of the agreement, but that this prohibition does not apply to the trademarks CBS and CBS SPORTS RADIO.

Subject to certain exceptions, the agreement is only assignable with the prior written consent of the Licensors (which consent may not be unreasonably withheld). In any such assignment, the licensee will be required to provide a guarantee to the licensor for liability in connection with the use of the licensed property. Only written notice will be required for assignment of the agreement to Entercom or one or more of its subsidiaries, so long as the assignee is not engaged in the business of television broadcasting in the United States.

The term of the agreement will expire on December 31, 2020. The parties will agree to include a ninety day period of good faith, exclusive negotiations concerning whether to extend the term beyond 2020. The entire agreement will terminate automatically if Entercom, CBS Sports Radio Network Inc. or any permitted sublicensee becomes insolvent. After December 31, 2019, the agreement will terminate automatically with respect to CBS Sports Radio Network Inc. if Entercom ceases using the licensed property to identify the sports programming business or ceases using the property licensed to identify a licensed radio station. The agreement will also terminate automatically if there is an acquisition of Entercom or CBS Sports Radio Network Inc. without the prior written consent of CBS Broadcasting (which consent may not be unreasonably withheld). Any party will be able to terminate the agreement if a party fails to comply with material obligations under the agreement on multiple occasions, if the party receives written notice that it is in default of the agreement and fails to cure such default or if any licensee attempts to register for ownership any licensed property.

Other Related Party Transactions

CBS. Prior to the consummation of the Merger, CBS Radio was an indirect wholly owned subsidiary of CBS. CBS provides CBS Radio with certain services, such as insurance and support for technology systems, and also provides benefits to CBS Radio’s employees, including life and disability insurance and certain post-employment benefits. Prior to January 1, 2017, CBS also provided CBS Radio’s employees with medical and dental benefits and participation in a 401(k) savings plan. Effective January 1, 2017, CBS Radio’s employees began participating in employee benefit plans maintained by CBS Radio, including medical and dental plans and a 401(k) savings plan, although certain of CBS Radio’s employees may continue to be entitled to benefits under certain CBS defined benefit pension and post-retirement health plans. For more information on the allocation of the charges for services and benefits provided to CBS Radio by CBS, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations for CBS Radio—Related Parties.” In connection with the Separation, CBS Radio entered into the agreements above to govern CBS Radio’s relationship with CBS during the period between the completion of the Separation and the Merger and to complete the separation of CBS Radio from CBS.

In addition, CBS Radio historically participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash CBS Radio generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. As such, CBS benefited from the positive cash flow CBS Radio generated and CBS also provided CBS Radio with sufficient daily liquidity to fund its ongoing cash needs. As a result, CBS Radio has historically required minimal cash on hand. On October 17, 2016, at the time of the CBS Radio’s debt borrowing, CBS Radio’s participation in CBS’s centralized cash management system ceased and as a result, transactions with CBS subsequent to October 17, 2016 are settled in cash. At March 31, 2017 and December 31, 2016, amounts due to CBS were $6.5 million and $32.8 million, respectively. On March 31, 2017, CBS Radio paid to CBS a dividend of $30.0 million, representing CBS Radio’s excess cash on hand.

CBS manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of CBS and related interest expense are not allocated to CBS Radio as none of CBS’s debt is directly attributable to CBS Radio.

In connection with its debt borrowing, CBS Radio incurred $1.460 billion of indebtedness, resulting in net proceeds of approximately $1.432 billion after deducting bank fees, discounts and commissions and other expenses payable by CBS Radio incurred in connection therewith. CBS Radio distributed to its parent, an indirect wholly owned subsidiary of CBS, approximately $1.426 billion, which is an amount equal to the net proceeds of the CBS Radio Borrowing, prior to deducting expenses payable by CBS Radio, less $10 million which remained with CBS Radio to use for general corporate purposes and ongoing cash needs.

CBS Radio also generates revenues from sales to various subsidiaries and joint ventures of CBS. Total revenues from these transactions were $2.3 million and $1.2 million for the three months ended March 31, 2017 and 2016, respectively, and $14.8 million, $8.4 million and $8.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Collaborative Arrangement. CBS Local Digital Media operates the CBS Local Websites, which combine local radio and television content within markets where both CBS Radio and CBS TV Stations operate. In connection with this arrangement, advertisements displayed on these websites are sold by both CBS Radio employees and CBS TV Stations employees. CBS Radio earns revenues for advertising sales generated by its employees, and costs associated with the operation and maintenance of the CBS Local Websites are allocated between CBS Radio and CBS TV Stations in proportion to the respective earned revenue. After the consummation of the Merger, the parties intend that the Joint Digital Services Agreement will formalize and modify this existing collaborative arrangement. See “—Joint Digital Services Agreement.”

Other Related Parties. Viacom Inc. is controlled by National Amusements, the controlling stockholder of CBS. CBS Radio recognized revenues of $1.0 million and $1.7 million for the three months ended March 31, 2017 and 2016, respectively, and $4.3 million, $2.9 million and $2.4 million for the years ended December 31, 2016, 2015 and 2014, respectively, for the sale of advertising spots to subsidiaries of Viacom Inc. CBS Radio is involved in other transactions with related parties that have not been material in any of the periods presented.

DESCRIPTION OF ENTERCOM CAPITAL STOCK

The rights of Entercom shareholders are governed by Pennsylvania law, the Entercom Articles and Entercom’s Amended & Restated Bylaws (the “Entercom Bylaws”). For information on how to obtain a copy of the Entercom Articles and the Entercom Bylaws, see “Where You Can Find More Information; Incorporation By Reference.”

The following description of Entercom’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Entercom Articles and the Entercom Bylaws.

Common Stock

The Entercom Articles authorize the issuance of up to 350 million shares of common stock, par value $0.01 per share. There are three classes of common stock. The Entercom Articles authorize the issuance of up to 200 million shares of Entercom Class A Common Stock, 75 million shares of Entercom Class B Common Stock and 50 million shares of Entercom Class C Common Stock. As of March 10, 2017, there were 40,576,916 shares of Entercom Common Stock issued and outstanding. There are no shares of Entercom Class C Common Stock outstanding, and Entercom does not expect any shares of Entercom Class C Common Stock to be issued or outstanding upon the consummation of the Merger and it does not have any plans or agreements to issue any Entercom Class C Common Stock prior to the consummation of the Merger.

Holders of Entercom Class A Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of shareholders. Holders of Entercom Class B Common Stock are entitled to ten votes for each share held of record at such times as the shares are voted by a management shareholder (Joseph M. Field and David Field) in his own right in person or by proxy or pursuant to a qualified voting agreement; at all other times the holders of Entercom Class B Common Stock will be entitled to one vote per share. Pursuant to the terms of the Field Family Side Letter Agreement, upon the occurrence of a Conversion Event, Joseph M. Field and David Field will convert their respective beneficially owned shares of Entercom Class B Common Stock to Entercom Class A Common Stock and will not vote any other shares of Entercom Class B Common Stock, eliminating the right of holders of Entercom Class B Common Stock to receive ten votes for each such share. The holders of Entercom Class A Common Stock and Entercom Class B Common Stock vote together as a single class with respect to all matters submitted to a vote of shareholders, except (a) with respect to the election of directors, (b) with respect to any going private transaction, and (c) as otherwise provided by law. With respect to the election of directors, the holders of Entercom Class A Common Stock and Entercom Class B Common Stock, voting as a single class, have the right to vote on the election or removal of all directors of Entercom, other than the Class A directors and the directors, if any, who may be elected by the holders of any class or series of preferred stock. With respect to the election of Class A directors, the holders of Entercom Class A Common Stock are entitled by class vote, exclusive of all other shareholders, to elect two directors of Entercom with each share of Entercom Class A Common Stock entitling the holder thereof to one vote per share; each Class A director elected by holders of Entercom Class A Common Stock must be an independent director and the holders of Class A common stock are entitled to vote on at least one Class A director at each annual meeting. With respect to a vote on a going private transaction in which the management shareholders will remain shareholders after such transaction, the holders of Entercom Class A Common Stock and Entercom Class B Common Stock will vote as a single class, with each share of Entercom Class A Common Stock and Entercom Class B Common Stock entitled to one vote. The Entercom Class C Common Stock will not be entitled to vote, except as required by law.

In connection with the signing of the Merger Agreement on February 2, 2017, Entercom, Joseph M. Field, Marie Field and David Field, each a shareholder of Entercom, entered into the Field Family Side Letter Agreement. The shareholders to the Field Family Side Letter Agreement agreed to convert, or cause to be converted, at closing of the Merger, an aggregate of 3,152,333 shares of Entercom Class B Common Stock to Entercom Class A Common Stock in accordance with the provisions for voluntary conversion in the Entercom

Articles. As a result of these conversions, the collective voting power of such shareholders will be decreased by 28,370,997 votes. Each shareholder also agreed to restrictions on transfer (with exceptions for certain estate planning transfers) of any Entercom Common Stock for a period of nine months after the closing of the Merger.

Holders of Entercom Common Stock do not have cumulative voting rights in the election of directors to the board of directors of Entercom. Except as set out below or as otherwise provided by law, any action to be taken by the shareholders may be taken by the affirmative vote of the holders of a majority of shares of Entercom Common Stock entitled to vote thereon.

Holders of Entercom Common Stock are entitled to receive dividends when, as and if declared by the board of directors of Entercom. In the event of Entercom’s liquidation or dissolution, holders of Entercom Common Stock are entitled to share ratably in any of Entercom’s assets remaining after payment of liabilities and any amounts due to holders of any preferred stock. Holders of Entercom Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to the common stock. The outstanding shares of Entercom Common Stock are fully paid and nonassessable.

Entercom has adopted and maintains equity incentive and stock purchase plans pursuant to which Entercom is authorized to issue stock, stock options and other types of equity-based compensation to employees, directors, consultants and other persons who provide services to Entercom. As of April 7, 2017, Entercom had outstanding awards to acquire 1,985,613 shares of Entercom Class A Common Stock under the Entercom Equity Compensation Plan and no options to acquire shares of Entercom Class A Common Stock under the Entercom 2016 Employee Stock Purchase Plan. Entercom has reserved 1,384,283 additional shares of Entercom Class A Common Stock for future issuances under the Entercom Equity Compensation and 953,245 additional shares of Entercom Class A Common Stock for future issuances under the Entercom 2016 Employee Stock Purchase Plan.

Preferred Stock

The Entercom Articles authorize the board of directors of Entercom to provide for the issuance of up to 25 million shares of preferred stock, par value $0.01 per share, from time to time, in one or more series, to designate the number of shares in such series and fix the designations, voting rights, preferences, and special rights of Entercom’s preferred stock to the fullest extent permitted by the laws of the Commonwealth of Pennsylvania. As of April 7, 2017, there were 11 shares of Entercom preferred stock designated as Series A Convertible Preferred Stock outstanding. Entercom has no plans or arrangements to issue any additional shares of Entercom preferred stock.

The rights of the holders of Entercom Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future. Entercom’s board of directors may authorize the issuance of Entercom preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Entercom Common Stock. The issuance of any Entercom preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Entercom and may adversely affect the market price of Entercom Common Stock and the voting and other rights of the holders of Entercom Common Stock.

Certain Anti-Takeover Effects of Provisions of the Entercom Articles and the Entercom Bylaws

The Entercom Articles and the Entercom Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of Entercom’s board of directors, including the following:

•	Number of Directors; Removal of Directors; Director Vacancies. The number of directors constituting Entercom’s board of directors may be set by resolution of its board of directors. In addition, the

Entercom Bylaws provide that directors may be removed only for cause and only by the affirmative vote of a majority of the shareholders entitled to vote thereon. The Entercom Bylaws authorize the board of directors to fill vacant directorships. These provisions prevent a shareholder from increasing the size of, and make it more difficult for a shareholder to change the composition of, Entercom’s board of directors and gain control of Entercom’s board of directors by filling any resulting vacancies with its own nominees.

•	Classified Board of Directors. Entercom does not currently have a classified board of directors. However, holders of Entercom Common Stock, voting as a single class, will vote on the adoption of a classified board of directors at the special meeting of shareholders of Entercom to, among other things, approve the issuance of shares of Entercom Class A Common Stock in connection with the Merger. If approved, the amendment to Entercom’s Articles of Incorporation will divide the Entercom board of directors into three classes, with the directors in each class serving staggered three-year terms. If the Voting Agreement is in effect at the time of the special meeting of shareholders of Entercom, such proposal is expected to be approved, with effect from the consummation of the Merger. The Class A Directors will be assigned to different classes when the Entercom board of directors is classified, but the holders of the outstanding Entercom Class A Common Stock at the time will be given the right to remove either or both of the Class A Directors at any annual meeting of the shareholders of Entercom and to elect their successors at the same meeting in the manner provided in the Entercom Bylaws.

•	Dual-Class Voting. Holders of Entercom Class B Common Stock are entitled to ten votes for each share held of record at such times as the shares are voted by a management shareholder in his own right in person or by proxy or pursuant to a qualified voting agreement. All other classes of Entercom Common Stock are entitled to one vote for each share held of record. In connection with the signing of the Merger Agreement on February 2, 2017, Entercom, Joseph M. Field, Marie Field and David Field, each a shareholder of Entercom, entered into the Field Family Side Letter Agreement. The shareholders to the Field Family Side Letter Agreement agreed to convert, or cause to be converted, at closing of the Merger, an aggregate of 3,152,333 shares of Entercom Class B Common Stock to Entercom Class A Common Stock in accordance with the provisions for voluntary conversion in the Entercom Articles. As a result of these conversions, the collective voting power of such shareholders will be decreased by 28,370,997 votes. Each shareholder also agreed to restrictions on transfer (with exceptions for certain estate planning transfers) of any Entercom Common Stock for a period of nine months after the closing of the Merger.

•	Shareholder Action; Special Meeting of Shareholders. The Entercom Articles provide that Entercom’s shareholders may take action without a meeting only by unanimous written consent. Entercom’s shareholders are not permitted to cumulate their votes for the election of directors. The Entercom Bylaws further provide that special meetings of Entercom’s shareholders may be called only at the direction of the Chairman of the board of directors, the Chief Executive Officer of Entercom, any three members of the board of directors or by resolution of the board of directors. However, if there are two vacancies in the offices for the Class A directors, then the holders of 50% of the Entercom Class A Common Stock outstanding have the right to call a special meeting of shareholders for the purpose of electing Class A directors to fill such vacancies). These provisions may effectively preclude a shareholder or group of shareholders from acting by written consent or calling a special meeting to replace members of Entercom’s board of directors, instead requiring that any such action be taken at Entercom’s annual meeting.

•	Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Entercom Bylaws provide advance notice procedures for shareholders seeking to bring business before Entercom’s annual meeting of shareholders, or to nominate candidates for election as directors at Entercom’s annual meeting of shareholders. The Entercom Bylaws also specify certain requirements as to the form and content of a shareholder’s notice. These provisions may preclude Entercom’s shareholders from bringing matters before Entercom’s annual meeting of shareholders or from making nominations for directors at Entercom’s annual meeting of shareholders.

•	Issuance of Undesignated Preferred Stock. Entercom’s board of directors has the authority, without further action by the shareholders, to issue up to 25 million shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by Entercom’s board of directors. The existence of authorized but unissued shares of preferred stock enables Entercom’s board of directors to render more difficult or to discourage an attempt to obtain control of Entercom by means of a merger, tender offer, proxy contest or otherwise.

In addition to those provisions of the Entercom Articles and Entercom Bylaws, Entercom is also subject to certain provisions of Pennsylvania law that may have the effect of delaying or preventing a change in control of Entercom, including the following:

•	The duties of the directors of Entercom under Pennsylvania law do not require them to regard the interests of any constituency of Entercom, including its shareholders, as a dominant or controlling interest or factor both in the context of ordinary business decisions and also in the context of a change in control.

•	Subchapter G of Chapter 25 of the Pennsylvania law provides that voting shares (“control shares”) of a publicly traded corporation that upon acquisition of voting power by an acquiring person would result in a “control-share acquisition” shall not have any voting rights unless a resolution approved by a vote of shareholders restores voting power to the control shares in accordance with the procedures set forth in Subchapter G. A “control-share acquisition” occurs when a person acquires at least 20% of the voting power of the corporation (or 33.33% or 50% of such voting power if the previous threshold has already been attained).

•	Subchapter H of Chapter 25 of the Pennsylvania law provides that any profit realized by any person or group who is or was a controlling person or group with respect to a publicly-traded corporation from the disposition of any equity security of the registered corporation to any person shall belong to and be recoverable by the corporation if the profit is realized within 18 months after the person obtained controlling person status. A “controlling person or group” is any person or group who has acquired, offered to acquire or publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of the publicly-traded corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors.

Listing

Entercom Class A Common Stock trades on the NYSE under the trading symbol “ETM.”

Transfer Agent

The transfer agent and register for the Entercom Common Stock is American Stock Transfer & Trust Company.

OWNERSHIP OF ENTERCOM COMMON STOCK

The following table sets forth certain information as of June 26, 2017, regarding the beneficial ownership of Entercom Common Stock by:

(i) each person known by Entercom to beneficially own more than 5 percent of any class of Entercom Common Stock; (ii) each of Entercom’s directors and named executive officers; and (iii) all of Entercom’s directors and named executive officers as a group. Each shareholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Entercom Common Stock subject to options currently exercisable or that are exercisable within sixty days are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options but are not deemed outstanding for calculating the percentage of any other person.

	Entercom Common Stock
	Class A (1)		Class B (2)		Percentages
Name of Beneficial Owner	Number of Shares Beneficially Owned (3)	Percent of Class	Number of Shares Beneficially Owned (3)	Percent of Class	Total Economic Interest (3)	Total Voting Power (3)
Joseph M. Field (4)	1,958,959	5.8%	6,148,282	85.4%	19.9%	61.7%
David J. Field (5)	3,298,520	9.8%	749,250	10.4%	9.9%	11.0%
Stephen F. Fisher (6)	489,435	1.5%	—	—	1.2%	*
Richard J. Schmaeling	—	—	—	—	—	—
Louise C. Kramer (7)	364,353	1.1%	—	—	*	*
Andrew P. Sutor, IV	47,381	*	—	—	*	*
Eugene D. Levin (8)	92,396	*	—	—	*	*
David J. Berkman (9)	65,768	*	—	—	*	*
Joel Hollander	35,592	*	—	—	*	*
Mark R. LaNeve	34,139	*	—	—	*	*
David Levy	27,191	*	—	—	*	*
All Directors and Executive Officers as a group (ten persons)	6,413,734	19.0%	6,897,532	95.8%	32.3%	73.6%
JPMorgan Chase & Co. (10)	4,128,879	12.3%	—	—	10.1%	4.2%
Rubicon Advisor LLC (11)	2,632,363	7.8%	—	—	6.5%	2.7%
Edwin R. Boynton, as trustee (12)	2,285,287	6.8%	—	—	5.6%	2.3%
Martin L. Garcia (13)	2,132,091	6.4%	—	—	5.2%	2.2%
BlackRock, Inc. (14)	1,988,781	5.9%	—	—	4.9%	2.0%

*	Less than one percent.
(1)	For the purpose of calculating the percentage of Entercom Class A Common Stock held by each shareholder, the total number of shares of Entercom Class A Common Stock outstanding does not include the shares of Entercom Class A Common Stock issuable upon conversion of the outstanding shares of Entercom Class B Common Stock. The number of shares of Entercom Class A Common Stock includes all outstanding restricted stock and shares that may be acquired within sixty days through the exercise of options.
(2)	The Entercom Class A Common Stock and the Entercom Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders. Each share of Entercom Class A Common Stock is entitled to one vote. Each share of Entercom Class B Common Stock is entitled to ten votes, except: (a) any share not voted by either Joseph M. Field or David J. Field is entitled to one vote; (b) the holders of Entercom Class A Common Stock, voting as a separate class, are entitled to elect two Directors; (c) each share of Entercom Class B Common Stock is entitled to one vote with respect to any “going private” transactions under the Exchange Act; and (d) as required by law. The shares of Entercom Class B Common Stock are convertible in whole or in part, at the option of the holder, subject to certain conditions, into the same number of shares of Entercom Class A Common Stock.

(3)	With respect to Entercom Class A Common Stock: (i) the number of shares beneficially owned and the percentage of economic ownership are based on 33,569,691 shares (which includes 1,821,120 shares that are either unvested restricted stock or vested but deferred shares of restricted stock); and (ii) the percentage of voting power is based on 31,748,571 shares of Entercom Class A Common Stock (which excludes 1,821,120 shares that are either unvested restricted stock or vested but deferred shares of restricted stock, neither of which have the right to vote). With respect to Entercom Class B Common Stock, the number of shares beneficially owned, the percentage of economic ownership and the percentage of voting ownership are based on 7,197,532 shares of Entercom Class B Common Stock outstanding. The number of shares of Entercom Class A Common Stock listed for each individual includes all outstanding restricted stock and shares that may be acquired within sixty days of June 26, 2017 through the exercise of options.
(4)	Includes with respect to Entercom Class A Common Stock: (a) 6,000 shares of Entercom Class A Common Stock that may be acquired through the exercise of options; and (b) 21,578 shares of Entercom Class A Common Stock held of record by Joseph M. Field as trustee of a trust for the benefit of his sister-in-law. In addition, these shares include: (x) 75,000 shares of Entercom Class A Common Stock deemed to be beneficially owned by Joseph M. Field as a director and officer of the Joseph and Marie Field Foundation; and (y) 50,000 shares of Entercom Class A Common Stock deemed to be beneficially owned by Joseph M. Field as a director and officer of the Joseph and Marie Field Family Environmental Foundation. Mr. Field, however, disclaims beneficial ownership of all shares of Entercom Class A Common Stock owned by these two foundations. These shares also include 330,000 shares of Entercom Class B Common Stock beneficially owned by Mr. Field’s spouse. The address of this shareholder is 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.
(5)	Includes with respect to Entercom Class A Common Stock: (a) 140,000 shares of Entercom Class A Common Stock that may be acquired through the exercise of options; (b) 438,876 shares of Entercom Class A Common Stock held of record by David J. Field as co-trustee of a trust for the benefit of David J. Field and his children; and (c) 921,572 shares of Entercom Class A Common Stock held of record by David J. Field as co-trustee of two trusts for the benefit of the descendants of David J. Field and his sister, respectively. The address of this shareholder is 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.
(6)	Includes 10,000 shares of Entercom Class A Common Stock issuable upon exercise of options.
(7)	Includes 5,387 shares of Entercom Class A Common Stock issuable upon exercise of options.
(8)	Includes 16,750 shares of Entercom Class A Common Stock issuable upon exercise of options.
(9)	Includes 2,000 shares of Entercom Class A Common Stock issuable upon exercise of options.
(10)	The address of this shareholder is 270 Park Avenue, 38th Floor, New York, NY 10017. Based on information as of December 31, 2016 set forth in a Schedule 13G/A dated January 11, 2017.
(11)	The address of this shareholder is 380 Lexington Avenue, 17th Floor, New York, NY 10168. Based on information as of December 31, 2016 set forth in a Schedule 13G/A dated February 14, 2017.
(12)	Includes: (a) 438,876 shares of Entercom Class A Common Stock held of record by Edwin R. Boynton as co-trustee of a trust for the benefit of David J. Field, (b) 498,286 shares of Entercom Class A Common Stock held of record by Edwin R. Boynton as co-trustee of a trust for the benefit of the descendants of David J. Field; (c) 1,036,436 shares of Entercom Class A Common Stock held of record by Edwin R. Boynton as co-trustee of two trusts for the benefit of the sister of David J. Field and her descendants; (d) 155,594 shares of Entercom Class A Common Stock held of record by Edwin R. Boynton as trustee of a trust for the benefit of David J. Field; and (e) 156,095 shares of Entercom Class A Common Stock held of record by Edwin R. Boynton as trustee of a trust for the benefit of the sister of David J. Field. The address of this shareholder is Stradley Ronon Stevens & Young, LLP, Attn: Edwin R. Boynton, 2600 One Commerce Square, Philadelphia, Pennsylvania 19103.
(13)	The address of this shareholder is 1700 S. MacDill Avenue, Suite 240, Tampa, FL 33629. Based on information as of December 31, 2013 set forth in a Schedule 13G/A dated February 12, 2014.
(14)	The address of this shareholder is 55 East 52nd Street, New York, NY 10055. Based on information as of December 31, 2016 set forth in a Schedule 13G/A dated January 24, 2017.

PROPOSAL NO. 1—THE SHARE ISSUANCE

For a summary and detailed information regarding this proposal, see the information about the Merger and the issuance of shares of Entercom Class A Common Stock in the Merger contained throughout this document, including the information set forth in the sections of this document entitled “The Transactions,” “The Merger Agreement” and the “Separation Agreement.” Copies of the Merger Agreement and the Separation Agreement are attached to this document as Annex A and Annex B, respectively.

If the Share Issuance is not approved, the Merger cannot be completed, and each of Entercom and CBS will have the right to terminate the Merger Agreement, as described in the section entitled “The Merger Agreement—Termination.” The Share Issuance is conditioned upon the approval of Proposal No. 2.

Required Vote

This proposal to approve the issuance of shares of Entercom Class A Common Stock in the Merger requires the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

Entercom’s board of directors recommends that shareholders vote “FOR” the proposal to issue shares of Entercom Class A Common Stock in the Merger.

PROPOSAL NO. 2—THE CLASSIFIED BOARD AMENDMENT

General

Entercom proposes to amend and restate the Existing Entercom Articles in order to classify the Entercom board of directors.

If the Classified Board Amendment is not approved, the Merger cannot be completed, and each of Entercom and CBS will have the right to terminate the Merger Agreement, as described in the section entitled “The Merger Agreement—Termination.” The Classified Board Amendment is conditioned upon the approval of Proposal No. 1 and will be effected only upon the consummation of the Merger.

Entercom’s board of directors has unanimously adopted a resolution authorizing, approving, declaring advisable and recommending to the Entercom shareholders for their approval, subject to shareholder approval of the Share Issuance and contingent on the consummation of the Merger, the adoption of the Classified Board Amendment. The form of the proposed Amended and Restated Articles is attached as Annex D to this proxy statement. If the Amended and Restated Articles are approved by Entercom’s shareholders, Entercom expects to adopt the Amended and Restated Articles promptly following the consummation of the Merger.

Background and Purpose of the Proposed Classified Board Amendment

Under the Existing Entercom Articles, all of the directors are elected at each Annual Meeting of Stockholders. If approved, the Classified Board Amendment would classify the Board into three separate classes as nearly equal in number as possible, with one class being elected each year to serve a staggered three-year term. However, for the initial terms immediately following the division of the Board into three classes, directors would be assigned terms of one, two or three years, as described below:

•	One class of directors will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2018. At that meeting, the successors to this class of directors will be elected to hold office for a term of three years and until their successors are elected and qualified.

•	One class of directors will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2019. At that meeting, the successors to this class of directors will be elected to hold office for a term of three years and until their successors are elected and qualified.

•	One class of directors will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2020. At that meeting, the successors to this class of directors will be elected to hold office for a term of three years and until their successors are elected and qualified.

•	One Class A Director will be assigned to the class of directors to be elected at the annual meeting in 2018, and one Class A Director shall be assigned to the class of directors to be elected at the annual meeting in 2019.

The holders of the outstanding Class A Common Stock at the time will have the right to remove either or both of the Class A Directors at any annual meeting of the shareholders and to elect their successors at the same meeting in the manner provided in the Entercom Bylaws.

Background and Potential Anti-Takeover Effects

The Classified Board Amendment is designed to assure continuity and stability in the board of directors’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with Entercom’s business and operations. Entercom has not experienced continuity problems in the past and the board of directors wishes to ensure that the past continuity will continue. The board of directors believes that the stability in the leadership and policies of the board of directors in the past has helped to promote the creation of long-term shareholder value. The board of directors also believes that the Classified Board Amendment will assist the board of directors in protecting the interests of Shareholders in the event of an unsolicited offer for Entercom by encouraging any potential acquirer to negotiate directly with the board of directors.

Unless a director is removed or resigns, three annual elections would be needed to replace all of the directors on the classified board of directors. The Classified Board Amendment may, therefore, discourage an individual or entity from acquiring a significant position in Entercom’s stock with the intention of obtaining immediate control of the board of directors. If this Proposal No. 2 is approved, these provisions will be applicable to each annual election of directors, including the elections following any change of control of Entercom.

Required Vote

This proposal to approve the Classified Board Amendment requires the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

Entercom’s board of directors recommends that shareholders vote “FOR” the proposal to approve the Classified Board Amendment.

PROPOSAL NO. 3—THE FCC AMENDMENT

General

Entercom proposes to amend and restate the Existing Entercom Articles to permit the board of directors to (i) require certain information from shareholders and (ii) take certain actions in order to continue to comply with federal communications laws.

Entercom’s board of directors has unanimously adopted a resolution authorizing, approving, declaring advisable and recommending to the Entercom shareholders for their approval the adoption of the FCC Amendment. The form of the proposed Amended and Restated Articles is attached as Annex D to this proxy statement. If the Amended and Restated Articles are approved by Entercom’s shareholders, Entercom expects to adopt the Amended and Restated Articles promptly following the consummation of the Merger.

Background and Purpose of the Proposed FCC Amendment

The Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder by the FCC, place restrictions on the ownership and control of corporations which hold, directly or indirectly, FCC licenses to operate broadcast stations. Because subsidiaries of Entercom hold such licenses, the ownership of Entercom capital stock is subject to those restrictions. For example, absent a finding by the FCC that such ownership were in the public interest, the Communications Laws prohibit non-U.S. persons or entities from holding more than 25% of the equity or voting interests in Entercom. In addition, persons or entities holding an interest considered by the FCC to be “cognizable” in other media outlets could be prohibited from owning equity or voting interests in Entercom, depending upon the nature of those other media interests.

The Existing Entercom Articles currently provide that Entercom may take certain actions, including redemption of its stock, in the event ownership of Entercom stock by non-U.S. persons or entities would cause Entercom to exceed the 25% foreign ownership limits under the Communications Laws, and prohibit Entercom from transferring on its books any shares of its stock which would result in such limit being exceeded. The Existing Entercom Articles currently do not, however, provide similar remedies in the event stock ownership by certain holders would result in other violations of, or impose upon Entercom additional regulatory burdens under, the Communications Laws. The Existing Entercom Articles also do not clearly enable Entercom to pursue less intrusive remedies, such as petitioning the FCC to permit non-U.S. ownership in excess of the 25% limit, if such limit is exceeded.

In order to provide Entercom with more comprehensive and flexible remedies to address violations or other issues which may arise under the Communications Laws due to ownership of its stock, the Amended and Restated Articles would permit the board of directors to require certain information from shareholders, and take certain actions, including the redemption of Entercom stock, in the event the ownership or potential ownership of Entercom stock could trigger a violation of the Communications Laws, or impose additional regulatory burdens on Entercom thereunder. The board of directors recommends that the shareholders approve the Amended and Restated Articles.

In making its recommendation, the Entercom board of directors considered, among other things, that:

•	The FCC licenses to operate the Entercom radio stations are among the most valuable and important assets held by Entercom;

•	It is difficult or impossible for Entercom to fully monitor or control the identity of the holders of its publically traded stock;

•	In the event non-U.S. shareholders, shareholders with certain other media interests, shareholders deemed unqualified to hold certain ownership interests in an FCC licensee, or others acquire its capital stock, Entercom could be placed in violation of the Communications Laws, or could be subject to additional regulatory burdens, including the obligation to report to the FCC information regarding those shareholders; and

•	Entercom needs to have the ability to respond adequately in the event ownership or potential ownership of its stock by certain holders results, or could result, in violations of, or raise other issues under, the Communications Laws.

Required Vote

This proposal to approve the FCC Amendment requires the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

Entercom’s board of directors recommends that shareholders vote “FOR” the proposal to adopt the FCC Amendment.

PROPOSAL NO. 4—THE EXECUTIVE COMPENSATION PROPOSAL

Advisory Vote on Merger-Related Compensation

In accordance with Section 14A of the Exchange Act, Entercom is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to each of its named executive officers in connection with the Merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to our named executive officers.

The terms of the Merger Agreement do not contemplate any vesting of outstanding Entercom equity awards nor other transaction-related payments for any of our named executive officers.

Entercom is party to employment agreements with Entercom’s Chief Executive Officer, Mr. David J. Field, and Entercom’s Chief Financial Officer, Mr. Richard Schmaeling, entitling them to payments and benefits in connection with the Merger. As detailed below under “—Employment Agreements,” Mr. Field and Mr. Schmaeling may be entitled to receive cash severance payments, accelerated treatment of outstanding equity awards as well as certain additional benefits.

The amounts set forth in the table below assume the following:

•	the Merger effective time occurred on July 10, 2017, the last practicable date prior to the filing of this proxy statement;

•	Each named executive officer was terminated without “cause” or resigned for “good reason” immediately following the Merger effective time on July 10, 2017;

•	Mr. Schmaeling received a grant of 50,000 shares of restricted stock as required under his employment agreement prior to his termination of employment; and

•	the trading price of our common stock is $15.16, which is the average closing price on the NYSE over the first 5 business days following February 2, 2017 (which is the date on which the Merger was first publicly announced).

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect compensation actions that may occur before completion of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth below.

Golden Parachute Compensation
Name	Cash Severance Payments(1)	Equity(2)	Perquisites / Benefits		Tax Reimbursement		Total

David J. Field	$7,500,000	$14,252,300	$50,490	(3)	—	(4)	$21,802,790

Richard J. Schmaeling	$875,000	$758,000	—		—		$1,633,000

Stephen F. Fisher	—	—	—		—		—

Louise C. Kramer	—	—	—		—		—

Andrew P. Sutor, IV	—	—	—		—		—

Eugene D. Levin	—	—	—		—		—

(1)

These amounts represent “double-trigger” cash severance amounts and do not include ordinary course severance. In the case of Mr. Field, the amount of severance is equal to the product of three times the sum of (a) his annual base salary ($1,000,000) plus (b) the highest annual bonus paid to him during the preceding three-year period ($1,500,000). In the case of Mr. Schmaeling, the amount of severance is equal to the sum of one year of his annual base salary ($525,000) and the target annual bonus for which he is eligible in 2017 ($350,000). The amounts shown in the table assume that Messrs. Field’s and Schmaeling’s base salaries remains unchanged from current levels.
(2)	These amounts represent the value of the unvested equity awards under Entercom’s Equity Compensation Plan, the vesting of which would accelerate pursuant to the employment agreements on a “double-trigger” basis as a result of a qualifying termination of employment within two years following the Merger (for Mr. Field) and within one year following the Merger (for Mr. Schmaeling, relating to awards that vest solely on the basis of time). These amounts assume all market-based targets are met.
(3)	These amounts represent the value of “double-trigger” payments for continued coverage of COBRA health premiums for up to 18 months, for Mr. Field and his eligible dependents, payable following a qualifying termination of employment in connection with the Merger.
(4)	Mr. Field has waived his right to any tax gross-up for any excise taxes that may be imposed by Section 4999 of the Code in connection with the Merger.

Employment Agreements

Entercom previously entered into an employment agreement with Mr. Field, as amended on April 22, 2016. The agreement provides Mr. Field with certain severance benefits in the event of a qualifying termination of services in connection with certain events. Specifically, in the event Mr. Field is terminated by us without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) during the period following the execution of the Merger Agreement and two years following the Merger then, subject to the execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards will become fully vested and we will pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three-year period. We will also pay his COBRA premiums for continued health coverage for Mr. Field and his eligible dependents, to the extent he elects such coverage, for a period of up to eighteen months. Additionally, under the terms of his employment agreement, should any of these payments become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make an additional payment in an amount sufficient to place Mr. Field in the same after-tax position as if the excise tax had not been applied. However, in connection with the Merger, Mr. Field has agreed to waive his right to any such additional payments.

On March 20, 2017, Entercom entered into an employment agreement with Mr. Schmaeling, to be effective April 18, 2017. The agreement provides that shortly following the closing of the Merger Mr. Schmaeling will receive a grant for 50,000 shares of restricted stock, which will vest 50% on the second anniversary of his employment commencement date and 25% on each of the third and fourth anniversaries of his employment commencement date. In addition, in the event Mr. Schmaeling is terminated by us without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) within twelve months following the Merger, subject to the execution of a release of claims against us, we will continue to pay him his annual base salary for one year following the date of termination and a one-time bonus payment equal to the pro-rata portion of the amount of annual bonus received for the year immediately preceding the year of termination (or target annual bonus if such termination occurs before any annual bonus has been paid) and all of Mr. Schmaeling’s then-outstanding equity compensation awards that vest solely on the basis of time will become fully vested and be immediately exercisable or settled as of the date of such termination of employment.

Required Vote

This proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Entercom’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

Entercom’s board of directors recommends that shareholders vote “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Entercom’s named executive officers in connection with the Merger.

PROPOSAL NO. 5—THE ADJOURNMENT PROPOSAL

If, at the Special Meeting of shareholders, the board of directors of Entercom determines it is necessary or appropriate to adjourn or postpone the Special Meeting in order to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance and the Classified Board Amendment, Entercom intends to move to adjourn or postpone the Special Meeting. If the board of directors of Entercom determines that adjournment or postponement of the Special Meeting is necessary or appropriate, Entercom will ask its shareholders to vote only upon the adjournment or postponement proposal, and not on the proposals to approve the Share Issuance or the Classified Board Amendment.

In this proposal, Entercom is asking you to vote in favor of adjournment or postponement of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance and the Classified Board Amendment. If the shareholders approve the Adjournment Proposal, Entercom could adjourn or postpone the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the Adjournment Proposal could mean that, even if Entercom had received proxies representing a sufficient number of votes against the Share Issuance or the Classified Board Amendment to defeat such proposals, Entercom could adjourn or postpone the Special Meeting without a vote and seek to convince the holders of those shares to change their votes to vote in favor of approval of the Share Issuance and the Classified Board Amendment.

Required Vote

This proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance and the Classified Board Amendment requires the affirmative vote of a majority of the votes cast by holders of shares of Entercom Common Stock, present in person or by proxy, voting together as a single class at the Special Meeting.

Entercom’s board of directors recommends that shareholders vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Shareholder Director Nominations

Our Bylaws require that for Director nominations to be properly brought before an annual meeting by a shareholder, the shareholder must have given notice no later than sixty days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, the deadline for notification of shareholder Director nominations for the 2018 Annual Meeting is March 11, 2018. Any such shareholder notification must comply with the requirements set forth in our Bylaws and must be submitted in writing to the Corporate Secretary, Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

Other Shareholder Proposals

Our Bylaws require that for a proposal (other than a Director nomination) to be properly brought before an annual meeting by a shareholder, the shareholder must have given notice no later than the earlier of: (i) sixty days prior to the anniversary date of the immediately preceding annual meeting of shareholders; or (ii) 120 days prior to the anniversary date of the mailing of our proxy statement for the immediately preceding annual meeting of shareholders. Accordingly, the deadline for notification of shareholder proposals for the 2018 Annual Meeting is November 27, 2017. Any such shareholder notification must comply with the requirements set forth in our Bylaws and must be submitted in writing to the Corporate Secretary, Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

Inclusion in Proxy Statement

In order for a shareholder proposal to be considered for inclusion in our proxy statement, such shareholder proposals must satisfy the requirements of Rule 14a-8 of the Exchange Act as well as those set forth in our Bylaws. In accordance with Rule 14a-8, any such shareholder proposal must be received at our executive office (Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania, 19004) not less than 120 calendar days before the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting. Accordingly, the deadline for notification of shareholder proposals for inclusion in our proxy statement for the 2018 Annual Meeting is November 27, 2017.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Entercom files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Entercom has filed with the SEC at the following SEC public reference room: 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Entercom’s SEC filings are also available to the public on the SEC’s Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Entercom’s SEC filings are also available to the public on Entercom’s website, www.entercom.com. Information contained on Entercom’s website is not incorporated by reference into this document, and you should not consider information contained on that website as part of this document.

Statements contained in this document, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Entercom to “incorporate by reference” into this proxy statement documents Entercom files with it. This means that Entercom can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that Entercom files with the SEC will update and supersede that information. Entercom incorporates by reference into this document the documents listed below and any future filings Entercom makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, including any filings after the date of this document until the date of the Special Meeting. The information incorporated by reference is an important part of this document. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this document.

•	the section entitled “Risk Factors” in CBS’s annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 17, 2017;

•	Entercom’s annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017;

•	Entercom’s quarterly report on Form 10-Q for the period ended March 31, 2017, filed with the SEC on May 9, 2017;

•	Entercom’s current reports on Form 8-K, filed with the SEC on February 3, 2017, February 28, 2017, March 22, 2017, April 20, 2017, May 16, 2017 and July 10, 2017;

•	Entercom’s Definitive Proxy Statement, filed with the SEC on March 17, 2017; and

•	Entercom’s registration statement on Form S-4, as may be amended from time to time, initially filed with the SEC on April 12, 2017.

You can obtain a copy of any document incorporated by reference into this document except for the exhibits to those documents from Entercom. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Entercom without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Entercom at the following address and telephone number: Entercom Corporation, 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004, Attention: Investor Relations, telephone: (610) 660-5610.

If you would like to request documents, please do so by [            ], 2017, to receive them before the Special Meeting. If you request any of these documents from Entercom, we will mail them to you by first-class mail, or similar means.

You should rely only on the information contained or incorporated by reference into this document in voting your shares at the Special Meeting. Entercom has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [            ], 2017. You should not assume that the information contained in this document is accurate as of any other date, and neither the mailing of this document to Entercom’s shareholders nor the issuance of Entercom common stock in the Merger will create any implication to the contrary.

CBS RADIO INC.

CBS RADIO INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues	$250.2	$264.1

Costs and expenses:
Operating	88.8	86.6
Selling, general and administrative	123.5	115.1
Depreciation	6.2	6.7

Total costs and expenses	218.5	208.4

Operating income	31.7	55.7
Interest expense	(19.5)	—

Income before income taxes	12.2	55.7
Provision for income taxes (Note 8)	(4.5)	(22.3)

Net income	$7.7	$33.4

Net income per basic and diluted share	$110,000	$477,143

Weighted average number of basic and diluted common shares outstanding	70	70

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CBS RADIO INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except share and per share amounts)

	At March 31, 2017	At December 31, 2016
Assets
Current Assets:
Cash	$6.9	$24.3
Receivables, less allowances of $7.9 (2017) and $6.9 (2016)	204.3	244.2
Prepaid expenses	29.5	22.3
Other current assets	16.8	13.8

Total current assets	257.5	304.6

Property and equipment, net	141.9	145.3
FCC licenses	2,545.4	2,545.4
Goodwill	1,331.8	1,331.8
Other assets	3.9	4.1

Total Assets	$4,280.5	$4,331.2

Liabilities and Stockholder’s Equity
Current Liabilities:
Accounts payable	$32.4	$34.0
Accrued expenses	29.2	29.7
Accrued compensation	17.0	20.7
Accrued interest	14.5	7.5
Accrued restructuring (Note 4)	4.7	8.4
Due to CBS (Note 5)	6.5	32.8
Other current liabilities	13.8	15.6
Current portion of long-term debt (Note 6)	10.6	10.6

Total current liabilities	128.7	159.3

Long-term debt (Note 6)	1,332.9	1,334.7
Deferred income tax liabilities, net (Note 8)	921.3	918.2
Other liabilities	58.7	58.6
Commitments and contingencies (Note 9)
Stockholder’s Equity:
Series 1 common stock, par value $.01 per share; 500 shares authorized; 20 shares issued
Series 2 common stock, par value $.01 per share; 500 shares authorized; 50 shares issued	—	—
Additional paid-in-capital	2,513.8	2,543.0
Accumulated deficit	(674.9)	(682.6)

Total Stockholder’s Equity	1,838.9	1,860.4

Total Liabilities and Stockholder’s Equity	$4,280.5	$4,331.2

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CBS RADIO INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended March 31,
	2017	2016
Operating Activities:
Net income	$7.7	$33.4
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation	6.2	6.7
Deferred income tax provision	3.1	3.4
Stock-based compensation expense	3.2	3.6
Change in assets and liabilities, net of investing and financing activities
Decrease in receivables	39.9	56.8
Increase in prepaid expenses and other current assets	(8.4)	(5.0)
Decrease in accounts payable and accrued expenses	(7.5)	(14.0)
(Decrease) increase in income taxes	(19.2)	.2
Other, net	.8	(.1)

Net cash flow provided by operating activities	25.8	85.0

Investing Activities:
Capital expenditures	(6.3)	(3.9)
Proceeds from dispositions	—	8.0

Net cash flow (used for) provided by investing activities	(6.3)	4.1

Financing Activities:
Repayment of debt borrowings	(2.7)	—
Other financing activities	(1.7)	—
Net cash distribution to CBS	(32.5)	(93.0)

Net cash flow used for financing activities	(36.9)	(93.0)

Net decrease in cash	(17.4)	(3.9)
Cash at beginning of period	24.3	5.8

Cash at end of period	$6.9	$1.9

Supplemental disclosure of cash flow information:
Cash paid for income taxes (Note 8)	$20.5	$18.7
Cash paid for interest	$11.4	$—

Non-cash investing activity:
Accruals for unpaid property and equipment additions	$2.3	$1.8

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CBS RADIO INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; tabular dollars in millions)

1)	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business—CBS Radio Inc. (together with its consolidated subsidiaries, “CBS Radio” or the “Company”) is an indirect wholly owned subsidiary of CBS Corporation (“CBS”). The Company is a large-market focused, multi-platform national media company with a local footprint of 117 radio stations and digital properties in 26 radio markets, including all of the top 10 radio markets and 19 of the top 25 radio markets. The Company manages its business through one segment, radio broadcasting.

On February 2, 2017, CBS entered into an agreement with Entercom Communications Corp. (“Entercom”) to combine the Company with Entercom in a merger (the “Merger”) to be effected through a Reverse Morris Trust transaction, which is expected to be tax-free to CBS and its stockholders (except with respect to any cash received in lieu of fractional shares). In connection with this transaction, CBS intends to split-off the Company through an exchange offer, in which CBS stockholders may elect to exchange shares of CBS Class B Common Stock for shares of CBS Radio, which will then be immediately converted into shares of Entercom common stock at the time of the Merger. This transaction is subject to approval by Entercom stockholders, certain regulatory approvals and other customary closing conditions. The transaction is expected to be completed during the second half of 2017.

Basis of Presentation—The accompanying consolidated financial statements are presented on a “carve-out” basis from CBS’s consolidated financial statements based on the historical results of operations, cash flows, assets and liabilities of CBS Radio. The consolidated financial statements include allocations of certain corporate expenses and transactions with CBS (See Note 5). In addition, the Company’s income tax provision and related tax accounts are presented as if these amounts were calculated on a separate tax return basis. Management believes that the assumptions and estimates used in preparation of the underlying consolidated financial statements are reasonable. However, the consolidated financial statements herein do not necessarily reflect what the Company’s results of operations, financial position or cash flows would have been if the Company had been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the Company’s future results of operations, financial position or cash flows. Other comprehensive income was minimal for all periods presented.

In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows of the Company for the periods presented.

Stockholder’s equity—On September 30, 2016, CBS completed certain reorganization transactions resulting in all of the entities comprising CBS’s radio businesses being consolidated under CBS Radio Inc. These transactions were treated as a reorganization of entities under common control and as a result, all prior periods were adjusted to reflect the reorganization, including the 70 shares of CBS Radio common stock owned by CBS. For the three months ended March 31, 2017, the change in stockholder’s equity reflects a net distribution to CBS of $29.2 million, partially offset by net income of $7.7 million.

Net income per common share—As a result of the reorganization transactions described above, the Company presents basic and diluted net income per share (“EPS”) for all periods presented. Basic and diluted EPS is based upon net income divided by the weighted average number of common shares outstanding during the period. The Company had 70 basic and diluted weighted average common shares outstanding for each of the three months ended March 31, 2017 and 2016.

CBS RADIO INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited; tabular dollars in millions)

2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Goodwill—During the first quarter of 2017, as a result of a decline in the trading price of Entercom Class A Common Stock, the Company performed an interim goodwill impairment test. For purposes of the impairment analysis, the fair value of the Company’s reporting units were computed based upon the present value of future cash flows (“Discounted Cash Flow Method”). The fair value analysis also incorporated the trading values of comparable businesses (“Market Comparable Method”) and Entercom’s stock price, which is an indicator of the transaction value of the Merger with Entercom. As a result of this impairment test, the Company concluded that the fair value of each of its reporting units exceeded their respective book values and therefore, no impairment was required. However, a continued decline in Entercom’s stock price could indicate that the fair value of CBS Radio is lower than its carrying value and could result in an impairment in a future period.

Subsequent Events—The financial statements of the Company are derived from the financial statements of CBS, which issued its financial statements for the quarterly period ended March 31, 2017 on May 4, 2017. Accordingly, management has evaluated transactions for consideration as subsequent events requiring recognition or disclosure in the interim financial statements through May 4, 2017. Additionally, management has evaluated transactions that have occurred through the date of issuance of these financial statements, July [    ], 2017, for purposes of disclosure of unrecognized subsequent events.

Adoption of New Accounting Standards

Improvements to Employee Share-Based Payment Accounting

During the first quarter of 2017, the Company adopted Financial Accounting Standards Board (“FASB”) guidance which simplifies several aspects of the accounting for employee share-based payment transactions. Under this amended guidance, all excess tax benefits and tax deficiencies are recognized as income tax expense or benefit in the income statement in the period in which the awards vest or are exercised. In the statement of cash flows, excess tax benefits are classified with other income tax cash flows in operating activities. The amended guidance also gives the option to make a policy election to account for forfeitures as they occur. The Company, however, has elected to continue its existing practice of estimating forfeitures.

Simplifying the Accounting for Goodwill Impairment

During the first quarter of 2017, the Company early adopted amended FASB guidance which simplifies the accounting for goodwill impairment. This guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge is recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill.

CBS RADIO INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited; tabular dollars in millions)

Recent Pronouncements

Clarifying the Definition of a Business

In January 2017, the FASB issued amended guidance on the accounting for business combinations which clarifies the definition of a business and assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. In addition, in order to be considered a business, an acquisition would have to include at a minimum an input and a substantive process that together significantly contribute to the ability to create an output. The amended guidance also narrows the definition of outputs by more closely aligning it with how outputs are described in FASB guidance for revenue recognition. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted.

Intra-Entity Transfers of Assets Other than Inventory

In October 2016, the FASB issued amended guidance on the accounting for income taxes, which eliminates the exception in existing guidance which defers the recognition of the tax effects of intra-entity asset transfers other than inventory until the transferred asset is sold to a third party. Rather, the amended guidance requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted as of the beginning of an annual reporting period. The Company is currently assessing the impact of this guidance on its consolidated financial statements.

Statement of Cash Flows: Classification of Cash Receipts and Cash Payments

In August 2016, the FASB issued amended guidance which clarifies how certain cash receipts and cash payments should be presented and classified in the statement of cash flows. The new guidance is intended to reduce the existing diversity in practice in how certain transactions are classified in the statement of cash flows. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted.

Leases

In February 2016, the FASB issued new guidance on the accounting for leases, which supersedes previous lease guidance. Under this guidance, for all leases with terms in excess of one year, including operating leases, the Company will be required to recognize on its balance sheet a lease liability and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance retains a distinction between finance leases and operating leases and the classification criteria is substantially similar to previous guidance. Additionally, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed. The Company is currently evaluating the impact of this guidance, which is effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted.

Revenue from Contracts with Customers

In May 2014, the FASB issued guidance on the recognition of revenues which provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most existing revenue recognition guidance. The main principle under this guidance is that an entity should recognize revenue at the amount it expects to be entitled to in exchange for the transfer of goods or services to customers. The Company is currently

CBS RADIO INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited; tabular dollars in millions)

evaluating the impact of this guidance, which is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2016.

3)	DISPOSITIONS

In March 2016, the Company completed the sale of KFWB(AM) in Los Angeles for $8.0 million. This station was previously assigned to a divestiture trust, to which CBS was a beneficiary, as a result of the FCC’s radio-television cross-ownership rule, which limits the common ownership of radio and television stations in the same market. This radio station sale brings the Company into compliance with this cross-ownership rule.

4)	RESTRUCTURING CHARGES

During the years ended December 31, 2016 and 2015, in continued efforts to reduce its cost structure, the Company initiated restructuring activities, primarily for the reorganization of certain operations. During the year ended December 31, 2016, the Company recorded restructuring charges of $8.6 million, reflecting $5.2 million of severance costs and $3.4 million of costs associated with exiting contractual obligations. During the year ended December 31, 2015, the Company recorded restructuring charges of $36.5 million, reflecting $24.7 million of severance costs and $11.8 million of costs associated with exiting contractual obligations. As of March 31, 2017, the cumulative settlements for the 2016 and 2015 restructuring charges were $35.7 million, of which $24.0 million was for the severance costs and $11.7 million related to costs associated with exiting contractual obligations. The Company expects to substantially utilize its restructuring reserves by the end of 2018.

2015 Charges	$36.5
2015 Settlements	(14.9)

Balance at December 31, 2015	21.6
2016 Charges	8.6
2016 Settlements	(17.6)

Balance at December 31, 2016	12.6
2017 Settlements	(3.2)

Balance at March 31, 2017	$9.4

5)	RELATED PARTY TRANSACTIONS

CBS provides the Company with certain services, such as insurance and support for technology systems, and also provides benefits to the Company’s employees, including life and disability insurance, and certain postemployment benefits. Prior to January 1, 2017, CBS also provided CBS Radio’s employees with medical and dental benefits and participation in a 401(k) savings plan. Charges for these services and benefits are reflected in the consolidated financial statements based on the specific identification of costs, assets and liabilities. These financial statements also include allocations of centralized corporate expenses from CBS for services, such as tax, internal audit, cash management and other services. These expenses were determined based on various allocation methods, including factors such as headcount, time and effort spent on matters relating to the Company, and the number of CBS operating entities benefiting from such services. Charges for these services and benefits provided by CBS have been included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations and totaled $21.6 million for each of the three months ended March 31, 2017 and 2016. Management believes that the assumptions and estimates used to allocate these

CBS RADIO INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited; tabular dollars in millions)

expenses are reasonable. However, the Company’s expenses as a stand-alone company may be different from those reflected in the Consolidated Statements of Operations.

Effective January 1, 2017, CBS Radio employees began participating in employee plans maintained by CBS Radio, including medical and dental plans and a 401(k) savings plan, although certain employees continue to be entitled to benefits under certain CBS defined benefit pension and post-retirement health plans.

The Company historically participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash the Company generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. As such, CBS benefited from the positive cash flows the Company generated and CBS also provided the Company with sufficient daily liquidity to fund its ongoing cash needs. As a result, the Company has historically required minimal cash on hand. In conjunction therewith, the intercompany transactions between the Company and CBS have been considered to be effectively settled in cash in these financial statements. The net effect of the settlement of these intercompany transactions, in addition to cash transfers to and from CBS, are reflected in “Net cash distribution to CBS” on the Consolidated Statements of Cash Flows and “Stockholder’s equity” on the Consolidated Balance Sheets. On October 17, 2016, at the time of the Company’s debt borrowings (see Note 6), the Company’s participation in CBS’s centralized cash management system ceased and as a result, transactions with CBS subsequent to October 17, 2016 are settled in cash. At March 31, 2017 and December 31, 2016, amounts due to CBS were $6.5 million and $32.8 million, respectively. On March 31, 2017, CBS Radio paid to CBS a dividend of $30.0 million, representing CBS Radio’s excess cash on hand.

CBS manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of CBS and related interest expense are not allocated to the Company as none of CBS’s debt is directly attributable to the Company.

The Company also generates revenues from sales to various subsidiaries and joint ventures of CBS. The Company’s total revenues from these transactions were $2.3 million and $1.2 million for the three months ended March 31, 2017 and 2016, respectively.

Viacom Inc. is controlled by National Amusements, Inc., the controlling stockholder of CBS. The Company recognized revenues of $1.0 million and $1.7 million for the three months ended March 31, 2017 and 2016, respectively, for the sale of advertising spots to subsidiaries of Viacom Inc.

The Company is involved in other transactions with related parties that have not been material in any of the periods presented.

6)	LONG-TERM DEBT

The following table sets forth the Company’s long-term debt.

	At March 31, 2017	At December 31, 2016
Term Loan due October 2023, net of discount	$952.4	$954.9
7.250% Senior Notes due November 2024	400.0	400.0
Revolving Credit Facility	10.0	10.0
Deferred financing costs	(18.9)	(19.6)

Total long-term debt, including current portion	$1,343.5	$1,345.3

CBS RADIO INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited; tabular dollars in millions)

The Company’s senior secured term loan (“Radio Term Loan”) bears interest at a per annum rate equal to 3.50% plus the greater of the London Interbank Offered Rate (“LIBOR”) and 1.00%. The interest rate on the Radio Term Loan was 4.50% at March 31, 2017. The Term Loan is part of CBS Radio’s credit agreement dated as of October 17, 2016, as amended as of March 3, 2017 (“Radio Credit Agreement”), which also includes a $250 million senior secured revolving credit facility (the “Radio Revolving Credit Facility”) which expires in 2021. Borrowing rates under the Radio Revolving Credit Facility are based on LIBOR or a base rate plus a margin based on the Company’s Consolidated Net Secured Leverage Ratio. The interest rate on the $10 million borrowing under the Radio Revolving Credit Facility was 3.94% per annum at March 31, 2017. The Consolidated Net Secured Leverage Ratio reflects the ratio of the Company’s consolidated secured debt (less up to $150 million of cash and cash equivalents) to its consolidated EBITDA (as defined in the credit agreement). The terms of the Radio Revolving Credit Facility require the Company to maintain a maximum Consolidated Net Secured Leverage Ratio of 4.00 to 1.00, with a temporary increase to 4.50 to 1.00 in connection with certain permitted acquisitions. At March 31, 2017, the Company’s Consolidated Net Secured Leverage Ratio was approximately 3.0x and the remaining availability under the Radio Revolving Credit Facility, net of outstanding letters of credit, was approximately $239 million.

In connection with the agreement between CBS and Entercom to combine the Company with Entercom in a merger, in February 2017, the Company entered into a commitment letter with the lenders named therein, pursuant to which the lenders committed to provide, subject to customary closing conditions, up to $500 million of senior secured term loans as an additional tranche of term loans under the Radio Credit Agreement (the “Radio Financing”), the proceeds of which may be used by Entercom upon or following consummation of the Merger to refinance certain existing indebtedness of Entercom, to redeem Entercom’s preferred stock and to pay fees and expenses in connection with the Merger. The Company expects to consummate and obtain the Radio Financing substantially simultaneously with the closing of the Merger and to apply the proceeds thereof as described in the preceding sentence in order to, among other things, simplify Entercom’s capital structure.

In connection with the Radio Financing for the Merger, on March 3, 2017, the Company entered into Amendment No. 1 to the Radio Credit Agreement, pursuant to which CBS Radio, the guarantors party thereto, the lenders and L/C issuers party thereto and JPMorgan Chase Bank, N.A., as administrative agent, amended the Radio Credit Agreement to, among other things, create a tranche of Term B-1 Loans in an aggregate principal amount not to exceed $500 million (the “Term B-1 Loans”). The Term B-1 Loans are expected to be funded on the closing date of the Merger, subject to customary conditions.

The Term B-1 Loans will be governed by the Radio Credit Agreement and will have terms substantially identical to the Radio Term Loan, except as described in this paragraph. The Term B-1 Loans will mature on the date that is seven years after the closing date of the Merger. The Term B-1 Loans will require the Company to make quarterly principal payments at an annual rate of 1% of the initial principal amount of the Term B-1 Loans, beginning with the first full fiscal quarter ending after the closing of the Merger. If a prepayment of the Term B-1 Loans is made on or prior to the date that is six months following the closing date of the Merger as a result of certain refinancing or repricing transactions, the Company will be required to pay a fee equal to 1.00% of the principal amount of the obligation so refinanced or repriced. The Term B-1 Loans are expected to bear interest at a per annum rate equal to 2.75% plus LIBOR. Interest on the Term B-1 Loans will be payable at the end of each interest period, but in no event less frequently than quarterly.

At March 31, 2017, the fair value of the Radio Term Loan and Senior Notes, which is estimated based on quoted market prices for similar liabilities (Level 2) and includes accrued interest, was $1.40 billion.

CBS RADIO INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited; tabular dollars in millions)

7)	STOCK-BASED COMPENSATION

Certain of the Company’s employees are granted awards of stock options and restricted stock units (“RSUs”) for CBS Class B Common Stock under the CBS equity incentive plans. These awards include an annual grant to certain management employees as well as annual grants under the CBS Fund the Future Program to substantially all of the Company’s employees.

The following table summarizes the Company’s stock-based compensation expense for the three months ended March 31, 2017 and 2016.

	Three Months Ended March 31,
	2017	2016
RSUs	$3.0	$3.3
Stock options	.2	.3

Stock-based compensation expense, before income taxes	3.2	3.6
Related tax benefit	(1.3)	(1.4)

Stock-based compensation expense, net of tax	$1.9	$2.2

During the three months ended March 31, 2017, CBS granted to certain employees of the Company 137,898 RSUs with a weighted average per unit grant-date fair value of $66.31. RSUs granted during the first quarter of 2017 generally vest over a three- to four-year service period. Compensation expense for RSUs is determined based upon the market price of the CBS shares underlying the awards on the date of grant. For certain RSU awards the number of shares an employee earns ranges from 0% to 120% of the target award, based on the outcome of established performance conditions. Compensation expense is recorded based on the probable outcome of the performance conditions. During the three months ended March 31, 2017, CBS also granted to certain employees of the Company 61,712 stock options with a weighted average exercise price of $66.31. Stock options granted during the first quarter of 2017 vest over a four-year service period and expire eight years from the date of grant. Compensation expense for stock options is determined based on the grant date fair value of the award calculated using the Black-Scholes options-pricing model.

Total unrecognized compensation cost related to non-vested RSUs at March 31, 2017 was $23.2 million, which is expected to be recognized over a weighted average period of 2.7 years. Total unrecognized compensation cost related to non-vested stock option awards at March 31, 2017 was $2.3 million, which is expected to be recognized over a weighted average period of 3.3 years.

8)	INCOME TAXES

The Company’s operating results have been included in consolidated federal, and certain state and local income tax returns filed by CBS. The income tax expense reflected in the Consolidated Statements of Operations, net deferred tax liabilities included in the Consolidated Balance Sheets and income tax payments reflected in the Consolidated Statements of Cash Flows have been prepared as if these amounts were calculated on a separate tax return basis for the Company. Management believes that the assumptions and estimates used to determine these tax amounts are reasonable. However, the consolidated financial statements herein may not necessarily reflect the Company’s income tax expense or tax payments in the future, or what its tax amounts would have been if the Company had been a stand-alone company during the periods presented.

CBS RADIO INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited; tabular dollars in millions)

Cash paid for income taxes was $20.5 million for the three months ended March 31, 2017 and was assumed to be $18.7 million for the three months ended March 31, 2016. On October 17, 2016, at the time of the Company’s debt borrowings, the Company’s participation in CBS’s centralized cash management system ceased and as a result, beginning in the fourth quarter of 2016, the Company’s income tax payments are paid to CBS.

9)	COMMITMENTS AND CONTINGENCIES

Guarantees

The Company uses letters of credit and surety bonds, primarily as security against nonperformance in the normal course of business. The outstanding letters of credit and surety bonds approximated $6.3 million and $6.2 million at March 31, 2017 and December 31, 2016, respectively, and were not recorded on the Consolidated Balance Sheets.

Legal Matters

On an ongoing basis, the Company vigorously defends itself in numerous lawsuits and proceedings and responds to various investigations and inquiries from federal, state and local authorities (collectively, “litigation”). Litigation may be brought against the Company without merit, is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, the Company believes that the litigation to which it is a party is not likely to have a material adverse effect on its results of operations, financial position or cash flows.

Various independent record companies that claim to own the rights to several hundred sound recordings created prior to February 15, 1972 (the “Pre-1972 Recordings”) have sued several radio broadcasters (including CBS Radio) for allegedly infringing their exclusive right of public performance in certain states. In August 2015, CBS Radio was named as a defendant in two separate putative class action lawsuits filed in the U.S. District Court for the Central District of California and the U.S. District Court for the Southern District of New York for common law copyright infringement as well as related state law claims. In May 2016, the California court dismissed the California case against CBS Radio. In June 2016, the plaintiff record companies appealed this judgment to the U.S. Court of Appeals for the Ninth Circuit. In March 2017, the New York federal court dismissed the New York case with prejudice. The California case seeks unspecified damages. An adverse decision in the California case could impede CBS Radio’s ability to broadcast or stream the Pre-1972 Recordings and/or increase its royalty payments. CBS Radio intends to vigorously defend itself in the California case.

In June 2016, a purported class action complaint was filed in the U.S. District Court for the Eastern District of Wisconsin against CBS Radio Inc. alleging violations of the Telephone Consumer Protection Act (“TCPA”). The complaint alleges a putative nationwide class of persons who received nonemergency text messages on their cellphones on or after June 7, 2012 from or on behalf of CBS Radio via an automated telephone dialing system or an artificial or prerecorded voice without the persons’ prior express consent and seeks $500 for each text message that violates the TCPA, $1,500 for each text message that constitutes a knowing or willful violation of the TCPA and an injunction prohibiting future TCPA violations by CBS Radio. In September 2016, CBS Radio filed a motion to dismiss the case. In October 2016, the plaintiff filed an opposition to the motion to dismiss. In October 2016, CBS Radio filed a notice of constitutional challenge with the court and served it on the U.S. Attorney General (the “USAG”). In February 2017, the USAG filed a notice of intervention with the court and

CBS RADIO INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited; tabular dollars in millions)

submitted a brief in support of the constitutionality of the TCPA. CBS Radio intends to vigorously defend itself in this case.

The Company is not yet able to determine what effect these lawsuits will have, if any, on its financial position, results of operations or cash flows.

Report of Independent Registered Public Accounting Firm

To the Stockholder of CBS Radio Inc.:

In our opinion, the consolidated financial statements listed in the Index to Consolidated Financial Statements on Page F-1 present fairly, in all material respects, the financial position of CBS Radio Inc. at December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the Index to Consolidated Financial Statements presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these financial statements and financial statement schedule in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial statements schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 12, 2017

CBS RADIO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)

	Year Ended December 31,
	2016	2015	2014
Revenues	$1,221.6	$1,230.6	$1,303.0

Costs and expenses:
Operating	397.7	421.6	408.1
Selling, general and administrative	497.4	501.4	509.2
Depreciation	26.1	28.5	30.8
Restructuring charges (Note 6)	8.6	36.5	7.0
Goodwill impairment charges (Note 5)	530.1	—	48.6
FCC licenses impairment charges (Note 5)	322.7	482.9	—

Total costs and expenses	1,782.6	1,470.9	1,003.7

Operating income (loss)	(561.0)	(240.3)	299.3
Interest expense	(16.8)	—	—

Income (loss) from continuing operations before income taxes	(577.8)	(240.3)	299.3
Benefit (provision) for income taxes (Note 10)	25.4	103.8	(122.8)

Net income (loss) from continuing operations	(552.4)	(136.5)	176.5
Net income from discontinued operations, net of tax (Note 3)	—	3.8	1.5

Net income (loss)	$(552.4)	$(132.7)	$178.0

Net income (loss) per basic and diluted share:
Net income (loss) from continuing operations	$(7,891,429)	$(1,950,000)	$2,521,429
Net income from discontinued operations	$—	$54,286	$21,429
Net income (loss)	$(7,891,429)	$(1,895,714)	$2,542,857
Weighted average number of basic and diluted common shares outstanding	70	70	70

The accompanying notes are an integral part of these consolidated financial statements.

CBS RADIO INC.

CONSOLIDATED BALANCE SHEETS

(in millions)

	At December 31,
	2016	2015
ASSETS
Current Assets:
Cash	$24.3	$5.8
Receivables, less allowances of $6.9 (2016) and $5.0 (2015)	244.2	275.0
Prepaid expenses	22.3	25.0
Other current assets	13.8	13.0

Total current assets	304.6	318.8

Property and equipment, net (Note 4)	145.3	151.9
FCC licenses (Note 5)	2,545.4	2,868.1
Goodwill (Note 5)	1,331.8	1,861.9
Other assets	4.1	7.5
Assets held for sale (Note 3)	—	8.3

Total Assets	$4,331.2	$5,216.5

LIABILITIES AND STOCKHOLDER’S EQUITY/INVESTED EQUITY
Current Liabilities:
Accounts payable	$34.0	$32.2
Accrued expenses	37.2	27.7
Accrued compensation	20.7	10.4
Accrued restructuring (Note 6)	8.4	20.3
Due to CBS (Note 7)	32.8	—
Other current liabilities	15.6	15.3
Current portion of long-term debt (Note 8)	10.6	—

Total current liabilities	159.3	105.9

Long-term debt (Note 8)	1,334.7	—
Deferred income tax liabilities, net (Note 10)	918.2	1,056.8
Other liabilities	58.6	59.7
Commitments and contingencies (Note 11)
Stockholder’s equity/Invested equity:
Series 1 common stock, par value $.01 per share; 500 shares authorized; 20 shares issued Series 2 common stock, par value $.01 per share; 500 shares authorized; 50 shares issued	—	—
Additional paid-in-capital	2,543.0	—
Accumulated deficit	(682.6)	—
Invested equity	—	3,994.1

Total Stockholder’s equity/Invested equity	1,860.4	3,994.1

Total Liabilities and Stockholder’s Equity/Invested Equity	$4,331.2	$5,216.5

The accompanying notes are an integral part of these consolidated financial statements.

CBS RADIO INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY/INVESTED EQUITY

(in millions, except per share amounts)

	Shares of Common Stock	Common Stock ($0.01 per share par value)	Additional Paid-In Capital	Accumulated Deficit	Invested Capital	Total Stockholder’s Equity/ Invested Equity
Balance as of December 31, 2013	—	$—	$—	$—	$4,392.0	$4,392.0
Net income	—	—	—	—	178.0	178.0
Net distribution to CBS	—	—	—	—	(209.8)	(209.8)

Balance as of December 31, 2014	—	—	—	—	4,360.2	4,360.2
Net loss	—	—	—	—	(132.7)	(132.7)
Net distribution to CBS	—	—	—	—	(182.3)	(182.3)
Transfer of entities to CBS	—	—	—	—	(51.1)	(51.1)

Balance as of December 31, 2015	—	—	—	—	3,994.1	3,994.1
Net income (loss)	—	—	—	(682.6)	130.2	(552.4)
Net contribution from (distribution to) CBS	—	—	12.4	—	(167.8)	(155.4)
Conversion to stockholder’s equity	70	—	3,956.5	—	(3,956.5)	—
Distribution of debt proceeds to CBS	—	—	(1,425.9)	—	—	(1,425.9)

Balance as of December 31, 2016	70	$—	$2,543.0	$(682.6)	$—	$1,860.4

The accompanying notes are an integral part of these consolidated financial statements.

CBS RADIO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2016	2015	2014
Operating Activities:
Net income (loss)	$(552.4)	$(132.7)	$178.0
Less: Net income from discontinued operations	—	3.8	1.5

Net income (loss) from continuing operations	(552.4)	(136.5)	176.5
Adjustments to reconcile net income (loss) from continuing operations to net cash flow provided by operating activities from continuing operations:
Depreciation	26.1	28.5	30.8
Impairment charges	852.8	482.9	48.6
Deferred income tax (benefit) provision	(127.2)	(177.8)	21.3
Stock-based compensation expense	12.2	17.1	16.6
Change in assets and liabilities, net of investing and financing activities
Decrease (increase) in receivables	30.8	(4.4)	(5.8)
Decrease (increase) in prepaid expenses and other current assets	1.9	(4.4)	(4.7)
Increase in accounts payable and accrued expenses	18.9	8.9	2.2
Increase (decrease) in income taxes	21.2	—	(7.6)
Other, net	(1.8)	(1.5)	(1.0)

Net cash flow provided by operating activities from continuing operations	282.5	212.8	276.9

Net cash flow provided by operating activities from discontinued operations	—	7.6	4.2

Net cash flow provided by operating activities	282.5	220.4	281.1

Investing Activities:
Capital expenditures	(17.0)	(21.5)	(26.7)
Acquisitions	—	(2.5)	(25.4)
Proceeds from dispositions	8.0	2.6	3.1
Proceeds from sale of investment	3.8	—	—

Net cash flow used for investing activities from continuing operations	(5.2)	(21.4)	(49.0)

Net cash flow used for investing activities from discontinued operations	—	(.2)	(.3)

Net cash flow used for investing activities	(5.2)	(21.6)	(49.3)

Financing Activities:
Proceeds from debt borrowings	1,451.9	—	—
Distribution of net debt proceeds to CBS	(1,425.9)	—	—
Repayment of debt borrowings	(110.0)	—	—
Net cash distribution to CBS	(174.8)	(199.0)	(230.0)

Net cash flow used for financing activities	(258.8)	(199.0)	(230.0)

Net increase (decrease) in cash	18.5	(.2)	1.8
Cash at beginning of year	5.8	6.0	4.2

Cash at end of year	$24.3	$5.8	$6.0

Supplemental disclosure of cash flow information:
Cash paid for income taxes from continuing operations (Note 10)	$80.6	$74.0	$109.1
Cash paid for interest	$8.2	$—	$—
Noncash investing and financing activity:
Radio station swap (Note 3)	$—	$—	$262.0

The accompanying notes are an integral part of these consolidated financial statements.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollars in millions, except per share amounts)

Note 1.	Description of Business and Basis of Presentation

Description of Business—CBS Radio Inc. (together with its consolidated subsidiaries, “CBS Radio” or the “Company”) is an indirect wholly owned subsidiary of CBS Corporation (“CBS”). The Company is a large-market focused, multi-platform national media company with a local footprint of 117 radio stations and digital properties in 26 radio markets, including all of the top 10 radio markets and 19 of the top 25 radio markets. The Company manages its business through one segment, radio broadcasting.

On February 2, 2017, CBS entered into an agreement with Entercom Communications Corp. to combine the Company with Entercom in a merger (the “Merger”) to be effected through a Reverse Morris Trust transaction, which is expected to be tax-free to CBS and its stockholders (except with respect to any cash received in lieu of fractional shares). In connection with this transaction, CBS intends to split-off the Company through an exchange offer, in which CBS stockholders may elect to exchange shares of CBS Class B Common Stock for shares of CBS Radio, which will then be immediately converted into shares of Entercom common stock at the time of the Merger. This transaction is subject to approval by Entercom stockholders, certain regulatory approvals and other customary closing conditions. CBS expects to complete the transaction during the second half of 2017.

Basis of Presentation—The accompanying consolidated financial statements are presented on a “carve-out” basis from CBS’s consolidated financial statements based on the historical results of operations, cash flows, assets and liabilities of CBS Radio. The consolidated financial statements include allocations of certain corporate expenses and transactions with CBS (See Note 7). In addition, the Company’s income tax provision and related tax accounts are presented as if these amounts were calculated on a separate tax return basis. Management believes that the assumptions and estimates used in preparation of the underlying consolidated financial statements are reasonable. However, the consolidated financial statements herein do not necessarily reflect what the Company’s results of operations, financial position or cash flows would have been if the Company had been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the Company’s future results of operations, financial position or cash flows. Other comprehensive income was minimal for all periods presented.

Assets held for sale—In March 2016, the Company completed the sale of KFWB(AM) in Los Angeles for $8.0 million, for which an agreement was reached during 2015. As a result, the assets associated with this radio station, which primarily consist of a Federal Communications Commission (“FCC”) license, have been classified as held for sale on the Company’s Consolidated Balance Sheet at December 31, 2015.

Discontinued operations—CBS Radio Inc.’s legal entity structure historically included ownership of several entities that were not part of the Company’s radio operations. In preparation for the separation of its radio business, CBS completed several reorganization transactions during 2015 which resulted in all of the Company’s non-radio businesses being distributed to another wholly owned subsidiary of CBS. These non-radio businesses have been presented as discontinued operations in these consolidated financial statements (See Note 3).

Stockholder’s equity/invested equity—On September 30, 2016, CBS completed certain reorganization transactions resulting in all of the entities comprising CBS’s radio businesses being consolidated under CBS Radio Inc. These transactions were treated as a reorganization of entities under common control and as a result, all prior periods were adjusted to reflect the reorganization, including the 70 shares of CBS Radio common stock owned by CBS.

Net income (loss) per common share—As a result of the reorganization transactions described above, the Company presents basic and diluted net income (loss) per share (“EPS”) for all periods presented. Basic and

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

diluted EPS is based upon net income (loss) divided by the weighted average number of common shares outstanding during the period. The Company had 70 basic and diluted weighted average common shares outstanding for each of the years ended December 31, 2016, 2015 and 2014.

Note 2.	Summary of Significant Accounting Policies

Use of Estimates—The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Cash—The Company historically had minimal cash on hand because it participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash the Company generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. Intercompany transfers and funding between the Company and CBS were classified as financing activities in the Consolidated Statements of Cash Flows. On October 17, 2016, at the time of the Company’s debt borrowings (See Note 8), the Company’s participation in CBS’s centralized cash management system ceased.

Receivables—Receivables consist primarily of trade receivables from customers, net of advertising agency commissions, and are stated net of an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on historical bad debt experience, the aging of accounts receivable, industry trends and economic indicators, as well as recent payment history for specific customers. Credit evaluations are performed on the Company’s customers and in the opinion of management, credit risk is limited due to the large number of customers.

Property and Equipment—Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Buildings and building improvements	10 to 40 years
Broadcasting equipment	3 to 12 years
Furniture, equipment and other	3 to 10 years
Leasehold improvements	Over the shorter of the lease term or estimated useful life of asset, up to a maximum of 10 years

Maintenance and repair costs that maintain property and equipment in their original operating condition are charged to expense as incurred. Improvements or additions that extend the useful life of the assets are capitalized.

Impairment of Long-Lived Assets—The Company assesses long-lived assets for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows expected to be generated by these assets, which is the estimated fair value, to their net carrying value. The amount of impairment loss, if any, will generally be measured by the difference between the net carrying value and the estimated fair value of the asset.

Investments—At December 31, 2016 and 2015, the Company had investments of $.8 million and $2.8 million, respectively, which are included in “Other assets” on the Consolidated Balance Sheets. The Company evaluates

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

its investments for impairment loss by comparing the estimated fair value of the investment to the balance sheet carrying amount, and considers other factors, as appropriate, when determining whether an other-than-temporary decline in fair value has occurred.

Goodwill and Intangible Assets—Goodwill and intangible assets with indefinite lives, which consist of FCC broadcasting licenses, are not amortized but are tested for impairment on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying value (See Note 5).

The Company’s radio stations operate under renewable broadcasting licenses that are generally granted by the FCC for a term of eight years. A station may continue to operate beyond the expiration date of its license if a timely filed license application is pending. Petitions to deny license renewals can be filed by interested parties, including members of the public. The FCC is required to renew a broadcast station license if it finds that the station has served the public interest, convenience and necessity. Historically, FCC licenses have been renewed, and accordingly, management considers these licenses to have indefinite lives.

Revenue Recognition—The Company’s primary source of revenue is the sale of advertising to local and national advertisers across multiple platforms, including traditional radio and on its local websites. Advertising revenue is recognized in the period during which the advertising is broadcast or displayed. Advertising revenues are reported net of agency commissions, which are calculated based on a stated percentage applied to gross billing revenue. Agency commissions were $132.7 million, $128.9 million and $139.8 million for the years ended December 31, 2016, 2015 and 2014, respectively. Other revenues, including from events, are recognized when the related service is provided and syndication revenue is recognized when the program is made available.

Revenues derived from a single sales contract that contains multiple products and services are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Barter Transactions—The Company provides advertising time in exchange for certain goods and services. The value of such exchanges is initially reported as an asset and liability on the balance sheet, and reported in revenues when the advertising spot is broadcast and in operating or selling, general and administrative expenses when the goods or services are utilized. These transactions are recorded at the estimated fair value of the advertising time exchanged, or if more readily determinable, the fair value of the goods or services received. Barter revenue was $23.9 million, $23.8 million and $27.4 million and barter expense was $25.3 million, $24.6 million and $24.7 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Collaborative Arrangements—The Company operates market-focused local websites with CBS’s television stations (“CBS TV Stations”), which combine local radio and television content within markets where both CBS Radio and CBS TV Stations operate. In connection with this arrangement, advertisements displayed on these websites are sold by both employees of CBS Radio and those of CBS TV Stations. CBS Radio recognizes revenues for advertising sales earned by its employees. Costs associated with the operation and maintenance of these websites are allocated to CBS Radio and CBS TV Stations in proportion to their respective revenues earned. At the time of the Merger, CBS and Entercom are expected to enter into an agreement to govern this arrangement, which is expected to continue after the Merger.

Advertising—Advertising costs are expensed as incurred and totaled $43.3 million, $37.2 million and $39.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Interest—Costs associated with the issuance of debt, as well as debt discounts, are recorded as interest over the term of its related debt.

Income Taxes—Deferred income tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized. For tax positions taken in a previously filed tax return or expected to be taken in a future tax return, the Company evaluates each position to determine whether it is more likely than not that the tax position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is subject to a measurement assessment to determine the amount of benefit to recognize in the Consolidated Statement of Operations and the appropriate reserve to establish, if any. If a tax position does not meet the more-likely-than-not recognition threshold a tax reserve is established and no benefit is recognized. A number of years may elapse before a tax return containing tax matters for which a reserve has been established is audited and finally resolved.

The Company’s income tax accounts as presented herein are calculated on a separate tax return basis, even though the Company’s operating results are included in the consolidated federal, and certain state and local income tax returns of CBS. CBS manages its tax position for the benefit of the entire portfolio of its businesses and, as such, the assumptions, methodologies and calculations made for purposes of determining the Company’s tax provision, taxes paid and related tax accounts in the consolidated financial statements herein may differ from those made by CBS and, in addition, are not necessarily reflective of the tax strategies that the Company would have followed as a separate stand-alone company.

Stock-based Compensation—CBS provides equity incentive plans under which stock options and restricted stock units (“RSUs”) were issued to certain employees of the Company. The cost of such equity instruments are measured based on the grant-date fair value of the award. The cost is recognized over the vesting period during which an employee is required to provide service in exchange for the award (See Note 9).

Subsequent Events—The financial statements of the Company are derived from the financial statements of CBS, which issued its annual financial statements on February 17, 2017. Accordingly, management has evaluated transactions for consideration as subsequent events requiring recognition or disclosure in the annual financial statements through February 17, 2017. Additionally, management has evaluated transactions that have occurred through the date of issuance of these financial statements, April 12, 2017, for purposes of disclosure of unrecognized subsequent events.

Adoption of New Accounting Standards

Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern

During the fourth quarter of 2016, the Company adopted Financial Accounting Standards Board (“FASB”) guidance which requires management to evaluate, for each interim and annual reporting period, whether there are conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date the financial statements are issued. If management identifies conditions or events that raise substantial doubt, disclosures are required in the financial statements, including any plans that will alleviate the substantial doubt about the entity’s ability to continue as a going concern. The adoption of this guidance did not have an effect on the Company’s consolidated financial statements.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Simplifying the Accounting for Measurement Period Adjustments

During the first quarter of 2016, the Company adopted amended FASB guidance which eliminates the requirement to retrospectively account for adjustments to provisional amounts recognized in a business combination when new information is obtained during the measurement period about facts and circumstances that existed as of the acquisition date. Under the amended guidance, the acquiror will be required to recognize such adjustments in the reporting period in which the adjustment amounts are identified. Such adjustments also include the effect on earnings from any changes in depreciation, amortization, or other income effects resulting from the change to provisional amounts, as if the change occurred at the acquisition date. The amendments also require disclosure or separate presentation on the face of the statement of operations of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The adoption of this guidance did not have an effect on the Company’s consolidated financial statements.

Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items

During the first quarter of 2016, the Company adopted amended FASB guidance which eliminates the concept of extraordinary items. This guidance removes the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Rather, such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. The adoption of this guidance did not have an effect on the Company’s consolidated financial statements.

Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period

During the first quarter of 2016, the Company adopted FASB guidance on the accounting for stock-based compensation when the terms of an award provide that a performance target that affects vesting could be achieved after the requisite service period. Under this guidance, such performance target should not be reflected in estimating the grant-date fair value of the award. The Company should begin recognizing compensation cost in the period in which it becomes probable that the performance target will be achieved, for the cumulative amount of compensation cost attributable to the period(s) for which the requisite service has already been rendered. The adoption of this guidance did not have an effect on the Company’s consolidated financial statements.

Recent Pronouncements

Simplifying the Accounting for Goodwill Impairment

In January 2017, the FASB issued amended guidance to simplify the accounting for goodwill impairment. This guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. This guidance is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted for any impairment tests performed after January 1, 2017.

Clarifying the Definition of a Business

In January 2017, the FASB issued amended guidance on the accounting for business combinations which clarifies the definition of a business and assists entities with evaluating whether transactions should be accounted

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

for as acquisitions (or disposals) of assets or businesses. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. In addition, in order to be considered a business, an acquisition would have to include at a minimum an input and a substantive process that together significantly contribute to the ability to create an output. The amended guidance also narrows the definition of outputs by more closely aligning it with how outputs are described in FASB guidance for revenue recognition. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted.

Intra-Entity Transfers of Assets Other than Inventory

In October 2016, the FASB issued amended guidance on the accounting for income taxes, which eliminates the exception in existing guidance which defers the recognition of the tax effects of intra-entity asset transfers other than inventory until the transferred asset is sold to a third party. Rather, the amended guidance requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted as of the beginning of an annual reporting period. The Company is currently assessing the impact of this guidance on its consolidated financial statements.

Statement of Cash Flows: Classification of Cash Receipts and Cash Payments

In August 2016, the FASB issued amended guidance which clarifies how certain cash receipts and cash payments should be presented and classified in the statement of cash flows. The new guidance is intended to reduce the existing diversity in practice in how certain transactions are classified in the statement of cash flows. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted.

Improvements to Employee Share-Based Payment Accounting

In March 2016, the FASB issued amended guidance which simplifies several aspects of the accounting for employee share-based payment transactions. Under this amended guidance, all excess tax benefits and tax deficiencies will be recognized as income tax expense or benefit in the income statement in the period in which the awards vest or are exercised. In the statement of cash flows, excess tax benefits will be classified with other income tax cash flows in operating activities. The amended guidance also gives the option to make a policy election to account for forfeitures as they occur and increases the threshold for awards that are partially settled in cash to qualify for equity classification. The Company expects that the adoption of this guidance will introduce volatility into its income tax provision. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016.

Leases

In February 2016, the FASB issued new guidance on the accounting for leases, which supersedes previous lease guidance. Under this guidance, for all leases with terms in excess of one year, including operating leases, the Company will be required to recognize on its balance sheet a lease liability and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance retains a distinction between finance leases and operating leases and the classification criteria is substantially similar to previous guidance. Additionally, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed. The Company is currently evaluating the impact of this guidance, which is effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Revenue from Contracts with Customers

In May 2014, the FASB issued guidance on the recognition of revenues which provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most existing revenue recognition guidance. The main principle under this guidance is that an entity should recognize revenue at the amount it expects to be entitled to in exchange for the transfer of goods or services to customers. The Company is currently evaluating the impact of this guidance, which is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2016.

Note 3.	Acquisitions and Dispositions

CBS Radio Inc.’s legal entity structure historically included ownership of several entities that were not part of the Company’s radio operations. In preparation for the separation of its radio business, CBS completed several reorganization transactions during 2015 which resulted in all of the Company’s non-radio businesses being distributed to another wholly owned subsidiary of CBS. These non-radio businesses have been presented as discontinued operations in these consolidated financial statements.

The following table sets forth details of net income from discontinued operations for the years ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015	2014
Revenues	$28.1	$33.0
Costs and expenses	(21.2)	(29.8)

Operating income	6.9	3.2
Provision for income taxes	(3.1)	(1.7)

Net income from discontinued operations, net of tax	$3.8	$1.5

In March 2016, the Company completed the sale of KFWB(AM) in Los Angeles for $8.0 million. This station was previously assigned to a divestiture trust, to which CBS was a beneficiary, as a result of the FCC’s radio-television cross-ownership rule, which limits the common ownership of radio and television stations in the same market. This radio station sale brings the Company into compliance with this cross-ownership rule. The assets associated with this station, which primarily consist of an FCC license, have been classified as held for sale on the Company’s Consolidated Balance Sheet at December 31, 2015. During 2015, the Company recorded an impairment charge of $39.6 million to reduce the carrying value of the FCC license attributable to this radio station to its fair value. The fair value reflects the transaction price, which is categorized as a Level 2 input according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value.

In December 2014, in connection with its focus on its major market presence, the Company completed a radio station swap with Beasley Broadcast Group, Inc. through which the Company exchanged 13 of its radio stations in Tampa and Charlotte as well as one radio station in Philadelphia, for two radio stations in Philadelphia and three radio stations in Miami. In connection with the radio station swap, the Company recorded a pretax noncash impairment charge of $48.6 million to reduce the carrying value of the goodwill allocated to the disposed stations to its fair value. The inputs used to determine the fair value are categorized as Level 3 inputs. The fair value of the transaction of approximately $262 million was determined based on a valuation of comparable assets in the

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

same geographic markets. The purchase price was allocated based on the fair value of the assets acquired, primarily reflecting goodwill of $89.5 million, of which $7.2 million is deductible for tax purposes, and FCC licenses of $164.2 million.

In July 2014, to complement its digital offerings, the Company acquired Eventful, Inc., a leading digital media company in the events discovery, communication and personalization business. The purchase price of $28.3 million was allocated based on the fair value of the assets acquired, which primarily includes goodwill of $20.2 million and deferred tax assets of $7.0 million. None of the goodwill recognized is expected to be deductible for tax purposes.

These acquisitions did not have a material impact on the Company’s consolidated financial statements for any of the years presented.

Note 4.	Property and Equipment

	At December 31,
	2016	2015
Land	$46.1	$45.8
Buildings	41.1	40.3
Broadcasting equipment	120.0	115.6
Furniture, equipment and other	74.9	74.9
Leasehold improvements	71.9	72.2
Construction in progress	18.2	13.0

	372.2	361.8
Less accumulated depreciation	(226.9)	(209.9)

Property and equipment, net	$145.3	$151.9

Depreciation expense was $26.1 million in 2016, $28.5 million in 2015 and $30.8 million in 2014. At December 31, 2016, 2015 and 2014 the Company had accruals for unpaid property and equipment additions of $5.9 million, $3.2 million and $10.2 million, respectively.

Note 5.	Goodwill and FCC Licenses

The Company performs a fair-value based impairment test of goodwill and FCC licenses annually during the fourth quarter and also between annual tests if an event occurs or if circumstances change that would more likely than not reduce the fair value of a reporting unit or the aggregate fair value of FCC licenses in a radio market below their respective carrying value. Goodwill is tested for impairment at the reporting unit level, which for the Company is one level below its operating segment. FCC licenses are tested for impairment at the geographic market level. The Company considers each geographic market, which is comprised of all of the Company’s radio stations within that geographic market, to be a single unit of accounting because the FCC licenses at this level represent their highest and best use.

FCC Licenses

For 2016, the Company performed a quantitative impairment test of FCC licenses in all of its markets. This impairment test compares the estimated fair value of the FCC licenses by geographic market with their respective

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

carrying values. The estimated fair value of each FCC license is computed using the Greenfield Discounted Cash Flow Method (“Greenfield Method”), which attempts to isolate the income that is attributable to the license alone. The Greenfield Method is based upon modeling a hypothetical start-up station and building it up to a normalized operation that, by design, lacks inherent goodwill and whose other assets have essentially been added as part of the build-up process. The Greenfield Method adds the present value of the estimated annual cash flows of the start-up station over a projection period to the residual value at the end of the projection period. The annual cash flows over the projection period include assumptions for overall advertising revenues in the relevant geographic market, the start-up station’s operating costs and capital expenditures, and a three-year build-up period for the start-up station to reach a normalized state of operations, which reflects the point at which it achieves an average market share. The overall market advertising revenue in the subject market is estimated based on recent industry projections. Operating costs and capital expenditures are estimated based on both industry and internal data. The residual value is calculated using a perpetual nominal growth rate, which is based on projected long-range inflation in the U.S. and long-term industry projections and for 2016 was 1.0% for each radio station. The discount rate is determined based on the average of the weighted average cost of capital of comparable entities and for 2016 was 8.50% for each radio station.

For 2016, the Company concluded that the estimated fair values of the FCC licenses in 23 radio markets were lower than their respective carrying values. Accordingly, the Company recognized a pretax noncash impairment charge of $322.7 million related to FCC licenses in these markets. For the remaining two radio markets, the Company concluded that the estimated fair values of FCC licenses in each market exceeded their respective carrying values and therefore no impairment charge was necessary.

For 2015, the Company recognized a pretax noncash impairment charge of $482.9 million to reduce the carrying value of FCC licenses in 18 markets to their fair value. The charge included $39.6 million to reduce the book value of KFWB(AM) in Los Angeles to its fair value. KFWB(AM) was classified as held for sale at December 31, 2015 (See Note 3).

Goodwill

For 2016, the Company performed a quantitative goodwill impairment test for each of its three reporting units. The first step of the goodwill impairment test examines whether the carrying value of a reporting unit exceeds its fair value. If the carrying value exceeds the fair value, the second step of the test compares the implied fair value of a reporting unit’s goodwill with the carrying value of its goodwill to determine the amount of impairment charge, if any. The estimated fair value of each reporting unit is computed based upon the present value of future cash flows (“Discounted Cash Flow Method”), which is compared to the traded values of comparable businesses (“Market Comparable Method”). The Discounted Cash Flow Method and Market Comparable Method resulted in similar estimated fair values. The Discounted Cash Flow Method includes the Company’s assumptions for growth rates, operating margins and capital expenditures for the projection period plus the residual value of the business at the end of the projection period. The estimated growth rates, operating margins and capital expenditures for the projection period are based on the Company’s internal forecasts of future performance as well as historical trends. The residual value is estimated based on a perpetual nominal growth rate, which is based on projected long-range inflation and long-term industry projections, and for 2016 was 1.5% for each of the Company’s reporting units. The discount rate is determined based on the average of the weighted average cost of capital of comparable entities and for 2016 was 8.75% for each of the Company’s reporting units. The Company concluded that the estimated fair value of each of the three reporting units was below their respective carrying values, after the above-mentioned FCC licenses impairment charge, and as a result the Company performed the second step of the goodwill impairment test for each reporting unit. Under step two of the

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

goodwill impairment test, the Company performed a hypothetical purchase price allocation for each reporting unit to determine the implied fair value of goodwill, which was then compared to the carrying amount of goodwill. For 2016, the Company recorded a pretax noncash impairment charge of $530.1 million.

The impairments were the result of an increase in the discount rate caused by a change in the risk profile of CBS Radio, as it is expected to participate in a market transaction imminently. The 2016 discount rate included a higher small company stock premium than the rate used in 2015 reflecting the weighted average cost of capital profile of CBS Radio as a standalone entity, whereas the discount rate for 2015 was based on the weighted average cost of capital profile of CBS. The impairments were also caused by declines in the radio market resulting in lower cash flow projections, as well as management’s expectation of the transaction value of the Merger with Entercom. This estimated transaction value was derived by multiplying the historical trading multiples of Entercom and other similar companies by the total estimated earnings of the combined company.

Entercom’s stock price is one indicator in management’s assessment of the fair value of CBS Radio. A decline in Entercom’s stock price could indicate that the fair value of CBS Radio is lower than its carrying value and could result in an impairment in a future period.

For the year ended December 31, 2016, the change in the book value of goodwill was as follows:

	Balance at December 31, 2015	Impairment	Balance at December 31, 2016
Goodwill	$15,788.8	$—	$15,788.8
Accumulated impairment losses	(13,926.9)	(530.1)	(14,457.0)

Goodwill, net of impairment	$1,861.9	$(530.1)	$1,331.8

There were no changes in the book value of goodwill for the year ended December 31, 2015.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Note 6.	Restructuring Charges

During 2016, 2015 and 2014, in continued efforts to reduce its cost structure, the Company initiated restructuring activities, primarily for the reorganization of certain operations. During the year ended December 31, 2016, the Company recorded restructuring charges of $8.6 million, reflecting $5.2 million of severance costs and $3.4 million of costs associated with exiting contractual obligations. During the year ended December 31, 2015, the Company recorded restructuring charges of $36.5 million, reflecting $24.7 million of severance costs and $11.8 million of costs associated with exiting contractual obligations. During the year ended December 31, 2014, the Company recorded restructuring charges of $7.0 million, reflecting $5.9 million of severance costs and $1.1 million of costs associated with exiting contractual obligations. As of December 31, 2016, the cumulative settlements for the 2016, 2015 and 2014 restructuring charges were $38.0 million, of which $28.8 million was for the severance costs and $9.2 million related to costs associated with exiting contractual obligations. The Company expects to substantially utilize its restructuring reserves by the end of 2018.

2014 Charges	$7.0
2014 Settlements	(2.8)

Balance at December 31, 2014	4.2
2015 Charges	36.5
2015 Settlements	(16.8)

Balance at December 31, 2015	23.9
2016 Charges	8.6
2016 Settlements	(18.4)

Balance at December 31, 2016	$14.1

Note 7.	Related Party Transactions

CBS provides the Company with certain services, such as insurance and support for technology systems, and also provides benefits to the Company’s employees, including medical, dental, life and disability insurance, participation in a 401(k) savings plan and certain postemployment benefits. Charges for these services and benefits are reflected in the consolidated financial statements based on the specific identification of costs, assets and liabilities. These financial statements also include allocations of centralized corporate expenses from CBS for services, such as tax, internal audit, cash management and other services. These expenses were determined based on various allocation methods, including factors such as headcount, time and effort spent on matters relating to the Company, and the number of CBS operating entities benefiting from such services. Charges for these services and benefits provided by CBS have been included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations and totaled $82.5 million, $84.1 million and $76.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. Management believes that the assumptions and estimates used to allocate these expenses are reasonable. However, the Company’s expenses as a stand-alone company may be different from those reflected in the Consolidated Statements of Operations.

The Company historically participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash the Company generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. As such, CBS benefited from the positive cash flows the Company generated and CBS also provided the Company with sufficient daily liquidity to fund its ongoing cash needs. As a result, the Company has historically required minimal cash on hand. In conjunction therewith, the intercompany transactions between the Company and CBS have been considered to be effectively settled in cash

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

in these financial statements. The net effect of the settlement of these intercompany transactions, in addition to cash transfers to and from CBS, are reflected in “Net cash distribution to CBS” on the Consolidated Statements of Cash Flows and “Net distribution to CBS” on the Consolidated Statements of Stockholder’s Equity/Invested Equity. The amounts on these financial statement line items differ due to noncash transactions, such as stock-based compensation expense. On October 17, 2016, at the time of the Company’s debt borrowings (see Note 8), the Company’s participation in CBS’s centralized cash management system ceased and as a result, transactions with CBS subsequent to October 17, 2016 are settled in cash. At December 31, 2016, amounts due to CBS were $32.8 million. On March 31, 2017, CBS Radio paid to CBS a dividend of $30 million, representing CBS Radio’s excess cash on hand.

In October 2016, as a result of the Company’s debt borrowings, the Company incurred indebtedness of $1.460 billion, resulting in net proceeds of approximately $1.432 billion after deducting bank fees, discounts and commissions, and other expenses payable by the Company incurred in connection therewith. The Company distributed to its parent, an indirect wholly owned subsidiary of CBS, approximately $1.426 billion, which is an amount equal to the net proceeds of the borrowings, prior to deducting expenses payable by the Company, less $10 million which remained with the Company to use for general corporate purposes and ongoing cash needs.

CBS manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of CBS and related interest expense are not allocated to the Company as none of CBS’s debt is directly attributable to the Company.

The Company also generates revenues from sales to various subsidiaries and joint ventures of CBS. The Company’s total revenues from these transactions were $14.8 million, $8.4 million and $8.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Viacom Inc. is controlled by National Amusements, Inc., the controlling stockholder of CBS. The Company recognized revenues of $4.3 million, $2.9 million and $2.4 million for the years ended December 31, 2016, 2015 and 2014, respectively, for the sale of advertising spots to subsidiaries of Viacom Inc.

The Company is involved in other transactions with related parties that have not been material in any of the periods presented.

Note 8.	Long-Term Debt

The following table sets forth the Company’s long-term debt at December 31, 2016. The Company did not have any long-term debt outstanding at December 31, 2015.

At December 31, 2016
Term Loan, due 2023, net of discount	$954.9
7.250% Senior Notes due 2024	400.0
Revolving Credit Facility	10.0
Deferred financing costs	(19.6)

Total long-term debt, including current portion	$1,345.3

On October 17, 2016, the Company entered into a five-year $250 million senior secured revolving credit facility due October 2021 (the “Radio Revolving Credit Facility”) and a $1.06 billion senior secured term loan credit

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

facility due October 2023 (the “Radio Term Loan”) pursuant to a credit agreement among CBS Radio, the guarantors named therein, the lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1 dated as of March 3, 2017 (the “Radio Credit Agreement”). On October 17, 2016, the Company borrowed the full amount of the Radio Term Loan. The Radio Revolving Credit Facility is used for general corporate purposes, including the issuance of letters of credit, and ongoing cash needs. Also on October 17, 2016, the Company issued $400 million aggregate principal amount of 7.250% senior notes due November 2024 (the “Senior Notes”) pursuant to an indenture dated as of October 17, 2016 among CBS Radio, the guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee, (the “Radio Notes Indenture”). The Senior Notes were offered within the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act, with no registration rights, and outside of the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

As a result of the borrowings under the Radio Term Loan and the issuance of the Senior Notes described above (collectively, the “CBS Radio Borrowing”), the Company incurred indebtedness of $1.460 billion, resulting in net proceeds of approximately $1.432 billion after deducting bank fees, discounts and commissions, and other expenses payable by the Company incurred in connection therewith. The Company distributed to its parent, an indirect wholly owned subsidiary of CBS, approximately $1.426 billion, which is an amount equal to the net proceeds of the CBS Radio Borrowing, prior to deducting expenses payable by the Company, less $10 million which remained with the Company to use for general corporate purposes and ongoing cash needs. During the fourth quarter of 2016, the Company prepaid $100 million of the Radio Term Loan, leaving $960 million outstanding at December 31, 2016. At December 31, 2016, the total outstanding borrowing under the Radio Revolving Credit Facility was $10 million, and the remaining availability under the Radio Revolving Credit Facility, net of outstanding letters of credit, was approximately $239 million.

The Radio Term Loan requires the Company to make quarterly principal payments at an annual rate of 1% of the initial principal amount of $1.06 billion. Subject to certain exceptions (including in certain cases, reinvestment rights), the Radio Term Loan also requires the Company to prepay certain amounts outstanding thereunder with the net cash proceeds of certain asset sales, certain casualty events and certain issuances of debt. Each fiscal year beginning in 2018 the Company will be required to make a prepayment of the Radio Term Loan equal to 50% of its excess cash flow (as described below), subject to certain step-downs based on its consolidated net secured leverage ratio (which is defined in the Radio Credit Agreement and reflects the ratio of (i) its consolidated secured debt (less up to $150 million of cash and cash equivalents) to (ii) its consolidated EBITDA (as defined in the Radio Credit Agreement)) (the “Consolidated Net Secured Leverage Ratio”). Excess cash flow is defined in the Radio Credit Agreement and reflects net cash flow from operating activities, less payments for capital expenditures, investments (including acquisitions), the reduction of debt, and dividends and other restricted payments (“Excess Cash Flow”). The Company may prepay additional amounts under the Radio Term Loan from time to time. If a prepayment of the Radio Term Loan is made on or prior to October 17, 2017, as a result of certain refinancing or repricing transactions, the Company will be required to pay a fee equal to 1.00% of the principal amount of the obligation so refinanced or repriced.

The Radio Term Loan bears interest at a per annum rate equal to 3.50% plus the greater of the London Interbank Offered Rate (“LIBOR”) and 1.00%. The interest rate on the Radio Term Loan was 4.50% per annum as of December 31, 2016. Borrowing rates under the Radio Revolving Credit Facility are based on LIBOR or a base rate plus a margin based on the Company’s Consolidated Net Secured Leverage Ratio. The interest rate on the $10 million borrowing under the Radio Revolving Credit Facility was 5.75% per annum at December 31, 2016. Interest on the Radio Term Loan and Radio Revolving Credit Facility is payable at the end of each interest period, but in no event less frequently than quarterly. A commitment fee will be paid based on the amount of

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

unused commitments under the Radio Revolving Credit Facility. The Radio Credit Agreement contains certain customary affirmative and negative covenants, representations and warranties and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the Radio Credit Agreement could result in the termination of the commitments under the Radio Revolving Credit Facility and the acceleration of all outstanding borrowings under the Radio Credit Agreement and could cause a cross-default that could result in the acceleration of other indebtedness, including the full principal amount of the Senior Notes. The terms of the Radio Revolving Credit Facility require the Company to maintain a maximum Consolidated Net Secured Leverage Ratio of 4.00 to 1.00, with a temporary increase to 4.50 to 1.00 in connection with certain permitted acquisitions.

Interest on the Senior Notes is payable on May 1 and November 1 of each year, beginning on May 1, 2017. The Company may redeem some or all of the Senior Notes at any time, or from time to time, on or after November 1, 2019, at a premium that decreases over time, plus accrued and unpaid interest to the date of redemption. Prior to such dates, the Company may redeem some or all of such notes subject to payment of a customary make-whole premium. In addition, prior to November 1, 2019, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the proceeds of certain equity offerings. In the event of a change of control accompanied by a rating decline (each as defined in the Radio Notes Indenture) with respect to the Senior Notes, the holders of the Senior Notes may require the Company to repurchase all or a portion of their Senior Notes at a purchase price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the applicable repurchase date.

The Radio Notes Indenture contains certain customary affirmative and negative covenants and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the Radio Notes Indenture could result in the acceleration of the full principal amount of the Senior Notes and could cause a cross-default that could result in the acceleration of other indebtedness, including all outstanding borrowings under the Radio Credit Agreement.

All obligations under the Radio Credit Agreement are unconditionally guaranteed by the Company’s material existing and future direct and indirect wholly owned domestic subsidiaries, subject to certain exceptions. All obligations under the Radio Credit Agreement, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors under the Radio Credit Agreement, including all of the capital stock of the guarantors and certain other subsidiaries under the Radio Credit Agreement. The Senior Notes are unconditionally guaranteed on a senior unsecured basis by each of the Company’s direct and indirect subsidiaries that guarantees the Radio Credit Agreement.

Upon certain events of default, the collateral agent will be entitled to exercise the rights afforded to a secured party under, and subject to the limitations of, applicable law (including applicable bankruptcy or insolvency law), including, but not limited to, receiving dividends or other distributions on, exercising voting and consensual rights and powers with respect to, and/or registering in its own name as pledgee any pledged capital stock.

In connection with the agreement between CBS and Entercom Communications Corp. to combine the Company with Entercom in a merger, in February 2017, the Company entered into a commitment letter with the lenders named therein, pursuant to which the lenders committed to provide, subject to customary closing conditions, up to $500 million of senior secured term loans as an additional tranche of term loans under the Radio Credit Agreement (the “Radio Financing”), the proceeds of which may be used to refinance certain existing indebtedness of Entercom, to redeem Entercom’s preferred stock and to pay fees and expenses in connection with the Merger. The Company expects to consummate and obtain the Radio Financing substantially simultaneously with the closing of the Merger.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

In connection with the Radio Financing for the Merger, on March 3, 2017, the Company entered into Amendment No. 1 to the Radio Credit Agreement, pursuant to which CBS Radio, the guarantors party thereto, the lenders and L/C issuers party thereto and JPMorgan Chase Bank, N.A., as administrative agent, amended the Radio Credit Agreement to, among other things, create a tranche of Term B-1 Loans in an aggregate principal amount not to exceed $500 million (the “Term B-1 Loans”). The Term B-1 Loans are expected to be funded on the closing date of the Merger, subject to customary conditions.

The Term B-1 Loans will be governed by the Radio Credit Agreement and will have terms substantially identical to the Radio Term Loan, except as described in this paragraph. The Term B-1 Loans will mature on the date that is seven years after the closing date of the Merger. The Term B-1 Loans will require the Company to make quarterly principal payments at an annual rate of 1% of the initial principal amount of the Term B-1 Loans, beginning with the first full fiscal quarter ending after the closing of the Merger. If a prepayment of the Term B-1 Loans is made on or prior to the date that is six months following the closing date of the Merger as a result of certain refinancing or repricing transactions, the Company will be required to pay a fee equal to 1.00% of the principal amount of the obligation so refinanced or repriced. The Term B-1 Loans are expected to bear interest at a per annum rate equal to 2.75% plus LIBOR. Interest on the Term B-1 Loans will be payable at the end of each interest period, but in no event less frequently than quarterly.

At December 31, 2016, the fair value of the Radio Term Loan and Senior Notes, which is estimated based on quoted market prices for similar liabilities (Level 2) and includes accrued interest, was $1.40 billion.

At December 31, 2016, the Company’s scheduled maturities of long-term debt at face value were as follows:

	2017	2018	2019	2020	2021	2022 and thereafter
Long-term debt	$10.6	$10.6	$10.6	$10.6	$20.6	$1,307.0

Note 9.	Stock-Based Compensation

Certain of the Company’s employees were granted awards of stock options and RSUs for CBS Class B Common Stock under the CBS equity incentive plans. These awards include an annual grant to certain management employees as well as annual grants under the CBS Fund the Future Program to substantially all of the Company’s employees.

The following table summarizes the Company’s stock-based compensation expense for the years ended December 31, 2016, 2015 and 2014.

	Year Ended December 31,
	2016	2015	2014
RSUs	$11.7	$14.4	$14.8
Stock options	.5	2.7	1.8

Stock-based compensation expense, before income taxes	12.2	17.1	16.6
Related tax benefit	(4.8)	(6.7)	(6.6)

Stock-based compensation expense, net of tax	$7.4	$10.4	$10.0

RSUs

Compensation expense for RSUs is determined based upon the market price of the CBS shares underlying the awards on the date of grant and expensed over the vesting period, which is generally a three- to four-year service

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

period. For certain RSU awards the number of shares an employee earns is based on the outcome of performance conditions. Compensation expense is recorded based on the probable outcome of the performance condition. Forfeitures for RSUs are estimated on the date of grant based on historical forfeiture rates. On an annual basis, adjustments are made to compensation expense based on actual forfeitures and the forfeiture rates are revised as necessary.

The weighted average grant date fair value of RSUs was $49.69, $59.73 and $64.50 in 2016, 2015 and 2014, respectively. The total market value of RSUs that vested during 2016, 2015 and 2014 was $12.9 million, $25.5 million and $36.7 million, respectively. Total unrecognized compensation cost related to non-vested RSUs at December 31, 2016 was $18.4 million, which is expected to be recognized over a weighted average period of 2.2 years.

The following table summarizes the activity of CBS RSUs issued to employees of the Company.

	RSUs	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2015	562,310	$54.90
Granted	338,665	$49.69
Vested	(263,851)	$50.03
Forfeited	(86,600)	$55.50
Net transfers out	(40,590)	$52.84

Non-vested at December 31, 2016	509,934	$54.02

Stock Options

Stock options vest over a four-year service period and expire eight years from the date of grant. Forfeitures are estimated on the date of grant based on historical forfeiture rates. On an annual basis, adjustments are made to compensation expense based on actual forfeitures and the forfeiture rates are revised as necessary.

The weighted average fair value of stock options as of the grant date was $13.07, $15.86 and $18.23 in 2016, 2015 and 2014, respectively. Compensation expense for stock options is determined based on the grant date fair value of the award using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2016	2015	2014
Expected dividend yield	1.28%	1.25%	1.25%
Expected stock price volatility	32.12%	31.14%	33.06%
Risk-free interest rate	1.47%	1.60%	1.60%
Expected term of options (years)	5.00	5.00	5.00

The expected stock price volatility is determined using a weighted average of historical volatility for CBS Class B Common Stock and implied volatility of publicly traded options to purchase CBS Class B Common Stock. Given the existence of an actively traded market for CBS options, the Company was able to derive implied volatility using publicly traded options to purchase CBS Class B Common Stock that were trading near the grant date of the employee stock options at a similar exercise price and a remaining term of greater than one year.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The risk-free interest rate is based on a U.S. Treasury rate in effect on the date of grant with a term equal to the expected term. The expected term is determined based on historical employee exercise and the post-vesting terminations behavior. The expected dividend yield represents the future expectation of the dividend yield based on current rates and historical patterns of dividend changes.

Total unrecognized compensation cost related to non-vested stock option awards at December 31, 2016 was $1.4 million, which is expected to be recognized over a weighted average period of 3.0 years.

The following table summarizes the activity of CBS stock options issued to employees of the Company.

	Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2015	451,254	$46.95
Granted	90,873	$49.08
Exercised	(82,796)	$35.59
Forfeited or Expired	(50,096)	$57.05
Transfers out	(44,247)	$55.25

Outstanding at December 31, 2016	364,988	$47.66

Exercisable at December 31, 2016	248,117	$44.83

The following table summarizes other information relating to stock option exercises during the years ended December 31, 2016, 2015 and 2014.

	Year Ended December 31,
	2016	2015	2014
Cash paid to CBS by employees of the Company for stock option exercises	$2.9	$6.5	$4.9
Tax benefit of stock option exercises	$.6	$3.5	$4.5
Intrinsic value of stock option exercises	$1.6	$8.8	$11.3

The following table summarizes information concerning outstanding and exercisable stock options to purchase CBS Class B Common Stock under the CBS equity incentive plans at December 31, 2016.

	Outstanding			Exercisable
Range of Exercise Price	Number of Options	Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$20 to $29.99	90,132	2.43	$24.92	90,132	$24.92
$40 to $49.99	117,269	5.59	$44.47	56,458	$43.21
$50 to $59.99	44,388	2.27	$59.54	35,827	$59.54
$60 to $69.99	113,199	4.87	$64.41	65,700	$65.52

	364,988			248,117

At December 31, 2016 stock options outstanding have a weighted average remaining contractual life of 4.18 years and the total intrinsic value for “in-the-money” options, based on the closing stock price of CBS Class B Common Stock of $63.62, was $6.0 million. At December 31, 2016 stock options exercisable have a weighted average remaining contractual life of 2.93 years and the total intrinsic value for “in-the-money” exercisable options was $4.8 million.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Note 10.	Income Taxes

The Company’s operating results have been included in consolidated federal, and certain state and local income tax returns filed by CBS. The income tax expense reflected in the Consolidated Statements of Operations, net deferred tax liabilities included in the Consolidated Balance Sheets and income tax payments reflected in the Consolidated Statements of Cash Flows have been prepared as if these amounts were calculated on a separate tax return basis for the Company. Management believes that the assumptions and estimates used to determine these tax amounts are reasonable. However, the consolidated financial statements herein may not necessarily reflect the Company’s income tax expense or tax payments in the future, or what its tax amounts would have been if the Company had been a stand-alone company during the periods presented.

Cash paid for income taxes was assumed to be $80.6 million, $74.0 million and $109.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The components of the (benefit) provision for income taxes are as follows:

	Year Ended December 31,
	2016	2015	2014
Current:
Federal	$82.3	$60.9	$82.2
State and local	19.5	13.1	19.3

	101.8	74.0	101.5
Deferred	(127.2)	(177.8)	21.3

(Benefit) provision for income taxes	$(25.4)	$(103.8)	$122.8

In addition, included in discontinued operations was an income tax provision of $3.1 million and $1.7 million in 2015 and 2014, respectively.

The difference between income taxes expected at the U.S. federal statutory income tax rate of 35% and the (benefit) provision for income taxes is summarized as follows:

	Year Ended December 31,
	2016	2015	2014
Taxes on income at U.S. statutory rate	$(202.2)	$(84.6)	$104.8
State and local taxes, net of federal tax benefit	(5.7)	(20.0)	6.9
Impairment charges	182.6	—	8.9
Other, net	(.1)	.8	2.2

(Benefit) provision for income taxes	$(25.4)	$(103.8)	$122.8

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The following is a summary of the components of deferred income tax assets and liabilities:

	At December 31,
	2016	2015
Deferred tax assets:
Reserves and other accrued liabilities	$11.3	$13.3
Postretirement and other employee compensation	14.2	4.0
Tax credit and loss carryforwards	19.5	19.3
Investments	.4	3.9

Total deferred income tax assets	45.4	40.5
Valuation allowance	(13.6)	(16.7)

Deferred income tax assets, net	31.8	23.8

Deferred tax liabilities:
Property and equipment	(1.5)	(3.0)
FCC licenses and goodwill	(948.5)	(1,077.6)

Total deferred income tax liabilities	(950.0)	(1,080.6)

Deferred income tax liabilities, net	$(918.2)	$(1,056.8)

At December 31, 2016, the Company had net operating loss carryforwards for federal, state and local jurisdictions of approximately $16.6 million, which expire in 2035.

The 2016 and 2015 deferred income tax assets were reduced by a valuation allowance of $13.6 million and $16.7 million, respectively, principally relating to income tax benefits of capital losses which are not expected to be realized.

The following table sets forth the change in the reserve for uncertain tax positions, excluding related accrued interest and penalties.

At January 1, 2014	$8.6
Additions for current year tax positions	.7
Reductions for prior year tax positions	(2.0)
Cash settlements	(4.7)

At December 31, 2014	2.6

Additions for current year tax positions	.6
Additions for prior year tax positions	.1

At December 31, 2015	3.3

Additions for current year tax positions	.7
Statute of limitations lapses	(.2)

At December 31, 2016	$3.8

The reserve for uncertain tax positions of $3.8 million at December 31, 2016 includes $2.5 million which would affect the Company’s effective income tax rate if and when recognized in future years.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The Company recognizes interest and penalty charges related to the reserve for uncertain tax positions as income tax expense. For the years ended December 31, 2016, 2015 and 2014, the Company recognized interest and penalty charges of $.1 million, $.2 million and $.1 million, respectively, in the Consolidated Statements of Operations. As of December 31, 2016 and 2015, the Company has recorded liabilities for accrued interest and penalties of $.5 million and $.4 million, respectively on the Consolidated Balance Sheets.

Although the Company’s income taxes are presented on a separate tax return basis, its operating results are included in the consolidated federal and certain state and local tax filings of CBS. Various tax years are currently under examination by state and local tax authorities and 2013 through 2015 remain open with the Internal Revenue Service (“IRS”). The IRS is expected to commence its examination of these years during 2017. With respect to open tax years in all jurisdictions, the Company currently believes that it is reasonably possible that the reserve for uncertain tax positions will change within the next twelve months; however, as it is difficult to predict the final outcome of any particular tax matter, an estimate of any related impact to the reserve for uncertain tax positions cannot currently be determined.

Note 11.	Commitments and Contingencies

The Company’s commitments not recorded on the Consolidated Balance Sheets primarily consist of operating lease arrangements, talent contracts, purchase obligations and programming rights, mainly for sports programming. These arrangements result from the Company’s normal course of business and represent obligations that are payable over several years.

The Company has long-term noncancellable operating lease commitments for office space and equipment, which expire at various dates.

At December 31, 2016, minimum rental payments under noncancellable operating leases with terms in excess of one year are as follows:

Operating Leases
2017	$29.7
2018	28.9
2019	28.1
2020	26.1
2021	24.4
2022 and thereafter	112.3

Total minimum payments	$249.5

Future minimum operating lease payments have been reduced by future minimum sublease income of $7.1 million. Rent expense was $35.4 million, $36.2 million and $33.9 million for the years ended December 31, 2016, 2015 and 2014, respectively.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

At December 31, 2016, the Company’s commitments for programming rights, talent contracts and purchase obligations in excess of one year are as follows:

	Programming Rights	Talent Contracts	Purchase Obligations	Total
2017	$34.7	$26.7	$2.4	$63.8
2018	35.3	19.4	1.7	56.4
2019	33.8	5.4	.7	39.9
2020	30.9	.5	.6	32.0
2021	26.8	—	.5	27.3
2022 and thereafter	33.7	—	—	33.7

Total commitments	$195.2	$52.0	$5.9	$253.1

Legal Matters

On an ongoing basis, the Company vigorously defends itself in numerous lawsuits and proceedings and responds to various investigations and inquiries from federal, state and local authorities (collectively, “litigation”). Litigation may be brought against the Company without merit, is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, the Company believes that the litigation to which it is a party is not likely to have a material adverse effect on its results of operations, financial position or cash flows.

Various independent record companies that claim to own the rights to several hundred sound recordings created prior to February 15, 1972 (the “Pre-1972 Recordings”) have sued several radio broadcasters (including CBS Radio) for allegedly infringing their exclusive right of public performance in certain states. In August 2015, CBS Radio was named as a defendant in two separate putative class action lawsuits filed in the U.S. District Court for the Central District of California and the U.S. District Court for the Southern District of New York for common law copyright infringement as well as related state law claims. In May 2016, the California court dismissed the California case against CBS Radio. In June 2016, the plaintiff record companies appealed this judgment to the U.S. Court of Appeals for the Ninth Circuit. In March 2017, the New York federal court dismissed the New York case with prejudice. The California case seeks unspecified damages. An adverse decision in the California case could impede CBS Radio’s ability to broadcast or stream the Pre-1972 Recordings and/or increase its royalty payments. CBS Radio intends to vigorously defend itself in the California case.

In June 2016, a purported class action complaint was filed in the U.S. District Court for the Eastern District of Wisconsin against CBS Radio Inc. alleging violations of the Telephone Consumer Protection Act (“TCPA”). The complaint alleges a putative nationwide class of persons who received nonemergency text messages on their cellphones on or after June 7, 2012 from or on behalf of CBS Radio via an automated telephone dialing system or an artificial or prerecorded voice without the persons’ prior express consent and seeks $500 for each text message that violates the TCPA, $1,500 for each text message that constitutes a knowing or willful violation of the TCPA and an injunction prohibiting future TCPA violations by CBS Radio. In September 2016, CBS Radio filed a motion to dismiss the case. In October 2016, the plaintiff filed an opposition to the motion to dismiss. In October 2016, CBS Radio filed a notice of constitutional challenge with the court and served it on the U.S. Attorney General (the “USAG”). In February 2017, the USAG filed a notice of intervention with the court and submitted a brief in support of the constitutionality of the TCPA. CBS Radio intends to vigorously defend itself in this case.

The Company is not yet able to determine what effect these lawsuits will have, if any, on its financial position, results of operations or cash flows.

CBS RADIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Note 12.	Employee Benefits

Defined Benefit Plans

Certain employees of the Company participate in qualified and non-qualified defined benefit pension plans and postretirement benefit plans sponsored by CBS, which also include participants from other CBS operating entities. For purposes of these financial statements, the Company accounts for these plans as multiemployer benefit plans. Accordingly, the Company did not record an asset or liability on the Consolidated Balance Sheets to recognize the funded status of these plans.

In addition, the Company has historically sponsored a qualified defined benefit pension plan covering certain of its employees. The assets of this plan consist entirely of the plan’s interest in a master trust which invests the assets of this plan as well as several other defined benefit plans sponsored by CBS. During 2016, the Company transferred to CBS the total assets of the Company’s qualified pension plan of $4.5 million, and CBS became the sponsor of the plan. The majority of participants in the pension plan are retired or former employees of the Company and the plan is closed to new entrants. All participants are fully vested and will continue to receive benefits under the plan. As of December 31, 2015, this plan had total assets of $4.9 million and a projected benefit obligation of $.7 million. At December 31, 2015, this plan was overfunded by $4.2 million and such amount was recognized in “Other Assets” on the Consolidated Balance Sheet.

Costs associated with all pension and other postretirement benefits provided to the Company’s employees totaled $1.8 million, $.9 million, and $1.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Multiemployer Pension

The Company contributes to multiemployer plans that provide pension benefits to certain employees under collective bargaining agreements. Contributions to these plans were $2.1 million for the year ended December 31, 2016 and $2.0 million for each of the years ended December 31, 2015 and 2014. Based on the Company’s contributions to each individual multiemployer plan relative to the total contributions of all participating employers in such plan, no multiemployer plan was deemed to be individually significant to the Company.

Defined Contribution Plans

CBS sponsors defined contribution plans for the benefit of substantially all of the Company’s employees meeting eligibility requirements. Employer contributions to such plans for the Company’s employees were $9.3 million, $11.1 million and $11.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

CBS RADIO

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (Tabular dollars in millions)

Col. A	Col. B	Col. C			Col. D	Col. E
Description	Balance at Beginning of Period	Balance Acquired through Acquisitions	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2016	$5.0	$—	$6.3	$—	$4.4	$6.9
Year ended December 31, 2015	$3.6	$—	$4.6	$—	$3.2	$5.0
Year ended December 31, 2014	$6.6	$—	$(.1)	$—	$2.9	$3.6
Valuation allowance on deferred tax assets:
Year ended December 31, 2016	$16.7	$—	$—	$—	$3.1	$13.6
Year ended December 31, 2015	$17.4	$—	$—	$—	$.7	$16.7
Year ended December 31, 2014	$16.2	$1.2	$—	$—	$—	$17.4

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF FEBRUARY 2, 2017

BY AND AMONG

CBS CORPORATION,

CBS RADIO INC.,

ENTERCOM COMMUNICATIONS CORP.

AND

CONSTITUTION MERGER SUB CORP.

A-i

A-ii

A-iii

EXHIBITS

Exhibit A – Separation Agreement
Exhibit B – Form of CBS Brands License Agreements
Exhibit C – Form of Joint Digital Services Agreement
Exhibit D – Form of Tax Matters Agreement
Exhibit E – Form of Transition Services Agreement
Exhibit F – Post-Closing Board of Directors of Acquiror and the Surviving Corporation
Exhibit G – Post-Closing Officers of Acquiror and the Surviving Corporation
Exhibit H – Form of Side Letter
Exhibit I – Voting Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 2, 2017 (this “Agreement”), is by and among CBS Corporation, a Delaware corporation (“CBS”), CBS Radio Inc., a Delaware corporation and a wholly owned subsidiary of CBS (“Radio”), Entercom Communications Corp., a Pennsylvania corporation (“Acquiror”), and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”).

WHEREAS, CBS presently directly owns 100% of the equity of Westinghouse CBS Holding Company, Inc., a Delaware corporation (“Westinghouse”), Westinghouse presently directly owns 100% of the equity of CBS Broadcasting Inc., a New York corporation (“CBS Broadcasting”), and CBS Broadcasting presently directly owns 100% of the equity of Radio;

WHEREAS, concurrently with the execution of this Agreement, CBS and Radio are entering into a Separation Agreement in the form attached hereto as Exhibit A (the “Separation Agreement”), pursuant to which, among other things, prior to or on the Distribution Date, (a) CBS Broadcasting will distribute all of the outstanding equity of Radio to Westinghouse (the “First Distribution”); (b) Westinghouse will distribute all of the outstanding equity of Radio to CBS (the “Second Distribution” and, together with the First Distribution, the “Internal Distributions”); and (c) Radio shall effect the Stock Split (together with the Internal Distributions, the “Radio Reorganization”), in each case on the terms and subject to the conditions set forth in this Agreement and the Separation Agreement;

WHEREAS, pursuant to the Separation Agreement, following the consummation of the Internal Distributions, on the Distribution Date, (i) CBS will consummate an offer to exchange (the “Exchange Offer”) all of the outstanding shares of Radio Common Stock for shares of CBS Class B Common Stock then outstanding and (ii) in the event that holders of CBS Class B Common Stock subscribe for less than all of the shares of Radio Common Stock in the Exchange Offer, CBS will distribute the remaining outstanding shares of Radio Common Stock on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer, so that CBS will be treated for U.S. federal income tax purposes as having distributed all of the Radio Common Stock to its stockholders (the “Clean-Up Spin-Off”), considering, for the purposes of calculating the pro rata distribution of Radio Common Stock pursuant to any Clean-Up Spin-Off, the CBS Class A Common Stock and CBS Class B Common Stock as a single class (collectively, the “Final Distribution” and together with the Internal Distributions, the “Distributions”), in each case on the terms and subject to the conditions set forth in this Agreement and the Separation Agreement;

WHEREAS, following the Final Distribution, at the Effective Time, Merger Sub will be merged with and into Radio, with Radio continuing as the surviving corporation and wholly owned Subsidiary of Acquiror, and all outstanding shares of Radio Common Stock will be converted into shares of Acquiror’s common stock, upon the terms and subject to the conditions set forth herein;

WHEREAS, contemporaneously with the Merger, Acquiror shall contribute all of the issued and outstanding equity interests of Entercom Radio, LLC to Radio, such that Entercom Radio, LLC shall become a wholly-owned subsidiary of Radio (the “Contribution”);

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) (a) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, Acquiror and its shareholders and has approved this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Acquiror Class A Common Stock pursuant to the Merger, and (b) has recommended the approval by the shareholders of Acquiror of the issuance of shares of Acquiror Class A Common Stock pursuant to the Merger;

WHEREAS, (a) the Board of Directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger; and (b) Acquiror, in its capacity as the sole stockholder of Merger Sub, has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, (a) the Divestiture Committee (the “CBS Divestiture Committee”) of the Board of Directors of CBS (the “CBS Board”) has approved this Agreement and the other Transaction Agreements to which any member of the CBS Group will be party and the transactions contemplated hereby and thereby, including the Radio Reorganization, the Final Distribution and the Merger; (b) the Board of Directors of Radio (the “Radio Board”) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of Radio and its sole stockholder and has approved this Agreement and the other Transaction Agreements to which Radio will be party and the transactions contemplated hereby and thereby, including the Radio Reorganization, the Final Distribution and the Merger; and (c) CBS Broadcasting, in its capacity as the sole stockholder of Radio, has determined that the Merger and this Agreement are advisable and has approved this Agreement and the other Transaction Agreements to which Radio will be party and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, Joseph Field is entering into the voting and support agreement (the “Voting Agreement”) attached hereto to, among other things, provide for the voting of shares of Acquiror Common Stock in favor of the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, concurrently with the execution of this Agreement, Acquiror is entering into a side letter (the “Side Letter”) with certain holders of Acquiror Common Stock, in substantially the form attached hereto as Exhibit H;

WHEREAS, the Parties to this Agreement intend that, for U.S. federal income tax purposes, (a) each of the Distributions will qualify as a tax-free transaction under Section 355 of the Code, and (b) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, the Parties to this Agreement intend this Agreement to be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquiror Acquisition Agreement” means any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquiror Acquisition Proposal.

“Acquiror Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase by a third Person or group of Persons (other than CBS, Radio or their Affiliates), in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (a) assets or businesses of the Acquiror Group that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value) of the Acquiror Group, taken as a whole, immediately prior to such transaction, or (b) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the outstanding shares of Acquiror Common Stock (assuming conversion of all Acquiror Class B Common Stock), other equity securities or voting power of any shareholder of Acquiror (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such), any of the Acquiror Subsidiaries or any resulting parent company of Acquiror, in each case other than the Merger, the other transactions contemplated by this Agreement and any transactions required to satisfy the obligations of the parties pursuant to Section 7.9.

“Acquiror Bylaws” means the Amended and Restated Bylaws of Acquiror, as amended.

“Acquiror Charter” means the Restated Articles of Incorporation of Acquiror, as amended.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.01 per share, of Acquiror.

“Acquiror Class C Common Stock” means the Class C common stock, par value $0.01 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Class C Common Stock, together.

“Acquiror Existing Credit Facility” means that certain Credit Agreement, dated as of November 1, 2016, by and among Acquiror, Bank of America, N.A., as administrative agent, and the other parties signatory thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Acquiror FCC Licenses” means all licenses, permits and other authorizations issued to any member of the Acquiror Group by the FCC with respect to the Radio Stations owned or operated by any member of the Acquiror Group.

“Acquiror Fundamental Representations” means those representations and warranties of Acquiror and Merger Sub set forth in Section 6.1(a) and (b) [Organization; Qualification], Section 6.2 [Capital Stock and Other Matters], Section 6.3 [Corporate Authority; No Violation], Section 6.5(a)(ii) [No MAE] and Section 6.18 [Brokers or Finders].

“Acquiror Group” means Acquiror and the Acquiror Subsidiaries; provided that the Acquiror Group shall not include any members of the CBS Group or Radio Group.

“Acquiror Indebtedness” means the Acquiror Preferred Stock and all indebtedness outstanding pursuant to the Acquiror Existing Credit Facility.

“Acquiror Leased Real Property” means all Leased Real Property held by the Acquiror Group.

“Acquiror Leases” means all Leases of the Acquiror Group.

“Acquiror Material Adverse Effect” means, with respect to Acquiror, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, results of operations or financial condition of the Acquiror Group, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been, or there would reasonably expected to be, individually or in the aggregate, an Acquiror Material Adverse Effect: (i) general economic conditions attributable to the U.S. or any foreign economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in any securities markets), (ii) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (iii) changes in, or events affecting, the industries in which any members of the Acquiror Group operate, (iv) any changes in applicable Law or GAAP after the date hereof, (v) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (vi) the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement, or the identity of the other parties hereto, including, in each case, with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, or licensees, or (vii) the failure by Acquiror to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (it being understood that the underlying cause of, or factors contributing to, such failure may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred, unless such underlying cause or factor would otherwise be excepted by another clause of this definition); provided that, in the cases of clauses (i) through (v), any such event, occurrence, fact, condition, change, development or effect that disproportionately affects the Acquiror Group relative to other participants in the industries in which the members of the Acquiror Group operate shall not be excluded from the determination of whether there has been, or there would reasonably expected to be, individually or in the aggregate, an Acquiror Material Adverse Effect, or (b) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the members of the Acquiror Group to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements.

“Acquiror Option” means an option to purchase shares of Acquiror Class A Common Stock.

“Acquiror Owned Real Property” means all Owned Real Property of the Acquiror Group.

“Acquiror Permitted Encumbrances” means the following Liens: (a) Liens disclosed on the Acquiror reports and financial statements set forth in Section 6.4; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith or that may thereafter be paid without penalty; (c) statutory and contractual Liens of landlords, lessors or renters and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the operations of the Acquiror Group taken as a whole; (f) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein); (g) Liens not created by any member of the Acquiror Group that affect the underlying fee interest of any leased real property, including master leases or ground leases; (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (i) any set of facts that an accurate up-to-date survey would show; provided, however, that any item described in clause (f) or (i) of this paragraph is only to be considered an Acquiror Permitted Encumbrance if it does not materially interfere, individually or in the aggregate, with the ordinary conduct of the operations of the Acquiror Group taken as a whole.

“Acquiror Preferred Stock” means the preferred stock, par value $0.01, per share, of the Acquiror.

“Acquiror Real Property” means, collectively, the Acquiror Owned Real Property and the Acquiror Leased Real Property.

“Acquiror Registration Statement” means the registration statement on Form S-4 to be filed by Acquiror with the SEC to effect the registration under the Securities Act of the issuance of the shares of Acquiror Common Stock that will be issued to holders of Radio Common Stock pursuant to the Merger.

“Acquiror RSU Award” means an award representing a general unsecured promise to receive a share of Acquiror Class A Common Stock.

“Acquiror Stock Plan” means the Entercom Equity Compensation Plan, as amended through May 15, 2014.

“Acquiror Stock Value” means the volume-weighted average per-share closing price of Acquiror Class A Common Stock on the five trading days immediately following the date upon which the Effective Time occurs, as listed on the NYSE.

“Acquiror Subsidiary” means any direct or indirect Subsidiary of Acquiror, other than any members of the Radio Group.

“Acquiror Superior Proposal” means a bona fide written Acquiror Acquisition Proposal that the Acquiror Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) deemed relevant by the Acquiror Board, (a) is more favorable, from a financial point of view, to the shareholders of Acquiror than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Acquiror Superior Proposal,” the term Acquiror Acquisition Proposal shall have the meaning assigned to such term in this Agreement, except that the reference to “20% or more” in the definition of “Acquiror Acquisition Proposal” shall be deemed to be a reference to “50%.”

“Action” means any action, suit, arbitration, litigation or proceeding, in each case, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, for purposes of this Agreement, (a) no member of the Radio Group or any of their Affiliates shall be considered an Affiliate of any member of the CBS Group, Acquiror Group or any of their respective Affiliates, (b) no member of the CBS Group or any of their Affiliates shall be considered an Affiliate of any member of the Radio Group, Acquiror Group or any of their respective Affiliates, (c) no member of the Acquiror Group or any of their Affiliates shall be considered an Affiliate of any member of the CBS Group, Radio Group or any of their respective Affiliates and (d) except for purposes of Section 5.25 and the first paragraph immediately following Section 7.2(p), none of Viacom Inc., a Delaware corporation, or National Amusements, Inc., a Maryland corporation, or any of their respective Subsidiaries or Affiliates (other than the members of the CBS Group and the Radio Group and their respective Affiliates) shall be considered an Affiliate of any member of the Acquiror Group, CBS Group or the Radio Group or any of their respective Affiliates. For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Ancillary Agreements” means the CBS Brands License Agreements, Transition Services Agreement, Tax Matters Agreement and the Joint Digital Services Agreement.

“Anti-Corruption Laws” means the FCPA, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, as amended, the Anti-Bribery Laws of the People’s Republic of China, as amended, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Authority concerning or relating to bribery that are applicable to the Radio Group.

“Business Day” means any day, other than a Saturday, Sunday or another day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“CBS Brands” means the CBS Eye Design trademark and any other trademark owned by the CBS Group that contains the “CBS” trademark including CBS, CBS Radio, CBS Sports Radio and any domain names that include those trademarks.

“CBS Brands License Agreements” mean the CBS Brands License Agreements to be entered into on or before the Closing Date between CBS and Radio, in substantially the form attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3.

“CBS Class A Common Stock” means the Class A common stock of CBS, par value $0.001 per share.

“CBS Class B Common Stock” means the Class B common stock of CBS, par value $0.001 per share.

“CBS Common Stock” means the CBS Class A Common Stock and the CBS Class B Common Stock, together.

“CBS Eye Design” means the trademark ..

“CBS Fundamental Representations” means those representations and warranties of CBS and Radio set forth in Section 5.1 (a) and (b) [Organization; Qualification], Section 5.2 [Capital Stock and Other Matters], Section 5.3 [Corporate Authority; No Violation], Section 5.5(b) [No MAE] and Section 5.16 [Brokers or Finders].

“CBS Group” means CBS and the CBS Subsidiaries, other than any members of the Radio Group.

“CBS Option” means an option to purchase shares of any class of CBS Common Stock pursuant to the CBS Stock Plan.

“CBS RSU Award” means an award issued under the CBS Stock Plan representing a general unsecured promise to receive a share of any class of CBS Common Stock.

“CBS SEC Document” means any report, schedule, proxy, form, statement, prospectus, registration statement or other document filed by CBS or Radio with the SEC since January 1, 2013 (together with any documents furnished during such period by CBS or Radio to the SEC on a voluntary basis on Current Reports on Form 8-K and any report, schedule, proxy, form, statement, prospectus, registration statement or other document filed with the SEC subsequent to the date hereof), including the exhibits thereto or documents incorporated by reference therein and shall include the Radio IPO Registration Statement.

“CBS Stock Plan” means the CBS Corporation 2009 Long-Term Incentive Plan.

“CBS Stock Value” means the volume-weighted average per-share closing price of CBS Class B Common Stock on the five trading days immediately prior to the date upon which the Effective Time occurs, as listed on the NYSE.

“CBS Tax Counsel” means Wachtell, Lipton, Rosen & Katz.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each written Contract with a labor union, labor organization or other employee representative body.

“Commitment” means, with respect to any Person, any commitment, undertaking or certification by such Person requested by a Governmental Authority in connection with the Approvals.

“Communications Act” means the Communications Act of 1934, as amended.

“Conduct Restriction” means, with respect to any Person, any burden, impairment, constraint or other commitment that, after the date of this Agreement, acts as a restriction or limitation on the businesses, assets, properties, product lines and equity interests of, or requires changes to the conduct of business of, any member of such Person.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 3, 2016, by and between CBS and Acquiror.

“Consents” shall have the meaning set forth in the Separation Agreement.

“Contract” means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, sublease, franchise, permit, authorization, license, contract, instrument or other commitment, obligation or arrangement, whether written or oral, that is binding on any Person or any part of its property under applicable Law, other than any Radio Benefit Plan, Acquiror Benefit Plan, Collective Bargaining Agreement, this Agreement or the other Transaction Agreements.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Letters” means, collectively, the CBS Disclosure Letter and the Acquiror Disclosure Letter.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Tax Opinion” shall have the meaning set forth in the Separation Agreement.

“Environmental Laws” means all Laws of any Governmental Authority (i) that relate to pollution or the protection, clean up or restoration of the environment (including indoor and ambient air, surface water, groundwater, sediment, land surface or subsurface strata) or any other binding legal obligation in effect now or in the future relating to the release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials, or (ii) that regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

“Equity Award Adjustment Ratio” means the quotient obtained by dividing the CBS Stock Value by the Acquiror Stock Value.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Ratio” means 1.00.

“Excluded Intellectual Property” means the CBS Brands and the TV Station Brands.

“FCC” means the U.S. Federal Communications Commission.

“FCC Application” means, collectively, the applications filed by the Parties requesting FCC consent to the transactions contemplated by the Transaction Agreements, including the Distributions and the Merger.

“FCC Consent” means the action of the FCC granting the FCC Application, regardless of whether the action of the FCC in issuing such consent is a Final Order.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Final Net Adjustment Amount” means an amount, which may be positive or negative (and each component of which may be a positive or negative number), equal to the following:

(a) any obligations set forth on the consolidated balance sheet of the Radio Group, as of immediately prior to the Effective Time, under the code “GL 22054-Due to/from CBS Corporate” in an amount not to exceed $3,000,000, as finally determined pursuant to Section 3.5 (provided, that any amounts under such code in excess of $3,000,000 shall be deemed cancelled) (the “GL Adjustment”); plus

(b) the Radio Working Capital as finally determined pursuant to Section 3.5 minus the Radio Adjusted Target Working Capital (the amount so calculated, the “Working Capital Adjustment”); minus

(c) the Radio Indebtedness as finally determined pursuant to Section 3.5 minus the Estimated Indebtedness set forth in the Closing Statement, if any.

Notwithstanding the foregoing, if the absolute value of the Working Capital Adjustment is less than 5% of Radio Target Working Capital, then the Working Capital Adjustment shall be deemed to be zero ($0.00) for purposes of calculating the Final Net Adjustment Amount.

“Financing Costs” has the meaning set forth in the Separation Agreement.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Radio Financing or any other financing in connection with the Transactions contemplated hereby, including the parties to any joinder agreements, indentures, purchase agreements, stockholders agreements or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ former, current or future officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Final Order” means an action by the FCC (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending, and (iii) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any foreign, federal, state or local court, administrative agency, commission, official board, bureau, governmental instrumentalities, or self-regulatory agencies and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

“Hazardous Material” means any substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant or is otherwise subject to regulation or control under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness for borrowed money of such Person or issued in substitution for or exchange of indebtedness for borrowed money of such Person; (b) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security; (c) any obligations of such Person in respect of letters of credit; (d) all leases required by GAAP to be recorded for accounting purposes by such Person as capital leases (excluding the first $100,000 in the aggregate of obligations under such leases); (e) any obligations of such Person for the deferred purchase price of property, other assets or services, including earn-outs or similar contingent payment obligations (excluding the first $100,000 in the aggregate of any such obligations); (f) any interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements, collars and any other hedging agreements or arrangements of such Person (in each case valued at their termination value); (g) any obligations of Radio and its Subsidiaries for costs, fees and expenses of their third party advisors (e.g., legal, financial and accounting advisors) incurred in connection with or related to the transactions contemplated by this Agreement or any alternatives thereto which remain unpaid as of the Closing; (h) all obligations of the type referred to in clauses (a) through (d) as to which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; (i) any accrued and unpaid interest on, and any accrued and unpaid prepayment premiums, penalties, or similar contractual charges in respect of, any of the foregoing; and (j) any commitment fees payable, or accrued debt issuance costs payable, pursuant to the Radio Existing Credit Agreement or Radio Existing Indenture.

“Information Privacy and Security Laws” means all applicable Laws, both domestic and foreign, concerning the privacy and/or security of PII, and all regulations promulgated thereunder, including, without limitation, the Health Insurance Portability and Accountability Act, the Health Information Technology for Economic and Clinical Health Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, social security number protection Laws and data security and security breach notification Laws.

“Initial Net Adjustment Amount” means an amount, which may be positive or negative, equal to:

(a) the Estimated Indebtedness set forth in the Closing Statement, minus

(b) the Radio Target Indebtedness.

“Intellectual Property Rights” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, provisionals, continuations, continuations-in-part, extensions, utility models, design patents and reexaminations thereof, (b) trademarks, service marks, domain names, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (c) published and unpublished works of authorship, whether copyrightable or not, copyrights, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (d) computer data, computer programs or other software, and databases, in each case whether in source code, object code or other form and all related documentation, (e) trade secrets and all other confidential or proprietary information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof, (f) any and all other intellectual property proprietary rights or property similar to any of the foregoing in any jurisdiction, whether registered or not registered, together with the right to apply for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any jurisdiction, and (g) any and all other intellectual property under the Laws of any country throughout the world.

“Intervening Event” means any material event, change, effect, development, state of facts, condition or occurrence that occurs or arises after the date of this Agreement that (a) was not known, or reasonably foreseeable (or the material consequences were not known or reasonably foreseeable) to or by the Acquiror Board as of or prior to the date of this Agreement and did not result from a breach of any of the Transaction Agreements by the Acquiror or Merger Sub, and (b) does not involve or relate to the receipt, existence or terms of an Acquiror Acquisition Proposal; provided, that (1) any change in the price or trading volume of the CBS Common Stock or Acquiror Common Stock or (2) the failure by CBS, Radio or Acquiror to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying cause of, or factors contributing to, the changes or events described in clauses (1) and (2) may be taken into account in determining whether an Intervening Event has occurred).

“IRS” means the U.S. Internal Revenue Service.

“Joint Digital Services Agreement” means the Joint Digital Services Agreement to be entered into on or before the Closing Date between CBS and Radio, in all material respects in the form attached hereto as Exhibit C.

“Knowledge” means (a) with respect to CBS or Radio, the actual knowledge, after reasonable inquiry, of the Persons set forth in Section 1.1(a) of the CBS Disclosure Letter and (b) with respect to Acquiror or Merger Sub, the actual knowledge, after reasonable inquiry, of the Persons set forth in Section 1.1(a) of the Acquiror Disclosure Letter.

“Law” means any U.S. or non-U.S. federal, state, national, supranational, provincial, local or similar law, statute, code, ordinance, rule, regulation, Order, decree, requirement, rule of law (including common law), treaty, license or permit of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy land and/or buildings, structures or improvements thereon or fixtures affixed thereto as a lessee or sublessee.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Person holds any Leased Real Property as lessee or sublessee.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Liens” means all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, installment sales contracts, contingent sales contracts, other title retention agreement or leases in the nature thereof, claims, charges, liabilities, obligations, privileges, easements, rights of way, limitations, reservations, covenants, conditions, restrictions, options, rights of first refusal and other encumbrances of every kind. For the avoidance of doubt, the non-exclusive license of Intellectual Property Rights shall not itself constitute a Lien.

“Multiemployer Plan” means a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that is owned.

“Party” means any of CBS, Radio, Acquiror and Merger Sub, as applicable, and “Parties” means, collectively, CBS, Radio, Acquiror and Merger Sub.

“PBCL” means the Pennsylvania Business Corporation Law (15 Pa. C. S. §§ 1101–4162), as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

“PII” means information, in any form, that identifies an individual or, in combination with any other information or data could be used to identify an individual.

“Proxy Statement/Prospectus” means the letters to shareholders, notices of meetings, proxy statement and forms of proxies to be distributed to Acquiror’s shareholders in connection with the Merger and the transactions contemplated by this Agreement and any additional soliciting material or schedules required to be filed with the SEC in connection therewith.

“Qualified Radio Common Stock” means Radio Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Final Distribution (within the meaning of Section 355(e) of the Code), other than Radio Common Stock actually acquired in the Final Distribution; provided that, for the avoidance of doubt, Qualified Radio Common Stock shall not include any Radio Common Stock acquired with respect to or in exchange for CBS Common Stock that was acquired as part of such a plan (or series of related transactions) which includes the Final Distribution (within the meaning of Section 355(e) of the Code).

“Radio Adjusted Target Working Capital” has the meaning set forth on Section 1.1(c) of the CBS Disclosure Letter.

“Radio Business” shall have the meaning set forth in the Separation Agreement.

“Radio Commitment Letter” means the commitment letter dated as of February 2, 2017 from the financial institutions named therein to Radio pursuant to which such financial institutions have committed to lend the amounts set forth therein to Radio for the purposes set forth therein.

“Radio Common Stock” means (a) before Radio has completed the Stock Split, the Radio Existing Common Stock and (b) after Radio has completed the Stock Split, the Radio New Common Stock.

“Radio Current Assets” means the categories of current assets of Radio and its Subsidiaries set forth in the Sample Adjustment Statement determined as of the open of business on the Closing Date in accordance with the Sample Adjustment Statement and GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth in the Sample Adjustment Statement. In the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail.

“Radio Current Liabilities” means, other than any liabilities subject to the GL Adjustment, the categories of current liabilities of Radio and its Subsidiaries set forth in the Sample Adjustment Statement determined as of the open of business on the Closing Date in accordance with the Sample Adjustment Statement and GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth in the Sample Adjustment Statement. In the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail.

“Radio Employee” means an individual employed by the Radio Group as of immediately prior to the Effective Time, including any employee on an approved leave of absence.

“Radio Existing Common Stock” means Radio Series 1 Common Stock and Radio Series 2 Common Stock, together.

“Radio Existing Credit Agreement” means that certain Credit Agreement, dated as of October 17, 2016, among Radio, as borrower, the guarantors party thereto, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer and the other parties party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Radio Existing Indenture” means that certain Indenture, dated as of October 17, 2016, between Radio, as issuer, the guarantors party thereto, as guarantors and Deutsche Bank Trust Company Americas, as trustee, as may be amended, restated, supplemented or otherwise modified from time to time.

“Radio FCC Licenses” means all licenses, permits and other authorizations issued to any member of the Radio Group by the FCC.

“Radio Group” means Radio and the Radio Subsidiaries.

“Radio Indebtedness” means, other than to the extent included in the definition of Radio Working Capital, the total amount of consolidated Indebtedness of the Radio Group as of immediately prior to Effective Time, net of any Financing Costs paid prior to the Effective Time and not appearing on the consolidated balance sheet of the Radio Group as of the Effective Time and excluding (a) Indebtedness in respect of the Radio Financing solely to the extent used for the repayment of the Acquiror Indebtedness and (b) any Indebtedness in respect of Financing Costs.

“Radio IPO Registration Statement” has the meaning set forth in the Separation Agreement.

“Radio Leased Real Property” means all Leased Real Property underlying any Radio Lease.

“Radio Leases” means all Leases to which any member of the Radio Group is a party.

“Radio Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, assets, liabilities, results of operations or financial condition of the Radio Group, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been, or there would reasonably expected to be, individually or in the aggregate, a Radio Material Adverse Effect: (i) general economic conditions attributable to the U.S. or any foreign economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in any securities markets), (ii) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (iii) changes in, or events affecting, the industries in which any members of the Radio Group or the CBS Group operate, (iv) any changes in applicable Law or GAAP after the date hereof, (v) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (vi) the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement, the Separation Agreement or any Ancillary Agreement (including the Radio Reorganization, the Distribution and the Merger) or the identity of the other parties hereto, including, in each case, with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, or licensees or (vii) the failure by CBS or Radio to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (it being understood that the underlying cause of, or factors contributing to, such failure may be taken into account in determining whether a Radio Material Adverse Effect has occurred, unless such underlying cause or factor would otherwise be excepted by another clause of this definition); provided that, in the cases of clauses (i) through (v), any such event, occurrence, fact, condition, change, development or effect that disproportionately affects the Radio Group relative to other participants in the industries in which the members of the Radio Group operate shall not be excluded from the determination of whether there has been, or there would reasonably expected to be, individually or in the aggregate, a Radio Material Adverse Effect, or (b) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the members of the CBS Group and Radio Group to perform their respective obligations under the Transaction Agreement or to consummate the transactions contemplated by the Transaction Agreements.

“Radio New Common Stock” has the meaning set forth in Section 7.15.

“Radio Owned Real Property” means all Owned Real Property owned by any member of the Radio Group.

“Radio Permitted Encumbrances” means the following Liens: (a) Liens disclosed on the Radio Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith or that may thereafter be paid without penalty; (c) statutory and contractual Liens of landlords, lessors or renters and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the operations of the Radio Group taken as a whole; (f) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein); (g) Liens not created by any member of the CBS Group or Radio Group that affect the underlying fee interest of any leased real property, including master leases or ground leases; (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; (i) any set of facts that an accurate up-to-date survey would show; and (j) Liens securing any obligations outstanding pursuant to or in connection with the Radio Existing Credit Agreement or the Radio Financing; provided, however, that any item described in clauses (f) or (i) of this paragraph is only to be considered a Radio Permitted Encumbrance if it does not materially interfere, individually or in the aggregate, with the ordinary conduct of the operations of the Radio Group taken as a whole.

“Radio Real Property” means, collectively, the Radio Leased Real Property and the Radio Owned Real Property.

“Radio Registration Statement” shall have the meaning set forth in the Separation Agreement.

“Radio Series 1 Common Stock” means the Series 1 Common Stock, par value $0.01 per share, of Radio.

“Radio Series 2 Common Stock” means the Series 2 Common Stock, par value $0.01 per share, of Radio.

“Radio Station” means a broadcast radio station licensed by the FCC (including all real and other assets used or held for use in the operation of such station).

“Radio Subsidiary” means any direct or indirect Subsidiary of Radio.

“Radio Target Indebtedness” means $1,371,156,186.30.

“Radio Target Working Capital” has the meaning set forth on Section 1.1(c) of the CBS Disclosure Letter.

“Radio Working Capital” means, other than to the extent included in the definition of Radio Indebtedness, (a) the Radio Current Assets, less (b) the Radio Current Liabilities as of the open of business on the Closing Date, excluding Indebtedness in respect of the Radio Financing (including any capitalized financing fees incurred in connection therewith). For purposes of this Agreement, Radio Working Capital shall be calculated in accordance with the applicable definitions included herein in a manner consistent in all respects with the Sample Adjustment Statement and in accordance with GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth the Sample Adjustment Statement. In the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail. For the avoidance of doubt, to the extent any Radio Current Liability could be included in the definition of both Radio Working Capital and Radio Indebtedness, such Radio Current Liability shall be included in the definition of Radio Indebtedness.

“Record Date” shall have the meaning set forth in the Separation Agreement.

“Sample Adjustment Statement” means that illustrative statement attached as Schedule 1.1(b) of the CBS Disclosure Letter setting forth the components, adjustments and methods of calculation for determining Radio Working Capital.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (b) such Person is a general partner, manager or managing member; or (c) such Person holds a majority of the equity economic interest.

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes (including any amounts owed to any Governmental Authority or other Person in respect of abandoned or unclaimed property, escheat or similar Laws), whether disputed or not, and including any interest, penalties or additions attributable thereto.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into in the form attached hereto as Exhibit D.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto, any amendment thereof and any information return, claim for refund or declaration of estimated Tax) filed or required to be filed with a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Transaction Agreements” means this Agreement, the Separation Agreement, the Side Letter, the Voting Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Agreements.

“Transition Services Agreement” means the Transition Services Agreement to be entered into on or before the Closing Date between CBS and Radio, in all material respects in the form attached hereto as Exhibit E.

“TV Station Brands” means those trademarks under which both CBS TV stations and CBS Radio Stations operate or use as call letters at the time of the execution of this Agreement, including KCBS, KDKA, KRLD, KYW, WBBM, WBZ, WCBS, WCCO, WWJ and WJZ and any domain names that include those trademarks.

“Withdrawal Liability” means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Terms To Be Defined in This Agreement.

TERMS DEFINED IN THIS AGREEMENT

Defined Term	Section

Acceptable Confidentiality Agreement	Section 7.11(b)(i)
Acquiror	Preamble
Acquiror Approvals	Section 6.3(d)
Acquiror Benefit Plan	Section 6.12(a)
Acquiror Board	Recitals
Acquiror Disclosure Letter	Article VI
Acquiror IP Rights	Section 6.14(a)
Acquiror Material Contracts	Section 6.15(a)
Acquiror Notice Period	Section 7.11(d)(iii)
Acquiror Permits	Section 6.7(a)
Acquiror Recommendation	Section 6.19
Acquiror SEC Documents	Section 6.4(a)
Acquiror Shareholder Approvals	Section 6.21
Acquiror Shareholders Meeting	Section 7.5(a)
Acquiror Tax Counsel	Section 7.3(c)

Acquiror Termination Fee	Section 9.3(a)
Acquiror Voting Debt	Section 6.2(b)
Acquiror 2016 Unaudited Financial Statements	Section 6.4(b)
Additional Acquiror SEC Documents	Section 6.4(a)
Agent	Section 3.2(a)
Agreement	Preamble
Agreement Disputes	Section 7.9(f)
Alternative Debt Financing	Section 7.12(d)
Approvals	Section 7.9(a)
Book-Entry Shares	Section 3.2(a)
Burdensome Restriction	Section 7.9(e)
CBS	Preamble
CBS Approvals	Section 5.3(d)
CBS Board	Recitals
CBS Broadcasting	Recitals
CBS Disclosure Letter	Article V
CBS Divestiture Committee	Recitals
Certificate	Section 3.2(a)
Certificate of Merger	Section 2.3
Change in Recommendation	Section 7.11(d)
Clean-Up Spin-Off	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Closing Statement	Section 3.5(a)
Competitive Business	Section 7.26(b)
Continuation Period	Section 7.20(a)(i)
control	Section 1.1
controlled by	Section 1.1
Covered Claim	Section 10.11
Definitive Debt Agreements	Section 7.12(a)
Director Indemnified Party	Section 7.21(a)
Distribution Tax Representations	Section 7.3(b)
Distributions	Recitals
Dispute Notice	Section 3.5(c)
DOJ	Section 7.9(b)
Escalation Notice	Section 7.9(f)
Effective Time	Section 2.3
Estimated Indebtedness	Section 3.5(a)
Estimated Post-Adjustment Date Cash	Section 3.5(a)
Estimated Working Capital	Section 3.5(a)
Exchange Fund	Section 3.2(a)
Exchange Offer	Recitals
Exchange Offer Launch Notice	Section 7.4(d)
Final Distribution	Recitals
First Distribution	Recitals
FTC	Section 7.9(b)
Independent Accounting Firm	Section 3.5(d)
Interim Balance Sheet Date	Section 5.4(c)
Internal Distributions	Recitals
Merger	Section 2.1
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(b)

Merger Tax Opinion	Section 7.3(c)
OFAC	Section 5.6(c)
Party Designees	Section 7.9(f)
PII	Section 5.6(e)
Radio	Preamble
Radio Audited Financial Statements	Section 5.4(a)
Radio Benefit Plan	Section 5.12(a)
Radio Board	Recitals
Radio Closing Report	Section 3.5(b)
Radio Financial Statements	Section 5.4(a)
Radio Financing	Section 5.22
Radio IP Rights	Section 5.14(a)
Radio Material Contracts	Section 5.15(a)
Radio New Common Stock	Section 7.15
Radio Permits	Section 5.7(a)
Radio Reorganization	Recitals
Radio Stockholder Approval	Section 5.17
Radio Unaudited Financial Statements	Section 5.4(a)
Radio Voting Debt	Section 5.2(b)
Related Letter	Section 5.22
Renewal Application	Section 7.9(h)
Representatives	Section 5.26
Sarbanes-Oxley Act	Section 6.4(a)
Schedule TO	Section 7.4(d)
Second Distribution	Recitals
Separation Agreement	Recitals
Stock Split	Section 7.15
Surviving Corporation	Section 2.1
Termination Date	Section 9.1(b)
Threshold Percentage	Section 3.1(d)
Tolling Agreement	Section 7.9(c)
under common control with	Section 1.1
Voting Agreement	Recitals
Westinghouse	Recitals

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Radio (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and Radio shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, Radio shall become a wholly owned Subsidiary of Acquiror.

Section 2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the date that is the third (3rd) Business Day after the conditions set forth in Article VIII (other than those that are to be satisfied by action at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions as of the Closing) have been satisfied or (to the extent permitted by applicable Law) waived, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, unless another date, time or place is agreed to in writing by CBS and Acquiror. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the Parties may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall become so effective is herein referred to as the “Effective Time.”

Section 2.4 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.5 Organizational Documents of the Surviving Corporation.

(a) Subject to the requirements set forth in Article VIII [Mutual Releases; Indemnification] of the Separation Agreement, at the Effective Time:

(i) the certificate of incorporation of Merger Sub, as in effect as of the date hereof, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Corporation shall be “CBS Radio Inc.”; and

(ii) the bylaws of Merger Sub, as in effect as of the date hereof, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Corporation shall be “CBS Radio Inc.”

(b) From and after the Effective Time until the sixth (6th) anniversary thereof, the certificate of incorporation, bylaws and other charter and organizational documents of the Surviving Corporation and each of the Radio Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were, prior to the Effective Time, directors and officers of the Radio Group or any of their predecessor entities, than are presently set forth in the certificate of incorporation, bylaws and other organizational documents of the applicable members of the Radio Group, as amended through the Effective Time, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

Section 2.6 Directors and Officers of the Surviving Corporation.

(a) From and after the Effective Time, the Persons identified on Exhibit F to this Agreement as the initial directors of the Surviving Corporation shall be the initial directors of the Surviving Corporation. Such directors shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) From and after the Effective Time, the Persons identified on Exhibit G to this Agreement as the initial officers of the Surviving Corporation shall be the initial officers of the Surviving Corporation, holding the positions set forth on Exhibit G. Such officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of CBS, Radio, Acquiror or Merger Sub or any holder of the capital stock of CBS, Radio, Acquiror or Merger Sub:

(a) Conversion of Radio Capital Stock.

(i) Each share of Radio Common Stock issued and outstanding as of the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive a number of shares or, subject to Section 3.3, a fraction of a share of Acquiror Class A Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv) and Section 3.1(d).

(ii) Each share of Radio Common Stock held by Radio as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(iii) Each share of Radio Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Class A Common Stock as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(c).

(iv) The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Acquiror Common Stock or Radio Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Acquiror Common Stock or Radio Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided that nothing in this Section 3.1(a)(iv) shall be construed to permit CBS, Radio, Acquiror or Merger Sub to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided, further, that none of the transactions in Section 7.15 (including the Stock Split) shall result in any adjustment pursuant to this Section 3.1(a)(iv).

(b) Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Acquiror Common Stock. Each share of Acquiror Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

(d) Exchange Ratio True-Up. If the condition set forth in Section 2.2(b) of the Separation Agreement with respect to the Distribution Tax Opinion would be unable to be satisfied because immediately after the Effective Time either (x) the percentage of the total combined value of all outstanding shares of Acquiror Class A Common Stock to be received by former Radio shareholders with respect to Qualified Radio Common Stock would be less than 50.25% (the “Value Threshold Percentage”) of the total combined value of all outstanding shares of capital stock of Acquiror or (y) the percentage of the total combined voting power of all outstanding shares of Acquiror Class A Common Stock to be received by former Radio shareholders with respect to Qualified Radio Common Stock would be less than 50.25% (the “Voting Threshold Percentage” and, together with the Value Threshold Percentage, the “Threshold Percentage”) of the total combined voting power of all outstanding shares of capital stock of Acquiror (determined, in each case, without regard to any adjustment pursuant to this Section 3.1(d)), then (i) CBS shall promptly provide notice to Acquiror setting forth in reasonable detail the reasons the condition set forth in Section 2.2(b) of the Separation Agreement with respect to the Distribution Tax Opinion would be unable to be satisfied, (ii) CBS shall consider in good faith any comments provided by Acquiror, (iii) if, taking into account any adjustment pursuant to clause (iv) of this Section 3.1(d), the Value Threshold Percentage would not be met, the aggregate number of shares of Acquiror Class A Common Stock into which the shares of Radio Common Stock are converted pursuant to Section 3.1(a)(i) shall be increased such that the total combined value of the shares of Acquiror Class A Common Stock to be received by former Radio shareholders with respect to Qualified Radio Common Stock expressed as a percentage of the total combined value of all outstanding shares of capital stock of Acquiror equals the Value Threshold Percentage, (iv) if, taking into account any adjustment pursuant to clause (iii) of this Section 3.1(d), the Voting Threshold Percentage would not be met, the aggregate number of shares of Acquiror Class A Common Stock into which the shares of Radio Common Stock are converted pursuant to Section 3.1(a)(i) shall be increased such that the total combined voting power of the shares of Acquiror Class A Common Stock to be received by former Radio shareholders with respect to Qualified Radio Common Stock expressed as a percentage of the total combined voting power of all outstanding shares of capital stock of Acquiror equals the Voting Threshold Percentage, and (v) except if the condition set forth in Section 2.2(b) of the Separation Agreement with respect to the Distribution Tax Opinion would be unable to be satisfied because of a breach by Acquiror of its obligations under this Agreement the amount of the Radio Target Working Capital shall be increased by an amount equal to the product of $14.40 multiplied by the number of additional shares of Acquiror Class A Common Stock required to be issued pursuant to the true-ups set forth in clauses (iii) and (iv) of this Section 3.1(d).

Section 3.2 Exchange of Per Share Merger Consideration.

(a) Agent. Prior to the Effective Time, CBS will appoint a bank or trust company reasonably acceptable to Acquiror as exchange agent for the Merger (the “Agent”). Prior to or at the Effective Time, Acquiror shall deposit with the Agent, for the benefit of Persons who received shares of Radio Common Stock in the Final Distribution and for distribution in accordance with this Article III, through the Agent, certificates (a “Certificate”) or evidence of shares in book-entry form (“Book-Entry Shares”) representing the shares of Acquiror Common Stock (such shares of Acquiror Common Stock, together with any dividends or distributions and other amounts payable in accordance with Section 3.2(c), being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 3.1 upon conversion of outstanding shares of Radio Common Stock. The Agent shall, pursuant to irrevocable instructions, deliver the Acquiror Class A Common Stock contemplated to be issued pursuant to Section 3.1 from the shares held in the Exchange Fund. If Acquiror deposits such shares into the Exchange Fund prior to the Effective Time and the Merger is not consummated, the Agent shall promptly return such shares to Acquiror. The Exchange Fund shall not be used for any other purpose other than as set forth in this Section 3.2.

(b) Exchange Procedures. At the Effective Time, all issued and outstanding shares of Radio Common Stock shall be converted into the right to receive shares of Acquiror Class A Common Stock pursuant to, and in accordance with, the terms of this Agreement. Immediately thereafter, the Agent shall distribute the shares of Acquiror Class A Common Stock into which the shares of Radio Common Stock that were distributed in the Final Distribution have been converted pursuant to the Merger, which shares shall be distributed on the same basis as the shares of Radio Common Stock were distributed in the Final Distribution and to the Persons who received Radio Common Stock in the Final Distribution. Each Person entitled to receive Radio Common Stock in the Final Distribution shall be entitled to receive in respect of the shares of Radio Common Stock distributed to such Person a Certificate(s) or Book-Entry Share(s) representing the number of whole shares of Acquiror Class A Common Stock that such holder has the right to receive pursuant to this Section 3.2(b) (together with cash in lieu of fractional shares of Acquiror Class A Common Stock, as contemplated by Section 3.3, and any dividends or distributions and other amounts pursuant to Section 3.2(c)). The Agent shall not be entitled to vote or exercise any rights of ownership with respect to Acquiror Class A Common Stock held by it from time to time hereunder, except that it shall receive and hold all cash in lieu of fractional shares, dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

(c) Distributions with Respect to Undistributed Shares. No dividends or other distributions declared or made after the Effective Time with respect to any Acquiror Class A Common Stock with a record date after the Effective Time shall be paid with respect to any shares of Acquiror Class A Common Stock that are not able to be distributed by the Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of Acquiror Class A Common Stock, there shall be paid to the record holder of such shares of Acquiror Class A Common Stock, without interest, (i) at the time of the distribution, the amount of cash payable in lieu of fractional shares of Acquiror Class A Common Stock to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Class A Common Stock, and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares and a payment date subsequent to the distribution of such shares payable with respect to such whole shares of Acquiror Class A Common Stock. Acquiror shall deposit in the Exchange Fund all such dividends and distributions.

(d) No Further Ownership Rights in Radio Common Stock. All shares of Acquiror Class A Common Stock issued in respect of shares of Radio Common Stock (including any cash paid in lieu of fractional shares pursuant to Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Radio Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Agent that remains undistributed to the former holders of Radio Common Stock after the one-year anniversary of the Effective Time shall be delivered to Acquiror, upon demand, and any former holders of Radio Common Stock who have not received shares of Acquiror Class A Common Stock in accordance with this Article III shall thereafter look only to Acquiror for payment of their claim for Acquiror Class A Common Stock and any dividends, distributions or cash in lieu of fractional shares with respect to Acquiror Class A Common Stock (subject to any applicable abandoned property, escheat or similar Law).

(f) No Liability. Neither CBS, the Surviving Corporation, Acquiror, Merger Sub, the Agent nor any other Person shall be liable to any holder of Radio Common Stock or any holder of shares of CBS Common Stock for shares of Acquiror Class A Common Stock (or dividends or distributions with respect thereto or with respect to Radio Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Radio shall be closed and no transfer shall be made of any shares of capital stock of Radio that were outstanding as of the Effective Time.

(h) Tax Withholding. Acquiror or the Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Radio Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient.

Section 3.3 Fractional Shares. No fractional shares of Acquiror Class A Common Stock shall be issued in the Merger. All fractional shares of Acquiror Class A Common Stock that a holder of shares of Radio Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Agent. The Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Radio Common Stock that would otherwise be entitled to receive such fractional shares of Acquiror Class A Common Stock pursuant to the Merger, in the open market or otherwise as reasonably directed by CBS, and in no case later than ten (10) Business Days after the Effective Time. The Agent shall make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Radio Common Stock that would otherwise be entitled to receive such fractional shares of Acquiror Class A Common Stock pursuant to the Merger.

Section 3.4 CBS Equity Awards.

(a) CBS Options. Each CBS Option held by a Radio Employee that is outstanding as of immediately prior to the Effective Time shall be converted into an Acquiror Option and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such CBS Option immediately prior to the Effective Time; provided that from and after the Effective Time:

(i) the number of shares of Acquiror Class A Common Stock subject to such Acquiror Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of CBS Common Stock subject to such CBS Option immediately prior to the Effective Time by (B) the Equity Award Adjustment Ratio; and

(ii) the per share exercise price of such Acquiror Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of such CBS Option immediately prior to the Effective Time by (B) the Equity Award Adjustment Ratio;

provided, further, that the exercise price and the number of shares of Acquiror Class A Common Stock subject to such option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Such Acquiror Options shall remain subject to the same time vesting requirements as the corresponding CBS Options.

(b) CBS RSU Awards. Each CBS RSU Award held by a Radio Employee that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into an Acquiror RSU Award and shall otherwise be subject to the same terms and conditions (including with respect to dividend equivalents) after the Effective Time as the terms and conditions applicable to such CBS RSU Award immediately prior to the Effective Time, with any awards that are earned based on the achievement of performance goals and for which the applicable performance goals have not been certified as of the Effective Time, to be deemed earned as of immediately prior to the Effective Time at the level set forth in Section 3.4(b) of the CBS Disclosure Letter; provided, however, that from and after the Effective Time (i) the number of shares of Acquiror Common Stock subject to such Acquiror RSU Award, rounded up to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of CBS Common Stock subject to such CBS RSU Award immediately prior to the Effective Time by (B) the Equity Award Adjustment Ratio and (ii) such Acquiror RSU Awards shall remain subject to the same time vesting requirements as the corresponding CBS RSU Awards.

(c) Miscellaneous. CBS and Acquiror shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 3.4. Without limiting the generality of the foregoing, as of the Effective Time, Acquiror shall prepare and file with the SEC a registration statement registering a number of shares of Acquiror Common Stock necessary to fulfill Acquiror’s obligations under this Section  3.4.

Section 3.5 Determination of Net Adjustment.

(a) Within two (2) Business Days prior to the Closing Date, CBS shall prepare and deliver to Acquiror a report setting forth an estimate, prepared in good faith based on Radio’s and CBS’s books and records and other information available at the time, of (i) the Radio Indebtedness (the “Estimated Indebtedness”), and (ii) the calculation by CBS of the Initial Net Adjustment Amount, if any, which shall be prepared in a manner consistent in all respects with the Sample Adjustment Statement, including the line items set forth therein, in accordance with GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth in the Sample Adjustment Statement (the “Closing Statement”) together with any documentary materials used in the calculations thereof; in the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail. If based on the Closing Statement, the Initial Net Adjustment Amount is a positive number, then immediately prior to the Closing, CBS shall contribute to Radio an amount in cash equal to such Initial Net Adjustment Amount, and if, based on the Closing Statement, the Initial Net Adjustment Amount is a negative number, then immediately prior to the Closing, Radio shall distribute to CBS an amount in cash equal to the absolute value of such Initial Net Adjustment Amount. Notwithstanding anything herein to the contrary, in the event Radio is required to incur Indebtedness to make a payment to CBS pursuant to the immediately preceding sentence such amount shall be excluded from the calculation of the Radio Indebtedness as of the Effective Time for purposes of this Section 3.5.

(b) Within seventy-five (75) days after the Closing Date, Acquiror shall prepare and deliver to CBS a report that sets forth Acquiror’s good faith calculation of (A) the Radio Indebtedness, (B) the Radio Working Capital, (C) the GL Adjustment and (C) the Final Net Adjustment Amount, if any, which shall be prepared in a manner consistent in all respects with the Sample Adjustment Statement, including the line items set forth therein, and in accordance with GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth in the Sample Adjustment Statement (the “Radio Closing Report”); in the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail. CBS shall provide reasonable assistance, including reasonably requested documentation, to Acquiror in the preparation of the Radio Closing Report. Acquiror shall also deliver to CBS documentary materials and analyses used in the preparation of the Radio Closing Report reasonably requested by CBS. The amounts set forth in the Radio Closing Report shall be determined in accordance with the Sample Adjustment Statement and in accordance with GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth in the Sample Adjustment Statement; in the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail.

(c) In the event that CBS does not agree that the Radio Closing Report prepared by Acquiror accurately reflects all or any portion of the Radio Working Capital or the Radio Indebtedness, or that the Radio Closing Report was prepared in the manner required by this Agreement, CBS shall, within seventy-five (75) days of the date on which Acquiror delivers the Radio Closing Report to CBS, prepare and deliver to Acquiror a written notice of dispute (the “Dispute Notice”), which Dispute Notice shall set forth the basis for the dispute. In the event that CBS does not deliver a Dispute Notice to Acquiror within the time period required by the immediately preceding sentence, then the Radio Closing Report prepared by Acquiror, including the Radio Working Capital, the Radio Indebtedness and the Final Net Adjustment Amount set forth therein, shall be deemed to be and shall become final, binding and conclusive on all of the parties hereto.

(d) In the event that CBS timely delivers a Dispute Notice to Acquiror in accordance with the terms hereof, Acquiror and CBS shall attempt to reconcile their differences, and any resolution by them as to any such disputes shall be final, binding and conclusive on all of the parties hereto. If CBS and Acquiror are unable to resolve any such dispute within twenty (20) Business Days of Acquiror’s receipt of the Dispute Notice from CBS, Acquiror and CBS shall submit the items remaining in dispute for resolution to a nationally recognized accounting firm that is mutually agreed by Acquiror and CBS (the “Independent Accounting Firm”). If Acquiror and CBS cannot mutually agree on the choice of the Independent Accounting Firm, then Acquiror shall deliver to CBS a list of three independent accounting firms of national standing in the United States and CBS shall select one of such three accounting firms to act as the Independent Accounting Firm. Promptly following the submission of the items in dispute to the Independent Accounting Firm, and in any event within ten (10) Business Days following such submission, Acquiror and CBS shall submit to such Independent Accounting Firm (and the other party) all documentary materials and analyses that Acquiror or CBS, as the case may be, believes to be relevant to a resolution of the dispute set forth in the Dispute Notice. The Independent Accounting Firm shall consider only those items or amounts set forth in the Radio Closing Report as to which CBS has disagreed in the Dispute Notice. The Independent

Accounting Firm shall, within thirty (30) days after receipt of all such submissions by Acquiror and CBS, determine and deliver to Acquiror and CBS a written report containing such Independent Accounting Firm’s determination of all disputed matters submitted to it for resolution, and such written report and the determinations contained therein shall be final, binding and conclusive on all of the parties hereto. With respect to each disputed item, such determination, if not in accordance with the position of either Acquiror or CBS, shall not be in excess of the higher, nor less than the lower, of the amounts advocated CBS in the Dispute Notice or Acquiror in the Radio Closing Report. The fees and expenses of the Independent Accounting Firm shall be paid by CBS, on the one hand, and by Acquiror, on the other hand, based upon the actual amount not awarded to CBS or Acquiror, respectively, in relation to the aggregate amount actually contested by CBS and Acquiror.

(e) If the Final Net Adjustment Amount as finally determined in accordance with this Section 3.5 is a negative number, then within five (5) Business Days following the final determination of the Final Net Adjustment Amount, CBS shall pay to the Surviving Corporation via wire transfer in immediately available funds (in accordance with the wire instructions provided by the Surviving Corporation) an amount in cash equal to the absolute value of such Final Net Adjustment Amount. If the Final Net Adjustment Amount as finally determined in accordance with this Section 3.5 is a positive number, then within five (5) Business Days following the final determination of the Final Net Adjustment Amount, the Surviving Corporation shall pay to CBS via wire transfer in immediately available funds (in accordance with the wire instructions provided by CBS) an amount in cash equal to such Final Net Adjustment Amount.

ARTICLE IV

CERTAIN PRE-MERGER TRANSACTIONS

The following transactions shall occur at or prior to the Effective Time.

Section 4.1 Radio Reorganization; Final Distribution. Upon the terms and subject to the conditions of the Separation Agreement, prior to the Effective Time, CBS and Radio shall cause the Radio Reorganization and the Final Distribution to be effected in accordance with the terms of the Separation Agreement.

Section 4.2 CBS/Radio Transaction Agreements. Upon the terms and subject to the conditions of the Separation Agreement, at or prior to the Final Distribution, the applicable members of the Acquiror Group and CBS Group shall execute and deliver each Ancillary Agreement to which it is a party that have not previously been executed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CBS RELATING TO THE RADIO GROUP

Except as otherwise disclosed or identified in (i) the CBS SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such CBS SEC Documents to the extent they are predictive, forward-looking or primarily cautionary in nature), or (ii) subject to Section 10.8(b), the corresponding section of the Disclosure Letter delivered by CBS and Radio to Acquiror immediately prior to the execution of this Agreement (the “CBS Disclosure Letter”), CBS hereby represents and warrants to Acquiror as follows:

Section 5.1 Organization; Qualification.

(a) CBS and Radio are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. The copies of the certificates of incorporation and bylaws of CBS and Radio made available to Acquiror prior to the date hereof are true, correct and complete copies of such documents as in full force and effect as of the date hereof.

(b) Each member of the Radio Group is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of such member’s respective jurisdiction of incorporation or formation, as the case may be. Each member of the Radio Group has all the necessary power (i) to conduct its businesses in the manner in which its businesses are currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each member of the Radio Group is duly qualified and/or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification and/or licensing, except for such jurisdictions in which the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

(c) Section 5.1(c) of the CBS Disclosure Letter sets forth sets forth a true, correct and complete list of each member of the Radio Group as of the date hereof, including (i) the jurisdiction of organization, formation or incorporation, as the case may be, of such member, (ii) the number of authorized shares of each class of capital stock, voting stock or other equity interests of such member and (iii) the name of each owner of outstanding shares of capital stock, voting stock or other equity interests of such member, including the number of such outstanding shares owned by each such owner.

(d) The members of the Radio Group own no equity interests, nor a right or obligation to acquire any such equity interests, other than equity interests in the Radio Subsidiaries.

Section 5.2 Capital Stock and Other Matters.

(a) As of the date hereof, (i) the authorized capital stock of Radio consists of 500 shares of Radio Series 1 Common Stock and 500 shares of Radio Series 2 Common Stock, (ii) there are issued and outstanding 20 shares of Radio Series 1 Common Stock and 50 shares of Radio Series 2 Common Stock, all of which are held directly by CBS Broadcasting, and (iii) no shares of Radio Common Stock are held by Radio in its treasury. As of January 25, 2017, (A) there are outstanding CBS Options held by Radio Employees to purchase such number of shares of CBS Common Stock set forth on Section 5.2(a)(i)(A) of the CBS Disclosure Letter, (B) there are outstanding time-vesting CBS RSU Awards (including outstanding CBS RSU Awards that were previously subject to performance conditions, the satisfaction of which has been determined as of January 25, 2017) held by Radio Employees covering such number of shares of CBS Common Stock set forth on Section 5.2(a)(i)(B) of the CBS Disclosure Letter and (C) there are outstanding performance-vesting CBS RSU Awards held by Radio Employees covering such number of shares of CBS Common Stock (assuming performance conditions are satisfied at the target level) set forth on Section 5.2(a)(i)(C)(1) of the CBS Disclosure Letter or such number of shares of CBS Common Stock (assuming performance conditions are satisfied at the maximum level) set forth on Section 5.2(a)(i)(C)(2) of the CBS Disclosure Letter. From January 25, 2017 through the date hereof, no additional (1) CBS Options to purchase shares of CBS Common Stock, (2) time-vesting CBS RSU Awards covering shares of CBS Common Stock or (3) performance-vesting CBS RSU Awards covering shares of CBS Common Stock have been granted to Radio Employees. Immediately prior to the Effective Time, there will be 101,407,494 shares of Radio Common Stock outstanding. All of the issued and outstanding shares of Radio Common Stock are, and all such shares of Radio Common Stock which may be issued prior to the Effective Time in accordance with the terms of this Agreement and the Separation Agreement (including pursuant to the Stock Split) will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.

(b) No bonds, debentures, notes or other indebtedness of any member of the Radio Group having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Radio (including Radio Common Stock) may vote (“Radio Voting Debt”) are issued or outstanding.

(c) Except in connection with the Merger, the Radio Reorganization, the Final Distribution or as otherwise provided for in the Transaction Agreements, there are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which any member of the Radio Group is a party or by which any such member is bound obligating such member to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Radio Voting Debt or other voting securities of any member of the Radio Group or obligating such member to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.

(d) Except in connection with the Merger, the Radio Reorganization, the Final Distribution or as otherwise provided for in the Transaction Agreements, there are no stockholder agreements, voting trusts or other Contracts to which any member of the Radio Group is a party or by which any such member is bound relating to voting or transfer of any shares of its capital stock.

(e) Section 5.2(e) of the CBS Disclosure Letter sets forth a true and complete list of all of the Radio Subsidiaries and the authorized, issued and outstanding equity interests of each Radio Subsidiary. As of the Effective Time, (i) Radio or another Radio Subsidiary will own, directly or indirectly, all of the equity interests of the Radio Subsidiaries, in each case, free and clear of all Liens other than restrictions imposed by applicable securities Laws, and (ii) all equity interests in the Radio Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable.

Section 5.3 Corporate Authority; No Violation.

(a) Each of CBS, Radio and CBS Broadcasting has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is, or as of the Effective Time, will be a party and to carry out its applicable obligations hereunder and thereunder, subject, in the case of the Merger, to the adoption of this Agreement by CBS, as sole stockholder of Radio. The execution, delivery and performance by CBS and Radio of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of CBS and Radio. The execution, delivery and performance by CBS, Radio and CBS Broadcasting of each other Transaction Agreement to which each is, or as of the Effective Time will be, a party, and the consummation of the transactions contemplated thereby, have been, or will be as of the Effective Time, duly authorized by all requisite corporate actions on the part of CBS, Radio and CBS Broadcasting.

(b) This Agreement and the other Transaction Agreements to be executed concurrently herewith have been duly executed and delivered by CBS and Radio, and, assuming the due authorization, execution and delivery by the other parties, constitute legal, valid and binding agreements of CBS and Radio, as applicable, enforceable against CBS and Radio, as applicable, in accordance with their respective terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement to which CBS, Radio or CBS Broadcasting is a party will have been duly executed and delivered by CBS, Radio and CBS Broadcasting, as applicable, and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of CBS, Radio and CBS Broadcasting, as applicable, enforceable against CBS, Radio and CBS Broadcasting, as applicable, in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) Neither the execution and delivery by CBS, Radio and CBS Broadcasting, as applicable, of this Agreement or the other Transaction Agreements to which each is or, as of the Effective Time, will be a party nor the consummation by CBS, Radio and CBS Broadcasting, as applicable, of the transactions contemplated hereby or thereby nor the performance by CBS, Radio and CBS Broadcasting, as applicable, of any of the provisions hereof or thereof will (i) violate or conflict with any provisions of their respective certificates of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 5.3(d) are obtained, conflict with, result in a breach or default (or any event that, with notice or lapse of time, or both, would become a breach or default) under, require any consent under, or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which any member of the Radio Group is a party or by which any such member is bound; (iii) assuming the consents and approvals contemplated by Section 5.3(d) are obtained, violate or conflict with any Law applicable to CBS, CBS Broadcasting or any member of the Radio Group, or any of the properties, business or assets of any of the foregoing; or (iv) (A) result in the creation or the imposition of (x) any Lien upon any assets of the Radio Group (other than a Radio Permitted Encumbrance); or (y) any Lien upon any of the capital stock of any member of the Radio Group; or (B) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of any member of the Radio Group, or any of their respective assets, other than, in the case of each of clauses (ii)-(iv) of this paragraph, as would not materially and adversely affect the ability of CBS, CBS Broadcasting or any member of the Radio Group to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Agreements, or as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

(d) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL, (ii) state securities or “blue sky” laws, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act, (vi) the Communications Act and the rules and regulations promulgated thereunder by the FCC, (vii) if applicable, further action of the Divestiture Committee or CBS Board (or Persons designated thereby) to establish the Record Date and the Distribution Date, and to declare the Final Distribution (each of which is subject to the satisfaction of the conditions set forth in the Separation Agreement), (viii) the effectiveness of the Radio Reorganization and the Final Distribution (each of which is subject to the satisfaction of the conditions set forth in the Separation Agreement) and (ix) the rules and regulations of the NYSE (the approvals contemplated by the foregoing clauses (i) through (ix), collectively, the “CBS Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by CBS, CBS Broadcasting and the Radio Group of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

Section 5.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached as Section 5.4(a) of the CBS Disclosure Letter are copies of the unaudited combined financial statements of the members of the Radio Group, including the unaudited combined balance sheets of the members of the Radio Group as of December 31, 2016, and the unaudited combined statements of income, equity and cash flows of the members of the Radio Group for the twelve (12) months ended on December 31, 2016 (collectively, the “Radio Unaudited Financial Statements”). The Radio Unaudited Financial Statements were derived from the books and records of the Radio Group and were prepared in accordance with GAAP, except as otherwise noted therein, consistently applied, subject in the case of unaudited combined financial statements, to normal year-end adjustments and the absence of footnotes, as at the dates and for the periods presented, and present fairly in all material respects the financial position, results of operations and cash flows of the members of the Radio Group as at the dates and for the periods presented; provided, that the Radio Unaudited Financial Statements include costs for services provided by CBS that were on a basis determined by CBS to reflect a reasonable allocation of the actual costs incurred to perform these services.

(b) Attached as Section 5.4(b) of the CBS Disclosure Letter are copies of the audited combined financial statements of the members of the Radio Group, including the audited combined balance sheets of the members of the Radio Group as of each of December 31, 2015, December 31, 2014 and December 31, 2013, and the audited combined statements of income, equity and cash flows of the members of the Radio Group for the twelve (12) months ended December 31, 2015, December 31, 2014 and December 31, 2013

(collectively, the “Radio Audited Financial Statements” and, together with the Radio Unaudited Financial Statements, the “Radio Financial Statements”). The Radio Audited Financial Statements were derived from the books and records of the CBS Group and were prepared on a carve-out basis in accordance with GAAP, except as otherwise noted therein, consistently applied, as at the dates and for the periods presented, and present fairly in all material respects the financial position, results of operations and cash flows of the members of the Radio Group as at the dates and for the periods presented; provided, that the Radio Audited Financial Statements include costs for services provided by CBS that were on a basis determined by CBS to reflect a reasonable allocation of the actual costs incurred to perform these services.

(c) Since December 31, 2016 (the “Interim Balance Sheet Date”), the members of the CBS Group and the Radio Group have not incurred any liabilities or obligations that will be liabilities or obligations of the Radio Business following the Closing pursuant to the Separation Agreement, other than (i) as set forth in the Radio Financial Statements or the notes thereto, (ii) as specifically contemplated by, or as a result of, this Agreement or the other Transaction Agreements or (iii) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

(d) With respect to Radio Business, CBS maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. The CBS Group and the Radio Group maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions in the Radio Business are executed in accordance with management’s general or specific authorizations; (ii) transactions in the Radio Business are recorded as necessary to permit preparation of financial statements of the Radio Group’s business in conformity with GAAP applied on a consistent basis and to maintain accountability for assets of the Radio Business; (iii) access to assets of the Radio Business is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets of the Radio Business is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.5 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or the other Transaction Agreements:

(a) since the Interim Balance Sheet Date through the date of this Agreement, the CBS Group has operated the Radio Business in all material respects in the ordinary course of business consistent with past practice;

(b) since the Interim Balance Sheet Date, there has not occurred any Radio Material Adverse Effect; and

(c) since the Interim Balance Sheet date, no member of the Radio Group has taken any action that would require the consent of Acquiror under Section 7.2 if taken after the date hereof.

Section 5.6 Compliance with Laws.

(a) The members of the CBS Group (with respect to the Radio Business) and the Radio Group are, and since January 1, 2013 have been, in compliance with all, and are, and since January 1, 2013 have been, conducting the Radio Business in compliance with all, and have received no notice of any violation of any, Laws or Orders applicable to such Persons or any of their respective properties or assets, except where such non-compliance or violation has not resulted in, and would not reasonably be expected to result in, material liability to the Radio Group, taken as a whole, or otherwise interfere in any material respect with the conduct of the Radio Business, taken as a whole, as currently conducted.

(b) To the Knowledge of CBS, the members of the CBS Group (with respect to the Radio Business) and the Radio Group (i) are in compliance, in all material respects, with all applicable Anti-Corruption Laws; (ii) during the past five (5) years have not been investigated by any Governmental Authority with respect to any actual or alleged violation of applicable Anti-Corruption Laws; and (iii) during the past five (5) years have had an operational program, including policies, procedures and training, intended to enhance awareness of and compliance by members of the CBS Group and Radio Group with applicable Anti-Corruption Laws.

(c) To the Knowledge of CBS, no member of the CBS Group (with respect to the Radio Business) or the Radio Group is a party to any Contract with any Person (i) that is organized or ordinarily resident in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Authority within such country or territory) or (ii) that is the subject of any economic or trade sanctions administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including being listed on the specially designated nationals and blocked persons list administered by OFAC).

(d) No member of the CBS Group (with respect to the Radio Business) or the Radio Group, nor, to the Knowledge of CBS, any director, officer, agent, employee or Affiliate thereof is aware of any action, or any allegation made by any Governmental Authority of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of any applicable Anti-Corruption Law, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with any member of the CBS Group (with respect to the Radio Business) or the Radio Group, in order to unlawfully induce such Person to act against the interest of his or her employer or principal. There is no current, pending, or, to the Knowledge of CBS, threatened charges, proceedings, investigations, audits, or complaints against any member of the CBS Group (with respect to the Radio Business) or the Radio Group or, to the Knowledge of CBS, any director, officer, agent, employee or Affiliate thereof, with respect to any applicable Anti-Corruption Law. Since January 1, 2013, no member of the CBS Group (with respect to the Radio Business) or the Radio Group, nor, to the Knowledge of CBS, any director, officer, agent, employee or Affiliate thereof has received any written communication that alleges any of the foregoing.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, no actions have been asserted or, to the Knowledge of CBS, threatened against any members of the Radio Group, nor is there any reasonable basis for such a claim, alleging that the collection, maintenance, transmission, transfer, use, disclosure, storage, disposal or security of PII violates (i) applicable Information Privacy and Security Laws, (ii) Contracts to which any member of the Radio Group is a party that govern PII, (iii) applicable privacy policies or disclosures posted to websites or other media maintained or published by any member of the Radio Group, or (iv) any Person’s privacy, personal information or data rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, in connection with the operation of the business of the Radio Group, the members of the Radio Group have taken commercially reasonable measures to protect PII and the Radio IT Assets against unauthorized access, use, modification, disclosure or other misuse. Except as would not, individually or in the aggregate, reasonably be expected to have a Radio Material Adverse Effect, at no time has there been any data security breach of any Radio IT Assets or unauthorized access, use or disclosure of any PII owned, used, maintained, received, or controlled by or on behalf of any member of the Radio Group. Except as would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, and except for disclosures of information permitted by applicable Law, to the Knowledge of CBS, no member of the Radio Group has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third parties any PII in connection with the conduct of the business of the Radio Group.

(f) Notwithstanding anything contained in this Section 5.6, no representation or warranty shall be deemed to be made in this Section 5.6 in respect of Radio Permits or FCC, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 5.7, Section 5.8, Section 5.10, Section 5.11, Section 5.12 and Section 5.13, respectively.

Section 5.7 Permits.

(a) The members of the CBS Group (with respect to the Radio Business) or the Radio Group, as applicable, are in possession of, and in compliance with, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and operate their properties and assets or to carry on the Radio Business as it is now conducted (together, and excluding any permit, license or other grant of authority from the FCC, including the Radio FCC Licenses, the “Radio Permits”), except where the failure to possess, or non-compliance with, any Radio Permit has not resulted in, and would not reasonably be expected to result in, material liability to any member of the Radio Group or otherwise interfere in any material respect with the conduct of the Radio Business as currently conducted. No suspension, modification (except for any modification that would not reasonably be expected to result in material liability to any member of the Radio Group or otherwise interfere in any material respect with the conduct of the Radio Business as currently conducted), revocation or cancellation of any of the Radio Permits is pending or, to the Knowledge of CBS, threatened.

(b) All Radio Permits are in full force and effect, or immediately prior to the Effective Time will be in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 5.7, no representation or warranty shall be deemed to be made in this Section 5.7 in respect of general matters of compliance with Laws, FCC, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 5.6, Section 5.8, Section 5.10, Section 5.11, Section 5.12 and Section 5.13, respectively.

Section 5.8 Radio FCC Licenses.

(a) Section 5.8(a) of the CBS Disclosure Letter includes a list, as of the date hereof, by licensee, of (i) the Radio FCC Licenses for which FCC consent is required prior to an assignment or transfer of control (and specifically excluding receive-only earth station and tower registrations and auxiliary or Part 74 licenses other than licenses for FM boosters or FM translators), including for each such Radio FCC License, the call sign, Facility ID or other FCC identifier, service and community of license, as applicable, and (ii) any outstanding special temporary authorizations relating to the licenses listed in response to clause (i).

(b) Section 5.8(b) of the CBS Disclosure Letter includes a list, as of the date hereof, of any application for (i) renewal or extension of any authorization, (ii) involving the construction or modification of facilities, (iii) for the assignment or transfer of any authorization, (iv) for special temporary authorization, or (v) filed outside the ordinary course of business, which in any such case is pending before the FCC and relates to the Radio FCC Licenses for any AM or FM main station or FM translator or booster.

(c) The Radio FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, except where (i) the applicable Radio FCC Licenses are not for an AM or FM main station or FM translator or booster, and (ii) the failure to have such Radio FCC Licenses has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect. The Radio FCC Licenses are not subject to any material condition except for those conditions that appear on the face of the Radio FCC Licenses and those conditions applicable to such types of authorizations generally. As of the date hereof, to the Knowledge of CBS, there is not pending or threatened, any Action or investigation by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Radio FCC Licenses for any AM or FM main station or FM translator or booster (other than proceedings to amend FCC rules of general applicability) and there is currently in effect no consent decree between any member of the Radio Group and the FCC. The Radio FCC Licenses constitute all of the licenses, permits and authorizations required under the Communications Act and the rules, regulations and policies of the FCC for the operation of the Radio Stations owned or operated by the Radio Group as such Radio Stations are currently operated in all material respects.

(d) The Radio Stations owned or operated by the members of the Radio Group are operating, and have operated, in compliance with the Radio FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC, except where such non-compliance would not reasonably be expected to result in material liability to the Radio Group, taken as a whole, or otherwise interfere in any material respect with the conduct of the Radio Business, taken as a whole, as currently conducted.

(e) No waiver of or exemption from any provision of the Communications Act or the rules, regulations and policies of the FCC is necessary for the FCC Consent to be obtained. To the Knowledge of CBS, there is no fact or circumstance under existing Law (including the Communications Act and existing rules, regulations and practices of the FCC) relating to the Radio Stations owned and operated by the Radio Group, or to Radio, any member of the Radio Group, or any of their Affiliates, or any of their respective officers, directors, shareholders, members or partners, that would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify any member of the Radio Group, (ii) materially delay obtaining the FCC Consent, (iii) result in a challenge to the FCC Application, or (iv) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

Notwithstanding anything contained in this Section 5.8, no representation or warranty shall be deemed to be made in this Section 5.8 in respect of general matters of compliance with laws and licensing, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 5.6, Section 5.7, Section 5.10, Section 5.11, Section 5.12 and Section 5.13, respectively.

Section 5.9 Proxy Statement/Prospectus; Acquiror Registration Statement. The information regarding any member of the CBS Group or the Radio Group provided by any member of the CBS Group or Radio Group specifically for inclusion in, or incorporation by reference into, the Schedule TO, the Proxy Statement/Prospectus, the Acquiror Registration Statement or the Radio Registration Statement, and any other filing contemplated by Section 7.4 shall not, (a) in the case of the Schedule TO or any amendment or supplement thereto, at the time of the mailing of the Schedule TO and any amendment or supplement thereto, (b) in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, (c) at the time of the Acquiror Shareholders Meeting, (d) in the case of the Acquiror Registration Statement and the Radio Registration Statement, at the time such registration statement becomes effective, (e) at the time of the Acquiror Shareholders Meeting (in the case of the Acquiror Registration Statement and the Radio Registration Statement), (f) at the Distribution Date and (g) at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. All documents that CBS and Radio are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Agreements will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by CBS or Radio with respect to information provided by Acquiror or Merger Sub specifically for inclusion in, or incorporation by reference into, such documents.

Section 5.10 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, (a) no Hazardous Material is present at the Radio Owned Real Property in violation of any Environmental Law, (b) the members of the Radio Group have complied in all material respects with all Environmental Laws applicable to the Radio Group, (c) no Action has been initiated, or to the Knowledge of CBS, is any such matter threatened nor is an investigation pending, by any Person alleging a violation of an applicable Environmental Law by any member of the Radio Group or with respect to the use, generation or disposal of any Hazardous Material by any member of the Radio Group or the presence of any Hazardous Material at any Radio Owned Real Property, and (d) to the Knowledge of CBS, no facts or circumstances exist which could reasonably be expected to result in liability to the CBS Group or the Radio Group under any applicable Environmental Law. This Section 5.10 contains the sole and exclusive representations and warranties of CBS and Radio with respect to environmental matters, including matters relating to Environmental Laws and Hazardous Materials.

Section 5.11 Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect:

(a) (i) All Tax Returns required to be filed by the CBS Group (including for such purposes the Radio Group) in respect of the members of the Radio Group have been timely filed, (ii) all such Tax Returns are true, complete and correct in all respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by the CBS Group (including for such purposes the Radio Group) in respect of the members of the Radio Group have been paid or appropriate reserves have been recorded in the Radio Financial Statements, (iv) all Taxes of the CBS Group (including for such purposes the Radio Group) in respect of the members of the Radio Group for any taxable period (or any portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Radio Financial Statements, and (v) the members of the CBS Group (including for such purposes the Radio Group) have duly and timely withheld all Taxes required to be withheld in respect of the members of the Radio Group and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to any member of the Radio Group has been filed or entered into with any Taxing Authority.

(c) (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of any member of the Radio Group, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which any member of the Radio Group, may be liable with respect to income or other Taxes that have not been fully paid or finally settled.

(d) No member of the Radio Group (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement other than (A) commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes and (B) the Tax Matters Agreement, (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which CBS is the common parent corporation), or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local Law.

(e) None of the assets of any member of the Radio Group is subject to any Lien for Taxes (other than Liens for Taxes that are Radio Permitted Encumbrances).

(f) No member of the Radio Group has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax Law in any other jurisdiction by reason of a change in accounting method or otherwise.

(g) No member of the Radio Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (other than the Distributions) qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h) No member of the Radio Group has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent (i) each of the Distributions from qualifying as a tax-free transaction under Section 355 of the Code, or (ii) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) No member of the Radio Group has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) No member of the Radio Group has any Liability for Taxes of any Person (other than the CBS or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(k) No member of the Radio Group has a permanent establishment or is resident for Tax purposes in a non-U.S. jurisdiction that is outside of its jurisdiction or territory of incorporation or formation.

(l) No member of the Radio Group (or any of its respective predecessors) (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).

(m) Except as set forth on Section 5.11(m) of the CBS Disclosure Letter, no entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to any member of the Radio Group.

(n) This Section 5.11; Section 5.12(c), (d), (e), (f), (g), (h), (j), (k) and (l); clause (B) of the penultimate sentence of Section 5.13; and Section 7.3(e) contain the sole and exclusive representations and warranties of CBS and Radio with respect to Tax matters.

Section 5.12 Benefit Plans.

(a) Section 5.12(a) of the CBS Disclosure Letter sets forth as of the date hereof each material Radio Benefit Plan. “Radio Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, retirement, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs, agreements and arrangements, whether or not subject to ERISA and whether written or oral, for the benefit of any Radio Employee, director or service provider who is a natural person or former employee, director or service provider who is a natural person of the Radio Group, that is sponsored, maintained or contributed to by any member of the Radio Group or, in the case of a bi-lateral agreement, to which any member of the Radio Group is a party and in which any member of the Radio Group has any liability contingent or otherwise; provided, however, that “Radio Benefit Plan” shall not include any Multiemployer Plan or any other plan, program or arrangement maintained by an entity other than any member of the Radio Group pursuant to a Collective Bargaining Agreement. For the avoidance of doubt, the term Radio Benefit Plan shall not include any plan, program or arrangement sponsored or maintained by a member of the CBS Group that is retained by the CBS Group pursuant to the Separation Agreement.

(b) Radio has heretofore made available to Acquiror a true and complete copy (or, to the extent no such copy exists, a description) of each Radio Benefit Plan and, with respect to each such Radio Benefit Plan, the following related documents, if applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS volume submitter approval letter, (iv) the most recently audited financial statements or prepared actuarial report, (v) any related trust agreement and (vi) all material filings and correspondence with any Governmental Authority.

(c) Each of the Radio Benefit Plans has been established, operated and administered in all material respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder, and to the Knowledge of CBS, there are no pending, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Radio Benefit Plans or any trusts related thereto and no event has occurred that would reasonably be expected to give rise to any such action. All material contributions or other amounts payable by the members of the Radio Group as of the Effective Time pursuant to each Radio Benefit Plan in respect of current or prior plan years have been timely paid or accrued to the extent required by GAAP.

(d) Each Radio Benefit Plan and any trust related thereto that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, the IRS has issued a volume submitter approval letter with respect to each such plan and the related trust and, to the Knowledge of CBS, such letter has not been revoked (nor has revocation been threatened), no event has occurred that would reasonably be expected to give rise to any such action and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(e) No Radio Benefit Plan (i) is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (ii) is a plan that has two or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iii) provides welfare benefits, including death or medical benefits (whether or not insured), with respect to Radio Employees or former employees of the Radio Group, or current or former directors or other service providers of the Radio Group, beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(f) Neither Radio nor any of its ERISA Affiliates is obligated to contribute to any Multiemployer Plan with respect to Radio Employees or former employees of the Radio Group and no member of the Radio Group has any outstanding Withdrawal Liability.

(g) There has been no prohibited transaction (within the meaning of Section 406) of ERISA or 4975 of the Code (other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Radio Benefit Plan which could reasonably be expected to result in a material liability to Radio or the Radio Group. All contributions required to be made under the terms of any Radio Benefit Plan with respect to Radio Employees or former employees of Radio Group have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet filed or incorporated by reference in Radio’s financial statements.

(h) Each Radio Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(i) Neither the execution and delivery of this Agreement or the Separation Agreement nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event) would (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Radio Group under any Radio Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Radio Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, or (iv) result in any limitation on the right of any member of the Radio Group to amend, merge, terminate or receive a reversion of assets from any Radio Benefit Plan or related trust or require the funding of any trust.

(j) The consummation of the transactions contemplated by this Agreement will not result in a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the assets” of CBS within the meaning of Section 280G of the Code and the regulations thereunder.

(k) No Radio Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(l) To the Knowledge of CBS, the Radio Benefit Plans have been operated and administered in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder and the Affordable Care Act.

(m) No Radio Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

(n) Section 5.12(n) of the CBS Disclosure Letter sets forth, as of January 25, 2017, a complete and accurate list of: (i) all outstanding CBS Options and CBS RSU Awards held by Radio Employees, together with the employee identification number of each holder, (ii) the number of shares of CBS Common Stock that are subject to each such CBS Option or CBS RSU Award, as applicable, (iii) the exercise price of each such CBS Option and (iv) the expiration date of each such CBS Option or the vesting date of each CBS RSU Award.

(o) Section 5.12(o) of the CBS Disclosure Letter (which will be provided confidentially) sets forth, as of the date hereof, a complete and accurate list of each Radio Employee with an annual base salary in excess of $1,000,000.

(p) This Section 5.12 contains the sole and exclusive representations and warranties of CBS and Radio with respect to employee benefits matters.

Section 5.13 Labor Matters. Section 5.13 of the CBS Disclosure Letter sets forth a list as of the date hereof of all Collective Bargaining Agreements that are applicable to Radio Employees or former employees of the Radio Group or to which any member of the Radio Group is a party as of the date hereof. No member of the Radio Group (i) is subject to a material labor dispute, strike or work stoppage and, to the Knowledge of CBS, none is threatened and (ii) in the last two (2) years, no member of the Radio Group has experienced a material labor dispute, strike or work stoppage. To the Knowledge of CBS, (a) (i) there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving Radio Employees, and (ii) there is not and, since January 1, 2013 there has not been, any material union organizing effort pending or threatened against any member of the Radio Group; (b) there is no material unfair labor practice charge, complaint, labor dispute or labor arbitration proceeding (other than routine individual grievances) pending or, to the Knowledge of CBS, threatened against any member of the Radio Group; and (c) there is no material slowdown or work stoppage threatened with respect to Radio Employees. To the Knowledge of CBS, there is no material employment-related complaint, lawsuit or administrative proceeding (other than ones raising solely individual allegations) pending or threatened against any member of the Radio Group. The members of the Radio Group are in compliance in all material respects with all applicable Laws, respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor, (iv) layoffs, (v) immigration, (vi) affirmative action, (vii) unemployment and workers compensation, and (viii) employee health and safety. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, (A) each individual providing services to the Radio Group has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Radio Benefit Plans and (B) the Radio Group has withheld and paid all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to service providers, and is not liable for any arrears of wages or any Taxes or any penalty for failure to withhold or pay such amounts. This Section 5.13 contains the sole and exclusive representations and warranties of CBS and Radio with respect to labor matters.

Section 5.14 Intellectual Property Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, (i) the members of the Radio Group own or have a valid license to use all Intellectual Property Rights necessary to carry on their business substantially as currently conducted (collectively, the “Radio IP Rights”) , (ii) no member of the Radio Group has received any notice of infringement on or conflict with, and to the Knowledge of CBS, there are no infringements on or conflicts with, the rights of others with respect to the use of the Radio IP Rights by the Radio Group and (iii) to the Knowledge of CBS, no Person is infringing on or violating any of the Radio IP Rights.

(b) Section 5.14(b) of the CBS Disclosure Letter sets forth a true, complete and accurate list, as of the date hereof, of (i) all registered or applied for trademarks, domain names, patents and copyrights; (ii) any other material owned trademarks; and (iii) any material licensed Radio IP Rights. With respect to each item of Intellectual Property Rights listed on Section 5.14(b) of the CBS Disclosure Letter, a member of the Radio Group is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens and license of Intellectual Property Rights (except for Permitted Liens).

(c) For the avoidance of doubt, nothing in any of the Transaction Agreements shall convey any ownership rights to Acquiror of any of the Excluded Intellectual Property, and to the extent that the Acquiror will be licensed to use Excluded Intellectual Property, such use shall be set forth exclusively in the CBS Brands License Agreements and not herein. Except with respect to Excluded Intellectual Property, the execution and delivery of the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any Person to cancel, suspend, limit, terminate or otherwise impair the rights of Radio Group to own or use or otherwise exercise any other rights that the Radio Group currently has with respect to, any Intellectual Property Rights, nor require the consent of any Person in respect of any such Intellectual Property Rights.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, the computers, software, servers, workstations, networks, data communications lines and all other technology equipment of the Radio Group (collectively, the “Radio IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) have not materially malfunctioned or failed in the past three (3) years.

Section 5.15 Material Contracts.

(a) Section 5.15 of the CBS Disclosure Letter sets forth a list of all Radio Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, the term “Radio Material Contracts” means any of the following Contracts to which any members of the Radio Group is party or by which any of them or any of their properties may be bound, that is in effect as of the date of this Agreement (other than any contract disclosed on Section 5.13, Section 5.14(b) or Section 5.19 of the CBS Disclosure Letter and each other Transaction Agreement):

(i) any Contract that contains a provision (A) limiting in any material respect the ability of the members of the Radio Group or their Affiliates to engage in any line of business or in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) granting the other party exclusivity or similar rights that materially limit the operations or conduct of the Radio Business;

(ii) any Contract with respect to any material partnerships, coinvestments, joint ventures or similar agreements involving the sharing of profits or losses;

(iii) any Contract providing for any guarantee, indemnity, surety bond, letter of credit, bank guarantee, keepwell agreement or other similar commitment, understandings or obligation, in each case with respect to the obligations of a third party;

(iv) any Contract requiring capital expenditures in excess of $2,500,000 in the aggregate;

(v) any Contract involving derivative instruments, including swaps, caps, floors and option agreements, whether or not such obligations constitute indebtedness;

(vi) any indenture, credit agreement or loan agreement pursuant to which any member of the Radio Group has or will incur any Indebtedness in excess of $2,500,000 in the aggregate (other than in respect of the Radio Financing);

(vii) any Contract for the sale, acquisition or divestiture (including by way of merger, purchase of equity or other business combination) of any operating business with respect to which any member of the Radio Group still has remaining material obligations;

(viii) any Contract involving a tolling or waiver of any statute of limitations during which the FCC may assess any fine or forfeiture or take any other action, or an agreement to any extension of time with respect to any FCC investigation or proceeding, with respect to which the statute of limitations time period so tolled or waived or the time period so extended remains open as of the date of this Agreement;

(ix) any Contract that contains any obligation of any member of the Radio Group to make non-discretionary expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,500,000 in the aggregate;

(x) any Contract for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments by a member of the Radio Group in excess of $2,500,000 in the aggregate during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by a member of the Radio Group in excess of $2,500,000 in the aggregate during any future calendar year;

(xi) any Contract for the furnishing of products or services by a member of the Radio Group, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments to a member of the Radio Group in excess of $2,500,000 in the aggregate during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments to a member of the Radio Group in excess of $2,500,000 in the aggregate during any future calendar year;

(xii) any Contract for the furnishing of products or services by a member of the Radio Group to any Governmental Authority which involved consideration or payments to a member of the Radio Group in excess of $2,500,000;

(xiii) any Contract, including all obligations to provide advertising, content, goods, services or other benefits, between any member of the CBS Group, on the one hand, and any members of the Radio Group, on the other hand;

(xiv) any Contract relating to the development, ownership, licensing or use of any Intellectual Property Rights in excess of $1,000,000 in the aggregate, other than agreements for software commercially available on reasonable terms to the public generally;

(xv) any “time brokerage agreement” or “joint sales agreement” for more than 15% of the time or advertising inventory on the analog stream of a full-power Radio Station under which any member of the Radio Group is deemed to be the “broker” or “brokering party” as such terms are defined in the FCC’s ownership rules; and

(xvi) any Common Agreements (as defined in the Separation Agreement); and

(xvii) any Contract that grants to any member of the Radio Group the right to broadcast any professional or collegiate sports programming whereby such member of the Acquiror Group is the “flagship “or primary broadcast radio station.

(b) No member of the CBS Group or the Radio Group is in material breach of or material default under the terms of any Radio Material Contract. To the Knowledge of CBS, as of the date hereof, no other party to any Radio Material Contract is in material breach of or in material default under the terms of any Radio Material Contract. Each Radio Material Contract is a valid and binding obligation of any member of the CBS Group or the Radio Group that is a party thereto, and, to the Knowledge of CBS, the other party thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) such Radio Material Contract has previously expired in accordance with its terms or (iii) would not be material to the Radio Group.

Section 5.16 Brokers or Finders. Other than Goldman, Sachs & Co., no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by any member of the CBS Group or Radio Group or their respective directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or the other Transaction Agreements, in each case, for which any member of the Acquiror Group or the Radio Group could become liable or obligated after the Closing.

Section 5.17 Board and Stockholder Approval. The CBS Divestiture Committee has by unanimous vote of all directors present approved and declared advisable this Agreement, the other Transaction Agreements to which any member of the CBS Group is party and the transactions contemplated hereby and thereby. The Radio Board has by unanimous vote of all directors present approved and declared advisable this Agreement, the other Transaction Agreements to which Radio is party and the transactions contemplated hereby and thereby. As of the date hereof, the sole stockholder of Radio is CBS. As promptly as practicable after execution of this Agreement (and in any event within six (6) hours), CBS Broadcasting will approve and adopt (the “Radio Stockholder Approval”), as Radio’s sole stockholder, this Agreement and other Transaction Agreements to which Radio is party and the transactions contemplated hereby and thereby which require the consent of Radio’s stockholders under the DGCL and Radio’s certificate of incorporation or Radio’s bylaws. The approval of holders of CBS Common Stock is not required to effect the transactions contemplated by the Separation Agreement, this Agreement or the other Transaction Agreements or to enter any such agreements. Upon obtaining the Radio Stockholder Approval, the approval of Radio’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date in a manner requiring further approval pursuant to the DGCL.

Section 5.18 Sufficiency of Assets. As of the Distribution Date, the assets of the Radio Group, taken together with the services and assets to be provided or made available (whether or not utilized), the licenses to be granted and the other arrangements contemplated under the Separation Agreement, the Transition Services Agreement, the CBS Brands License Agreements and the Joint Digital Services Agreement, shall, in the aggregate, constitute all of the assets necessary to conduct the Radio Business, taken as a whole, in substantially the same manner as it is currently conducted in all material respects. Except for Radio Permitted Encumbrances and the services and assets to be provided (whether or not utilized), the licenses to be granted and the other arrangements contemplated under the Separation Agreement, the Transition Services Agreement, the CBS Brands License Agreements and the Joint Digital Services Agreement, the Radio Group has good and valid title to, or valid leases, licenses or rights to use, all of the assets of the business of the Radio Group that are material to the conduct of the Radio Business, taken as a whole. Except with respect to the services and assets to be provided or made available, the licenses to be granted and the other arrangements contemplated under the Separation Agreement and the Ancillary Agreements, none of the assets, businesses and operations conducted, operated, managed or owned, in whole or in part, by the CBS Group are used or held for use primarily in connection with the Radio Business, and none of the assets of the Radio Group are used or held for use primarily in the CBS Business (as defined in the Separation Agreement) as currently conducted, in each case except as would not be material to the Radio Group, taken as a whole. Immediately after consummation of the Distributions and the other transactions contemplated by the Separation Agreement, except for this Agreement, the Separation Agreement, the Ancillary Agreements, the Common Agreements and any of the Contracts listed on Schedule 5.18 to the CBS Disclosure Letter or Leases between CBS and Radio, (i) Radio and the Radio Subsidiaries will owe no material obligations or Liabilities to CBS and the CBS Subsidiaries, and vice versa, and (ii) there will be no material Contracts between Radio or any Radio Subsidiary, on the one hand, and CBS or any CBS Subsidiary, on the other hand.

Section 5.19 Radio Real Property.

(a) Section 5.19(a) of the CBS Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all Radio Owned Real Property. A member of the Radio Group has good and marketable fee simple title to the Radio Owned Real Property, free and clear of all Liens other than Radio Permitted Encumbrances. With respect to such Radio Owned Real Property: (i) none of the members of the Radio Group has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Radio Owned Real Property or any portion thereof, in each case, which involved consideration or payments by or to a member of the Radio Group in excess of $2,500,000 during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by or to a member of the Radio Group in excess of $2,500,000 any future calendar year; and (ii) other than the rights of Acquiror and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Radio Owned Real Property or any material portion thereof or interest therein.

(b) Section 5.19(b) of the CBS Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all material Radio Leased Real Properties, which for the avoidance of doubt shall include all main and back-up transmitter sites and studio facilities. A member of the Radio Group has good and valid leasehold estate in and to the material Radio Leased Real Property, free and clear of all Liens other than Radio Permitted Encumbrances. CBS has made available to Acquiror a true, correct and complete copy of each such material Radio Lease as of the date hereof. With respect to each such material Radio Lease: (i) no member of the CBS Group or the Radio Group has subleased, licensed or otherwise granted any Person the right to use or occupy such Radio Leased Real Property or any portion thereof, in each case, which involved consideration or payments by or to a member of the Radio Group in excess of $2,500,000 during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by or to a member of the Radio Group in excess of $2,500,000 any future calendar year and (ii) no member of the CBS Group or Radio Group has collaterally assigned or granted any other security interest in such Radio Lease or any interest therein. No member of the CBS Group or the Radio Group is in material breach of or material default under the terms of any material Radio Lease (other than Radio Leases for back-up transmitter sites). To the Knowledge of CBS, as of the date hereof, no other party to any material Radio Lease (other than Radio Leases for back-up transmitter sites) is in material breach of or in material default under the terms of such material Radio Lease. Each any material Radio Lease (other than Radio Leases for back-up transmitter sites) is a valid and binding obligation of any member of the CBS Group or the Radio Group that is a party thereto, and, to the Knowledge of CBS, the other party thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) such material Radio Lease has previously expired in accordance with its terms or (iii) would not be material to the Radio Group.

(c) No condemnation or eminent domain proceeding is pending or, to the Knowledge of CBS, threatened, which could reasonably be expected to preclude or impair the use of any Radio Owned Real Property by the members of the Radio Group.

Section 5.20 Acquiror Capital Stock. Neither CBS nor Radio owns (directly or indirectly, beneficially or of record) nor is either a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Acquiror (other than as contemplated by this Agreement).

Section 5.21 Investment Company Act of 1940. No member of the Radio Group is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 5.22 Financing. A true and complete copy of the Radio Commitment Letter, including all exhibits, schedules, annexes and amendments to such commitment letter as in effect as of the date of this Agreement, has been provided to Acquiror, together with true and complete copies of the fee letter with respect to the Radio Financing (the “Related Letter”). The financing contemplated by the Radio Commitment Letter and the Related Letter is referred to herein as the “Radio Financing.” The Radio Commitment Letter and the Related Letter have not been amended or modified on or prior to the date of this Agreement, and as of the date of this Agreement the commitments contained in the Radio Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, there are no side letters or Contracts (other than the Commitment Letter and the Related Letter) to which any member of the CBS Group or Radio Group is a party related to the funding of the Radio Financing that could reasonably be expected to adversely affect the availability of the Radio Financing. As of the date hereof, assuming due authorization, execution and delivery of the Parties thereto (other than Radio), the Radio Commitment Letter and the Related Letter are in full force and effect and are the legal, valid and binding enforceable obligation of Radio, and, to the Knowledge of CBS, each of the Parties thereto, in accordance with the terms and conditions thereof, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. There are no conditions precedent or other contingencies related to the funding of the full amount of the Radio Financing, other than as expressly set forth in the Radio Commitment Letter and the Radio Existing Credit Agreement. As of the date hereof, subject to the accuracy of the representations and warranties of Acquiror set forth in Article VI, no any event has occurred, which, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Radio or, to the Knowledge of CBS or Radio, any other party thereto under the Radio Commitment Letter or the Related Letter.

Section 5.23 Insurance. As of the date hereof, all insurance policies that are maintained as of the date hereof by the Radio Group or which name any members of the Radio Group as an insured (or loss payee), including those which pertain to the Radio Group’s assets, employees and operations, are in full force and effect in all material respects, and provide insurance in such amounts, on such terms and covering such risks as is reasonable and customary for its business. The members of the CBS Group or the Radio Group, as applicable, have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies in any material respect. As of the date hereof, no member of the CBS Group or the Radio Group has received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy, and all premiums due thereunder have been timely paid. As of the date hereof, there is no material claim by any members of the CBS Group or the Radio Group pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 5.24 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, (a) there is no civil, criminal or administrative Action pending or, to the Knowledge of CBS, is any such matter threatened nor is an investigation pending, against any members of the CBS Group (with respect to the Radio Business) or the Radio Group; and (b) no member of the CBS Group (with respect to the Radio Business) or the Radio Group is subject to any outstanding Order. Notwithstanding anything contained in this Section 5.24, no representation or warranty shall be deemed to be made in this Section 5.24 in respect of general matters of compliance with laws and licensing, FCC, permits, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 5.6, Section 5.7, Section 5.8, Section 5.10, Section 5.11, Section 5.12 and Section 5.13, respectively.

Section 5.25 Related Party Transactions. No present or former director or executive officer, or, to the Knowledge of CBS, any stockholder, partner, member, employee or Affiliate of any member of the CBS Group or the Radio Group, nor, to the Knowledge of CBS, any of such Person’s Affiliates or immediate family members, is a party to any Contract with or binding upon any member of the Radio Group or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed in the CBS SEC Documents pursuant to Item 404 of Regulation  S-K that has not been so disclosed.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties of CBS and Radio expressly set forth in this Agreement and the other Transaction Agreements, no member of the CBS Group or Radio Group, nor any other Person acting on behalf of any such member, makes any representation or warranty, express or implied. In particular, without limiting the foregoing disclaimer, no member of the CBS Group or Radio Group, nor any other Person acting on behalf of any such member, makes or has made any representation or warranty to any member of the Acquiror Group or any of their respective Affiliates, employees, officers, directors, managers, advisors, attorneys or accountants (collectively, “Representatives”) with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the CBS Group or the Radio Group or their respective businesses or (ii) any oral or, except for the representations and warranties made by CBS and Radio in this Article V and the other Transaction Agreements, written information presented to any member of the Acquiror Group or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the members of the CBS Group or Radio Group or their respective businesses, the negotiation of this Agreement and the other Transaction Agreements or in the course of the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as otherwise disclosed or identified in (i) the Acquiror SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Acquiror SEC Documents to the extent they are predictive, forward-looking or primarily cautionary in nature), or (ii) subject to Section 10.8(b), the corresponding section of the Disclosure Letter delivered by Acquiror to CBS and Radio immediately prior to the execution of this Agreement (the “Acquiror Disclosure Letter”), Acquiror and Merger Sub, jointly and severally, hereby represent and warrant to CBS and Radio as follows:

Section 6.1 Organization; Qualification.

(a) Acquiror is a corporation duly organized and currently subsisting under the laws of the Commonwealth of Pennsylvania. The copies of the Acquiror Charter and Acquiror Bylaws made available to CBS and Radio prior to the date hereof are true, correct and complete copies of such documents as in full force and effect as of the date hereof.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub is a wholly owned Subsidiary of Acquiror. The copies of the certificate of incorporation and bylaws of Merger Sub made available to CBS and Radio prior to the date hereof are complete and correct copies of such documents as in full force and effect as of the date hereof.

(c) Each member of the Acquiror Group is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of such member’s respective jurisdiction of incorporation or formation, as the case may be. Each member of the Acquiror Group has all the necessary power (i) to conduct its businesses in the manner in which its businesses are currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each member of the Acquiror Group is duly qualified and/or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification and/or licensing, except for such jurisdictions in which the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(d) Section 6.1(d) of the Acquiror Disclosure Letter sets forth sets forth a true, correct and complete list of each member of the Acquiror Group as of the date hereof, including (i) the jurisdiction of organization, formation or incorporation, as the case may be, of such member, (ii) the number of authorized shares of each class of capital stock, voting stock or other equity interests of such member and (iii) the name of each owner of outstanding shares of capital stock, voting stock or other equity interests of such member, including the number of such outstanding shares owned by each such owner.

(e) The members of the Acquiror Group own no equity interests, nor a right or obligation to acquire any such interest, other than equity interests in the Acquiror Subsidiaries.

Section 6.2 Capital Stock and Other Matters.

(a) As of the date hereof, (i) the authorized capital stock of Acquiror consists of 200,000,000 shares of Acquiror Class A Common Stock, 75,000,000 shares of Acquiror Class B Common Stock, 50,000,000 shares of Acquiror Class C Common Stock and 25,000,000 shares of Acquiror Preferred Stock; (ii) 33,509,184 shares of Acquiror Class A Common Stock are issued and outstanding, and 10,341,106 were reserved for issuance pursuant to the Acquiror Stock Plan; (iii) 7,197,532 shares of Acquiror Class B Common Stock are issued and outstanding; (iv) no shares of Acquiror Class C Common Stock are issued and outstanding, and no shares of Acquiror Class C Common Stock were reserved for issuance pursuant to the Acquiror Stock Plan and (v) eleven (11) shares of Acquiror Preferred Stock were issued and outstanding. As of the date hereof, (A) there are outstanding Acquiror Options to purchase such number of shares of Acquiror Class A Common Stock set forth on Section 6.2(a)(i)(A) of the Acquiror Disclosure Letter, (B) there are outstanding time-vesting Acquiror RSU Awards covering such number of shares of Acquiror Class A Common Stock set forth on Section 6.2(a)(i)(B) of the Acquiror Disclosure Letter, (C) there are outstanding performance-vesting Acquiror RSU Awards covering such number of shares of Acquiror Class A Common Stock (assuming performance conditions are satisfied at the target level) set forth on Section 6.2(a)(i)(C)(1) of the Acquiror Disclosure Letter or such number of shares of Acquiror Class A Common Stock (assuming performance conditions are satisfied at the maximum level) set forth on Section 6.2(a)(i)(C)(2) of the Acquiror Disclosure Letter, (D) there are outstanding Acquiror RSU Awards with market and services conditions covering such number of shares of Acquiror Class A Common Stock Section 6.2(a)(i)(D) of the Acquiror Disclosure Letter. All of the issued and outstanding shares of Acquiror Common Stock are duly authorized validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.

(b) No bonds, debentures, notes or other indebtedness of any member of the Acquiror Group having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Acquiror (including Acquiror Common Stock) may vote (“Acquiror Voting Debt”) are issued or outstanding.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

(d) There are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which any member of the Acquiror Group is a party or by which any such member is bound obligating such member to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Acquiror Voting Debt or other voting securities of any member of the Acquiror Group or obligating such member to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.

(e) There are no stockholder agreements, voting trusts or other Contracts to which any member of the Acquiror Group is a party or by which any such member is bound relating to voting or transfer of any shares of its capital stock.

(f) Section 6.2(f) of the Acquiror Disclosure Letter sets forth a true and complete list of all of the Acquiror Subsidiaries and the authorized, issued and outstanding equity interests of each Acquiror Subsidiary. As of the Effective Time, (i) Acquiror or another Acquiror Subsidiary will own, directly or indirectly, all of the equity interests of the Acquiror Subsidiaries, in each case, free and clear of all Liens other than restrictions imposed by applicable securities Laws, and (ii) all equity interests in the Acquiror Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable.

Section 6.3 Corporate Authority; No Violation.

(a) Each of Acquiror and Merger Sub has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party, and subject to obtaining the Acquiror Shareholder Approvals, to carry out its obligations hereunder and thereunder. The execution, delivery and, subject to obtaining the Acquiror Shareholder Approvals, performance by Acquiror and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Acquiror and Merger Sub. The execution, delivery and performance by Acquiror and Merger Sub of each other Transaction Agreement to which each is, or as of the Effective Time will be, a party, and the consummation of the transactions contemplated thereby have been, or will be as of the Effective Time, duly authorized by all requisite corporate actions on the part of Acquiror and Merger Sub.

(b) This Agreement and the other Transaction Agreements to be executed concurrently herewith to which Acquiror is a party, as applicable, have been duly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by the other parties, constitute legal, valid and binding agreements of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with their respective terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the Effective Time, each other Transaction Agreement to which Acquiror or Merger Sub is a party will have been duly executed and delivered by Acquiror or Merger Sub and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) Neither the execution and delivery by Acquiror and Merger Sub of this Agreement or the other Transaction Agreements to which each is a party nor the consummation by Acquiror and Merger Sub of the transactions contemplated hereby or thereby nor the performance by Acquiror and Merger Sub of any of the provisions hereof or thereof will (i) violate or conflict with any provisions of their respective articles of incorporation, certificate of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 6.3(d) are obtained, conflict with, result in a breach or default (or any event that, with notice or lapse of time, or both, would become a breach or default) under, require a consent under, or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which any member of the Acquiror Group is a party or by which any such member is bound; (iii) assuming the consents and approvals contemplated by Section 6.3(d) are obtained, violate or conflict with any Law applicable to any member of the Acquiror Group, or any of the properties, business or assets of any of the foregoing, or (iv) (A) result in the creation or the imposition of (x) any Lien upon any of property or asset of Acquiror or any Acquiror Subsidiary (other than an Acquiror Permitted Encumbrance); or (y) any Lien upon any of the capital stock of the Acquiror or any Acquiror Subsidiary; or (B) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of Acquiror or any Acquiror Subsidiary, or any of their respective assets other than, in the case of each of clauses (ii)- (iv) of this paragraph, as would not materially and adversely affect the ability of Acquiror to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Agreements or as would not have, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(d) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL, (ii) state securities or “blue sky” laws, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act, (vi) the Communications Act and the rules and regulations promulgated thereunder by the FCC, (vii) the Acquiror Shareholder Approvals, and (viii) the rules and regulations of the NYSE (collectively, the “Acquiror

Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 6.4 Acquiror Reports and Financial Statements; No Undisclosed Liabilities .

(a) Acquiror has filed all forms, reports, schedules, statements, exhibits and other documents required to be filed or furnished by Acquiror with the SEC since January 1, 2013 (collectively, the “Acquiror SEC Documents”) together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). As of their respective dates (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Acquiror SEC Documents complied in all material respects, and each other form, report, schedule, registration statement and definitive proxy statement filed by any member of the Acquiror Group after the date hereof and prior to the Effective Time (the “Additional Acquiror SEC Documents”) will comply in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and, subject to the last sentence of Section 6.9, none of such Acquiror SEC Documents when filed contained, or will contain, an untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited financial statements and unaudited interim financial statements included in the Acquiror SEC Documents, the unaudited combined balance sheets of the members of the Acquiror Group as of December 31, 2016, and the unaudited combined statements of income, equity and cash flows of the members of the Acquiror Group for the twelve (12) months ended on December 31, 2016 attached as Section 6.4(b) of the Acquiror Disclosure Letter (collectively, the “Acquiror 2016 Unaudited Financial Statements”) and the Additional Acquiror SEC Documents fairly present in all material respects, or will fairly present in all material respects, the financial position of Acquiror and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows, changes in stockholders’ equity or other information included therein for the periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the absence of footnotes. Each of the financial statements (including the related notes) of Acquiror included in the Acquiror SEC Documents, the Acquiror 2016 Unaudited Financial Statements and such other financial statements have been or will be prepared in accordance with GAAP, consistently applied, except as otherwise noted therein. Since the Interim Balance Sheet Date, Acquiror has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC.

(c) Since the Interim Balance Sheet Date, the members of the Acquiror Group have not incurred any liabilities or obligations other than (i) as set forth in the consolidated balance sheet (or the notes thereto) of Acquiror and its consolidated Subsidiaries included in Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, (ii) as specifically contemplated by, or as a result of, this Agreement or the other Transaction Agreements or (iii) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(d) The members of the Acquiror Group have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Acquiror has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Acquiror in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Acquiror’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Acquiror required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) No member of the Acquiror Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among any member of the Acquiror Group, on the one hand, and any unconsolidated affiliate of the Acquiror Group, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Acquiror Group or any of their financial statements or other Acquiror SEC Documents.

(f) Since December 31, 2014, (A) no member of the Acquiror Group nor, to the Knowledge of Acquiror, any Representative thereof has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any member of the Acquiror Group or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that any member of the Acquiror Group has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof that have no reasonable basis), and (B) to the Knowledge of Acquiror, no attorney representing the Acquiror Group, whether or not employed by the Acquiror Group, has reported to the Acquiror Board or any committee thereof evidence of a material violation of securities Laws or breach of fiduciary duty relating to periods after December 31, 2014, by the Acquiror Group or any of its Representatives.

Section 6.5 Absence of Certain Changes or Events.

(a) Except as expressly contemplated by this Agreement or the other Transaction Agreements:

(i) since the Interim Balance Sheet Date through the date of this Agreement, the Acquiror Group has operated in all material respects in the ordinary course of business consistent with past practice;

(ii) since the Interim Balance Sheet Date, there has not occurred any Acquiror Material Adverse Effect; and

(iii) since the Interim Balance Sheet Date, no member of the Acquiror Group has taken any action that would require the consent of CBS under Section 7.1 if taken after the date hereof

(b) Merger Sub is a newly formed corporation and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.6 Compliance with Laws.

(a) The members of the Acquiror Group are, and have been since January 1, 2013, in compliance with all, and have received no notice of any violation of any, Laws or Orders, applicable to such Persons or any of their respective properties or assets, except where such non-compliance or violation has not resulted in, and would not reasonably be expected to result in, material liability to the Acquiror Group, taken as a whole, or otherwise interfere in any material respect with the conduct of the business of the Acquiror Group, taken as a whole, as currently conducted.

(b) To the Knowledge of Acquiror, the members of the Acquiror Group (i) are in compliance, in all material respects, with all applicable Anti-Corruption Laws; (ii) during the past five (5) years have not been investigated by any Governmental Authority with respect to any actual or alleged violation of applicable Anti-Corruption Laws; and (iii) during the past five (5) years have had an operational program, including policies, procedures and training, intended to enhance awareness of and compliance by members of the Acquiror Group with applicable Anti-Corruption Laws.

(c) To the Knowledge of Acquiror, no member of the Acquiror Group is a party to any Contract with any Person (i) that is organized or ordinarily resident in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Authority within such country or territory) or (ii) that is the subject of any economic or trade sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including being listed on the specially designated nationals and blocked persons list administered by OFAC).

(d) No member of the Acquiror Group nor, to the Knowledge of Acquiror, any director, officer, agent, employee or Affiliate thereof is aware of any action, or any allegation made by any Governmental Authority of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of any applicable Anti-Corruption Law, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with any member of the Acquiror Group, in order to unlawfully induce such Person to act against the interest of his or her employer or principal. There is no current, pending, or, to the Knowledge of Acquiror, threatened charges, proceedings, investigations, audits, or complaints against any member of the Acquiror Group or, to the Knowledge of Acquiror, any director, officer, agent, employee or Affiliate thereof with respect to any applicable Anti-Corruption Law. Since January 1, 2013, no member of the Acquiror Group nor, to the Knowledge of Acquiror, any director, officer, agent, employee or Affiliate thereof has received any written communication that alleges any of the foregoing.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, no actions have been asserted or, to the Knowledge of Acquiror, threatened against any members of the Acquiror Group, nor is there any reasonable basis for such a claim, alleging that the collection, maintenance, transmission, transfer, use, disclosure, storage, disposal or security of PII violates (i) applicable Information Privacy and Security Laws, (ii) Contracts to which any member of the Acquiror Group is a party that govern PII, (iii) applicable privacy policies or disclosures posted to websites or other media maintained or published by any member of the Acquiror Group, or (iv) any Person’s privacy, personal information or data rights. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, in connection with the operation of the business of the Acquiror Group, the members of the Acquiror Group have taken commercially reasonable measures to protect PII and the Acquiror IT Assets against unauthorized access, use, modification, disclosure or other misuse. Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, at no time has there been any data security breach of any Acquiror IT Assets or unauthorized access, use or disclosure of any PII owned, used, maintained, received, or controlled by or on behalf of any member of the Acquiror Group. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and except for disclosures of information permitted by applicable Law, to the Knowledge of Acquiror, no member of the Acquiror Group has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third parties any PII in connection with the conduct of the business of the Acquiror Group.

(f) Notwithstanding anything contained in this Section 6.6, no representation or warranty shall be deemed to be made in this Section 6.6 in respect of Acquiror Permits or FCC, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 6.7, Section 6.8, Section 6.10, Section 6.10, Section 6.11 and Section 6.12, respectively.

Section 6.7 Permits.

(a) The members of the Acquiror Group are in possession of, and in compliance with, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and operate their properties and assets or to carry on the business of the Acquiror Group as it is now conducted (together, and excluding any permit, license or other grant of authority from the FCC, including the Acquiror FCC Licenses, the

“Acquiror Permits”), except where the failure to possess, or non-compliance with, any Acquiror Permit has not resulted in, and would not reasonably be expected to result in, material liability to any member of the Acquiror Group or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted. No suspension, modification (except for any modification that would not reasonably be expected to result in material liability to any member of the Acquiror Group or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted), revocation or cancellation of any of the Acquiror Permits is pending or, to the Knowledge of Acquiror, threatened.

(b) All Acquiror Permits are in full force and effect, or immediately prior to the Effective Time will be in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 6.7, no representation or warranty shall be deemed to be made in this Section 6.7 in respect of general matters of compliance with Laws, FCC, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 6.6, Section 6.8, Section 6.10, Section 6.10, Section 6.11, and Section 6.12, respectively.

Section 6.8 Acquiror FCC Licenses.

(a) Section 6.8(a) of the Acquiror Disclosure Letter includes a list, as of the date hereof, by licensee, of (i) the Acquiror FCC Licenses for which FCC consent is required prior to an assignment or transfer of control (and specifically excluding receive-only earth station and tower registrations and auxiliary or Part 74 licenses other than licenses for FM boosters or FM translators), including for each such Acquiror FCC License, the call sign, Facility ID or other FCC identifier, service, and community of license, as applicable, and (ii) any outstanding special temporary authorizations relating to the licenses listed in response to clause (i).

(b) Section 6.8(b) of the Acquiror Disclosure Letter includes a list, as of the date hereof, of any application for (i) renewal or extension of any authorization, (ii) involving the construction or modification of facilities, (iii) for the assignment or transfer of any authorization, (iv) for special temporary authorization, or (v) filed outside the ordinary course of business, which in any such case is pending before the FCC and relates to the Acquiror FCC Licenses for any to the AM or FM main station or FM translator or booster.

(c) The Acquiror FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, except where (i) the applicable Radio FCC Licenses are not for an AM or FM main station or FM translator or booster, and (ii) the failure to have such Acquiror FCC Licenses has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The Acquiror FCC Licenses are not subject to any material condition except for those conditions that appear on the face of the Acquiror FCC Licenses and those conditions applicable to such types of authorizations generally. As of the date hereof, to the Knowledge of Acquiror, there is not pending or threatened, any Action or investigation by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Acquiror FCC Licenses for any AM or FM main station or FM translator or booster (other than proceedings to amend FCC rules of general applicability) and there is currently in effect no consent decree between any member of the Acquiror Group and the FCC. The Acquiror FCC Licenses constitute all of the licenses, permits and authorizations required under the Communications Act and the rules, regulations and policies of the FCC for the operation of the Radio Stations owned or operated by the Acquiror Group as such Radio Stations are currently operated in all material respects.

(d) The Radio Stations owned or operated by the members of the Acquiror Group are operating, and have operated, in compliance with the Acquiror FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC, except where such non-compliance would not reasonably be expected to result in material liability to the Acquiror Group, taken as a whole, or otherwise interfere in any material respect with the conduct of the Acquiror Group, taken as a whole, as currently conducted.

(e) No waiver of or exemption from any provision of the Communications Act or the rules, regulations and policies of the FCC is necessary for the FCC Consent to be obtained. To the Knowledge of Acquiror, there is no fact or circumstance under existing Law (including the Communications Act and existing rules, regulations and practices of the FCC) relating to the Radio Stations owned and operated by the Acquiror Group, or to Acquiror, any member of the Acquiror Group, or any of their Affiliates, or any of their respective officers, directors, shareholders, members or partners, that would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify any member of the Acquiror Group, (ii) materially delay obtaining the FCC Consent, (iii) result in a challenge to the FCC Application or (iv) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

Notwithstanding anything contained in this Section 6.8, no representation or warranty shall be deemed to be made in this Section 6.8 in respect of general matters of compliance with laws and licensing, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 6.6, Section 6.10, Section 6.11, Section 6.12 and Section 6.13, respectively.

Section 6.9 Proxy Statement/Prospectus; Acquiror Registration Statement. The information to be provided by any member of the Acquiror Group specifically for inclusion in, or incorporation by reference into, the Schedule TO, the Proxy Statement/Prospectus, the Acquiror Registration Statement or the Radio Registration Statement and any other filing contemplated by Section 7.4 shall, (a) in the case of the Schedule TO or any amendment or supplement thereto, at the time of the mailing of the Schedule TO and any amendment or supplement thereto, (b) in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, (c) at the time of the Acquiror Shareholders Meeting, (d) in the case of the Acquiror Registration Statement and the Radio Registration Statement, at the time such registration statement becomes effective, (e) at the time of the Acquiror Shareholders Meeting (in the case of the Acquiror Registration Statement and the Radio Registration Statement), (f) at the Distribution Date and (g) at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Agreements will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by Acquiror or Merger Sub with respect to information provided by CBS or Radio specifically for inclusion in, or incorporation by reference into, such documents.

Section 6.10 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (a) no Hazardous Material is present the Acquiror Owned Real Property in violation of any Environmental Law, (b) the members of the Acquiror Group have complied in all material respects with all Environmental Laws applicable to the Acquiror Group, (c) no Action has been initiated, or to the Knowledge of the Acquiror, is any such matter threatened nor is an investigation pending, by any Person alleging a violation of an applicable Environmental Law by the Acquiror Group or with respect to the use, generation or disposal of any Hazardous Material by any member of the Acquiror Group or the presence of any Hazardous Material at any Acquiror Owned Real Property, and (d), to the Knowledge of the Acquiror, no facts or circumstances exist which could reasonably be expected to result in liability to any member of the Acquiror Group under any applicable Environmental Law. This Section 6.10 contains the sole and exclusive representations and warranties of Acquiror and Merger Sub with respect to environmental matters, including matters relating to Environmental Laws and Hazardous Materials.

Section 6.11 Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect:

(a) (i) All Tax Returns required to be filed by the Acquiror Group have been timely filed, (ii) all such Tax Returns are true, complete and correct in all respects, (iii) all Taxes shown as due and payable on such

Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by any member of the Acquiror Group, have been paid or appropriate reserves have been recorded in the books and records of Acquiror, (iv) all Taxes of the Acquiror Group for any taxable period (or any portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the books and records of Acquiror, and (v) the members of the Acquiror Group have duly and timely withheld all Taxes required to be withheld in respect of the members of the Acquiror Group and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to any member of the Acquiror Group has been filed or entered into with any Taxing Authority.

(c) (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of any member of the Acquiror Group, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which any member of the Acquiror Group may be liable with respect to income or other Taxes that have not been fully paid or finally settled.

(d) No member of the Acquiror Group (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement other than (A) commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes and (B) the Tax Matters Agreement, (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Acquiror is the common parent corporation), or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local Law.

(e) None of the assets of any member of the Acquiror Group is subject to any Lien for Taxes (other than Liens for Taxes that are Acquiror Permitted Encumbrances).

(f) No member of the Acquiror Group has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax Law in any other jurisdiction by reason of a change in accounting method or otherwise.

(g) No member of the Acquiror Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h) No member of the Acquiror Group has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent (i) each of the Distributions from qualifying as a tax-free transaction under Section 355 of the Code, or (ii) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) No member of the Acquiror Group has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) No member of the Acquiror Group has any Liability for Taxes of any Person (other than the Acquiror or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(k) No member of the Acquiror Group has a permanent establishment or is resident for Tax purposes in a non-U.S. jurisdiction that is outside of its jurisdiction or territory of incorporation or formation.

(l) No member of the Acquiror Group (or any of its respective predecessors) (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S.

corporation under Section 7874(b) of the Code, or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).

(m) Except as set forth on Section 6.11(m) of the Acquiror Disclosure Letter, no entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to any member of the Acquiror Group.

(n) This Section 6.11, Section 6.12(c), (d), (e), (f), (g), (h), (j), (k) and (l); and clause (B) of the penultimate sentence of Section 6.13 contain the sole and exclusive representations and warranties of Acquiror and Merger Sub with respect to Tax matters.

Section 6.12 Benefit Plans.

(a) Section 6.12(a) of the Acquiror Disclosure Letter sets forth as of the date hereof each material Acquiror Benefit Plan. “Acquiror Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, retirement, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs, agreements and arrangements, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to by any member of the Acquiror Group or for which any member of the Acquiror Group has any liability contingent or otherwise; provided, however, that “Acquiror Benefit Plan” shall not include any Multiemployer Plan or any other plan, program or arrangement maintained by an entity other than any member of the Acquiror Group pursuant to a Collective Bargaining Agreement.

(b) Acquiror has heretofore made available to CBS a true and complete copy (or, to the extent no such copy exists, a description) of each Acquiror Benefit Plan and, with respect to each such Acquiror Benefit Plan, the following related documents, if applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS determination letter or opinion letter and any pending request for such a letter, if any, (iv) the most recently audited financial statements or prepared actuarial report, (v) any related trust agreement and (vi) all material filings and correspondence with any Governmental Authority.

(c) Each of the Acquiror Benefit Plans has been established, funded, operated and administered in all material respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder, and, to the Knowledge of Acquiror, there are no pending, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Acquiror Benefit Plans or any trusts related thereto and no event has occurred that would reasonably be expected to give rise to such action. All material contributions or other amounts payable by the members of the Acquiror Group as of the Effective Time pursuant to each Acquiror Benefit Plan in respect of current or prior plan years have been timely paid or accrued to the extent required by GAAP.

(d) Each Acquiror Benefit Plan and any trust related thereto that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, the IRS has issued a favorable determination letter with respect to each such plan and the related trust, and, to the Knowledge of Acquiror, such letter has not been revoked (nor has revocation been threatened), and no event has occurred that would reasonably be expected to give rise to any such action and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(e) No Acquiror Benefit Plan (i) is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, nor has Acquiror or any of its ERISA Affiliates sponsored, maintained or contributed to any such plan in the six (6) years prior to the date hereof, (ii) is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iii) provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers of the Acquiror Group beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(f) Neither Acquiror nor any of its ERISA Affiliates (i) has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full and no condition exists that would reasonably be expected to result in Acquiror incurring any such material liability thereunder (other than liability to make minimum funding contributions and premium payments to the PBGC), (ii) is obligated to contribute currently or has been obligated to contributed during the immediately preceding six (6) years to any Multiemployer Plan, or (iii) has incurred any Withdrawal Liability that has not been satisfied in full.

(g) There has been no prohibited transaction (within the meaning of Section 406) of ERISA or 4975 of the Code (other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Acquiror Benefit Plan which could reasonably be expected to result in a material liability to Acquiror or the Acquiror Group. All contributions required to be made under the terms of any Acquiror Benefit Plan with respect to each Acquiror Employee or former employees of Acquiror Group have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet filed or incorporated by reference in Acquiror’s financial statements.

(h) Each Acquiror Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) would (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Acquiror Group under any Acquiror Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Acquiror Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, or (iv) result in any limitation on the right of any member of the Acquiror Group or any member of the Radio Group to amend, merge, terminate or receive a reversion of assets from any Acquiror Benefit Plan or related trust or require the funding of any trust.

(j) No amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) by any employee, officer, director or other service provider of the Acquiror Group who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). At least ten (10) Business Days prior to the Closing, Acquiror will make available to Radio true and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual of Acquiror in connection with the transactions contemplated hereby.

(k) No Acquiror Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(l) To the Knowledge of Acquiror, the Acquiror Benefit Plans have been operated and administered in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder and the Affordable Care Act.

(m) No Acquiror Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

(n) Section 6.12(n) of the Acquiror Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of: (1) all outstanding Acquiror Options and Acquiror RSU Awards, together with the employee identification number of each holder, (2) the number of shares of Acquiror Class A Common Stock that are subject to each Acquiror Option or Acquiror RSU Award, as applicable, (3) the exercise price of each Acquiror Option and (4) the expiration date of each Acquiror Option or the vesting date of each Acquiror RSU Award.

(o) Section 6.12(o) of the Acquiror Disclosure Letter (which will be provided confidentially) sets forth, as of the date hereof, a complete and accurate list of each Acquiror Employee with an annual base salary in excess of $1,000,000.

(p) This Section 6.12 contains the sole and exclusive representations and warranties of Acquiror and Merger Sub with respect to employee benefits matters.

Section 6.13 Labor Matters. Section 6.13 of the Acquiror Disclosure Letter sets forth a list as of the date hereof of all Collective Bargaining Agreements to which any member of the Acquiror Group is a party as of the date hereof. No member of the Acquiror Group is (i) subject to a material labor dispute, strike or work stoppage and, to the Knowledge of Acquiror, none is threatened and (ii) in the last two (2) years, no member of the Acquiror Group has experienced a material labor dispute, strike or work stoppage. To the Knowledge of Acquiror, (a) (i) there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of any member of the Acquiror Group, and (ii) there is not and, since January 1, 2013 there has not been, any material union organizing effort pending or threatened against any member of the Acquiror Group; (b) there is no material unfair labor practice charge, complaint, labor dispute or labor arbitration proceeding (other than routine individual grievances) pending or, to the Knowledge of Acquiror, threatened against any member of the Acquiror Group; and (c) there is no material slowdown or work stoppage threatened with respect to employees of any member of the Acquiror Group. To the Knowledge of Acquiror, there is no material employment-related complaint, lawsuit or administrative proceeding (other than ones raising solely individual allegations) pending or threatened against any member of the Acquiror Group. The members of the Acquiror Group are in compliance in all material respects with all applicable Laws, respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor, (iv) layoffs, (v) immigration, (vi) affirmative action, (vii) unemployment and workers compensation, and (viii) employee health and safety. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (A) each individual providing services to the Acquiror Group has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Acquiror Benefit Plan and (B) the Acquiror Group has withheld and paid all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to service providers, and is not liable for any arrears of wages or any Taxes or any penalty for failure to withhold or pay such amounts. This Section 6.13 contains the sole and exclusive representations and warranties of Acquiror and Merger Sub with respect to labor matters.

Section 6.14 Intellectual Property Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (i) the members of the Acquiror Group own or have a valid license to use all Intellectual Property Rights necessary to carry on their business substantially as currently conducted (collectively, the “Acquiror IP Rights”), (ii) no member of the Acquiror Group has received any notice of infringement on or conflict with, and to the Knowledge of Acquiror, there are no infringements on or conflicts with, the rights of others with respect to the use of the Acquiror IP Rights by the Acquiror Group and (iii) to the Knowledge of Acquiror, no Person is infringing on or violating any of the Acquiror IP Rights.

(b) Section 6.14(b) of the Acquiror Disclosure Letter sets forth a true, complete and accurate list, as of the date hereof, of (i) all registered or applied for trademarks, domain names, patents and copyrights; (ii) any other material owned trademarks; and (iii) any material licensed Acquiror IP Rights. With respect to each item of Intellectual Property Rights listed on Section 6.14(b) of the Acquiror Disclosure Letter, a

member of the Acquiror Group is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens and license of Intellectual Property Rights (except for Permitted Liens).

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, the computers, software, servers, workstations, networks, data communications lines and all other technology equipment of the Acquiror Group (collectively, the “Acquiror IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) to have not materially malfunctioned or failed in the past three (3) years.

Section 6.15 Material Contracts.

(a) Section 6.15 of the Acquiror Disclosure Letter sets forth a list of all Acquiror Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, the term “Acquiror Material Contracts” means any of the following Contracts to which any member of the Acquiror Group is party or by which any of them or any of their properties may be bound that is in effect as of the date of this Agreement (other than this Agreement, any contract disclosed on Section 6.13, Section 6.14(b) or Section 6.16 of the Acquiror Disclosure Letter and each other Transaction Agreement):

(i) any Contract that contains a provision (A) limiting in any material respect the ability of the members of the Acquiror Group or their Affiliates to engage in any line of business or in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) granting the other party exclusivity or similar rights that materially limit the operations or conduct of the Acquiror’s business;

(ii) any Contract with respect to any material partnerships, coinvestments, joint ventures or similar agreements involving the sharing of profits or losses;

(iii) any Contract providing for any guarantee, indemnity, surety bond, letter of credit, bank guarantee, keepwell agreement or other similar commitment, understandings or obligation, in each case with respect to the obligations of a third party;

(iv) any Contract requiring capital expenditures in excess of $2,500,000 in the aggregate;

(v) any Contract involving derivative instruments, including swaps, caps, floors and option agreements, whether or not such obligations constitute indebtedness;

(vi) any indenture, credit agreement or loan agreement pursuant to which any member of the Acquiror Group has or will incur any Indebtedness (other than with respect to clause (g) of the definition of Indebtedness) in excess of $2,500,000 in the aggregate;

(vii) any Contract for the sale, acquisition or divestiture (including by way of merger, purchase of equity or other business combination) of any operating business with respect to which any member of the Acquiror Group still has remaining material obligations;

(viii) any Contract involving a tolling or waiver of any statute of limitations during which the FCC may assess any fine or forfeiture or take any other action, or an agreement to any extension of time with respect to any FCC investigation or proceeding, with respect to which the statute of limitations time period so tolled or waived or the time period so extended remains open as of the date of this Agreement;

(ix) any Contract that contains any obligation of any member of the Acquiror Group to make non-discretionary expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,500,000 in the aggregate;

(x) any Contract for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments by a member of the Acquiror Group in excess of $2,500,000 in the aggregate during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by a member of the Acquiror Group in excess of $2,500,000 in the aggregate during any future calendar year;

(xi) any Contract for the furnishing of products or services by a member of the Acquiror Group, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments to a member of the Acquiror Group in excess of $2,500,000 in the aggregate during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments to a member of the Acquiror Group in excess of $2,500,000 in the aggregate during any future calendar year;

(xii) any Contract for the furnishing of products or services by a member of the Acquiror Group to any Governmental Authority which involved consideration or payments to a member of the Acquiror Group in excess of $2,500,000;

(xiii) any Contract relating to the development, ownership, licensing or use of any Intellectual Property Rights in excess of $1,000,000 in the aggregate, other than agreements for software commercially available on reasonable terms to the public generally;

(xiv) any “time brokerage agreement” or “joint sales agreement” for more than 15% of the time or advertising inventory on the analog stream of a full-power Radio Station under which any member of the Acquiror Group is deemed to be the “broker” or “brokering party” as such terms are defined in the FCC’s ownership rules; and

(xv) any Contract that grants to any member of the Acquiror Group the right to broadcast any professional or collegiate sports programming whereby Acquiror or any member of the Acquiror Group is the “flagship “or primary broadcast radio station.

(b) No member of the Acquiror Group is in material breach of or material default under the terms of any Acquiror Material Contract. To the Knowledge of Acquiror, as of the date hereof, no other party to any Acquiror Material Contract is in material breach of or in material default under the terms of any Acquiror Material Contract. Each Acquiror Material Contract is a valid and binding obligation of any member of the Acquiror Group that is a party thereto, and, to the Knowledge of Acquiror, the counterparty thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) such Acquiror Material Contract has previously expired in accordance with its terms or (iii) would not be material to the Acquiror Group.

Section 6.16 Acquiror Real Property.

(a) Section 6.16(a) of the Acquiror Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all Acquiror Owned Real Property. A member of the Acquiror Group has good and marketable fee simple title to the Acquiror Owned Real Property, free and clear of all Liens other than Acquiror Permitted Encumbrances. With respect to such Acquiror Owned Real Property: (i) none of the members of the Acquiror Group has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Acquiror Owned Real Property or any portion thereof, in each case, which involved consideration or payments by or to a member of the Acquiror Group in excess of $2,500,000 during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by or to a member of the Acquiror Group in excess of $2,500,000 any future calendar year; and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Acquiror Owned Real Property or any material portion thereof or interest therein.

(b) Section 6.16(b) of the Acquiror Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all material Acquiror Leased Real Properties, which for the avoidance of doubt shall include all main and back-up transmitter sites and studio facilities. A member of the Acquiror Group has good and valid leasehold estate in and to the material Acquiror Leased Real Property, free and clear of all Liens other than Acquiror Permitted Encumbrances. Acquiror has made available to CBS and Radio a true, correct and complete copy of each such material Acquiror Lease as of the date hereof. With respect to each such material Acquiror Lease: (i) no member of the Acquiror Group has subleased, licensed or otherwise granted any Person the right to use or occupy such Acquiror Leased Real Property or any portion thereof, in each case, which involved consideration or payments by or to a member of the Acquiror Group in excess of $2,500,000 during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by or to a member of the Acquiror Group in excess of $2,500,000 during any future calendar year and (ii) no member of the Acquiror Group has collaterally assigned or granted any other security interest in such Acquiror Lease or any interest therein. No member of the Acquiror Group is in material breach of or material default under the terms of any material Acquiror Lease. To the Knowledge of Acquiror, as of the date hereof, no other party to any material Acquiror Lease is in material breach of or in material default under the terms of any material Acquiror Lease. Each Acquiror Material Contract is a valid and binding obligation of any member of the Acquiror Group that is a party thereto, and, to the Knowledge of Acquiror, the counterparty thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) such material Acquiror Lease has previously expired in accordance with its terms or (iii) would not be material to the Acquiror Group.

(c) No condemnation or eminent domain proceeding is pending or, to the Knowledge of Acquiror, threatened, which could reasonably be expected to preclude or impair the use of any Acquiror Owned Real Property by the members of the Acquiror Group.

Section 6.17 Opinions of Acquiror Financial Advisor. Acquiror has received the written opinion (or oral opinion to be confirmed in writing) of each of Morgan Stanley & Co. LLC and Centerview Partners LLC to the effect that, as of the date hereof, from a financial point of view, the Exchange Ratio is fair to Acquiror.

Section 6.18 Brokers or Finders. Other than Morgan Stanley & Co. LLC and Centerview Partners LLC, whose fees and expenses will be paid solely by Acquiror, and all obligations to which will be solely obligations of Acquiror, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by any member of the Acquiror Group or their respective directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or each other Transaction Agreement.

Section 6.19 Board Approval. The Acquiror Board, at a meeting duly called and held, (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Acquiror Class A Common Stock pursuant to the Merger, are advisable, fair to and in the best interests of Acquiror and the shareholders of Acquiror, (ii) has approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) has resolved to recommend that the shareholders of Acquiror entitled to vote thereon vote in favor of the approval of the issuance of shares of Acquiror Class A Common Stock pursuant to the Merger at the Acquiror Shareholders Meeting (the “Acquiror Recommendation”).

Section 6.20 Related Party Transactions. No present or former director or executive officer, or, to the Knowledge of Acquiror, any shareholder, partner, member, employee or Affiliate of any member of the Acquiror Group, nor, to the Knowledge of Acquiror, any of such Person’s Affiliates or immediate family members, is a party to any Contract with or binding upon any member of the Acquiror Group or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed in the Acquiror SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 6.21 Vote Required. The only votes of the shareholders of Acquiror required under any of the PBCL, the rules of the NYSE or the Acquiror Charter for the transactions contemplated by this Agreement, are (i) the affirmative approval by a majority of the aggregate voting power represented by the Acquiror Common Stock, voting as a single class, to approve the issuance of the Acquiror Class A Common Stock pursuant to the Merger and (ii) the affirmative approval by a majority of the aggregate voting power represented by the Acquiror Common Stock, voting as a single class, to approve an amendment to the Acquiror Charter in order to provide that the Acquiror Board shall be classified, effective as of the Effective Time (collectively, the “Acquiror Shareholder Approvals”).

Section 6.22 Radio Common Stock. Acquiror does not own (directly or indirectly, beneficially or of record) nor is it a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Radio (other than as contemplated by this Agreement) or CBS. Assuming the accuracy of the representations set forth in Section 5.20, the limitations on business combinations contained in Section 203 of the DGCL are inapplicable to the Merger and the other transactions contemplated hereby.

Section 6.23 Acquiror Rights Agreement. As of the date of this Agreement, there is no shareholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect, to which any member of the Acquiror Group is a party or otherwise bound, except that the Acquiror is subject to Section 2538, Subchapter 25G, and Subchapter 25H of the PBCL. The transactions contemplated by this Agreement are and, as of the Closing, will be exempt from (i) any such shareholder rights plan, “poison pill,” anti-takeover plan or other similar device adopted prior to the Closing to which any member of the Acquiror Group is a party or otherwise bound and (ii) Section 2538 of the PBCL. The transactions contemplated by this Agreement are subject to Sub-chapter 25G and Subchapter H of the PBCL.

Section 6.24 Investment Company Act of 1940. No member of the Acquiror Group is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 6.25 Insurance. The members of the Acquiror Group have obtained and maintained in full force and effect in all material respects insurance in such amounts, on such terms and covering such risks as is reasonable and customary for its business. The members of the Acquiror Group have paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. As of the date hereof, no member of the Acquiror Group has received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy, and all premiums due thereunder have been timely paid. As of the date hereof, there is no material claim by any members of the Acquiror Group pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 6.26 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, or would not prevent or materially delay the consummation by Acquiror or Merger Sub of the transactions contemplated by this Agreement and the other Transaction Agreements (a) there is no civil, criminal or administrative action pending or, to the Knowledge of Acquiror, is any such matter threatened nor is an investigation pending, against any members of the Acquiror Group; and (b) no member of the Acquiror Group is subject to any outstanding Order. Notwithstanding anything contained in this Section 6.26, no representation or warranty shall be deemed to be made in this Section 6.26 in respect of general matters of compliance with laws and licensing, FCC, permits, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 6.6, Section 6.7, Section 6.8, Section 6.10, Section 6.11, Section 6.12 and Section 6.13, respectively.

Section 6.27 No Other Representations or Warranties. Except for the representations and warranties of Acquiror and Merger Sub expressly set forth in this Agreement and the other Transaction Agreements, no member of the Acquiror Group, nor any other Person acting on behalf of any such member, makes any representation or warranty, express or implied. In particular, without limiting the foregoing disclaimer, no member of the Acquiror Group, nor any other Person acting on behalf of any such member, makes or has made any representation or warranty to any member of the CBS Group, Radio Group or any of their respective Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Acquiror Group or its businesses or (ii) any oral or, except for the representations and warranties made by Acquiror or Merger Sub in this Article VI and the other Transaction Agreements, written information presented to any member of the CBS Group, the Radio Group or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the members of the Acquiror Group or their respective businesses, the negotiation of this Agreement and the other Transaction Agreements or in the course of the transactions contemplated hereby.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1 Conduct of Business by Acquiror and Merger Sub Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1, except (i) as required by Law, (ii) as may be consented to in writing by CBS (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted by this Agreement or the other Transaction Agreements or (iv) as set forth in Section 7.1 of the Acquiror Disclosure Letter, Acquiror covenants and agrees that each of the members of the Acquiror Group shall conduct its operations in accordance with its ordinary course of business, consistent with past practice, and shall use their respective reasonable best efforts to (A) conduct its operations in compliance with all Laws applicable to it or to the conduct of its business, and (B) preserve intact in all material respects the business organization of their businesses, including by keeping available the services of the Acquiror Employees, and preserving the goodwill and current relationships of the members of the Acquiror Group’s business with customers, suppliers and other Persons with which the members of Acquiror Group has business relations; provided that no action by any member of the Acquiror Group with respect to matters specifically addressed by any other provisions of this Section 7.1 shall be deemed a breach of this sentence, unless such action would constitute a breach of such other provision. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1 (and notwithstanding the immediately preceding sentence), except (i) as may be required by Law, (ii) as may be consented to in writing by CBS (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted by this Agreement or the other Transaction Agreements, or (iv) as set forth in Section 7.1 of the Acquiror Disclosure Letter, Acquiror shall not, and shall cause all of the Acquiror Subsidiaries not to:

(a) (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock (whether in cash, securities or property), except for the declaration and payment of (A) regular quarterly cash dividends not in excess of (1) $0.125 per share of Acquiror Common Stock and (2) pursuant to the terms of the Acquiror Preferred Stock, (B) cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock of the applicable corporation are owned directly or indirectly by Acquiror; provided, that, Acquiror shall be permitted, in its sole discretion, to declare and pay prior to the later of (i) September 1, 2017 and (ii) the date which is eleventh (11th) day following the Acquiror’s receipt of the Exchange Offer Launch Notice if such notice is received on or prior to August 20, 2107, a special cash dividend in an amount not to exceed $0.20 per share of Acquiror Common Stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) except with respect to Acquiror Preferred Stock and any deemed repurchase of Acquiror RSU Awards, redeem, repurchase or otherwise acquire, or permit any Acquiror Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except as required by the terms of the securities of any member of the Acquiror Group outstanding on the date hereof or any securities of Acquiror issued after the date hereof not in violation of this Agreement or as required by the terms of an Acquiror Benefit Plan or any awards thereunder outstanding on the date hereof or granted thereunder after the date hereof in accordance with this Agreement;

(b) issue, deliver or sell, or authorize any shares of its capital stock of any class, any Acquiror Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Acquiror Voting Debt or convertible securities, including additional options or other equity-based awards that could be converted into any option to acquire Acquiror Common Stock, other than issuances by a wholly owned Acquiror Subsidiary of its capital stock to such Subsidiary’s parent or another wholly owned Acquiror Subsidiary and the issuance of Acquiror Options and Acquiror RSU Awards covering up to 148,127 shares of Acquiror Class A Common Stock to employees in the ordinary course of business;

(c) amend the Acquiror Charter, the Acquiror Bylaws or the certificate of incorporation or bylaws (or other similar organizational documents) of any member of the Acquiror Group;

(d) enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Acquiror Subsidiary;

(e) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than (i) acquisitions for cash consideration of terrestrial ratio stations (x) in the ordinary course of business and (y) in an amount not to exceed $50,000,000, in the aggregate (provided that (A) no such acquisitions would reasonably be expected to materially delay or impede the consummation of the transactions contemplated hereby or by the other Transaction Agreements, (B) no such acquisitions shall be permitted in a market in which a member of the Radio Group owns or operates (or pursuant to such acquisition would own or operate) a Radio Station or a member of the CBS Group owns or operates a television station and (C) no such acquisition shall be consummated prior to the Closing if such acquisition would require any consent, approval or other action of the FCC) and (ii) acquisitions for cash consideration of any interest in any Person or any division thereof or any assets other than terrestrial radio stations in an amount not to exceed $50,000,000, in the aggregate (provided that no such acquisitions would reasonably be expected to materially delay or impede the consummation of the transactions contemplated hereby or by the other Transaction Agreements);

(f) except in the ordinary course of business, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of or abandon, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Acquiror Subsidiaries), except, in each case, sales, leases, licenses, encumbrances, abandonment or other dispositions or Liens involving inventory and obsolete equipment, in the ordinary course of business consistent with past practice, or other dispositions of tangible assets not in an amount exceeding $10,000,000 in the aggregate;

(g) incur any Indebtedness or guarantee or otherwise become contingently liable for any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any member of the Acquiror Group or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than (i) Liabilities or material Leases entered into with unaffiliated third parties on arms-length terms incurred in the ordinary course of business consistent with past practice, (ii) Liabilities incurred under the Acquiror Existing Credit Facility for working capital purposes or to fund actions that are otherwise permitted pursuant to this Section 7.1, and (iii) other Liabilities not exceeding $5,000,000 in the aggregate; provided, that, notwithstanding anything herein to the contrary, as of immediately prior to the Closing, the aggregate principal amount of Acquiror Indebtedness will not exceed $500,000,000;

(h) except in the ordinary course of business, consistent with past practice, (i) grant any increases in the compensation of any current or former employee, director or other service provider of any member of the Acquiror Group; (ii) pay or agree to pay to any current or former director, employee or other service provider of any member of the Acquiror Group any bonus, incentive, pension, retirement allowance or other employee benefit not required or contemplated by any of the Acquiror Benefit Plans; (iii) enter into any new, or amend any employment, severance or termination contract with any director or employee of any member of the Acquiror Group; (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any equity-based or other incentive-based compensation; or (v) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any Acquiror Benefit Plan other than administrative amendments and amendments that do not have the effect of enhancing any benefits thereunder or increasing the cost of maintaining such plan;

(i) establish, adopt, enter into, terminate or amend any Collective Bargaining Agreement, except, in each case, for renewals on market terms in the ordinary course of business consistent with past practice or, unless required by Law, recognize any union or other employee organization as the bargaining representative of any Acquiror Employees;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any member of the Acquiror Group;

(k) except as required by Law, make any material change in its methods of accounting in effect at the Interim Balance Sheet Date or change its fiscal year;

(l) other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to the Acquiror or any of its Subsidiaries;

(m) except in the ordinary course of business, consistent with past practice, settle or compromise any actions, suits, arbitrations or proceedings (including any employee grievances) or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for (i) the payment, discharge or satisfaction (which includes the payment of final and unappealable judgments) of any such claims, liabilities or obligations in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of Acquiror included in Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or (ii) settlement or compromise of litigation if it does not involve a grant of injunctive relief against any member of the Acquiror Group and any amount paid by any member of the Acquiror Group to the other parties (including as reimbursement of legal fees and expenses) in respect of all such settlements and compromises of litigation does not exceed $500,000 individually or $5,000,000 in the aggregate;

(n) enter into or amend any agreement or arrangement with any Affiliate of any member of the Acquiror Group, other than with wholly owned Acquiror Subsidiaries, on terms less favorable to Acquiror or such Acquiror Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s length basis;

(o) except in the ordinary course of business, or as required by Law, terminate or fail to use commercially reasonable efforts to renew any Acquiror Material Contract or material Acquiror Lease or modify, amend, waive, release or assign any material rights or claims thereunder or enter into any Acquiror Material Contract or material Acquiror Lease not in the ordinary course of business consistent with past practice; or

(p) agree or commit to do any of the foregoing actions.

Nothing contained in this Agreement shall give CBS or Radio, directly or indirectly, the right to control or direct the operations of the Acquiror Group at any time. Prior to the Effective Time, Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Acquiror Group pursuant to the terms of their respective governing documents and applicable Law.

Section 7.2 Conduct of Business by Radio and CBS Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1, except (i) as required by Law, (ii) as may be consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted by this Agreement or the other Transaction Agreements (including the Radio Financing, the Radio Reorganization and the Final Distribution), or (iv) as set forth in Section 7.2 of the CBS Disclosure Letter, CBS and Radio jointly and severally covenant and agree that each of the members of the Radio Group shall conduct its operations in accordance with its ordinary course of business, consistent with past practice, and shall use their respective reasonable best efforts to (A) conduct the operations of the Radio Group and the Radio Business in compliance with all Laws applicable to it or to the conduct of its business and (B) preserve intact in all material respects the business organization of the Radio Business, including by keeping available the services of the Radio Employees, and preserving the goodwill and current relationships of the members of the Radio Business with customers, suppliers and other Persons with which the Radio Business has business relations; provided that no action by any member of the CBS Group or Radio Group with respect to matters specifically addressed by any other provisions of this Section 7.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date (and notwithstanding the immediately preceding sentence), except (i) as may be required by Law, (ii) as may be consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted by this Agreement or the other Transaction Agreements (including the Radio Financing, the Radio Reorganization and the Final Distribution), or (iv) as set forth in Section 7.2 of the CBS Disclosure Letter, Radio shall not, and shall cause all of the Radio Subsidiaries not to (and for purposes of clause (j) of this Section 7.2, CBS shall not, and shall cause all of its Subsidiaries not to):

(a) other than the Stock Split, (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock of the applicable corporation are owned directly or indirectly by Radio, (ii) split or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (iii) redeem, repurchase or otherwise acquire, or permit any Radio Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except as required by the terms of the securities of any member of the Radio Group outstanding on the date hereof or any securities of Radio issued after the date hereof not in violation of this Agreement or as required by the terms of an Radio Benefit Plan or any awards thereunder outstanding on the date hereof or granted thereunder after the date hereof in accordance with this Agreement;

(b) issue, deliver or sell, or authorize any shares of its capital stock of any class, any Radio Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Radio Voting Debt or convertible securities, including additional options or other equity-based awards that could be converted into any option to acquire Radio Common Stock, other than issuances by a wholly owned Radio Subsidiary of its capital stock to such Subsidiary’s parent or another wholly owned Radio Subsidiary and the issuance of CBS Options and CBS RSU Awards in the ordinary course of business up to the aggregate amount set forth on Section 7.2(b) of the CBS Disclosure Letter;

(c) amend the certificate of incorporation or bylaws of Radio, other than an amendment to the certificate of incorporation or bylaws of Radio solely for the purpose of effecting the Stock Split;

(d) enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Radio Subsidiary;

(e) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any assets;

(f) except in the ordinary course of business, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of or abandon, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any assets of the Radio Business (including capital stock of Radio Subsidiaries), except, in each case, sales, leases, licenses, encumbrances, abandonment or other dispositions or Liens involving inventory and obsolete equipment, in the ordinary course of business consistent with past practice;

(g) other than the Radio Financing, incur any Indebtedness or guarantee or otherwise become contingently liable for any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any member of the Radio Group or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than Liabilities incurred or material Leases entered into with unaffiliated third parties on arms-length terms in the ordinary course of business consistent with past practice, or other Liabilities not exceeding $5,000,000 in the aggregate;

(h) except (i) in the ordinary course of business, consistent with past practice, (ii) in connection with any action that applies uniformly to Radio Employees and other similarly situated employees of the CBS Group and for which the CBS Group shall be solely obligated to pay or (iii) for any commitment for which the CBS Group shall be solely obligated to pay, (A) grant any increases in the compensation of any current or former employee, director or other service provider of any member of the Radio Group; (B) pay or agree to pay to any current or former director, employee or other service provider of any member of the Radio Group any bonus, incentive, pension, retirement allowance or other employee benefit not required or contemplated by any of the Radio Benefit Plans; (C) enter into any new, or amend any employment, severance or termination contract with any director or employee of any member of the Radio Group; (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any equity-based or other incentive-based compensation; or (E) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any Radio Benefit Plan other than administrative amendments and amendments that do not have the effect of enhancing any benefits thereunder or increasing the cost of maintaining such plan;

(i) establish, adopt, enter into, terminate or amend any Collective Bargaining Agreement, except, in each case, for renewals on market terms in the ordinary course of business consistent with past practice or on terms consistent with the treatment of employees of any member of the CBS Group represented by the same union as the Radio Employees covered by the Collective Bargaining Agreement;

(j) other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Acquiror or any of its Subsidiaries;

(k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any member of the Radio Group;

(l) except as required by Law, make any material change in its methods of accounting in effect at the Interim Balance Sheet Date or change its fiscal year;

(m) except in the ordinary course of business, or as required by Law, terminate or fail to use commercially reasonable efforts to renew any Radio Material Contract or material Radio Lease or modify, amend waive, release or assign any material rights or claims thereunder or enter into any Radio Material

Contract or material Radio Lease not in the ordinary course of business consistent with past practice (in each case, other than an amendment to the Radio Existing Credit Agreement in furtherance of the Transactions);

(n) amend or modify the Radio Reorganization or fail to implement the Radio Reorganization consistent with its Step Plan (as defined in the Separation Agreement) as agreed prior to the date hereof, or otherwise take any action inconsistent with the Step Plan;

(o) enter into or amend any agreement or arrangement with any Affiliate of any member of the Radio Group, other than with wholly owned Radio Subsidiaries, on terms less favorable to Radio or such Radio Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s length basis; or

(p) agree or commit to do any of the foregoing actions.

Notwithstanding anything in this Agreement, from and after the date of this Agreement until the Effective Time, on one or more occasions, the members of the CBS Group shall have the right to, and to cause their Affiliates to, remove from any members of the Radio Group all cash and cash equivalents or funds from cash pools. Notwithstanding anything in this Agreement, at any time prior to Closing, the members of the CBS Group shall have the right to, and to cause their Affiliates to, (i) eliminate negative cash pool balances from any members of the Radio Group and (ii) facilitate the settling or elimination of intercompany accounts as contemplated by Section 7.7 and Section 7.8, in each case in the manner as determined by CBS in its sole discretion (including by means of declaring, setting aside or paying any dividend or distribution, purchasing or redeeming equity interests, creating or repaying intercompany debt, increasing or decreasing cash pool balances, or otherwise). Notwithstanding the foregoing, from and after the date hereof until the Effective Time, at no time shall there be less than $50,000,000 in available capacity under clause (a) of the definition of “Available Amount” in the Radio Existing Credit Agreement for use for Restricted Payments (as defined the Radio Existing Credit Agreement).

Nothing contained in this Agreement shall give Acquiror or Merger Sub, directly or indirectly, the right to control or direct the operations of the CBS Group at any time. Prior to the Effective Time, CBS and Radio shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Radio Group pursuant to the terms of their respective governing documents and applicable Law.

Nothing contained in this Agreement shall give CBS, directly or indirectly, the right to control the Radio Group after the Effective Time.

Section 7.3 Tax Matters.

(a) Certain Tax Efforts. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and the Parties hereby adopt it as such. Prior to the Effective Time, and from time to time, each of CBS, Radio and Acquiror agrees to use its reasonable best efforts to (i) cause each of the Distributions to qualify as a tax-free transaction under Section 355 of the Code; and (ii) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Distribution Tax Opinion. Each of CBS, Radio and Acquiror agrees to use its reasonable best efforts to obtain the Distribution Tax Opinion. The Distribution Tax Opinion shall be based upon normal and customary representations and covenants set forth or referred to in the opinion, including those representations contained in certificates of CBS, Radio, Acquiror and others, reasonably satisfactory in form and substance to CBS Tax Counsel (such representations, the “Distribution Tax Representations”). Each of CBS, Radio and Acquiror shall deliver to CBS Tax Counsel for purposes of the Distribution Tax Opinion customary Distribution Tax Representations, reasonably satisfactory in form and substance to CBS Tax Counsel and Acquiror Tax Counsel, consistent with the allowances and the restrictions contained in the Tax Matters Agreement.

(c) Merger Tax Opinions. CBS and Radio, on the one hand, and Acquiror, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, a written opinion of CBS Tax Counsel, in the case of CBS and Radio, and Latham & Watkins LLP, in the case of Acquiror (“Acquiror Tax Counsel”), reasonably satisfactory in form and substance to CBS and Acquiror, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Acquiror, CBS and Radio shall deliver to Acquiror Tax Counsel and CBS Tax Counsel for purposes of the Merger Tax Opinions normal and customary representations and covenants, including those representations contained in certificates of Acquiror, CBS, Radio and others, reasonably satisfactory in form and substance to Acquiror Tax Counsel and CBS Tax Counsel, consistent with the allowances and the restrictions contained in the Tax Matters Agreement.

(d) Registration Statement Tax Opinions. CBS and Radio, on the one hand, and Acquiror, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, any Tax opinions required to be filed with the SEC in connection with the filing of the Acquiror Registration Statement and shall each use its respective reasonable best efforts to cause such opinions to be timely filed.

(e) Qualified Radio Common Stock. CBS (i) as of the date of this Agreement, does not know and has no reason to believe that any Radio Common Stock to be exchanged for Acquiror Class A Common Stock may not be Qualified Radio Common Stock; (ii) will use its reasonable best efforts to prevent any Radio Common Stock to be exchanged for Acquiror Class A Common Stock from not being Qualified Radio Common Stock; and (iii) will promptly notify Acquiror if, before the Effective Time, it knows or has reason to believe that any Radio Common Stock to be exchanged for Acquiror Class A Common Stock may not be Qualified Radio Common Stock.

(f) Tax Sharing Agreements. As of the date of this Agreement, the rights and obligations of the members of the Radio Group and the members of the CBS Group pursuant to the Tax Matters Agreement, entered into as of October 17, 2016, by and between CBS and Radio (the “Radio TMA”), shall terminate, and neither any member of the CBS Group, on the one hand, nor any member of the Radio Group, on the other hand, shall have any rights or obligations to each other after the date hereof in respect of the Radio TMA.

Section 7.4 Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date hereof, if required under the Securities Act and/or Exchange Act (or otherwise required by the SEC) in connection with the Transactions, Acquiror, CBS and Radio shall cooperate to prepare, and Acquiror shall file with the SEC, the Acquiror Registration Statement, including the Proxy Statement/Prospectus with respect to the transactions contemplated by this Agreement, and Acquiror shall use its reasonable best efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Acquiror Registration Statement declared effective by the SEC under the Securities Act, as promptly as reasonably practicable after such filings or at such other time as CBS, Radio and Acquiror may agree. The Acquiror Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(b) As promptly as reasonably practicable following the date hereof, if required under the Securities Act and/or Exchange Act (or otherwise required by the SEC), Acquiror, CBS and Radio shall cooperate to prepare, and Radio shall file with the SEC, the Radio Registration Statement and Radio shall use its reasonable best efforts to have the Radio Registration Statement declared effective by the SEC under the Securities Act, as promptly as practicable after such filings or at such other time as CBS, Radio and Acquiror may agree. The Radio Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

(c) As promptly as practicable after the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the date on which the Acquiror Registration Statement shall have been declared effective, Acquiror shall mail, or cause to be mailed, the Proxy Statement/Prospectus to its shareholders.

(d) After the date (i) on which the Radio Registration Statement has been declared effective, and (ii) the earliest of the date on which the conditions set forth in Section 8.1 (other than Section 8.1(a)) (A) have been fulfilled, (B) are reasonably likely to be fulfilled at the Effective Time or (C) are or have been waived (to the extent permitted by applicable Law) by the applicable Party (provided that no such determination by CBS shall be deemed a waiver of any such condition or a determination that any such condition has in fact been fulfilled or will be fulfilled), CBS shall “commence” (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer on a date determined by CBS in good faith, provided that if CBS determines in its good faith discretion to “commence” (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer on or prior to August 20, 2017 CBS shall provide Acquiror with eleven (11) calendar days prior written notice prior to commencing the Exchange Offer (an “Exchange Offer Launch Notice”); CBS and Radio shall cooperate to prepare and CBS will file with the SEC, on a date determined by CBS in its sole discretion, a Schedule TO in connection with the commencement of the Exchange Offer (the “Schedule TO”) and “commence” (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer.

(e) Acquiror shall, as promptly as practicable after receipt thereof, provide to CBS and Radio copies of any written comments and advise CBS and Radio of any oral comments with respect to the Proxy Statement/Prospectus and the Acquiror Registration Statement received from the SEC. CBS and Radio shall, as promptly as practicable after receipt thereof, provide to Acquiror copies of any written comments and advise Acquiror of any oral comments with respect to the Radio Registration Statement and Schedule TO received from the SEC.

(f) Acquiror shall provide CBS with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or Acquiror Registration Statement (which comments shall be reasonably considered by Acquiror) prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. Acquiror shall advise CBS and Radio promptly after it receives notice thereof, of the time when the Acquiror Registration Statement have become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Acquiror Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(g) CBS and Radio shall provide Acquiror with a reasonable opportunity to review and comment on any amendment or supplement to the Radio Registration Statement or the Schedule TO (which comments shall be reasonably considered by CBS) prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. CBS and Radio shall advise Acquiror promptly after it receives notice thereof, of the time when the Radio Registration Statement have become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Radio Common Stock issuable in connection with the Final Distribution for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Radio Registration Statement or the Schedule TO or comments thereon and responses thereto or requests by the SEC for additional information.

(h) If, at any time prior to the Effective Time, any event or circumstance should occur that results in the Proxy Statement/Prospectus, the Acquiror Registration Statement, the Radio Registration Statement or the Schedule TO containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus, the Acquiror Registration Statement, the Radio Registration Statement or the

Schedule TO, promptly upon obtaining Knowledge thereof, CBS, Radio and Acquiror shall promptly notify each other of the occurrence of such event and, as appropriate, then promptly prepare, file and clear with the SEC and mail, or cause to be mailed, to Acquiror’s or CBS’s shareholders (as applicable) each such amendment or supplement.

(i) CBS and Radio agree to promptly provide Acquiror with the information concerning CBS and Radio and their respective Affiliates required to be included in the Proxy Statement/Prospectus and the Acquiror Registration Statement. In furtherance of the foregoing, CBS and Radio shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause their respective Representatives to, furnish promptly to Acquiror such additional financial and operating data and other information, as to their and their respective Subsidiaries’ businesses as Acquiror may reasonably request in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus and the Acquiror Registration Statement.

(j) Acquiror agrees to promptly provide CBS and Radio with the information concerning Acquiror and its Affiliates required to be included in the Radio Registration Statement and the Schedule TO. In furtherance of the foregoing, Acquiror shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause its Representatives to, furnish promptly to CBS and Radio such additional financial and operating data and other information, as to it and Acquiror Subsidiaries’ businesses as CBS and Radio may reasonably request in connection with the preparation, filing and distribution of the Radio Registration Statement and the Schedule TO.

(k) In connection with the filing of the Proxy Statement/Prospectus, Acquiror Registration Statement, the Radio Registration Statement or the Schedule TO, each of CBS, Radio and Acquiror shall use its reasonable best efforts to (i) cooperate with the other parties to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for such filings, including the requirements of Regulation S-X; and (ii) provide and make reasonably available upon reasonable notice the senior management employees of the other party to discuss the materials prepared and delivered pursuant to this Section 7.4(k).

(l) To the extent required to be included in the Proxy Statement/Prospectus or Acquiror Registration Statement, each of CBS and Radio shall use its reasonable best efforts to, as promptly as practicable after the end of any fiscal quarter, prepare and furnish to Acquiror copies of combined financial statements of the Radio Group as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date (including the combined financial statements for the corresponding period in the preceding year), in each case together with the notes thereto, and prepared from Radio’s and CBS’s books and records and in accordance with GAAP, with no exception or qualification thereto, applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC including the requirements of Regulation S-X. In the case of any such combined financial statements of the Radio Group for any fiscal year, each of CBS and Radio shall use its reasonable best efforts to ensure that such financial statements shall be audited and accompanied by a report of the independent auditors for the Radio Group. In the case of any such combined financial statements of the Radio Group for any quarterly period, each of CBS and Radio shall use its reasonable best efforts to ensure that such financial statements shall be reviewed by the independent auditors for the Radio Group. CBS will use its reasonable best efforts to procure, at its expense, the delivery of the consents of its independent auditors as may be required to be filed with the Proxy Statement/Prospectus or Acquiror Registration Statements, as applicable.

Section 7.5 Shareholders Meeting.

(a) As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the Acquiror Registration Statement shall have been declared effective, Acquiror shall call a meeting of its shareholders (the “Acquiror Shareholders Meeting”) to be held as promptly as practicable for the purpose of voting upon the Acquiror Shareholder Approvals. Acquiror shall deliver, or cause to be delivered, to Acquiror’s stockholders the Proxy Statement/Prospectus in definitive form in connection with the Acquiror Shareholders Meeting at the time and in the manner provided by the applicable provisions of the PBCL, the Exchange Act and the Acquiror Charter and Acquiror Bylaws and shall conduct the Acquiror Shareholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, the Acquiror Charter and Acquiror Bylaws.

(b) Subject to the provisions of this Agreement, the Proxy Statement/Prospectus shall include the Acquiror Recommendation and Acquiror shall use its reasonable best efforts to obtain the Acquiror Shareholder Approvals; provided that if the Acquiror Board effects a Change in Recommendation, Acquiror may cease to use such efforts; provided, further, that even if the Acquiror Board effects a Change in Recommendation, unless this Agreement shall have been terminated in accordance with Section 9.1, Acquiror shall nevertheless call the Acquiror Shareholders Meeting for the purposes of voting on the Acquiror Shareholder Approvals and submit the Acquiror Shareholder Approvals to the vote of the shareholders of Acquiror.

(c) Subject to Article IX, Acquiror shall duly take all lawful action to call, give notice of, convene and hold the Acquiror Shareholders Meeting for the purpose of obtaining the Acquiror Shareholder Approvals. Unless a Change in Recommendation has occurred, the Acquiror Board of Directors shall use its reasonable best efforts to obtain the Acquiror Shareholder Approvals. Acquiror covenants that, unless a Change in Recommendation has occurred in accordance with Section 7.11, Acquiror will, through the Acquiror Board, recommend to its shareholders approval of the Acquiror Shareholder Approvals, and further covenants that the Proxy Statement/Prospectus will include such recommendation. Notwithstanding the foregoing provisions of this Section 7.5(c), if, on a date for which the Acquiror Shareholders Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of votes of Acquiror Common Stock to obtain the Acquiror Shareholder Approvals, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Acquiror Shareholders Meeting; provided that the Acquiror Shareholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Acquiror Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(d) Acquiror agrees that, unless this Agreement shall have been terminated in accordance with Section 9.1, its obligations to hold the Acquiror Shareholders Meeting pursuant to this Section 7.5(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Acquiror of any Acquiror Acquisition Proposal or by any Change in Recommendation.

Section 7.6 Listing. Acquiror shall make application to the NYSE for the listing of the shares of Acquiror Class A Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use all reasonable best efforts to cause such shares to be approved for listing on the NYSE, and CBS and Radio shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.7 Intercompany Accounts. Except as contemplated by this Agreement and the other Transaction Agreements, on or prior to the Closing Date, CBS shall cause all intercompany accounts between any member of the CBS Group, on the one hand, and any member of the Radio Group, on the other hand, to be settled, at the option of CBS, or otherwise eliminated, in an equitable manner between the parties as reasonably determined in good faith by CBS, including as contemplated by Section 7.2. Intercompany accounts between and among the members of the Radio Group shall not be affected by this Section 7.7.

Section 7.8 Termination of Intercompany Agreements. Effective as of the Closing, all Contracts (other than as provided in Section 3.4(d) of the Separation Agreement), including all obligations to provide advertising, content, goods, services or other benefits, between any member of the CBS Group, on the one hand, and any members of the Radio Group, on the other hand, shall be terminated in accordance with the provisions of Section 3.4(d) the Separation Agreement.

Section 7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, but in any event before the Termination Date, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and Tax ruling requests and to obtain as promptly as practicable all Acquiror Approvals and CBS Approvals and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Radio Reorganization, the Final Distribution, the Merger or any of the other transactions contemplated by this Agreement (collectively, and as set forth on Section 7.9 of the CBS Disclosure Letter, the “Approvals”), (ii) taking all reasonable steps as may be necessary to obtain all Approvals (including Acquiror providing a guarantee of Radio’s obligations as reasonably necessary to obtain such Approvals and using reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or delay the consummation of the Closing) (iii) taking reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.9 in a manner so as to preserve the applicable privilege. Notwithstanding anything to the contrary set forth in this Section 7.9, materials provided to the other Party or its outside counsel may be redacted to (x) remove references concerning valuation or other confidential information as determined by such providing Party in good faith, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable privilege concerns and (iv) taking all reasonable steps as may be necessary to effect the Contribution at the Effective Time.

(b) In furtherance and not in limitation of the foregoing, each Party hereto agrees to make: (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within thirty (30) Business Days after the date hereof and (ii) all other necessary filings with other Governmental Authorities, including the FCC, relating to the Radio Reorganization, the Final Distribution, the Merger and the other transactions contemplated by this Agreement, and, in each case and in the case of any investigation or inquiry by a Governmental Authority, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Approvals under such other applicable Laws or from such authorities before the Termination Date. Without limiting the foregoing, and subject to Section 7.9(e) below, each of Acquiror and Merger Sub, on the one hand, and CBS and Radio, on the other hand, shall, in connection with the efforts referenced in this Section 7.9 to obtain all Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Parties of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), the FCC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (and in each case, if any such communication is in writing, share a copy with the other Party) and (iii) permit the other Party to review in advance any written communication to be given by a Party to, and consult with each other (x) in advance of any meeting or material telephone call with, and (y) in the preparation of any written submission to, the DOJ, the FTC, the FCC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, the FCC or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences. No Party shall take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of the Approvals from Governmental Authorities.

(c) The Parties shall file, or cause to be filed, and not withdraw, as promptly as practicable, but in any event no later than thirty (30) Business Days after the date of this Agreement, the FCC Application and all other necessary filings to obtain the FCC Consent (including FCC Form 315 or other appropriate forms) that are required in connection with this Agreement or the transactions contemplated by this Agreement and any assignment or transfer of control of the Radio FCC Licenses or Acquiror FCC Licenses, as applicable. In furtherance of the foregoing, the Parties shall use their reasonable best efforts to obtain the FCC Consent as promptly as practicable. To that end, each Party agrees to enter into and comply with, and cause the members of the Radio Group and the Acquiror Group, as applicable, to enter into and comply with, a tolling, assignment and assumption or similar agreement with the FCC to provide for the extension of the statute of limitations for the FCC to determine or impose a forfeiture penalty against a Radio Station, the assumption of liabilities in connection with an assignment of license, or such other matters as the FCC may require, in connection with (i) any pending complaints that the Radio Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against the Radio Station (a “Tolling Agreement”) if so requested by the FCC. The Parties shall consult in good faith with each other prior to entry into any such Tolling Agreement. In addition, until such time as the FCC Consent shall have become a Final Order, the Parties, as applicable, each shall oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such Party.

(d) Without limiting the generality of Acquiror’s and Merger Sub’s undertaking pursuant to this Section 7.9, each of Acquiror and Merger Sub agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority or any other Person so as to enable the Parties hereto to obtain the Approvals and consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, but in any event before the Termination Date. In furtherance of the foregoing, Acquiror and Merger Sub agree to propose, negotiate, commit to and effect, by consent decree, Order, agreements with Governmental Authorities or otherwise, Commitments, Conduct Restrictions and/or the sale, hold separate, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be transferred to the Acquiror Group pursuant to this Agreement as are required in order to (i) resolve expeditiously any objections any Governmental Authority may assert with respect to the transactions contemplated by this Agreement and to obtain any Approval from any Governmental Authority and/or (ii) avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided that any such Commitments, Conduct Restrictions, sales, hold separates, divestitures or dispositions by the Radio Group shall be conditioned upon and become effective only from and after the Closing. In addition, each of Acquiror and Merger Sub shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or delay the consummation of the Closing.

(e) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree and acknowledge that neither this Section 7.9 nor the “reasonable best efforts” standard contained herein shall require, or be construed to require, any Party to propose, negotiate, commit to, effect or become subject to, by consent decree, hold separate order or otherwise, (i) any Commitments or Conduct Restrictions on the Acquiror Group or the Radio Group, or any requirements for the Acquiror Group or Radio Group to sell, divest, hold separate or otherwise dispose of any of their assets, properties or businesses (including the assets, properties or businesses to be acquired pursuant to this Agreement or the Separation Agreement) (“Divestitures”), in each case with respect to this clause (i) that would, individually or in the aggregate, be expected to account for a loss of more than $40,000,000 EBITDA for the twelve (12) months ended

December 31, 2016 or (ii) any Commitments or Conduct Restrictions on the CBS Group (other than reasonable and customary transitional arrangements to facilitate Divestitures), or any requirements for the CBS Group to sell, divest, hold separate or otherwise dispose of any of its assets, properties or businesses (any such requirements, together with the Commitments, Conduct Restrictions and requirements contemplated by the preceding clause (i), a “Burdensome Restriction”).

(f) The Parties shall reasonably cooperate and consult with each other in good faith to jointly coordinate communications with any Governmental Authority and jointly develop strategy for responding to any investigation or other inquiry by any Governmental Authority and formulating proposals to any Governmental Authority related to the Approvals or any other matter described in this Section 7.9. To the extent that, after reasonably cooperating and consulting with each other, the Parties are unable to reach agreement as to the strategy for responding to any investigation or other inquiry by any Governmental Authority or for formulating proposals to any Governmental Authority related to the Approvals or any other matter described in this Section 7.9 (collectively, the “Agreement Disputes”), any member of the CBS Group or the Radio Group, on the one hand, or the Acquiror Group, on the other hand, involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting between the Chief Executive Officer of Acquiror and the Chief Operating Officer of CBS (collectively, the “Party Designees”). A copy of any such Escalation Notice shall be given to the chief legal officer or general counsels of CBS and of Acquiror (which copy shall state that it is an Escalation Notice pursuant to this Section 7.9). Any agenda, location or procedures for such discussions or negotiations between CBS and Acquiror may be established by CBS, on the one hand, and Acquiror, on the other hand, from time to time; provided, however, that the Party Designees shall use their reasonable efforts to meet within five (5) days of the delivery of Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury). If, on or before September 30, 2017, the Party Designees are not able to resolve the Agreement Dispute within ten (10) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Chief Executive Officer of the Acquiror shall make a good faith, reasonable determination as to the final determination with respect to such Agreement Dispute, taking into account (x) the impact of the proposed resolution of such Agreement Dispute on the value of the Acquiror Group (including the Radio Group, following the Closing) and (y) the impact of the proposed resolution of such Agreement Dispute on the ability of the Parties to consummate the Merger and the other transactions contemplated by this Agreement in as prompt a manner as practicable, with each such factor weighted equally. Following September 30, 2017, Agreement Disputes shall be resolved only with the joint agreement of the Parties. Subject to this Section 7.9 and the terms and conditions of the Confidentiality Agreement, Acquiror, Merger Sub, CBS and Radio shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. To the extent practicable under the circumstances, none of the Parties shall agree to participate in any substantive meeting or conference with any Governmental Authority, or any member of the staff of any Governmental Authority, in respect of any filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry related to the Transactions, unless it consults with the other party in advance and, where permitted, allows the other party to participate. No Party hereto shall be required to comply with any of the foregoing provisions of this Section 7.9(f) to the extent that such compliance would be prohibited by applicable Law.

(g) To the extent that any Divestitures are required by any Governmental Authority in connection with the Transactions, subject to the terms and conditions of this Section 7.9, Acquiror and Merger Sub shall take the lead in negotiating definitive transaction agreements with respect to such Divestitures; provided, that Acquiror and Merger Sub shall (i) cooperate with CBS and Radio in a commercially reasonable manner in developing and implementing a strategy and process for negotiating and consummating such Divestitures, including considering in good faith any comments from CBS and Radio, and (ii) consult with CBS and Radio on a regular basis and in good faith in carrying out the foregoing strategy and process; provided, further, that any such Divestitures by the Radio Group shall be conditioned upon and become effective only from and after the Closing.

(h) The Parties shall use their reasonable best efforts to obtain the grant of each application for renewal (each, a “Renewal Application”) of any Radio FCC License or Acquiror FCC License that is pending on the date hereof. To that end, each Party agrees to enter into and comply with, and cause the members of the Radio Group and Acquiror Group to enter into and comply with, a Tolling Agreement if so requested by the FCC in order to obtain the grant of a Renewal Application. The Parties shall consult in good faith with each other prior to entry into any such Tolling Agreement. Without limiting the foregoing, to avoid disruption or delay in the processing of the FCC Application, the Parties agree, as part of the FCC Application, to request that the FCC apply its policy permitting the assignment or transfer of control of broadcast licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more renewal applications, as set forth in Shareholders of CBS Corporation, 16 FCC Rcd 16072 (2001). The Parties and their Affiliates shall make such representations and agree to such undertakings as are necessary or appropriate to invoke such policy, including undertakings for the transferee of the Radio FCC Licenses and Acquiror FCC Licenses to assume the position of the applicant before the FCC with respect to a pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application.

(i) If the Effective Time shall not have occurred for any reason within the original effective periods of the FCC Consent, and no Party shall have terminated this Agreement pursuant to the terms hereof, the Parties shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder. Upon receipt of the FCC Consent, the Parties shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder. No extension of the FCC Consent shall limit the right of any Party to terminate this Agreement pursuant to the terms hereof.

Section 7.10 Access to Information.

(a) Upon reasonable notice, CBS and Radio shall (and shall cause the Radio Subsidiaries to) afford to the Representatives of Acquiror and Merger Sub, access, during normal business hours during the period prior to the Effective Time, to all books, contracts, records and Representatives of the members of the CBS Group and Radio Group, in each case to the extent related to the Radio Business, and, during such period, Radio shall (and shall cause the Radio Subsidiaries to) make available to the Representatives of Acquiror and Merger Sub, upon Acquiror’s and Merger Sub’s reasonable request, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, or the rules and regulations of self-regulatory organizations (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning the Radio Business as Acquiror may reasonably request. No member of the CBS Group or Radio Group shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, rule, regulation, order, judgment or decree or binding agreement entered into prior to the date of this Agreement, or would unreasonably interfere with the normal operation of the businesses of the CBS Group or the Radio Group. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. For the avoidance of doubt, CBS or Radio, as it deems advisable and necessary, may designate any information described in this Section 7.10 (or elsewhere in this Agreement) as competitively sensitive materials and as “outside counsel only” or “outside accounting firm only” and such materials and the information contained therein shall be given only to the recipient’s outside counsel or accounting firm, as the case may be, and will not be disclosed by such outside counsel or accounting firm to employees, officers, or directors of the recipient without the advance written consent of any member of the CBS Group or Radio Group providing such materials.

(b) Upon reasonable notice, Acquiror shall (and shall cause the Acquiror Subsidiaries to) afford to the Representatives of CBS and Radio, access, during normal business hours during the period prior to the Effective Time, to all books, contracts, records and Representatives of the members of the Acquiror Group, and, during such period, Acquiror shall (and shall cause the Acquiror Subsidiaries to) make available to the Representatives of CBS and Radio, upon CBS’s and Radio’s reasonable request, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, or the rules and regulations of self-regulatory organizations (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as CBS may reasonably request. No member of the Acquiror Group shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, rule, regulation, order, judgment or decree or binding agreement entered into prior to the date of this Agreement, or would unreasonably interfere with the normal operation of the businesses of the Acquiror Group. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. For the avoidance of doubt, Acquiror or Merger Sub, as it deems advisable and necessary, may designate any information described in this Section 7.10 (or elsewhere in this Agreement) as competitively sensitive materials and as “outside counsel only” or “outside accounting firm only” and such materials and the information contained therein shall be given only to the recipient’s outside counsel or accounting firm, as the case may be, and will not be disclosed by such outside counsel or accounting firm to employees, officers, or directors of the recipient without the advance written consent of any member of the Acquiror Group providing such materials.

(c) The Parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

(d) No such investigation as described in this Section 7.10 by either CBS, Radio, Acquiror or Merger Sub shall affect the representations and warranties of any Party hereto.

Section 7.11 No Solicitation.

(a) Acquiror Superior Proposal. From and after the date of this Agreement, Acquiror will, and will cause each Acquiror Subsidiary and each of the directors, officers, employees and Representatives of the Acquiror Group to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Acquiror Acquisition Proposal and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which any member of the Acquiror Group is a party relating to any such Acquiror Acquisition Proposal; provided, that Acquiror shall be permitted to grant a waiver of any standstill agreement, in response to a bona fide unsolicited request (and to permit such request) for such waiver from the counterparty thereto, to permit an Acquiror Acquisition Proposal to be made. Acquiror will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquiror Acquisition Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of any member of the Acquiror Group. Acquiror shall not, and shall cause the Acquiror Subsidiaries and each of the directors, officers and employees of the Acquiror Group not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information) or knowingly induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Acquiror’s shareholders) that constitutes or would reasonably be expected to lead to an Acquiror Acquisition Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would reasonably be expected to lead to, any Acquiror Acquisition Proposal, except as provided herein.

(b) Acquiror Superior Proposal. Notwithstanding anything to the contrary contained in this Section 7.11 or elsewhere in this Agreement, in the event that the Acquiror receives after the date of this Agreement and prior to obtaining the Acquiror Shareholder Approvals, a bona fide written Acquiror

Acquisition Proposal that did not result from a material breach of this Section 7.11 and which the Acquiror Board determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, an Acquiror Superior Proposal, Acquiror may then take the following actions:

(i) furnish any nonpublic information with respect to the members of the Acquiror Group to the Person or group (and their respective Representatives) making such Acquiror Acquisition Proposal; provided that prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing terms that are at least as restrictive in all material matters as the terms contained in the Confidentiality Agreement (except that any such confidentiality agreement need not prohibit the making of an Acquiror Acquisition Proposal) (an “Acceptable Confidentiality Agreement”); and

(ii) following any discussions regarding, and the execution of, an Acceptable Confidentiality Agreement, engage in further discussions or negotiations with such Person or group (and their Representatives) with respect to such Acquiror Acquisition Proposal.

(c) Acquiror will promptly (and in any event within twenty-four (24) hours after receipt) notify CBS of the receipt by Acquiror of any Acquiror Acquisition Proposal and copies of any written materials evidencing such Acquiror Acquisition Proposal (which notice and copies shall identify the Person(s) making such Acquiror Acquisition Proposal). Acquiror will keep CBS reasonably informed of the status and material terms and conditions of any such Acquiror Acquisition Proposal. Without limitation of the foregoing, Acquiror will promptly provide to CBS (and in any event within twenty-four (24) hours) any material modifications to the terms of any Acquiror Acquisition Proposal (including promptly furnishing copies of any written materials evidencing such material modifications) and will promptly notify CBS of any determination by the Acquiror Board that an Acquiror Acquisition Proposal constitutes an Acquiror Superior Proposal. In addition, Acquiror shall, to the extent not already provided to CBS, provide CBS as promptly as practicable (and in any event within twenty-four (24) hours) with all information provided pursuant to Section 7.11(b)(i) and all other information as is reasonably necessary to keep CBS reasonably currently informed of all written or material oral communications regarding, and the status of, any such Acquisition Proposal and any related discussions or negotiations. Acquiror shall not, and shall cause any Acquiror Subsidiary not to, enter into any Contract with any Person subsequent to the date of this Agreement, and no member of the Acquiror Group is party to any Contract, in each case, that prohibits Acquiror from complying with its obligations under this Section 7.11.

(d) Change of Recommendation; Termination. Except as expressly permitted by this Section 7.11, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article IX, neither the Acquiror Board nor any committee thereof shall (i) (A) withdraw or qualify (or amend or modify in a manner adverse to CBS or Radio in any material respect) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to CBS or Radio in any material respect), the Acquiror Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquiror Acquisition Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Acquiror or any of its Affiliates to execute or enter into any Acquiror Acquisition Agreement (A) constituting, or relating to, any Change in Recommendation or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 7.11(d) or in any other provision of this Agreement, at any time prior to obtaining the Acquiror Shareholder Approvals, (x) solely in response to (1) an Acquiror Superior Proposal or (2) an Acquiror Intervening Event, the Acquiror Board may make a Change in Recommendation, (y) the Acquiror Board may terminate this Agreement pursuant to Section 9.1(e), if it substantially concurrently (in the case of clause (1) above) enters into an Acquiror Acquisition Agreement or (z) the Acquiror Board may terminate this Agreement pursuant to Section 9.1(j), if it makes a Change in Recommendation solely in response to an Acquiror Intervening

Event (in the case of clause (2) above), and if, in the case of either clause (x), (y) or (z), as applicable, all of the following conditions are met:

(i) in the case of (A) an Acquiror Superior Proposal, such Acquiror Superior Proposal has been made and has not been withdrawn and, the Acquiror Board has determined in good faith that such Acquiror Superior Proposal continues to be an Acquiror Superior Proposal or (B) an Intervening Event, such Intervening Event is continuing and the Acquiror Board has determined in good faith, after consultation with its outside legal counsel, that, the failure to make a Change in Recommendation or terminate this Agreement, would constitute a breach of its fiduciary duties under applicable Law;

(ii) the Acquiror Shareholder Approval has not been obtained;

(iii) Acquiror has (A) provided to CBS and Radio five (5) Business Days’ prior written notice (the “Acquiror Notice Period”), which shall state expressly (x) that it has received an Acquiror Superior Proposal or that an Intervening Event has occurred, (y) the material terms and conditions of the Acquiror Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Acquiror Superior Proposal) or the material facts and circumstances of such Intervening Event, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Acquiror Superior Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Acquiror Superior Proposal or any material change to the facts and circumstances of such Intervening Event shall require a new notice, provided that the Acquiror Notice Period in connection with any such new notice shall be three (3) Business Days) and (z) that the Acquiror Board intends to make a Change in Recommendation, terminate this Agreement pursuant to Section 9.1(e) or terminate this Agreement and enter into an Acquisition Agreement, and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Change in Recommendation or terminating this Agreement, as applicable, to the extent requested by CBS or Radio, engaged in good faith negotiations with CBS and Radio during the Acquiror Notice Period to amend this Agreement, and, after such negotiations and giving effect to any proposals made by CBS and Radio, the Acquiror Board again makes the determination described in Section 7.11(d)(i); and

(iv) Acquiror shall have complied with this Section 7.11 in all material respects with respect to such Acquiror Superior Proposal or Intervening Event.

(e) Tender Offer Rules. Nothing contained in this Agreement shall prohibit Acquiror or the Acquiror Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop look and listen” communication to its shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event shall Acquiror or the Acquiror Board take, or agree or resolve to take, any action prohibited by this Section 7.11. For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 7.11(e) includes a Change in Recommendation, it shall be deemed to be a Change in Recommendation for all purposes under this Agreement.

Section 7.12 Financing.

(a) CBS and Radio shall use their respective reasonable best efforts to (i) cause Radio to consummate and obtain the Radio Financing on the terms and conditions described in the Radio Commitment Letter and the Related Letter, including using reasonable best efforts to (A) maintain in effect the Radio Existing Credit Agreement and the Radio Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Radio Financing contemplated by the Radio Commitment Letter (such definitive documentation entered into at or prior to the Closing, if any, the “Definitive Debt Agreements”), (B) negotiate and execute the Definitive Debt Agreements on terms and conditions contemplated by the Radio Commitment Letter and the Related Letter (including any “flex” provisions thereof) and, upon execution thereof, deliver a copy thereof to Acquiror and (C) satisfy on a timely basis all conditions applicable to the members of the Radio Group in the Radio Commitment Letter and Definitive Debt

Agreements that are within its control and comply with its obligations thereunder and (ii) obtain, as of the Closing, any amendment, waiver or approval required under the Radio Existing Credit Agreement to permit the Transactions.

(b) Upon the satisfaction or waiver (to the extent permitted by applicable Law) of all the conditions precedent set forth in the Separation Agreement, the Radio Commitment Letter and the Definitive Debt Agreements, CBS and Radio shall use their respective reasonable best efforts to cause the financial institutions providing the Radio Financing to fund such Radio Financing.

(c) CBS shall not permit Radio to, and Radio shall not, amend, replace, supplement or otherwise modify, or waive any of its rights under, the Radio Commitment Letter, the Related Letter, or the Definitive Debt Agreements, the Radio Existing Credit Agreement, the Radio Existing Indenture and/or substitute other debt financing for all or any portion of the Radio Financing from the same and/or alternative financing sources without the consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, modification or waiver (i) reduces the aggregate amount of the Radio Financing to an amount that, together with Radio’s and its Subsidiaries’ cash on hand or available committed credit facilities, would be less than an amount that would be required to consummate the transactions contemplated by this Agreement, including repayment in full of the Acquiror Indebtedness, (ii) adversely changes the conditions to obtaining the Radio Financing or consummating the transactions contemplated by this Agreement or adds new or additional conditions precedent to obtaining the Radio Financing or consummating the transactions contemplated by this Agreement, (iii) would reasonably be expected to (A) delay or prevent the Closing, (B) make the funding of the Radio Financing (or satisfaction of the conditions to obtaining the Radio Financing) materially less likely to occur or (C) adversely impact the ability of Radio to enforce its rights against the other parties to the Radio Commitment Letter or the Definitive Debt Agreements or (iv) modify the economic terms set forth in the Radio Commitment Letter, the Related Letter, the Radio Existing Credit Agreement or the Radio Existing Indenture in a manner adverse to Radio; provided, however, that CBS and Radio may amend or replace the Radio Commitment Letter or the Related Letter to (i) add lenders, arrangers, bookrunners, syndication agents, managers or similar entities who had not executed the Radio Commitment Letter as of the date of this Agreement or (ii) implement or exercise any “flex” provisions provided in the Related Letter as in effect on the date of this Agreement and may, with the consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), amend the Radio Existing Credit Agreement to facilitate the Transactions and the operations of its business following the Closing Date and pay customary fees in connection therewith.

(d) If any portion of the Radio Financing becomes unavailable on the terms and conditions contemplated in the Radio Commitment Letter and Related Letter (including any “flex” provisions) or the Definitive Debt Agreements, as applicable, CBS and Radio shall use their reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative debt financing from alternative financing sources on terms not materially less favorable to Radio and Acquiror in the aggregate than those contained in the Radio Commitment Letter, in an amount sufficient to consummate the transactions contemplated by this Agreement and that is otherwise reasonably acceptable to the Acquiror (“Alternative Debt Financing”).

(e) CBS and/or Radio shall give Acquiror prompt notice of (i) (A) any material breach or default, or (B) any written notice received by them of any threatened breach, default, termination or repudiation, in each case by any party to the Radio Commitment Letter, Definitive Debt Agreements or the Radio Existing Credit Agreement, of which either becomes aware, or (ii) any termination or waiver, amendment or other modification of the Radio Commitment Letter, any Definitive Debt Agreement or the Radio Existing Credit Agreement. Upon Acquiror’s request from time to time, CBS and/or Radio shall keep Acquiror reasonably informed in reasonable detail of the status of its effort to arrange the Radio Financing and shall provide to Acquiror copies of all definitive documents related to the Radio Financing and any amendment to, or waiver, modification or replacement of, the Radio Commitment Letter.

(f) Prior to the Closing, Acquiror shall and shall cause Acquiror Subsidiaries to use reasonable best efforts to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to

CBS and Radio all cooperation reasonably requested by Radio in connection with the arrangement, syndication, documentation, marketing and consummation of the Radio Financing and/or any amendment, waiver or approval required under the Radio Existing Credit Agreement to permit the Transactions, including (i) furnishing Radio and its financing sources (x) the unaudited condensed consolidated balance sheets of the Acquiror Group and the related condensed consolidated statements of operations, shareholders’ equity and cash flows for each subsequent interim quarterly period ended at least forty-five (45) days prior to the Closing Date (excluding the fourth quarter of any fiscal year) and the audited consolidated balance sheets of the Acquiror Group and the related consolidated statements of operations, shareholders’ equity and cash flows for the last three full fiscal years ended at least ninety (90) days prior to the Closing Date and (y) such other historic financial information related to Acquiror and Acquiror Subsidiaries as is reasonably required by CBS and Radio to produce the pro forma financial statements identified in paragraph 4(C) of the Radio Commitment Letter as of the date hereof and such other customary financial data or other pertinent information regarding any member of the Acquiror Group and the collateral securing the Radio Financing as may reasonably be requested by CBS, Radio or such financing sources (including any updates thereto reasonably requested by CBS and Radio prior to the Closing), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders of, the Radio Financing and senior management and Representatives, with appropriate seniority and expertise, of Acquiror), presentations, and sessions with rating agencies in connection with the Radio Financing, (iii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Radio Financing, (iv) providing customary representation and authorization letters to the financing sources of the Radio Financing authorizing the distribution of information to prospective lenders (subject to customary confidentiality undertakings), (v) causing the taking of corporate actions by the members of the Acquiror Group reasonably necessary to permit the completion of the Radio Financing as of the Effective Time, (vi) facilitating the execution and delivery by the members of the Acquiror Group at the Closing of definitive documents, including guarantee and collateral documents and other customary documents, related to the Radio Financing, (vii) assisting CBS and Radio in obtaining consents and legal opinions as reasonably requested by CBS or Radio as necessary and customary for financings similar to the Radio Financing, (viii) subject to customary SunGard provisions with respect to limited conditionality and certain funds, cooperating with CBS and Radio and its lenders to facilitate the pledging of collateral under and guarantee of the Radio Existing Credit Agreement, Radio Existing Indenture, Radio Financing, and/or Definitive Debt Agreements, as applicable, by the members of the Acquiror Group, provided that no such pledge, guarantee or other arrangement shall be operative until the Closing; (ix) providing to the applicable financing sources all documentation and other information reasonably requested by such sources that such sources reasonably determine is required by regulatory authorities with respect to Acquiror under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (x) delivering all notices and taking all other reasonable actions to cause the repayment in full of all obligations then outstanding under, and the termination of, the Acquiror Existing Credit Facility with the proceeds of the loans funded pursuant to the Definitive Debt Agreements on the Closing Date and delivering to Radio, at least 3 Business Days prior to the Closing Date, an executed payoff letter, and, substantially simultaneously with the Closing Date, executed lien release documentation, each in form reasonably acceptable to Radio, relating to the payoff, discharge and termination on the Closing Date of the Acquiror Existing Credit Facility; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Acquiror Group.

(g) Notwithstanding the foregoing, (i) no member of the Acquiror Group shall be required to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Radio Financing prior to the Effective Time for which it has not received prior reimbursement, unless such action is contingent upon the Closing and (ii) no obligation of any member of the Acquiror Group or any of their Representatives undertaken or under any certificate, document or instrument executed pursuant to the foregoing (other than representation and authorization letters) shall be effective until the Closing. Acquiror hereby consents to the reasonable use by

Radio of Acquiror’s and Acquiror Subsidiaries’ logos in connection with the Radio Financing; provided that such logos are used in a manner that is not intended to harm or disparage any member of the Acquiror Group or the reputation or goodwill of any member of the Acquiror Group.

(h) For purposes of this Section 7.12, “Radio Financing” shall include any Alternative Debt Financing used to satisfy Radio’s obligations under this Agreement and references to “Radio Commitment Letter”, shall include any commitments in respect of Alternative Debt Financing.

Section 7.13 Public Announcements. CBS, Radio, Acquiror and Merger Sub shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and neither of them shall issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use all reasonable best efforts to consult in good faith with the other Party before issuing any such press release or making any such public announcement; provided that Acquiror and Merger Sub will not be required to obtain the prior agreement of or consult with CBS or Radio in connection with any such press release or public announcement in connection with an Acquiror Acquisition Proposal or the Acquiror Board effecting a Change in Recommendation.

Section 7.14 Section 16 Matters. Prior to the Effective Time, CBS, Acquiror and Radio shall take all such steps as may be required to cause any dispositions of Radio Common Stock (including derivative securities with respect to Radio Common Stock) or acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror or Radio to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 7.15 Radio Common Stock Issuance. Pursuant to the terms and conditions of the Separation Agreement, following the consummation of the Second Distribution, and prior to the Final Distribution, Radio shall (i) take all necessary actions to ensure that the Radio Series 1 Common Stock and Radio Series 2 Common Stock are combined into a single class of common stock, par value $0.01 per share (the “Radio New Common Stock”), (ii) authorize the issuance of at least 101,407,494 shares of Radio Common Stock and (iii) effect a stock split of the outstanding shares of Radio New Common Stock, as a result of which, as of immediately prior to the effective time of the Final Distribution, 101,407,494 shares of Radio New Common Stock will be issued and outstanding, all of which will be owned directly by CBS (collectively, the “Stock Split”).

Section 7.16 Control of Other Party’s Business. Nothing contained in this Agreement shall give CBS or Radio, directly or indirectly, the right to control or direct Acquiror’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of the members of the Radio Group, or the business of the members of the Radio Group prior to the Effective Time. Prior to the Effective Time, each of CBS, Radio and Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.17 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, Acquiror, Merger Sub, Acquiror Board and the board of directors of Merger Sub shall use all reasonable efforts to grant such approvals and take such actions as are available to them by the terms of the statute so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.18 Reserved.

Section 7.19 Agreement with Respect to Other Transaction Agreements. Acquiror acknowledges and agrees that, notwithstanding anything in this or any other Transaction Agreement to the contrary, the provisions of the Separation Agreement and any other Transaction Agreements affecting the Acquiror Group (and the Radio Group after the Closing) shall be binding upon the Acquiror Group (and the Radio Group after the Closing), and the members of the Acquiror Group shall be subject to the obligations and restrictions imposed by those provisions, as if such members of the Acquiror Group were a party thereto.

Section 7.20 Employment and Benefit Matters.

(a) Compensation and Benefits Matters.

(i) Radio Employees. Acquiror shall provide, or shall cause to be provided, to each Radio Employee, while employed by Acquiror or its Subsidiaries after the Effective Time, (A) for the period commencing on the Effective Time and ending on the first anniversary thereof (the “Continuation Period”), base compensation that is no less favorable to such Radio Employee than the base compensation provided to such Radio Employee immediately prior to the Effective Time; and (B) until December 31, 2017, (I) a short-term incentive opportunity that is no less favorable than such Radio Employee’s short-term incentive opportunity in effect immediately prior to the Effective Time; and (II) employee benefits (excluding defined benefit pension plans and retiree medical plans) that are no less favorable in the aggregate than those provided to such Radio Employee immediately prior to the Effective Time and with respect to severance benefits, as further described in Section 7.20(a)(iii).

(ii) Acquiror Employees. During the Continuation Period, Acquiror shall provide, or shall cause to be provided, to each employee of the members of the Acquiror Group who continues to be so employed as of immediately prior to the Effective Time (the “Acquiror Employees”), while employed by Acquiror or its Subsidiaries after the Effective Time, base compensation that is no less favorable to such Acquiror Employee than the base compensation provided to such Acquiror Employee immediately prior to the Effective Time.

(iii) Severance. Acquiror shall provide, or shall cause to be provided, to each Radio Employee whose employment is terminated by Acquiror or its Subsidiaries during the Continuation Period under circumstances that would have entitled such Radio Employee to severance benefits under the severance plan or policy of Radio as in effect immediately prior to the Effective Time (the “Radio Severance Plan”), severance benefits that are no less favorable than the severance benefits that would have been payable under the Radio Severance Plan, determined without regard to any discretion of the applicable employer to reduce the severance benefits thereunder and based on full service credit for years of service with CBS and its Affiliates (and predecessors) and without taking into account any reduction after the Closing in compensation paid to such Radio Employee, subject to the delivery and effectiveness of a release of claims from the Radio Employee in favor of the Acquiror Group, Radio Group and the CBS Group.

(iv) Notwithstanding any other provision of this Agreement to the contrary, (A) Acquiror shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all Radio Benefit Plans and Acquiror Benefit Plans, in each case in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended as permitted pursuant to the terms of such Radio Benefit Plans or Acquiror Benefit Plans, respectively, or this Agreement or the Separation Agreement and (B) with respect to any Radio Employee or Acquiror Employee (a “Continuing Employee”) who is covered by a Collective Bargaining Agreement or who is in a collective bargaining unit, Acquiror shall, or shall cause one of its Subsidiaries to, provide compensation and employee benefits in accordance with the applicable Collective Bargaining Agreement as in effect from time to time.

(b) Service Credit. For purposes of vesting, eligibility to participate and level of benefits under any plans providing benefits to any Continuing Employee after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Acquiror Group and its Affiliates and predecessors, or the CBS Group or Radio Group and their respective Affiliates and predecessors, before the Effective Time, to the extent such service was recognized by the Acquiror Group or Radio Group, as applicable, for similar purposes prior to the Effective Time (or, in the case of Radio Employees, as set forth in the Separation Agreement); provided, that the foregoing shall not apply with respect to (A) benefit accruals under any defined benefit pension plan or (B) to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (x) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under an Acquiror Benefit Plan or Radio Benefit Plan, as applicable, in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (y) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical and/or vision benefits, Acquiror shall use its commercially reasonable efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) No Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Acquiror or any of its Affiliates, or shall interfere with or restrict in any way the rights of Acquiror or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall (i) be deemed or construed to be an amendment or other modification of any Radio Benefit Plan or Acquiror Benefit Plan, or (ii) create any third-party rights in any current or former service provider or employee of Acquiror, Radio or any of their respective Affiliates (or any beneficiaries or dependents thereof).

Section 7.21 Insurance.

(a) Acquiror and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by any member of the Radio Group now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer or director of any member of the Radio Group (each, a “Director Indemnified Party”) as provided in organizational documents of any member of the Radio Group, in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof, shall be assumed by Acquiror, without further action, at the Closing and shall survive the Radio Reorganization, the Final Distribution and the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six (6) years after the Closing, to the fullest extent permitted under applicable Law, Radio shall, and Acquiror shall cause Radio to, indemnify, defend and hold harmless each Director Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing (including in connection with the transactions contemplated by this Agreement and the other Transaction Agreements), and shall reimburse each Director Indemnified Party for any legal or other expenses reasonably incurred by such Director Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred.

(c) Prior to the Closing, Radio may obtain, at its election, prepaid “tail” directors and officers liability insurance policies, which policies provide Director Indemnified Parties with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Closing, including in connection with the adoption and approval of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby. The cost of obtaining such prepaid “tail” directors and officers liability insurance policies shall be borne by CBS.

(d) The obligations of Acquiror and Radio under this Section 7.21 shall survive the Effective Time and shall not be terminated or modified in such a manner as to adversely affect any Director Indemnified Party to whom this Section 7.21 applies without the consent of such affected Director Indemnified Party (it being expressly agreed that the Director Indemnified Parties to whom this Section 7.21 applies shall be third party beneficiaries of this Section 7.21, each of whom may enforce the provisions of this Section 7.21).

(e) In the event Acquiror, Radio or any of their respective Affiliates, Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Acquiror or Radio, as the case may be, shall assume all of the obligations set forth in this Section 7.21. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Director Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Radio Group or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.21 is not prior to, or in substitution for, any such claims under any such policies.

Section 7.22 Governance Matters.

(a) The Acquiror Board shall take all action necessary such that, immediately following the Effective Time, the Acquiror Board shall consist of the Persons identified on Exhibit F to this Agreement as the members of the post-Closing Acquiror Board. Such directors shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Acquiror Charter and the Acquiror Bylaws.

(b) The Acquiror Board shall take all action necessary such that, immediately following the Effective Time, the officers of Acquiror shall be those Persons identified on Exhibit G to this Agreement as the post-Closing officers of Acquiror, holding the positions set forth on Exhibit G. Such officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Acquiror Charter and the Acquiror Bylaws.

(c) Following the Closing, it is the intention of the Parties that the headquarters of Acquiror shall be located in the Philadelphia, Pennsylvania region.

Section 7.23 Shareholder Litigation. CBS shall control, at its sole cost and expense and shall indemnify and hold harmless the Acquiror and its Subsidiaries (including Radio) for all loses related thereto, the defense of any litigation brought by shareholders of CBS or Radio against CBS or Radio and/or any of their directors or officers relating to the Transactions. Acquiror shall control, at its sole cost and expense and shall indemnify and hold harmless the members of the CBS Group for all loses related thereto, and shall consult in good faith with CBS with respect to, the defense of any litigation brought by shareholders of the Acquiror and/or against any of Acquiror or Acquiror’s directors or officers relating to the Transactions.

Section 7.24 CBS Brands License Agreements.

(a) Following the Closing, the name of Acquiror shall be determined by the Acquiror Board, and until the date that is twelve (12) months after the Closing (the “Name Change Date”), Acquiror may use the name “CBS Radio Inc.”, subject to the terms and conditions of the CBS Brands License Agreements.

(b) From and after the Name Change Date, Acquiror shall remove “CBS” from the names of all of the members of the Acquiror Group and the Radio Group, subject to the terms and conditions of the CBS Brands License Agreements.

(c) From and after the Name Change Date, Acquiror shall remove all references to (i) “CBS”, (ii) the CBS Brands and (iii) all CBS television station brand names from all of the assets of the Acquiror Group and the Radio Group (including any Radio Station call signs), subject, in each case, to the terms and conditions of the CBS Brands License Agreements; provided, however, Acquiror shall not be in breach of this Section 7.24 or the CBS Brands License Agreement by reason of the appearance of the CBS Brands in or on any tools, dies, equipment, drawings, manuals, work sheets, operating procedures, other written materials or other assets of the Radio Group that are used for internal purposes only in connection with the business of the Radio Group; provided that Acquiror endeavors to remove such appearances of the CBS Brands in the ordinary course of the operation of the business of the Radio Group.

(d) Notwithstanding the foregoing, following the Closing and until December 31, 2020, the members of the Acquiror Group and Radio Group may operate the CBS Sports Radio Network™ (and may continue to use the “CBS Sports Radio” name, but not the CBS Eye Design, during this period); provided, however, that, following the Name Change Date, the Radio Stations of the Acquiror Group and Radio Group that are located in Detroit, Michigan and Baltimore, Maryland and are branded “CBS Sports Radio” must remove all references to (i) “CBS”, (ii) the CBS Brands and (iii) all CBS television station brand names from all of their assets (including any Radio Station call signs), subject, in each case, to the terms and conditions of the CBS Brands License Agreements.

Section 7.25 Further Actions.

(a) Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law (other than with respect to the matters covered in Section 7.9) to consummate and make effective the transactions contemplated by the Transaction Agreements, including (x) by fully enforcing all of the obligations in the Transaction Agreements, including those obligations that survive the Closing or the termination of this Agreement and (y) by executing and delivering the Ancillary Agreements and such other documents and other papers as may be required to carry out the provisions of the Transaction Agreements. Prior to the Closing, (i) neither CBS nor Radio shall terminate or assign the Separation Agreement, amend any provision of the Separation Agreement or any Exhibit or Schedule thereto or waive compliance with any of the agreements or conditions contained in the Separation Agreement, in each case without the prior written consent of Acquiror; and (ii) any consent, approval, authorization or similar action to be taken by Radio under the Separation Agreement shall be subject to the prior written consent of Acquiror. CBS shall keep Acquiror reasonably informed of the status of the Radio Reorganization, including CBS’ and Radio’s progress in obtaining any necessary third-party consents or approvals of Governmental Authorities and shall consult with Acquiror regarding the terms of any arrangement established pursuant to terms and conditions of the Separation Agreement.

(b) Subject to the applicable terms of the Separation Agreement, from time to time after the Closing, without additional consideration, each Party shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another party hereto to make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.26 Employee Non-Solicit; Non-Competition.

(a) CBS agrees that, from and after the Effective Time until the date that is eighteen (18) months after the Closing Date, it shall not, and shall cause its Subsidiaries not to, without the prior written consent of Acquiror, directly or indirectly, solicit for employment or hire any of the Radio Employees; provided, however, that (i) the placement of any general mass solicitation or advertising that is not targeted at Radio Employees, shall not be considered a violation of this Section 7.26(a); and (ii) this Section 7.26(a) shall not preclude CBS or its Subsidiaries from soliciting or hiring any Radio Employee whose employment with Acquiror or any Acquiror Subsidiary following the Closing (including any Radio Subsidiary) has been terminated for cause by Acquiror or such Acquiror Subsidiary. For the avoidance of doubt, this Section 7.26(a) shall not restrict activities between CBS and the Radio Employees prior to the Closing Date.

(b) In furtherance of the Merger and the transactions contemplated hereby, CBS covenants and agrees that, from and after the Effective Time until the date that is two (2) years after the Closing Date, it shall not, and shall cause the members of the CBS Group not to, directly or indirectly, (x) own or operate any broadcast radio station which is operated pursuant to a license, permit or other authorization issued by the FCC that serves any radio market, as defined by Nielsen, in which any member of the Radio Group owns or operates a Radio Station as of the date hereof, or (y) except to the extent, and solely to the extent, necessary for the distribution of audio programming as CBS Radio News Network, distribute audio programming for broadcasting over a group of affiliated terrestrial stations or by satellite, or through internet streaming audio content services in the United States (collectively, the “Competitive Business”). Notwithstanding the foregoing, nothing herein shall prohibit (i) any member of the CBS Group from engaging in the businesses conducted by the CBS Group (excluding the business of the Radio Group) at the Effective Time, (ii) “CBS Local Digital Media” from distributing promotional clips, podcasts or short audio clips to an extent that is ancillary to its business as conducted at the Effective Time, (iii) any member of the CBS Group from directly or indirectly acquiring (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise) any interest in a Person or business engaged in a Competitive Business that generates 25% or less of its net revenues or net income on a consolidated basis; provided, that, such Person may not use the name “CBS Radio”, or anything substantially similar, in connection with the activities that constitute the Competitive Business, (iv) any member of the CBS Group from owning less than or equal to 10% in the aggregate of any class of capital stock or other equity interest of any Person engaged in a Competitive Business, (v) any member of the CBS Group from performing their obligations under this Agreement, the Separation Agreement and the Ancillary Agreements or (vi) any member of the CBS Group from distributing or producing podcasts or other audio programs through websites or internet streaming audio content services where such podcast or audio program is based on or ancillary to content produced or distributed by a member of the CBS Group.

Section 7.27 Certain Acquiror Compensation Matters. Prior to the Effective Time, Acquiror and its Affiliates shall take all actions necessary (including seeking waivers) to ensure that neither the occurrence of the Effective Time nor the Transactions generally will result in the vesting, payment or accelerated payment of any Acquiror Option, Acquiror RSU Award or award under Acquiror’s Annual Incentive Plan.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Radio, CBS, Acquiror and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by CBS and Acquiror) at or prior to the Effective Time of the following conditions:

(a) The Radio Reorganization and the Final Distribution shall have been consummated in accordance with the Separation Agreement and the Distribution Tax Opinion.

(b) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and no Burdensome Restriction shall have been imposed in connection therewith.

(c) The FCC Consent shall have been obtained and shall be in effect, in accordance with applicable Law and the rules and regulations of the FCC, and shall contain no Burdensome Restriction.

(d) The Acquiror Registration Statement and the Radio Registration Statement, to the extent required, shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Acquiror Class A Common Stock to be issued pursuant to the Merger shall have been obtained and shall be in effect; and such shares of Acquiror Class A Common Stock and such other shares required to be reserved for issuance pursuant to the Merger shall have been approved for listing.

(e) The Acquiror Shareholder Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of the NYSE.

(f) No court of competent jurisdiction or other Governmental Authority shall have enacted any Law or issued any Order, or taken any other Action, that is still in effect restraining, enjoining or prohibiting the Radio Reorganization, the Final Distribution or the Merger.

Section 8.2 Additional Conditions to the Obligations of CBS and Radio. The obligation of CBS and Radio to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by CBS) at or prior to the Effective Time of the following additional conditions:

(a) Acquiror shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(b) The Acquiror Fundamental Representations shall be true, correct and complete in all respects (other than for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date).

(c) All representations and warranties of Acquiror and Merger Sub set forth in this Agreement (other than the Acquiror Fundamental Representations) shall be true, correct and complete in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), without giving effect to any Acquiror Material Adverse Effect or materiality qualifications included therein, except where any failure of such representations and warranties to be true, correct and complete in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(d) Acquiror shall have delivered to CBS a certificate, dated as of the Effective Time, of a senior officer of Acquiror certifying the satisfaction by Acquiror of the conditions set forth in subsections (a) through (c) of this Section 8.2.

(e) CBS and Radio shall have received the Merger Tax Opinion from CBS Tax Counsel, dated the Closing Date.

Section 8.3 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligation of Acquiror and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law waiver by Acquiror) at or prior to the Effective Time of the following additional conditions:

(a) Radio and CBS shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement and the Separation Agreement to be performed or complied with at or prior to the Effective Time.

(b) The CBS Fundamental Representations shall be true, correct and complete in all respects (other than for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date).

(c) All representations and warranties of CBS and Radio set forth in this Agreement (other than the CBS Fundamental Representations) shall be true, correct and complete in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), without giving effect to any Radio Material Adverse Effect or materiality qualifications included therein, except where any failure of such representations and warranties to be true, correct and complete in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

(d) CBS and Radio shall have delivered to Acquiror a certificate, dated as of the Effective Time, of a senior officer of each of CBS and Radio certifying the satisfaction of the conditions set forth in subsections (a) through (c) of this Section 8.3.

(e) Acquiror shall have received the Merger Tax Opinion from Acquiror Tax Counsel, dated the Closing Date, and copies of the Distribution Tax Opinion and the Merger Tax Opinion from CBS Tax Counsel.

(f) Acquiror shall have received at the Closing a certification by Radio that meets the requirements of Treasury Regulations Section 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Acquiror along with written authorization for Acquiror to deliver such notice form to the IRS on behalf of Radio upon Closing.

(g) Radio and CBS (or a Subsidiary thereof) shall have entered into each of the applicable Transaction Agreements, and to the extent applicable, performed the covenants to be performed thereunder prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.

(h) Prior to, at or substantially simultaneously with the Effective Time, Radio shall have received the proceeds of the Radio Financing or the Alternative Debt Financing in an aggregate amount no less than $500,000,000 and such proceeds shall be available for the repayment of the Acquiror Indebtedness and cash collateralization of letters of credit outstanding under the Acquiror Existing Credit Facility, plus any related fees and expenses

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVERS

Section 9.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after Acquiror Shareholder Approvals have been obtained (unless otherwise specified herein):

(a) by the mutual written consent of CBS and Acquiror;

(b) by either CBS or Acquiror, upon written notice to the other Party, if the Effective Time shall not have occurred on or before November 2, 2017; provided that if the Merger has not been consummated by such date and the conditions set forth in Section 8.1(b) or Section 8.1(c) have not been satisfied by such date, either CBS or Acquiror may extend such date until May 2, 2018 by written notice to the other (such date, as may be so extended, the “Termination Date”); provided, however, that the right to terminate or extend this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to perform or observe in any material respect any covenant, obligation or other agreement contained in this Agreement has been the primary cause of, or has resulted in, the failure of the Effective Time to occur on or before the Termination Date; provided, further, the right to terminate or extend this Agreement under this

Section 9.1(b) shall not be available to CBS on or after November 3, 2017 in the event that Section 8.1(b), Section 8.1(c), Section 8.1(e) and Section 8.1(f) have been satisfied on or prior to the Termination Date.

(c) by either CBS or Acquiror, upon written notice to the other Party, if, at the Acquiror Shareholders Meeting (including any adjournment, continuation or postponement thereof), the Acquiror Shareholder Approvals shall not have been obtained;

(d) by Acquiror, upon written notice to CBS, if either CBS or Radio shall have breached or failed to perform in any respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement (including an obligation to consummate the Radio Reorganization, the Distributions or the Closing), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (ii) cannot be cured by the Termination Date, or, if capable of being cured in such time frame, shall not have been cured within thirty (30) days (or such lesser time remaining prior to the Termination Date) of the date Acquiror gives CBS notice of such breach or failure to perform;

(e) by Acquiror, upon written notice to CBS, at any time prior to the receipt of the Acquiror Shareholder Approvals, in order to enter into an Acquiror Acquisition Agreement with respect to an Acquiror Superior Proposal in accordance with the express terms and conditions of Section 7.11; provided, however, that this Agreement may not be so terminated, unless the payment required by Section 9.3 is made in full to CBS or its designee concurrently with the occurrence of such termination and the entry into such Acquiror Acquisition Agreement with respect to such Acquiror Superior Proposal, and in the event that such Acquiror Acquisition Agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(f) by CBS, upon written notice to Acquiror, if Acquiror shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement (including an obligation to consummate the Closing), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) cannot be cured by the Termination Date, or, if capable of being cured in such time frame, shall not have been cured within thirty (30) days (or such lesser time remaining prior to the Termination Date) of the date CBS gives Acquiror notice of such breach or failure to perform;

(g) by CBS, upon written notice to Acquiror, if the Acquiror Board shall have effected a Change in Recommendation;

(h) by either CBS or Acquiror, upon written notice to the other Party, if (i) any Governmental Authority shall have issued any Order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall have become final and nonappealable, (ii) the FCC shall have denied the FCC Application with respect to any material Radio FCC License or Acquiror FCC License or (iii) any Governmental Authority shall have issued any Order that imposes any Burdensome Restriction in connection with the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(h) shall not be available to any Party whose failure to comply with Section 7.9 has been the primary cause of such action or inaction;

(i) by either CBS or Acquiror, except as provided for in, or contemplated by, Section 9.1(h), any Law permanently restrains, enjoins or makes illegal the consummation of the Transactions, and such Law becomes effective (and final and nonappealable); provided, however, that the right to terminate this Agreement under this Section 9.1(i) shall not be available to any Party whose failure to comply with Section 7.9 has been the primary cause of such action or inaction; or

(j) by either CBS or Acquiror, upon written notice to the other Party, at any time prior to the receipt of the Acquiror Shareholder Approvals, if the Acquiror Board makes a Change in Recommendation solely in response to an Acquiror Intervening Event in accordance with the express terms and conditions of Section 7.11; provided, however, that (i) this Agreement may not be so terminated by Acquiror, unless the payment required by Section 9.3 is made in full to CBS or its designee concurrently with the occurrence of such termination, and in the event that such payment is not concurrently made, such termination shall be null and void and (ii) if this Agreement is so terminated by CBS, Acquiror shall make the payment required by Section 9.3, pursuant to the terms and conditions of Section 9.3.

Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, the Party so terminating shall provide written notice thereof to the other Parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and shall terminate (except for any provision in this Agreement with respect to maintenance by any Party of the of confidentiality of any information of another Party, the Confidentiality Agreement referred to in Section 7.10(b), the indemnification provisions of Section 7.21, this Section 9.2, Section 9.3, Article X and the obligations in Section 7.25 that relate to the Transaction Agreements that survive the termination of this Agreement), and there shall be no liability under this Agreement on the part of any Party or their respective Representatives or the Financing Sources under this Agreement other than Acquiror to the extent set forth in Section 9.3; provided that nothing in this Agreement shall relieve any Party of liability for fraud committed prior to such termination or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or the Separation Agreement prior to such termination.

Section 9.3 Termination Fees.

(a) In the event that (A) an Acquiror Acquisition Proposal shall have been publicly announced or otherwise made publicly known and not withdrawn, (B) thereafter this Agreement is terminated by CBS or Acquiror pursuant to Section 9.1(b) (if the Acquiror Shareholder Approvals have not theretofore been obtained), or by CBS or Acquiror pursuant to Section 9.1(c) or by CBS pursuant to Section 9.1(f) (solely with respect to a breach of a covenant or agreement) and (C) prior to the date that is twelve (12) months after the date of such termination, Acquiror enters into an Acquiror Acquisition Agreement or consummates an Acquiror Acquisition Proposal, then Acquiror shall, on the date such Acquiror Acquisition Proposal is consummated or such Acquiror Acquisition Agreement is entered into, pay to CBS a onetime fee equal to $30,000,000 (the “Acquiror Termination Fee”); provided that, for purposes of this clause (C), each reference to “20%” in the definitions of “Acquiror Acquisition Proposal” and “Acquiror Acquisition Agreement” shall be deemed to be a reference to “50%.”

(b) In the event that this Agreement is terminated by Acquiror pursuant to Section 9.1(e) or 9.1(j), Acquiror shall concurrently with the occurrence of such termination pay CBS the Acquiror Termination Fee by wire transfer of same-day funds.

(c) In the event that this Agreement is terminated by CBS pursuant to Section 9.1(g), Acquiror shall promptly, and in any event not more than two (2) Business Days following such termination, pay CBS the Acquiror Termination Fee by wire transfer of same-day funds.

(d) The Parties acknowledge and agree that in no event shall Acquiror be required to pay more than one Acquiror Termination Fee.

(e) In the event that Acquiror shall fail to pay when due the Acquiror Termination Fee required to be paid by it pursuant to this Section 9.3, such Acquiror Termination Fee shall accrue interest for the period commencing on the date such Acquiror Termination Fee became past due, at a rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis until the date of actual payment. In addition, if Acquiror shall fail to pay the Acquiror Termination Fee when due, Acquiror shall also pay to CBS all of CBS’s out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such amounts.

ARTICLE X

MISCELLANEOUS

Section 10.1 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Parties will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 10.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) Other than the provisions of this Agreement related to the Merger and that are exclusively governed by the PBCL (including any claims for dissenters rights), this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction. Notwithstanding anything to the contrary contained herein, each of the Parties hereto agrees that, except as specifically set forth in the Radio Commitment Letter or the Related Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Radio Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and constructed in accordance with, the internal laws of the State of New York and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

(b) Each Party irrevocably submits to the jurisdiction of any Delaware state or federal court in any Action arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each Party irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, to the extent permitted by Law, that any final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Notwithstanding anything to the contrary contained herein, each of the Parties to this Agreement agrees that it will not bring or support any Person in any Action of any kind or description against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Radio Commitment Letter, the Related Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York. Each Party irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action.

(c) EACH PARTY WAIVES (SUBJECT TO APPLICABLE LAW) TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION

THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.2. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.2(c) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(d) IN CONNECTION WITH ANY DISPUTE HEREUNDER, OR ARISING OUT OF OR RELATING TO THE RADIO FINANCING, EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR SPECULATIVE DAMAGES OR ANY OTHER TYPE OF DAMAGES THAT ARE NOT REASONABLY FORESEEABLE, IN EACH CASE FROM THE OTHER PARTY HERETO (OR ANY AFFILIATE OF SUCH OTHER PARTY HERETO), INCLUDING ANY CLAIM AGAINST A FINANCING SOURCE.

Section 10.3 Entire Agreement; Third-Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement. Notwithstanding the foregoing, each Financing Source under the Radio Commitment Letter and the Related Letter shall be an express third-party beneficiary of and shall be entitled to rely upon Section 9.2, Section 10.2, this Section 10.3(a), Section 10.7, Section 10.11 and Section 10.15 hereof, and each such Financing Source and its successors and assigns may enforce such provisions.

(b) This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitutes the entire agreement of all the Parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. All exhibits attached to this Agreement and the Disclosure Letters are expressly made a part of, and incorporated by reference into, this Agreement. If an exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 10.4 Expenses. Except as otherwise specifically provided herein, including as provided in Section 7.12 or Section 9.3, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, except (i) filing fees, printing and mailing expenses incurred in connection with Radio Registration Statement, the Acquiror Registration Statement and the Proxy Statement/Prospectus, (ii) filing fees paid to Governmental Authorities with respect to the transactions contemplated hereby pursuant to the HSR Act and the FCC Consent, each of which shall be shared equally by Acquiror and Radio and (iii) if the Merger is not consummated, all Financing Costs shall be shared equally by Acquiror and Radio; provided, that, (a) in the event this Agreement is terminated by CBS or Acquiror pursuant to Section 9.1(c) or Section 9.1(j), by CBS pursuant to Section 9.1(f) or Section 9.1(g) or by Acquiror pursuant to Section 9.1(e), Acquiror shall reimburse Radio for any Financing Costs incurred (provided that any amounts paid by Acquiror pursuant to this Section 10.4 shall reduce the amount of the Termination Fee to be paid by Acquiror, if applicable) and (b) in the event this Agreement is terminated by Acquiror pursuant to Section 9.1(d), Radio shall not be reimbursed by Acquiror for any Financing Costs incurred if the Merger is not consummated.

Section 10.5 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

If to Radio or CBS, to:

CBS Corporation

51 West 52nd Street

New York, NY 10019

Fax:	212-975-4215
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:	(212) 403-2000
Attention:	David E. Shapiro, Esq.
Marshall P. Shaffer, Esq.

If to Acquiror or Merger Sub, to:

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Fax:	(312) 993-9767
Attention:	Zachary A. Judd
Mark D. Gerstein

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.5.

Section 10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party. Any attempted assignment in violation of this Section 10.6 shall be void.

Section 10.7 Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by the other Parties with any term or provision of this Agreement on the part of such other Parties to be performed or complied with.

The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Notwithstanding anything to the contrary contained herein, Section 9.2, Section 10.2, Section 10.3(a), this Section 10.7, Section 10.11 and Section 10.15 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources

Section 10.8 Interpretation.

(a) When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto, unless otherwise defined therein. The definitions and references contained in this Agreement are applicable to the singular as well as the plural forms of such terms and references and to the masculine as well as to the feminine and neuter genders of such terms and references. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. References to dollar amounts are to U.S. dollars, unless otherwise specified. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. For the avoidance of doubt, “consistent with past practice” when used with respect to the members of the Radio Group means the past practice of any members of the Radio Group and the CBS Group with respect the operations of the Radio Group. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Agreement, any provision herein that contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion.

(b) Any matter disclosed in any particular section or subsection of the CBS Disclosure Letter or the Acquiror Disclosure Letter shall be deemed to have been disclosed in any other section or subsection of this Agreement, with respect to which such matter is relevant so long as the applicability of such matter to such section or subsection is reasonably apparent on the face of the disclosure.

Section 10.9 Severability. If any provision (or part thereof) of this Agreement, or the application of any provision (or part thereof) to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision (or part thereof) to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 10.10 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of any of the Parties, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such Party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the Parties, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

Section 10.11 Jurisdiction; Consent to Jurisdiction. Each of the Parties irrevocably agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other Law), arising out of, relating to or in connection with this Agreement, or any of the transactions contemplated hereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), may be brought and determined in any federal or state court located in the State of Delaware, and each of the Parties hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 10.5. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action or proceeding in respect of Covered Claims (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Laws, that (A) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, Action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Agreement, the Party who is thereby aggrieved will have the right to specific performance of the transactions contemplated by this Agreement or such Transaction Agreement and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 10.13 Additional Obligations. Acquiror agrees that the members of the Acquiror Group and the Acquiror Board will not submit any transaction or agreement constituting an Acquiror Acquisition Proposal or Acquiror Acquisition Agreement to the shareholders of Acquiror for approval at a shareholder meeting convened prior to the twelve-month anniversary of the termination of this Agreement, unless this Agreement is terminated (a) pursuant to Section 9.1(a) or (b) by CBS or Acquiror (as applicable) (i) pursuant to Section 9.1(b), unless (A) Acquiror’s failure to perform or observe in any material respect any covenant, obligation or other agreement contained in this Agreement has been the primary cause of, or has resulted in, the failure of conditions set forth in Sections 8.1(b) or Section 8.1(c) to be satisfied or (B) an Acquiror Acquisition Proposal has been publicly announced or otherwise made publicly known and not withdrawn prior to such termination, (ii) pursuant to Section 9.1(d), (iii) pursuant to Section 9.1(h), unless Acquiror’s failure to comply with Section 7.9 is the primary cause of the action or inaction permitting termination pursuant to Section 9.1(h), or (iv) pursuant to Section 9.1(i), unless Acquiror’s failure to comply with Section 7.9 is the primary cause of the action or inaction permitting termination pursuant to Section 9.1(i). For the avoidance of doubt, this Section 10.13 shall survive any termination of this Agreement.

Section 10.14 Survival of Covenants. Except as expressly set forth herein, the covenants contained in this Agreement, and liability for the breach of any obligations contained herein, will survive in accordance with their terms.

Section 10.15 No Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, no member of the Acquiror Group or any of its Affiliates shall have any rights or claims against any Financing Source in connection with this Agreement, the Radio Financing or the Transactions; provided that the foregoing will not limit the rights of Radio or any other party to the Radio Financing under the Radio Commitment Letter, the Related Letter or the Definitive Debt Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CBS CORPORATION

By:	/s/ Bryon Rubin
Name:	Bryon Rubin
Title:	EVP, Corporate Development and Assistant Treasurer

CBS RADIO INC.

By:	/s/ Bryon Rubin
Name:	Bryon Rubin
Title:	Authorized Signatory

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ David J. Field
Name:	David J. Field
Title:	President and Chief Executive Officer

CONSTITUTION MERGER SUB INC.

By:	/s/ David J. Field
Name:	David J. Field
Title:	President

[Signature Page to Agreement and Plan of Merger]

Annex B

MASTER SEPARATION AGREEMENT

BETWEEN

CBS CORPORATION

AND

CBS RADIO INC.

Dated as of February 2, 2017

B-i

B-ii

MASTER SEPARATION AGREEMENT

THIS MASTER SEPARATION AGREEMENT (this “Agreement”) dated as of February 2, 2017, by and between CBS Corporation, a Delaware corporation (“CBS”), and CBS Radio Inc., a Delaware corporation (“Radio”). CBS and Radio (including, pursuant to Section 9.12, Acquiror after the Distribution Date) are herein referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article I of this Agreement.

RECITALS

WHEREAS, CBS is engaged, directly and indirectly, in the Radio Business;

WHEREAS, prior to the date hereof, CBS has transferred, or has caused the other members of the CBS Group to transfer, to the Radio Group substantially all of the assets and liabilities of the Radio Business, except for (i) those services and assets to be provided, the licenses to be granted and the other arrangements contemplated under the Transition Services Agreement, the CBS Brands License Agreements and the Joint Digital Services Agreement and (ii) certain liabilities excluded pursuant to the terms hereof;

WHEREAS, the Divestiture Committee of the Board of Directors of CBS (“CBS Divestiture Committee”) has determined that it would be in the best interests of CBS and its stockholders to separate the Radio Business from the other businesses of CBS (the “Separation”), on the terms and conditions set forth in this Agreement and the Agreement and Plan of Merger, dated as of February 2, 2017 (as amended from time to time, the “Merger Agreement”), by and among CBS, Radio, Entercom Communications Corp., a Pennsylvania corporation (“Acquiror”), and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”);

WHEREAS, CBS presently directly owns 100% of the equity of Westinghouse CBS Holding Company, Inc., a Delaware corporation (“Westinghouse”), Westinghouse presently directly owns 100% of the equity of CBS Broadcasting Inc., a New York corporation (“CBS Broadcasting”), and CBS Broadcasting presently directly owns 100% of the equity of Radio;

WHEREAS, in connection with the Separation, (a) CBS Broadcasting will distribute all of the outstanding equity of Radio to Westinghouse (the “First Distribution”); (b) Westinghouse will distribute all of the equity of Radio to CBS (the “Second Distribution” and, together with the First Distribution, the “Internal Distributions”); and (c) Radio will effect the Stock Split (together with the Internal Distributions, the “Radio Reorganization”), in each case on the terms and subject to the conditions set forth in this Agreement and the Merger Agreement;

WHEREAS, following the consummation of the Internal Distributions, on the Distribution Date, CBS will (i) consummate an offer to exchange all of the outstanding shares of Radio Common Stock for shares of CBS Class B Common Stock then outstanding (the “Exchange Offer”) and (ii) in the event that holders of CBS Class B Common Stock subscribe for less than all of the shares of Radio Common Stock in the Exchange Offer, CBS will distribute the remaining outstanding shares of Radio Common Stock on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer, so that CBS will be treated for U.S. federal income tax purposes as having distributed all of the Radio Common Stock to its stockholders (the “Clean-Up Spin-Off”), considering, for the purposes of calculating the pro rata distribution of Radio Common Stock pursuant to any Clean-Up Spin-Off, the CBS Class A Common Stock and CBS Class B Common Stock as a single class (collectively, including the Exchange Offer, the “Final Distribution” and together with the Internal Distributions, the “Distributions”), in each case on the terms and subject to the conditions set forth in this Agreement and the Merger Agreement;

WHEREAS, immediately following the Final Distribution, Merger Sub will merge with and into Radio (the “Merger”), with Radio surviving as a wholly owned subsidiary of Acquiror, and all outstanding shares of Radio Common Stock will be converted into shares of Acquiror’s Class A Common Stock, on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, (a) the Parties intend that, for U.S. federal income tax purposes, (i) each of the Distributions will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (b) it is a condition to the Merger that, prior to the Effective Time, the Radio Reorganization and Final Distribution be completed in accordance with this Agreement; and (c) the Final Distribution will be carried out for the corporate business purpose of tailoring Radio’s corporate structure to facilitate the Merger; and

WHEREAS, the Parties intend in this Agreement, the Merger Agreement, the Ancillary Agreements (as defined below) and the Exhibits attached hereto to set forth the principal arrangements between them regarding the Merger, the Radio Reorganization and the Final Distribution.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acquiror” has the meaning set forth in the Recitals.

“Acquiror Group” has the meaning set forth in the Merger Agreement.

“Acquiror Public Filings” has the meaning set forth in the Section 5.1(a)(ii).

“Acquiror Registration Statement” has the meaning set forth in the Merger Agreement.

“Acquiror Subsidiary” has the meaning set forth in the Merger Agreement.

“Acquiror Unaffected Stock Value” means the volume-weighted average per-share closing price of Acquiror Class A Common Stock for the five consecutive trading days beginning 15 trading days prior to the Tax Opinion Waiver Date, as listed on the NYSE.

“Action” has the meaning set forth in the Merger Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agent” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in the Recitals.

“Agreement Disputes” has the meaning set forth in Section 7.1.

“Allocation” has the meaning set forth in Section 5.3(i).

“Ancillary Agreements” has the meaning set forth in the Merger Agreement.

“Assumed Securities Liabilities” means all Liabilities to the extent relating to (i) any SEC Filings or other public filings made by Acquiror (including Radio after the Distribution Date) (other than with respect to any information provided by CBS (or, before the Distribution Date, by Radio) specifically for inclusion therein) or (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information provided by Acquiror specifically for inclusion in (x) the SEC Filings or (y) any public filings made by CBS following the Distribution Date.

“Assumed Liabilities” means (i) the Financing Costs, (ii) the Radio Financing, (iii) the Assumed Securities Liabilities and (iv) any amounts included in the determination of the Final Net Adjustment Amount (as defined in the Merger Agreement) as finally determined in accordance Section 3.5 of the Merger Agreement.

“Audio Product” means any audio-only programs, segments or reports and/or any other audio-only product, excluding Non-Content Assets.

“Auditors” means the independent certified public accountant(s) of CBS, Radio or Acquiror. In the case of Radio and Acquiror, it is the independent certified public accountant(s) then engaged after the Distribution Date.

“Authorizing Party” has the meaning set forth in Section 5.1(a)(iii).

“Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans. When immediately preceded by “CBS,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by a member of the CBS Group or any Benefit Plan with respect to which a member of the CBS Group is a party. When immediately preceded by “Radio,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by a member of the Radio Group or any Benefit Plan with respect to which a member of the Radio Group is a party.

“Benefits Transition Date” means January 1, 2017.

“Business” means the CBS Business or the Radio Business, as the case may be.

“Business Day” has the meaning set forth in the Merger Agreement.

“CBS” has the meaning set forth in the Preamble.

“CBS Brands” means the trademarks and domain names owned by the CBS Group, including the CBS Eye Design, CBS, CBS RADIO, and CBS SPORTS RADIO, WCBS, KCBS and any other brands that include “CBS” or the Eye Design along with any brands that include KDKA, WBBM, KYW, WWJ, WBZ, WCCO or WJZ.

“CBS Brands License Agreements” has the meaning set forth in the Merger Agreement.

“CBS Broadcasting” has the meaning set forth in the Recitals.

“CBS Business” means (a) any assets, business or operations of the CBS Group or its Affiliates, other than the Radio Business and (b) any terminated, divested or discontinued businesses or operations related to the CBS Business (as described in the foregoing clause (a)) or the Radio Business (except to the extent terminated, divested or discontinued (x) after the date of this Agreement in connection with Section 7.9 of the Merger Agreement or (y) after the Distribution Date). Notwithstanding the foregoing, the CBS Business will not include any businesses or operations related to the Radio Business that are terminated, divested or discontinued (i) after the date of this Agreement in connection with Section 7.9 of the Merger Agreement or (ii) after the Distribution Date.

“CBS Class A Common Stock” has the meaning set forth in the Merger Agreement.

“CBS Class B Common Stock” has the meaning set forth in the Merger Agreement.

“CBS Common Stock” has the meaning set forth in the Merger Agreement.

“CBS DB Plans” has the meaning set forth in Section 8.2.

“CBS Employee” means any individual who (a) at the applicable time, is either actively employed with, or on an approved leave of absence from, the CBS Business and (b) is not a Radio Employee or a Former Radio Employee.

“CBS Group” has the meaning set forth in the Merger Agreement.

“CBS Group Digital Works” has the meaning set forth in Section 5.2(f)(ii).

“CBS Healthcare Plans” means any plan, fund or program that was established or is maintained for the purpose of providing for its participants or their beneficiaries, medical (including PPO, EPO and HDHP coverages), mental health, dental, prescription, vision, sponsored by the CBS Group and in which Radio Employees or Former Radio Employees and their eligible dependents participate or participated.

“CBS Insurance Policies” has the meaning set forth in Section 5.3(a).

“CBS Local Portals” means the market focused local websites and local applications that CBS Local Digital Media operates for Radio and CBS.

“CBS News Content” means any Audio Product produced by the CBS Broadcasting division or CBS NEWS (or produced for CBS NEWS as a work made for hire), whenever created.

“CBS Option” has the meaning set forth in the Merger Agreement.

“CBS Public Filings” has the meaning set forth in Section 5.1(a)(ii).

“CBS Radio Content” means (i) any Audio Product produced by or for a Radio Group Entity or (ii) any other Content solely produced by or for a Radio Group Entity, in each case whenever created.

“CBS RSU Award” has the meaning set forth in the Merger Agreement.

“CBS Stock Plan” has the meaning set forth in the Merger Agreement.

“CBS Unaffected Stock Value” means the volume-weighted average per-share closing price of CBS Class B Common Stock for the five consecutive trading days beginning 15 trading days prior to the Tax Opinion Waiver Date, as listed on the NYSE.

“Closing Date” has the meaning set forth in the Merger Agreement.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

“Code” has the meaning set forth in the Recitals.

“Collective Bargaining Agreement” has the meaning set forth in the Merger Agreement.

“Common Agreements” means written agreements both (a) to which CBS and/or any of its Affiliates is a party, or under which CBS and/or any of its Affiliates receives goods or services by virtue of such entity’s affiliation with Radio, and (b) to which Radio and/or any of its Subsidiaries is a party, or under which Radio and/or any of its Subsidiaries or the Radio Business is deemed a party or receives goods or services; provided, however, that (i) CBS Insurance Policies shall be addressed as set forth in Section 5.3 and shall not be considered Common Agreements and (ii) Collective Bargaining Agreements shall be addressed in Section 8.4 and shall not be considered Common Agreements.

“Confidential Information” means, with respect to any Party, (a) any confidential or proprietary Information concerning such Party, its Business or any of its Affiliates and (b) any Information concerning such Party that is obtained by the other Party under Article IV; provided, however, Confidential Information shall not include Information that it is or was (i) in the public domain other than by the other Party’s or its Representatives breach of this Agreement or the Ancillary Agreements, (ii) available to the other Party outside the context of the Prior Relationship on a nonconfidential basis and not, to such Party’s or its Representatives actual knowledge, not in violation of any contractual, agency or fiduciary obligation, (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such Party without use or reference to any such Confidential Information or (iv) mutually agreed to by the Parties in writing to be non-confidential and non-proprietary.

“Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

“Confidentiality Expiration Date” means the second (2nd) anniversary of the Distribution Date.

“Content” means audio, video, images, metadata, scripts, files, hypertext links, and text content or any element of the foregoing furnished by a party at any time for use on the CBS Local Portals.

“Contract” has the meaning set forth in the Merger Agreement.

“Deductible” has the meaning set forth in Section 6.2(c).

“Distribution Date” means the date selected by the CBS Divestiture Committee or its designee for the Final Distribution; provided that such date shall be no earlier than the date on which the conditions set forth in Article VIII of the Merger Agreement (other than those that are to be satisfied by action at the Final Distribution or at the closing of the Merger Agreement, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions as of the closing of the Merger Agreement) have been satisfied or (to the extent permitted by applicable Law) waived; provided, further that the Distribution Date shall be the same date as the Closing Date.

“Distribution Filings” has the meaning set forth in Section 3.4(a).

“Distribution Tax Opinion” has the meaning set forth in Section 2.2(b).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employment Transfer Date” means (a) except as provided in the following clauses (b) and (c) of this definition, the Benefits Transition Date, (b) in the case of any Radio Employee who was transferred into the Radio Business from the CBS Business following the Benefits Transition Date, the date such employee was designated by CBS as a Radio Employee (provided that, if such transfer date would be after the date of this Agreement, such transfer shall be subject to prior approval from Acquiror, which approval shall not be unreasonably withheld), or (c) in the case of any Radio Employee who was hired by the Radio Business following the Benefits Transition Date, the date such Radio Employee commenced employment with the Radio Business.

“Environmental Law” has the meaning set forth in the Merger Agreement.

“Environmental Permit” means any Permit issued by any Governmental Authority pursuant to any Environmental Law.

“Equity Award Adjustment Ratio” has the meaning set forth in the Merger Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

“Escalation Notice” has the meaning set forth in Section 7.2(a).

“Exchange Act” has the meaning set forth in the Merger Agreement.

“Excluded Environmental Liabilities” means any and all Liabilities to the extent arising out of or relating to the occurrence or existence of (a) any Release of Hazardous Materials prior to the Distribution Date; (b) the use, generation, storage, disposal, handling, treatment, recycling, shipment, transportation (or arrangement for any of the foregoing) prior to the Distribution Date of any Hazardous Materials; or (c) any actual or alleged violation of any Environmental Law or any Environmental Permit which occurred prior to the Distribution Date.

“Excluded Liabilities” means, other than any Assumed Liabilities, (a) all Liabilities to the extent relating to, arising out of, or resulting from businesses and operations conducted, operated, managed or owned, in whole or in part, by the CBS Business; (b) all costs, fees and expenses of third parties (including any legal, investment banking or other advisory costs or expenses, but other than any Financing Costs) incurred by or on behalf of any member of the Radio Group at or prior to the Distribution Date to the extent incurred in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement; (c) all agreements, obligations and Liabilities of any member of the CBS Group expressly set forth under any Transaction Agreement; (d) all Liabilities (except for any of the Assumed Securities Liabilities) to the extent relating to, arising out of or resulting from claims made by or on behalf of holders of any CBS securities (including debt securities), in their capacities as such, whether made under any applicable corporate, securities or other Laws, or by or on behalf of any Governmental Authority under any applicable securities Laws to the extent relating to any CBS securities (including debt securities); and (e) any Excluded Environmental Liabilities.

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“Financing Costs” means any costs, fees and expenses actually incurred prior to or as of the earlier of (a) Closing or (b) the termination of the Merger Agreement by the Acquiror Group, CBS Group or Radio Group (other than costs, fees and expenses of third party advisors (including legal counsel) to the CBS Group or Radio Group) to the extent incurred in connection with the Radio Financing or an amendment or waiver to the Radio Existing Credit Agreement to expressly permit the Transactions (as defined in the Merger Agreement), other than, in each case, any claims for indemnification made against the CBS Group or the Radio Group.

“Former CBS Employee” means any individual who (a) is a former employee of the CBS Business (including any business or entity that would be a part of the CBS Business if it existed as of the Distribution Date) and (b) is not a Radio Employee or a Former Radio Employee.

“Former Radio Employee” means any individual who is a former employee of the Radio Business (including any business or entity that would be a part of the Radio Business if it existed as of the Distribution Date); provided that if such individual is also a former employee of the CBS Business, such individual shall only be considered a Former Radio Employee if such individual was most recently an employee of the Radio Business (which for purposes hereof shall mean that the employee primarily provided services to a business or entity that is a part of the Radio Business or that would be a part of the Radio Business if it existed on the Distribution Date).

“Future CBS Litigation Matter” has the meaning set forth in Section 5.2(d)(i).

“Future Joint Litigation Matters” has the meaning set forth in Section 5.2(d)(iii).

“Future Radio Litigation Matter” has the meaning set forth in Section 5.2(d)(ii).

“GAAP” has the meaning set forth in the Merger Agreement.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Group” means either the CBS Group, the Radio Group or the Acquiror Group, as the context requires.

“Hazardous Materials” has the meaning set forth in the Merger Agreement.

“Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), mental health, dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, cancer care, health benefits advocate or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

“Indebtedness” has the meaning set forth in the Merger Agreement.

“Indemnified Party” means any Person who is entitled to receive payment or defense from an Indemnifying Party pursuant to this Agreement or any Ancillary Agreement.

“Indemnifying Party” means any Person who is required to pay or defend any other Person pursuant to this Agreement or any Ancillary Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (a) received by an insured or reinsured from an insurer or reinsurer or (b) paid by an insurer or reinsurer on behalf of the insured or reinsured, in any such case net of any self-insured retention, deductible or other form of self-insurance and net of any third party costs or expenses incurred in the collection thereof.

“Insurance Rights” means any and all rights under or arising out of the CBS Insurance Policies and any and all claims and causes in action under or arising out of the CBS Insurance Policies and for benefits and proceeds thereof, including, without limitation, those rights, claims or causes in action held directly as an insured, additional insured, additional named insured, subsidiary, affiliate, division or department, successor-in-interest or assignee to the fullest extent permitted under the terms of the CBS Insurance Policies in accordance with applicable Law.

“Intellectual Property Rights” has the meaning set forth in the Merger Agreement.

“Joint Digital Services Agreement” has the meaning set forth in the Merger Agreement.

“Joint Digital Works” has the meaning set forth in Section 5.2(f)(ii).

“Law” has the meaning set forth in the Merger Agreement.

“Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

“Losses” means any and all payments, losses, liabilities, damages, expenses (including without limitation, attorney’s fees and expenses incurred in good faith) and costs.

“Materials” mean any and all tapes, discs, recordings and other physical media containing Audio Product.

“Misplaced Assets and Liabilities” has the meaning set forth in Section 3.4(f).

“Named Party” has the meaning set forth in Section 5.2(d)(iv).

“Non-Content Assets” has the meaning set forth in Section 5.2(f).

“NYSE” has the meaning set forth in the Merger Agreement.

“Other Party” has the meaning set forth in Section 5.1(a)(iii).

“Owning Party” has the meaning set forth in Section 4.2.

“Party” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“Permits” means authorizations, licenses, permits, waivers, registrations, concessions, exemptions or certificates issued by any Governmental Authority, including right-of-way agreements and similar approvals issued by any Governmental Authority, including Environmental Permits.

“Person” has the meaning set forth in the Merger Agreement.

“Prior Relationship” means the relationship between CBS and Radio at any time prior to the Distribution Date.

“Proxy Statement/Prospectus” has the meaning set forth in the Merger Agreement.

“Public Filings” has the meaning set forth in Section 5.1(a)(ii).

“Radio” has the meaning set forth in the Preamble.

“Radio 401(k) Plan” means the tax-qualified plan established by the Radio Group as contemplated by Section 8.3.

“Radio Business” means the business and operations of the Radio Group described in the Registration Statement on Form S-1 (Registration No. 333-212443) of Radio, including all exhibits thereto and as supplemented and amended (the “Radio IPO Registration Statement”), as most recently filed as of the date of this Agreement, and as currently conducted by the Radio Group and the CBS Group (except for those services and assets to be provided, the licenses to be granted and the other arrangements contemplated under the Transition Services Agreement, the CBS Brands License Agreements and the Joint Digital Services Agreement); provided that the current or former businesses and operations of “CBS Local Digital Media,” as relates to the CBS Local Portals, and “CBS Malls” shall not be deemed part of the Radio Business; except that the current or former businesses and operations of “CBS Local Digital Media,” as relates to the CBS Local Portals, and “CBS Malls” shall be deemed part of the Radio Business solely for the purposes of Section 5.1; provided, further, that the “Radio Business” shall not include any businesses or operations of the CBS Group or the Radio Group terminated, divested or discontinued prior to the Distribution Date (other than any businesses or operations related to the Radio Business that are terminated, divested or discontinued after the date of this Agreement in connection with Section 7.9 of the Merger Agreement, which shall be deemed part of the Radio Business). For the avoidance of doubt, any businesses or operations related to the Radio Business that are terminated, divested or discontinued after the Distribution Date shall be deemed part of the Radio Business.

“Radio CBAs” has the meaning set forth in Section 8.4.

“Radio Common Stock” means (a) before Radio has completed the Stock Split, the Radio Existing Common Stock and (b) after Radio has completed the Stock Split, the Radio New Common Stock.

“Radio Digital Works” has the meaning set forth in Section 5.2(f)(ii).

“Radio Employee” means any individual who, at the applicable time, is either actively employed with or on an approved leave of absence from the Radio Business.

“Radio Excess 401(k) Plan” has the meaning set forth in Section 8.3(b).

“Radio Existing Common Stock” means Radio Series 1 Common Stock and Radio Series 2 Common Stock, together.

“Radio Financing” has the meaning set forth in the Merger Agreement.

“Radio Group” has the meaning set forth in the Merger Agreement.

“Radio Indemnitees” has the meaning set forth in Section 6.2(a).

“Radio IPO Registration Statement” has the meaning set forth in the definition of Radio Business.

“Radio Liabilities” means any and all Liabilities (other than the Excluded Liabilities) relating to or arising out of all assets, businesses and operations conducted, operated, managed or owned, in whole or in part, by the Radio Business, whether presently in existence or arising before or after the date of this Agreement. Notwithstanding anything herein to the contrary, the Radio Liabilities shall include the Assumed Liabilities.

“Radio Multiemployer Plans” has the meaning set forth in Section 8.4.

“Radio New Common Stock” has the meaning set forth in Section 2.1(c).

“Radio Participants” has the meaning set forth in Section 8.2.

“Radio Registration Statement” has the meaning set forth in Section 3.4(a).

“Radio Series 1 Common Stock” means the Series 1 Common Stock, par value $0.01 per share, of Radio.

“Radio Series 2 Common Stock” means the Series 2 Common Stock, par value $0.01 per share, of Radio.

“Radio Station” has the meaning set forth in the Merger Agreement.

“Radio Subsidiary” has the meaning set forth in the Merger Agreement.

“Radio Unaudited Financial Statements” has the meaning set forth in the Merger Agreement.

“Record Date” means the close of business on the date to be determined by the CBS Divestiture Committee or its designee as the record date for determining holders of CBS Common Stock entitled to receive shares of Radio Common Stock in connection with any Clean-Up Spin-Off.

“Record Holders” means the holders of record of CBS Common Stock as of the close of business on the Record Date.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

“Release” means any release, spill, emission, leaking, pumping, deposit, disposal, discharge, dispersal, escape, injection, leaching or migration into the indoor or outdoor environment, including any movement through or in the air, soil, surface water, sediment, groundwater or property.

“Representatives” has the meaning set forth in the Merger Agreement.

“Responsible Party” has the meaning set forth in Section 5.2(d)(iv).

“Retained CBS Information” means, to the extent in the possession of Radio or any member of the Radio Group and not delivered to CBS in accordance with the terms of this Agreement, (i) all business records to the extent related to the CBS Business, including the corporate or limited liability company minute books and related stock records of the members of the CBS Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the CBS Business, (ii) all financial and property

Tax records of the members of the CBS Group and (iii) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, production and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, including all books and records related to the registered Intellectual Property Rights of CBS, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case, to the extent related to the operation of the CBS Business prior to the Distribution Date.

“Retained Radio Information” means, to the extent in the possession of CBS or any member of the CBS Group and not delivered to Radio in accordance with the terms of this Agreement, (i) all business records to the extent related to the Radio Business, including the corporate or limited liability company minute books and related stock records of the members of the Radio Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the Radio Business, (ii) all financial and property Tax records of the members of the Radio Group and (iii) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, production and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, including all books and records related to the registered Intellectual Property Rights of the Radio Business, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case, to the extent related to the operation of the Radio Business prior to the Distribution Date.

“Retention Period” has the meaning set forth in Section 4.3(a).

“SEC” has the meaning set forth in the Merger Agreement.

“SEC Filings” has the meaning set forth in Section 5.2(d)(iii).

“Securities Act” has the meaning set forth in the Merger Agreement.

“Schedule TO” has the meaning set forth in the Merger Agreement.

“Shared Information” means (i) all Information provided by any member or Representative of the Radio Group or the Radio Business to a member of the CBS Group prior to the Distribution Date, and (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the Radio Business prior to the Distribution Date or the Acquiror Business (including the Radio Business) after the Distribution Date and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or the Merger Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of CBS or Radio and the successors thereto, as the case may be.

“Stock Split” has the meaning set forth in Section 2.1(c).

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” or “Taxes” has the meaning set forth in the Merger Agreement.

“Taxing Authority” has the meaning set forth in the Merger Agreement.

“Tax Matters Agreement” has the meaning set forth in the Merger Agreement.

“Tax Opinion Waiver Date” means the date CBS publicly discloses that it has waived the condition set forth in Section 2.2(a)(ii) or Section 3.3(a)(ii).

“Tax Opinion Waiver Ratio Impact” means an amount equal to the greater of (a) the Equity Award Adjustment Ratio minus the Unaffected Exchange Ratio or (b) zero.

“Tax Opinion Waiver Penalty” means a dollar amount equal to the product of (a) the sum of (i) the number of shares of CBS Common Stock subject to CBS Options held by Radio Employees immediately prior to the Effective Time and (ii) the number of CBS RSU Awards held by a Radio Employee outstanding as of immediately prior to the Effective Time, multiplied by (b) the Tax Opinion Waiver Ratio Impact, multiplied by (c) the Acquiror Unaffected Stock Value.

“Third-Party Claim” has the meaning set forth in Section 6.5(c).

“Transaction Agreements” has the meaning set forth in the Merger Agreement.

“Transactions” has the meaning set forth in the Merger Agreement.

“Transition Services Agreement” has the meaning set forth in the Merger Agreement.

“Unaffected Exchange Ratio” means the CBS Unaffected Stock Value divided by the Acquiror Unaffected Stock Value.

“Westinghouse” has the meaning set forth in the Recitals.

“WC Effective Time” has the meaning set forth in Section 8.7(c).

ARTICLE II

RADIO REORGANIZATION

Section 2.1 Radio Reorganization. On or prior to the Distribution Date, and subject to the terms and conditions of this Agreement:

(a) First Distribution. CBS shall cause CBS Broadcasting to complete the First Distribution.

(b) Second Distribution. Immediately following the consummation of the First Distribution, CBS shall cause Westinghouse to complete the Second Distribution.

(c) Radio Stock Split. Following the consummation of the Second Distribution, Radio shall (i) take all necessary actions to ensure that the Radio Series 1 Common Stock and Radio Series 2 Common Stock are combined into a single class of common stock, par value $0.01 per share (the “Radio New Common Stock”), (ii) authorize the issuance of at least 101,407,494 shares of Radio New Common Stock and (iii) effect a stock split of the outstanding shares of Radio New Common Stock, as a result of which, as of immediately prior to the effective time of the Final Distribution, 101,407,494 shares of Radio New Common Stock will be issued and outstanding, all of which will be owned directly by CBS (collectively, the “Stock Split”).

(d) The Parties acknowledge that they must obtain the consent of the Federal Communications Commission prior to effectuating the First Distribution, the Second Distribution, the Final Distribution and any

other transaction that would result in a change in control of Radio. The Parties further acknowledge that such consents shall be “Approvals” under the Merger Agreement and the efforts of CBS and Radio to obtain such consents shall be subject to the terms and conditions of Section  7.9 of the Merger Agreement.

Section 2.2 Conditions to the Radio Reorganization.

(a) The obligation of CBS pursuant to this Agreement to effect the Radio Reorganization will be subject to the fulfillment or (to the extent permitted by applicable Law) waiver by CBS at or prior to the Distribution Date of the following conditions, subject to CBS’s ability to extend the Distribution Date:

(i) Each condition in Article VIII of the Merger Agreement to each party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, (iii) is or has been waived (to the extent permitted by applicable Law) by the applicable party, as the case may be, (iv) are conditions that by their nature are to be satisfied at the Distribution Date or (v) are conditions set forth in Section 8.1(a) of the Merger Agreement;

(ii) CBS shall have received an opinion from Wachtell, Lipton, Rosen & Katz, counsel to CBS, that each of the Distributions will qualify as a tax-free transaction under Section 355 of the Code (the “Distribution Tax Opinion”); and

(iii) CBS and Radio shall have received any necessary permits and authorizations under state securities or “blue sky” Laws of the United States, the Securities Act and the Exchange Act in connection with the Radio Reorganization and Final Distribution and such permits and authorizations shall be in effect.

(b) If CBS waives the condition set forth in Section 2.2(a)(ii), then unless such condition cannot be met solely as a result of one or more events, facts or circumstances that are not within the control of CBS, CBS shall pay to Acquiror the Tax Opinion Waiver Penalty (without duplication of any amount paid pursuant to Section 3.3(b)) no later than the fifth (5th) Business Day after the Effective Date. For the avoidance of doubt, changes in Law shall not be considered to be within the control of CBS, and purchases of CBS Common Stock and Radio Existing Common Stock shall be considered within the control of CBS.

Section 2.3 Ancillary Agreements. On or prior to the Distribution Date as set forth in the Merger Agreement, each of CBS and Radio shall (and shall cause each of their applicable Subsidiaries to) execute and deliver each of the Ancillary Agreements to which it is a party that have not previously been executed.

ARTICLE III

THE FINAL DISTRIBUTION

Section 3.1 Form of Final Distribution.

(a) Following completion of the Stock Split, on the Distribution Date, CBS and Radio will effect the Final Distribution through the Exchange Offer (including any Clean-Up Spin-Off).

(b) CBS, in its sole discretion (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement and the terms set forth on Schedule 3.1(b) hereto), will determine the terms of the Exchange Offer, including the number of shares of Radio Common Stock that will be offered for each validly tendered share of CBS Class B Common Stock, the period during which such Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions will comply with all Law requirements applicable to such Exchange Offer and the rules and regulations of the NYSE.

(c) In the event that the holders of CBS Class B Common Stock subscribe for less than all of the outstanding shares of Radio Common Stock in the Exchange Offer (any such unsubscribed shares, the “Unsubscribed Shares”), the CBS Divestiture Committee will establish (or designate Persons to establish) a Record Date for the Clean-Up Spin-Off and CBS will consummate the Clean-Up Spin-Off of the Unsubscribed Shares on the Distribution Date immediately following the consummation of the Exchange Offer. The terms and conditions of any Clean-Up Spin-Off shall be as determined by CBS, in its sole discretion, and will comply with the requirements of all applicable Laws and the rules and regulations of the NYSE; provided, however, that in the Clean-Up Spin-Off all of the Unsubscribed Shares must be distributed to holders of CBS Common Stock remaining outstanding after consummation of the Exchange Offer.

Section 3.2 Manner of Final Distribution.

(a) Subject to the terms of the Exchange Offer, each holder of CBS Class B Common Stock may elect in the Exchange Offer to exchange a number of shares of CBS Class B Common Stock held by such CBS stockholder for shares of Radio Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by CBS in its sole discretion (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement) and set forth in the Radio Registration Statement.

(b) To the extent there is any Clean-Up Spin-Off, each Record Holder will be entitled to receive for each share of CBS Common Stock held by such Record Holder after consummation of the Exchange Offer a number of shares of Radio Common Stock equal to the total number of Unsubscribed Shares, multiplied by a fraction, the numerator of which is total number of shares of CBS Common Stock held by such Record Holder after consummation of the Exchange Offer and the denominator of which is the total number of shares of CBS Common Stock outstanding on the Distribution Date; provided that for the purposes of calculating such fraction pursuant to any Clean-Up Spin-Off, CBS Class A Common Stock and CBS Class B Common Stock shall be considered as a single class.

(c) None of the Parties, nor any of their Affiliates hereto will be liable to any Person in respect of any shares of Radio Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.3 Conditions to the Final Distribution.

(a) The obligation of CBS pursuant to this Agreement to effect the Final Distribution on the Distribution Date will be subject to the fulfillment or (to the extent permitted by applicable Law) waiver by CBS at or before the Distribution Date of the following conditions, subject to CBS’s ability to extend the Distribution Date:

(i) the Radio Reorganization shall have been consummated;

(ii) CBS shall have received the Distribution Tax Opinion;

(iii) CBS and Radio shall have received any necessary permits and authorizations under state securities or “blue sky” Laws of the United States, the Securities Act and the Exchange Act in connection with the Final Distribution and such permits and authorizations shall be in effect;

(iv) CBS and Radio shall have prepared and delivered to the holders of record of CBS Common Stock such information concerning Radio, its business, operations and management, the Final Distribution and such other matters as CBS shall reasonably determine and as may otherwise be required by Law; and

(v) each condition in Article VIII of the Merger Agreement to each party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, (iii) is or has been waived (to the extent permitted by applicable Law) by the applicable party, as the case may be, (iv) are conditions that by their nature are to be satisfied at the Distribution Date or (v) are conditions set forth in Section 8.1(a) of the Merger Agreement.

(b) If CBS waives the condition set forth in Section 3.3(a)(ii), then unless such condition cannot be met solely as a result of one or more events, facts or circumstances that are not within the control of CBS, CBS shall pay to Acquiror the Tax Opinion Waiver Penalty (without duplication of any amount paid pursuant to Section 2.2(b)) no later than the fifth (5th) Business Day after the Effective Date. For the avoidance of doubt, changes in Law shall not be considered to be within the control of CBS, and purchases of CBS Common Stock and Radio Existing Common Stock shall be considered within the control of CBS. For the avoidance of doubt, CBS shall not be required to pay to Acquiror the Tax Opinion Waiver Penalty more than once.

Section 3.4 Actions Prior to Final Distribution.

(a) Subject to the terms and conditions of this Agreement and the Merger Agreement, prior to the Distribution Date, CBS will be permitted, in its sole discretion (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement), to direct and control the efforts of the Radio Group in connection with the Radio Reorganization, Final Distribution and Merger (including the selection of an investment bank or manager in connection with the Radio Reorganization, Final Distribution and Merger, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for CBS and Radio), and Radio will take, or cause the members of the Radio Group to take, all actions and do, or cause the members of the Radio Group to do, all things directed by CBS to facilitate the Radio Reorganization, Final Distribution and Merger as directed by CBS (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement). Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement and the Merger Agreement, prior to the Distribution Date, at the direction of CBS, in its sole discretion, Radio will and will cause the members of the Radio Group to take the following actions: (i) cooperating with CBS in preparing and filing with the SEC (A) the registration under the Securities Act and the Exchange Act of Radio Common Stock in the Exchange Offer and Clean-Up Spin-Off on an appropriate registration form or forms to be designated by CBS (the “Radio Registration Statement”), (B) the Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act that CBS reasonably determines are necessary or desirable, (C) any amendments or supplements to the Radio Registration Statement and the Schedule TO as may be required by Law or may be necessary or advisable in order to cause the such documents to become and remain effective as required by the SEC or federal, state or other applicable Laws, and (D) any requisite no-action letters which CBS determines are necessary or desirable to effectuate the Radio Reorganization, Final Distribution and Merger (the actions contemplated by clauses (A)-(D) collectively, the “Distribution Filings”), (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Radio Reorganization, Final Distribution and Merger (including any marketing efforts), (iii) using reasonable best efforts to furnish to any dealer manager or other similar agent participating in the Final Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for a underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested, and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Radio and is reasonably required in connection with the Radio Reorganization, Final Distribution and Merger.

(b) CBS and Radio will prepare and mail, prior to the Distribution Date, to the holders of CBS Common Stock, such information concerning Radio, its business, operations and management, the Final Distribution and such other matters as CBS shall determine and as may otherwise be required by Law (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement). CBS and Radio will prepare, and Radio will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which CBS determines (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement) are necessary or desirable to effectuate the Final Distribution, including the Distribution Filings, and CBS and Radio will each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) CBS and Radio will take all such action as CBS reasonably determines to be necessary or appropriate under the securities or blue sky Laws of the United States in connection with the Final Distribution and the Radio Reorganization.

(d) Radio, on behalf of itself and each other member of the Radio Group, on the one hand, and CBS, on behalf of itself and each other member of the CBS Group, on the other hand, will terminate, effective as of the Distribution Date, any and all Contracts between or among Radio or any member of the Radio Group, on the one hand, and CBS or any member of the CBS Group, on the other hand. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Distribution Date and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The provisions of this Section 3.4(d) will not apply to any of the following Contracts (or to any of the provisions thereof): (i) this Agreement, the Merger Agreement and the other Transaction Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any other Transaction Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups); (ii) any of the Contracts listed on Schedule 5.18, Schedule 7.2 or Schedule 7.8 of the CBS Disclosure Letter or Leases between CBS and Radio; and (iii) any Common Agreements (it being understood that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts shall be governed by Section 5.4, if applicable).

(e) Prior to the date hereof, the Parties have taken actions to separate the CBS Business from the Radio Business, and to convey, assign or otherwise transfer to the CBS Group the assets, rights, Liabilities and other items relating to the CBS Business (including, for the avoidance of doubt, any assets included on the Radio Unaudited Financial Statements) (but not including, for the avoidance of doubt, any Assumed Liabilities), and to convey, assign or otherwise transfer to the Radio Group (including the Acquiror Group after the Distribution Date) the assets, rights, Liabilities and other items relating to the Radio Business (but not including, for the avoidance of doubt, any Excluded Liabilities). Prior to the Distribution Date, CBS and Radio will use their commercially reasonable efforts to identify any assets, rights, Liabilities and other items primarily relating to the CBS Business held by the Radio Group (other than any Assumed Liabilities) and any assets, rights, Liabilities and other items primarily relating to the Radio Business held by the CBS Group (other than any Excluded Liabilities) (collectively, the “Misplaced Assets and Liabilities”). Prior to the Distribution Date, CBS will notify in writing Radio and Acquiror, and Radio will notify in writing CBS and Acquiror, of any Misplaced Assets and Liabilities. Upon receipt of Acquiror’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, CBS and Radio will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the appropriate Party and the applicable members of its Group, such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as reasonably necessary or desirable in order to more effectively to transfer, convey and assign to the appropriate Party and the members of its Group and confirm the receiving Party’s and the members of its Group’s title to any Misplaced Assets and Liabilities, to put the receiving Party and the members of its Group in actual possession and operating control thereof and to permit the receiving Party and the members of its Group to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained; provided that neither Party shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees).

Section 3.5 Actions Following the Final Distribution.

(a) At the reasonable request of either Radio or Acquiror, on the one hand, or CBS, on the other hand, following the Distribution Date, and without further consideration, the other Party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting Party and the applicable members of its Group, such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the requesting Party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting Party and the members of its Group and confirm the requesting Party’s and the members of its Group’s title to all of the assets, rights and other items contemplated to be transferred to the requesting Party and the members of its Group pursuant to this Agreement, the Merger Agreement, the Ancillary Agreements, and any documents referred to herein or therein, or that relate primarily to the CBS Business, if the transferee is a member of the CBS Group, or the Radio Business, if the transferee is a member of the Acquiror Group or the Radio Group, to put the requesting Party and the members of its Group in actual possession and operating control thereof and to permit the requesting Party and the members of its Group to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of either Radio or Acquiror, on the one hand, or CBS, on the other hand, following the Distribution Date, and without further consideration, the other Party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting Party and the applicable members of its Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting Party may reasonably deem necessary or desirable in order to have the other Party fully and unconditionally assume and discharge the liabilities contemplated to be assumed by the other Party under this Agreement, the Merger Agreement, the Ancillary Agreements and any documents referred to herein or therein, or that relate primarily to the CBS Business, if the other Party is a member of the CBS Group, or the Radio Business, if the other Party is a member of the Acquiror Group or the Radio Group, and to relieve the CBS Group, Radio Group or Acquiror Group, as applicable, of any liability or obligation with respect thereto and evidence the same to third parties. Neither the requesting Party nor the other Party shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each Party, at the request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

(b) Other than as set forth herein, in the Merger Agreement or the Ancillary Agreements (in each case, including the Exhibits or Schedules thereto), each Party represents and warrants to the other Party that, as of the date hereof, such Party is not aware of any Misplaced Assets and Liabilities or any assets, rights, liabilities and other items that are or would be subject to Section 3.5(a) above. Following the Distribution Date, in the event a Party identifies any Misplaced Assets or Liabilities in its possession, such Party agrees to promptly (and in any event within 30 days of such identification) provide the other Party with written notice of such identification, which notice shall include a reasonable description of the Misplaced Asset or Liability and its relationship to the Radio Business or CBS Business, as applicable.

Section 3.6 Additional Matters.

(a) Tax Withholding. CBS, Radio, or the transfer agent or the exchange agent in the Final Distribution, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b) Disclaimer of Representations and Warranties. EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP (INCLUDING THE ACQUIROR, ON BEHALF OF THE ACQUIROR GROUP, EFFECTIVE AS OF THE DISTRIBUTION DATE), UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS ADDRESSED IN THIS AGREEMENT OR IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, (A) NO MEMBER OF THE CBS GROUP, THE RADIO GROUP OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS,

ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, ANY ASSETS OF CBS OR RADIO, ANY LIABILITIES OF CBS OR RADIO, THE RADIO BUSINESS OR THE CBS BUSINESS; AND (B) NONE OF CBS, RADIO OR ANY MEMBER OF THE CBS GROUP OR THE RADIO GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MERGER, RADIO REORGANIZATION, FINAL DISTRIBUTION, THE ENTERING INTO OF THIS AGREEMENT, THE MERGER AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV

DISCLOSURE OF INFORMATION

Section 4.1 Restrictions on Disclosure of Information. Without limiting any rights or obligations under any other agreement between or among the Parties and/or any of their respective Affiliates relating to confidentiality, until the Confidentiality Expiration Date, each of the Parties agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis. Each of the Parties shall maintain, and shall cause its respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 4.1.

Section 4.2 Disclosure of Information. If any of the Parties or any of their respective Affiliates or Representatives becomes required by any Governmental Authority or applicable Law to disclose any Confidential Information, such disclosing Party shall, to the extent legally permitted, promptly notify the Party owning (or asserting ownership of) the Confidential Information (the “Owning Party”) and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4.2. All expenses reasonably incurred in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 4.2, the disclosing Party or its Affiliate or Representative, as applicable, shall (i) disclose only that portion of the Confidential Information it is required by Law to disclose, (ii) use all commercially reasonable efforts, at the Owning Party’s expense, to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (iii) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

Section 4.3 Record Retention.

(a) Each of the CBS Group and Radio Group (including the Acquiror Group after the Distribution Date) shall use its commercially reasonable efforts to preserve and keep all Information reasonably believed to be material to the Radio Business (x) in the possession of such Party or its Representatives as of the Distribution Date or (y) that comes into the possession of such Party or its Representatives after the Distribution Date, and relating to the Radio Business prior to any pre-Distribution Date period, whether in electronic form or otherwise, for no less than the later of (i) such Party’s respective record retention policy as in effect as of the Distribution Date or such other document retention policy as may be reasonably adopted by the applicable Party from and after the Distribution Date (provided that each Party shall notify the other Party of any such change), (ii) any period as may be required by Law or (iii) any period during which such books and records are the subject of pending or threatened litigation or regulatory investigation (to the end of such latest period, the “Retention Period”), at such Party’s sole cost and expense; provided that (1) with respect to any litigation or investigation arising after the Distribution Date, clause (iii) of this sentence applies only to the extent that the Party in possession of such books and records has been notified of the retention requirements and (2) from and after the six (6) year anniversary of the Distribution Date, either the CBS Group or the Radio Group may dispose, in a manner consistent with the confidentiality provisions of this Agreement, of any Information (other than that

Information subject to the request of the other Party). Prior to knowingly disposing of any material financial records or workpapers or any internal audit workpapers and reports, to the extent such books and records relate to the Radio Business and any pre-Distribution Date period, each of CBS and Radio (including Acquiror after the Distribution Date) shall use commercially reasonable efforts to notify the other Party in writing of such intention and afford the other Party the opportunity to take possession or request copies of such books and records at its discretion. For the avoidance of doubt, nothing in this Section 4.3 shall be interpreted as limiting the Tax Matters Agreement.

(b) CBS shall deliver to Radio on, or as soon as practicable after (and in any event within thirty (30) days of), the Distribution Date any and all original corporate organization books that CBS has in its possession relating primarily to the Radio Business, copies of which CBS may retain.

(c) With respect to each of CBS, Radio and Acquiror, nothing in Section 4.3(b) shall require either Party to deliver (i) any documents or information the disclosure of which could, in the disclosing Party’s good faith reasonable belief, waive any legal privilege or doctrine of such disclosing Party; (ii) any documents or information prepared in connection with the Radio Reorganization, Final Distribution or Merger or other strategic transaction involving CBS’s interest in Radio; or (iii) any materials regarding the Radio Business created by CBS, other than any such materials created for or on behalf of any member of the Radio Group, or any of their predecessors; provided, however, that in the event a Party chooses to withhold any documents or information pursuant to clause (i), the Parties shall use commercially reasonable efforts to provide access to such information in a manner that would not reasonably be expected to violate any such privilege.

ARTICLE V

COVENANTS

Section 5.1 Financial and Other Information.

(a) CBS and Radio agree that:

(i) Unless CBS specifies otherwise to Acquiror or Radio to extend the time allowed to comply with the deliveries specified in this Section 5.1(a), with reasonable advance notice, Acquiror and Radio shall provide to CBS, within eight (8) Business Days after the end of the quarter in which the Distribution Date occurs, electronic submissions of Radio’s year to date consolidated income statement and cash flows and Radio’s consolidated balance sheet, in each case as of the Distribution Date. In the event that the Distribution Date occurs on a date other than the last calendar day of the month, such electronic submissions shall be for the year through the end of the month in which the Distribution Date occurs.

(ii) Until the completion of each Party’s audit for the fiscal year in which the Distribution Date occurs, each of CBS, Acquiror and Radio shall cooperate in all reasonable respects, and cause their respective accountants to cooperate in all reasonable respects, to the extent requested by the other Party in the preparation of the other Party’s public earnings releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made or information furnished by CBS or Acquiror with the SEC, any national securities exchange or made publicly available (collectively, “CBS Public Filings” and the “Acquiror Public Filings” and together, the “Public Filings”) (to the extent relating to the Radio Group or the other Party). Until the completion of each Party’s audit for the fiscal year in which the Distribution Date occurs, CBS and Radio agree to provide to each other reasonable assistance and, subject to Article IV, reasonable access to its properties, books and records, other Information and personnel, and to use its commercially reasonable efforts to cooperate with the other Party’s requests, in each case to enable (to the extent relating to the Radio Group or the Other Party) (A) such other Party to meet its timetable for dissemination of its

Public Filings and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, (B) such other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and (C) such other Party to respond to any written request or official comment from a Governmental Authority, including in connection with responding to a comment letter from the SEC (to the extent relating to the Radio Group or the other Party); provided, that in connection with clause (C), each Party shall provide reasonable assistance on the terms set forth in this Section 5.1 for a period of three years following the Distribution Date. Prior to the release or filing thereof, CBS and Acquiror shall provide each other with a draft of any portion of a Public Filing containing information relating to the other Party and its Subsidiaries and shall give such Party an opportunity to review such information and comment thereon; provided that, with respect to any Public Filings made prior to the Distribution Date, CBS shall determine in its sole discretion the final form and content of all such Public Filings; provided, further, that any access provided pursuant to this Section 5.1 will not be unreasonably disruptive to the business and affairs of the CBS Group, Radio Group or the Acquiror Group.

(iii) To the extent it relates to a pre-Distribution Date period, each Party shall authorize its Auditors (such Party, the “Authorizing Party”) to make available to the other Party’s Auditors both the personnel who performed or are performing the annual audit of the Authorizing Party and work papers related to the annual audit of the Authorizing Party, in all cases within a reasonable time prior to the date of the other Party’s Auditors opinion, so that the other Party’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Authorizing Party’s Auditors as it relates to the other Party’s Auditors report on the other Party’s statements, all within sufficient time to enable the other Party to meet its timetable for the printing, filing and public dissemination of the other Party’s annual audited financial statements. For the avoidance of doubt, this clause (iii) shall not require the Acquiror or its Auditors to provide any information to CBS or its Auditors with respect to its Affiliates who are not a member of the Radio Group or CBS or its Auditors to provide any information to Acquiror or its Auditors with respect to the CBS Business.

(iv) To the extent it relates to a pre-Distribution Date period, each Party shall provide the other Party’s internal auditors access to its and their its Subsidiaries’ books and records so that the other Party may conduct reasonable audits relating to the financial statements provided by such Party pursuant hereto as well as to the internal accounting controls and operations of such Party and its Subsidiaries. For the avoidance of doubt, this clause (iv) shall not require the Acquiror or its Auditors to provide any information to CBS or its Auditors with respect to its Affiliates who are not a member of the Radio Group or CBS or its Auditors to provide any information to Acquiror or its Auditors with respect to the CBS Business.

(v) (A) To the extent it relates to a pre-Distribution Date period, each Party shall give the other Party as much prior notice as is reasonably practical of any proposed determination of, or any changes in, its accounting estimates or accounting principles from those in effect on the date hereof; and (B) each Party will consult with the other Party and, and the request of either Party, such Party’s Auditors with respect to the matters described in clause (A) of this Section 5.1(a)(v). Further, notwithstanding the time periods specified in this Section 5.1, each Party will give the other Party prompt notice of any amendments or restatements of accounting statements with respect to pre-Distribution Date periods, and will provide the other Party with access as provided in clauses (iii) and (iv) hereof as promptly as possible such that the other Party will be able to meet its financial reporting requirements.

(vi) In the event that either Radio or (to the extent related to Radio) CBS or Acquiror is the subject of any SEC comment, review or investigation (formal or informal) relating to a period prior to the Distribution Date (or in the event that Radio is the accounting acquiror in the transaction, the period is changed to also include the period from the Distribution Date through the two (2) fiscal years following the fiscal year in which the Distribution Date occurs), such Party shall notify the other Party within two (2) Business Days and give the other Party a reasonable opportunity to be involved in responding to such comment, review or investigation. CBS shall approve the final response to any such comment, review or investigation to the extent related to the Radio Group’s business or operations for a period prior to the Distribution Date (which approval shall not be unreasonably withheld, conditioned or delayed). Information provided pursuant to this Section 5.1 shall be deemed Confidential Information for purposes of this Agreement and shall be treated in accordance with the provisions of Article IV. Nothing in this Section 5.1 shall require the CBS Group, Radio Group or Acquiror Group to violate any agreement with any of its customers, suppliers or other third parties regarding the confidentiality of commercially sensitive information relating to those customers, suppliers or other third parties or their businesses; provided that in the event that the CBS Group, Radio Group or Acquiror Group is required under this Section 5.1 to disclose any such information, CBS, Radio and Acquiror shall use all commercially reasonable efforts to seek to obtain such customers’, suppliers’ or other third parties’ consent to the disclosure of such information.

(vii) In the event that Radio is the accounting acquiror in the Transactions, and during the period from the Distribution Date through the second (2nd) fiscal year after the fiscal year in which the Distribution Date occurs the Acquiror contemplates a material change in accounting principle, policy or estimate, or the Acquiror receives a claim or request for information from a regulatory agency (including, but not limited to, a tax authority, the SEC, Federal Communications Commission, or other governmental authority) or if the Acquiror is subject to a legal claim or dispute relating to the Radio Group, the Acquiror shall notify CBS immediately and give CBS a reasonable opportunity to be involved in responding to such claim, inquiry, dispute or request.

(b) Except as provided in any Ancillary Agreement, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Distribution Date and until the later of (x) the sixth anniversary of the Distribution Date and (y) the expiration of the relevant statute of limitations period, if applicable, and subject to the terms of the Transaction Agreements, upon the prior written reasonable request (i) by CBS or Radio for Shared Information or (ii) by (A) Radio for Retained Radio Information or (B) CBS for Retained CBS Information, the applicable Party shall use commercially reasonable efforts to provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent information is reasonably practicable to identify and extract, copies of such information in the possession or control of such applicable Party, but only to the extent are not already in the possession or control of the requesting Party or any of its Affiliates; provided, that in connection with the provision of information under this Section 5.1(b), CBS shall be entitled to redact any portion of the Retained Radio Information to the extent related to any matter other than the Radio Business, and Radio shall be entitled to redact any portion of the Retained CBS Information to the extent related to any matter other than the CBS Business; provided, further, that in the event that any Shared Information constitutes privileged information, the Parties (including Acquiror after the Distribution Date) shall use commercially reasonable efforts to provide access to such information in a manner that would not reasonably be expected to violate any such privilege. Each of CBS and Radio agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 5.1(b).

(c) Other than in contribution or indemnification of a claim by a third party or Governmental Authority, neither Party will be liable for any Losses incurred by the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person.

(d) Nothing in this Section 5.1 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party would be required under this Section 5.1 to disclose any such information, such Party shall advise the other Party of such limitation or obligation and use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such information and to otherwise disclose any such information in a manner that would not reasonably be expected to violate such agreement.

(e) For the purposes of these covenants, CBS and Radio (including Acquiror after the Distribution Date) understand and appreciate that their mutual interests will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of this Section 5.1. Therefore, each Party agrees to use its commercially reasonable efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, each Party agrees to develop and follow a process for presenting, rapidly assessing, and settling claims and other disputes on a fair and equitable basis. If any dispute or claim arising under this Section 5.1 cannot be readily resolved by the Parties, the Parties agree to refer the matter to the chief financial officers of each Party (or their designees) who shall meet and attempt to resolve the dispute within fifteen (15) days from the date the dispute was brought before their attention. If any dispute or claim arising under this Section 5.1 cannot be resolved by such chief financial officers (or their designees), the Parties agree to refer the matter to a senior auditing partner of a nationally recognized accounting firm not currently providing services to either Party.

Section 5.2 Litigation and Intellectual Property Matters.

(a) On and after the Distribution Date, with respect to any counsel representing or seeking to represent either the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates, or both, the Parties agree that in determining whether a conflict exists for such counsel in representing any such Persons, the terms and provisions of each Party’s written outside counsel policies or engagement letters entered into prior to the Distribution Date providing for the application of conflicts rules on an enterprise-wide basis are, to the extent broader than applicable Laws, hereby waived for purposes of making such determination, and the Parties shall notify the applicable counsel of such waiver; provided that the Parties agree that the firms listed on Schedule 5.2 to this Agreement are not conflicted with respect to representing either, some or all of the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates, and the Parties hereby provide their consent to the representation of either, some or all of the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates by the firms listed on Schedule 5.2.

(b) The Parties agree that their communications before the Distribution Date regarding anticipated, threatened, pending, or completed litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations reflect joint defense and common interest communications, and thus are confidential and protected by the attorney-client privilege, work product doctrine, joint defense privilege, and any other applicable privileges. The Final Distribution and Merger are not intended to compromise the confidential and privileged nature of those communications or any future privileged and confidential communications they might have regarding litigation, claims, inquiries, proceedings, or investigations.

(c) The Parties agree to reasonably cooperate with each other in good faith in, and provide each other with prompt notice of, any anticipated, threatened, or pending litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations arising out of or relating to the Radio Business or the Prior Relationship (whether such litigation, claims, inquiries, proceedings, or investigations arise before or after the Distribution Date) where any member of the CBS Group, Radio Group or Acquiror Group is a party in interest in such litigation, claims, inquiries, proceedings, or investigations, including to promptly provide each other with copies of all complaints, notices, inquiries, requests or correspondence relating thereto as well as reasonable access to records and information pursuant to Section 4.1 herein and to employees during normal business hours and upon reasonable notice (provided that such access shall not unreasonably interfere with any employee’s performance of his or her other employment duties); provided, that this Section 5.2(c) shall not apply in the event the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates are adverse parties in any such litigation, claim, inquiry, proceeding, or investigation.

(d) On and after the Distribution Date, the Parties agree that with respect to all Actions against any member of the CBS Group, any member of the Radio Group, any member of the Acquiror Group or members of all three Groups relating to events that take place before, on or after the Distribution Date, as between the Parties, such Actions shall be controlled by:

(i) CBS, if such Action relates solely to the CBS Business (as the CBS Business is conducted after the Distribution Date) (a “Future CBS Litigation Matter”), and CBS shall use its reasonable best efforts to have a member of the CBS Group substituted for any member of the Radio Group which may be named as a defendant in such Future CBS Litigation Matter; provided, however, that CBS shall not be required to make any such effort if the removal of any member of the Radio Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future CBS Litigation Matter;

(ii) Radio and Acquiror, if such Action relates solely to the Radio Business (as the Radio Business is conducted after the Distribution Date) or the business of the Acquiror Group (as such business (excluding the Radio Business for such purpose) is conducted before or after the Distribution Date) (a “Future Radio Litigation Matter”), and Radio and Acquiror shall use their reasonable best efforts to have a member of the Radio Group or Acquiror Group substituted for any member of the CBS Group which may be named as a defendant in such Future Radio Litigation Matter; provided, however, that Radio and Acquiror shall not be required to make any such effort if the removal of any member of the CBS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future Radio Litigation Matter;

(iii) except as provided in paragraphs (i) or (ii) above, as set forth in Section 7.23 of the Merger Agreement or as may be otherwise agreed by CBS and Radio (including Acquiror after the Distribution Date), CBS and Radio (including Acquiror after the Distribution Date) jointly, if (A) members of their respective Groups jointly operate or operated at the relevant time the Business to which such Action relates, (B) an Action arises from or relates to the Schedule TO, the Proxy Statement/Prospectus, the Acquiror Registration Statement or the Radio Registration Statement, or any preliminary, final or supplemental prospectus forming a part of the Acquiror Registration Statement, Proxy Statement/Prospectus or the Radio Registration Statement, or any other document filed with any Governmental Authority at or prior to the Distribution Date by CBS, Radio or Acquiror in connection with the Radio Reorganization, Final Distribution or Merger (collectively, the “SEC Filings”), or (C) an Action is brought by any Person against Radio, CBS and/or Acquiror with respect to the Radio Reorganization, Final Distribution or Merger (the matters in clauses (A) through (C) being “Future Joint Litigation Matters”); provided, however, that no member of any Group may settle a Future Joint Litigation Matter without the prior written consent of the members of the other Groups named or involved in such Future Joint Litigation Matter, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that either Party may settle a Future Joint Litigation Matter if such settlement is for money only and provides a full release from any liability under such Future Joint Litigation Matter for the other Party and, as applicable, the members of the other Party’s Group; and

(iv) to the extent the Party named in an Action described in this Section 5.2 (the “Named Party”) is not substituted for as described in Section 5.2(d)(i) or Section 5.2(d)(ii), by a member of the Group which has assumed control of such Action pursuant to this Section 5.2 (the “Responsible Party”), the Parties hereto agree to cooperate in defending against such Action and, subject to Article IV, to provide each other with access to all Information relating to such Action except to the extent providing such access and such Information would prejudice an indemnification claim available to such Parties under this Agreement.

(e) Notwithstanding anything herein to the contrary, Actions, and any proceeds or other benefits that may be received as a result of such Actions, and any Losses arising out of or resulting from such Actions, that (i) relate to the CBS Business and not to the Radio Business shall be the property of CBS, (ii) relate to the Radio Business and not to the CBS Business shall be the property of Radio (including Acquiror after the Distribution Date), and (iii) relate to both the CBS Business and the Radio Business shall be the property of, and shall be shared by, CBS and Radio (including Acquiror after the Distribution Date) in proportion to their respective interests.

(f) After the Distribution Date, the Radio Group (including the Acquiror Group after the Distribution Date) has no ownership or other right, title or interest in or to the CBS Brands and the only rights the Radio Group (including the Acquiror Group after the Distribution Date) has in the CBS Brands are pursuant to the CBS Brands License Agreements. With respect to any works (excluding Content) created for or in connection with the business and operations of “CBS Local Digital Media” prior to the Distribution Date or after the Distribution Date during the term of the Joint Digital Services Agreement (the “Non-Content Assets”), the Parties acknowledge and agree that:

(i) The Non-Content Assets of CBS Local Digital Media: (A) created solely by or for Radio or the business of the Radio Group (e.g., “CBS PAD” for podcasts, the “Radio 2.0 Avalon/ Brooklyn User Registration” and the “Audio Ad Center,” etc.) (the “Radio Digital Works”) shall be owned by Radio; (B) created solely by or for a CBS Group entity (e.g. the “CBS Local App,” “CBS Weather Watcher,” “Weather Images,” “School Closings,” “Traffic Cameras,” and the “CBS Free Agency + Power Rankings” products, etc.) (the “CBS Group Digital Works”) shall be owned by CBS Broadcasting; or (C) created jointly by or for Radio or the business of the Radio Group and any CBS Group entity (“Joint Digital Works”) shall be owned by CBS Broadcasting.

(ii) To the extent CBS Broadcasting owns any right, title or interest in the Radio Digital Works, CBS Broadcasting hereby assigns all of its right, title and interest in or to the Radio Digital Works to Radio. To the extent Radio owns any right, title or interest in the CBS Group Digital Works or Joint Digital Works, Radio hereby assigns all of its right, title and interest in or to the CBS Digital Works and Joint Digital Works to CBS Broadcasting.

(iii) Any Joint Digital Work shall be, and any assignment pursuant to Section 5.2(f)(ii) is made, subject to the license set forth in Section 5.2(f)(v)

(iv) Each of the Parties shall, for its own Digital Works, exercise its sole discretion with respect to the registration of intellectual property rights (including copyrights registration and the right to secure renewals and extensions therefor pursuant to Laws now or hereafter in force and effect in the United States or in any other countries, and trademarks clearance, application and registration maintenance) and the enforcement of such rights.

(v) To the extent that the CBS Group owns any other Intellectual Property Rights (excluding the CBS Brands and any other Intellectual Property Rights that are subject to written agreements between any member of the CBS Group and Radio) for which the license contemplated by this Section 5.2(f)(v) would not cause the CBS Group to materially breach any other obligations it has to third parties existing as of the Distribution Date and that were used in the business of the Radio Group prior to the Distribution Date (including any Joint Digital Works), the CBS Group hereby grants Radio and its current and future Affiliates a non-exclusive, perpetual, royalty-free license to use and exploit such Intellectual Property Rights solely in connection with the businesses of Radio and its current and future Affiliates that are consistent with the conduct of the Radio Business as conducted prior to the Distribution Date and only to the extent such rights were used in the Radio Business.

(g) Subject to the terms of the Joint Digital Services Agreement, Radio hereby grants to CBS and those Affiliates of CBS performing services under the Joint Digital Services Agreement a non-exclusive, royalty-free license to use and exploit CBS Radio Content solely for use on the CBS Local Portals during the term of the Joint

Digital Services Agreement and solely to the extent necessary for the purposes of providing CBS Services thereunder.

(h) Ownership; Hand-Over.

(i) CBS News Content: The Parties acknowledge and agree that, as between CBS Broadcasting and Radio, CBS Broadcasting owns all rights, title and interests, including but not limited to all copyrights and rights of copyright, in and to the CBS News Content and all Materials containing CBS News Content, throughout the world in perpetuity in any and all media now known or hereafter developed, subject to: (i) any and all third-party rights in or to any elements of the CBS News Content; and (ii) the rights of Radio in or to any elements of the CBS News Content that consist of CBS Radio Content.

(ii) CBS Radio Content: The Parties acknowledge and agree that, as between CBS Broadcasting and Radio, Radio owns all rights, title and interests, including but not limited to all copyrights and rights of copyright, in and to the CBS Radio Content and all Materials containing CBS Radio Content, throughout the world in perpetuity in any and all media now known or hereafter developed, subject to: (i) any and all third-party rights in or to any elements of the CBS Radio Content; and (ii) the rights of CBS Broadcasting Inc. in or to any elements of the CBS Radio Content that consist of CBS News Content.

(iii) Hand-Over: If, from time to time, either Party has a good faith reason to believe that any Materials it owns are in the possession or control of the other Party, the Party owning the Materials may request hand-over thereof in a written notice describing the requested Materials in detail. The Party receiving such notice shall, within a reasonable period: (i) use good faith efforts to locate the requested Materials and (ii) notify the requesting Party as to whether or not the Materials have been located. In the event of any dispute or disagreement as to which Party owns the requested Materials, the Parties will work to resolve the matter in good faith. Subject to the foregoing, the Parties shall arrange for pick-up or delivery of the requested Materials by or to the requesting Party, at the requesting Party’s expense. If a Party discovers that it is in possession or control of any Materials it knows or believes are owned by the other Party, the Party making such discovery shall promptly provide the other Party with a written notice describing the discovered Materials in detail, and the Party receiving such notice may thereafter inspect the Materials and/or request hand-over of the Materials as set forth above.

Section 5.3 Insurance Matters.

(a) Except as otherwise provided herein, from and after the Distribution Date, Radio and its Affiliates shall cease to be insured under insurance policies or programs issued to, or maintained by, CBS (including programs of self-insurance or retained liability) under which Radio or its Affiliates were, prior to the Distribution Date, also insured as additional insureds or otherwise (collectively, the “CBS Insurance Policies”). Nothing in this Section 5.3 shall restrict or abridge Radio’s or its Affiliates’ rights and responsibilities, if any, under the CBS Insurance Policies, and Radio shall continue to have access to such CBS Insurance Policies on the same terms and conditions as prior to the Distribution Date (including with respect to deductibles, retained liability, caps, stop-losses, limits or maximums), including, but without limitation, (i) under occurrence-based, accident-based, loss-sustained, loss-discovered, or other types of third-party liability or first-party policies, with respect to actual or alleged occurrences, accidents, injuries, or violations commencing or happening, or losses sustained or discovered, prior to the Distribution Date, (ii) under claims-made policies, with respect to claims made or circumstances noticed to the insurer prior to the Distribution Date, or (iii) under first-party coverages (including but without limitation property and business interruption insurance), with respect to events, occurrences, happenings, damages or losses incepting prior to the Distribution Date. For the avoidance of doubt, from and after the Distribution Date, (i) Radio shall cease to have access to the CBS Insurance Policies with respect to events, acts, occurrences, happenings, injuries, and conduct commencing or taking place solely after the Distribution Date; and (ii) Radio shall continue to have access to the CBS Insurance Policies with respect to events, acts, occurrences, happenings, injuries, and conduct commencing or taking place before the Distribution

Date, as well as any events, acts, occurrences, happenings, injuries, conduct, or claims after the Distribution Date that are related or inter-related to events, acts, occurrences, happenings, injuries, conduct, or claims commencing or taking place prior to the Distribution Date. Radio shall be responsible at all times after the Distribution Date for securing and maintaining on its own behalf all insurance that it desires or is required to secure and maintain with respect to events, acts, occurrences, happenings, and conduct commencing or taking place solely after the Distribution Date, which shall, in any event, include any insurance of the types under which Radio and its Affiliates were covered prior to the Distribution Date through insurance issued to CBS, including, but without limitation, directors and officers liability insurance, general liability insurance, workers’ compensation insurance, crime insurance, fiduciary insurance, errors and omissions insurance, employment practices insurance, business travel accident insurance, and property insurance. Notwithstanding the foregoing, CBS agrees that (i) with respect to the CBS Insurance Policies that are claims-made policies, CBS shall for a period of six (6) years following the Distribution Date include Radio, its Affiliates, and each of their past, present and future officers, directors, and other individuals and entities insured under the CBS Insurance Policies as of the Distribution Date, as insureds or additional insureds with respect to events, acts, occurrences, happenings, losses, liabilities, damages, claims, proceedings, and/or conduct commencing or taking place before the Distribution Date on terms (including with respect to the amount of any applicable deductibles or self-insured retentions) that are equal or superior to the terms of such policies in effect as of the Distribution Date (and, upon Radio’s request, shall provide certificates of insurance or other reasonable documentation adequate to confirm such insured status and the terms thereof), (ii) CBS shall not modify or cancel the CBS Insurance Policies with respect to events, acts, occurrences, happenings, losses, liabilities, damages, claims, proceedings, and/or conduct commencing or taking place before the Distribution Date, or otherwise take any action impairing the rights of Radio, its Affiliates, and each of their insured persons to obtain the full benefits of the CBS Insurance Policies as set forth in this Section 5.3 (including, but without limitation, commuting, buying-out, or releasing any coverage under the CBS Insurance Policies as respects Radio, its Affiliates, and each of their insured persons without the express written consent of Radio, which may be withheld at Radio’s sole discretion for any reason), (iii) CBS shall add the members of the Acquiror Group and Radio Group as insureds, additional insureds, named insureds, and/or loss payees under the CBS Insurance Policies as necessary to ensure their access to the coverages provided under such policies pursuant to this Section 5.3, and (iv) CBS shall provide Radio with applicable primary occurrence based policies.

(b) Radio agrees, for itself and each other member of the Acquiror Group and Radio Group, that no member of the CBS Group nor any of their directors, officers or employees shall have any liability to any member of the Acquiror Group or Radio Group whatsoever as a result of the CBS Insurance Policies and insurance practices of the CBS Group as in effect at any time prior to the Distribution Date, including, without limitation, as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any CBS Insurance Policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided, however, that this Section 5.3(b) shall (i) not limit the rights of Radio and Affiliates to access the CBS Insurance Policies, and (ii) be subject to the obligations of CBS as otherwise set forth in Section 5.3.

(c) Except as otherwise provided in this Agreement or in any Ancillary Agreement, each of the Parties intends by this Agreement, to the fullest extent permitted under the terms of the CBS Insurance Policies in accordance with the applicable Law that, with respect to any Radio liability or Radio Loss, each member of the Radio Group retain all of its Insurance Rights, receive the full benefit of any transfer or assignment of Insurance Rights permitted under the terms of the CBS Insurance Policies in accordance with the applicable Law, and be a successor-in-interest to all rights that any member of the Radio Group may have as of the Distribution Date, so as to avail itself of any such CBS Insurance Policy, to obtain the Insurance Proceeds and benefits thereof and to maximize the Insurance Proceeds and benefits recoverable under the CBS Insurance Policies. CBS shall, at the reasonable request of Radio, take all steps reasonably necessary or desirable, including, without limitation, the execution and delivery of any instruments, to cooperate with and to assist Radio in its pursuit of any claims properly being asserted by or on behalf of Radio or its Affiliates under the CBS Insurance Policies in accordance with the foregoing; provided, however, that CBS shall not be required to incur any out-of-pocket costs, waive any rights or incur any liabilities in connection therewith, except to the extent that such costs are advanced or reimbursed, or such liabilities are assumed, by Radio or Acquiror.

(d) Except as otherwise contemplated in this Agreement or in any Ancillary Agreement, after the Distribution Date, each member of the CBS Group, Radio Group and Acquiror Group will share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion and pursue claims for insurance coverage under the CBS Insurance Policies in accordance with the terms of this Agreement, including, without limitation, sharing Information relating to impairment, exhaustion, potential exhaustion, and potential impairment of limits of liability of the CBS Insurance Policies and relating to maximums, caps, stop-loss or other limits applicable to Insurance Charges. Each member of the CBS Group, on the one hand, and the Radio Group and Acquiror Group, on the other hand, at the request of the other, shall cooperate with and make commercially reasonable efforts to assist the other in recoveries for claims under any CBS Insurance Policy for the benefit of any insured party, including, without limitation, consulting and sharing Information with the other with respect to positions regarding insurance coverage, such as, by way of example, positions relating to the number of “occurrences” or “accidents” and the proper trigger of coverage, that may affect the other’s insurance rights or recoveries under the CBS Insurance Policies.

(e) Subject to Sections 5.3(d), 5.3(f), 5.3(g) and 5.3(i), with respect to liabilities of Radio (exclusive of any insured liabilities of CBS), Radio Losses (exclusive of any insured CBS Losses), insured liabilities of Radio, and insured Radio Losses, the members of the Radio Group shall have the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect Radio under the CBS Insurance Policies and for presentation and pursuit of claims for insurance coverage under the CBS Insurance Policies. Except as otherwise provided for in this Agreement or in any Ancillary Agreement, the members of the Radio Group (including the Acquiror Group) shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions, amounts payable by a CBS captive insurer (except for amounts actually reimbursed by a reinsurer of the captive), or other charges under the CBS Insurance Policies (collectively, “Insurance Charges”) whenever arising, that shall become due and payable under the terms and conditions of any applicable CBS Insurance Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, to the extent such Insurance Charges involve or relate to any of the assets, businesses, operations or liabilities of the Radio Business, whether the same relate to the period prior to, on or after the Distribution Date, but only to the extent such Insurance Charges arise from, and are attributable to, claims asserted by or on behalf of Radio under the CBS Insurance Policies. To the extent that the terms of any applicable CBS Insurance Policy provide that any member of the CBS Group shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any member of the Radio Group, CBS shall be entitled to demand that the members of the Radio Group or the Acquiror Group make such payment directly to the Person entitled thereto or shall, upon demand by Radio, make such payment with funds advanced to it by the members of the Radio Group or the Acquiror Group. In connection with any such demand, CBS shall submit to Radio a copy of any invoice received by CBS pertaining to such Insurance Charges, together with appropriate supporting documentation, to the extent available. In the event that the Radio Group or Acquiror Group fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by CBS, CBS may (but shall not be required to) pay such Insurance Charges for and on behalf of Radio and, thereafter, Radio or Acquiror shall forthwith reimburse CBS for such payment. Subject to the other provisions of this Section 5.3, the responsibility for claims administration and financial administration of such CBS Insurance Policies in this Section 5.3(e) is in no way intended to limit, inhibit or preclude any right of CBS, Radio or any other insured to insurance coverage for any insured claims under the CBS Insurance Policies.

(f) With respect to any joint liability or any actual or alleged joint liability or Loss of CBS and Radio, the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect the CBS Insurance Policies and for the pursuit and prosecution of claims for insurance coverage under the CBS Insurance Policies shall be held jointly between the members of the CBS Group and the members of the Radio Group. The members of the CBS Group, on the one hand, and the members of the Radio Group and

Acquiror Group, on the other hand, shall consult, cooperate and coordinate with each other, including, without limitation, granting consents to the other, which consents shall not be unreasonably withheld, conditioned or delayed, with respect to such joint claims administration, financial administration of claims, and pursuit and prosecution of claims for insurance coverage under the CBS Insurance Policies. No member of the Radio Group or Acquiror Group shall commence any litigation, arbitration, mediation or similar proceeding (other than in accordance with Article VII) concerning coverage under the CBS Insurance Policies for such joint liabilities or joint Losses without the consent of CBS, which consent shall not be unreasonably withheld. No member of the CBS Group shall commence any litigation, arbitration, mediation or similar proceeding (other than in accordance with Article VII) concerning coverage under the CBS Insurance Policies for such joint liabilities or joint Losses without the consent of Radio, which consent shall not be unreasonably withheld. Any insurance recoveries for such joint liability or such joint Loss shall be allocated between the members of the CBS Group and the Radio Group in accordance with the portion of insurance recoveries that is attributable to the portion of such joint liability or such joint Loss that is a liability of CBS or a CBS Loss and the portion of such joint liability or such joint Loss that is a liability of Radio or Radio Loss, respectively.

(g) Claims for coverage of insured liabilities of Radio or insured Losses of Radio shall be tendered by CBS as necessary to invoke the benefit of the CBS Insurance Policies, at Radio’s sole option, cost and expense. If the insurers to whom such claims are tendered do not promptly acknowledge insurance coverage in connection with the insured liabilities of Radio or insured Losses of Radio, then, with respect to such insured liabilities of Radio or insured Losses of Radio, Radio or one of the Radio Subsidiaries on an as-incurred basis (i) shall advance all amounts expended by the CBS Group for or with respect to such insured liabilities of Radio or insured Losses of Radio, including, without limitation, all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Losses required to be paid by CBS or its Subsidiaries and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the insured liabilities of Radio or insured Losses of Radio. Any payments made by any member of the Radio Group on account of such insured liabilities of Radio or insured Losses of Radio shall be deemed to be advances pursuant to this Section 5.3(g). The members of the Radio Group shall have the right to recover any advances made pursuant to this Section 5.3(g) from any member of the CBS Group, and each member of the CBS Group shall have the obligation promptly to reimburse the members of the Radio Group for such advances, solely from the Insurance Proceeds of the CBS Insurance Policies that cover such insured liabilities of Radio or insured Losses of Radio and that are received by the members of the CBS Group. The members of the CBS Group (i) shall, at all times until paid to a member of the Radio Group, hold Insurance Proceeds received for or with respect to insured liabilities of Radio or insured Losses of Radio in trust for the benefit of Radio; and (ii) shall promptly remit such Insurance Proceeds to Radio.

(h) This Agreement is not intended as an assignment or attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the CBS Group or the Radio Group in respect of any insurance policy or any other contract or policy of insurance except to the extent such assignment is permitted by the terms of such policy in accordance with the applicable Law and CBS and Radio have agreed to such assignment. Notwithstanding the foregoing, (i) this Agreement is intended as an assignment of Insurance Rights to members of the Radio Group and each of their insured persons, and their respective successors-in-interest and respective permitted assignees, to the extent allowed by applicable law and as necessary to fully establish their rights to obtain coverage under the CBS Insurance Policies as contemplated in this Section 5.3, and (ii) CBS further shall use its best efforts to document and otherwise establish the enforceability of such assignment of rights if necessary or pursuant to the request of Radio or any member of the Radio Group. Nothing in this Agreement shall be deemed (i) an assignment or transfer of any rights of any member of the CBS Group under the CBS Insurance Policies, or (ii) to confer any insurance-related rights other than those provided under the terms of any applicable CBS Insurance Policy on any party other than the members of the CBS Group and Radio Group, each of their insured persons and their respective successors-in-interest and respective permitted assignees in accordance with Section 9.8, including, without limitation, any right to enforce for any other party’s own benefit the arrangements made by CBS and Radio in subparagraph (i) hereof.

(i) For purposes of the exhaustion of any limits that apply to coverage available under the CBS Insurance Policies and for purposes of exhaustion of any caps, stop-losses, limits or maximums that apply to any Insurance Charges, amounts shall be allocated to the CBS Insurance Policies on a first come/first served basis. That means that amounts covered by such CBS Insurance Policies (including, without limitation, amounts paid as defense costs, settlements or judgments) shall be allocated to such CBS Insurance Policies in the order in which valid claims for payment of such amounts by any member of the CBS Group or Radio Group are paid by insurers under the CBS Insurance Policies. With respect to the application of the first come/first served principles, the members of the CBS Group and Radio Group shall act in good faith and avoid taking any actions for the purpose or with the intention of accelerating or delaying their payment of such amounts or their submission of claims under the CBS Insurance Policies in order to obtain some advantage with respect to the exhaustion of applicable limits or with respect to the application of the Insurance Charges under the CBS Insurance Policies; provided, however, that in the event that both CBS and Radio or any of their respective Subsidiaries make claims under any CBS Insurance Policy which may or do individually or together exceed the amount of any applicable CBS Insurance Policy limit or sublimit, or any cap, stop-loss, limit or maximum that may apply to any Insurance Charges, under such CBS Insurance Policies, a fair and reasonable allocation of such policy limit or sublimit, or any such cap, stop-loss, limit or maximum that may apply to any Insurance Charges, shall be made between CBS and Radio (the “Allocation”). CBS and Acquiror shall negotiate the Allocation in good faith for a period not to exceed 30 days. If CBS and Acquiror fail to agree upon the Allocation within such 30-day period, then each of CBS and Acquiror shall be free to deliver an Escalation Notice pursuant to Section 7.2(a) and otherwise follow the dispute resolution provisions of Section 7.2.

(j) This Agreement is not intended to, nor shall it be deemed, to reduce, negate, or supplant the obligations of any insurer pursuant to the CBS Insurance Policies. Each of the Parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, CBS and Radio shall negotiate in good faith concerning an amendment of this Agreement to avoid such a windfall.

Section 5.4 Common Agreements.

(a) Except as contemplated by any Ancillary Agreement or as otherwise agreed in writing between Radio, CBS and Acquiror, from and after the date hereof and prior to the Distribution Date, with respect to each Common Agreement, the Parties (including Acquiror) shall use reasonable best efforts to cooperate to assign, at or prior to the Distribution Date, in relevant part to the applicable member(s) of the applicable Group, or appropriately amend or novate prior to or at the Distribution Date, each Common Agreement, so that each Party or the member of its Group shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses to the same extent received and borne as of immediately prior to the date of such assignment, amendment or novation, with respect to such Common Agreement; provided that if the counterparty to any Common Agreement that is entitled under the terms of such Common Agreement to consent to the assignment, amendment or novation of such Common Agreement has not provided such consent, or if such assignment or amendment would impair the benefit the parties thereto derive from such Common Agreement, the provisions of Section 5.4(c) shall apply to such Contract. For the avoidance of doubt, CBS shall only be required to seek or obtain any consent with respect to a Common Agreement (i) that is either (A) specified on Schedule 5.4(a) hereto or (B) otherwise requested by Radio or Acquiror after the date hereof and the failure to obtain such consent would result in the loss of a material monetary benefit by Radio or would otherwise materially adversely effect the Radio Business following the Final Distribution, and (ii) if and only if receipt of such Consent is necessary for the Radio Group to have all material rights and benefits under such Common Agreement; provided further, that if and when any consent with respect to a Common Agreement is obtained in accordance with this Section 5.4(a), such Common Agreement will be assigned, novated or amended in accordance with this Section 5.4(a). For the avoidance of doubt, in no event shall any Common Agreement be assigned, novated or amended pursuant to this Section 5.4(a) in a manner that materially impairs the benefit or increases the Liability to be received by any member of the Radio Group relative to such benefit or Liability prior to the date of such assignment, novation or amendment, without the prior written consent of Acquiror.

(b) To the extent any Common Agreement has not been assigned, novated or amended in accordance with Section 5.4(a) prior to the Distribution Date:

(i) in connection with each Common Agreement primarily related to the Radio Business], Radio agrees to indemnify and hold harmless CBS and any of its Affiliates from and against any and all Liabilities arising out of third-party claims or demands (including claims or demands by any party to any such Common Agreement, other than CBS, Radio or any of their respective Affiliates) (x) CBS or its Affiliates incur in connection with any breach of any obligation of Radio, Acquiror or any of their Affiliates under or with respect to the Common Agreements or (y) to the extent such claim or demand seeks payment or performance by CBS or one of its Affiliates of any liability or obligation of or requirement applicable to Radio or any of its Affiliates under or with respect to the Common Agreements; provided that Radio and its Affiliates will have no liability or obligation to CBS and its Affiliates for failure to purchase goods or services under the Common Agreements after the Distribution Date, except where Radio or one of its Affiliates has, in anticipation of the Final Distribution and with the written consent of Acquiror, entered into a written agreement with the applicable third party to extend Radio’s or such Affiliates’ participation under the Common Agreement past the Distribution Date; and

(ii) in connection with each Common Agreement primarily related to the CBS Business, CBS agrees to indemnify and hold harmless Radio and any of its Affiliates from and against any and all liabilities arising out of third-party claims or demands (including any claims or demands by any party to any such Common Agreement, other than CBS, Radio or any of their respective Affiliates) Radio or its Affiliates incur in connection with any breach of any obligation of CBS or any of its Affiliates under or with respect to the Common Agreements; provided that CBS and its Affiliates will have no liability or obligation to Radio and its Affiliates for failure to purchase goods or services under the Common Agreements after the Distribution Date, except where CBS or one of its Affiliates has, in anticipation of the Final Distribution and with the written consent of Acquiror, entered into a written agreement with the applicable third party to extend CBS’s or such Affiliates’ participation under the Common Agreement past the Distribution Date.

(c) If the assignment, novation or amendment of any Common Agreement pursuant to Section 5.4(a) is not consummated prior to or at the Distribution Date, then, insofar as reasonably possible (taking into account any applicable restrictions or considerations, in each case relating to the Tax treatment of the transactions contemplated hereby, which Tax treatment is specified in the Tax Matters Agreement) and to the extent permitted by applicable Law:

(i) The Person retaining any such Common Agreement shall thereafter hold the portion of such Common Agreement to which the other Party is entitled in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the assignment, novation or amendment thereof (or as otherwise determined by the Parties) until the earlier of (x) two (2) years after the Distribution Date and (ii) the expiration of such Common Agreement in accordance with its terms;

(ii) The Person retaining any such Common Agreements shall, with respect to such Common Agreements, use commercially reasonable efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive its portion of the benefits or liabilities of such Common Agreement, insofar as reasonably possible, in substantially the same position as if such Common Agreement had been separated as contemplated hereby and so that all the benefits and burdens relating to such Common Agreement to which such Person is entitled, including possession, use, risk of loss, potential for gain, dominion, ability to enforce the rights under or with respect to and control and command over the portion of such Common Agreement to which such Person is entitled, are to inure from and after the Distribution Date to the applicable member or members of the CBS Group or the Radio Group entitled to the receipt of such benefit or liability under such Common Agreement; and

(iii) Except as set forth in the Ancillary Agreements, CBS shall, consistent with past practice, allocate to Radio and its Affiliates the applicable pro rata portion of amounts received from and amounts payable to third parties under any Common Agreements until such Common Agreement is separated pursuant to Section 5.4(a); provided that (A) Radio and its Affiliates will have no liability or obligation to CBS and its Affiliates for failure to purchase goods or services under the Common Agreements after the Distribution Date, except where Radio or one of its Affiliates has, in anticipation of the Final Distribution and with the written consent of Acquiror, entered into a written agreement with the applicable third party to extend Radio’s or such Affiliates’ participation under the Common Agreement past the Distribution Date, and (B) Radio and its Affiliates will not be allocated any portion of any “clawback” amounts, termination fees or similar payables to third parties under the Common Agreements as a result of the Final Distribution. Amounts so allocated to Radio or any of its Affiliates will be treated as a receivable or payable, as the case may be, of Radio from or to CBS.

ARTICLE VI

RELEASE; INDEMNIFICATION

Section 6.1 Indemnification by Radio. Except as set forth in Section 6.2, from and after the Distribution Date, Radio (and Acquiror after the Distribution Date) agrees to indemnify and hold harmless CBS and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs, executors and any of their successors and assigns (“CBS Indemnitees”) against any and all Losses, as incurred, arising out of or relating to: (i) the Radio Liabilities, including, after the Distribution Date, the failure of Radio or any other member of the Radio Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (ii) any breach by Radio or any other member of the Radio Group (including Acquiror after the Distribution Date) of any obligations to be performed by such Party pursuant to this Agreement subsequent to the Distribution Date and (iii) the Assumed Liabilities, including, the failure of Radio or any other member of the Radio Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities.

Section 6.2 Indemnification by CBS.

(a) CBS agrees to indemnify and hold harmless Radio and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs and any of their executors, successors and assigns (“Radio Indemnitees”) against any and all Losses, as incurred, arising out of or relating to (i) the Excluded Liabilities, including, the failure of CBS or any other member of the CBS Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (ii) any breach by CBS or any other member of the CBS Group of any obligations to be performed by such Party pursuant to this Agreement subsequent to the Distribution Date or (iii) any material breach of the representations and warranties set forth in the first two sentences of Section 5.18 of the Merger Agreement, (iv) any SEC Filings or other public filings made by CBS (including Radio prior to the Distribution Date) (other than with respect to any information provided by Acquiror specifically for inclusion therein), (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information provided by CBS or Radio specifically for inclusion in (A) the SEC Filings or (B) any public filings made by Acquiror following the Distribution Date or (vi) subject to Article VIII, CBS will indemnify the Acquiror for any actual remaining lease payments or any other contractual payments that were part of the restructurings conducted by the Radio Group or the CBS Group with respect to the Radio Business prior to January 1, 2017.

(b) No claim or cause of action for indemnification under Section 6.2(a)(iii) may be made following the one (1) year anniversary of the Closing Date, it being understood that in the event notice of any claim for indemnification under Section 6.2(a)(iii) shall have been given prior to the one (1) year anniversary of the Closing Date, such indemnification claim(s) and the representations and warranties that are the subject thereto shall survive until final resolution thereof.

(c) CBS’s obligation to indemnify Radio Indemnitees pursuant to (i) Section 6.2(a)(i) for Losses related to clause (e) of the definition of Excluded Liabilities and (ii) Section 6.2(a)(iii) are subject to the limitation that no indemnification shall be made by CBS with respect to any claim (including any Losses) until the aggregate amount of all such Losses for which indemnification may be sought hereunder exceeds $500,000 (the “Deductible”), at which point the Radio Indemnitees shall be entitled to indemnification for all such Losses. Notwithstanding the foregoing, only individual claims or series of related claims involving Losses in excess of $50,000 shall be included in the Deductible or be counted for determining the amount of Losses to be indemnified to the Radio Indemnitees pursuant to Section 6.2(a). Notwithstanding the foregoing, in no event shall the obligation of CBS to indemnify Radio Indemnitees with respect to (A) Section 6.2(a)(i) for Losses related to clause (e) of the definition of Excluded Liabilities and (B) Section 6.2(a)(iii) exceed, in the aggregate, $40,000,000.

Section 6.3 Certain Other Matters. Notwithstanding anything to the contrary herein, the rights and obligations of the Parties with respect to indemnification for Taxes or Tax matters (other than any Taxes or Tax matters governed by Section 3.6(a) or Article VIII of this Agreement) or other Losses that are the subject matter of the Tax Matters Agreement shall be governed solely by the Tax Matters Agreement; and the rights and obligations of the Parties with respect to any other indemnification or hold harmless obligation expressly set forth in any other provision of any Ancillary Agreement shall be governed solely by such provisions.

Section 6.4 Calculation of Indemnification Payments. The amount which any Indemnifying Party is required to pay to any Indemnified Party pursuant to this Agreement shall be reduced (including, but not limited to, retroactively) by any recovery, judgment, settlement or other amounts actually recovered, including insurance proceeds, by such Indemnified Party with respect to such liabilities.

Section 6.5 Indemnification Procedures.

(a) The indemnification procedures set forth in this Section 6.5 are applicable to any indemnity granted pursuant to this Agreement and the Ancillary Agreements (other than the Tax Matters Agreement). Notwithstanding anything herein to the contrary, indemnification procedures with respect to matters governed by the Tax Matters Agreement shall be governed solely by the Tax Matters Agreement.

(b) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim, which shall be governed by Section 6.5(c)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement or the Ancillary Agreements except and solely to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party other than under this Agreement or the Ancillary Agreements.

(c) If a claim or demand is made against an Indemnified Party by any Person who is not a party to this Agreement or the Ancillary Agreements (a “Third-Party Claim”) as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement or the Ancillary Agreements (other than the Tax Matters Agreement), such Indemnified Party shall give the Indemnifying Party written notice of such Third-Party Claim, as promptly as practicable, but in any event no later than fifteen (15) days after the receipt by the Indemnified Party of notice of such Third Party Claim, describing in reasonable detail the basis for any claim for indemnification hereunder and including copies of all notices and documents received by the Indemnified Party from third parties relating to such Third Party Claim (subject to any bona fide claims of attorney-client privilege); provided, however, that the failure to provide notice of any such Third Party Claim shall not release the Indemnifying Party from any of its obligations under this Agreement or the Ancillary Agreements except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party other than under this Agreement or the Ancillary Agreements. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice and reasonably acceptable to the applicable Indemnified Party, if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) Business Days of the receipt of the notice of the Third-Party Claim from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required to participate in such defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party (solely for such purpose), subject to reimbursement of reasonable out-of-pocket expenses. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party (solely for such purpose), subject to reimbursement of reasonable out-of-pocket expenses. No such Third-Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) unless such settlement is solely for money and includes an unconditional release of each Indemnified Party from any and all liabilities arising out of such action, claim, suit or proceeding and would not otherwise materially and adversely affect the Indemnified Party. No such Third-Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably, conditioned withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.6 Remedies. Except as otherwise provided in Section 9.6, the Merger Agreement or any Ancillary Agreement, following the Effective Time, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or Losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any Radio Liability or Excluded Liability), and each Indemnified Party expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party.

Section 6.7 General Release.

(a) Radio for itself and on behalf of the Radio Group (including the Acquiror Group after the Distribution Date) hereby releases, remises and forever discharges each of CBS and its Subsidiaries or Affiliates and any of their Representatives from any Losses, obligations or responsibilities for any and all actions or failures to take action, in each case prior to the Distribution Date, including any actions which may be deemed to have been negligent or grossly negligent, relating to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related or ancillary to, directly or indirectly, the Radio Business and the CBS Business, except for any liabilities, obligation or responsibility for any willful or intentional misconduct in the operation or conduct of the Radio Business or the CBS Business prior to the Distribution Date.

(b) CBS for itself and on behalf of its Subsidiaries hereby releases, remises and forever discharges each of Radio and its Subsidiaries or Affiliates and any of their Representatives from any Losses, obligations or responsibilities for any and all actions or failures to take action, in each case prior to the Distribution Date, including any actions which may be deemed to have been negligent or grossly negligent, relating or ancillary to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related to, directly or indirectly, the Radio Business and the CBS Business, except for any liabilities, obligation or responsibility for any willful or intentional misconduct in the operation or conduct of the Radio Business or the CBS Business prior to the Distribution Date.

(c) Nothing set forth in subsections (a) and (b) of this Section 6.7 shall limit or otherwise affect any Party’s rights or obligations pursuant to, contemplated by or in connection with this Agreement, the Merger Agreement or the Ancillary Agreements or the Transactions.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Disputes. Following the Effective Time, except as otherwise specifically provided in any Ancillary Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of disputes, controversies or claims that are the subject of that Ancillary Agreement), the procedures for discussion, negotiation and arbitration set forth in this Article VII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement or the validity, interpretation, breach or termination thereof, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Distribution Date), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the CBS Group, on the one hand, and the Radio Group or Acquiror Group, on the other hand (collectively, “Agreement Disputes”).

Section 7.2 Dispute Resolution.

(a) Following the Effective Time, CBS, on the one hand, and Radio and Acquiror, on the other hand, will use commercially reasonable efforts to resolve expeditiously any Agreement Dispute on a mutually acceptable negotiated basis. In furtherance of the foregoing, any member of the CBS Group, on the one hand, or the Radio Group or Acquiror Group, on the other hand, involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting between the chief legal officers or general counsels (or other designated senior-level management representative) of each of CBS and Acquiror (or, if CBS, on the one hand, and Radio or Acquiror, on the other hand, agree, of the appropriate strategic business unit or division within each such entity). A copy of any such Escalation Notice shall be given to the chief legal officer or general counsels of CBS and of Acquiror (which copy shall state that it is an Escalation Notice pursuant to this Article VII). Any agenda, location or procedures for such discussions or negotiations between CBS and Acquiror may be established by CBS, on the one hand, and Radio and Acquiror, on the other hand, from time to time;

provided, however, that the representatives of CBS, on the one hand, and Radio and Acquiror, on the other hand, shall use their reasonable efforts to meet within thirty (30) days of the delivery of Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury).

(b) If the chief legal officers or general counsels (or other designated senior-level management representatives) of CBS and Acquiror are not able to resolve the Agreement Dispute within thirty (30) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Agreement Dispute shall be submitted to a committee consisting of one independent director of CBS and one independent director of Acquiror.

(c) If CBS, on the one hand, and Radio and Acquiror, on the other hand, are not able to resolve the Agreement Dispute through the processes set forth in paragraphs (a) and (b) of this Section 7.2 within sixty (60) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), such Agreement Dispute shall be determined, at the request of either CBS, on the one hand, or Radio and Acquiror, on the other hand, by arbitration, which shall be conducted (i) by three (3) arbitrators, consisting of one arbitrator appointed by CBS, one arbitrator appointed by Radio and Acquiror and a third arbitrator appointed by the two (2) arbitrators appointed by CBS and Radio and Acquiror and (ii) in accordance with the Commercial Rules of the American Arbitration Association, or its successor organization (except with respect to the selection of arbitrators), in effect at the time of filing of the demand for arbitration. Any request for arbitration pursuant to this paragraph (c) may be made only after the Person requesting arbitration obtains the prior approval of its board of directors to make such request. The Parties hereby irrevocably undertake (x) not to bring any Agreement Dispute before any court or arbitration tribunal other than as set forth in this Section 7.2 and (y) not to challenge the right of the tribunal to rule over such dispute.

(d) The decision of the arbitrators shall be final and binding upon CBS, Radio and Acquiror, and the expense of the arbitration (including the award of attorneys’ fees to the prevailing Party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. The seat of the arbitration shall be New York, New York.

(e) The existence of, and any discussions, negotiations, arbitrations or other proceedings relating to, any Agreement Dispute shall be considered by each Party as Confidential Information until such time as a judgment thereon is sought in a court of competent jurisdiction.

(f) An arbitral tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any Party, consolidate an arbitration hereunder with arbitration under any of the Ancillary Agreements if the arbitration proceedings raise common questions of law or fact. If two or more arbitral tribunals under this Agreement and on or more of the Ancillary Documents issue consolidation orders, the order issued first shall prevail.

(g) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise set forth in Section 9.6, no member of the Acquiror Group (including the Radio Group) and no member of the CBS Group shall have the right to institute judicial proceedings against the other Party or any Person acting by, through or under such other Party, to enforce the instituting Party’s rights under this Agreement, except that any such member shall be permitted to seek an injunction in aid of arbitration with respect to an Agreement Dispute to preserve the status quo during the pendency of any arbitration proceeding pursuant to paragraph (c) of this Section 7.2.

(h) Each of the Parties irrevocably agrees that any judicial proceedings arising out of or relating to this Agreement (any such claim being a “Covered Claim”), shall be heard and determined in any federal or state court located in the State of Delaware, and each of the Parties hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 9.9. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in respect of Covered Claims (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process or the failure to follow the procedures set forth in clauses (a)-(g) of this Section 7.2, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Laws, that (A) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, Action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.3 Continuity of Service and Performance. Unless otherwise agreed in writing, CBS, on the one hand, and Radio and Acquiror, on the other hand, will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of Section 7.2 with respect to all matters not subject to such Agreement Dispute.

ARTICLE VIII

MATTERS RELATING TO EMPLOYEES

Section 8.1 General Principles.

(a) Assumption and Retention of Liabilities; Related Assets.

(i) Effective as of the Distribution Date, except as expressly provided in this Article VIII, the CBS Group shall assume or retain, as applicable, and the CBS Group hereby agrees to pay, perform, fulfill and discharge, in due course in full (A) all liabilities under all CBS Benefit Plans with respect to all CBS Employees, Former CBS Employees and their dependents and beneficiaries, (B) all liabilities with respect to the employment or termination of employment of all CBS Employees, Former CBS Employees, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the CBS Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the CBS Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the CBS Group, and (C) any other liabilities expressly assigned to CBS under this Agreement, in each case, whether arising before, on or after the Distribution Date. All assets held in trust to fund the CBS Benefit Plans and all insurance policies funding the CBS Benefit Plans shall be assets of the CBS Group, except to the extent specifically provided otherwise in this Agreement.

(ii) Effective as of the Distribution Date, except as expressly provided in this Article VIII, the Radio Group shall assume or retain, as applicable, and the Radio Group hereby agrees to pay, perform, fulfill and discharge, in due course in full, (A) all liabilities under all Radio Benefit Plans, (B) all liabilities with respect to the employment or termination of employment of all Radio Employees, Former Radio Employees, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the Radio Group or in any other employment, non-employment, or retainer arrangement, or relationship with a member of the Radio Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the Radio Group, and (C) any other liabilities expressly assigned to any member of the Radio Group under this Agreement, in each case, whether arising before, on or after the Distribution Date. All assets held in trust to fund the Radio Benefit Plans and all insurance policies funding the Radio Benefit Plans shall be assets of the Radio Group, except to the extent specifically provided otherwise in this Agreement.

(b) CBS Benefit Plans. Except as expressly provided herein, (i) each Radio Employee shall have ceased participation in all CBS Benefit Plans as of no later than such employee’s Employment Transfer Date, and (ii) each member of the Radio Group shall have ceased to be a participating company (to the extent applicable) in any CBS Benefit Plan as of no later than the Benefits Transition Date.

(c) Radio Benefit Plans. With respect to any Radio Benefit Plan, the Radio Group shall cause to be recognized (to the extent applicable) each Radio Employee’s and Former Radio Employee’s (i) past service with the CBS Group prior to such employee’s Employment Transfer Date or any other effective date for the applicable Radio Benefit Plan to the extent recognized under similar plans maintained by the CBS Group immediately prior to such date and (ii) vacation time and sick days that are accrued and unused as of such employee’s Employment Transfer Date.

(d) Assignment and Transfer of Employees. Effective as of no later than the Distribution Date, and except as otherwise agreed by the Parties, the applicable members of the CBS Group and Radio Group shall have taken such actions as are necessary to ensure that each Radio Employee is employed by a member of the Radio Group as of such date and each CBS Employee is employed by a member of the CBS Group as of such date. The Parties agree to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignment or transfer.

(e) Commercially Reasonable Efforts. CBS and Radio shall use commercially reasonable efforts to (i) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Agreement and (ii) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the CBS Benefit Plans and the Radio Benefit Plans.

(f) Regulatory Compliance. CBS and Radio shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities Laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting Party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

Section 8.2 Defined Benefit Pension Plans. The CBS Group shall retain, and remain the sponsor of, the CBS Radio Inc. Pension Plan and all other qualified and nonqualified defined benefit plans other than the Radio Multiemployer Plans as such term is defined in Section 6.4 (collectively, the “CBS DB Plans”) and no CBS DB Plan will be transferred to the Radio Group. Active participation in the CBS DB Plans of any Radio Employee who participated in any of the CBS DB Plans shall cease immediately as of the Distribution Date. Radio Employees and Former Radio Employees who participated in any of the CBS DB Plans (collectively, the “Radio Participants”) shall remain eligible to receive their benefits accrued under the CBS DB Plans through the Distribution Date in accordance with the terms thereof. All assets and liabilities of the CBS DB Plans shall remain with the CBS Group or in a CBS DB Plan trust, as applicable, and, for the avoidance of doubt and notwithstanding anything in the Tax Matters Agreement to the contrary, the CBS Group shall be entitled to any Tax deductions arising in respect of the payment of any benefits under the CBS DB Plans. In order to assist the CBS Group in the administration of the CBS DB Plans (including in respect of the delivery of participant communications and payment of benefits), Radio shall (i) provide to CBS (or, if so instructed by CBS, to the third-party record keepers for the CBS DB Plans) on a monthly basis updated Radio Participant employment information and (ii)  inform CBS as soon as is reasonably practical of the separation from service of any Radio Participant.

Section 8.3 Defined Contribution Pension Plans.

(a) Qualified Defined Contribution Plans. Effective as of the Benefits Transition Date, the Radio Group established a defined contribution retirement plan initially to be known as the CBS Radio 401(k) Plan (the

“Radio 401(k) Plan”). As soon as practicable following the Benefits Transition Date, the CBS Group shall have caused the accounts of the Radio Employees (excluding any such individual who has not been hired or identified as a Radio Employee as of the Benefits Transition Date) and Former Radio Employees under the CBS 401(k) Plan and related trust (including any outstanding loans) to be transferred to the Radio 401(k) Plan and related trust in cash or such other assets as determined by the applicable plan fiduciaries. As of the date of transfer to the trust maintained for the Radio 401(k) Plan of the CBS 401(k) Plan account of a Radio Employee or Former Radio Employee, Radio shall have caused the Radio 401(k) Plan and related trust to assume and be solely responsible for all liabilities under the Radio 401(k) Plan and related trust with respect to such Radio Employee or Former Radio Employee. CBS and Radio agree to cooperate in making all appropriate filings and taking all commercially reasonable actions required to implement the provisions of this Section 8.3(a); provided that Radio acknowledges that it shall be responsible for complying (or ensuring that its prototype plan provider is complying) with any requirements and applying for any Internal Revenue Service determination or opinion letters with respect to the Radio 401(k) Plan and related trust. Subject to the requirements of applicable Law, from and following the transfer to the Radio 401(k) Plan and related trust of the applicable accounts under the CBS 401(k) Plan and related trust, participants in the Radio 401(k) Plan may transfer the investment of their plan accounts out of CBS Class B Common Stock and shall be prohibited from transferring the investment of their plan accounts or electing the investment of new contributions to their plan accounts in shares of CBS Class B Common Stock. Prior to or as soon as practicable following the Distribution Date, CBS shall transfer account balances (including any outstanding loans) from the CBS 401(k) Plan to the Radio 401(k) Plan of any individual who becomes a Radio Employee after the Benefits Transition Date and on or prior to the Distribution Date, which transfer may be effectuated through a trust-to-trust transfer, as determined by CBS, based on the principles and procedures set forth in this Section 8.3(a). Notwithstanding any provision of this Agreement to the contrary (including the definition of “Radio Business”), the Radio 401(k) Plan shall assume and retain all account balances of any former employee of any terminated, divested or discontinued business or operations that at the time of termination, divestiture or discontinuation primarily related to the Radio Business as then conducted.

(b) Non-Qualified Defined Contribution Plans. Effective as of the Benefits Transition Date, Radio established a non-qualified defined benefit contribution plan initially to be known as the CBS Radio Excess 401(k) Plan (the “Radio Excess 401(k) Plan”). As of the Benefits Transition Date, CBS shall have caused the accounts of the Radio Employees (excluding any such individual who has not been hired or identified as a Radio Employee as of the Benefits Transition Date) and Former Radio Employees under the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan to be transferred to the Radio Excess 401(k) Plan. As of the transfer to the Radio Excess 401(k) Plan of the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan accounts of a Radio Employee or Former Radio Employee, Radio shall have caused the Radio Excess 401(k) Plan to assume and be solely responsible for all liabilities under the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan with respect to such Radio Employee or Former Radio Employee. Subject to the requirements of applicable Law, from and following the transfer to the Radio Excess 401(k) Plan of the applicable CBS Excess 401(k) Plan and CBS Bonus Deferral Plan accounts, participants in the Radio Excess 401(k) Plan may transfer the investment of their plan accounts out of notional CBS Class B Common Stock and shall be prohibited from transferring the investment of their plan accounts or electing the investment of new contributions to their plan accounts in notional shares of CBS Class B Common Stock. Prior to the Distribution Date, Radio shall cause the Radio Excess 401(k) Plan to assume and be solely responsible for all liabilities under the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan with respect to any individual who becomes a Radio Employee after the Benefits Transition Date and on or prior to the Distribution Date, based on the principles and procedures set forth in this Section 8.3(b). Notwithstanding any provision of this Agreement to the contrary (including the definition of “Radio Business”), the Radio Excess 401(k) Plan shall assume and retain all Liabilities of any former employee of any terminated, divested or discontinued business or operations that at the time of termination, divestiture or discontinuation primarily related to the Radio Business as then conducted, provided that such Liabilities shall not exceed as of the Distribution Date $250,000.

Section 8.4 Collective Bargaining Agreements and Multiemployer Plans. The Radio Group shall retain or otherwise be responsible for all Collective Bargaining Agreements applicable to Radio Employees or Former

Radio Employees in connection with their services to the Business (the “Radio CBAs”). The Radio Group shall also retain or otherwise be responsible for all liabilities in respect of any “multiemployer plans” (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA) (the “Radio Multiemployer Plans”) in which Radio Employees or Former Radio Employees participate or are eligible to receive benefits in connection with their services to the Business, including any “withdrawal liability” (within the meaning of Section 4201 of ERISA). If any “withdrawal liability” is imposed upon the CBS Group in respect of any of the Radio Multiemployer Plans, the Radio Group shall promptly indemnify the CBS Group for the full amount of such liabilities and related costs and expenses as soon as practicable following the request of the CBS Group. Prior to the Distribution Date, the Radio Group shall take any action necessary to ensure that the Radio CBAs and all liabilities thereunder and under the Radio Multiemployer Plans are solely obligations of the Radio Group.

Section 8.5 Equity-Based Compensation. Each CBS Option and CBS RSU Award held by a Radio Employee who remains employed by the Radio Group immediately prior to the Effective Time shall be converted pursuant to the Merger Agreement. Any CBS Option or CBS RSU Award that does not convert pursuant to the Merger Agreement shall remain an obligation of the CBS Group and shall be settled (if at all) in accordance with its terms.

Section 8.6 Cash-Based Compensation - Short-Term Bonus Awards. Radio shall assume or retain all liabilities with respect to any bonus awards payable under the annual or short-term incentive plans of the CBS Group or the Radio Group to Radio Employees and Former Radio Employees.

Section 8.7 Certain Welfare Benefit Plans; Workers’ Compensation.

(a) Health and Welfare Plans. Effective as of the applicable Employment Transfer Date, each Radio Employee shall cease participating in the CBS Health and Welfare Plans and become a participant in the Radio Health and Welfare Plans. The Radio Group shall be responsible for all liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the Radio Health and Welfare Plans, and the CBS Group shall be responsible for all liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the CBS Health and Welfare Plans; provided, however, the Radio Group shall reimburse the CBS Group for all costs and expenses incurred by the CBS Group in providing health and welfare benefits with respect to Radio Employees and Former Radio Employees for events giving rise to the cost or expense occurring before the applicable Employment Transfer Date (but for (i) COBRA continuation coverage and (ii) health and welfare benefits provided following the date a Radio Employee or Former Radio Employee becomes disabled under a long-term disability plan or program of the CBS Group, in each case, without regard to whether the events giving rise to the cost or expense occur before, at or after the Benefits Transition Date). The CBS Group shall send to the Radio Group an invoice for each month following the Benefits Transition Date in which such costs and expenses are incurred specifying the amount to be reimbursed, which invoice shall not include any information that may not be shared pursuant to applicable Law, and Radio shall, or shall cause a member of the Radio Group to, reimburse such costs and expenses within 15 days of receipt of such invoice.

(b) COBRA Compliance. Subject to the obligation of the Radio Group to reimburse the CBS Group for all costs and expenses incurred by the CBS Group under CBS Healthcare Plans as described in Section 8.7(a), (i) CBS shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the CBS Health and Welfare Plans with respect to Radio Employees and Former Radio Employees and their covered dependents while any such individual was a participant in the CBS Health and Welfare Plans, and (ii) Radio shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the Radio Health and Welfare Plans with respect to Radio Employees and Former Radio Employees and their covered dependents while any such individual was a participant in the Radio Health and Welfare Plans. The Parties agree that the consummation of the transactions contemplated by this Agreement shall not constitute a COBRA-qualifying event for any purpose of COBRA.

(c) Workers’ Compensation Liabilities. Effective as of no later than the Distribution Date, the Radio Group shall adopt workers’ compensation policies (the time such policies become effective, the “WC Effective Time”). All workers’ compensation liabilities relating to, arising out of, or resulting from any claim by a Radio Employee or Former Radio Employee that results from an accident occurring, or from an occupational disease which becomes manifest, prior to the WC Effective Time shall be retained by the CBS Group. All workers’ compensation liabilities relating to, arising out of, or resulting from any claim by a Radio Employee or Former Radio Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the WC Effective Date shall be retained by the Radio Group. Notwithstanding the foregoing, in respect of periods prior to the WC Effective Time, the Radio Group shall continue to reimburse the CBS Group for all workers’ compensation claims costs incurred by the CBS Group in respect of the Radio Employees and Former Radio Employees. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. The CBS Group and Radio Group shall cooperate with respect to any notification to appropriate governmental agencies of the WC Effective Time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

(d) Severance. A Radio Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by this Agreement. The Radio Group shall be solely responsible for all liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Radio Employee or Former Radio Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by this Agreement, including any amounts required to be paid (including any payroll or other Taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement or Law (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation and Taxes).

(e) Retiree Medical. Effective as of the Distribution Date, CBS shall retain all assets and liabilities with respect to the CBS Retiree Medical Plan, including in respect of Radio Employees and Former Radio Employees who become or are participants under such plan, regardless of whether the event giving rise to the liability occurred before, at or after the Distribution Date.

Section 8.8 Employment Agreements. Any employment agreement between any member of the CBS Group and a Radio Employee or Former Radio Employee shall, as of no later than the Distribution Date, be assigned by such member of the CBS Group to a member of the Radio Group and assumed by such member of the Radio Group.

Section 8.9 Administration.

(a) Sharing of Participant Information. CBS and Radio shall share, and CBS shall cause each member of the CBS Group to share, and Radio shall cause each member of the Radio Group to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Radio Benefit Plans and the CBS Benefit Plans. CBS and Radio and their respective authorized agents shall, subject to applicable Laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.

(b) No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the CBS Group, at any time after the date hereof, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any CBS Benefit Plan, any benefit under any CBS Benefit Plan or any trust, insurance policy or funding vehicle related to any CBS Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the Radio Group, at any time after the date hereof, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Radio Benefit Plan, any benefit under any Radio Benefit Plan or any trust, insurance policy or funding vehicle related to any Radio Benefit Plan.

Section 8.10 Certain Liabilities Related to Former Radio Employees. Notwithstanding any provision of this Agreement to the contrary, with respect to Former Radio Employees whose employment with the CBS Group or the Radio Group was terminated prior to January 1, 2017, the CBS Group shall retain Liabilities in respect of (a) cash severance payable following the applicable termination of employment (whether in a lump sum or in the form of base salary continuation), (b) incentive compensation that was earned but unpaid as of the applicable termination of employment and (c) continuation of benefits under the CBS Health and Welfare Plans following the applicable termination of employment.

Section 8.11 Tax Benefits. Notwithstanding any provision of this Agreement or the Tax Matters Agreement to the contrary, the CBS Group shall be entitled to any Tax deductions arising in respect of compensation or benefits to be paid by the CBS Group or in respect of which the CBS Group is retaining the Liability. To the extent CBS Group is not permitted to take any such deduction under applicable law, including by reason of a subsequent Final Determination, the Radio Group shall pay the amount of any Tax Benefits (as defined in the Tax Matters Agreement) that result therefrom to the CBS Group within ten (10) days of the date on which such Tax Benefits are realized by the Radio Group.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Limitation of Liability. Neither CBS nor Radio (including Acquiror after the Distribution Date) shall be liable to the other for any (a) exemplary or punitive damages of the other party or (b) special, indirect, incidental or consequential damages or lost profits, in each case, arising in connection with this Agreement; provided, however, the foregoing shall not apply to each Party’s indemnification obligations for liabilities to third parties to the extent set forth in Article VI.

Section 9.2 Public Announcements. From and after the Distribution Date, each of Acquiror and Radio, on the one hand, and CBS, on the other hand, shall consult with the other Party before issuing, and give the other Party the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, the Merger Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) as otherwise set forth in this Agreement; (c) as relates to the reporting by CBS of financial information for periods prior to the Distribution Date or (d) as is substantially consistent with information contained in prior public statements made in accordance with this Section 9.2.

Section 9.3 Further Assurances. Each Party agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by Law, or as may be required to carry out the intent and purposes of this Agreement, the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby. On or prior to the Distribution Date, CBS and Radio shall take all actions as may be necessary to approve the stock-based employee benefit plans of Radio in order to satisfy the requirement of Rule 16b-3 under the Exchange Act. Prior to the Distribution Date, if one or more of the Parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement, the Merger Agreement or any other Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

Section 9.4 Expenses. Except as otherwise provided in this Agreement, the Merger Agreement or the Ancillary Agreements, each Party will be responsible for the fees and expenses of such Party.

Section 9.5 Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Party against which such waiver is to be asserted; provided that in the event Radio or any member of the Radio Group is the Party against whom such a waiver is asserted, such waiver must be signed by the authorized representative of Acquiror. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party against whom the existence of such waiver is asserted.

Section 9.6 Remedies. Each of CBS, on the one hand, and Acquiror and Radio, on the other hand, acknowledges and agrees that under certain circumstances the breach by CBS or any of its Affiliates, on the one hand, or Acquiror and Radio or any of their Affiliates, on the other hand, of a term or provision of this Agreement will materially and irreparably harm the other Party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting Party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement. For the avoidance of doubt, Acquiror shall, during the term of this Agreement, have the right to enforce specifically the obligations of CBS and Radio set forth herein. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 9.7 Performance. Each of the Parties shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

Section 9.8 Successors and Assignment. Except for any assignment by CBS, Radio or Acquiror to its successor (whether by operation of law or otherwise), this Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the express written consent of the other Party (which consent may be granted or withheld in such Party’s sole discretion). Subject to the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. For the purposes of this Agreement, a “successor” shall include any entity that is a legal successor to either Party as a result of a sale or acquisition of such Party, whether by merger, consolidation, reorganization, recapitalization or sale of all or substantially all of such Party’s assets or stock.

Section 9.9 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.9):

If to CBS:

CBS Corporation
51 West 52nd Street
New York, NY 10019
Fax:	212-975-4215
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax:	(212) 403-2000
Attention:	David E. Shapiro, Esq.
Marshall P. Shaffer, Esq.

If to Radio, prior to the Effective Time:

CBS Corporation
51 West 52nd Street
New York, NY 10019
Fax:	212-975-4215
Attention:	General Counsel

with copies to (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax:	(212) 403-2000
Attention:	David E. Shapiro, Esq.
Marshall P. Shaffer, Esq.

Entercom Communications Corp.
401 E. City Avenue, Suite 809
Bala Cynwyd, PA 19004
Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV, Senior Vice President and General Counsel

Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Fax:	(312) 993-9767
Attention:	Zachary A. Judd
Mark D. Gerstein

If to Radio, after to the Effective Time:

Entercom Communications Corp.
401 E. City Avenue, Suite 809
Bala Cynwyd, PA 19004
Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV, Senior Vice President and General Counsel

Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Fax:	(312) 993-9767
Attention:	Zachary A. Judd
Mark D. Gerstein

Section 9.10 Severability. If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.11 Entire Agreement. This Agreement, together with the documents referenced herein (including the Merger Agreement and any Ancillary Agreements) constitute the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of a conflict between the terms of this Agreement and any matters specifically and expressly governed by the Merger Agreement or one of the Ancillary Agreements, the terms of the Merger Agreement or such Ancillary Agreement, as applicable, shall govern. Except as provided herein, this Agreement will not apply to matters relating to Taxes, which shall be exclusively governed by the Tax Matters Agreement.

Section 9.12 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. Acquiror shall be a third party beneficiary of the rights of Radio under this Agreement, including under Sections 3.1(b), 3.4, 3.5, 5.4(a), 9.5, 9.6, 9.14 and Article VI. As of the Effective Time, this Agreement shall be binding on Acquiror and Acquiror shall, as between CBS and Acquiror, be subject to the obligations and restrictions imposed on, and shall be the beneficiary of the rights of, Radio under this Agreement. This Agreement is not made for the benefit of any Person not a Party hereto, and no Person other than the Parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except (i) as contemplated in the preceding sentence and (ii) for the provisions of Article VI with respect to indemnification of Radio Indemnitees, CBS Indemnitees or any other Indemnified Party.

Section 9.13 Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Section 9.14 Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by CBS, Radio and Acquiror.

Section 9.15 Rules of Construction. When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto, unless otherwise defined therein. The definitions and references contained in this Agreement are applicable to the singular as well as the plural forms of such terms and references and to the masculine as well as to the feminine and neuter genders of such terms and references. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. References to dollar amounts are to U.S. dollars, unless otherwise specified. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. For the avoidance of doubt, “consistent with past practice” when used with respect to the members of the Radio Group means the past practice of any members of the Radio Group and the CBS Group with respect the operations of the Radio Group. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Agreement, any provision herein that contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion.

Section 9.16 Termination. This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. If terminated, no Party will have any liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 9.17 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.18 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either CBS, on the one hand, or Radio or Acquiror, on the other hand, or their Affiliates shall have any liability for any obligations or liabilities of CBS, on the one hand, or Radio or Acquiror, on the other hand, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

Section 9.19 Survival of Representations and Covenants.

(a) Except as expressly set forth in the Merger Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement, the Merger Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, will survive each of the Merger, Radio Reorganization and the Final Distribution and will remain in full force and effect.

(b) CBS agrees that (i) the representations and warranties set forth in the first two sentences of Section 5.18 of the Merger Agreement are incorporated herein by reference, and (ii) notwithstanding anything to the contrary in the Merger Agreement, such representations and warranties shall survive until the one (1) year anniversary of the Closing Date, and any indemnification claims made pursuant to Section 6.2(a)(iii) shall survive in accordance with the terms of Section 6.2(b).

Section 9.20 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.20.

[Signature Page Follows]

WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized effective on the day and year first above written.

CBS CORPORATION

By:	/s/ Bryon Rubin
Name:	Bryon Rubin
Title:	EVP, Corporate Development and Assistant Treasurer

CBS RADIO INC.

By:	/s/ Bryon Rubin
Name:	Bryon Rubin
Title:	Authorized Signatory

[Signature Page to Separation Agreement]

Annex C-1

February 2, 2017

Board of Directors

Entercom Communications Corp

401 City Avenue

Suite 809

Bala Cynwyd, PA 19004

Members of the Board:

We understand that CBS Corporation (the “Parent”), CBS Radio Inc. (the “Company”), Entercom Communications Corp (the “Acquiror”) and Constitution Merger Sub Corp., a wholly owned subsidiary of the Acquiror (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 1, 2017 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company following the Distributions and the Stock Split (each as defined in the Merger Agreement). Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Acquiror, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at the effective time of the Merger, other than shares held in treasury, will be converted into the right to receive one share (the “Exchange Ratio”) of Class A common stock, par value $0.01 per share, of the Acquiror (the “Acquiror Class A Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Acquiror.

For purposes of the opinion set forth herein, we have:

•	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Acquiror, respectively;

•	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Acquiror, respectively;

•	Reviewed certain financial projections prepared by the management of the Acquiror relating to the Company and the Acquiror, respectively;

•	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Acquiror;

•	Discussed the past and current operations and financial condition and the prospects of the Acquiror, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Acquiror;

•	Discussed the past and current operations and financial condition and the prospects of the Company with executives of the Parent;

•	Reviewed the pro forma impact of the Merger on the Acquiror’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•	Reviewed the reported prices and trading activity for the Acquiror Class A Common Stock;

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•	Compared the financial performance of the Company and the Acquiror and the prices and trading activity of the Acquiror Class A Common Stock with that of certain other publicly-traded companies comparable with the Company and the Acquiror, respectively, and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of the Parent and the Acquiror and their financial and legal advisors;

•	Reviewed the Merger Agreement, the commitment letter from certain lenders dated February 2, 2017 (the “Commitment Letter”) and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Parent, the Company and the Acquiror, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror of the future financial performance of the Company and the Acquiror. At the Acquiror’s direction, our analysis relating to the business and financial prospects of the Company and the Acquiror for purposes of this opinion has been made on the basis of the financial projections. We have been advised by the Acquiror, and have assumed, with the Acquiror’s consent, that the financial projections are reasonable bases upon which to evaluate the business and financial prospects of the Company and the Acquiror, respectively. We express no view as to the financial projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, that the Acquiror and the Company will obtain financing in accordance with the terms set forth in the Commitment Letter, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the managements of the Company and the Acquiror of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Acquiror; (iii) their ability to retain key employees of the Company and the Acquiror, respectively and (iv) the validity of, and risks associated with, the Company and the Acquiror’s existing and future technologies, intellectual property, products, services and business models. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Acquiror. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the Acquiror and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Acquiror to enter into the Merger Agreement. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley also expresses no opinion as to the relative fairness of any portion of the consideration to holders of any series of common or preferred stock of the Acquiror. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Acquiror, the Parent and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the

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amount or nature of the compensation to any of the Parent’s or Company’s officers, directors or employees, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Acquiror or any other entity or business, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Acquiror in connection with this transaction and will receive a fee for our services, (i) a substantial portion of which is contingent upon the closing of the Merger and the consummation of the transactions contemplated by the Merger Agreement and, (ii) a portion of which is contingent upon the rendering of this financial opinion. In addition, at the Acquiror’s request, we anticipate that we and certain of our affiliates will arrange and/or provide certain financings or refinancings to the Company and the Acquiror in connection with the Merger for which we would receive customary compensation from the Company and the Acquiror. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Parent and have received fees in connection with such services of between $1 and $2 million and have provided financing services for the Acquiror and have received fees in connection with such services of less than $1 million. Morgan Stanley may also seek to provide financial advisory and financing services to the Acquiror and the Parent and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Acquiror, the Parent, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Acquiror and may not be used for any other purpose or disclosed without our prior written consent, except as provided in Morgan Stanley’s engagement letter with Acquiror and that a copy of this opinion may be included in its entirety in any filing the Acquiror is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Acquiror Class A Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Acquiror should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Acquiror.

Very truly yours,

MORGAN STANLEY & CO. LLC

By: /s/ Christopher Bartlett

Christopher Bartlett

Managing Director

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Annex C-2 Centerview Partners LLC 31 West 52nd Street New York, NY 10019 February 2, 2017
The Board of Directors Entercom Communications Corp. 401 City Avenue Suite 809 Bala Cynwyd, PA 19004

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Entercom Communications Corp., a Pennsylvania corporation (“Entercom”), of the Exchange Ratio (as defined below) provided for pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Merger Agreement”) by and among CBS Corporation (“CBS”), CBS Radio Inc., a Delaware corporation and indirect wholly owned subsidiary of CBS (“Radio”), Entercom, and Constitution Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Entercom (“Merger Sub”). The Merger Agreement provides that Merger Sub will be merged with and into Radio (the “Merger”), as a result of which Radio will become a wholly owned subsidiary of Entercom and each issued and outstanding share of common stock, par value $0.01 per share (the “Radio Common Stock”) immediately prior to the effective time of the Merger (other than shares held by Radio as treasury stock) will be converted into the right to receive 1.000 (the “Exchange Ratio”) share of Class A common stock, par value $0.01 per share (the “Entercom Class A Common Stock”). The Exchange Ratio is subject to certain adjustments (as to which we express no opinion) as set forth more fully in the Merger Agreement.

Prior to the effective time of the Merger, pursuant to a Master Separation Agreement proposed to be entered into between CBS and Radio (the “Separation Agreement” and, together with the Merger Agreement and the Side Letter (as defined in the Merger Agreement), the “Agreements”):

•	certain subsidiaries of CBS will consummate a series of distributions (the “Internal Distributions”) of all of the outstanding equity of Radio that will result in Radio being a direct wholly owned subsidiary of CBS, and Radio will effect a stock split (together with the Internal Distributions, the “Radio Reorganization”), in each case on the terms and subject to the conditions set forth in the Merger Agreement and the Separation Agreement;

•	CBS will consummate an offer to exchange (the “Exchange Offer”) all of the outstanding shares of Radio Common Stock for shares of Class B Common Stock of CBS, par value $0.001 per share (the “CBS Class B Common Stock”) then outstanding on the terms and subject to the conditions set forth in the Merger Agreement and the Separation Agreement; and

•	in the event that holders of CBS Class B Common Stock subscribe for less than all of the shares of Radio Common Stock in the Exchange Offer, CBS will distribute the remaining outstanding shares of Radio Common Stock on a pro rata basis to holders of CBS Class B Common Stock and Class A Common Stock of CBS, par value $0.001 per share (the “CBS Class A Common Stock” and together with the CBS Class B Common Stock, the “CBS Common Stock”) whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer, so that CBS will be treated for U.S. federal income tax purposes as having distributed all of the Radio Common Stock to its stockholders (the “Clean-Up Spin-Off”), considering, for the purposes of calculating the pro rata distribution of Radio Common Stock pursuant to any Clean-Up Spin-Off, the CBS Class A Common Stock and CBS Class B Common Stock as a single class (collectively, the “Final Distribution” and together with the Internal Distributions, the “Distributions”), in each case on the terms and subject to the conditions set forth in the Merger Agreement and the Separation Agreement.

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The Merger, the Radio Reorganization, the Exchange Offer and the Distributions, collectively with the other transactions contemplated by the Merger Agreement are referred to herein as the “Transaction.” The summary of the Transaction set forth above is qualified in its entirety by the terms of the Agreements. The terms and conditions of the Transaction are more fully set forth in the Agreements.

We have acted as financial advisor to the Board of Directors of Entercom in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, all of which is payable upon the rendering of this opinion. In addition, Entercom has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not (except for our current engagement) been engaged to provide financial advisory or other services to Entercom, and we have not received any compensation from Entercom during such period. In the past two years, we have not been engaged to provide financial advisory or other services to CBS or Radio, and we have not received any compensation from CBS or Radio during such period. We may provide financial advisory and other services to or with respect to Entercom, CBS or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Entercom, CBS or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) drafts of the Agreements, each dated February 1, 2017 (the “Draft Agreements”); (ii) Annual Reports on Form 10-K of Entercom for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 and Annual Reports on Form 10-K of CBS for the years ended years ended December 31, 2015, December 31, 2014 and December 31, 2013; (iii) Registration Statement on Form S-1 of Radio and amendments thereto filed prior to the date of this opinion; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Entercom and CBS; (v) certain publicly available research analyst reports for Entercom and CBS; (vi) certain other communications from Entercom and CBS to their respective stockholders; (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Entercom, including certain financial forecasts, analyses and projections relating to Entercom prepared by management of Entercom and furnished to us by Entercom for purposes of our analysis (the “Entercom Forecasts”) (collectively, the “Entercom Internal Data”); (viii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Radio prepared by management of CBS and Radio and made available to us by Entercom for purposes of our analysis (collectively, the “Radio Internal Data”); (ix) certain financial forecasts, analyses and projections relating to Radio prepared by management of Entercom and furnished to us by Entercom for purposes of our analysis (the “Radio Forecasts”) and (x) and certain tax and other cost savings and operating synergies projected by the management of Entercom to result from the Transaction furnished to us by Entercom for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of Entercom, CBS and Radio regarding their assessment of Entercom Internal Data, the Radio Internal Data, the Radio Forecasts and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for certain companies, the securities of which are publicly traded, in lines of business that we deemed relevant, and compared that data with similar data for Entercom and Radio. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

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We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Entercom Internal Data (including, without limitation, the Entercom Forecasts), the Radio Forecasts and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Entercom as to the matters covered thereby and that the Radio Internal Data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CBS and Radio as to the matters covered thereby, and we have relied, at your direction, on the Entercom Internal Data (including, without limitation, the Entercom Forecasts), the Radio Internal Data, the Radio Forecasts and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Entercom Internal Data (including, without limitation, the Entercom Forecasts), the Radio Internal Data, and the Radio Forecasts, the Synergies or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Entercom, CBS, Radio or any other person, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Entercom, CBS, Radio or any other person. We have assumed, at your direction, that (i) the final executed Agreements will not differ in any respect material to our analysis or this opinion from the Draft Agreements reviewed by us, (ii) the representations and warranties made by the parties in the Agreements and related agreements are and will be true and correct in all respects material to our analysis and this opinion, (iii) there will be no Exchange Ratio, working capital or other adjustments or payments by any party pursuant to any indemnification or similar obligations under the Agreements, in each case that are material to our analysis or this opinion and (iv) the debt financing to be incurred by Radio in connection with the Transaction will be obtained on terms no less favorable to Entercom and Radio than the terms set forth in the January 29, 2017, draft Radio Commitment Letter (as defined in the Merger Agreement). We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreements and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not evaluated and do not express any opinion as to the solvency or fair value of Entercom, CBS, Radio or any other person, or the ability of Entercom, CBS, Radio or any other person to pay its respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, Entercom’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Entercom or in which Entercom might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Entercom of the Exchange Ratio provided for pursuant to the Merger Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreements or the Transaction, including, without limitation, the structure or form of the Transaction, the Radio Reorganization, the Exchange Offer or the Distributions, or any other agreements or arrangements contemplated by the Agreements or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Entercom or any other party. We express no opinion as to the relative fairness

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of any portion of the consideration to holders of any series of common or preferred stock of Entercom. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Entercom or any party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Merger Agreement or otherwise. Our opinion, as expressed herein, relates to the relative values of Entercom and Radio. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Shares actually will be when issued pursuant to the Transaction or the prices at which Entercom Class A Common Stock (or other securities of Radio, CBS, Entercom or any other entity) will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of Entercom or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Entercom (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to Entercom.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

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Annex D

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ENTERCOM COMMUNICATIONS CORP.

(A Pennsylvania Corporation)

The Articles of Incorporation of Entercom Communications Corp. are hereby amended and restated in their entirety to read as follows:

FIRST: Corporate Name. The name of the corporation is Entercom Communications Corp. (hereinafter referred to as the “Corporation”).

SECOND: Registered Office. The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 401 City Avenue, Suite 409, Bala Cynwyd, Pennsylvania 19004.

THIRD: Original Incorporation. The Corporation was incorporated under the provisions of the Business Corporation Law, Act of May 5, 1933, as amended. The date of its incorporation is on October 21, 1968.

FOURTH: Method of Adoption. These Amended and Restated Articles of Incorporation were duly adopted by vote of the shareholders in accordance with Sections 1914 and 1915 of the Pennsylvania Business Corporation Law of 1988, as amended (the “Pennsylvania BCL”).

FIFTH: Corporate Purposes. The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the Pennsylvania BCL.

SIXTH: Corporate Existence. The term of existence of the Corporation is perpetual.

SEVENTH: Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is 350,000,000 shares, par value of one cent ($.01) per share, consisting of:

(a)	200,000,000 shares of Class A Common Stock (the “Class A Common Stock”);

(b)	75,000,000 shares of Class B Common Stock (the “Class B Common Stock”);

(c)	50,000,000 shares of Class C Common Stock (the “Class C Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and

(d)	25,000,000 shares of Preferred Stock.

EIGHTH: Reclassification. Upon these Amended and Restated Articles of Incorporation becoming effective with the Pennsylvania Secretary of State:

(a)	each share of the common stock, par value $.05, whether voting or non voting, of the Corporation (the “Existing Common Stock”), held by record by any shareholder other than the Management Shareholders (as hereinafter defined) and issued and outstanding immediately prior to such filing shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent one validly issued, fully paid and non-assessable share of Class A Common Stock; and

(b)	each share of the Existing Common Stock held of record by the Management Shareholders and issued and outstanding immediately prior to such filing shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent one validly issued, fully paid and non-assessable share of Class B Common Stock.

Each certificate representing shares of Existing Common Stock shall thereafter represent that number of shares of either Class A Common Stock or Class B Common Stock, as determined in the previous sentences. Each Person holding of record a stock certificate or certificates representing shares of Existing Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Class A Common Stock or Class B Common Stock, as the case may be, to which such Person is entitled.

NINTH: Preferred Stock. The Board of Directors may authorize the issuance from time to time of Preferred Shares in one or more classes or series and with designations, voting rights, preferences, and special rights, if any, as the Board of Directors may fix by resolution.

TENTH: Rights of Common Stock. The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock are as follows:

(a)	General. Except as otherwise provided herein or as otherwise provided by applicable law, all shares of Common Stock shall have identical rights and privileges in every respect and shall be treated identically in all respects.

(b)	Dividends. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably, on a share-for-share basis as if all shares were of a single class, in such dividends, whether in cash, stock or otherwise, as may be declared by the Board of Directors from time to time out of funds of the Corporation legally available therefor; provided, however, that any dividends payable in shares of Common Stock (or payable in rights to subscribe for or purchase shares of Common Stock or securities or indebtedness convertible into or exchangeable for shares of Common Stock) shall be declared and paid at the same rate on each class of Common Stock and only:

(i)	in shares of Class A Common Stock (or rights to subscribe for or to purchase shares of Class A Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class A Common Stock) to holders of Class A Common Stock;

(ii)	in shares of Class B Common Stock (or rights to subscribe for or to purchase shares of Class B Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class B Common Stock) to holders of Class B Common Stock; and

(iii)	in shares of Class C Common Stock (or rights to subscribe for or to purchase shares of Class C Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class C Common Stock) to holders of Class C Common Stock.

(c)	Voting.

(i)	Class A and Class B. The holders of Class A Common Stock and Class B Common Stock shall vote together as a single class with respect to all matters submitted to a vote of shareholders with each such holder having the number of votes specified in subparagraph (ii) below, except:

(A)	with respect to the election of directors which shall be governed by subparagraphs (iii) and (iv) below;

(B)	with respect to any Going Private Transaction (as hereinafter defined), which shall be governed by subparagraph (v) below; and

(C)	as otherwise provided by law.

(ii)	Class A and Class B Votes Per Share. The Class A Common Stock shall entitle the holders thereof to one (1) vote per share. The Class B Common Stock shall entitle the holders thereof to ten (10) votes per share at such times as the shares are voted by a Management Shareholder in his own right in person or by proxy or pursuant to a Qualified Voting Agreement; at all other times the holders of Class B Common Stock shall be entitled to one vote per share.

(iii)	Election of Directors. The holders of Class A Common Stock and Class B Common Stock, voting as a single class, shall have the right to vote on the election or removal of all directors of the Corporation (other than the Class A Directors elected pursuant to subparagraph (iv) below and the directors, if any, who may be elected by the holders of any class or series of Preferred Stock) with each share of Class A Common Stock and each share of Class B Common Stock entitling the holder thereof to the number of votes specified in subparagraph (ii) above.

(iv)	Election of Class A Directors. The Board of Directors shall appoint the initial Class A Directors. Commencing with the first annual meeting of shareholders after completion of an IPO, the holders of Class A Common Stock shall be entitled by class vote, exclusive of all other shareholders, to elect two directors of the Corporation (the “Class A Directors”) with each share of Class A Common Stock entitling the holder thereof to one (1) vote per share; provided, each director elected pursuant to this subparagraph must be an Independent Director (as hereinafter defined).

(v)	Going Private Transactions. With respect to a vote on a Going Private Transaction in which the Management Shareholders will remain shareholders after such transaction, the holders of Class A Common Stock and Class B Common Stock shall vote as a single class, with each share of Class A Common Stock and Class B Common Stock entitled to one vote.

(vi)	Class C. The Class C Common Stock shall not be entitled to vote, except as required by law.

(d)	Conversion of Class A Common Stock by a Regulated Entity. The shares of Class A Common Stock shall be convertible in whole or in part at any time only by a Regulated Entity (as hereinafter defined) at the option of such holder or holders, into an equal number of fully paid and non-assessable shares of Class C Common Stock, for no additional consideration. Such right shall be exercised by delivering to the office of the Corporation, or the transfer agent, (A) the certificate or certificates representing the shares of Class A Common Stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, (B) written notice to the Corporation stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Class C Common Stock issued upon such conversion is to be issued, and (C) evidence satisfactory to the Corporation that the holder of the Class A Common Stock is a Regulated Entity. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on the books of the Corporation. The Corporation shall deliver, or cause the transfer agent to deliver, a certificate or certificates for the Class C Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Corporation.

(e)	Conversion of Class B Common Stock.

(i)	Voluntary Conversion of Class B Common Stock. Subject to any necessary approval of the FCC (as hereinafter defined), the shares of Class B Common Stock shall be convertible in whole or in part at any time at the option of the holder or holders thereof, into an equal number of fully paid and non-assessable shares of Class A Common Stock, for no additional consideration. Such right shall be exercised by delivering to the office of the Corporation (A) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (B) written notice to the Corporation stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Class A Common Stock issued upon such conversion is to be issued. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on the books of the Corporation; provided, however, that to the extent a conversion shall require the approval of the FCC, the conversion shall become effective at the time and date as the order of the FCC approving such event shall become a Final Order (as hereinafter defined). The Corporation shall cause the transfer agent to deliver a certificate or certificates for the Class A Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Corporation.

(ii)	Automatic Conversion of Class B Common Stock. Except for a transfer pursuant to subsection (f) of this Article TENTH, each share of Class B Common Stock shall convert automatically into one fully paid and non-assessable share of Class A Common Stock for no additional consideration upon any sale, assignment, gift, bequest, appointment or other transfer, voluntary or involuntary, subject to any necessary approval of the FCC (an “Event of Automatic Conversion”). Promptly upon the occurrence of an Event of Automatic Conversion, the holder of the shares of Class B Common Stock being converted shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, at the office of the Corporation. The conversion of the shares of Class B Common Stock subject to the Event of Automatic Conversion shall be the date as of which the conversion is recorded on the books of the Corporation. The Corporation shall cause the transfer agent to deliver a certificate or certificates for the Class A Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Corporation.

The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the recording of shares of Class B Common Stock on the Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any Person is the beneficial owner of shares of Class B Common Stock or is a Class B Permitted Transferee. The good faith determination by the Secretary of the Corporation that an Event of Automatic Conversion has occurred shall be final and binding as to the holder of the shares in question for purposes of determining the holders right to vote such shares.

(f)	Transfer of Class B Common Stock. No Person holding shares of Class B Common Stock of record may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, as Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except (i) to a Management Shareholder, or (ii) to a Permitted Class B Transferee (as hereinafter defined). Upon any attempted transfer of shares of Class B Common Stock not permitted hereunder such shares shall be automatically converted into Class A Common Stock as provided by subsection (e)(ii) of this Article TENTH.

(g)	Pledges of Class B Common Stock. Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Article TENTH. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Class B Transferee or shall be converted into shares of Class A Common Stock.

(h)

Conversion of Class C Common Stock. Subject to any necessary approval of the FCC, the shares of Class C Common Stock shall be convertible in whole or in part at any time at the option of the holder or holders thereof into an equal number of fully paid and non-assessable shares of Class A Common Stock, for no additional consideration; provided, that, if as a result of such conversion, a Regulated Entity would own more than 4.99% (or such higher percentage as is permitted by the Bank Holding Company Act of 1956, as amended (the “BHC Act”)) of the shares of Class A Common Stock then outstanding, such conversion shall be permitted with respect to such excess only to the extent that (A) such conversion shall occur in connection with (i) a widely distributed public offering of Class A Common Stock, and/or (ii) a transfer pursuant to Rule 144 under the Securities Act or any similar rule then in force pursuant to which no purchaser or group of related purchasers acquires more than two percent (2%) of the Class A Common Stock, and/or (B) such Regulated Entity shall sell or transfer such excess shares of Class A Common Stock in a transfer to the Corporation, or in a transfer permitted pursuant to the BHC Act. Such right shall be exercised by delivery to the office of the Corporation (A) the certificate or certificates representing the shares of Class C Common Stock, to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (B) written notice to the Corporation stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Class A Common Stock issued upon such conversion is to be issued. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on the books of the Corporation. The Corporation shall cause the transfer agent to deliver a certificate or certificates for the Class A Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Corporation.

(i)	Transfer of Class C Common Stock. No Person that is a Regulated Entity holding shares of Class C Common Stock of record may transfer, and the Corporation shall not register the transfer of, such shares of Class C Common Stock, as Class C Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except only under the following circumstances: (i) in a widely distributed public offering of Class C Common Stock; (ii) in a transfer pursuant to Rule 144 under the Securities Act of 1933 or any similar rule then in force pursuant to which no purchaser or group of related purchasers acquires more than two percent (2%) of the Class A Common Stock; (iii) in a transfer to the Corporation; (iv) in a transfer to an Affiliate of such holder; (v) in a transfer to a Regulated Entity; or (vi) in a transfer otherwise permitted under the BHC Act.

(j)	Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversions provided for herein, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversions provided for herein and shall take all such corporate action as may be necessary to assure that such shares of Class A Common Stock shall be validly issued, fully paid and non-assessable upon conversion of all of the outstanding shares of Class B Common Stock and Class C Common Stock, as applicable; moreover, if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversions provided for herein, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

(k)	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after all creditors of the Corporation shall have been paid in full and after payment of all sums payable in respect of Preferred Stock, if any, the holders of the Common Stock shall share ratably on a share-for-share basis in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation. For the purposes of this paragraph (k), neither the merger nor the consolidation of the Corporation into or with another entity or the merger or consolidation of any other entity into or with the Corporation, or the sale, transfer, or other disposition of all or substantially all the assets of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation.

(l)	Reissue of Shares. Shares of Class B Common Stock that are converted into shares of Class A Common Stock, as provided herein, shall be retired and canceled and shall not be reissued.

(m)	Dividends on Converted Shares. Any dividends declared and not paid on shares of Common Stock prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment, notwithstanding such conversion; provided, however, that such holder or holders shall not be entitled to receive the corresponding dividends declared but not paid on the shares of Common Stock issuable upon such conversion.

(n)	Street Name. Shares of Class B Common Stock and Class C Common Stock shall be registered in the names of the beneficial owners thereof and not in “street” or “nominee” name. For this purpose “beneficial owner” shall mean any Person who, or entity which, possesses the power, singly or jointly, to direct the disposition of such shares.

ELEVENTH: Definitions. Capitalized terms used in these Amended and Restated Articles of Incorporation and not otherwise defined are used with the meanings set forth below.

“Affiliate” shall have the same meaning as such term has under Rule 12b-2 of the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“FCC” shall mean the Federal Communications Commission, or any successor agency.

“Going Private Transaction” shall mean any transaction that is a “Rule 13e-3 transaction,” as such term is defined in Rule 13e-3(a)(3) promulgated under the Exchange Act; provided, however, that the term “affiliate” as used in Rule 13e-3(a)(3)(i) shall be deemed to include an Affiliate, as defined in these Amended and Restated Articles of Incorporation.

“Independent Director” shall mean a Person who is not an officer or employee of the Corporation or its subsidiaries or a “family member” of any of the foregoing, and who does not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For purposes of this definition, “family member” shall mean a spouse, sibling, child, parent, brother-in-law, sister-in-law, mother-in-law or father-in-law.

“IPO” shall mean a firm commitment underwritten initial public offering of Class A Common Stock for cash pursuant to a registration statement under the Securities Act of 1933 where the aggregate proceeds to the Company (prior to deducting any underwriters’ discounts and commissions from such offering) exceed $10 million.

“Management Shareholder” shall mean Joseph M. Field or David J. Field.

“Pennsylvania BCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“Permitted Class B Transferee” A “Permitted Class B Transferee” shall mean:

(i)	A Management Shareholder, the spouse or lineal descendant of a Management Shareholder and any spouse of such lineal descendant;

(ii)	The trustee of a trust (including a voting trust) principally for the benefit of one or more of the Persons described in (i) above;

(iii)	The estate of any of the Persons described in (i) above.

(iv)	For purposes of the definition of Permitted Class B Transferee:

(A)	The relationship of any Person that is derived by or through legal adoption shall be treated the same as if such relationship were a natural one.

(B)	Ownership in the form of joint tenancy by a Permitted Class B Transferee shall be considered ownership by the Permitted Class B Transferee provided that the terms of such joint tenancy includes a right of survivorship. Upon the death of a Permitted Class B Transferee, at least one of the surviving joint tenants must independently qualify as a Permitted Class B Transferee or there will be an Event of Automatic Conversion.

(C)	A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered to be held by a Class B Holder for so long as the Person entitled to vote the shares under applicable laws independently qualifies as a Permitted Class B Transferee or there will be an Event of Automatic Conversion.

“Person” shall mean any natural person, partnership (limited or general), association, corporation, limited liability company, joint venture or other legal entity.

“Qualified Voting Agreement” shall mean any proxy, voting agreement, voting trust or similar document, instrument or agreement pursuant to which a Management Shareholder generally controls the vote of the shares of Class B Common Stock held by a Management Shareholder or held by a Permitted Class B Transferee which shares are subject to such Qualified Voting Agreement (the “Qualified Voting Shares”),regardless of whether the beneficial owner of the Qualified Voting Shares reserves or is granted a limited right to vote the Qualified Voting Shares in certain circumstances or retains the right to revoke such right and/or to reinstate such right at any time or from time to time. A good faith determination by the Board of Directors as to whether a proxy, voting agreement, voting trust or similar document, instrument or agreement constitutes a Qualified Voting Agreement shall be conclusive and binding on all shareholders.

“Regulated Entity” means (i) any entity that is a “bank holding company” (as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”)) or any non-bank subsidiary of such an entity and (ii) any entity that, pursuant to Section 8(a) of the International Banking Act of 1978, as amended, is subject to the provisions of the BHC Act or any non-bank subsidiary of such an entity.

TWELFTH: General.

(a)	Issuance of Shares. Subject to the foregoing provisions of these Amended and Restated Articles of Incorporation, the Corporation may issue shares of its Class A Common Stock, Class C Common Stock or Preferred Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing provisions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid capital stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(b)	Rights and Options. The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation except Class B Common Stock, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors or otherwise provided in a plan relating to the issuance of such rights and options which has been approved by the Board of Directors. The Board of Directors or a committee of the Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

THIRTEENTH: Board of Directors.

(a)	The number of directors of the Corporation and the procedures to elect directors, to remove directors, and to fill vacancies in the Board of Directors shall be as stated in the Corporation’s By-Laws.

(b)	The directors of the Corporation shall be classified, in respect of the time for which they severally hold office, into three classes, as nearly equal in number as possible, as follows:

(i)	One class of directors shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 2018. At that meeting, the successors to this class of directors shall be elected to hold office for a term of three year and until their successors are elected and qualified.

(ii)	One class of directors shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 2019. At that meeting, the successors to this class of directors shall be elected to hold office for a term of three year and until their successors are elected and qualified.

(iii)	One class of directors shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 2020. At that meeting, the successors to this class of directors shall be elected to hold office for a term of three year and until their successors are elected and qualified.

(iv)	One Class A Director shall be assigned to the class of directors to be elected at the annual meeting in 2018, and one Class A Director shall be assigned to the class of directors to be elected at the annual meeting in 2019.

(v)	If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of authorized directors shorten the term of any incumbent director.

(c)	The holders of the outstanding Class A Common Stock at the time shall have the right to remove either or both of the Class A Directors at any annual meeting of the shareholders of the Corporation and to elect their successors at the same meeting in the manner provided in the bylaws.

FOURTEENTH: No Cumulative Voting. The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

FIFTEENTH: The following provisions are included for the purposes of ensuring that the ownership of the Corporation’s capital stock by certain holders of those shares will not result in a violation of the Federal Communications Laws.

(a)	Definitions. The following terms as used in this Article FIFTEENTH shall have the meanings set forth below.

(i)	“Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section (d) of this Article FIFTEENTH; provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such stockholder.

(ii)	“FCC Regulatory Limitation” shall have the meaning set forth in Section (b) of this Article FIFTEENTH.

(iii)	“Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended, and regulations thereunder, pertaining to the ownership and/or operation, or regulating the business activities, of (x) any broadcast television or radio station, daily newspaper, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

(iv)	“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to Section (d) of this Article FIFTEENTH.

(v)	“Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section (d) of this Article FIFTEENTH, at least equal to the Fair Market Value of the shares to be redeemed pursuant to such Section (d) (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(b)	Restrictions on Stock Ownership or Conversion. The Corporation may restrict the ownership, proposed ownership, or conversion of shares of capital stock of the Corporation by any Person if such ownership, proposed ownership or conversion, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other Person, and whether by reason of a change in such Person’s ownership, a change in the number of shares outstanding or in any class, or for any other reason: (i) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws, (ii) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws, or (iii) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership, proposed ownership or conversion (each of clauses (i), (ii) and (iii) of this Section (b), an “FCC Regulatory Limitation”).

(c)	Requests for Information. If the Corporation believes that the ownership, proposed ownership, or conversion of shares of capital stock of the Corporation by any Person (a) may result in an FCC Regulatory Limitation, or (b) may subject the Corporation to reporting requirements regarding such Person, such Person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, other ownership interests and affiliations) as the Corporation shall request.

(d)	Denial of Rights, Refusal to Transfer, Redemption. If (i) any Person from whom information is requested pursuant to Section (c) of this Article FIFTEENTH does not provide all the information requested by the Corporation completely, accurately and in a timely manner, or (ii) the Corporation concludes that a Person’s ownership, proposed ownership or conversion of, or that a Person’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (i) or clause (ii) of this Section (d), the Corporation may (A) refuse to permit the transfer or conversion of shares of capital stock of the Corporation to such proposed stockholder, (B) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (C) require the conversion of any or all shares of capital stock held by such stockholder into shares of any other class of capital stock in the Corporation of equivalent economic but not voting rights, (D) require the exchange of any or all shares of capital stock held by such stockholder for warrants to acquire, at a nominal exercise price, the same number and class of shares of capital stock in the Corporation, the exercise of such warrants to be subject to compliance with the Federal Communications Laws and to be conditioned upon the absence of an FCC Regulatory Limitation, (E) condition the acquisition (including due to conversion) of such shares of capital stock on the prior consent of the FCC, (F) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section (d), and/or (G) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer or suspension of rights pursuant to clauses (A) and (B), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (F) of this Section (d) shall be as follows:

(1)	the redemption price of any shares to be redeemed pursuant to this Section (d) shall be equal to the Fair Market Value of such shares;

(2)	the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(3)	if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(4)	at least 15 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(5)	from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(6)	such other terms and conditions as the Board of Directors shall determine.

The Corporation may, but is not required to, take any action permitted under this Article FIFTEENTH; and the grant of specific powers to the Corporation under this Article FIFTEENTH shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

(e)	Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article FIFTEENTH and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

(f)	Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of this Article FIFTEENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions. In the event this Article FIFTEENTH permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any). All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other Persons for all other purposes of this Article FIFTEENTH. The Board of Directors may delegate all or any portion of its powers under this Article FIFTEENTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article FIFTEENTH through duly authorized officers or agents of the Corporation. Nothing in this Article FIFTEENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(g)	Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any Person pursuant to this Article FIFTEENTH (including, without limitation, Section (c) of this Article FIFTEENTH) and the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the principal accounting officer of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making any determinations and findings contemplated by this Article FIFTEENTH. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of stock of the Corporation owned by any stockholder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), or on any other information upon which the Corporation may rely under the Federal Communications Laws, as of any date, subject to its actual knowledge of the ownership of shares of stock of the Corporation.

(h)	Severability. If any provision of this Article FIFTEENTH or the application of any such provision to any Person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article FIFTEENTH or the application of such provision to any other Person.

SIXTEENTH: Indemnification. The Corporation shall indemnify any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Pennsylvania BCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article SIXTEENTH is in effect. Any repeal or amendment of this Article SIXTEENTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article SIXTEENTH. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Pennsylvania BCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Pennsylvania BCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation including its Board of Directors or any committee thereof, independent legal counsel, or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any Person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article SIXTEENTH shall extend to proceedings involving the negligence of such Person.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

SEVENTEENTH: Personal Liability of Directors and Officers.

(a)

Directors. A director of the Corporation shall not be personally liable, as such, to the Corporation or its shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under these Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

(b)	Officers. An officer of the Corporation shall not be personally liable, as such, to the Corporation or its shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements) for any action taken, or any failure to take any action, unless the officer has breached or failed to perform the duties of his or her office under these Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

EIGHTEENTH: Powers of the Board of Directors. All of the power of the Corporation, insofar as it may be lawfully vested by these Amended and Restated Articles of Incorporation in the Board of Directors, is hereby conferred upon the Board of Directors of the Corporation.

NINETEENTH: Special Meetings. Special meetings of the shareholders may only be called by the Chairman or Chief Executive Officer of the Corporation or by resolution of the Board of Directors; provided, however, that if there are two vacancies in the offices for the Class A Directors, then the holders of 50% of the Class A Common Stock outstanding shall have the right to call a special meeting of shareholders for the purpose of electing Class A Directors to fill such vacancies.

TWENTIETH: Any or all shares of each class and series may be certificated or uncertificated, except as may be expressly provided in the terms of any class or series. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

TWENTYFIRST: Applicability of Pennsylvania’s Antitakeover Provisions.

(a)	The Control Transaction Provisions contained in Sections 2541 to 2548 of the Pennsylvania Business Corporation Law of 1988, as it may be amended shall not be applicable to the Corporation.

(b)	The Business Combination provisions contained in Sections 2551 to 2556 of the Pennsylvania Business Corporation Law of 1988, as it may be amended shall not be applicable to the Corporation.